As filed with the Securities and Exchange Commission on October 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CIM REAL ESTATE FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	27-3148022
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

(602) 778-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S. Ressler

Chairman of the Board of Directors, Chief Executive Officer and President

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

(602) 778-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East 21st Floor Los Angeles, California 90067 (310) 712-6600	Lauren B. Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 (404) 504-7744	John T. Haggerty, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended:

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	45,620,919	$7.31	$333,488,918	$36,383.64

(1)

Represents the estimated maximum number of shares of CIM Real Estate Finance Trust, Inc. common stock, $0.01 par value per share (“CMFT Common Stock”), rounded up to the nearest share, to be issued in connection with the merger described herein based on the product of 16,953,147 shares of Cole Credit Property Trust V, Inc. common stock, $0.01 par value per share (“CCPT V Common Stock”), outstanding as of October 1, 2020 multiplied by the exchange ratio of 2.691 shares of CMFT Common Stock for each share of CCPT V Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act based on the book value per share of CMFT Common Stock as of June 30, 2020.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. CIM Real Estate Finance Trust, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 2, 2020

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Cole Credit Property Trust V, Inc.

To the Stockholders of Cole Credit Property Trust V, Inc. (“CCPT V”):

On August 30, 2020, CCPT V, CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), and Thor V Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CCPT V Merger Agreement”) pursuant to which CCPT V will merge with and into Merger Sub (the “CCPT V Merger”), with Merger Sub surviving the CCPT V Merger, such that following the CCPT V Merger, the surviving entity will continue as a wholly owned subsidiary of CMFT. Pursuant to the CCPT V Merger Agreement, at the effective time of the CCPT V Merger, each issued and outstanding share of CCPT V’s Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share (collectively, the “CCPT V Common Stock”), will be converted into the right to receive 2.691 shares of CMFT’s common stock, $0.01 par value per share (“CMFT Common Stock”).

The CCPT V Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of CCPT V’s board of directors (the “CCPT V Special Committee”) and a special committee of CMFT’s board of directors (the “CMFT Special Committee”), each of which was comprised solely of independent directors and each of which engaged separate legal counsel and financial advisors. The boards of directors of each of CCPT V and CMFT, based on the unanimous recommendation of the CCPT V Special Committee and CMFT Special Committee, respectively, each unanimously approved the CCPT V Merger. The obligations of CCPT V and CMFT to effect the CCPT V Merger are subject to the satisfaction or waiver of several conditions set forth in the CCPT V Merger Agreement, as described in this proxy statement/prospectus, including the approval of CCPT V stockholders.

CCPT V will hold a special meeting of its stockholders on [                    ], 2020 (the “CCPT V Special Meeting”) to vote on the CCPT V Merger and the other proposals described in this proxy statement/prospectus. After careful consideration, and following the unanimous recommendation of the CCPT V Special Committee, the CCPT V board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the CCPT V Special Meeting.

No matter the size of your investment in CCPT V, your vote is very important. Whether or not you expect to attend the CCPT V Special Meeting, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this proxy statement/prospectus. This saves CCPT V time and money it would otherwise spend to solicit your vote.

If the CCPT V Merger was consummated on June 30, 2020, the portfolio of the surviving company (the “CCPT V/CMFT Combined Company”) would have a total asset value of approximately $4.7 billion, consisting of 531 properties in 45 states comprised of approximately 21.5 million square feet. On a pro forma basis, the CCPT V/CMFT Combined Company portfolio would have an occupancy rate as of June 30, 2020 of approximately 95.2%.

Concurrently with its entry into the CCPT V Merger Agreement, CMFT entered into separate definitive agreements to acquire Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. The consummation of any of such mergers, including the CCPT V Merger, is not contingent upon the consummation of any other merger. However, if all of such mergers were consummated on June 30, 2020, the portfolio of the surviving company (the “Fully Combined Company”) would have a total asset value of approximately $5.9 billion, consisting of 559 properties in 45 states comprised of approximately 25.8 million square feet. On a pro forma basis, the Fully Combined Company portfolio would have an occupancy rate as of June 30, 2020 of approximately 95.9%.

This proxy statement/prospectus provides you with detailed information about the CCPT V Special Meeting, the CCPT V Merger Agreement, the CCPT V Merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety before voting. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [    ].

Sincerely,

Avraham Shemesh

Chairman of the Board, President and Chief Executive Officer

Cole Credit Property Trust V, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2020, and is first being mailed to CCPT V stockholders on or about [                    ], 2020.

COLE CREDIT PROPERTY TRUST V, INC.

2398 Camelback Road, 4th Floor

Phoenix, Arizona 85016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder of Cole Credit Property Trust V, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “CCPT V Special Meeting”) of Cole Credit Property Trust V, Inc., a Maryland corporation (“CCPT V”), to be held at [        ] a.m. Pacific Time on [                ], 2020. The meeting will be held as a virtual meeting conducted exclusively via live webcast at [            ]. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers about the CCPT V Merger and the CCPT V Special Meeting” beginning on page 1 of this proxy statement/prospectus.

The purpose of the CCPT V Special Meeting is to consider and vote upon the following proposals:

1.

CCPT V Merger Proposal: A proposal to approve the merger of CCPT V with and into a wholly owned subsidiary of CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), pursuant to the Agreement and Plan of Merger, dated as of August 30, 2020, by and among CCPT V, CMFT and Thor V Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), which proposal we refer to as the “CCPT V Merger Proposal.”

2.

CCPT V Charter Amendment Proposal: A proposal to approve the amendment of the charter of CCPT V to remove the provisions related to “Roll-Up Transactions,” which proposal we refer to as the “CCPT V Charter Amendment Proposal.”

3.

Adjournment of the CCPT V Special Meeting: A proposal to approve any adjournments of the CCPT V Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the CCPT V Special Meeting, which proposal we refer to as the “CCPT V Adjournment Proposal.”

THE CCPT V BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Approval of each of the CCPT V Merger Proposal and CCPT V Charter Amendment Proposal is a condition to the consummation of the CCPT V Merger. If either of such proposals is not approved, the CCPT V Merger will not be consummated.

The CCPT V board of directors has fixed the close of business on [                ], 2020 as the record date for the CCPT V Special Meeting. Only the holders of record of shares of CCPT V’s Class A common stock, $0.01 par value per share (the “CCPT V Class A Common Stock”), and holders of record of shares of CCPT V’s Class T common stock, $0.01 par value per share (the “CCPT V Class T Common Stock” and, collectively with the CCPT V Class A Common Stock, the “CCPT V Common Stock”), as of the close of business on [                ], 2020 are entitled to notice of and to vote at the CCPT V Special Meeting and any adjournment or postponement thereof.

This proxy statement/prospectus is dated as of [                ], 2020 and is first being mailed to you on or about [                ], 2020. We urge you to carefully read this proxy statement/prospectus in its entirety, including the annexes and any other documents incorporated by reference therein.

Your vote is important regardless of the number of shares of CCPT V Common Stock that you own. Whether or not you plan to attend the CCPT V Special Meeting via live webcast, please authorize a proxy to vote on your behalf as promptly as possible by (1) visiting the Internet site listed on the accompanying proxy card, (2) calling the toll-free number listed on the accompanying proxy card or (3) submitting the accompanying proxy card by mail. Submitting a proxy will help to secure a quorum and reduce solicitation costs that may otherwise be incurred by CCPT V. Any eligible holder of CCPT V Common Stock who is present at the CCPT V Special Meeting may vote online via live webcast, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the CCPT V Special Meeting in the manner described in this proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

CCPT V and CMFT file reports and other important business and financial information with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with the SEC by CCPT V and CMFT by requesting them from the proxy solicitor of CCPT V as follows:

[    ]

[    ]

[    ]

[    ]

You will not be charged for any of the documents that you request.

To receive documents in advance of the CCPT V Special Meeting, please make a request for such documents no later than [                ], 2020.

You may also obtain such documents through the SEC website at www.sec.gov. In addition, you may obtain copies of such documents at www.cimgroup.com/investment-strategies/individual/for-shareholders under the section “SEC Filings.” Information included in the foregoing websites is not incorporated by reference into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents at these websites only for your convenience.

By Order of the CCPT V Board of Directors,

Laura Eichelsderfer

Secretary

Cole Credit Property Trust V, Inc.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by CMFT (File No. 333-[            ]) with the SEC constitutes a prospectus of CMFT for purposes of the Securities Act (as defined below) with respect to the shares of CMFT Common Stock to be issued to CCPT V stockholders in exchange for shares of CCPT V Common Stock pursuant to the CCPT V Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for CCPT V for purposes of the Exchange Act (as defined below). In addition, it constitutes a notice of meeting with respect to the CCPT V Special Meeting.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                ], 2020. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to CCPT V stockholders nor the issuance by CMFT of CMFT Common Stock to CCPT V stockholders pursuant to the CCPT V Merger Agreement will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding CMFT has been provided by CMFT, and information contained in this proxy statement/prospectus regarding CCPT V has been provided by CCPT V.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise stated or as the context otherwise requires, all references in this proxy statement/prospectus to:

•	“CCIT Entities” means CCIT II and CCIT III;

•	“CCIT II” are to Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation;

•

“CCIT II Merger” are to the merger of CCIT II with and into Thor II Merger Sub, LLC, a wholly owned subsidiary of CMFT, as a result of which Thor II Merger Sub, LLC will survive as a wholly owned subsidiary of CMFT, pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2020, by and among such parties;

•	“CCIT III” are to Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation;

•

“CCIT III Merger” are to the merger of CCIT III with and into Thor III Merger Sub, LLC, a wholly owned subsidiary of CMFT, as a result of which Thor III Merger Sub, LLC will survive as a wholly owned subsidiary of CMFT, pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2020, by and among such parties;

•	“CCO Capital” are to CCO Capital, LLC, CCPT V’s dealer manager;

•	“CCPT V” are to Cole Credit Property Trust V, Inc., a Maryland corporation;

•

“CCPT V Advisory Agreement” are to the Advisory Agreement, dated as of March 17, 2014, by and between CCPT V and CR V Management, as amended by the First Amendment thereto, dated as of August 2, 2017, and as further amended by the Termination Agreement;

•	“CCPT V Board” are to the board of directors of CCPT V;

•	“CCPT V Bylaws” are to the bylaws of CCPT V as in effect on the date of this proxy statement/prospectus;

•	“CCPT V Charter” are to the charter of CCPT V as in effect on the date of this proxy statement/prospectus;

i

•	“CCPT V Charter Amendment” are to the proposed amendment to the CCPT V Charter to remove the provisions related to Roll-Up Transactions;

•	“CCPT V Class A Common Stock” are to the Class A common stock, $0.01 par value per share, of CCPT V;

•	“CCPT V Class T Common Stock” are to the Class T common stock, $0.01 par value per share, of CCPT V;

•	“CCPT V Common Stock” are to the CCPT V Class A Common Stock and the CCPT V Class T Common Stock;

•	“CCPT V Equity Plan” are to the Cole Credit Property Trust V, Inc. 2018 Equity Incentive Plan;

•	“CCPT V Exchange Ratio” are to 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock;

•

“CCPT V Merger” are to the merger of CCPT V with and into Merger Sub, as a result of which Merger Sub will survive as an indirect, wholly owned subsidiary of CMFT, pursuant to the CCPT V Merger Agreement;

•	“CCPT V Merger Agreement” are to the Agreement and Plan of Merger, dated as of August 30, 2020, by and among CMFT, Merger Sub and CCPT V;

•

“CCPT V Special Committee” are to the special committee of the CCPT V Board, comprised solely of independent directors that was formed by the CCPT V Board in connection with the evaluation of certain strategic alternatives involving CMFT, including the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement;

•	“CCPT V Special Meeting” are to the special meeting of CCPT V stockholders to be held via virtual webcast on [ ], 2020;

•	“CCPT V/CMFT Combined Company” are to CMFT immediately following the consummation of the CCPT V Merger;

•	“CIM” are to CIM Group, LLC, a Delaware limited liability company;

•	“CIM Income NAV” are to CIM Income NAV, Inc., a Maryland corporation;

•	“CMFT” are to CIM Real Estate Finance Trust, Inc., a Maryland corporation;

•	“CMFT Board” are to the board of directors of CMFT;

•	“CMFT Bylaws” are to the bylaws of CMFT existing on the date of this proxy statement/prospectus;

•	“CMFT Charter” are to the charter of CMFT existing on the date of this proxy statement/prospectus;

•	“CMFT Common Stock” are to the common stock, $0.01 par value per share, of CMFT;

•	“CMFT Equity Plan” are to the CIM Real Estate Finance Trust, Inc. 2018 Equity Incentive Plan;

•	“CMFT Management” are to CIM Real Estate Finance Management, LLC, a Delaware limited liability company, an affiliate of CIM and the external advisor to CMFT;

•	“CMFT Management Agreement” are to the Amended and Restated Management Agreement, dated as of August 20, 2019, by and between CMFT and CMFT Management;

•	“CMFT OP” are to CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership and the operating partnership of CMFT;

•

“CMFT Special Committee” are to the special committee of the CMFT Board, comprised solely of independent directors that was formed by the CMFT Board in connection with the evaluation of certain strategic alternatives, including the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“Combined Company” are to CMFT following one or more of the Mergers, as the context requires;

•	“COVID-19” are to the current novel coronavirus;

•	“CR V Management” are to Cole REIT Management V, LLC, a Delaware limited liability company, which is an affiliate of CIM and the external advisor of CCPT V;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Excluded Shares” means all shares of CCPT V Common Stock held, as of immediately prior to the effective time of the CCPT V Merger, by CMFT or any wholly owned subsidiary of CMFT or CCPT V;

•	“Fully Combined Company” are to CMFT immediately following the consummation of the Mergers;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IRS” are to the Internal Revenue Service;

•	“JLL” are to HFF Securities, L.P., an affiliate of Jones Lang LaSalle Americas, Inc. and the financial advisor to the CCPT V Special Committee;

•	“Merger Sub” are to Thor V Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of CMFT;

•	“Mergers” are to the CCIT II Merger, the CCIT III Merger and the CCPT V Merger, collectively;

•	“MGCL” are to the Maryland General Corporation Law;

•	“MLLCA” are to the Maryland Limited Liability Company Act;

•	“NAV” are to the net asset value of an entity;

•	“Outside Date” are to May 30, 2021;

•	“REIT” are to real estate investment trust;

•

“Roll-Up Transactions” are to certain transactions restricted by the CCPT V Charter involving the acquisition, merger, conversion or consolidation either directly or indirectly of CCPT V and the issuance to CCPT V stockholders of securities of a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive such transaction (a “Roll-Up Entity”);

•	“SDAT” are to the State Department of Assessments and Taxation of the State of Maryland;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Termination Agreement” are to the letter agreement dated as of August 30, 2020, by and between CCPT V and CR V Management; and

•	“TRS” are to a taxable REIT subsidiary.

v

LEGAL MATTERS	280

EXPERTS	280

OTHER MATTERS	281

WHERE YOU CAN FIND MORE INFORMATION	282

INDEX TO FINANCIAL INFORMATION	F-1

QUESTIONS AND ANSWERS ABOUT

THE CCPT V MERGER AND THE CCPT V SPECIAL MEETING

The following are answers to some questions that CCPT V stockholders may have regarding the proposed transaction between CCPT V and CMFT and the other proposals being considered at the CCPT V Special Meeting. The information in this section may not provide all the information that could be important to CCPT V stockholders. CCPT V and CMFT urge you to carefully read this entire proxy statement/prospectus, including the Annexes incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page [    ] of this proxy statement/prospectus.

Q:	What is the CCPT V Merger, and what are the CCIT II Merger and CCIT III Merger?

A:

CCPT V and CMFT have entered into the CCPT V Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. On the terms and subject to the conditions of the CCPT V Merger Agreement, CCPT V will merge with and into Merger Sub, with Merger Sub surviving the CCPT V Merger as an indirect, wholly owned subsidiary of CMFT. In accordance with the applicable provisions of the MGCL and the MLLCA, the separate existence of CCPT V will cease at the effective time of the CCPT V Merger.

CMFT has also entered into an Agreement and Plan of Merger to acquire CCIT II and an Agreement and Plan of Merger to acquire CCIT III. The consummation of each of the CCIT II Merger, the CCIT III Merger and the CCPT V Merger is not contingent upon the completion of any of the other Mergers.

Notwithstanding the consummation of one or more of the Mergers, including the CCPT V Merger, CMFT, as the parent company of the surviving entities, will retain its existing name of “CIM Real Estate Finance Trust, Inc.”

Q:	What will CCPT V stockholders receive in the CCPT V Merger?

A:

At the effective time of the CCPT V Merger and subject to the terms and conditions of the CCPT V Merger Agreement, each issued and outstanding share of CCPT V Class A Common Stock and each issued and outstanding share of CCPT V Class T Common Stock will be converted automatically into the right to receive 2.691 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the CCPT V Merger Agreement. Based on the number of shares of CMFT Common Stock and CCPT V Common Stock outstanding on [                ], 2020, former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of CMFT Common Stock following the CCPT V Merger. If the CCIT II Merger and CCIT III Merger are also consummated, then former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of CMFT Common Stock following the completion of all Mergers, based on the number of shares of CMFT Common Stock, CCPT V Common Stock and shares of common stock of CCIT II and CCIT III outstanding on [                ], 2020, and assuming the exchange ratios in respect of the CCIT II Merger and CCIT III Merger are [            ] and [            ] shares of CMFT Common Stock per share of CCIT II common stock and CCIT III common stock, respectively. See “The CCPT V Merger Agreement—Merger Consideration” beginning on page [    ] for additional information.

Q:	Why am I receiving this proxy statement/prospectus?

A:

The CCPT V Board is using this proxy statement/prospectus to solicit proxies of CCPT V stockholders in connection with the CCPT V Special Meeting. In addition, CMFT is using this proxy statement/prospectus as a prospectus for CCPT V stockholders because CMFT will issue shares of CMFT Common Stock to former CCPT V stockholders as consideration for the CCPT V Merger.

The CCPT V Merger cannot be completed unless, among other things, the holders of CCPT V Common Stock vote to approve the CCPT V Merger and the CCPT V Charter Amendment.

This proxy statement/prospectus contains important information about the CCPT V Merger, and you should read it carefully. The enclosed voting materials allow you to vote your shares of CCPT V Common Stock by proxy without attending the CCPT V Special Meeting online via virtual webcast.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.

Q:	Why is the CCPT V Charter Amendment proposed?

A:

The CCPT V Charter presently contains substantive and procedural requirements for certain transactions involving the acquisition, merger, conversion or consolidation of CCPT V and the issuance of securities of the entity surviving such transaction to the former holders of CCPT V Common Stock. The CCPT V Charter Amendment, if adopted, would delete from the CCPT V Charter the restrictions and requirements related to such Roll-Up Transactions (and the associated definitions in the CCPT V Charter). A copy of the CCPT V Charter Amendment is attached to this proxy statement/prospectus as Annex B.

The CCPT V Merger would constitute a Roll-Up Transaction under the CCPT V Charter. The CCPT V Board believes that the application of the Roll-Up Transaction provisions would have made the CCPT V Merger more difficult and costly to complete. Because of the effect of these provisions on the CCPT V Merger, CCPT V and CMFT determined that it was necessary to amend the CCPT V Charter to eliminate these provisions. Accordingly, approval of the CCPT V Charter Amendment is a condition to each party’s obligation to complete the CCPT V Merger. See “Proposals Submitted to CCPT V Stockholders—Proposal 2: The CCPT V Charter Amendment Proposal” beginning on page [    ] for a more detailed discussion of the CCPT V Charter Amendment.

Q:	Am I being asked to vote on any other proposals at the CCPT V Special Meeting in addition to the CCPT V Merger Proposal and CCPT V Charter Amendment Proposal?

A:

Yes. At the CCPT V Special Meeting, CCPT V stockholders will be asked to consider and vote to approve any adjournments of the CCPT V Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the CCPT V Special Meeting. In the event of an adjournment, the meeting would be adjourned to another date, time or location (whether via webcast or physical location) as determined by the CCPT V Board.

Q:	How does the CCPT V Board recommend that CCPT V stockholders vote?

A:

The CCPT V Board recommends that CCPT V stockholders vote “FOR” the proposal to approve the CCPT V Merger, “FOR” the proposal to approve the CCPT V Charter Amendment and “FOR” the proposal to adjourn the CCPT V Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the CCPT V Merger and CCPT V Charter Amendment.

For a more complete description of the recommendation of the CCPT V Board, see “The CCPT V Merger—Recommendation of the CCPT V Board and Its Reasons for the CCPT V Merger” beginning on page [    ].

Q:	Will CCPT V and CMFT continue to pay distributions prior to the closing of the CCPT V Merger?

A:

Yes, the CCPT V Merger Agreement permits the declaration and payment by CCPT V and CMFT of distributions in the ordinary course of business in an amount less than or equal to an annual rate of 5.0% of CCPT V’s or CMFT’s NAV as of June 30, 2020, as applicable. In addition, the CCPT V Merger Agreement permits the declaration and payment by CCPT V and CMFT of any distribution that is reasonably necessary to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. For further information regarding the declaration and payment of distributions by CCPT V and CMFT prior to the effective time of the CCPT V Merger, see “Distributions” on page [    ].

Q:	What is the status of CCPT V’s second amended and restated distribution reinvestment plan and share redemption program?

A:

In line with industry standard practices for transactions of this type and to ensure a stable share count through closing, in connection with the approval of the CCPT V Merger Agreement, the CCPT V Board suspended both the second amended and restated distribution reinvestment plan and the share redemption program as of August 30, 2020 until further notice. As a result, no further share repurchases will be processed and all CCPT V stockholders entitled to distributions will receive cash distributions in lieu of shares of CCPT V Common Stock.

Q:	What fees will the external advisor of CCPT V receive in connection with CCPT V Merger?

A:

CR V Management will not receive any fees in connection with the CCPT V Merger. Concurrently with the entry into the CCPT V Merger Agreement, CCPT V and CR V Management entered into the Termination Agreement, pursuant to which the CCPT V Advisory Agreement will be terminated at the effective time of the CCPT V Merger. CR V Management also waived any “Subordinated Performance Fee” or “Disposition Fee” (each as defined in the CCPT V Advisory Agreement) that it would have been entitled to receive in connection with the CCPT V Merger. In the event the CCPT V Merger Agreement is terminated in accordance with its terms, the Termination Agreement will be automatically terminated and CR V Management’s waiver of the foregoing fees will be null and void.

Q:	How do I attend the CCPT V Special Meeting?

A:

The CCPT V Special Meeting will be a completely virtual meeting conducted exclusively via live webcast and not at a physical location. The virtual meeting will be held on [                ], 2020, at [    ] a.m. Pacific Time. To attend the CCPT V Special Meeting, you will need the [            ]-digit control number included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of CCPT V Common Stock in street name through an account with an intermediary. You may log into the CCPT V Special Meeting website at [            ] and enter your control number beginning [            ] minutes before the commencement of the CCPT V Special Meeting. Instructions on how to attend and participate online at the CCPT V Special Meeting, including how to ask questions and vote, are posted at [            ].

If you encounter any technical difficulties with the virtual meeting platform during the check-in process or during the meeting, please call [            ] for assistance beginning at [    ] a.m. Pacific Time, and until the meeting is finished.

Q:	Who can vote at the CCPT V Special Meeting?

A:

All holders of CCPT V Common Stock of record as of the close of business on [                ], 2020, the record date for the CCPT V Special Meeting, are entitled to receive notice of and to vote at the CCPT V Special Meeting and at any adjournment or postponement thereof. As of the record date, there were [            ] shares of CCPT V Common Stock outstanding and entitled to vote at the CCPT V Special Meeting held by approximately [            ] holders of record.

Pursuant to the CCPT V Charter and in accordance with the CCPT V Merger Agreement, CR V Management, directors of CCPT V and certain affiliates of such persons and CCPT V are not entitled to vote their shares of CCPT V Common Stock in respect of the CCPT V Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The CCPT V Special Meeting—Voting by CR V Management, CCPT V Directors and Affiliates” beginning on page [    ].

Q:	What constitutes a quorum?

A:

The CCPT V Charter and CCPT V Bylaws provide that the presence in person via the live webcast or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on the matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the CCPT V Special Meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve each proposal at the CCPT V Special Meeting?

A:

Approval of each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal requires the affirmative vote of a majority of all of the outstanding shares of CCPT V Class A Common Stock and CCPT V Class T Common Stock, voting together as a single class, entitled to be cast on such proposals as of the close of business on the record date.

Approval of the CCPT V Adjournment Proposal requires the affirmative vote of a majority of all the votes cast on such proposal at the CCPT V Special Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Q:	Do any of CCPT V’s executive officers or directors have interests in the CCPT V Merger that differ from those of CCPT V stockholders?

A:

Some of CCPT V’s executive officers and directors have interests in the CCPT V Merger that are different from, or in addition to, their interests as CCPT V stockholders, including, among other things, the treatment under the CCPT V Merger Agreement of restricted share awards held by CCPT V’s independent directors, the indemnification of CCPT V’s directors and executive officers by CMFT from certain legal proceedings and the fact that CCO Group, LLC and its subsidiaries (collectively, “CCO Group” or “Sponsor”), the sponsor of both CCPT V and CMFT, which sponsor may be considered to be controlled by certain directors of CCPT V and CMFT, will continue to receive fees in respect of management services provided to the Combined Company following the Mergers. The independent members of the CCPT V Board are aware of and considered these interests, among other matters, in evaluating the CCPT V Merger Agreement, the CCPT V Charter Amendment and the CCPT V Merger and in recommending that CCPT V stockholders vote “FOR” the CCPT V Merger Proposal, “FOR” the CCPT V Charter Amendment Proposal, and “FOR” the CCPT V Adjournment Proposal. For a description of these interests, refer to the section entitled “The CCPT V Merger—Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger” on page [    ].

Q:	When is the CCPT V Merger expected to be completed?

A:

CCPT V and CMFT expect to complete the CCPT V Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the CCPT V Merger Agreement. If CCPT V stockholders approve the CCPT V Merger and the CCPT V Charter Amendment at the CCPT V Special Meeting (without the need for any adjournment), and if the other conditions to closing the CCPT V Merger are satisfied or waived at the time of the CCPT V Special Meeting, it is currently expected that the CCPT V Merger will be completed in the fourth quarter of 2020. However, there is no guarantee that the conditions to the CCPT V Merger will be satisfied or waived or that the CCPT V Merger will close on the expected timeline or at all. CCPT V and CMFT have a mutual right to terminate the CCPT V Merger Agreement if the CCPT V Merger is not completed by the Outside Date. See “The CCPT V Merger Agreement—Conditions to Completion of the CCPT V Merger” beginning on page [    ].

Q:	What happens if the CCPT V Merger does not occur?

A:

If the CCPT V Merger does not occur, CCPT V stockholders will not receive the CCPT V Exchange Ratio in respect of their shares of CCPT V Common Stock. Instead, CCPT V and CMFT will remain as independent companies.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed CCPT V Merger?

A:

The CCPT V Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the CCPT V Merger is conditioned on the receipt by each of CCPT V and CMFT of an opinion of tax counsel to that effect. Assuming the CCPT V Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of CCPT V Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of CCPT V Common Stock in connection with the CCPT V Merger.

Q:	If the CCPT V Merger is consummated, what do I need to do to receive shares of CMFT Common Stock in exchange for my CCPT V Common Stock?

A:

As soon as practicable following the effective time of the CCPT V Merger, the transfer agent in connection with the CCPT V Merger will record on the stock records of CMFT the issuance of shares of CMFT Common Stock to each former holder of shares of CCPT V Common Stock (including any fractional shares thereof). As a result, if the CCPT V Merger is consummated, you will automatically receive, in uncertificated book-entry form, the shares of CMFT Common Stock issuable to you as merger consideration without your taking any further action.

Q:	Will my shares of CMFT Common Stock be publicly traded?

A:

Shares of CMFT Common Stock are not publicly traded. CMFT currently has no definitive plan to list its shares on a national securities exchange and can provide no assurances that such a listing will occur in the future.

Q:	Are CCPT V stockholders entitled to dissenters’ or appraisal rights?

A:	CCPT V stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the CCPT V Merger.

Q:	How will my rights as a stockholder of the Combined Company following the CCPT V Merger differ from my current rights as a CCPT V stockholder?

A:

Prior to the completion of the CCPT V Merger, CCPT V will file the CCPT V Charter Amendment, a form of which is attached as Annex B to this proxy statement/prospectus, with the SDAT. Following completion of the CCPT V Merger, the rights of CCPT V stockholders who become stockholders of the Combined Company following the CCPT V Merger will be governed by the laws of the State of Maryland and the CMFT Charter and the CMFT Bylaws. For a summary of certain differences between the rights of CCPT V stockholders and CMFT stockholders, see “Comparison of Rights of CCPT V Stockholders and CMFT Stockholders” beginning on page [    ].

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus, please authorize a proxy to vote your shares of CCPT V Common Stock as soon as possible so that your shares will be represented at the CCPT V Special Meeting. Submitting a proxy will in no way limit your right to vote at the CCPT V Special Meeting if you later decide to attend and vote at the meeting via virtual webcast.

If your shares of CCPT V Common Stock are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee, to be able to vote online during the CCPT V Special Meeting. Obtaining a legal proxy may take several days. Please refer to your proxy card or voting instruction card forwarded by your bank, broker or other nominee to see which voting options are available to you.

Q:	Are there any risks that I should consider in deciding whether to vote “FOR” the proposals to be considered at the CCPT V Special Meeting?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [    ].

Q:	How do I vote?

If you are a CCPT V stockholder eligible to vote at the CCPT V Special Meeting, you are entitled to cast one vote on each proposal for each share of CCPT V Common Stock that you own of record as of the record date. You may submit your proxy prior to the CCPT V Special Meeting in one of the following ways:

•

Internet. CCPT V stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card. You must submit your Internet proxy before [            ], on [            ] for your proxy to vote your shares to be counted at the CCPT V Special Meeting.

•

Telephone. CCPT V stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card. You must submit your proxy by telephone before [            ], on [            ] for your proxy to vote your shares to be counted at the CCPT V Special Meeting.

•

Prepaid Mail. CCPT V stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided. CCPT V must receive your proxy prior to the vote at the CCPT V Special Meeting for your shares to be counted at the CCPT V Special Meeting.

If you are a CCPT V stockholder of record, you may also cast your vote by attending the live webcast of the CCPT V Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the CCPT V Special Meeting should follow the instructions provided by their bank, broker or other nominee.

Q:	How will my proxy be voted?

A:

All shares of CCPT V Common Stock entitled to vote and represented by properly completed proxies received prior to the CCPT V Special Meeting, and not revoked, will be voted at the CCPT V Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of CCPT V Common Stock should be voted on any proposal, the shares of CCPT V Common Stock represented by your proxy will be voted as the CCPT V Board recommends with respect to such proposal.

If your shares are held in street name through a bank, broker or other nominee and you do not provide voting instructions to your bank, broker or other nominee, your shares of CCPT V Common Stock will NOT be voted at the CCPT V Special Meeting and may result in broker non-votes. Broker non-votes, if any, will have the same effect as votes “AGAINST” the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal. Broker non-votes will have no effect on the CCPT V Adjournment Proposal.

Q:	What if I abstain or fail to vote?

A:

An abstention occurs when a CCPT V stockholder returns a proxy with an “abstain” instruction or attends the CCPT V Special Meeting via live webcast and abstains from voting. Abstentions, if any, will have the same effect as votes “AGAINST” the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal. Abstentions will have no effect on the CCPT V Adjournment Proposal.

Q:	Who will be the chair of the CCPT V Special Meeting?

A:	The chair of the CCPT V Special Meeting will be a member of the CCPT V Special Committee selected by the CCPT V Board.

Q:	May I revoke my proxy or change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the CCPT V Special Meeting. For information on how to revoke your proxy or change your vote, see “The CCPT V Special Meeting—Revocation of Proxies or Voting Instructions” beginning on page [    ].

Q:	Why did I receive more than one set of voting materials for the CCPT V Special Meeting?

A:

You may receive more than one set of voting materials for the CCPT V Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of CCPT V Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of CCPT V Common Stock. If you are a holder of record and your shares of CCPT V Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Will a proxy solicitor be used?

A:

Yes. CCPT V has contracted with [            ] to assist CCPT V in the distribution of proxy materials and the solicitation of proxies. CCPT V expects to pay the proxy solicitor fees of approximately $[            ] to solicit and distribute proxies, which includes estimated postage and other out-of-pocket expenses of [            ], plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. CCPT V will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to CCPT V stockholders.

Q:	Who can answer my questions?

A:

If you have any questions about the CCPT V Merger or how to submit your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the proxy solicitor for CCPT V:

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SUMMARY

The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the CCPT V Merger Agreement, CCPT V Merger and the CCPT V Charter Amendment, CCPT V and CMFT encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the CCPT V Merger. See also the section entitled “Where You Can Find More Information” on page [    ]. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Parties to the CCPT V Merger

CIM Real Estate Finance Trust, Inc. and its Subsidiaries (See page [    ])

CMFT is a public, non-traded REIT that was formed as a Maryland corporation on July 27, 2010, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2012, and each year thereafter.

CMFT owns and operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States and commercial mortgage loans and other credit investments in which CMFT’s Sponsor and its affiliates have expertise. As of June 30, 2020, CMFT owned 381 properties, comprising 18.1 million rentable square feet of commercial space located in 42 states, and CMFT’s loan portfolio consisted of 143 loans with a net book value of $598.4 million. Substantially all of CMFT’s business is conducted through its operating partnership, CIM Real Estate Finance Operating Partnership, LP (“CMFT OP”), of which CMFT is the sole general partner and owns, directly or indirectly, 100% of the partnership interests, and its subsidiaries. CMFT is externally managed by CMFT Management. CMFT has no paid employees and relies upon CMFT Management and its affiliates to provide substantially all of its day-to-day management. CMFT Management is an affiliate of CIM, a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia. CCO Group, LLC owns and controls CMFT Management and CR V Management and is the indirect owner of CCO Capital, CMFT and CCPT V’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), CMFT and CCPT V’s property manager. CCO Group serves as CMFT’s sponsor and as sponsor to CCPT V, CCIT II, CCIT III and CIM Income NAV. The principal executive offices of CMFT are located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700.

Thor V Merger Sub, LLC (See page [    ])

Merger Sub is a Maryland limited liability company and an indirect, wholly owned subsidiary of CMFT formed solely for the purpose of entering into the CCPT V Merger Agreement and effecting the CCPT V Merger. Upon completion of the CCPT V Merger, CCPT V will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and an indirect, wholly owned subsidiary of CMFT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the CCPT V Merger Agreement.

Cole Credit Property Trust V, Inc. (See page [    ])

CCPT V is a public, non-traded REIT that was formed as a Maryland corporation on December 12, 2012, that elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2014, and each year thereafter.

CCPT V owns and operates a diverse portfolio of commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of June 30, 2020, CCPT V owned 150 properties, comprising approximately 3.4 million rentable square feet of 98.1% leased commercial space located in 34 states. Substantially all of CCPT V’s business is conducted through its operating partnership, Cole Operating Partnership V, LP (“CR V OP”), of which CCPT V is the sole general partner and owns, directly or indirectly, 100% of the partnership interests. CCPT V is externally managed by CR V Management. CCPT V has no paid employees and relies upon CR V Management and its affiliates to provide substantially all of its day-to-day management. CR V Management is an affiliate of CIM. The principal executive offices of CCPT V are located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700.

The Combined Company (See page [    ])

References to the “CCPT V/CMFT Combined Company” are to CCPT V and CMFT after the effective time of the CCPT V Merger. References to the “Fully Combined Company” are to CCIT II, CCIT III, CCPT V and CMFT after the effective times of each of the CCIT II Merger, the CCIT III Merger and the CCPT V Merger, the closings of which are not cross-contingent. References to the “Combined Company” are to CMFT after the effective time of one or more of the CCIT II Merger, the CCIT III Merger and/or the CCPT V Merger.

The Combined Company will be named “CIM Real Estate Finance Trust, Inc.” and will continue to be a Maryland corporation with principal executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, and a telephone number of (602) 778-8700.

The business of the Combined Company will be operated through CMFT OP and its subsidiaries. CMFT will continue to have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CMFT OP.

The CCPT V/CMFT Combined Company after the completion of the CCPT V Merger is expected to have a total asset value of approximately $4.7 billion, consisting of 531 properties in 45 states (based on data as of June 30, 2020).

The Fully Combined Company after the completion of the Mergers is expected to have a total asset value of approximately $5.9 billion, consisting of 559 properties in 45 states (based on data as of June 30, 2020).

The CCPT V Merger

The CCPT V Merger Agreement (See page [    ])

On August 30, 2020, CCPT V, CMFT and Merger Sub entered into the CCPT V Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference. CCPT V and CMFT encourage you to carefully read the CCPT V Merger Agreement in its entirety because it is the principal document governing the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement.

The CCPT V Merger Agreement provides that the closing of the CCPT V Merger will take place at 10:00 a.m. New York City Time no later than the third (3rd) business day following the date on which all conditions to closing of the CCPT V Merger have been satisfied or waived, or at such other place and date as may be agreed to in writing by CCPT V and CMFT.

The CCPT V Merger (See page [    ])

Subject to the terms and conditions of the CCPT V Merger Agreement, at the completion of the CCPT V Merger, CCPT V will merge with and into Merger Sub, with Merger Sub surviving the CCPT V Merger as the surviving entity, such that following the CCPT V Merger, the surviving entity will continue as an indirect, wholly owned subsidiary of CMFT. The CCPT V Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

The Merger Consideration (See page [    ])

At the effective time of the CCPT V Merger and by virtue of the CCPT V Merger, each share of CCPT V Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the CCPT V Merger (other than Excluded Shares) will be cancelled and converted into the right to receive 2.691 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the CCPT V Merger Agreement.

Upon completion of the CCPT V Merger, based on the number of shares of CMFT Common Stock and CCPT V Common Stock outstanding on [                ], 2020, continuing CMFT stockholders will own approximately [    ]% of the issued and outstanding shares of the common stock of the CCPT V/CMFT Combined Company and former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of common stock of the CCPT V/CMFT Combined Company. Upon completion of the Mergers, continuing CMFT stockholders will own approximately [    ]% of the issued and outstanding shares of common stock of the Fully Combined Company, former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of common stock of the Fully Combined Company, former CCIT II stockholders will own approximately [    ]% of the issued and outstanding shares of common stock of the Fully Combined Company and former CCIT III stockholders will own approximately [    ]% of the issued and outstanding shares of common stock of the Fully Combined Company.

Reasons for the CCPT V Merger (See page [    ])

In evaluating the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, the CCPT V Board considered the recommendation of the CCPT V Special Committee. The CCPT V Special Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In reaching their respective determinations, the CCPT V Board and the CCPT V Special Committee considered a number of factors, including the factors that the CCPT V Board and the CCPT V Special Committee viewed as supporting their respective decisions with respect to the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement. The CCPT V Board and the CCPT V Special Committee also considered a variety of risks and other potentially negative factors in considering the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement.

The CCPT V Special Committee also considered the fact that CCPT V would be entitled to a 38-day “go shop” period during which CCPT V could actively solicit additional acquisition proposals from third parties and would be entitled to terminate the CCPT V Merger Agreement after complying with applicable provisions to enter into an agreement for a Superior Proposal (as defined in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), in connection with the “go shop” process upon the payment to CMFT of a $4,170,000 termination fee.

For a discussion of certain material factors considered by the CCPT V Special Committee and the CCPT V Board in reaching their decisions to approve the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, see the section “The CCPT V Merger—Recommendation of the CCIT II Board and Its Reasons for the CCIT II Merger” in this proxy statement/prospectus.

Recommendation of the CCPT V Board (See page [    ])

On [                ], 2020, after careful consideration, members of the CCPT V Board, based on the unanimous recommendation of the CCPT V Special Committee, (i) determined that the CCPT V Merger, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement are advisable and in the best interests of CCPT V and, with respect to the CCPT V Merger Agreement and the CCPT V Merger, are fair and reasonable to CCPT V and on terms and conditions no less favorable to CCPT V than those available from third parties, and (ii) approved the CCPT V Merger Agreement, the CCPT V Merger, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement. Certain factors considered by the CCPT V Board in reaching its decision to approve the CCPT V Merger Agreement, the CCPT V Merger, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement can be found in the section entitled “The CCPT V Merger—Recommendation of the CCPT V Board and Its Reasons for the CCPT V Merger” beginning on page [    ].

The CCPT V Board recommends that CCPT V stockholders vote (i) FOR the CCPT V Merger Proposal, (ii) FOR the CCPT V Charter Amendment Proposal and (iii) FOR the CCPT V Adjournment Proposal.

Summary of Risks Related to the CCPT V Merger (See page [    ])

You should consider carefully the risk factors described below together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the CCPT V Merger are described under the section “Risk Factors—Risks Related to the CCPT V Merger.” Certain of the risks related to the CCPT V Merger, include, among others, the following:

•	The CCPT V Exchange Ratio payable in connection with the CCPT V Merger is fixed and will not be adjusted in the event of any change in the relative values of CCPT V or CMFT.

•

Completion of the CCPT V Merger is subject to many conditions and if these conditions are not satisfied or waived, the CCPT V Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•	Completion of the CCPT V Merger is not contingent upon the completion of the CCIT II Merger or the CCIT III Merger.

•	If the CCIT II Merger or the CCIT III Merger is not completed, the CCPT V/CMFT Combined Company may compete with CCIT II and CCIT III.

•	Failure to complete the CCPT V Merger could negatively impact the future business and financial results of CCPT V.

•

The pendency of the CCPT V Merger, including as a result of the restrictions on the operation of CCPT V’s and CMFT’s businesses during the period between signing the CCPT V Merger Agreement and the completion of the CCPT V Merger, could adversely affect the business and operations of CCPT V, CMFT or both.

•	Some of the directors and executive officers of CCPT V have interests in seeing the CCPT V Merger completed that are different from, or in addition to, those of CCPT V stockholders.

•	The CCPT V Merger and, if consummated, the other Mergers, will result in changes to the board of directors of the Combined Company.

•	CCPT V is seeking approval of its stockholders of the CCPT V Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the CCPT V Merger.

•	The CCPT V Merger and CCPT V Charter Amendment are each subject to approval by CCPT V stockholders.

•

The CCPT V Merger Agreement and the CCPT V Advisory Agreement contain provisions that could discourage a potential competing acquiror of CCPT V or could result in a competing Acquisition Proposal (as defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) being at a lower price than it might otherwise be.

•	CCPT V and CMFT each expect to incur substantial expenses related to the CCPT V Merger.

•	The ownership position of CCPT V stockholders will be diluted by the CCPT V Merger and the other Mergers.

•	Litigation challenging the CCPT V Merger may increase transaction costs and prevent the CCPT V Merger from becoming effective within the expected timeframe.

•

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated NAV per share of CMFT Common Stock considered by the CCPT V Board in approving and recommending the CCPT V Merger.

The CCPT V Special Meeting (See page [    ])

The CCPT V Special Meeting will be a virtual meeting conducted exclusively via live webcast at [            ], commencing at [    ] a.m. Pacific Time on [    ].

At the CCPT V Special Meeting, CCPT V stockholders will be asked to consider and vote upon the following matters:

(1)	the CCPT V Merger Proposal;

(2)	the CCPT V Charter Amendment Proposal; and

(3)	the CCPT V Adjournment Proposal, if necessary or appropriate as determined by the chair of the CCPT V Special Meeting.

Approval of each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on each proposal.

Approval of the CCPT V Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Your vote as a CCPT V stockholder is very important regardless of how many shares of CCPT V Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the CCPT V Special Meeting online via the virtual webcast.

All holders of CCPT V Common Stock of record as of the close of business on [                ], 2020, the record date for the CCPT V Special Meeting, are entitled to receive notice of and to vote at the CCPT V Special Meeting and at any adjournment or postponement thereof.

Opinion of the CCPT V Special Committee’s Financial Advisor

The CCPT V Special Committee retained JLL to act as its financial advisor in connection with the transactions contemplated by the CCPT V Merger Agreement. On August 30, 2020, JLL orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the CCPT V Special Committee, dated August 30, 2020, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement is fair, from a financial point of view, to the holders of CCPT V Common Stock (other than CMFT, Merger Sub and their respective affiliates).

JLL’s opinion was directed to the CCPT V Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of CCPT V Common Stock (other than other than CMFT, Merger Sub and their respective affiliates) of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement and did not address any other aspect or implication of the CCPT V Merger or any other agreement, arrangement or understanding. The summary of JLL’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JLL’s written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL in connection with the preparation of its opinion. However, neither JLL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the CCPT V Special Committee, the CCPT V Board, any CCPT V stockholder or any other person as to how to act or vote with respect to any matter relating to the CCPT V Merger.

See “The CCPT V Merger—Opinion of the CCPT V Special Committee’s Financial Advisor” beginning on page [    ].

Stock Ownership of Directors and Executive Officers of CCPT V (See page [    ])

At the close of business on the CCPT V record date, the executive officers and directors of CCPT V and their affiliates collectively held [            ] shares of CCPT V Common Stock, representing approximately [    ]% of all the shares of CCPT V Common Stock outstanding and entitled to vote. See “Parties to the CCPT V Merger—Cole Credit Property Trust V, Inc.” beginning on page [    ].

Pursuant to the CCPT V Charter and in accordance with the CCPT V Merger Agreement, CR V Management, directors of CCPT V and certain affiliates of such persons and CCPT V are not entitled to vote their shares of CCPT V Common Stock in respect of the CCPT V Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The CCPT V Special Meeting—Voting by CR V Management, CCPT V Directors and Affiliates” beginning on page [    ].

Directors and Management of the Combined Company (See page [    ])

Following the CCPT V Merger, the CMFT Board will take or cause to be taken such action as may be necessary, in each case, to cause those “Independent Directors” (as defined in the CCPT V Charter) serving as members of the CCPT V Board who do not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the CCPT V Merger to serve until the next annual meeting of stockholders of CMFT, together with the then members of the CMFT Board (and any members of the CCIT II board of directors or the CCIT III board of directors appointed to the CMFT Board in connection with the CCIT II Merger and the CCIT III Merger).

Pursuant to the CCPT V Merger Agreement, the Nominating and Corporate Governance Committee of CMFT will recommend to the CMFT Board, after consultation with the Chairman of the CMFT Board, five to seven independent directors for election to the CMFT Board at the first annual meeting of stockholders of CMFT following the effective time of the CCPT V Merger and, if applicable, the other Mergers.

Following the Mergers, the Combined Company will continue to be managed by CMFT Management and certain of its affiliates pursuant to various agreements, the material terms of which are summarized in “Parties to the CCPT V Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Parties” beginning on page [    ] of this proxy statement/prospectus.

Executive Officers of the Combined Company (See page [    ])

Following the Mergers, the existing executive officers of CMFT, Richard S. Ressler and Nathan D. DeBacker, will continue as the executive officers of the Combined Company.

Interests of CCPT V’s and CMFT’s Directors and Executive Officers in the CCPT V Merger (Beginning on pages [    ] and [    ])

In addition to their interests in the CCPT V Merger as stockholders, some of the CCPT V and CMFT directors and executive officers have interests in the CCPT V Merger that differ from, or are in addition to, the interests of CCPT V stockholders. The CCPT V Special Committee and the CCPT V Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the CCPT V Merger, the CCPT V Merger Agreement, and the other transactions contemplated by the CCPT V Merger Agreement. These interests include, among other things:

•

the fact that certain of CCPT V’s independent directors hold restricted share awards issued pursuant to the CCPT V Equity Plan, and each share of CCPT V Common Stock underlying such awards will automatically be converted into the right to receive the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock, subject to the treatment of fractional shares and deduction for withholding under applicable tax law in accordance with the CCPT V Merger Agreement;

•

the fact that directors and executive officers of CCPT V will be indemnified by CMFT from and against, and entitled to receive advancement of costs and expenses in connection with, certain legal proceedings;

•	the fact that Marcus E. Bromley, a director of CCPT V, owns 36,216.280 shares of CMFT Common Stock; and

•

the fact that CCO Group, the sponsor of both CCPT V and CMFT, which may be considered to be controlled by Messrs. Richard S. Ressler, the Chairman of the Board, Chief Executive Officer and President of CMFT and a former director of the CCPT V Board, and Avraham Shemesh, the Chairman of the Board, Chief Executive Officer and President of CCPT V and a director of the CMFT Board, will continue to receive fees in respect of management services provided to CMFT following the Mergers.

For more information see “The CCPT V Merger—Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger” and “The CCPT V Merger—Interests of CMFT’s Directors and Executive Officers in the CCPT  V Merger.”

No Rights of Dissenting Stockholders (See page [    ])

Pursuant to the CCPT V Charter, no dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the CCPT V Merger.

Conditions to Completion of the CCPT V Merger (Beginning on page [    ])

As more fully described in this proxy statement/prospectus and the CCPT V Merger Agreement, the obligation of each of CCPT V and CMFT to complete the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the CCPT V Merger, of a number of closing conditions. These conditions include, among other things:

•	all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the CCPT V Merger having been obtained;

•	approval of the CCPT V Merger and the CCPT V Charter Amendment by CCPT V stockholders having been obtained, and the CCPT V Charter Amendment having become effective pursuant to the MGCL;

•	receipt of opinions of counsel concerning certain tax matters;

•

the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CCPT V Merger, and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the CCPT V Merger Agreement prohibiting, restraining, enjoining or making illegal the consummation of the CCPT V Merger or the other transactions contemplated by the CCPT V Merger Agreement;

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn; and

•	the truth and accuracy of the representations and warranties of each party made in the CCPT V Merger Agreement as of the closing, subject to certain materiality standards.

Neither CCPT V nor CMFT can give any assurance as to when or if all of the conditions to the consummation of the CCPT V Merger will be satisfied or waived or that the CCPT V Merger will occur.

The completion of the CCPT V Merger is not contingent upon the completion of the CCIT II Merger or the CCIT III Merger.

See “The CCPT V Merger Agreement—Conditions to Completion of the CCPT V Merger” beginning on page [    ] for more information.

Regulatory Approvals Required for the CCPT V Merger (See page [    ])

Other than compliance with applicable federal and state securities laws, CCPT V and CMFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CCPT V Merger or the other transactions contemplated by the CCPT V Merger Agreement.

Alternative Acquisition Proposals; Change in Recommendation (Beginning on page [    ])

As more fully described in this proxy statement/prospectus and the CCPT V Merger Agreement, following signing of the CCPT V Merger Agreement until 11:59 p.m. (New York City time) on October 7, 2020 (the “Go Shop Period End Time”), CCPT V has a “go shop” right that allows CCPT V and its subsidiaries to, among other things, solicit and encourage inquiries or proposals that might reasonably be expected to lead to a competing Acquisition Proposal with respect to CCPT V and negotiate with other potential acquirors.

Beginning at the Go Shop Period End Time, except as described below, the CCPT V Merger Agreement provides that CCPT V may not, and will cause its subsidiaries and direct each of its and their respective directors, officers, affiliates and representatives not to, initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any persons relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

At any time after the Go Shop Period End Time and prior to obtaining the necessary approvals of CCPT V stockholders, CCPT V may, if and only to the extent that the CCPT V Special Committee has either determined that an Acquisition Proposal constitutes a Superior Proposal (as defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) or determined in good faith after consultation with outside legal counsel and outside financial advisors that an Acquisition Proposal could reasonably be expected to lead to a Superior Proposal:

•

provide information in response to a request by a person who has made a written Acquisition Proposal that did not result from a breach by CCPT V of the non-solicitation provisions in the CCPT V Merger Agreement; and

•	engage or participate in any discussions or negotiations with any person who has made such a written Acquisition Proposal.

At any time prior to obtaining the necessary approvals of CCPT V stockholders, CCPT V has the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the CCPT V Merger Agreement, to give notice of its intention to terminate the CCPT V Merger Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal and/or effect an Adverse Recommendation Change (as such terms are defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), subject to the following conditions:

•	the foregoing determination must have been upon the determination that failing to take such action would be inconsistent with the CCPT V directors’ duties or standard of conduct under applicable law;

•

CCPT V must have notified CMFT in writing that the CCPT V Board intends to take such action at least four (4) business days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice must specify the material terms of the Superior Proposal and attach the most current version of such proposal; and

•

during the four (4) business days after CMFT received such notice, CCPT V must have negotiated with CMFT in good faith (to the extent CMFT wished to negotiate) to make adjustments to the terms of the CCPT V Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

For more information regarding the limitations on CCPT V, the CCPT V Board and the CCPT V Special Committee to consider other proposals, see “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation” beginning on page [    ].

Termination of the CCPT V Merger Agreement (Beginning on page [    ])

CCPT V and CMFT may, by written consent, mutually agree to terminate the CCPT V Merger Agreement before completing the CCPT V Merger, even after obtaining the required approval of CCPT V stockholders.

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by either CCPT V or CMFT if any of the following occur, each subject to certain exceptions:

•	the CCPT V Merger has not occurred on or before the Outside Date;

•

there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CCPT V Merger Agreement; or

•	if the approval of CCPT V stockholders of the CCPT V Merger and CCPT V Charter Amendment has not been obtained at the CCPT V Special Meeting.

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by CMFT upon either of the following, each subject to certain exceptions:

•

if CCPT V breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the CCPT V Merger Agreement, which breach or failure to perform (A) would result in a failure of CCPT V to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by CCPT V by the earlier of twenty (20) days following written notice of such breach or failure from CMFT to CCPT V and two (2) business days before the Outside Date; or

•

if, at any time prior to obtaining the necessary approvals of CCPT V stockholders, (A) the CCPT V Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of CCPT V Common Stock that constitutes an Acquisition Proposal is commenced and the CCPT V Board fails to recommend against acceptance of such tender offer or exchange offer by CCPT V stockholders and to publicly reaffirm the CCPT V Board recommendation within ten (10) business days of being requested to do so by CMFT, or (C) if CCPT V has breached or failed to comply in any material respect with its obligations described in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation.”

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by CCPT V upon any of the following, each subject to certain exceptions:

•

if CMFT or Merger Sub breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the CCPT V Merger Agreement, which breach or failure to perform (A) would result in a failure of CMFT to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by CMFT by the earlier of twenty (20) days following written notice of such breach or failure from CCPT V to CMFT and two (2) business days before the Outside Date subject to certain exceptions;

•

if, at any time prior to obtaining the necessary approvals of CCPT V stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as such terms are defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) in accordance with the CCPT V Merger Agreement, so long as the termination fee payment described in “—The CCPT V Merger Agreement—Termination of the CCPT V Merger Agreement—Termination Fee and Expense Reimbursement” below is made in full to CMFT prior to or concurrently with such termination; or

•

if CMFT amends the definitive agreement providing for the CCIT II Merger to increase the exchange ratio in respect of the CCIT II Merger to greater than or equal to 1.562 shares of CMFT Common Stock per share of common stock of CCIT II.

For more information regarding the rights of CCPT V and CMFT to terminate the CCPT V Merger Agreement, see “The CCPT V Merger Agreement—Termination of the CCPT V Merger Agreement” beginning on page [    ].

Termination Fee and Expense Reimbursement (See page [    ])

Upon termination of the CCPT V Merger Agreement in certain circumstances, the CCPT V Merger Agreement provides for the payment of a termination fee to CMFT by CCPT V of $4,170,000 (in the case of termination in connection with the go shop provisions of the CCPT V Merger Agreement) or $9,170,000 (in connection with termination under certain other circumstances) and for CCPT V to reimburse CMFT up to $1,670,000 for CMFT’s transaction expenses. Furthermore, in the event CCPT V exercises its right to terminate in connection with certain breaches of the CCPT V Merger Agreement by CMFT, CMFT will reimburse CCPT V up to $1,670,000 for CCPT V’s transaction expenses. In addition, in the event the CCPT V Merger Agreement is terminated for any reason, the Termination Agreement will automatically terminate and the CCPT V Advisory Agreement will remain in full force and effect (including all fees and obligations set forth therein).

See “The CCPT V Merger Agreement—Termination of the CCPT V Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page [    ] for more information on the termination fees that could be payable by CCPT V to CMFT.

Material U.S. Federal Income Tax Consequences of the CCPT V Merger (Beginning on page [    ])

CCPT V and CMFT intend that the CCPT V Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the CCPT V Merger is conditioned on the receipt by each of CMFT and CCPT V of an opinion of counsel to that effect. Assuming that the CCPT V Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of CCPT V Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of CCPT V Common Stock in connection with the CCPT V Merger.

For further discussion of certain U.S. federal income tax consequences of the CCPT V Merger and the ownership and disposition of CMFT Common Stock, see “U.S. Federal Income Tax Considerations” beginning on page [            ]. CCPT V stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the CCPT V Merger and the ownership and disposition of CMFT Common Stock.

Accounting Treatment of the CCPT V Merger (See page [    ])

CMFT prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to herein as “GAAP.” The CCPT V Merger will be treated as an asset acquisition under GAAP. See “The CCPT V Merger—Accounting Treatment” on page [    ] for more information.

Comparison of Rights of CCPT V Stockholders and CMFT Stockholders (Beginning on page [    ])

At the effective time of the CCPT V Merger, CCPT V stockholders will become CMFT stockholders and, accordingly, their rights will be governed by the CMFT Charter and CMFT Bylaws and the laws of the State of Maryland. The CMFT Charter and CMFT Bylaws contain certain provisions that are different from the CCPT V Charter and CCPT V Bylaws.

For a summary of certain differences between the rights of CCPT V stockholders and CMFT stockholders, see “Comparison of Rights of CCPT V Stockholders and CMFT Stockholders” beginning on page [    ].

Selected Historical Financial Information of CCPT V

Presented below is the selected historical consolidated financial data of CCPT V as of and for the periods indicated. The selected historical consolidated financial data of CCPT V for each of the years during the five-year period ended December 31, 2019 has been derived from CCPT V’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2020, has been derived from CCPT V’s unaudited consolidated financial statements for such period.

You should read this selected historical financial information together with the financial statements and accompanying notes included in this proxy statement/prospectus beginning on page F-120 and CCPT V management’s discussion and analysis of operations and financial condition, attached as Annex D to this proxy statement/prospectus.

(in thousands, except share data and per share amounts) Selected Financial Data	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
	2020	2019	2018	2017	2016	2015
Balance Sheet Data:
Total real estate assets, net	$608,002	$607,555	$632,556	$592,908	$474,090	$460,368
Total assets	$640,335	$622,241	$645,721	$603,177	$499,210	$475,153
Credit facility and notes payable, net	$368,100	$342,511	$348,492	$308,559	$253,918	$268,463
Total liabilities	$390,393	$360,229	$362,259	$320,516	$264,608	$299,593
Redeemable common stock	$8,480	$9,526	$10,473	$10,243	$11,250	$7,277
Total stockholders’ equity	$241,462	$252,486	$272,989	$272,418	$223,352	$168,283
Operating Data:
Total Revenues	$26,519	$55,160	$54,352	$45,370	$40,438	$35,616
Total operating expenses	$18,309	$37,809	$40,846	$32,310	$29,345	$27,295
Gain (loss) on disposition of real estate, net	$—	$685	$(421)	$—	$—	$—
Operating income	$8,210	$18,036	$13,085	$13,060	$11,093	$8,321
Total other expense	$(7,505)	$(14,481)	$(14,149)	$(11,551)	$(12,278)	$(10,396)
Net income (loss)	$705	$3,555	$(1,064)	$1,509	$(1,185)	$(2,075)
Net income (loss) attributable to common stockholders:
Class A Common Stock	$779	$3,463	$(614)	$1,606	$(1,161)	$(2,075)
Class T Common Stock	$(74)	$92	$(450)	$(97)	$(24)	$—
Per Share Data:
Basic and diluted net income (loss) per common share:
Class A Common Stock	$0.05	$0.23	$(0.04)	$0.12	$(0.11)	$(0.26)
Class T Common Stock	$(0.04)	$0.05	$(0.26)	$(0.12)	$(0.32)	$—
Basic and diluted weighted average number of common shares outstanding:
Class A Common Stock	14,993,507	14,994,731	14,645,909	13,605,267	11,009,047	7,958,164
Class T Common Stock	1,977,482	1,949,340	1,701,291	834,963	72,998	—
Cash Flow Data:
Net cash provided by operating activities	$7,977	$23,452	$23,073	$16,033	$11,399	$9,849
Net cash (used in) provided by investing activities	$(9,843)	$6,154	$(63,169)	$(134,135)	$(27,936)	$(88,104)
Net cash provided by (used in) financing activities	$16,899	$(28,571)	$41,483	$100,366	$25,588	$81,458

Selected Historical Financial Information of CMFT

Presented below is the selected historical consolidated financial data of CMFT as of and for the periods indicated. The selected historical consolidated financial data of CMFT for each of the years during the five-year period ended December 31, 2019 has been derived from CMFT’s historical audited consolidated financial statements for such periods. The selected historical financial information for the six months ended June 30, 2020, has been derived from CMFT’s unaudited consolidated financial statements for such period.

You should read this selected historical financial information together with the financial statements and accompanying notes included in this proxy statement/prospectus beginning on page F-21 and CMFT management’s discussion and analysis of operations and financial condition, attached as Annex E to this proxy statement/prospectus.

(in thousands, except share data and per share amounts)	As of and for the Six Months Ended June 30,	As of and for the Year Ended December 31,
Selected Financial Data	2020	2019	2018	2017	2016	2015
Balance Sheet Data:
Total real estate assets, net	$2,628,578	$2,469,335	$4,401,153	$4,627,546	$4,534,010	$4,484,326
Total assets	$3,664,335	$3,668,623	$4,617,371	$4,728,689	$4,624,335	$4,582,199
Credit facilities and notes payable, net	$1,708,598	$1,604,860	$2,516,914	$2,471,763	$2,246,259	$2,066,563
Total liabilities	$1,789,997	$1,697,837	$2,616,274	$2,572,024	$2,357,566	$2,195,084
Redeemable common stock	$170,912	$180,838	$184,247	$186,453	$188,938	$190,561
Total stockholders’ equity	$1,703,426	$1,789,948	$1,816,850	$1,970,212	$2,077,831	$2,196,554
Operating Data:
Total Revenues	$141,303	$413,356	$431,276	$424,095	$407,451	$367,731
Total operating expenses	$138,097	$304,810	$302,246	$270,900	$258,267	$243,531
Gain (loss) on disposition of real estate, net	$16,901	$180,666	$6,299	$17,044	$2,907	$(108)
Operating income	$20,107	$289,212	$135,329	$170,239	$152,091	$124,092
Total other expense	$(36,028)	$(106,192)	$(97,917)	$(90,688)	$(80,112)	$(59,199)
Net (loss) income	$(15,921)	$183,020	$37,412	$79,551	$71,979	$64,893
Net income allocated to noncontrolling interest:	$—	$121	$134	$131	$137	$122
Net (loss) income attributable to the company:	$(15,921)	$182,899	$37,278	$79,420	$71,842	$64,771
Per Share Data:
Basic and diluted net (loss) income per common share	$(0.05)	$0.59	$0.12	$0.25	$0.23	$0.21
Basic and diluted weighted average number of common shares outstanding:	310,903,460	311,302,909	311,478,665	311,677,149	311,863,844	309,263,576
Cash Flow Data:
Net cash provided by operating activities	$37,229	$188,575	$205,835	$198,925	$192,296	$182,885
Net cash (used in) provided by investing activities	$(188,124)	$1,175,295	$(43,892)	$(223,386)	$(187,746)	$(673,009)
Net cash provided by (used in) financing activities	$18,479	$(910,189)	$(156,112)	$20,510	$(21,346)	$464,867

Selected Unaudited Pro Forma Condensed Combined Financial Information of the CCPT V/CMFT Combined Company

The following tables set forth selected unaudited pro forma condensed combined financial information of the CCPT V/CMFT Combined Company after giving effect to the CCPT V Merger. The unaudited pro forma condensed combined statements of income of the CCPT V/CMFT Combined Company for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the CCPT V Merger as if it had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the CCPT V/CMFT Combined Company as of June 30, 2020 gives effect to the CCPT V Merger as if it had occurred on June 30, 2020.

The unaudited pro forma condensed combined financial information of the CCPT V/CMFT Combined Company was prepared using the asset acquisition method of accounting, with CMFT considered the accounting acquiror of CCPT V. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying CCPT V tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The unaudited pro forma combined financial information of the CCPT V/CMFT Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the CCPT V Merger had occurred as presented in such statements or that may be obtained in the future. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. Future results may vary significantly from the results reflected in such statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the CCPT V/CMFT Combined Company and the accompanying notes included in this proxy statement/prospectus beginning on page F-12 and (ii) the historical financial statements and accompanying notes of CCPT V and CMFT included in this proxy statement/prospectus beginning on page F-120 and F-21, respectively.

	As of June 30, 2020
(in thousands)	CMFT (Historical)	CCPT V (Historical)	Pro Forma Adjustments	CCPT V/CMFT Combined Company (Pro Forma)
Balance Sheet Data:
Total real estate assets, net	$2,628,578	$608,002	$90,925	$3,327,505
Total assets	3,664,335	640,335	86,850	4,391,520
Credit facilities, notes payable and repurchase facility, net	1,708,598	368,100	631	2,077,329
Total liabilities	1,789,997	390,393	(1,517)	2,178,873
Total stockholders’ equity	1,703,426	241,462	88,367	2,033,255

	For the Six Months Ended June 30, 2020
(in thousands)	CMFT (Historical)	CCPT V (Historical)	Pro Forma Adjustments	CCPT V/CMFT Combined Company (Pro Forma)
Operating Data:
Total revenues	$141,303	$26,519	$102	$167,924
Operating income	20,107	8,210	(12,235)	16,082
Total other expense	(36,028)	(7,505)	20,221	(23,312)
Net (loss) income	(15,921)	705	7,986	(7,230)

	For the Year Ended December 31, 2019
(in thousands)	CMFT (Historical)	CCPT V (Historical)	Pro Forma Adjustments	CCPT V/CMFT Combined Company (Pro Forma)
Operating Data:
Total revenues	$413,356	$55,160	$(85,303)	$383,213
Operating income	289,212	18,036	(213,923)	93,325
Total other expense	(106,192)	(14,481)	32,142	(88,531)
Net income (loss)	183,020	3,555	(181,781)	4,794

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Fully Combined Company

The following tables set forth selected unaudited pro forma condensed combined financial information of the Fully Combined Company after giving effect to the Mergers. The unaudited pro forma condensed combined statements of income of the Fully Combined Company for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Mergers as if each had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Fully Combined Company as of June 30, 2020 gives effect to the Mergers as if they had occurred on June 30, 2020.

The unaudited pro forma condensed combined financial information of the Fully Combined Company was prepared using the asset acquisition method of accounting, with CMFT considered the accounting acquiror of each of CCIT II, CCIT III and CCPT V. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying CCIT II, CCIT III and CCPT V tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The unaudited pro forma combined financial information of the Fully Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the Mergers had occurred as presented in such statements or that may be obtained in the future. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. Future results may vary significantly from the results reflected in such statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed consolidated financial information of the Fully Combined Company and the accompanying notes included in this proxy statement/prospectus beginning on page F-3 and (ii) the historical financial statements and accompanying notes of CCPT V and CMFT included in this proxy statement/prospectus beginning on page F-120 and F-21, respectively.

	As of June 30, 2020
(in thousands)	CMFT (Historical)	CCIT II (Historical)	CCIT III (Historical)	CCPT V (Historical)	Pro Forma Adjustments	Fully Combined Company (Pro Forma)
Balance Sheet Data:
Total real estate assets, net	$2,628,578	$907,827	$42,913	$608,002	$348,365	$4,535,685
Total assets	3,664,335	946,183	45,638	640,335	335,976	5,632,467
Credit facilities, notes payable and repurchase facility, net	1,708,598	409,917	24,175	368,100	3,016	2,513,806
Total liabilities	1,789,997	463,195	25,203	390,393	(26,036)	2,642,752
Total stockholders’ equity	1,703,426	456,829	20,435	241,462	362,012	2,784,164

	For the Six Months Ended June 30, 2020
(in thousands)	CMFT (Historical)	CCIT II (Historical)	CCIT III (Historical)	CCPT V (Historical)	Pro Forma Adjustments	Fully Combined Company (Pro Forma)
Operating Data:
Total revenues	$141,303	$45,461	$2,213	$26,519	$1,224	$216,720
Operating income	20,107	14,871	575	8,210	(19,161)	24,602
Total other expense	(36,028)	(7,360)	(439)	(7,505)	20,664	(30,668)
Net (loss) income	(15,921)	7,511	136	705	(1,503)	(6,066)

	For the Year Ended December 31, 2019
(in thousands)	CMFT (Historical)	CCIT II (Historical)	CCIT III (Historical)	CCPT V (Historical)	Pro Forma Adjustments	Fully Combined Company (Pro Forma)
Operating Data:
Total revenues	$413,356	$75,919	$4,467	$55,160	$(98,476)	$450,426
Operating income	289,212	144,412	1,042	18,036	(357,208)	95,422
Total other expense	(106,192)	(12,518)	(1,530)	(14,481)	37,753	(96,968)
Net income (loss)	183,020	131,894	(488)	3,555	(319,527)	(1,546)

Unaudited Comparative Per Share Information

The following table sets forth for the year ended December 31, 2019 and the six months ended June 30, 2020, selected per share information for CCPT V Common Stock and CMFT Common Stock on a historical basis, for the CCPT V/CMFT Combined Company on a pro forma basis after giving effect to the CCPT V Merger and for the Fully Combined Company on a pro forma basis after giving effect to the Mergers, in each case accounted for as an asset acquisition. The information in the table is unaudited. You should read the tables below together with the historical financial statements and accompanying notes of CCPT V and CMFT included in this proxy statement/prospectus beginning on page F-120 and F-21, respectively.

The pro forma CCPT V/CMFT Combined Company net income (loss) per share for the six months ended June 30, 2020 and the year ended December 31, 2019 includes the combined net income (loss) per share of CCPT V Common Stock and CMFT Common Stock on a pro forma basis as if the CCPT V Merger was consummated on January 1, 2019 and, with respect to net book value per share of CCPT V Common Stock and CMFT Common Stock, on June 30, 2020.

The pro forma Fully Combined Company net income (loss) per share for the six months ended June 30, 2020 and the year ended December 31, 2019 includes the combined net income (loss) per share of common stock for each of CCIT II, CCIT III, CCPT V and CMFT on a pro forma basis as if each of the Mergers was consummated on January 1, 2019 and, with respect to net book value per share of common stock for each of CCIT II, CCIT III, CCPT V and CMFT, on June 30, 2020.

The CMFT pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

	CMFT (Historical)	CCIT II (Historical)	CCIT III (Historical)	CCPT V (Historical)	CCPT V/CMFT Combined Company (Pro Forma)	Fully Combined Company (Pro Forma)
As of June 30, 2020
Net tangible book value per common share	$7.31	$9.93	$7.76	$18.96	$7.28	$7.13
For the Six Months Ended June 30, 2020
Net (loss) income per common share attributable to common stockholders—basic and diluted	(0.05)	0.11	0.04	0.04	(0.02)	(0.01)
Distributions declared per common share	0.19	0.27	0.24	0.37	0.19	0.19
For the Year Ended December 31, 2019
Net income (loss) per common share attributable to common stockholders—basic and diluted	0.59	1.96	(0.15)	0.21	0.01	—
Distributions declared per common share	0.63	1.66	0.53	1.28	0.60	0.71

Comparative Market Price Information

Neither CCPT V Common Stock nor CMFT Common Stock is listed on an exchange and there is no established public trading market for shares of CCPT V Common Stock or CMFT Common Stock.

Historical Distributions

CCPT V’s Distribution Data

Prior to April 1, 2020, the CCPT V Board historically authorized distributions to its stockholders on a quarterly basis that accrued daily to CCPT V stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CCPT V Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
March 18, 2014	December 31, 2015	$0.0043150685
January 1, 2016	December 31, 2016	$0.0043032787
January 1, 2017	March 31, 2019	$0.004315068
April 1, 2019	December 31, 2019	$0.003232877
January 1, 2020	March 31, 2020	$0.003224044

(1)	Less the per share distribution and stockholder servicing fees that are payable with respect to the CCPT V Class T Common Stock (as calculated on a daily basis).

Given the impact of the COVID-19 pandemic, the CCPT V Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CCPT V Board has greater visibility into the impact that the COVID-19 pandemic will have on CCPT V’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to CCPT V’s tenants, CCPT V’s ability to access the capital markets, and on the United States and worldwide financial markets and economy. There can be no assurance that the CCPT V Board will continue to authorize such distributions at such amount or frequency, if at all.

After April 1, 2020, the CCPT V Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Monthly Distribution Amount (1)
April 30, 2020	$0.0200
May 31, 2020	$0.0200
June 30, 2020	$0.0413
July 30, 2020	$0.0560
August 28, 2020	$0.0789
September 29, 2020	$0.0789

(1)	Less the per share distribution and stockholder servicing fees that are payable with respect to the CCPT V Class T Common Stock (as calculated on a daily basis).

The following table presents CCPT V distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020		2019
	Amount	Percent	Amount		Percent
Distributions paid in cash	$4,386	61%	$6,637		55%
Distributions reinvested	2,793	39%	5,359		45%

Total distributions	$7,179	100%	$11,996		100%

Sources of distributions:
Net cash provided by operating activities (1)	$7,179	100%	$10,568		88%
Proceeds from issuance of debt	—	—%	1,428	(2)	12%

Total sources	$7,179	100%	$11,996		100%

(1)	Net cash provided by operating activities was $8.0 million and $10.6 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Includes proceeds from prior periods.

CMFT’s Distribution Data

Prior to April 1, 2020, the CMFT Board historically authorized distributions to its stockholders on a quarterly basis that accrued daily to CMFT stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CMFT Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

Given the impact of the COVID-19 pandemic, the CMFT Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CMFT Board has greater visibility into the impact that the COVID-19 pandemic will have on CMFT’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to CMFT’s tenants, CMFT’s ability to access the capital markets, and on the United States and worldwide financial markets and economy. There can be no assurance that the CMFT Board will continue to authorize such distributions at such amount or frequency, if at all.

After April 1, 2020, the CMFT Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Monthly Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303

The following table presents CMFT distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020			2019
	Amount		Percent	Amount	Percent
Distributions paid in cash	$44,150		61%	$54,663	56%
Distributions reinvested	28,774		39%	42,320	44%

Total distributions	$72,924		100%	$96,983	100%

Sources of distributions:
Net cash provided by operating activities (1) (2)	$46,853		64%	$96,983	100%
Proceeds from the issuance of common stock	8,308	(3)	11%	—	—%
Proceeds from the issuance of debt	17,763	(4)	25%	—	—%

Total sources	$72,924		100%	96,983	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2020 and 2019 was $37.2 million and $84.1 million, respectively.
(2)

CMFT’s distributions covered by cash flows from operating activities for the six months ended June 30, 2020 and 2019 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million and $12.9 million, respectively.

(3)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

(4)	Net proceeds on CMFT’s unsecured credit facility, repurchase facility and mortgage notes payable for the six months ended June 30, 2020 were $102.2 million.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of CCPT V Common Stock. In addition, you should read and consider the risks associated with the businesses of each of CCPT V and CMFT because these risks will also affect the Combined Company. You should also read and consider the other information included in this proxy statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page [    ].

Risks Related to the CCPT V Merger

The CCPT V Exchange Ratio payable in connection with the CCPT V Merger is fixed and will not be adjusted in the event of any change in the relative values of CCPT V or CMFT.

Upon the consummation of the CCPT V Merger, each outstanding share of CCPT V Common Stock will be converted automatically into the right to receive 2.691 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the CCPT V Merger Agreement. Such CCPT V Exchange Ratio will not be adjusted, other than in the limited circumstances as expressly contemplated in the CCPT V Merger Agreement in connection with stock splits, combinations, reorganizations, or other similar events affecting the outstanding CCPT V Common Stock or CMFT Common Stock. Except as expressly contemplated in the CCPT V Merger Agreement, no change in the CCPT V merger consideration will be made for any reason, including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of CCPT V or CMFT;

•	changes in the estimated NAV per share of either the shares of CCPT V Common Stock or CMFT Common Stock;

•

CMFT’s failure to complete the CCIT II Merger or the CCIT III Merger, or any change in the exchange ratios payable by CMFT in the CCIT Merger or the CCIT III Merger or the relative estimated NAV per share of common stock of CCIT II or CCIT III;

•	interest rates, general market and economic conditions and other factors generally affecting the businesses of CCPT V or CMFT;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CCPT V or CMFT operate;

•	dissident stockholder activity, including any stockholder litigation challenging any of the Mergers;

•	other factors beyond the control of CCPT V and CMFT, including those described or referred to elsewhere in this “Risk Factors” section; and

•	acquisitions, dispositions or new development opportunities.

Any such changes may materially alter or affect the relative values of CCPT V and CMFT and, as a result, the CCPT V merger consideration may be more or less than the fair value of your shares of CCPT V Common Stock.

The terms of the CCPT V Merger may not be as favorable to CCPT V stockholders as they would have been if only independent representatives were involved in analyzing the CCPT V Merger.

While each of the CCPT V Board and the CMFT Board formed separate special committees consisting solely of independent directors and each special committee retained separate legal and financial advisors to assist it in evaluating the CCPT V Merger, the CCPT V Merger was initially proposed to each of the CCPT V Board and the CMFT Board for their consideration by certain representatives of CIM. Furthermore, certain of such legal and financial advisors have in the past, and may in the future, provide services to CIM and its affiliates other than in connection with the CCPT V Merger. If only independent representatives of CCPT V and CMFT were involved in initially exploring strategic alternatives and analyzing the potential combination of CCPT V and CMFT, the CCPT V Merger may never have been proposed or the initially proposed, negotiated and final terms of the CCPT V Merger may have been different. CCPT V and CMFT can provide no assurances as to whether the merger consideration to be received by CCPT V stockholders in the CCPT V Merger will be greater or less than that which could have been obtained if the initial negotiations of the CCPT V Merger had taken place between unaffiliated or unrelated third parties.

Completion of the CCPT V Merger is subject to many conditions and if these conditions are not satisfied or waived, the CCPT V Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

The CCPT V Merger Agreement is subject to many conditions that must be satisfied or waived in order to complete the CCPT V Merger. The mutual conditions of the parties include, among others: (1) the approval by CCPT V stockholders of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal; (2) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CCPT V Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CCPT V Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CCPT V Merger or the other transactions contemplated by the CCPT V Merger Agreement; and (3) the effectiveness of the registration statement on Form S-4 to be filed by CMFT for purposes of registering CMFT Common Stock to be issued in connection with the CCPT V Merger. In addition, each party’s obligation to consummate the CCPT V Merger is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (b) the other party’s performance of, and compliance with, its covenants and agreements contained in the CCPT V Merger Agreement in all material respects; (c) the absence of any event, circumstance, change, effect, development, condition or occurrence arising during the period from the date of the CCPT V Merger Agreement until the effective time of the CCPT V Merger that has had or would have a material adverse effect on the other party; (d) the receipt of an opinion of counsel to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT; and (e) the receipt of an opinion of counsel to the effect that the CCPT V Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the CCPT V Merger, see “The CCPT V Merger Agreement—Conditions to Completion of the CCPT V Merger” in this proxy statement/prospectus.

There can be no assurance that the conditions to closing of the CCPT V Merger will be satisfied or waived or that the CCPT V Merger will be completed. Failure to consummate the CCPT V Merger may adversely affect CCPT V’s results of operations and business prospects for the following reasons, among others: (1) CCPT V has incurred and will continue to incur certain transaction costs, regardless of whether the CCPT V Merger closes, which could adversely affect its financial condition, results of operations and ability to make distributions to its stockholders; and (2) the CCPT V Merger, whether or not it closes, will divert the attention of certain management of CCPT V from ongoing business activities, including the pursuit of other opportunities that could be beneficial to CCPT V. In addition, CCPT V or CMFT may terminate the CCPT V Merger Agreement under certain circumstances, including, among other reasons, if the CCPT V Merger is not completed by the Outside Date. If the CCPT V Merger is not consummated, the ongoing business of CCPT V could be adversely affected. See “The CCPT V Merger Agreement—Termination of the CCPT V Merger Agreement” in this proxy statement/prospectus.

Completion of the CCPT V Merger is not contingent on the completion of the CCIT II Merger or the CCIT III Merger.

The completion of the CCPT V Merger is not contingent on the completion of the CCIT II Merger or the CCIT III Merger, which means the CCPT V Merger may be completed without the CCIT II Merger or the CCIT III

Merger also being completed. As of June 30, 2020, CCIT II owned 26 properties in 12 states and CCIT III owned two properties in two states. In the event the CCIT II Merger or the CCIT III Merger is not completed, CCPT V investors who receive CMFT Common Stock in the CCPT V Merger will not benefit from CMFT’s ownership of the CCIT II or the CCIT III properties. Furthermore, as described elsewhere in this proxy statement/prospectus, one of the reasons for the Mergers is to realize efficiencies related to the consolidation of the Sponsor’s affiliated REITs into one entity. Some of these efficiencies will not be achieved, or will be achieved on a lesser scale, if the CCIT II Merger or the CCIT III Merger is not completed. As a result, if the CCIT II Merger or the CCIT III Merger is not completed, the CCPT V/CMFT Combined Company’s business prospects, financial condition, cash flows, results of operations and the value of the CCPT V/CMFT Combined Company’s common stock could be materially and adversely impacted. The CCIT II Merger and the CCIT III Merger are subject to a number of conditions, including approval by CCIT II stockholders and CCIT III stockholders, respectively, and there can be no assurances that the CCIT II Merger or the CCIT III Merger will be completed.

If the CCIT II Merger or the CCIT III Merger is not completed, the CCPT V/CMFT Combined Company may compete with CCIT II and CCIT III.

If the CCIT II Merger or the CCIT III Merger is not completed, the CCPT V/CMFT Combined Company may compete with CCIT II and CCIT III for investment opportunities. To the extent the CCPT V/CMFT Combined Company competes with CCIT II or CCIT III, there is a risk that the Sponsor will select investment opportunities for the CCPT V/CMFT Combined Company that provide lower returns than the investments selected for CCIT II or CCIT III, or that certain otherwise attractive investment opportunities will not be available to the CCPT V/CMFT Combined Company. As a result of its potential competition with CCIT II or CCIT III, certain investment opportunities that would otherwise be available to the CCPT V/CMFT Combined Company may not in fact be available. Such competition may also result in conflicts of interest that are not resolved in favor of the CCPT V/CMFT Combined Company.

Failure to complete the CCPT V Merger could negatively impact the future business and financial results of CCPT V.

If the CCPT V Merger is not completed, the ongoing business of CCPT V could be materially adversely affected and CCPT V will be subject to a variety of risks associated with the failure to complete the CCPT V Merger, including the following:

•

CCPT V being required, under certain circumstances in which the CCPT V Merger Agreement is terminated, to pay to CMFT a termination fee of $9,170,000 and reimbursement of expenses incurred by CMFT in connection with the CCPT V Merger of up to $1,670,000;

•	CCPT V having to bear certain costs incurred by it relating to the CCPT V Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the diversion of CCPT V management’s focus and resources from operational matters and other strategic opportunities while working to implement the CCPT V Merger.

If the CCPT V Merger is not completed, these risks could materially affect the business and financial results of CCPT V.

The pendency of the CCPT V Merger, including as a result of the restrictions on the operation of CCPT V’s and CMFT’s business during the period between signing the CCPT V Merger Agreement and the completion of the CCPT V Merger, could adversely affect the business and operations of CCPT V, CMFT or both.

In connection with the pending CCPT V Merger, some business partners or vendors of each of CCPT V and CMFT may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of CCPT V and CMFT, regardless of whether the CCPT V Merger is completed. In addition, due to operating covenants in the CCPT V Merger Agreement, each of CCPT V and CMFT may be unable, during the pendency of the CCPT V Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. In addition, CMFT faces similar restrictions and risks related to the CCIT II Merger and the CCIT III Merger, which could further impact its revenues, earnings, cash flows and expenses.

Some of the directors and executive officers of CCPT V have interests in seeing the CCPT V Merger completed that are different from, or in addition to, those of CCPT V stockholders.

Some of the directors and executive officers of CCPT V have interests in seeing the CCPT V Merger completed that are different from, or in addition to, those of CCPT V stockholders. None of CCPT V’s executive officers or directors is party to an arrangement with CCPT V, or participates in any CCPT V plan, program or arrangement, that provides such executive officer or director with financial incentives that are contingent upon the consummation of the CCPT V Merger; provided, however, that pursuant to the CCPT V Merger Agreement, the independent directors on the CCPT V Board who do not presently serve as directors of CMFT will be appointed to the CMFT Board effective upon consummation of the CCPT V Merger and will receive compensation for such services provided to CMFT. Additionally, CR V Management and CMFT Management may be considered to be controlled by certain directors of CCPT V and CMFT. See “The CCPT V Merger—Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger” and “Advisory and Management Agreements—Comparison of the CMFT Management Agreement and the CCPT V Advisory Agreement” in this proxy statement/prospectus.

The CCPT V Merger and, if consummated, the other Mergers, will result in changes to the board of directors of the Combined Company.

Upon the consummation of the CCPT V Merger, the composition of the board of directors of the Combined Company will be different from those of the current CCPT V Board and the CMFT Board. The board of directors of the Combined Company is expected to be comprised of the current CMFT Board, each independent director of the CCPT V Board who does not presently serve as a director of CMFT and, if the CCIT II Merger and CCIT III Merger are completed, each independent director of the board of directors of CCIT II and CCIT III who do not presently serve as a director of CMFT. Furthermore, the CCPT V Merger Agreement contemplates that not all directors of the Combined Company will be nominated by the Combined Company for reelection at the annual meeting of stockholders of the Combined Company following the Mergers. See the section “The Combined Company—Board of Directors of the Combined Company” in this proxy statement/prospectus. The new composition of the Combined Company’s board of directors may affect the future decisions of the Combined Company.

CCPT V is seeking approval of its stockholders of the CCPT V Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the CCPT V Merger.

CCPT V is seeking approval of its stockholders of the CCPT V Charter Amendment. If adopted, the amendment would remove substantive and procedural protections relating to Roll-Up Transactions from the CCPT V Charter, which would eliminate certain protections that would have applied to certain transactions, including the CCPT V Merger. For example, the CCPT V Charter provides that prior to conducting a Roll-Up Transaction, CCPT V would be required to obtain an appraisal of CCPT V’s assets. In addition, as part of a Roll-Up Transaction, CCPT V would be required to provide stockholders certain rights including the right to remain as a stockholder of CCPT V and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholders pro rata share of the appraised value of the net assets of CCPT V, even if the CCPT V Board concludes that transaction would be in CCPT V’s best interests. Because the CCPT V Merger is conditioned on approval of the CCPT V Charter Amendment, CCPT V stockholders will not be entitled to the benefit of these protections in connection with the CCPT V Merger.

The CMFT Charter does not contain certain protections contained in the CCPT V Charter, and CCPT V stockholders will lose such protections if the CCPT V Merger is consummated.

The CCPT V Charter includes certain provisions required by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association (the “NASAA REIT Guidelines”), which apply to REITs with shares that are publicly registered with the SEC but are not listed on a national securities exchange, including certain director removal rights. The CMFT Charter does not include provisions based on the NASAA REIT Guidelines, and such guidelines would not apply to CMFT. If the CCPT V Merger is consummated, the CCPT V Charter would no longer be applicable and CCPT V stockholders would no longer have the benefit of the protections provided by the NASAA REIT Guidelines set forth in the CCPT V Charter.

The CCPT V Merger and CCPT V Charter Amendment are each subject to approval by CCPT V stockholders.

In order for the CCPT V Merger to be completed, CCPT V stockholders must approve the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal, which each require the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT V Common Stock entitled to vote on such proposals at the CCPT V Special Meeting. If the proposals are not approved by CCPT V stockholders in a timely manner that would allow the CCPT V Merger to be completed by the Outside Date, either party may terminate the CCPT V Merger Agreement, in which case the CCPT V Merger would not be consummated.

The CCPT V Merger Agreement and the CCPT V Advisory Agreement contain provisions that could discourage a potential competing acquiror of CCPT V or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

Following the expiration of the Go Shop Period End Time, the CCPT V Merger Agreement restricts CCPT V’s ability to initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal, subject to limited exceptions. Prior to making an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, CCPT V is required to provide CMFT with notice of its intention to make such an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement and an opportunity to negotiate (to the extent CMFT wishes to negotiate) to make adjustments to the terms of the CCPT V Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal.

Upon termination of the CCPT V Merger Agreement in certain circumstances involving an Acquisition Proposal, CCPT V is required to pay CMFT a termination fee of $4,170,000 if the termination occurs within ten (10) business days after the Go Shop Period End Time (or, in the event of timely delivery to CMFT of a CCPT V Change Notice (as defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), the end of the specified period for negotiations with CMFT following receipt of such CCPT V Change Notice), or $9,170,000 if such termination occurs thereafter, and, in each case, CCPT V must pay CMFT an additional amount of up to $1,670,000 as reimbursement for expenses incurred by CMFT in connection with the CCPT V Merger. Further, although CR V Management waived its right to receive any fees under the CCPT V Advisory Agreement that it would have been entitled to receive upon the consummation of the CCPT V Merger, CCPT V would be responsible for paying all or a portion of such fees to CR V Management in connection with the consummation of certain other Acquisition Proposals, including a Subordinated Performance Fee equal to 15% of the net sale proceeds of such Acquisition Proposal remaining after the CCPT V stockholders have received distributions equal to 100% of Invested Capital (as defined in the CCPT V Advisory Agreement) plus a 6.0% return thereon.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of CCPT V’s business from considering or making a competing Acquisition Proposal, even if the potential competing acquiror was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the CCPT V Merger, or might cause a potential competing acquiror to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the applicable termination fee under the CCPT V Merger Agreement or fees to CR V Management that, in each case, may become payable in certain circumstances.

In certain circumstances, either of CCPT V or CMFT may terminate the CCPT V Merger Agreement.

Either CCPT V or CMFT may terminate the CCPT V Merger Agreement if the CCPT V Merger has not been consummated by the Outside Date. Also, the CCPT V Merger Agreement may be terminated in certain circumstances if a final and non-appealable order is entered prohibiting the transactions contemplated by the CCPT V Merger Agreement, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or if CCPT V stockholders fail to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal. CCPT V also has the right to terminate the CCPT V Merger Agreement if CMFT increases the exchange ratio in respect of the CCIT II Merger to be greater than or equal to 1.562 shares of CMFT Common Stock per share of common stock of CCIT II. In addition, at any time prior to the time CCPT V stockholders approve the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal, CCPT V has the right to terminate the CCPT V Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as such terms are defined under the heading “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”). Finally, at any time prior to the time CCPT V stockholders approve the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal, CMFT has the right to terminate the CCPT V Merger Agreement upon an Adverse Recommendation Change, upon the commencement of a tender offer or exchange offer for any shares of CCPT V Common Stock that constitutes an Acquisition Proposal if the CCPT V Board fails to recommend against acceptance of such tender offer or exchange offer or to publicly reaffirm the CCPT V Board recommendation after being requested to do so by CMFT or if CCPT V breaches or fails to comply in any material respect with certain of its obligations regarding the solicitation of and response to Acquisition Proposals. See “The CCPT V Merger Agreement—Termination of the CCPT V Merger Agreement” in this proxy statement/prospectus.

CCPT V and CMFT each expect to incur substantial expenses related to the CCPT V Merger.

CCPT V and CMFT each expect to incur substantial expenses in connection with completing the CCPT V Merger and integrating the properties and operations of CCPT V with CMFT and, if the other Mergers are consummated, CMFT will incur additional expenses in connection with the further integration of each of CCIT II and CCIT III. While CCPT V and CMFT each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the CCPT V Merger could, particularly in the near term, exceed the savings that CMFT expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the CCPT V Merger.

The ownership position of CCPT V stockholders will be diluted by the CCPT V Merger and the other Mergers.

The Mergers will result in CCPT V stockholders having an ownership stake in the Combined Company that is smaller than their current stake in CCPT V. Based on the number of shares of CMFT Common Stock and CCPT V Common Stock outstanding on [                ], 2020, former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of CMFT Common Stock following the CCPT V Merger. If the CCIT II Merger and CCIT III Merger are also consummated, then former CCPT V stockholders will own approximately [    ]% of the issued and outstanding shares of CMFT Common Stock following the completion of all Mergers, based on the number of shares of CMFT Common Stock, CCPT V Common Stock and shares of common stock of CCIT II and CCIT III outstanding on [                ], 2020, and assuming the exchange ratios in respect of the CCIT II Merger and CCIT III Merger are [            ] and [            ]

shares of CMFT Common Stock per share of CCIT II common stock and CCIT III common stock, respectively. Consequently, each CCPT V stockholder, as a general matter, will have less influence over the management and policies of the Combined Company following the Mergers than currently exercisable over the management and policies of CCPT V.

The CCPT V Merger may be dilutive to estimated net income for CCPT V stockholders.

The CCPT V Merger may be dilutive to estimated net income for CCPT V stockholders, which would potentially decrease the amount of funds available to distribute to CCPT V stockholders as stockholders of the CCPT V/CMFT Combined Company, as well as for CCPT V stockholders as stockholders of the Fully Combined Company. For instance, on a pro forma basis, assuming the CCPT V Merger had been consummated on January 1, 2019, the net income per share of the CCPT V/CMFT Combined Company for the year ended December 31, 2019 and the six months ended June 30, 2020 would have been less than the actual net income per share of CCPT V Common Stock during the same periods. See the unaudited pro forma condensed combined financial information of the CCPT V/CMFT Combined Company and the Fully Combined Company, and the accompanying notes, included in the section “Index to Financial Information” in this proxy statement/prospectus.

Litigation challenging any of the Mergers may increase transaction costs and prevent the applicable Merger from becoming effective within the expected timeframe, or from being completed at all.

If any stockholder files a lawsuit challenging the CCIT II Merger, the CCIT III Merger or the CCPT V Merger, neither CCPT V nor CMFT can provide any assurance as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing any of the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the applicable merger in the expected time frame, or may prevent it from being completed at all. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated NAV per share of CMFT Common Stock considered by the CCPT V Board in approving and recommending the CCPT V Merger.

In approving and recommending the CCPT V Merger, the CCPT V Board considered, among other things, the most recent estimated NAV per share of CCPT V Common Stock and CMFT Common Stock as determined by the CCPT V Board and the CMFT Board, respectively, with the assistance of their respective third-party valuation experts. The estimated NAV per share of CMFT Common Stock may not be immediately determined following the consummation of the Mergers. In the event that the Combined Company completes a liquidity event after consummation of the Mergers, such as a listing of its shares on a national securities exchange, a merger in which stockholders of the Combined Company receive securities that are listed on a national securities exchange, or a sale of the Combined Company for cash, the market value of the shares of the Combined Company upon consummation of such liquidity event may be significantly lower than the current estimated value considered by the CCPT V Board and the estimated NAV per share of CMFT Common Stock that may be reflected on the account statements of stockholders of the Combined Company after consummation of the Mergers. For example, if the shares of the Combined Company are listed on a national securities exchange at some point after the consummation of the Mergers, the trading price of the shares may be significantly lower than the most recent estimated NAV per share of CMFT Common Stock of $7.31 as of June 30, 2020.

Risks Related to the Combined Company Following the Mergers

The Combined Company will have substantial indebtedness upon completion of the Mergers.

In connection with the Mergers, CMFT will assume and/or refinance certain indebtedness of CCIT II, CCIT III and CCPT V and will be subject to risks associated with debt financing, including a risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2020, CMFT had approximately $1.7 billion of outstanding indebtedness for borrowed money and approximately $336.1 million of cash and cash equivalents. After giving effect to the Mergers, the Fully Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account CCPT V’s existing indebtedness for borrowed money, transaction expenses of CMFT and CCPT V, and the assumption and/or refinancing of indebtedness in the CCPT V Merger, the CCPT V/CMFT Combined Company’s pro forma consolidated indebtedness as of June 30, 2020 would be approximately $2.1 billion and its cash and cash equivalents would be approximately $353.6 million. Taking into account the indebtedness for borrowed money and transaction expenses of each of CMFT, CCIT II, CCIT III and CCPT V, and the assumption and/or refinancing of indebtedness in the Mergers, the Fully Combined Company’s pro forma consolidated indebtedness as of June 30, 2020 would be approximately $2.5 billion and its cash and cash equivalents would be approximately $367.1 million.

The Combined Company’s indebtedness could have important consequences to CCPT V stockholders, who will receive CMFT Common Stock in the CCPT V Merger, including:

•	vulnerability of the Combined Company to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

•

requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and

•	limiting the Combined Company’s ability to access capital markets.

If the Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.

The Combined Company may need to incur additional indebtedness in the future.

It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Following the Mergers, CCPT V stockholders may receive a lower dollar amount per share in monthly distributions.

Each of CCPT V and CMFT has historically declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record. However, given the impact of the COVID-19 pandemic, each of CCPT V and CMFT has declared distributions on a monthly basis since April 2020 so as to allow CCPT V and CMFT greater flexibility in responding to the impact that COVID-19 has on their respective tenants, the degree to which federal, state or local governmental authorities grant rent relief or other assistance programs, their respective abilities to access capital markets and the general effect on the financial markets and economy.

CCPT V’s most recent monthly distributions for June, July and August 2020 were approximately $0.50, $0.67 and $0.95, respectively, per share on an annualized basis, reflecting annualized distribution rates of approximately 2.6%, 3.5% and 5.0%, respectively, based on the most recent estimated NAV per share of CCPT V Common Stock of $18.96 as of June 30, 2020. CMFT’s most recent monthly distributions for June, July and August 2020 were approximately $0.19, $0.36 and $0.36, respectively, per share on an annualized basis, reflecting annualized distribution rates of approximately 2.6%, 5.0% and 5.0%, respectively, based on the most recent estimated NAV per share of CMFT Common Stock of $7.31 as of June 30, 2020. Based on the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock for each share of CCPT V Common Stock, CCPT V stockholders would receive in respect of each share of CCPT V Common Stock distributions of approximately $0.97 per share on an annualized basis, assuming CMFT maintains its most recent monthly distribution rate of 5.0%. However, there is no guarantee that the Combined Company will continue to pay distributions at such rate, if at all, and all decisions regarding future distributions will remain entirely at the discretion of the Combined Company’s board of directors.

Stockholders of the Combined Company will have no contractual or other legal right to distributions that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.

Following the consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to CCIT II, CCIT III and CCPT V, as applicable.

Following the consummation of the Mergers, the Combined Company will have assumed certain potential and unknown liabilities relating to CCIT II, CCIT III and CCPT V, as applicable. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Mergers and, accordingly, CCPT V stockholders have limited financial information on which to evaluate the Combined Company.

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the Combined Company’s financial position or results of operations that actually would have occurred had the CCPT V Merger and the other Mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company, as applicable. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the CCPT V Merger or the other Mergers, including any future nonrecurring charges resulting from the Mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Mergers that CCPT V and CMFT believe are reasonable under the circumstances. CCPT V and CMFT can provide no assurances that the assumptions will prove to be accurate over time.

The Combined Company will continue to be externally managed and subject to various fees and expenses, including a termination fee in excess of the termination fee payable in certain circumstances by CCPT V to CR V Management.

The Combined Company will continue to be externally managed by CMFT Management pursuant to the CMFT Management Agreement, which agreement requires CMFT to pay CMFT Management (1) a quarterly management fee equal to the greater of $62,500 and 0.375% of CMFT’s Equity (as defined in the CMFT Management Agreement), (2) a quarterly incentive fee equal to 20% of the amount by which certain core earnings of CMFT exceed 7% of the NAV of CMFT and (3) reimbursement for certain expenses incurred by CMFT Management in connection with the provision of its services under the agreement. Subject to certain exceptions related to properties that were under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the CMFT Management Agreement, CMFT Management is not entitled to receive any acquisition fees, reimbursement of acquisition expenses or disposition fees. For the six months ended June 30, 2020, CMFT recorded fees and expense reimbursements for services provided by CMFT Management and its affiliates under the CMFT Management Agreement in an aggregate amount of approximately $25.2 million.

If the CMFT Management Agreement is terminated without cause by CMFT, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual management fee and (b) the average annual incentive fee during the 24-month period prior to the termination, which fee is greater than the “Subordinated Performance Fee” or “Disposition Fee” that may be payable under the CCPT V Advisory Agreement in the event of entry into a Superior Proposal.

The Combined Company may incur adverse tax consequences if prior to the Mergers, CCIT II, CCIT III, CCPT V or CMFT, as applicable, fail to qualify as a REIT for U.S. federal income tax purposes.

Each of CCIT II, CCIT III, CCPT V and CMFT has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the CCIT II Merger, the CCIT III Merger and the CCPT V Merger, and the Fully Combined Company intends to continue operating in such a manner following the Mergers. None of CCIT II, CCIT III, CCPT V or CMFT has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of CCIT II, CCIT III, CCPT V or CMFT may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of CCIT II, CCIT III, CCPT V and CMFT must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.

If CCIT II, CCIT III, CCPT V or CMFT (or, following the Mergers, the Fully Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•

it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes for such periods;

•

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Mergers, the Combined Company will inherit any liability with respect to unpaid taxes of CCIT II, CCIT III and CCPT V, as applicable, for any periods prior to the Mergers. In addition, as described above, if CCIT II, CCIT III or CCPT V, as applicable, failed to qualify as a REIT as of the Mergers but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former CCIT II, CCIT III or CCPT V asset, as applicable, during the five years following the Mergers the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Mergers.

As a result of all these factors, any of CCIT II, CCIT III, CCPT V, CMFT or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

The Combined Company could be subject to a material tax liability if CMFT’s sales of properties during 2019 are treated as prohibited transactions under the Code.

The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

In 2019, CMFT sold a total of 497 properties (the “2019 Sales”), which, excluding assets sold for a loss, would have resulted in a tax gain of approximately $201.1 million. Although CMFT held each property for over two years, the 2019 Sales did not qualify under the Safe Harbor because there were more than seven sales during 2019 and the total value and basis of the assets sold exceeded the 10% thresholds for 2019 and also the 20% limitations with respect to the 3-year averages, as discussed above. The Code provides that a sale failing to satisfy the Safe Harbor does not necessarily result in classification of the sale as a sale of dealer property. Rather, failure to satisfy the Safe Harbor requires an analysis of all relevant facts and circumstances to determine if the property sold was held primarily for sale to customers in the ordinary course of CMFT’s business. There can be no assurances that the IRS will agree with CMFT’s assessment that the facts and circumstances establish that the assets sold as part of the 2019 Sales were not held primarily for sale to customers in the ordinary course of its business and therefore should not be treated as prohibited transactions. If the IRS successfully asserts that the 2019 Sales were prohibited transactions, the resulting tax liability of approximately $201.1 million could adversely impact the Combined Company’s liquidity, could make it difficult for the Combined Company to meet its distribution requirement to maintain its status as a REIT, and would substantially reduce the amount of cash available for distribution to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, as described above, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CMFT Common Stock—Taxation of the Combined Company” in this proxy statement/prospectus.

If the CCPT V Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.

The CCPT V Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the CCPT V Merger is conditioned on the receipt by each of CCPT V and CMFT of an opinion of counsel to the effect that the CCPT V Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the CCPT V Merger were to fail to qualify as a tax-free reorganization, then each CCPT V stockholder generally would recognize gain or loss, as applicable, equal to the difference between (1) the merger consideration (i.e. the fair market value of the shares of CMFT Common Stock) received by such CCPT V stockholder in the CCPT V Merger; and (2) such CCPT V stockholder’s adjusted tax basis in its CCPT V Common Stock.

The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The future success of the Combined Company will depend in large part on the ability of CMFT Management to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential residents and industry personnel.

Many of the Combined Company’s, and CMFT Management’s, other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective residents is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and potential residents and industry personnel, which could materially and adversely affect the Combined Company.

Key employees of CMFT Management may depart either before or after the Mergers because of a desire not to remain with the Combined Company following the Mergers. Accordingly, no assurance can be given that the Combined Company will be able to retain key personnel to the same extent as in the past.

If the Combined Company internalizes its management functions following the Mergers, the percentage of the outstanding common stock owned by stockholders of the Combined Company could be reduced, and the Combined Company could incur other significant costs associated with being self-administered.

In the future, the board of directors of the Combined Company may consider internalizing the functions performed for the Combined Company by CMFT Management. If the board of directors of the Combined Company determines that it is in the Combined Company’s best interest to internalize its management functions, the Combined Company may negotiate to acquire CMFT Management’s assets and personnel. At this time, CMFT cannot be sure of the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of common stock of the Combined Company. The payment of such consideration could result in dilution of the Combined Company’s then existing stockholders’ interests as a stockholder and could reduce the net income per share attributable to their investment.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, the Combined Company could be forced to spend significant amounts of money defending claims, which would reduce the amount of funds available for the Combined Company to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on the Combined Company’s results of operations, financial condition and ability to pay distributions to its stockholders.

In addition, while the Combined Company would no longer bear the costs of the various fees and expenses it expects to pay to CMFT Management under the CMFT Management Agreement, the Combined Company’s direct expenses would include general and administrative costs, including legal, accounting, and other expenses related to corporate governance, including SEC reporting and compliance. The Combined Company would also incur the compensation and benefits costs of its officers and other employees and consultants that CMFT now expects will be paid by CMFT Management or its affiliates. If the expenses the Combined Company assumes as a result of an internalization are higher than the expenses it avoids paying to CMFT Management, its net income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to its stockholders and the value of the Combined Company’s shares.

If the Combined Company internalizes its management functions, it could have difficulty integrating these functions as a stand-alone entity and it may fail to properly identify the appropriate mix of personnel and capital needed to operate as a stand-alone entity. Additionally, upon any internalization of CMFT Management, certain key personnel may not remain with CMFT Management, but will instead remain employees of CCO Group.

CMFT stockholders’ interests in CMFT will be diluted if CMFT issues shares at prices below the Combined Company’s estimated NAV per share.

CMFT stockholders do not have preemptive rights to any shares of capital stock that may be issued by CMFT in the future. Subject to any limitations set forth under Maryland law, the CMFT Board may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CMFT Board. Therefore, if and as CMFT (1) sells additional shares of CMFT

Common Stock in the future, including those issued pursuant to its distribution reinvestment plan, (2) sells securities that are convertible into shares of CMFT Common Stock, (3) issues shares of CMFT Common Stock in a private offering of securities to institutional investors, (4) issues shares of restricted CMFT Common Stock or stock options to its independent directors or (5) issues shares of CMFT Common Stock in connection with an exchange of limited partnership interests of the CMFT OP, in each case at prices below the Combined Company’s estimated NAV per share, CMFT stockholders at such time will experience dilution of their equity investment in CMFT. See “Risks Related to the CCPT V Merger—The ownership position of CCPT V stockholders will be diluted by the CCPT V Merger and the other Mergers.”

CMFT is not afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of the CMFT Board. CMFT will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in the CMFT Charter would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

The CMFT Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by CMFT stockholders.

The CMFT Bylaws provide that, unless CMFT consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of CMFT, (2) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, including, without limitation, (a) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CMFT to CMFT or to the stockholders of CMFT or (b) any action asserting a claim against CMFT or any director or officer or other employee of CMFT arising pursuant to any provision of the MGCL, the CMFT Charter or the CMFT Bylaws, or (3) any other action asserting a claim against CMFT or any director or officer or other employee of CMFT that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in CMFT shares will be deemed to have notice of and to have consented to these provisions of the CMFT Bylaws, as they may be amended from time to time. The CMFT Board, without stockholder approval, adopted this provision of the CMFT Bylaws so that CMFT may respond to such litigation more efficiently and reduce the costs associated with CMFT’s responses to such litigation, particularly litigation that might otherwise be brought in multiple forums. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with CMFT or its directors, officers, agents or employees, if any, and may discourage lawsuits against CMFT and its directors, officers, agents or employees, if any. Alternatively, if a court were to find this provision of the CMFT Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings notwithstanding that the MGCL expressly provides that the charter or bylaws of a Maryland corporation may require that any internal corporate claim be brought only in courts sitting in one or more specified jurisdictions, CMFT may incur additional costs that it does not currently anticipate associated with resolving such matters in other jurisdictions, which could adversely affect CMFT’s business, financial condition and results of operations.

Risks Related to an Investment in CMFT Common Stock

CMFT has not identified all of the credit investments, properties or other real estate-related assets CMFT intends to purchase. For this and other reasons, an investment in CMFT Common Stock is speculative.

CMFT currently has not identified all of the credit investments, properties or other real estate-related assets that it may purchase. CMFT has established policies relating to the types of assets it will acquire and the creditworthiness of tenants of CMFT’s properties or other investment opportunities, but CMFT Management has wide discretion in implementing these policies, subject to the oversight of the CMFT Board. Additionally, CMFT Management has discretion to determine the location, number and size of its investments and the percentage of net proceeds it may dedicate to a single investment. As a result, you will not be able to evaluate the economic merit of its future investments until after such investments have been made.

CMFT stockholders should consider CMFT’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that, like CMFT, have not identified all credit investments, properties or real estate-related assets that they intend to purchase. To be successful in this market, CMFT and CMFT Management must, among other things:

•	identify and make investments that further CMFT’s investment objectives;

•	rely on CMFT Management and its affiliates to attract, integrate, motivate and retain qualified personnel to manage CMFT’s day-to-day operations;

•	respond to competition for CMFT’s targeted credit investments, real estate and other assets;

•	rely on CMFT Management and its affiliates to continue to build and expand CMFT’s operations structure to support its business; and

•	be continuously aware of, and interpret, marketing trends and conditions.

CMFT may not succeed in achieving these goals, and CMFT’s failure to do so could cause CMFT stockholders to lose all or a portion of their investment.

There is no public trading market for CMFT Common Stock, and there may never be one.

CMFT Common Stock in not currently publicly traded and there are no plans to list CMFT Common Stock on any securities exchange. In addition, CMFT does not have a fixed date or method for providing stockholders with liquidity. CMFT expects that the CMFT Board will make that determination in the future based, in part, upon advice from CMFT Management. If a buyer for CMFT Common Stock is able to be found, such shares may be sold at a substantial discount to the most recent estimated NAV per share of CMFT Common Stock of $7.31 as of June 30, 2020. It also is likely that CMFT Common Stock will not be accepted as the primary collateral for a loan. Therefore, shares of CMFT Common Stock should be considered illiquid and a long-term investment, and CMFT stockholders must be prepared to hold their shares of CMFT Common Stock for an indefinite length of time.

If the CMFT Board lifts the suspension on CMFT’s share redemption program, CMFT stockholders will be limited in their ability to sell under the program and may have to hold their shares for an indefinite period of time.

CMFT’s share redemption program allows CMFT stockholders to sell shares of CMFT Common Stock to CMFT in limited circumstances, subject to numerous restrictions. Furthermore, pending the completion of the Mergers, the CMFT Board has suspended CMFT’s share redemption program, and there can be no guarantee that, following the Mergers, such share redemption program will be reinstated on the same terms or at all.

If the share redemption program is reinstated on the same terms then, subject to funds being available, CMFT will generally limit the number of shares redeemed pursuant to CMFT’s share redemption program to no more than 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. In addition, CMFT intends to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds it receives from the sale of shares in the respective quarter under the CMFT distribution reinvestment plan (the “CMFT DRIP”). Any of the foregoing limits might prevent CMFT from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. During the 17 quarters immediately preceding suspension of the share redemption program, quarterly redemptions were honored on a pro rata basis, as requests for redemption exceeded the quarterly redemption limits described above. The CMFT Board may amend the terms of, suspend, or terminate CMFT’s share redemption program without stockholder approval at any time if it believes that such action is in the best interest of CMFT’s stockholders, and CMFT Management may reject any request for redemption. These restrictions severely limit CMFT stockholders’ ability to sell their shares should they require liquidity, and limit CMFT stockholders’ ability to recover the amount they invested or the fair market value of their shares.

The estimated NAV per share of CMFT Common Stock is an estimate as of a given point in time and likely will not represent the amount of net proceeds that would result if CMFT were liquidated or dissolved or completed a merger or other sale.

The methodology used by the CMFT Board in reaching an estimated NAV per share of CMFT Common Stock is based upon a number of estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the NAV per share of CMFT Common Stock. Also, the estimated NAV per share reflects an estimate as of a given point in time and will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets. In addition, the CMFT Board’s estimate of the NAV per share is not based on the book values of CMFT’s real estate, as determined by GAAP, as CMFT’s book value for most real estate is based on the amortized cost of the property, subject to certain adjustments. Furthermore, in reaching an estimate of the NAV per share of CMFT Common Stock, the CMFT Board did not include, among other things, a discount for debt that may include a prepayment obligation or a provision precluding assumption of the debt by a third party. As a result, there can be no assurance that:

•	stockholders will be able to realize the estimated NAV per share upon attempting to sell their shares of CMFT Common Stock; or

•	CMFT will be able to achieve, for its stockholders, the estimated NAV per share upon a listing of CMFT Common Stock on a national securities exchange, a merger of CMFT or a sale of CMFT’s portfolio.

There are currently no SEC, federal or state rules that establish requirements specifying the methodology that CMFT must employ in determining an estimated NAV per share. However, in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), the determination of the estimated NAV per share of CMFT Common Stock must be conducted by, or with the material assistance or confirmation of, a third-party valuation expert and must be derived from a methodology that conforms to standard industry practice.

CMFT may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to CMFT stockholders. CMFT has historically declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record. However, given the impact of the COVID-19 pandemic, CMFT has declared distributions on a monthly basis since April 2020 so as to allow greater flexibility in responding to the impact that COVID-19 has on its tenants, the degree to which federal, state or local governmental authorities grant rent relief or other assistance programs, their respective abilities to access capital markets and the general effect on the financial markets and economy.

Distributions are based primarily on cash flows from operations. The amount of cash available for distributions is affected by many factors, such as the performance of CMFT Management in selecting investments for CMFT to make, selecting tenants for CMFT’s properties and securing financing arrangements, CMFTs ability to make investments, the amount of income CMFT receives from its investments, and CMFT’s operating expense levels, as well as many other variables. CMFT may not always be in a position to pay distributions to its stockholders and any distributions CMFT does make may not increase over time. In addition, CMFT’s actual results may differ significantly from the assumptions used by the CMFT Board in establishing the distribution rate to CMFT stockholders. There also is a risk that CMFT may not have sufficient cash flows from operations to fund distributions required to maintain its REIT status.

CMFT has paid, and may continue to pay, some of its distributions from sources other than cash flows from operations, including borrowings and proceeds from asset sales, which may reduce the amount of capital CMFT ultimately deploys in its real estate operations and may negatively impact the value of CMFT Common Stock. Additionally, distributions at any point in time may not reflect the current performance of CMFT’s properties or CMFT’s current operating cash flows.

CMFT’s organizational documents permit CMFT to pay distributions from any source, including net proceeds from public or private offerings, borrowings, advances from its Sponsor or CMFT Management and the deferral of fees and expense reimbursements by CMFT Management, in its sole discretion. To the extent that cash flows from operations have been or are insufficient to fully cover CMFT’s distributions to its stockholders, CMFT has paid, and may continue to pay, some of its distributions from sources other than cash flows from operations. Such sources may include borrowings, proceeds from asset sales or the sale of CMFT’s securities. CMFT has no limits on the amounts it may use to pay distributions from sources other than cash flows from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for acquisitions and operations or cause CMFT to incur additional interest expense as a result of borrowed funds, and may cause subsequent holders of CMFT Common Stock to experience dilution. This may negatively impact the value of CMFT Common Stock.

Because the amount CMFT pays in distributions may exceed its earnings and its cash flows from operations, distributions may not reflect the current performance of its properties or its current operating cash flows. To the extent distributions exceed cash flows from operations, distributions may be treated as a return of CMFT stockholders’ investment and could reduce their basis in CMFT Common Stock. A reduction in a stockholder’s basis in CMFT Common Stock could result in the stockholder recognizing more gain upon the disposition of his or her shares, which, in turn, could result in greater taxable income to such stockholder.

The following table presents CMFT distributions and the source of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30, 2020			Year Ended December 31, 2019
	Amount		Percent	Amount	Percent
Distributions paid in cash	$44,150		61%	$112,083	58%
Distributions reinvested	28,774		39%	82,388	42%

Total distributions	$72,924		100%	$194,471	100%

Sources of distributions:
Net cash provided by operating activities (1) (2)	$46,853		64%	$194,471	100%
Proceeds from the issuance of common stock	8,308	(3)	11%	—	—%
Proceeds from the issuance of debt	17,763	(4)	25%	—	—%

Total sources	$72,924		100%	$194,471	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2020 and the year ended December 31, 2019 was $37.2 million and $188.6 million, respectively.
(2)

CMFT distributions covered by cash flows from operating activities for the six months ended June 30, 2020 and the year ended December 31, 2019 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million and $5.9 million, respectively.

(3)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

(4)	Net proceeds on CMFT’s unsecured credit facility, repurchase facility and mortgage notes payable for the six months ended June 30, 2020 were $102.2 million.

If the aggregate amount of cash CMFT distributes to stockholders in any given year exceeds the amount of its “REIT taxable income” generated during the year, the excess amount will either be (1) a return of capital or (2) a gain from the sale or exchange of property to the extent that a stockholder’s basis in CMFT Common Stock equals or is reduced to zero as the result of CMFT’s current or prior year distributions.

CMFT has experienced losses in the past, and it may experience additional losses in the future.

CMFT has experienced net losses in the past (calculated in accordance with GAAP) and it may not be profitable or realize growth in the value of its assets. Many of its losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. Its ability to sustain profitability is uncertain and depends on the demand for, and value of, its portfolio of properties. For a further discussion of CMFT’s operational history and the factors affecting its losses, see Management’s Discussion and Analysis of Financial Condition and Results of Operations of CMFT, which is attached as Annex E to this proxy statement/prospectus.

CMFT may suffer from delays in locating suitable investments, which could adversely affect its ability to pay distributions to CMFT stockholders and the value of their investment.

CMFT could suffer from delays in locating suitable investments. Delays CMFT encounters in the selection of, and/or investment in, income-producing properties or other investments could adversely affect its ability to pay distributions to its stockholders and/or the value of their overall returns. Competition from other real estate investors or lenders increases the risk of delays in investing its net offering proceeds. If CMFT Management is unable to identify suitable investments, CMFT will hold the cash available for such investment in an interest-bearing account or invest the proceeds in short-term, investment-grade investments, which would provide a significantly lower return to CMFT than the return CMFT expects from its real estate assets.

It may be difficult to accurately reflect material events that may impact the estimated NAV per share of CMFT Common Stock between valuations and, accordingly, CMFT may issue shares in the CMFT DRIP or repurchase shares at too high or too low of a price.

CMFT’s independent valuation firm calculates estimates of the market value of CMFT’s principal real estate and real estate-related assets, and the CMFT Board determines the net value of CMFT’s real estate and real estate-related assets and liabilities taking into consideration such estimates provided by the independent valuation firm. The CMFT Board is ultimately responsible for determining the estimated NAV per share of CMFT Common Stock. Since the CMFT Board is only required to determine the estimated NAV per share annually (though recently has elected a quarterly basis due to COVID-19), there may be changes in the value of CMFT’s properties that are not fully reflected in the most recent estimated NAV per share of CMFT Common Stock. As a result, the published estimated NAV per share may not fully reflect changes in value that may have occurred since the prior valuation.

Furthermore, CMFT Management monitors CMFT’s portfolio, but it may be difficult to reflect changing market conditions or material events that may impact the value of CMFT’s portfolio between valuations, or to obtain timely or complete information regarding any such events. Therefore, the estimated NAV per share published before the announcement of an extraordinary event may differ significantly from CMFT’s actual NAV per share until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment is made to CMFT’s estimated NAV per share, as determined by the CMFT Board. Any resulting disparity may be to the detriment of an acquiror of CMFT Common Stock or of a CMFT stockholder redeeming shares under CMFT’s share redemption program.

The CMFT Charter permits the CMFT Board to authorize the issuance of stock with terms that may subordinate the rights of holders of CMFT Common Stock or discourage a third party from acquiring CMFT in a manner that might result in a premium price to its stockholders.

The CMFT Charter permits the CMFT Board to authorize the issuance of up to 500,000,000 shares of stock, of which 490,000,000 shares are classified as common stock and 10,000,000 shares are classified as preferred stock. In addition, the CMFT Board, without any action by CMFT stockholders, may amend the CMFT Charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that CMFT has authority to issue. The CMFT Board may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of any such stock. Shares of CMFT Common Stock shall be subject to the express terms of any series of CMFT’s preferred stock. Thus, the CMFT Board could authorize the issuance of preferred stock with terms and conditions that have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of CMFT Common Stock. Preferred stock could also have the effect of delaying, deferring or preventing the removal of incumbent management or a change of control of CMFT, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of CMFT’s assets) that might provide a premium to the purchase price of CMFT Common Stock for CMFT stockholders.

Maryland law prohibits certain business combinations, which may make it more difficult for CMFT to be acquired and may limit its stockholders’ ability to dispose of their shares.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the CMFT Board approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the CMFT Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the CMFT Board.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the CMFT Board prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the CMFT Board has exempted any business combination involving CMFT Management or any affiliate of CMFT Management. As a result, CMFT Management and any affiliate of CMFT Management may be able to enter into business combinations with CMFT that may not be in the best interest of CMFT stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of CMFT and increase the difficulty of consummating any offer.

Maryland law limits the ability of a third party to buy a large percentage of CMFT’s outstanding shares and exercise voting control in electing directors.

Under its Control Share Acquisition Act, Maryland law also provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by interested stockholders, that is, by the acquiror, or officers of the corporation or employees of the corporation who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock that would entitle the acquiror, directly or indirectly, except solely by virtue of a revocable proxy, to exercise or direct the exercise of voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation. The CMFT Bylaws contain a provision exempting from the Control Share Acquisition Act any acquisition of shares of CMFT’s stock by CCO Group. This provision may be amended or eliminated at any time in the future. If this provision were amended or eliminated, this statute could have the effect of discouraging offers from third parties to acquire CMFT and increasing the difficulty of successfully completing this type of offer by anyone other than CMFT Management or any of its affiliates.

The CMFT Charter includes a provision that may discourage a person, including a CMFT stockholder, from launching a tender offer for CMFT’s shares.

The CMFT Charter requires that any tender offer, including any “mini-tender” offer, must comply with most of the requirements of Regulation 14D of the Exchange Act. The offering person must provide CMFT notice of the tender offer at least ten (10) business days before initiating the tender offer. If the offering person does not comply with these requirements, CMFT stockholders will be prohibited from transferring any shares to such non-complying person unless they first offered such shares to CMFT at the tender offer price offered by the non-complying person. In addition, the non-complying person shall be responsible for all of CMFT’s expenses in connection with that person’s noncompliance. This provision of the CMFT Charter may discourage a person from initiating a tender offer for CMFT’s shares and prevent CMFT stockholders from receiving a premium to the purchase price for their shares in such a transaction.

The CMFT Board may change certain of CMFT’s policies without stockholder approval, which could alter the nature of CMFT stockholders’ investment.

The CMFT Board determines CMFT’s major policies, including its policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. CMFT’s investment policies may change over time. The methods of implementing CMFT’s investment objectives and strategies also may vary as new real estate development trends emerge and new investment techniques are developed. The CMFT Board may amend or revise these and other policies without a vote of CMFT stockholders. As a result, the nature of CMFT stockholders’ investment could change without their consent. Under the MGCL and the CMFT Charter, CMFT stockholders generally have a right to vote only on the following:

•	the election or removal of directors;

•

an amendment of the CMFT Charter, except that the CMFT Board may amend the CMFT Charter without stockholder approval to increase or decrease the aggregate number of CMFT’s shares or the number of CMFT’s shares of any class or series that CMFT has the authority to issue, to change CMFT’s name, to change the name or other designation or the par value of any class or series of CMFT’s stock and the aggregate par value of CMFT’s stock or to effect certain reverse stock splits; provided, however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	CMFT’s dissolution; and

•	a merger or consolidation, a statutory share exchange or the sale or other disposition of all or substantially all of CMFT’s assets.

All other matters are subject to the discretion of the CMFT Board. Therefore, CMFT stockholders are limited in their ability to change CMFT’s policies and operations.

CMFT’s rights and the rights of CMFT stockholders to recover claims against CMFT’s officers, directors and CMFT Management are limited, which could reduce CMFT stockholders’ and CMFT’s recovery against them if they cause CMFT to incur losses.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The CMFT Charter, in the case of CMFT’s directors and officers, and the CMFT Management Agreement, in the case of CMFT Management and its affiliates, requires CMFT, subject to certain exceptions, to indemnify and advance expenses to CMFT’s directors, CMFT’s officers, and CMFT Management and its affiliates. Moreover, CMFT has entered into separate indemnification agreements with each of CMFT’s directors and executive officers. The CMFT Charter permits CMFT to provide such indemnification and advance for expenses to its employees and agents. Additionally, the CMFT Charter limits, subject to certain exceptions, the liability of CMFT’s directors and officers to CMFT and its stockholders for monetary damages. Although the CMFT Charter does not allow CMFT to indemnify CMFT’s directors or CMFT Management and its affiliates for any liability or loss suffered by them or hold harmless CMFT’s directors or CMFT Management and its affiliates for any loss or liability suffered by CMFT to a greater extent than permitted under Maryland law, CMFT and CMFT stockholders may have more limited rights against CMFT’s directors, officers, employees and agents, and CMFT Management and its affiliates, than might otherwise exist under common law, which could reduce CMFT stockholders’ and CMFT’s recovery against them. In addition, CMFT Management is not required to retain cash to pay potential liabilities and it may not have sufficient cash available to pay liabilities if they arise. If CMFT Management is held liable for a breach of its fiduciary duty to CMFT, or a breach of its contractual obligations to CMFT, CMFT may not be able to collect the full amount of any claims it may have against CMFT Management. In addition, CMFT may be obligated to fund the defense costs incurred by CMFT’s directors, officers, employees and agents or CMFT Management in some cases, which would decrease the cash otherwise available for distribution to CMFT stockholders.

CMFT stockholders’ interest in CMFT will be diluted if CMFT issues additional shares.

CMFT stockholders do not have preemptive rights to any shares issued by CMFT in the future. The CMFT Charter authorizes 500,000,000 shares of stock, of which 490,000,000 shares are classified as common stock and 10,000,000 shares are classified as preferred stock. Subject to any limitations set forth under Maryland law, the CMFT Board may amend the CMFT Charter from time to time to increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock that CMFT has authority to issue, or classify or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CMFT Board. CMFT stockholders will suffer dilution of their equity investment in CMFT upon future issuances of capital stock of CMFT, including in the event that CMFT (1) reinstates and issues shares of CMFT Common Stock under the CMFT DRIP (unless such stockholders elect to fully participate in the CMFT DRIP), (2) sells securities that are convertible into shares of CMFT Common Stock, (3) issues shares of CMFT Common Stock in a private offering of securities to institutional investors, (4) issues shares of CMFT Common Stock to CMFT Management, its successors or assigns, in payment of an outstanding fee obligation as set forth under the CMFT Management Agreement or (5) issues shares of CMFT Common Stock to sellers of properties acquired by CMFT in connection with an exchange of limited partnership interests of CMFT OP. In addition, the partnership agreement of CMFT OP contains provisions that would allow, under certain circumstances, other entities, including other real estate programs sponsored or operated by CCO Group, to merge into or cause the exchange or conversion of their interest in that entity for interests of CMFT OP. Because the limited partnership interests of CMFT OP may, in the discretion of the CMFT Board, be exchanged for shares of CMFT Common Stock, any merger, exchange or conversion between CMFT OP and another entity ultimately could result in the issuance of a substantial number of shares of CMFT Common Stock, thereby diluting the percentage ownership interest of other stockholders.

CMFT’s Umbrella Partnership Real Estate Investment Trust (UPREIT) structure may result in potential conflicts of interest with limited partners in CMFT OP whose interests may not be aligned with those of CMFT stockholders.

CMFT’s directors and officers have duties to CMFT’s corporation and CMFT stockholders under Maryland law in connection with their management of the corporation. At the same time, CMFT, as general partner, has fiduciary duties under Delaware law to CMFT OP and to the limited partners in connection with the management of CMFT OP. If CMFT admits outside limited partners to CMFT OP, CMFT’s duties as general partner to CMFT OP and its partners may come into conflict with the duties of CMFT’s directors and officers to the corporation and CMFT stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of CMFT OP provides that, for so long as CMFT owns a controlling interest in CMFT OP, any conflict that cannot be resolved in a manner not adverse to either CMFT stockholders or the limited partners will be resolved in favor of CMFT stockholders.

Additionally, the partnership agreement expressly limits CMFT’s liability by providing that CMFT and CMFT’s officers, directors, agents and employees, will not be liable or accountable to CMFT OP for losses sustained, liabilities incurred or benefits not derived if CMFT or CMFT’s officers, directors, agents or employees acted in good faith. In addition, CMFT OP is required to indemnify CMFT and its officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of CMFT OP, unless it is established that: (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and CMFT has not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict CMFT’s fiduciary duties.

Shares of CMFT Common Stock will not be listed on an exchange for the foreseeable future, if ever, and CMFT is not required to provide for a liquidity event. Therefore, it may be difficult for CMFT stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell them at a substantial discount.

There is currently no public market for shares of CMFT Common Stock, and there may never be one. In addition, the CMFT Charter does not contain a requirement for the CMFT Board to annually consider a liquidity event. Moreover, investors should not rely on CMFT’s share redemption program as a method to sell shares promptly because CMFT’s share redemption program includes numerous restrictions that limit stockholders’ ability to sell shares to CMFT, and the CMFT Board may amend, suspend or terminate CMFT’s share redemption program at any time and for any reason it deems appropriate. The CMFT Board may also reject any request for redemption of shares and investor suitability standards imposed by certain states may make it more difficult for stockholders to sell shares to someone in those states. Therefore, CMFT stockholders may not have the opportunity to make a redemption request under the CMFT share redemption program and CMFT stockholders may not be able to sell any of their shares of CMFT Common Stock back to CMFT pursuant to the CMFT share redemption program. Moreover, if CMFT stockholders are able to sell their shares back to CMFT, the price at which such shares are redeemed may be less than the most recent estimated NAV per share of CMFT Common Stock of $7.31 as of June 30, 2020 that has been attributed to shares of CMFT Common Stock for purposes of determining the CCPT V Exchange Ratio. Pending the completion of the Mergers, the CMFT Board has suspended CMFT’s share redemption program, and there can be no guarantee that, following the Mergers, such share redemption program will be reinstated on the same terms or at all.

The CMFT Board determined an estimated NAV per share of $7.31 for shares of CMFT Common Stock as of June 30, 2020. You should not rely on the estimated NAV per share as being an accurate measure of the current value of CMFT Common Stock.

On August 11, 2020, the CMFT Board determined an estimated NAV per share of CMFT Common Stock of $7.31 as of June 30, 2020. The CMFT Board’s objective in determining the estimated NAV per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with CMFT Management. However, the market for commercial real estate can fluctuate quickly and substantially and the value of CMFT’s assets is expected to change in the future and may decrease. Furthermore, there can be no guarantee that the impact of the COVID-19 pandemic on the commercial real estate market, and on the particular types of real estate assets owned by CMFT, is adequately reflected in such estimate due to limited data at the time of the determination and the rapidly evolving environment. Also, the CMFT Board did not consider certain other factors, such as a liquidity discount to reflect the fact that CMFT shares are not traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to CMFT’s share redemption program.

As with any valuation methodology, the methodologies used to determine the estimated NAV per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. CMFT assets have been valued based upon appraisal standards and the value of CMFT’s assets using these methodologies are not required to be a reflection of market value under those standards and will not result in a reflection of fair value under GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per share, which could be significantly different from the estimated NAV per share determined by the CMFT Board. The estimated NAV per share does not represent the fair value of CMFT’s assets less liabilities in accordance with GAAP as of June 30, 2020. The estimated NAV per share is not a representation or indication that: a stockholder would be able to realize the estimated NAV per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of assets and settlement of CMFT’s liabilities or upon a sale of CMFT; shares of CMFT Common Stock would trade at the estimated NAV per share on a national securities exchange; a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of shares of CMFT Common Stock; or the methodologies used to estimate the NAV per share would be acceptable to FINRA or compliant with the Employee Retirement Income Security Act of 1974, the Code or other applicable law, or the applicable provisions of a retirement plan or individual retirement plan with respect to their respective requirements. Further, the estimated NAV per share was calculated as of a moment in time and the value of CMFT’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate investments since June 30, 2020), developments related to individual assets and changes in the real estate and capital markets. For additional information on the calculation of CMFT’s estimated NAV per share as of June 30, 2020, see CMFT’s Current Report on Form 8-K filed with the SEC on August 14, 2020.

CMFT’s participation in a co-ownership arrangement may subject CMFT to risks that otherwise may not be present in other real estate assets.

CMFT may enter into co-ownership arrangements with respect to a portion of the properties CMFT acquires. Co-ownership arrangements involve risks generally not otherwise present with an investment in other real estate assets, such as the following:

•	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with CMFT’s business interests or goals;

•	the risk that a co-owner may be in a position to take action contrary to CMFT’s instructions or requests or contrary to CMFT’s policies, objectives or status as a REIT;

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the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the mortgage loan financing documents applicable to the property, which may constitute an event of default under all of the applicable mortgage loan financing documents, result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner, or allow the bankruptcy court to reject the agreements entered into by the co-owners owning interests in the property;

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the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the applicable mortgage loan financing documents and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

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the risk that a co-owner could breach agreements related to the property, which may cause a default under, and possibly result in personal liability in connection with, any mortgage loan financing documents applicable to the property, violate applicable securities laws, result in a foreclosure or otherwise adversely affect the property and the co-ownership arrangement;

•	the risk that CMFT could have limited control and rights, with management decisions made entirely by a third party; and

•	the possibility that CMFT will not have the right to sell the property at a time that otherwise could result in the property being sold for its maximum value.

In the event that CMFT’s interests become adverse to those of the other co-owners, CMFT may not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if it is given the opportunity to purchase such co-ownership interests in the future, CMFT cannot guarantee that it will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.

CMFT might want to sell its co-ownership interests in a given property or other investment at a time when the other co-owners in such property or investment do not desire to sell their interests. Therefore, because CMFT anticipates that it will be much more difficult to find a willing buyer for its co-ownership interests in an investment than it would be to find a buyer for a property CMFT owned outright, it may not be able to sell its co-ownership interest in a property at the time it would like to sell.

Cybersecurity risks and cyber incidents may adversely affect CMFT’s business in the event CMFT, CMFT Management, the transfer agent of CMFT or any other party that provides CMFT with essential services experiences cyber incidents.

CMFT, CMFT Management, the transfer agent of CMFT and other parties that provide CMFT with services essential to its operations are vulnerable to service interruptions or damages from any number of sources, including computer viruses, malware, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in its operations could result in a material disruption to its business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of its information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to its information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to its tenant and stockholder relationships. As CMFT and the parties that provide essential services to CMFT increase their reliance on technology, the risks posed to the information systems of such persons have also increased. CMFT has implemented processes, procedures and internal controls to help mitigate cyber incidents, but these measures do not guarantee that a cyber incident will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cyber incident could materially adversely impact CMFT’s business, financial condition, results of operations, cash flows, or its ability to satisfy its debt service obligations or to maintain its level of distributions on common stock. There also may be liability for any stolen assets or misappropriated Company funds or confidential information. Any material adverse effect experienced by CMFT Management, the transfer agent of CMFT and other parties that provide CMFT with services essential to its operations could, in turn, have an adverse impact on CMFT.

CMFT’s commercial construction lending may expose it to increased lending risks.

Construction loans generally expose a lender to greater risk of non-payment and loss than permanent commercial mortgage loans because repayment of the loans often depends on the borrower’s ability to secure permanent take-out financing, which requires the successful completion of construction and stabilization of the project, or operation of the property with an income stream sufficient to meet operating expenses, including debt service on such replacement financing. For construction loans, increased risks include the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction, all of which may be affected by unanticipated construction delays and cost over-runs. Such loans typically involve an expectation that the borrower’s sponsors will contribute sufficient equity funds in order to keep the loan in balance, and the sponsors’ failure or inability to meet this obligation could result in delays in construction or an inability to complete construction. Commercial construction loans also expose the lender to additional risks of contractor non-performance, or borrower disputes with contractors resulting in mechanic’s or materialmen’s liens on the property and possible further delay in construction. In addition, since such loans generally entail greater risk than mortgage loans on income producing property, CMFT may need to increase its allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a construction loan, CMFT may be obligated to fund all or a significant portion of the loan at one or more future dates. CMFT may not have the funds available at such future date(s) to meet its funding obligations under the loan. In that event, CMFT would likely be in breach of the loan unless it is able to raise the funds from alternative sources, which it may not be able to achieve on favorable terms or at all. In addition, many of CMFT’s construction loans have multiple lenders and if another lender fails to fund CMFT could be faced with the choice of either funding for that defaulting lender or suffering a delay or protracted interruption in the progress of construction.

CMFT’s mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

As of June 30, 2020, CMFT has acquired and originated eight mezzanine loans with a net book value of $118.8 million. CMFT may continue to invest in mezzanine loans, which sometimes take the form of subordinated loans secured by second mortgages on the underlying property or more commonly take the form of loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, CMFT may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy its mezzanine loan. If a borrower defaults on its mezzanine loan or debt senior to its loan, or in the event of a borrower bankruptcy, CMFT’s mezzanine loan will be satisfied only after the senior debt. As a result, CMFT may not recover some or all of its investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to CMFT’s mezzanine loans would result in operating losses for CMFT and may limit CMFT’s ability to make distributions to its stockholders.

CMFT’s loans and investments expose it to risks associated with debt-oriented real estate investments generally.

CMFT has invested in, and will continue to seek to invest in, debt instruments relating to real estate-related assets. As such, CMFT is subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of its loans and investments. Any deterioration of real estate fundamentals could negatively impact its performance by making it more difficult for borrowers of CMFT’s mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for CMFT to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to its investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond its control.

CMFT cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on its business, financial condition, and results of operations.

CMFT operates in a highly competitive market for lending and investment opportunities, which may limit its ability to originate or acquire desirable loans and investments in its target assets.

CMFT operates in a highly competitive market for lending and investment opportunities. A number of entities compete with CMFT to make the types of loans and investments that it seeks to make. CMFT’s profitability depends, in large part, on its ability to originate or acquire target assets at attractive prices. In originating or acquiring target assets, CMFT competes with a variety of institutional lenders and investors and many other market participants, including specialty finance companies, REITs, commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions. Many competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than does CMFT. Some competitors may have a lower cost of funds and access to funding sources that may not be available to CMFT. Many of CMFT’s competitors are not subject to the maintenance of an exemption from the Investment Company Act. Furthermore, competition for originations of, and investments in, its target assets may lead to the yield of such assets decreasing, which may further limit CMFT’s ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in specific types of target assets may be limited in the future and CMFT may not be able to take advantage of attractive lending and investment opportunities from time to time. CMFT can offer no assurance that it will be able to identify and originate loans or make any or all of the types of investments described in this proxy statement/prospectus.

CMFT’s control over certain loans and investments may be limited.

CMFT’s ability to manage its portfolio of loans and investments may be limited by the form in which they are made. In certain situations, CMFT:

•	acquires investments subject to rights of senior classes, special servicers or collateral managers under intercreditor, servicing agreements or securitization documents;

•	pledges its investments as collateral for financing arrangements;

•	acquires only a minority and/or a non-controlling participation in an underlying investment;

•	co-invests with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	relies on independent third party management or servicing with respect to the management of an asset.

In addition, in circumstances where CMFT originates or acquires loans relating to borrowers that are owned in whole or part by CCO Group-sponsored investment vehicles, CMFT often forgoes all non-economic rights under the loan, including voting rights, so long as CCO Group-sponsored investment vehicles own such borrowers above a certain threshold. Therefore, CMFT may not be able to exercise control over all aspects of its loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers, third-party controlling investors or CCO Group-sponsored investment vehicles are not involved. CMFT’s rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with those of CMFT. A partner or co-venturer may have financial difficulties, resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with those of CMFT, or may be in a position to take action contrary to CMFT’s investment objectives. In addition, CMFT will generally pay all or a portion of the expenses relating to its joint ventures and it may, in certain circumstances, be liable for the actions of its partners or co-venturers.

Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to CMFT.

Commercial real estate debt instruments (e.g., mortgages, mezzanine loans and preferred equity) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition;

•	competition from other properties offering the same or similar services;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any liabilities relating to environmental matters at the property;

•	changes in global, national, regional, or local economic conditions and/or specific industry segments;

•	global trade disruption, significant introductions of trade barriers and bilateral trade frictions;

•	declines in global, national, regional or local real estate values;

•	declines in global, national, regional or local rental or occupancy rates;

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changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and the debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•	changes in real estate tax rates, tax credits and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;

•	acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•	adverse changes in zoning laws.

In addition, CMFT is exposed to the risk of judicial proceedings with its borrowers and entities it invests in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by

CMFT as a lender or investor. In the event that any of the properties or entities underlying or collateralizing CMFT’s loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect its results of operations and financial condition.

CMFT’s secured debt agreements impose, and additional lending facilities may impose, restrictive covenants, which may restrict its flexibility to determine its operating policies and investment strategy.

CMFT borrows funds under secured debt agreements with various counterparties. The documents that govern these secured debt agreements and the related guarantees contain, and additional lending facilities may contain, customary affirmative and negative covenants, including financial covenants applicable to CMFT that may restrict its flexibility to determine its operating policies and investment strategy. In particular, these agreements may require CMFT to maintain specified minimum levels of capacity under its credit facilities and cash. As a result, CMFT may not be able to leverage its assets as fully as it would otherwise choose, which could reduce its return on assets. If CMFT is unable to meet these collateral obligations, its financial condition and prospects could deteriorate significantly. In addition, lenders may require that CMFT Management or one or more of its executives continue to serve in such capacity. If CMFT fails to meet or satisfy any of these covenants, it would be in default under these agreements, and its lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. CMFT may also be subject to cross-default and acceleration rights in CMFT’s other debt arrangements. Further, this could also make it difficult for CMFT to satisfy the distribution requirements necessary to maintain its qualification as a REIT for U.S. federal income tax purposes.

Difficulty in redeploying the proceeds from repayments of CMFT’s existing loans and other investments could materially and adversely affect CMFT.

As CMFT’s loans and other investments are repaid, CMFT may attempt to redeploy the proceeds it receives into new loans and investments and repay borrowings under its secured revolving repurchase agreements and other financing arrangements. It is possible that CMFT will fail to identify reinvestment options that would provide a yield and/or a risk profile that is comparable to the asset that was repaid. If CMFT fails to redeploy the proceeds it receives from repayment of a loan or other investment in equivalent or better alternatives, it could be materially and adversely affected.

In addition, CMFT may also invest in commercial mortgage-backed securities (“CMBS”) as part of its investment strategy. Subordinate interests such as CMBS and similar structured finance investments generally are not actively traded and are relatively illiquid investments. Volatility in CMBS trading markets may cause the value of these investments to decline. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, CMFT may incur significant losses.

If CMFT is unable to successfully integrate new assets and manage its growth, CMFT’s results of operations and financial condition may suffer.

CMFT has in the past and may in the future significantly increase the size and/or change the mix of its portfolio of assets. For instance, following the Mergers, the CMFT Board may decide to rebalance the portfolio of the Combined Company as described in “Certain Unaudited Prospective Financial Information—Certain Combined Company Unaudited Prospective Financial Information” in this proxy statement/prospectus. CMFT may be unable to successfully and efficiently integrate newly-acquired assets into its existing portfolio or otherwise effectively manage its assets or its growth effectively. In addition, increases in CMFT’s portfolio of assets and/or changes in the mix of its assets may place significant demands on CMFT Management’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect its results of operations and financial condition.

Prepayment rates may adversely affect CMFT’s financial performance and cash flows and the value of certain of its investments.

CMFT’s mortgage loan borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by CMFT in comparable assets yielding less than the yields on the assets that were prepaid.

When mortgage loans are not originated or acquired at a premium to par value, prepayment rates do not materially affect the value of such loan assets. However, the value of certain other assets may be affected by prepayment rates. For example, if CMFT acquires fixed rate CRE debt securities investments or other fixed rate mortgage-related securities, or a pool of such fixed rate mortgage-related securities, it anticipates that the mortgage loans underlying these fixed rate securities will prepay at a projected rate generating an expected yield. If CMFT were to purchase these securities at a premium to par value, when borrowers prepay the mortgage loans underlying these securities faster than expected, the increase in corresponding prepayments on these securities will likely reduce the expected yield. Conversely, if CMFT were to purchase these securities at a discount to par value, when borrowers prepay the mortgage loans underlying these securities slower than expected, the decrease in corresponding prepayments on these securities will likely increase the expected yield. In addition, if CMFT were to purchase these securities at a discount to par value, when borrowers prepay the mortgage loans underlying these securities faster than expected, the increase in corresponding prepayments on these securities will likely increase the expected yield.

Prepayment rates on floating rate and fixed rate loans may differ in different interest rate environments, and may be affected by a number of factors, including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors, all of which are beyond CMFT’s control, and structural factors such as call protection. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate CMFT from prepayment risk.

CMFT is subject to additional risks associated with investments in the form of loan participation interests.

CMFT has in the past invested, and may in the future invest, in loan participation interests in which another lender or lenders share with CMFT the rights, obligations and benefits of a commercial mortgage loan made by an originating lender to a borrower. Accordingly, CMFT will not be in privity of contract with a borrower because the other lender or participant is the record holder of the loan and, therefore, CMFT will not have any direct right to any underlying collateral for the loan. These loan participations may be senior, pari passu or junior to the interests of the other lender or lenders in respect of distributions from the commercial mortgage loan. Furthermore, CMFT may not be able to control the pursuit of any rights or remedies under the commercial mortgage loan, including enforcement proceedings in the event of default thereunder. In certain cases, the original lender or another participant may be able to take actions in respect of the commercial mortgage loan that are not in CMFT’s best interests. In addition, in the event that (1) the owner of the loan participation interest does not have the benefit of a perfected security interest in the lender’s rights to payments from the borrower under the commercial mortgage loan or (2) there are substantial differences between the terms of the commercial mortgage loan and those of the applicable loan participation interest, such loan participation interest could be recharacterized as an unsecured loan to a lender that is the record holder of the loan in such lender’s bankruptcy, and the assets of such lender may not be sufficient to satisfy the terms of such loan participation interest. Accordingly, CMFT may face greater risks from loan participation interests than if it had made first mortgage loans directly to the owners of real estate collateral.

If the loans that CMFT originates or acquires do not comply with applicable laws, CMFT may be subject to penalties, which could materially and adversely affect CMFT.

Loans that CMFT originates or acquires may be directly or indirectly subject to U.S. federal, state or local governmental laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited to, zoning laws that allow permitted non-conforming uses). If CMFT or any other person fails to comply with such laws in relation to a loan that CMFT has originated or acquired, legal penalties may be imposed, which could materially and adversely affect CMFT. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit CMFT’s ability to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on CMFT.

CMFT Management and its affiliates face conflicts of interest caused by their compensation arrangements with CMFT, including significant compensation that may be required to be paid to CMFT Management if CMFT Management is terminated, which could result in actions that are not in the long-term best interests of CMFT stockholders.

CMFT Management and its affiliates are entitled to substantial fees from CMFT under the terms of the CMFT Management Agreement. These fees could influence the judgment of CMFT Management and its affiliates in performing services for CMFT. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of CMFT’s agreements with CMFT Management and its affiliates, including the CMFT Management Agreement;

•

property acquisitions from other real estate programs sponsored or operated by CCO Group, which might entitle affiliates of CMFT Management to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which entitle CMFT Management to advisory fees;

•	property or asset dispositions, which may entitle CMFT Management or its affiliates to disposition fees;

•	borrowings to acquire properties, which borrowings will increase the acquisition and advisory fees payable to CMFT Management; and

•

how and when to recommend to CMFT’s Board a proposed strategy to provide CMFT stockholders with liquidity, which proposed strategy, if implemented, could entitle CMFT Management to the payment of significant fees.

A wholly owned subsidiary of CMFT has engaged an investment advisor to select and manage CMFT’s investment securities. This investment advisor has engaged a sub-advisor to provide management services with respect to corporate credit-related securities. CMFT relies on the performance of this investment advisor and sub-advisor in implementing the investment securities portion of CMFT’s investment strategy.

CMFT Securities Investments, LLC (“CMFT Securities”), a wholly owned subsidiary of CMFT, was formed for the purpose of holding any investment securities of CMFT. CMFT Securities has engaged CIM Capital IC Management, LLC (the “Investment Advisor”), a wholly owned subsidiary of CIM Group, LLC, to manage the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities. The Investment Advisor engaged OFS Capital Management, LLC (the “Sub-Advisor”), an affiliate of the Investment Advisor, to provide investment management services with respect to the corporate credit-related securities held by CMFT Securities. The Investment Advisor and Sub-Advisor have, and will continue to have, substantial discretion, within CMFT’s investment guidelines, to make decisions related to the acquisition, management and disposition of CMFT’s investment securities. If the Investment Advisor and Sub-Advisor do not succeed in implementing the investment securities portion of CMFT’s investment strategy, CMFT’s performance will suffer. In addition, even though CMFT Securities has the ability to terminate the Investment Advisor at any time, and therefore also terminate the Sub-Advisor, a termination fee may be required to be paid in connection with such termination and it may be difficult and costly to terminate and replace the Investment Advisor and the Sub-Advisor.

CMFT does not have a direct contractual relationship with the Sub-Advisor. Therefore, it may be difficult for CMFT to take enforcement action against the Sub-Advisor if its actions, performance or non-performance do not comply with the agreement.

CMFT is not a party to the agreement with the Sub-Advisor pursuant to which the Sub-Advisor provides investment management services with respect to the corporate credit-related securities held by CMFT Securities. Therefore, CMFT is dependent upon the Investment Advisor to manage and monitor the Sub-Advisor effectively. The Sub-Advisor may take actions that are not in CMFT’s best interest, which could cause CMFT’s performance to suffer, and as CMFT is not a party to the agreement with the Sub-Advisor, CMFT is limited in its ability to enforce that agreement.

CMFT Management faces conflicts of interest relating to the incentive fee structure under the CMFT Management Agreement, which could result in actions that are not necessarily in the long-term best interests of CMFT stockholders.

Pursuant to the terms of CMFT Management Agreement, CMFT Management is entitled to a subordinated performance fee that is structured in a manner intended to provide incentives to CMFT Management to perform in CMFT’s best interests and in the best interests of CMFT stockholders. However, because CMFT Management does not maintain a significant equity interest in CMFT and is entitled to receive certain fees regardless of performance, CMFT Management’s interests are not wholly aligned with those of CMFT stockholders. Furthermore, CMFT Management could be motivated to recommend riskier or more speculative acquisitions in order for CMFT to generate the specified levels of performance or sales proceeds that would entitle CMFT Management to performance-based fees. In addition, CMFT Management will have substantial influence with respect to how and when the CMFT Board elects to provide liquidity to CMFT stockholders, and these performance-based fees could influence CMFT Management’s recommendations to CMFT in this regard. CMFT Management also has the right to terminate the CMFT Management Agreement upon 60 days’ written notice without cause or penalty which, under certain circumstances, could result in CMFT Management earning a performance fee. This could have the effect of delaying, deferring or preventing a change of control.

Other real estate programs sponsored by CCO Group, as well as CIM and certain of its affiliates, use investment strategies that are similar to those of CMFT; therefore, CMFT’s executive officers and the officers and key personnel of CMFT Management and its affiliates may face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in CMFT’s favor.

CCIT II, CCIT III, CCPT V, CIM Income NAV, and CIM and its affiliates may have investment objectives, strategy and criteria, including targeted asset types, substantially similar to those of CMFT. As a result, CMFT may be seeking to acquire properties and real estate-related assets, including mortgage loans, at the same time as CIM or its affiliates, or one or more of the other real estate programs sponsored by CCO Group or its affiliates. Certain of CMFT’s executive officers and certain officers of CMFT Management also are executive officers of CIM or its affiliates and other programs sponsored by CCO Group or its affiliates, the general partners of other private investment programs sponsored by CCO Group or its affiliates and/or the advisors or fiduciaries of other real estate programs sponsored by CCO Group or its affiliates. Accordingly, there is a risk that the allocation of acquisition opportunities may result in CMFT’s acquiring a property that provides lower returns to CMFT than a property purchased by another real estate program sponsored by CCO Group or its affiliates.

In addition, CMFT has acquired, and may continue to acquire, properties in geographic areas where CIM or its affiliates or other real estate programs sponsored by CCO Group or its affiliates, own properties. If one of these other real estate programs attracts a tenant that CMFT is competing for, CMFT could suffer a loss of revenue due to delays in locating another suitable tenant.

CMFT’s officers, certain of CMFT’s directors and CMFT Management, including its key personnel and officers, face conflicts of interest related to the positions they hold with affiliated and unaffiliated entities, which could hinder CMFT’s ability to successfully implement CMFT’s business strategy and to generate returns to CMFT stockholders.

Richard S. Ressler, the chairman of the CMFT Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of CCIT III and CIM Income NAV, a director of CCIT II, and vice president of CMFT Management. One of CMFT’s directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as a director of CCIT III and CIM Income NAV, is the chairman of the board, chief executive officer and president of CCIT II and CCPT V, and is president and treasurer of CMFT Management. One of CMFT’s directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director of CCIT II, CCPT V and CIM Income NAV. One of CMFT’s independent directors, W. Brian Kretzmer, also serves as a director of CCIT III and CIM Income NAV. One of CMFT’s independent directors, Howard A. Silver, also serves as an independent director of CCIT III. CMFT’s chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as advisors to CCIT II, CCIT III, CCPT V and/or CIM Income NAV, all of which are public, non-traded REITs sponsored by CMFT’s sponsor, CCO Group. In addition, all of these programs primarily focus on the acquisition and management of commercial properties subject to long-term net leases to creditworthy tenants and have acquired or may acquire assets similar to those of CMFT. CCIT II and CCIT III focus primarily on the corporate office and industrial sectors, while CCPT V focuses primarily on the retail sector. CIM Income NAV focuses primarily on commercial properties in the retail, office and industrial sectors. Nevertheless, the investment strategy used by each REIT would permit them to purchase certain properties that may also be suitable for CMFT’s portfolio.

Conflicts with CMFT’s business and interests are most likely to arise from involvement in activities related to (1) allocation of new acquisition opportunities, management time and operational expertise among CMFT and the other entities, (2) CMFT’s purchase of properties from, or sale of properties to, affiliated entities, (3) the timing and terms of the acquisition or sale of an asset, (4) development of CMFT’s properties by affiliates, (5) investments with affiliates of CMFT Management, (6) compensation to CMFT Management and its affiliates, and (7) CMFT’s relationship with, and compensation to, CMFT’s dealer manager. Even if these persons do not violate their duties to CMFT and CMFT stockholders, they will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources among CMFT and these other entities and persons. Should such persons devote insufficient time or resources to CMFT’s business, returns on CMFT’s investments may suffer.

The officers and affiliates of CMFT Management will try to balance CMFT’s interests with the interests of CIM and its affiliates and other programs sponsored or operated by CMFT’s sponsor, CCO Group, which includes CCO Group, LLC, an affiliate of CIM, and certain of its subsidiaries, including CMFT Management, CMFT’s dealer manager, and CMFT’s property manager, to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to CMFT, these actions could have a negative impact on CMFT’s financial performance and, consequently, on distributions to CMFT stockholders and the value of their investments.

CMFT may acquire assets and borrow funds from affiliates of CMFT Management, and sell or lease CMFT’s assets to affiliates of CMFT Management, and any such transaction could result in conflicts of interest.

CMFT is permitted to acquire properties from affiliates of CMFT Management, provided that, pursuant to the CMFT Management Agreement, CMFT Management shall not consummate on CMFT’s behalf any transaction that involves the sale of any real estate or real-estate related asset to, or the acquisition of any such asset from, CMFT Management or its affiliates, including CIM, and any funds managed by CIM or its affiliates, unless such transaction is on terms no less favorable to CMFT than could have been obtained on an arm’s length basis from an unrelated third party and has been approved in advance by a majority of CMFT’s independent directors. In the event that CMFT acquires a property from an affiliate of CMFT Management, CMFT may be foregoing an opportunity to acquire a different property that might be more advantageous to CMFT. In addition, CMFT is permitted to borrow funds from affiliates of CMFT Management, including CMFT’s sponsor, and to sell and lease CMFT’s assets to affiliates of CMFT Management, and CMFT has not established a policy that specifically addresses how CMFT will determine the sale or lease price in any such transaction. Any such borrowings, sale or lease transaction must be approved by a majority of CMFT’s directors, including a majority of CMFT’s independent directors, not otherwise interested in such transaction as being fair and reasonable to CMFT. To the extent that CMFT acquires any properties from affiliates of CMFT Management, borrow funds from affiliates of CMFT Management or sell or lease CMFT’s assets to affiliates of CMFT Management, such transactions could result in a conflict of interest.

CMFT Management faces conflicts of interest relating to joint ventures or other co-ownership arrangements that CMFT may enter into with CIM or its affiliates, or another real estate program sponsored or operated by CCO Group, which could result in a disproportionate benefit to CIM or its affiliates, or another real estate program sponsored by CCO Group.

CMFT may enter into joint ventures or co-ownership arrangements (including co-investment transactions) with CIM or its affiliates, or another real estate program sponsored or operated by CCO Group for the acquisition, development or improvement of properties, as well as the acquisition of real estate-related assets. Since one or more of the officers of CMFT Management are officers of CIM or its affiliates, including CCO Group and/or the advisors to other real estate programs sponsored by CCO Group, CMFT Management may face conflicts of interest in determining which real estate program should enter into any particular joint venture or co-ownership arrangement. These persons also may have a conflict in structuring the terms of the relationship between CMFT and any affiliated co-venturer or co-owner, as well as conflicts of interests in managing the joint venture, which may result in the co-venturer or co-owner receiving benefits greater than the benefits that CMFT receives.

In the event CMFT enters into joint venture or other co-ownership arrangements with CIM or its affiliates, or another real estate program sponsored by CCO Group, CMFT Management and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular property, or to make or dispose of another real estate-related asset. In addition, if CMFT becomes listed for trading on a national securities exchange, CMFT may develop more divergent goals and objectives from any affiliated co-venturer or co-owner that is not listed for trading. In the event CMFT enters into a joint venture or other co-ownership arrangement with another real estate program sponsored by CIM or its affiliates, or another real estate investment program sponsored by CCO Group that has a term shorter than ours, the joint venture may be required to sell its properties earlier than CMFT may desire to sell the properties. Even if the terms of any joint venture or other co-ownership agreement between CMFT and CIM or its affiliates, or another real estate program sponsored by CCO Group grants CMFT the right of first refusal to buy such properties, CMFT may not have sufficient funds or borrowing capacity to exercise CMFT’s right of first refusal under these circumstances. CMFT has adopted certain procedures for dealing with potential conflicts of interest as further described “Parties to the CCPT V Merger—CIM Real Estate Finance Trust, Inc.—Conflicts of Interest and Allocation of Investment Opportunities.”

If CMFT fails to maintain an effective system of internal control over financial reporting, CMFT may not be able to accurately report its financial results.

An effective system of internal control over financial reporting is necessary for CMFT to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of CMFT’s ongoing monitoring of internal controls, CMFT may discover material weaknesses or significant deficiencies in its internal controls that it believes require remediation. If CMFT discovers such weaknesses, it will make efforts to improve its internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock, or cause it to not meet its reporting obligations. Ineffective internal controls could also cause holders of CMFT’s securities to lose confidence in CMFT’s reported financial information, which would likely have a negative effect on CMFT’s business.

If CMFT is required to register as an investment company under the Investment Company Act, CMFT could not continue CMFT’s current business plan, which may significantly reduce the value of CMFT stockholders’ investment.

CMFT intends to conduct CMFT’s operations, and the operations of CMFT OP and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the 40% test). “Investment securities” exclude U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

CMFT intends to monitor its operations and its assets on an ongoing basis in order to ensure that neither CMFT, nor any of CMFT’s subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. If CMFT were obligated to register as an investment company, CMFT would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates;

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change CMFT’s operations; and

•	potentially, compliance with daily valuation requirements.

In order for CMFT to not meet the definition of an “investment company” and avoid regulation under the Investment Company Act, it must engage primarily in the business of buying real estate. To avoid meeting the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act, CMFT may be

unable to sell assets it would otherwise want to sell and may need to sell assets it would otherwise wish to retain. Similarly, CMFT may have to acquire additional income or loss generating assets that CMFT might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that it would otherwise want to acquire and would be important to its investment strategy. Accordingly, the CMFT Board may not be able to change CMFT’s investment policies as it may deem appropriate if such change would cause CMFT to meet the definition of an “investment company.” In addition, a change in the value of any of CMFT’s assets could negatively affect CMFT’s ability to avoid being required to register as an investment company. If CMFT was required to register as an investment company but failed to do so, it would be prohibited from engaging in CMFT’s business, and criminal and civil actions could be brought against it. In addition, CMFT’s contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of CMFT and liquidate CMFT’s business.

Increases in interest rates could increase the amount of CMFT’s debt payments and negatively impact CMFT’s operating results.

The interest CMFT pays on its debt obligations reduces CMFT’s cash available for distributions. Utilization of variable rate debt, combined with increases in interest rates would increase CMFT’s interest costs, which would reduce CMFT’s cash flows and its ability to make distributions to CMFT stockholders. If CMFT needs to repay existing debt during periods of rising interest rates, CMFT could be required to liquidate one or more of CMFT’s investments at times which may not permit realization of the maximum return on such investments.

Lenders may require CMFT to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to stockholders at its current level.

When providing financing, a lender could impose restrictions on CMFT that affect its distribution and operating policies and its ability to incur additional debt. Loan documents CMFT enters into may contain covenants that limit its ability to further mortgage the property, discontinue insurance coverage or replace CMFT Management. These or other limitations may adversely affect CMFT’s flexibility and limit its ability to make distributions to stockholders at its current level.

Adverse economic, regulatory and geographic conditions that have an impact on the real estate market in general may prevent CMFT from being profitable or from realizing growth in the value of CMFT’s real estate properties, and could have a significant negative impact on CMFT.

CMFT’s operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in international, national or local economic or geographic conditions (including as a result COVID-19);

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate assets generally;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

The outbreak of COVID-19 that began in the fourth quarter of 2019 has led to an economic slowdown and contributed to a recession in the United States. During periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. The extent to which federal, state or local governmental authorities grant rent relief or other relief or enact amnesty programs applicable to CMFT’s tenants in response to the COVID-19 outbreak will exacerbate the negative impacts that a slow down or recession will have on CMFT. If CMFT cannot operate its properties so as to meet its financial expectations, because of these or other risks, CMFT may be prevented from being profitable or growing the values of CMFT’s real estate properties, and its business, financial condition, results of operations, cash flow or CMFT’s ability to satisfy its debt service obligations or to maintain CMFT’s level of distributions to CMFT stockholders may be significantly negatively impacted.

CMFT is primarily dependent on single-tenant leases for CMFT’s revenue and, accordingly, if CMFT is unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, CMFT’s financial condition could be adversely affected.

CMFT focuses its investment activities on ownership of primarily freestanding, single-tenant commercial properties that are net leased to a single tenant. Therefore, the financial failure of, or other default by, a significant tenant or multiple tenants could cause a material reduction in CMFT’s revenues and operating cash flows. In addition, to the extent that CMFT enters into a master lease with a particular tenant, the termination of such master lease could affect each property subject to the master lease, resulting in the loss of revenue from all such properties.

CMFT cannot assure its stockholders that its leases will be renewed or that it will be able to lease or re-lease the properties on favorable terms, or at all, or that lease terminations will not cause CMFT to sell the properties at a loss. Any of CMFT’s properties that become vacant could be difficult to re-lease or sell. CMFT has and may continue to experience vacancies either by the default of a tenant under its lease or the expiration of one of CMFT’s leases. CMFT typically must incur all of the costs of ownership for a property that is vacant. Upon or pending the expiration of leases at its properties, CMFT may be required to make rent or other concessions to tenants, or accommodate requests for renovations, remodeling and other improvements, in order to retain and attract tenants. Certain of CMFT’s properties may be specifically suited to the particular needs of a tenant (e.g., a restaurant) and major renovations and expenditures may be required in order for CMFT to re-lease the space for other uses. If the vacancies continue for a long period of time, CMFT may suffer reduced revenues and increased costs, resulting in less cash available for distribution to CMFT stockholders and unitholders of CMFT OP. If CMFT is unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, CMFT’s financial condition could be adversely affected.

CMFT is subject to geographic and industry concentrations that make it more susceptible to adverse events with respect to certain geographic areas or industries.

As of June 30, 2020, CMFT had derived approximately:

•	12% and 10% of its annualized rental income from tenants in California and Georgia, respectively; and

•	14%, 12% and 10% of its annualized rental income from tenants in the sporting goods, home and garden and discount store industries, respectively.

Any adverse change in the financial condition of a tenant with whom CMFT may have a significant credit concentration now or in the future, or any downturn of the economy in any state or industry in which CMFT may have a significant credit concentration now or in the future, could result in a material reduction of CMFT’s cash flows or material losses to CMFT.

If a major tenant declares bankruptcy, CMFT may be unable to collect balances due under relevant leases, which could have a material adverse effect on CMFT’s financial condition and ability to pay distributions to CMFT stockholders.

The bankruptcy or insolvency of CMFT’s tenants may adversely affect the income produced by CMFT’s properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim CMFT has for breach of the lease (excluding collateral securing the claim) will be treated as a general unsecured claim. CMFT’s claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes CMFT under the lease. Even if a lease is assumed and brought current, CMFT still runs the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on CMFT. Any shortfall resulting from the bankruptcy of one or more of CMFT’s tenants could adversely affect CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock.

In addition, the financial failure of, or other default by, one or more of the tenants to whom CMFT has exposure could have an adverse effect on the results of CMFT’s operations. While CMFT evaluates the creditworthiness of CMFT’s tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of CMFT’s tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, close a number of stores, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in CMFT’s revenues and operating cash flows. In addition, if a tenant defaults, CMFT may incur substantial costs in protecting CMFT’s assets.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, CMFT’s financial condition could be adversely affected.

CMFT may enter into sale-leaseback transactions, whereby it would purchase a property and then lease the same property back to the person from whom CMFT purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback might be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect CMFT’s financial condition, cash flows and the amount available for distributions to CMFT stockholders.

If the sale-leaseback were re-characterized as a financing, CMFT would not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, CMFT would no longer have the right to sell or encumber CMFT’s ownership interest in the property. Instead, CMFT would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, CMFT could be bound by the new terms, and prevented from foreclosing CMFT’s lien on the property. If the sale-leaseback were re-characterized as a joint venture, CMFT and CMFT’s tenant could be treated as co-venturers with regard to the property. As a result, CMFT could be held liable, under some circumstances, for debts incurred by the tenant relating to the property.

CMFT has assumed, and in the future may assume, liabilities in connection with CMFT’s property acquisitions, including unknown liabilities.

In connection with the acquisition of properties, CMFT may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the transaction. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to CMFT’s acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect CMFT’s business, financial condition, liquidity and results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or maintain CMFT’s level of distributions on CMFT Common Stock.

Challenging economic conditions could adversely affect vacancy rates, which could have an adverse impact on CMFT’s ability to make distributions and the value of an investment in CMFT Common Stock.

Challenging economic conditions, the availability and cost of credit, turmoil in the mortgage market, and declining real estate markets may contribute to increased vacancy rates in the commercial real estate sector. If CMFT experiences vacancy rates that are higher than historical vacancy rates, CMFT may have to offer lower rental rates and greater tenant improvements or concessions than expected. Increased vacancies may have a greater impact on CMFT, as compared to REITs with other investment strategies, as CMFT’s investment approach relies on long-term leases in order to provide a relatively stable stream of income for CMFT stockholders. As a result, increased vacancy rates could have the following negative effects on CMFT:

•	the values of CMFT’s commercial properties could decrease below the amount paid for such assets;

•	revenues from such properties could decrease due to low or no rental income during vacant periods, lower future rental rates and/or increase tenant improvement expenses or concessions;

•	ownership costs could increase;

•	revenues from such properties that secure loans could decrease, making it more difficult for CMFT to meet its payment obligations; and/or

•	the resale value of such properties could decline.

All of these factors could impair CMFT’s ability to make distributions and decrease the value of an investment in CMFT Common Stock.

Uninsured losses or losses in excess of CMFT’s insurance coverage could materially adversely affect CMFT’s financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

CMFT carries comprehensive liability, fire, extended coverage, and rental loss insurance covering all of the properties in CMFT’s portfolio under one or more blanket insurance policies with policy specifications, limits and deductibles customarily carried for similar properties. In addition, CMFT carries professional liability and directors’ and officers’ insurance, and cyber liability insurance. While CMFT selects policy specifications and insured limits that CMFT believes are appropriate and adequate given the relative risk of loss, insurance coverages provided by tenants, the cost of the coverage and industry practice, there can be no assurance that CMFT will not experience a loss that is uninsured or that exceeds policy limits. In addition, CMFT may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of CMFT’s properties in the future if the cost of premiums for any of these policies exceeds, in CMFT’s judgment, the value of the coverage discounted for the risk of loss. CMFT’s title insurance policies may not insure for the current aggregate market value of CMFT’s portfolio, and CMFT does not intend to increase its title insurance coverage as the market value of CMFT’s portfolio increases.

Further, CMFT does not carry insurance for certain losses, including, but not limited to, losses caused by earthquakes, riots or acts of war because such losses may be either uninsurable or not economically insurable. If CMFT experiences a loss that is uninsured or which exceeds policy limits, CMFT could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, CMFT would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In addition, CMFT carries several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, CMFT would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, CMFT cannot be certain that it would be able to replace the coverage at similar or otherwise favorable terms. As a result of any of the situations described above, CMFT’s financial condition and cash flows may be materially and adversely affected.

CMFT may be unable to secure funds for future leasing commissions, tenant improvements or capital needs, which could adversely impact CMFT’s ability to pay cash distributions to CMFT stockholders.

When tenants do not renew their leases or otherwise vacate their space, CMFT is typically required to expend substantial funds for leasing commissions, tenant improvements and tenant refurbishments to the vacated space in order to attract replacement tenants. In addition, although CMFT expects that its leases with tenants will require tenants to pay routine property maintenance costs, CMFT could be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. The capital to fund these activities may come from cash flows from operations, borrowings, property sales or future equity offerings. However, these sources of funding may not be available on attractive terms or at all, and CMFT may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased operating cash flows as a result of fewer potential tenants being attracted to the property. If this happens, CMFT’s assets may generate lower cash flows or decline in value, or both.

CMFT’s properties may be subject to impairment charges.

CMFT routinely evaluates CMFT’s real estate assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since CMFT’s investment focus is on properties net leased to a single tenant, the financial failure of, or other default by, a single tenant under its lease may result in a significant impairment loss. If CMFT determines that an impairment has occurred, it would be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on CMFT’s results of operations in the period in which the impairment charge is recorded. CMFT recorded impairment charges related to certain properties in the year ended December 31, 2019 as well as in the six months ended June 30, 2020, and may record future impairments based on actual results and changes in circumstances. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on CMFT’s financial statements.

CMFT may obtain only limited warranties when it purchases a property and, as a result, have limited recourse in the event CMFT’s due diligence did not identify issues that lower the value of the property.

Properties are often sold on an “as is” condition and “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing of the sale. The purchase of properties with limited warranties increases the risk that CMFT may lose some or all of CMFT’s invested capital in the property.

CMFT may be unable to sell a property if or when it decides to do so, including as a result of uncertain market conditions.

Real estate assets are, in general, relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, CMFT may not be able to sell its properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. In addition, certain significant expenditures generally do not change in response to economic or other conditions, including debt service obligations, real estate taxes, and operating and maintenance costs. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings. Further, as a result of the 100% prohibited transactions tax applicable to REITs, CMFT intends to hold its properties for investment, rather than primarily for sale in the ordinary course of business, which may cause CMFT to forgo or defer sales of properties that otherwise would be favorable. Therefore, CMFT may be unable to adjust its portfolio promptly in response to economic, market or other conditions, which could adversely affect its business, financial condition, results of operations, cash flows or its ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock.

Some of CMFT’s leases may not contain rental increases over time, or the rental increases may be less than the fair market rate at a future point in time. When that is the case, the value of the leased property to a potential purchaser may not increase over time, which may restrict CMFT’s ability to sell that property, or if CMFT is able to sell that property, may result in a sale price less than the price that CMFT paid to purchase the property or the price that could be obtained if the rental was at the then-current market rate.

CMFT expects to hold the various real properties it acquires until such time as it decides that a sale or other disposition is appropriate given CMFT’s REIT status and business objectives. CMFT’s ability to dispose of properties on advantageous terms or at all depends on certain factors beyond CMFT’s control, including competition from other sellers and the availability of attractive financing for potential buyers of CMFT’s properties. CMFT cannot predict the various market conditions affecting real estate assets which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the disposition of CMFT’s properties, CMFT cannot assure CMFT stockholders that it will be able to sell such properties at a profit or at all in the future. Accordingly, the extent to which CMFT stockholders will receive cash distributions and realize potential appreciation on CMFT’s real estate assets will depend upon fluctuating market conditions. Furthermore, CMFT may be required to expend funds to correct defects or to make improvements before a property can be sold. CMFT cannot assure CMFT stockholders that it will have funds available to correct such defects or to make such improvements.

CMFT’s properties where the underlying tenant has a below investment-grade credit rating, as determined by major credit rating agencies, or has an unrated tenant may have a greater risk of default.

As of June 30, 2020, approximately 60.1% of CMFT’s tenants were not rated or did not have an investment-grade credit rating from a major ratings agency or were not affiliates of companies having an investment-grade credit rating. CMFT’s properties with such tenants may have a greater risk of default and bankruptcy than properties leased exclusively to investment-grade tenants. When CMFT acquires properties where the tenant does not have a publicly available credit rating, CMFT will use certain credit assessment tools as well as rely on CMFT’s own estimates of the tenant’s credit rating which includes reviewing the tenant’s financial information (e.g., financial ratios, net worth, revenue, cash flows, leverage and liquidity, if applicable). If CMFT’s ratings estimates are inaccurate, the default or bankruptcy risk for the subject tenant may be greater than anticipated. If CMFT’s lender or a credit rating agency disagrees with CMFT’s ratings estimates, CMFT may not be able to obtain CMFT’s desired level of leverage or CMFT’s financing costs may exceed those that CMFT projected. This outcome could have an adverse impact on CMFT’s returns on that asset and hence CMFT’s operating results.

CMFT is exposed to risks related to increases in market lease rates and inflation, as income from long-term leases is the primary source of CMFT’s cash flows from operations.

Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if CMFT does not accurately estimate inflation or market lease rates. Provisions of CMFT’s leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect CMFT from the impact of inflation or unexpected increases in market lease rates. If CMFT is subject to below-market lease rates on a significant number of CMFT’s properties pursuant to long-term leases and CMFT’s operating and other expenses are increasing faster than anticipated, CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock could be materially adversely affected.

CMFT may acquire or finance properties with lock-out provisions, which may prohibit it from selling a property or may require it to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance. If a property is subject to a lock-out provision, CMFT may be materially restricted from or delayed in selling or otherwise disposing of or refinancing such property. Lock-out provisions may prohibit CMFT from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair CMFT’s ability to take other actions during the lock-out period that could be in the best interests of CMFT stockholders and, therefore, may have an adverse impact on the value of CMFT Common Stock relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude CMFT from participating in major transactions that could result in a disposition of CMFT’s assets or a change of control even though that disposition or change of control might be in the best interests of CMFT stockholders.

Increased operating expenses could reduce cash flows from operations and funds available to acquire properties or make distributions.

CMFT’s properties are subject to operating risks common to real estate in general, any or all of which may negatively affect CMFT. If any property is not fully occupied or if rents are payable (or are being paid) in an amount that is insufficient to cover operating expenses that are the landlord’s responsibility under the lease, CMFT could be required to expend funds in excess of such rents with respect to that property for operating expenses. CMFT’s properties are subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating and ownership expenses. Some of CMFT’s property leases may not require the tenants to pay all or a portion of these expenses, in which event CMFT may be responsible for these costs. If CMFT is unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if CMFT’s tenants fail to pay these expenses as required or if expenses CMFT is required to pay exceed CMFT’s expectations, CMFT could have less funds available for future acquisitions or cash available for distributions to CMFT stockholders.

The market environment may adversely affect CMFT’s operating results, financial condition and ability to pay distributions to CMFT stockholders.

Any deterioration of domestic or international financial markets could impact the availability of credit or contribute to rising costs of obtaining credit and therefore, could have the potential to adversely affect the value of CMFT’s assets, the availability or the terms of financing, CMFT’s ability to make principal and interest payments on, or refinance, any indebtedness and/or, for CMFT’s leased properties, the ability of CMFT’s tenants to enter into new leasing transactions or satisfy their obligations, including the payment of rent, under existing leases. The market environment also could affect CMFT’s operating results and financial condition as follows:

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Debt Markets—The debt market is sensitive to the macro environment, such as Federal Reserve policy, market sentiment, or regulatory factors affecting the banking and CMBS industries. Should overall borrowing costs increase, due to either increases in index rates or increases in lender spreads, CMFT’s operations may generate lower returns.

•

Real Estate Markets—The properties CMFT acquires could substantially decrease in value after it purchases them. Consequently, CMFT may not be able to recover the carrying amount of its properties, which may require CMFT to recognize an impairment charge or record a loss on sale in CMFT’s earnings.

Real estate related taxes may increase, and if these increases are not passed on to tenants, CMFT’s income will be reduced.

Local real property tax assessors may reassess CMFT’s properties, which may result in increased taxes. Generally, property taxes increase as property values or assessment rates change, or for other reasons deemed relevant by property tax assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit CMFT to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants could have a materially adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain distributions on CMFT Common Stock.

Covenants, conditions and restrictions may restrict CMFT’s ability to operate a property.

Many of CMFT’s properties are or will be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” restricting their operation and any improvements on such properties. Compliance with CC&Rs may adversely affect the types of tenants CMFT is able to attract to such properties, CMFT’s operating costs and reduce the amount of funds that CMFT has available to pay distributions to CMFT stockholders.

Acquisitions of build-to-suit properties will be subject to additional risks related to properties under development.

CMFT may engage in build-to-suit programs and the acquisition of properties under development. In connection with these acquisitions, CMFT will enter into purchase and sale arrangements with sellers or developers of suitable properties under development or construction. In such cases, CMFT is generally obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by CMFT in advance. CMFT may also engage in development and construction activities involving existing properties, including the expansion of existing facilities (typically at the request of a tenant) or the development or build-out of vacant space at retail properties. CMFT may advance significant amounts in connection with certain development projects.

As a result, CMFT is subject to potential development risks and construction delays and the resultant increased costs and risks, as well as the risk of loss of certain amounts that CMFT has advanced should a development project not be completed. To the extent that CMFT engages in development or construction projects, CMFT may be subject to uncertainties associated with obtaining permits or re-zoning for development, environmental and land use concerns of governmental entities and/or community groups, and the builder’s ability to build in conformity with plans, specifications, budgeted costs and timetables. If a developer or builder fails to perform, CMFT may terminate the purchase, modify the construction contract or resort to legal action to compel performance (or in certain cases, CMFT may elect to take over the project and pursue completion of the project itself). A developer’s or builder’s performance may also be affected or delayed by conditions beyond that party’s control. Delays in obtaining permits or completion of construction could also give tenants the right to terminate preconstruction leases.

CMFT may incur additional risks if it makes periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased project costs or the loss of CMFT’s investment. Although CMFT rarely engages in construction activities relating to space that is not already leased to one or more tenants, to the extent that CMFT does so, it may be subject to normal lease-up risks relating to newly constructed projects. CMFT also will rely on rental income and expense projections and estimates of the fair market value of the property upon completion of construction when agreeing upon a price at the time CMFT acquires the property. If these projections are inaccurate, CMFT may pay too much for a property and CMFT’s return on CMFT’s investment could suffer. If CMFT contracts with a development company for a newly developed property, there is a risk that money advanced to that development company for the project may not be fully recoverable if the developer fails to successfully complete the project.

CMFT’s operating results may be negatively affected by potential development and construction delays and the resultant increased costs and risks.

If CMFT engages in development or construction projects, it will be subject to uncertainties associated with re-zoning for development, environmental and land use concerns of governmental entities and/or community groups, and CMFT’s builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, CMFT may resort to legal action to rescind the breached agreements or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. CMFT may incur additional risks if it makes periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of CMFT’s asset. In addition, CMFT will be subject to normal lease-up risks relating to newly constructed projects. CMFT also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time CMFT acquires the property. If CMFT’s projections are inaccurate, CMFT may pay too much for a property, and CMFT’s return on CMFT’s assets could suffer.

CMFT may deploy capital in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental and land use concerns of governmental entities and/or community groups.

If CMFT purchases an option to acquire a property but does not exercise the option, CMFT likely would forfeit the amount CMFT paid for such option, which would reduce the amount of cash it would have available to make other acquisitions.

In determining whether to purchase a particular property, CMFT may obtain an option to purchase such property. The amount paid for an option, if any, normally is forfeited if the property is not purchased and normally is credited against the purchase price if the property is purchased. If CMFT purchases an option to acquire a property but does not exercise the option, CMFT likely would forfeit the amount it paid for such option, which would reduce the amount of cash CMFT would have available to make other acquisitions.

Competition with third parties in acquiring, leasing or selling properties and other investments may reduce CMFT’s profitability and the return on CMFT stockholders’ investment.

CMFT competes with many other entities engaged in real estate acquisition activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate acquisition activities, many of which have greater resources than CMFT. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable acquisitions may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If CMFT pays higher prices for properties and other assets as a result of competition with third parties without a corresponding increase in tenant lease rates, CMFT’s profitability will be reduced, and CMFT stockholders may experience a lower return on their investment.

CMFT is also subject to competition in the leasing of CMFT’s properties. Many of CMFT’s competitors own properties similar to those of CMFT in the same markets in which CMFT’s properties are located. If one of CMFT’s properties is nearing the end of the lease term or becomes vacant and CMFT’s competitors (which could include funds sponsored by affiliates of CMFT Management) offer space at rental rates below current market rates or below the rental rates CMFT currently charges its tenants, CMFT may lose existing or potential tenants and it may be pressured to reduce its rental rates below those it currently charges or to offer substantial rent concessions in order to retain tenants when such tenants’ leases expire or to attract new tenants.

In addition, if CMFT’s competitors sell assets similar to assets CMFT intend to sell in the same markets and/or at valuations below CMFT’s valuations for comparable assets, CMFT may be unable to dispose of CMFT’s assets at all or at favorable pricing or on favorable terms. As a result of these actions by CMFT’s competitors, CMFT’s business, financial condition, liquidity and results of operations may be adversely affected.

CMFT’s properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to CMFT may affect the cash available for distributions to CMFT stockholders and the amount of distributions.

Many of CMFT’s leases provide for increases in rent as a result of increases in the tenant’s sales volume. There likely will be numerous other retail properties within the market area of such properties that will compete with CMFT’s tenants for customer business. In addition, traditional retailers face increasing competition from alternative retail channels, including internet-based retailers and other forms of e-commerce, factory outlet centers, wholesale clubs, mail order catalogs and television shopping networks, which could adversely impact CMFT’s retail tenants’ sales volume. Such competition could negatively affect such tenants’ ability to pay rent or the amount of rent paid to CMFT. This could result in decreased cash flows from tenants thus affecting cash available for distributions to CMFT stockholders.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect CMFT’s operations.

From time to time, CMFT may acquire multiple properties in a single transaction. Portfolio acquisitions are often more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in CMFT owning assets in geographically dispersed markets, placing additional demands on CMFT’s ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though CMFT may not want to purchase one or more properties in the portfolio. In these situations, if CMFT is unable to identify another person or entity to acquire the unwanted properties, CMFT will be required to either pass on the entire portfolio, including the desirable properties or acquire the entire portfolio and operate or attempt to dispose of the unwanted properties. To acquire multiple properties in a single transaction, CMFT may be required to accumulate a large amount of cash. CMFT would expect the returns that it earns on such cash to be less than the ultimate returns on real property, therefore accumulating such cash could reduce CMFT’s funds available for distributions to CMFT stockholders. Any of the foregoing events may have an adverse impact on CMFT’s operations.

Terrorist attacks, acts of violence or war or public health crises may affect the markets in which CMFT operates and have a material adverse effect on CMFT’s financial condition, results of operations and ability to pay distributions to CMFT stockholders.

The strength and profitability of CMFT’s business depends on demand for and the value of CMFT’s properties. Terrorist attacks, acts of war and public health crises (including the COVID-19 outbreak) may result in declining economic activity, which could harm the demand for and the value of CMFT’s properties and may negatively affect CMFT’s operations and CMFT stockholders’ investments. CMFT may acquire real estate assets located in areas that are susceptible to terrorist attacks or acts of war. These attacks may directly impact the value of CMFT’s assets through damage, destruction, loss or increased security costs. Although CMFT may obtain terrorism insurance, CMFT may not be able to obtain sufficient coverage to fund any losses CMFT may incur. Risks associated with potential acts of terrorism could sharply increase the premiums CMFT pays for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, or public health crisis (such as the COVID-19 outbreak) could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect CMFT’s tenants’ ability to pay rent on their leases or CMFT’s ability to borrow money or issue capital stock at acceptable prices, which could have a material adverse effect on CMFT’s financial condition, results of operations and ability to pay distributions to CMFT stockholders.

Pandemics or other health crises may adversely affect CMFT’s business and/or operations, its tenants’ financial condition and the profitability of CMFT’s retail properties.

CMFT’s business and/or operations and the businesses of CMFT’s tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the outbreak of COVID-19.

The profitability of CMFT’s retail properties depends, in part, on the willingness of customers to visit the businesses of CMFT’s tenants. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause employees or customers to avoid CMFT’s properties, which could adversely affect foot traffic to CMFT’s tenants’ businesses and CMFT’s tenants’ ability to adequately staff their businesses. Such events could adversely impact tenants’ sales and/or cause the temporary closure or slowdown of the businesses of CMFT’s tenants, which could severely disrupt their operations and have a material adverse effect on CMFT’s business, financial condition and results of operations. Similarly, the potential effects of quarantined employees of office tenants may adversely impact their businesses and affect their ability to pay rent on a timely basis.

CMFT is subject to risks that affect the retail real estate environment generally.

CMFT’s business has historically focused on retail real estate. As such, CMFT is subject to certain risks that can affect the ability of CMFT’s retail properties to generate sufficient revenue to meet CMFT’s operating and other expenses, including debt service, to make capital expenditures and to make distributions to CMFT stockholders. CMFT faces continuing challenges because of changing consumer preferences and because the conditions in the economy affect employment growth and cause fluctuations and variations in retail sales and in business and consumer confidence and consumer spending on retail goods. In general, a number of factors can negatively affect the income generated by a retail property or the value of a property, including: a downturn in the national, regional or local economy; a decrease in employment or consumer confidence or spending; increases in operating costs, such as common area maintenance, real estate taxes, utility rates and insurance premiums; higher energy or fuel costs resulting from adverse weather conditions, natural disasters, geopolitical concerns, terrorist activities and other factors; changes in interest rate levels and the cost and availability of financing; a weakening of local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants; trends in the retail industry; seasonality; changes in perceptions by retailers or shoppers of the safety, convenience and attractiveness of a retail property; perceived changes in the convenience and quality of competing retail properties and other retailing options such as internet shopping or other strategies, such as using smartphones or other technologies to determine where to make and to assist in making purchases; the ability of CMFT’s tenants to meet shoppers’ demands for quality, variety, and product availability, which may be impacted by supply chain disruptions; and changes in laws and regulations applicable to real property, including tax and zoning laws. For example, the global outbreak of COVID-19 has led to travel restrictions and plant shutdowns that have impacted, and could continue to impact, CMFT’s tenants’ supply chains and, ultimately, retail product availability. Fears related to this COVID-19 outbreak have impacted, and may continue to impact, shoppers’ willingness to visit CMFT’s retail properties, and the continued spread of the virus has resulted in property shutdowns and may result in additional shutdowns of CMFT’s retail properties, particularly in certain geographies reporting increasing diagnoses of the virus or related illnesses. The extent of the outbreak and its impact on CMFT’s tenants and CMFT’s operations is uncertain, but a prolonged outbreak could continue to have a material impact.

Changes in one or more of the aforementioned factors can lead to a decrease in the revenue or income generated by CMFT’s properties and can have a material adverse effect on CMFT’s financial condition and results of operations. Many of these factors could also specifically or disproportionately affect one or more of CMFT’s tenants, which could decrease operating performance, reduce property revenue and affect CMFT’s results of operations. If the estimated future cash flows related to a particular property are significantly reduced, CMFT may be required to reduce the carrying value of the property.

Downturns in the retail industry likely will have a direct adverse impact on CMFT’s revenues and cash flow.

CMFT’s retail properties currently owned consist primarily of necessity retail properties and anchored shopping centers. CMFT’s retail performance therefore is generally linked to economic conditions in the market for retail space. The market for retail space could be adversely affected by any of the following:

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weakness in the national, regional and local economies, and declines in consumer confidence which could adversely impact consumer spending and retail sales and in turn tenant demand for space and could lead to increased store closings;

•	changes in market rental rates;

•	changes in demographics (including the number of households and average household income) surrounding CMFT’s shopping centers;

•	adverse financial conditions for anchored shopping centers and other retail, service, medical or restaurant tenants;

•	continued consolidation in the retail and grocery sector;

•	excess amount of retail space in CMFT’s markets;

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reduction in the demand by tenants to occupy CMFT’s shopping centers as a result of reduced increase in e-commerce and alternative distribution channels may negatively affect out tenant sales or decrease the square footage CMFT’s tenants require and could lead to margin pressure on CMFT’s anchored shopping centers, which could lead to store closures;

•	the impact of an increase in energy costs on consumers and its consequential effect on the number of shopping visits to CMFT’s centers;

•	a pandemic or other health crisis, such as the outbreak of COVID-19; and

•	consequences of any armed conflict involving, or terrorist attack against, the United States.

To the extent that any of these conditions occur, they are likely to impact market rents for retail space, occupancy in CMFT’s retail properties, CMFT’s ability to sell, acquire or develop retail properties, and CMFT’s cash available for distributions to stockholders.

Costs of complying with environmental laws and regulations may adversely affect CMFT’s income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of hazardous materials, and the remediation of any associated contamination.

Some of these laws and regulations may impose joint and several liability on tenants, current or previous owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures and/or adversely affect the value of the property. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect CMFT’s ability to sell or rent such property or to use such property as collateral for future borrowing.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by CMFT. Future laws, ordinances or regulations may impose material environmental liability. Additionally, CMFT’s properties may be affected by CMFT’s tenants’ operations, the existing condition of land when CMFT buys it, operations in the vicinity of CMFT’s properties, such as the presence of underground storage tanks, or activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that CMFT may be required to comply with, and that may subject CMFT to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages CMFT must pay will reduce CMFT’s ability to make distributions to CMFT stockholders and may reduce the value of their investment.

Some of these properties may contain at the time of acquisition, or may have contained prior to CMFT’s acquisition, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Certain of CMFT’s properties may be adjacent to or near other properties upon which others have engaged, or may engage in the future, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time, CMFT may acquire properties, or interests in properties, with known adverse environmental conditions where CMFT believes that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, CMFT will estimate the costs of environmental investigation, clean-up and monitoring in determining the purchase price. Further, in connection with property dispositions, CMFT may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

CMFT may not obtain an independent third-party environmental assessment for every property it acquires. In addition, any such assessment that CMFT does obtain may not reveal all environmental liabilities. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would adversely affect CMFT’s business, assets or results of operations and, consequently, amounts available for distribution to CMFT stockholders.

If CMFT sells properties by providing financing to purchasers, defaults by the purchasers would adversely affect CMFT’s cash flows from operations.

In some instances, CMFT may sell its properties by providing financing to purchasers. When CMFT provides financing to purchasers, CMFT will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flows from operations. Even in the absence of a purchaser default, the distribution of sale proceeds or their reinvestment in other assets will be delayed until the promissory notes or other property CMFT may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, CMFT may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with CMFT, it could negatively impact CMFT’s ability to pay cash distributions to CMFT stockholders.

CMFT’s net leases may require CMFT to pay property-related expenses that are not the obligations of CMFT’s tenants.

Under the terms of the majority of CMFT’s net leases, in addition to satisfying their rent obligations, CMFT’s tenants will be responsible for the payment or reimbursement of property expenses such as real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of certain existing leases and leases that CMFT may enter into in the future with CMFT’s tenants, CMFT may be required to pay some or all of the expenses of the property, such as the costs of environmental liabilities, roof and structural repairs, real estate taxes, insurance, certain non-structural repairs and maintenance. If CMFT’s properties incur significant expenses that must be paid by CMFT under the terms of CMFT’s leases, CMFT’s business, financial condition and results of operations may be adversely affected and the amount of cash available to meet expenses and to pay distributions to stockholders may be reduced.

Changes in accounting standards may adversely impact CMFT’s financial condition and/or results of operations.

CMFT is subject to the rules and regulations of the Financial Accounting Standards Board related to GAAP.

Various changes to GAAP are constantly being considered, some of which could materially impact CMFT’s reported financial condition and/or results of operations. Also, to the extent that public companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect CMFT’s financial condition or results of operations.

Compliance with the Americans with Disabilities Act of 1990, as amended, and fire, safety and other regulations may require CMFT to make unanticipated expenditures.

CMFT’s properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, as amended (the “ADA”), pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although CMFT believes that its properties substantially comply with present requirements of the ADA, CMFT has not conducted an audit or investigation of all of CMFT’s properties to determine CMFT’s compliance. If one or more of CMFT’s properties or future properties are not in compliance with the ADA, CMFT might be required to take remedial action, which would require CMFT to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

Additional federal, state and local laws also may require modifications to CMFT’s properties or restrict CMFT’s ability to renovate CMFT’s properties. CMFT cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, CMFT’s properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. If CMFT was to fail to comply with these various requirements, CMFT might incur governmental fines or private damage awards. If CMFT incurs substantial costs to comply with the ADA or any other regulatory requirements, CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or to maintain CMFT’s level of distributions on CMFT Common Stock could be materially adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict CMFT’s use of CMFT’s properties and may require CMFT to obtain approval from local officials or community standards organizations at any time with respect to CMFT’s properties, including prior to acquiring a property or when undertaking renovations of any of CMFT’s existing properties.

CMFT has incurred mortgage indebtedness and other borrowings, which may increase its business risks, hinder its ability to make distributions, and decrease the value of CMFT stockholders’ investment.

CMFT has acquired real estate and other real estate-related assets by borrowing new funds. In addition, CMFT has incurred mortgage debt and pledged some of CMFT’s real properties as security for that debt to obtain funds to acquire additional real properties and other assets and to pay distributions to CMFT stockholders. CMFT may borrow additional funds if it need funds to satisfy the REIT tax qualification requirement that CMFT distribute at least 90% of its annual REIT taxable income, excluding any net capital gains, to CMFT stockholders. CMFT may also borrow additional funds if it otherwise deems it necessary or advisable to assure that CMFT maintains its qualification as a REIT for U.S. federal income tax purposes.

CMFT Management believes that utilizing borrowing is consistent with CMFT’s investment objective of maximizing the return to stockholders. There is no limitation on the amount CMFT may borrow against any individual property or other asset. This factor could limit the amount of cash CMFT has available to distribute to CMFT stockholders and could result in a decline in the value of CMFT stockholders’ investment.

CMFT does not intend to incur mortgage debt on a particular property unless CMFT believes the property’s projected operating cash flows are sufficient to service the mortgage debt. However, if there is a shortfall between the cash flows from a property and the cash flows needed to service mortgage debt on a property, the amount available for distributions to CMFT stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, CMFT could lose the property securing the loan that is in default, thus reducing the value of CMFT stockholders’ investments. For U.S. federal income tax purposes, a foreclosure of any of CMFT’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds CMFT’s tax basis in the property, CMFT would recognize taxable income on foreclosure, but would not receive any cash proceeds from the foreclosure. In such event, CMFT may be unable to pay the amount of distributions required in order to maintain CMFT’s qualification as a REIT. CMFT may give full or partial guarantees to lenders of recourse mortgage debt to the entities that own CMFT’s properties. If CMFT provides a guaranty on behalf of an entity that owns one of CMFT’s properties, CMFT will be responsible to the lender for satisfaction of the debt if it is not paid by such entity and with respect to any such property that is vacant, potentially be responsible for any property-related costs such as real estate taxes, insurance and maintenance, which costs will likely increase if the lender does not timely exercise its remedies. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of CMFT’s properties are foreclosed upon due to a default, CMFT’s ability to pay cash distributions to CMFT stockholders will be adversely affected, which could result in CMFT losing its REIT status and would result in a decrease in the value of CMFT stockholders’ investment.

CMFT intends to rely on external sources of capital to fund future capital needs, and if it encounters difficulty in obtaining such capital, CMFT may not be able to meet maturing obligations or make any additional acquisitions.

In order to maintain CMFT’s qualification as a REIT under the Code, CMFT is required, among other things, to distribute annually to CMFT stockholders at least 90% of CMFT’s REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this dividend requirement, CMFT may not be able to fund from cash retained from operations all of CMFT’s future capital needs, including capital needed to refinance maturing obligations or make new acquisitions.

The capital and credit markets have experienced extreme volatility and disruption as a result of the global outbreak of COVID-19. CMFT believes that such volatility and disruption are likely to continue into the foreseeable future. Market volatility and disruption could hinder CMFT’s ability to obtain new debt financing or refinance CMFT’s maturing debt on favorable terms or at all or to raise debt and equity capital. CMFT’s access to capital will depend upon a number of factors, including:

•	general market conditions;

•	government action or regulation, including changes in tax law;

•	the market’s perception of CMFT’s future growth potential;

•	the extent of investor interest;

•	analyst reports about CMFT and the REIT industry;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	CMFT’s financial performance and that of CMFT’s tenants;

•	CMFT’s current debt levels and changes in CMFT’s credit ratings, if any;

•	CMFT’s current and expected future earnings; and

•	CMFT’s cash flows and cash distributions, including CMFT’s ability to satisfy the dividend requirements applicable to REITs.

If CMFT is unable to obtain needed capital on satisfactory terms or at all, it may not be able to meet its obligations and commitments as they mature or make any new acquisitions.

High interest rates may make it difficult for CMFT to finance or refinance assets, which could reduce the number of properties it can acquire and the amount of cash distributions it can make.

CMFT runs the risk of being unable to finance or refinance CMFT’s assets on favorable terms or at all. If interest rates are high when CMFT desires to mortgage its assets or when existing loans come due and the assets need to be refinanced, CMFT may not be able to, or may choose not to, finance the assets and CMFT would be required to use cash to purchase or repay outstanding obligations. CMFT’s inability to use debt to finance or refinance CMFT’s assets could reduce the number of assets it can acquire, which could reduce CMFT’s operating cash flows and the amount of cash distributions it can make to CMFT stockholders. Higher costs of capital also could negatively impact CMFT’s operating cash flows and returns on its assets.

Increases in interest rates could increase the amount of CMFT’s debt payments and adversely affect CMFT’s ability to pay distributions to CMFT stockholders.

CMFT has incurred indebtedness, and in the future may incur additional indebtedness, that bears interest at a variable rate. To the extent that CMFT incurs variable rate debt and do not hedge CMFT’s exposure thereunder, increases in interest rates would increase the amounts payable under such indebtedness, which could reduce CMFT’s operating cash flows and CMFT’s ability to pay distributions to CMFT stockholders. In addition, if CMFT’s existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, CMFT could be required to liquidate one or more of CMFT’s assets at times that may prevent realization of the maximum return on such assets.

CMFT may not be able to generate sufficient cash flows to meet CMFT’s debt service obligations.

CMFT’s ability to make payments on and to refinance CMFT’s indebtedness, and to fund CMFT’s operations, working capital and capital expenditures, depends on CMFT’s ability to generate cash. To a certain extent, CMFT’s cash flows are subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond CMFT’s control.

CMFT cannot assure CMFT stockholders that its business will generate sufficient cash flows from operations or that future sources of cash will be available to CMFT in an amount sufficient to enable CMFT to pay amounts due on its indebtedness or to fund its other liquidity needs.

Additionally, if CMFT incurs additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, CMFT’s debt service obligations could increase. CMFT may need to refinance all or a portion of its indebtedness before maturity. CMFT’s ability to refinance its indebtedness or obtain additional financing will depend on, among other things:

•	CMFT’s financial condition and market conditions at the time;

•	restrictions in the agreements governing CMFT’s indebtedness;

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders; and

•	CMFT’s results of operations.

As a result, CMFT may not be able to refinance CMFT’s indebtedness on commercially reasonable terms, or at all. If CMFT does not generate sufficient cash flows from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to CMFT, it may not have sufficient cash to enable it to meet all of its obligations. Accordingly, if CMFT cannot service its indebtedness, CMFT may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on CMFT’s business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy CMFT’s debt service obligations or maintain CMFT’s level of distributions on CMFT Common Stock.

Lenders may require CMFT to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to CMFT stockholders.

In connection with providing CMFT financing, a lender could impose restrictions on CMFT that affect CMFT’s distribution and operating policies and CMFT’s ability to incur additional debt. In general, CMFT’s loan agreements restrict CMFT’s ability to encumber or otherwise transfer CMFT’s interest in the respective property without the prior consent of the lender. Loan documents CMFT enters into may contain covenants that limit CMFT’s ability to further mortgage the property, discontinue insurance coverage or replace CMFT Management as CMFT’s advisor. These or other limitations imposed by a lender may adversely affect CMFT’s flexibility and CMFT’s ability to pay distributions on CMFT Common Stock.

Interest-only indebtedness may increase CMFT’s risk of default and ultimately may reduce CMFT’s funds available for distribution to CMFT stockholders.

CMFT has financed some of its property acquisitions using interest-only mortgage indebtedness and may continue to do so. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, CMFT will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of CMFT’s scheduled payments and may increase CMFT’s risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of CMFT’s scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to CMFT stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

CMFT’s ability to make a balloon payment at maturity is uncertain and may depend upon CMFT’s ability to obtain additional financing or CMFT’s ability to sell the property. At the time the balloon payment is due, CMFT may or may not be able to refinance the loan on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of CMFT’s assets. In addition, payments of principal and interest made to service CMFT’s debts may leave CMFT with insufficient cash to pay the distributions that it is required to pay to maintain its qualification as a REIT. Any of these results would have a significant, negative impact on the value of CMFT Common Stock.

To hedge against exchange rate and interest rate fluctuations, CMFT has used, and may continue to use, derivative financial instruments that may be costly and ineffective and may reduce the overall returns on CMFT stockholders’ investment.

CMFT has used, and may continue to use, derivative financial instruments to hedge its exposure to changes in exchange rates and interest rates on loans secured by CMFT’s assets and investments in CMBS. Derivative instruments may include interest rate swap contracts, interest rate caps or floor contracts, rate lock arrangements, futures or forward contracts, options or repurchase agreements. CMFT’s actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that CMFT uses derivative financial instruments to hedge against exchange rate and interest rate fluctuations, CMFT will be exposed to credit risk, market risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes CMFT, which creates credit risk for CMFT. Market risk includes the adverse effect on the value of the financial instrument resulting from a change in interest rates. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If CMFT is unable to manage these risks effectively, CMFT’s results of operations, financial condition and ability to pay distributions to CMFT stockholders will be adversely affected.

Investing in mortgage, bridge or mezzanine loans could adversely affect CMFT’s return on its loan investments.

CMFT has invested, and may continue to invest, in mezzanine loans and may make or acquire mortgage or bridge loans, or participations in such loans, to the extent CMFT Management determines that it is advantageous for CMFT to do so. However, if CMFT makes or invests in mortgage, bridge or mezzanine loans, CMFT will be at risk of defaults on those loans caused by many conditions beyond its control, including local and other economic conditions affecting real estate values and interest rate levels. If there are defaults under these loans, CMFT may not be able to repossess and sell quickly any properties securing such loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede CMFT’s ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to CMFT on the loan, which could reduce the value of CMFT’s investment in the defaulted loan.

CMFT is subject to risks relating to real estate-related securities, including CMBS.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer. As a result, investments in real estate-related securities may be subject to risks of (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities, (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer or that income from collateral may be insufficient to meet debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the obliged parties to repay principal and interest or make distribution payments.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to the risks above and all of the risks of the underlying mortgage loans. CMBS are issued by investment banks and non-regulated financial institutions, and are not insured or guaranteed by the U.S. government. The value of CMBS may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole and may be negatively impacted by any dislocation in the mortgage-backed securities market in general.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that interest payments on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

The limit on the percentage of shares of CMFT Common Stock that any person may own may discourage a takeover or business combination that may benefit CMFT stockholders.

The CMFT Charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of CMFT’s then outstanding capital stock (which includes common stock and any preferred stock CMFT may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the then outstanding CMFT Common Stock unless exempted (prospectively or retroactively) by the CMFT Board. These restrictions may discourage a change of control of CMFT and may deter individuals or entities from making tender offers for shares of CMFT Common Stock on terms that might be financially attractive to stockholders or which may cause a change in CMFT’s management. In addition to deterring potential transactions that may be favorable to CMFT stockholders, these provisions may also decrease the ability of stockholders to sell their shares of CMFT Common Stock.

Re-characterization of sale-leaseback transactions may cause CMFT to lose its REIT status.

CMFT may purchase properties and lease them back to the sellers of such properties. CMFT would characterize such a sale-leaseback transaction as a “true lease,” which treats the lessor as the owner of the property for U.S. federal income tax purposes. In the event that any sale-leaseback transaction is challenged by the IRS and re-characterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, CMFT might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose its REIT status effective with the year of re-characterization. Alternatively, such a re-characterization could cause the amount of CMFT’s REIT taxable income to be recalculated, which might also cause CMFT to fail to meet the distribution requirement for a taxable year and thus lose its REIT status.

CMFT stockholders may have current tax liability on distributions they elect to reinvest in CMFT Common Stock.

If CMFT stockholders participate in the CMFT DRIP, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of CMFT Common Stock that does not represent a return of capital. In addition, CMFT stockholders may be treated, for U.S. federal tax purposes, as having received an additional distribution to the extent the shares are purchased at a discount from fair market value. Such an additional deemed distribution could cause CMFT stockholders to be subject to additional income tax liability. Unless CMFT stockholders are not subject to U.S. tax, they may have to use funds from other sources to pay their tax liability arising as a result of the distributions reinvested in CMFT Common Stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income (but under the Tax Cuts and Jobs Act, U.S.

stockholders that are individuals, trusts and estates generally may deduct up to 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026). Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs.

CMFT may be subject to adverse legislative or regulatory tax changes that could increase its tax liability or reduce CMFT’s operating flexibility, including the Tax Cuts and Jobs Act.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of CMFT Common Stock. Additional changes to the tax laws are likely to continue to occur, and CMFT cannot assure its stockholders that any such changes will not adversely affect CMFT’s taxation and its ability to continue to qualify as a REIT, or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in CMFT Common Stock or on the market value or the resale potential of CMFT’s assets. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that acquires real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, the CMFT Charter provides the CMFT Board with the power, under certain circumstances, to revoke or otherwise terminate CMFT’s REIT election and cause CMFT to be taxed as a regular corporation, without the vote of CMFT stockholders. The CMFT Board has fiduciary duties to CMFT and its stockholders and could only cause such changes in CMFT’s tax treatment if it determines in good faith that such changes are in the best interest of CMFT stockholders.

In addition, the Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. Among the changes made by the Tax Cuts and Jobs Act are permanently reducing the generally applicable corporate tax rate, generally reducing the tax rate applicable to individuals and other noncorporate taxpayers for tax years beginning after December 31, 2017 and before January 1, 2026, eliminating or modifying certain previously allowed deductions (including substantially limiting interest deductibility and, for individuals, the deduction for non-business state and local taxes), and, for taxable years beginning after December 31, 2017 and before January 1, 2026, providing for preferential rates of taxation through a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers. The Tax Cuts and Jobs Act also imposes new limitations on the deduction of net operating losses and requires CMFT to recognize income for tax purposes no later than when CMFT takes it into account on CMFT’s financial statements, which may result in CMFT having to make additional taxable distributions to CMFT stockholders in order to comply with REIT distribution requirements or avoid taxes on retained income and gains. The Tax Cuts and Jobs Act also made numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect CMFT or its stockholders.

While the effect of changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Code may have unanticipated effects on CMFT or its stockholders. Moreover, Congressional leaders have recognized that the process of adopting extensive tax legislation in a short amount of time without hearings and substantial time for review is likely to have led to drafting errors, issues needing clarification and unintended consequences that will have to be revisited in subsequent tax legislation. At this point, it is not clear if or when Congress will address these issues or when the IRS will issue administrative guidance on certain of the changes made in the Tax Cuts and Jobs Act.

CMFT urges its stockholders to consult with their own tax advisor with respect to the status of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on holding CMFT Common Stock.

To maintain CMFT’s qualification as a REIT it must meet annual distribution requirements, which may force CMFT to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder CMFT’s ability to meet its investment objectives and reduce its stockholders’ overall return.

In order to maintain CMFT’s qualification as a REIT, CMFT must distribute annually to its stockholders at least 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. CMFT will be subject to U.S. federal income tax on CMFT’s undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which dividends CMFT pays with respect to any calendar year are less than the sum of (a) 85% of CMFT’s ordinary income, (b) 95% of CMFT’s capital gain net income and (c) 100% of CMFT’s undistributed income from prior years.

Further, to maintain CMFT’s qualification as a REIT, it must ensure that it meets the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of CMFT’s assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of CMFT’s investment in securities (other than government securities, qualified real estate assets and stock of a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of CMFT’s assets (other than government securities, qualified real estate assets and stock of a TRS) can consist of the securities of any one issuer, no more than 20% of the value of CMFT’s total assets can be represented by securities of one or more TRSs and no more than 25% of the value of CMFT’s total assets can be represented by certain debt securities of publicly offered REITs. If CMFT fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing CMFT’s REIT qualification and suffering adverse tax consequences. As a result, CMFT may be required to liquidate assets from its portfolio or not make otherwise attractive investments in order to maintain its qualification as a REIT. These actions could have the effect of reducing CMFT’s income and amounts available for distribution to CMFT stockholders.

The foregoing requirements could cause CMFT to distribute amounts that otherwise would be spent on real estate assets and it is possible that CMFT might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these dividends or make taxable stock dividends. Although CMFT intends to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on CMFT’s earnings, it is possible that CMFT might not always be able to do so.

CMFT’s mezzanine loans may not qualify as real estate assets and could adversely affect CMFT’s status as a REIT.

CMFT has invested and may continue to invest in mezzanine loans, for which the IRS has provided a safe harbor, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, the IRS will treat the mezzanine loan as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. To the extent that any mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans may not be real estate assets and could adversely affect CMFT’s qualification as a REIT.

Complying with REIT requirements may limit CMFT’s ability to hedge CMFT’s liabilities effectively and may cause CMFT to incur tax liabilities.

The REIT provisions of the Code may limit CMFT’s ability to hedge CMFT’s liabilities. Any income from a hedging transaction CMFT enters into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that CMFT enters into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, CMFT may need to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of CMFT’s hedging activities because CMFT’s TRSs would be subject to tax on gains or expose CMFT to greater risks associated with changes in interest rates than it would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Investments outside the United States could present additional complications to CMFT’s ability to satisfy the REIT qualification requirements and may subject CMFT to additional taxes.

Operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are customarily structured differently than they are in the U.S. or are subject to different legal rules may complicate CMFT’s ability to structure non-U.S. investments in a manner that enables CMFT to satisfy the REIT qualification requirements. In addition, non-U.S. investments may subject CMFT to various non-U.S. tax liabilities, including withholding taxes.

CMFT’s property taxes could increase due to property tax rate changes or reassessment, which would impact CMFT’s cash flows.

Even if CMFT continues to qualify as a REIT for U.S. federal income tax purposes, CMFT will be required to pay some state and local taxes on CMFT’s properties. The real property taxes on CMFT’s properties may increase as property tax rates change or as CMFT’s properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes CMFT pays in the future may increase substantially. If the property taxes CMFT pays increase and if any such increase is not reimbursable under the terms of CMFT’s lease, then CMFT’s cash flows will be negatively impacted, which in turn could have a material adverse effect on its business, financial condition, results of operations, cash flows or CMFT’s ability to satisfy its debt service obligations or to maintain its level of distributions on CMFT Common Stock.

The share transfer and ownership restrictions applicable to REITs and contained in the CMFT Charter may inhibit market activity in its shares of stock and restrict CMFT’s business combination opportunities.

In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of CMFT’s issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns CMFT’s shares of stock under this requirement. Additionally, at least 100 persons must beneficially own CMFT’s shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that CMFT meets these tests, among other purposes, the CMFT Charter restricts the acquisition and ownership of CMFT’s shares of stock.

The CMFT Charter, with certain exceptions, authorizes CMFT’s directors to take such actions as are necessary and desirable to preserve CMFT’s qualification as a REIT. Unless exempted by the CMFT Board, for so long as CMFT continues to qualify as a REIT, the CMFT Charter prohibits, among other limitations on ownership and transfer of shares of CMFT’s stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of CMFT’s outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of CMFT’s shares of stock. The CMFT Board, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the CMFT Board may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 9.8% ownership limit would result in the termination of CMFT’s qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if the CMFT Board determines that it is no longer in CMFT’s best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for CMFT to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for CMFT Common Stock or otherwise be in the best interest of CMFT stockholders.

If CMFT elects to treat one or more of its subsidiaries as a TRS, such subsidiaries will be subject to corporate-level taxes, and CMFT’s dealings with CMFT’s TRSs may be subject to a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, including corporate income tax on the TRS’s income, and is, as a result, less tax efficient than with respect to income CMFT earns directly. The after-tax net income of CMFT’s TRSs would be available for distribution to CMFT. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. In addition, the rules, which are applicable to CMFT as a REIT, as described in the preceding risk factors, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of CMFT’s TRSs exceeds an arm’s-length rental amount, such amount would be potentially subject to a 100% excise tax. While CMFT intends that all transactions between CMFT and its TRSs would be conducted on an arm’s-length basis, and therefore, any amounts paid by its TRSs to CMFT would not be subject to the excise tax, no assurance can be given that the IRS would not disagree with such conclusion and levy an excise tax on such transactions.

CMFT’s investments in construction loans require it to make estimates about the fair value of land improvements that may be challenged by the IRS.

CMFT has invested, and may continue to invest, in construction loans, the interest from which is qualifying income for purposes of the REIT income tests, provided certain requirements are met and, in the case of the 75% gross income test, the loan is treated as adequately secured by real property. There can be no assurance that the IRS would not challenge CMFT’s estimate of the loan value of the real property.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the Annexes) includes certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on expectations, estimates and projections about the industry and markets in which CCPT V and CMFT operate and beliefs of, and assumptions made by, CR V Management and CMFT Management, and involve uncertainties that could significantly affect the financial results of CCPT V, CMFT or the Combined Company. Statements can generally be identified as forward-looking because they include words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and words of similar meaning. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the Mergers, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that CCPT V and CMFT expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations, and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although CCPT V and CMFT believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, CCPT V and CMFT can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•

the satisfaction or waiver of conditions to the CCPT V Merger set forth in the CCPT V Merger Agreement, including the approval by CCPT V stockholders of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal;

•

the risk that the CCPT V Merger or other transactions contemplated by the CCPT V Merger Agreement, or the CCIT II Merger or the CCIT III Merger, may not be completed in the expected time frame or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the CCPT V Merger Agreement;

•	the availability of, and ability of the Combined Company to engage in, suitable investment or disposition opportunities;

•	the ability of the Combined Company to achieve the expected cost synergies or to engage in any liquidity event or public offering;

•	the ability of the Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•

the impact of the COVID-19 pandemic on the operations and financial condition of CMFT and CCPT V and, with respect to the Fully Combined Company, CCIT II and CCIT III, and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants;

•

general financial and economic conditions, including prevailing interest rates and the availability of financing and capital, which may be affected by government responses to the COVID-19 pandemic; and

•

those additional risks and factors discussed in reports filed with the SEC, by CCPT V and CMFT from time to time, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that CCPT V, CMFT or persons acting on their behalf may issue. Except as required by law, neither CCPT V nor CMFT undertakes any obligation to update any forward-looking statements appearing in this proxy statement/prospectus, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

PARTIES TO THE CCPT V MERGER

CIM Real Estate Finance Trust, Inc.

Set forth below is a description of the business of CMFT. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CMFT and its consolidated subsidiaries.

Description of CMFT’s Business

CMFT is a is a public, non-traded REIT that was formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. CMFT owns and operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. In April 2019, CMFT announced its intention to pursue a more diversified investment strategy across the capital structure by balancing its existing core of commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other real estate-related credit investments that it would originate, acquire, finance and manage in which CMFT’s Sponsor and its affiliates have expertise.

Substantially all of CMFT’s business is conducted through CMFT OP, a Delaware limited partnership, of which CMFT is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

CMFT is externally managed by CMFT Management, which is an affiliate of CIM. CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

CMFT has no paid employees and relies upon CMFT Management pursuant to the CMFT Management Agreement, as well as its affiliates, including CCO Capital, CREI Advisors and the Investment Advisor, to provide substantially all of CMFT’s day-to-day management. CMFT Management, CCO Capital and CREI Advisors are owned directly or indirectly by CCO Group. CCO Group serves as CMFT’s sponsor and as the sponsor to CCIT II, CCIT III, CCPT V and CIM Income NAV.

On December 6, 2019, CMFT Securities, a wholly owned subsidiary of CMFT, entered into an investment advisory and management agreement (the “Investment Advisory and Management Agreement”) with our Investment Advisor. CMFT Securities was formed for the purpose of holding any investments in securities made by us. The Investment Advisor, a wholly owned subsidiary of CIM, is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor manages the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities, subject to the supervision of the CMFT Board. The Investment Advisory and Management Agreement will continue for a term of three years and will be deemed renewed automatically each year thereafter for an additional one-year period unless otherwise terminated pursuant to the Investment Advisory and Management Agreement.

In addition, on December 6, 2019, the Investment Advisor entered into a sub-advisory agreement (the “Sub-Advisory Agreement”) with the Sub-Advisor, to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities held by CMFT Securities.

On January 26, 2012, CMFT commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of CMFT Common Stock (the “CMFT Offering”). CMFT ceased issuing shares in the

CMFT Offering on April 4, 2014. At the completion of the CMFT Offering, a total of approximately 297.4 million shares of CMFT Common Stock had been issued, including approximately 292.3 million shares of CMFT Common Stock sold to the public pursuant to the primary portion of the CMFT Offering and approximately 5.1 million shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment portion of the CMFT Offering. The remaining approximately 404,000 unsold shares from the CMFT Offering were deregistered.

In December 2013, CMFT registered $247.0 million of shares of CMFT Common Stock in its initial offering under the CMFT DRIP. CMFT ceased issuing shares under its initial CMFT DRIP offering as of June 30, 2016. At the completion of such initial CMFT DRIP offering, a total of approximately $241.7 million of shares of CMFT Common Stock had been issued, and the remaining $5.3 million of unsold shares from such offering were deregistered.

In August 2016, CMFT registered an additional $600.0 million of shares of CMFT Common Stock in a second CMFT DRIP offering. CMFT began to issue shares under such second CMFT DRIP offering on August 2, 2016. On August 30, 2020, in connection with the Mergers, the CMFT Board approved the suspension of the second CMFT DRIP offering and, therefore, further distributions will be paid in cash to all stockholders unless and until such offering is reinstated.

The CMFT Board establishes an updated estimated NAV per share of CMFT Common Stock on at least an annual basis for purposes of assisting broker-dealers that participated in the CMFT Offering in meeting their customer account reporting obligations under FINRA Rule 2231. Distributions are reinvested in shares of CMFT Common Stock under the CMFT DRIP at the estimated NAV per share as determined by the CMFT Board. Additionally, the estimated NAV per share as determined by the CMFT Board serves as the NAV per share for purposes of CMFT’s share redemption program. On August 11, 2020, the CMFT Board established an updated estimated NAV per share of CMFT Common Stock, using a valuation date of June 30, 2020, of $7.31 per share. Commencing on August 14, 2020, distributions were reinvested in shares of CMFT Common Stock under the CMFT DRIP at a price of $7.31 per share until such program was suspended effective August 30, 2020 in connection with the pendency of the Mergers. The CMFT Board previously established a NAV per share as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020. CMFT’s estimated NAVs per share are not audited or reviewed by its independent registered public accounting firm. Although CMFT published an estimated NAV per share in respect of each of the first and second quarters of 2020 in response to the uncertainty regarding the impact of the COVID-19 pandemic, CMFT intends to return to its historical practice of publishing an updated estimated NAV per share on an annual basis.

Real Estate Portfolio

As of June 30, 2020, CMFT owned 381 properties, comprising 18.1 million rentable square feet of commercial space located in 42 states, and CMFT’s loan portfolio consisted of 143 loans with a net book value of $598.4 million. As of June 30, 2020, CMFT had certain geographic concentrations in its property holdings. In particular, as of June 30, 2020, approximately 12% and 10% of CMFT’s 2020 annualized rental income was derived from tenants in California and Georgia, respectively. In addition, CMFT had tenants in the sporting goods, home and garden and discount store industries, which comprised approximately 14%, 12% and 10% of CMFT’s 2020 annualized income as of June 30, 2020.

The following tables show the property statistics of CMFT’s real estate assets as of June 30, 2020.

As of June 30, 2020
Number of commercial properties	381
Rentable square feet (in thousands) (1)	18,120
Percentage of rentable square feet leased	94.6%
Percentage of investment-grade tenants (2)	37.4%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

	As of June 30, 2020
Location	Total Number of Properties	Rentable Square Feet (in thousands) (1)	Annualized Rental Income (in thousands)	Annualized Rental Income per Square Foot (1)	Percentage of Annualized Rental Income
California	49	909	$26,058	$28.7	11.6%
Georgia	21	1,925	22,324	11.6	10.0%
Ohio	29	1,593	16,937	10.6	7.6%
Illinois	14	1,022	12,345	12.1	5.5%
Texas	33	889	11,891	13.4	5.3%
Alabama	19	924	11,583	12.5	5.2%
North Carolina	20	971	11,396	11.7	5.1%
Indiana	15	939	11,274	12.0	5.0%
Florida	27	965	10,859	11.3	4.8%
Wisconsin	12	779	10,413	13.4	4.6%
Other	142	7,204	78,884	11.0	35.2%

	381	18,120	$223,964	$12.4	100.0%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the property type diversification of CMFT’s real estate portfolio, based on annualized rental income, as of June 30, 2020:

	As of June 30, 2020
Property Type	Total Number of Properties	Rentable Square Feet (in thousands) (1)	Annualized Rental Income (in thousands)	Annualized Rental Income per Square Foot (1)	Percentage of Annualized Rental Income
Retail	325	8,463	$113,948	$13.5	50.9%
Anchored shopping centers	53	8,039	101,605	12.6	45.4%
Industrial	3	1,618	8,411	5.2	3.8%

	381	18,120	$223,964	$12.4	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

During the six months ended June 30, 2020, CMFT identified certain tenants where collection was no longer considered probable. For these tenants, CMFT made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $6.9 million for the six months ended June 30, 2020, which included $908,000 of straight-line rental income and $1.0 million related to certain tenant reimbursements that were written off during the six months ended June 30, 2020.

Investment Strategy and Objectives

Our primary investment objectives are to:

•

diversify our investments and capital structure by balancing our existing core portfolio of necessity commercial real estate assets, net leased under long-term leases to creditworthy tenants and which provide current operating cash flows, with real estate related credit investments, including commercial real estate mortgage loans and other real estate related debt and securities investments in which our Sponsor and its affiliates have expertise;

•	Generate competitive risk-adjusted returns for our stockholders over time and provide stable, current income to stockholders through the payment of cash distributions; and

•	Provide the opportunity to participate in capital appreciation in the value of our investments.

We cannot assure stockholders that we will achieve any of these objectives or that the value of our assets will not decrease.

Historically, we have primarily acquired core commercial real estate assets principally consisting of necessity retail properties located throughout the United States. We use the term “core” to describe existing properties currently operating and generating income that are leased to creditworthy tenants under long-term net leases and are strategically located throughout the United States. Necessity retail properties are properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers. In April 2019, we announced our intention to pursue a more diversified investment strategy across the capital structure by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments that we would originate, acquire, finance and manage in which our Sponsor and its affiliates have expertise.

In order to execute on this strategy, we expect, subject to market conditions, to sell a substantial portion of our anchored shopping centers and certain single tenant properties and redeploy the proceeds from those sales into the origination, participation in, and acquisition of our targeted credit investments and/or net lease assets. Assuming the successful repositioning of our portfolio, we then expect to seek liquidity for our stockholders, which may include pursuing a listing of CMFT Common Stock on a national securities exchange. We expect to adapt our investment strategy over time in order to respond to evolving market conditions and to capitalize on investment opportunities that may arise at different points in the economic and real estate investment cycle.

Investment Guidelines

CMFT Management and our Investment Advisor are required to manage our business in accordance with certain investment guidelines that were adopted by the valuation, compensation and affiliate transactions committee of the CMFT Board, which include:

•	not making investments that would cause us to fail to qualify as a REIT under the Code;

•	not making any investment that would cause us or any of our subsidiaries to be regulated as an investment company under the Investment Company Act;

•

our manager seeking to invest our capital in a broad range of investments in or relating to real property and real estate-related credit assets and our Investment Advisor seeking to invest in real estate and corporate credit-related securities;

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prior to the deployment or redeployment of capital, permitting the manager or our Investment Advisor to cause the capital to be invested in short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations, and other instruments and investments reasonably determined to be of high quality;

•

not permitting more than 25% of consolidated equity, as defined in the CMFT Management Agreement, to be invested in any individual investment without approval of a majority of the CMFT Board or a duly constituted committee thereof; and

•	requiring any investment in excess of 10% of consolidated equity, as defined in the CMFT Management Agreement, to be approved by the CMFT Board or a duly constituted committee thereof.

Types of Investments—Commercial Real Estate Related Credit Investments

Our investment strategy includes acquiring and originating credit investments, including commercial mortgage loans, mezzanine loans, preferred equity, and other loans and securities related to commercial real estate assets, as well as corporate loan opportunities that are consistent with our investment strategy and objectives:

Commercial Mortgage Loans. We will invest in, acquire or originate loans secured by a first mortgage lien on commercial properties providing mortgage financing to commercial property developers or owners. These loans will generally have maturity dates ranging from three to ten years and bear interest at a fixed or floating rate, though they are more likely going to be floating rate and have a shorter-duration term. The loans will likely require interest only payments and if these loans do provide for some amortization, they will typically require, in any event, a balloon payment of principal at maturity. These investments may include whole loan participations and/or pari passu participations within such loans.

Mezzanine Loans. We also expect to invest in or originate loans made to commercial property owners that are secured by pledges of the borrower’s ownership interests in the property and/or the property owner, subordinate to whole mortgage loans secured by a first lien on the property. These mortgage loans are senior to the borrower’s equity in the property. These loans may be tranched into senior and junior mezzanine loans, with junior mezzanine loans secured by a pledge of the equity interests in the more junior mezzanine borrower. Mezzanine lenders typically have different, and at times more limited, rights compared to more senior lenders, including, following a default on the senior loan, the right, for a period of time, to cure defaults under the senior loan and any senior mezzanine loan and purchase the senior loan and any senior mezzanine loan. Subject to the terms negotiated with, and the rights of, the senior lenders, mezzanine lenders typically have the right to foreclose on their equity interest and become the direct or indirect owner of the property.

Other Real Estate Related Debt Instruments. We will opportunistically invest in or originate other commercial real estate-related debt instruments such as subordinated mortgage interests, preferred equity, note financing, unsecured loans to owners and operators of real estate assets, and secured real estate securities such as CMBS and commercial real estate collateralized loan obligations (“CRE CLOs”).

Corporate Loans. We may also invest in or originate certain syndicated corporate loans, often but not necessarily of real estate operating or finance companies.

We will evaluate our credit investment opportunities to ensure that they are in compliance with our investment guidelines, do not cause us to lose our qualification as a REIT under the Code or cause us or any of our subsidiaries to be an investment company under the Investment Company Act.

In evaluating prospective loan or other credit investments, CMFT Management will consider factors such as the following:

•	the condition and use of the collateral securing the loan;

•	current and projected cash flows of the collateral securing the loan;

•	expected levels of rental and occupancy rates of the property securing the loan;

•	the potential for increased expenses and capital expense requirements;

•	the loan to value ratio of the investment;

•	the debt service coverage ratio of the investment;

•	the degree of liquidity of the investment;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the collateral is located;

•	the strength and structure and loan covenants; and

•	other factors that CMFT Management believes are relevant.

Because the factors considered, including the specific weight we place on each factor, will vary for each prospective investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

Outside of our investment guidelines, we do not have any policies directing the portion of our assets that may be invested in any particular asset type. However, we recognize that certain types of loans, such as mezzanine loans, are subject to more risk than others, such as loans secured by first deeds of trust or first priority mortgages on income-producing, fee-simple properties. CMFT Management will evaluate the risk associated with a loan when evaluating its decision to invest, and in determining the rate of interest on the loan.

Our credit investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Types of Investments—Commercial Real Estate Property Investments

We have acquired, and may continue to acquire, income-producing necessity retail properties that are primarily single-tenant properties, which are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. We consider necessity retail properties to be properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers. Our portfolio also includes anchored shopping centers, which are multi-tenant properties that are anchored by one or more large national, regional or local retailers.

We have acquired, and may continue to acquire, other income-producing properties, such as office and industrial properties, which may share certain core characteristics with our retail investments, such as a principal creditworthy tenant, a long-term net lease, and a strategic location.

Many of our properties are, and we anticipate that future properties will be, leased to tenants in the chain or franchise retail industry, including, but not limited to, convenience stores, drug stores and restaurant properties, as well as leased to large national retailers as stand-alone properties or as part of anchored shopping centers, which are anchored by national, regional and local retailers. CMFT Management monitors industry trends and identifies properties on our behalf that serve to provide a favorable return balanced with risk. Our management primarily targets regional or national name brand retail businesses with established track records. We generally intend to hold each property for a period in excess of five years.

By acquiring a large number of properties, we believe that lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objective of generating cash flows from our overall portfolio. Since we acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slowdowns or downturns in local markets.

To the extent feasible, we seek to achieve a well-balanced portfolio diversified by geographic location, age and lease maturities of the various properties. We pursue properties leased to tenants representing a variety of retail industries to avoid concentration in any one industry. We also are diversified between national, regional and local brands. We generally target properties with lease terms in excess of ten years. We have acquired and may continue to acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We expect that these acquisitions will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics.

We expect, in most instances, to continue to acquire properties with existing double-net or triple-net leases. “Net” leases mean leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments. Triple-net leases typically require the tenant to pay all costs associated with a property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance). We believe that properties under long-term triple-net and double-net leases offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. We expect that double-net and triple-net leases will help ensure the predictability and stability of our expenses, which we believe will result in greater predictability and stability of our cash distributions to stockholders. Not all of our properties are, or will be subject to, net leases. In respect of anchored shopping centers, we expect to continue to have a variety of lease arrangements with the tenants of these properties. We have acquired and may continue to acquire properties with tenants subject to “gross” leases. “Gross” leases means leases that typically require the tenant to pay a flat rental amount and we would pay for all property charges regularly incurred as a result of our owning the property. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we generally expect to enter into net leases.

There is no limitation on the number, size or type of properties that we may acquire, or on the percentage of net proceeds from our public securities offerings that may be used to acquire a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of capital we have available for acquisitions. We will not forgo acquiring a high-quality asset because it does not precisely fit our expected portfolio composition. See “—Other Possible Investments” below for a description of other types of real estate and real estate-related investments we may make.

We incur debt to acquire properties when CMFT Management determines that incurring such debt is in our best interests and in the best interests of our stockholders. In addition, from time to time, we have acquired and may continue to acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We use the proceeds from these loans to acquire additional properties. See “—Financing Strategy” below for a more detailed description of our borrowing intentions and limitations.

Underwriting Process

In evaluating potential property acquisitions consistent with our investment objectives, CMFT Management applies a well-established underwriting process to determine the creditworthiness of potential tenants. We consider a tenant to be creditworthy if we believe that the tenant has sufficient assets, cash flow generation and stability of operations to meet its obligations under the lease. Similarly, CMFT Management applies credit underwriting criteria to possible new tenants when we are leasing properties in our portfolio. Many of the tenants of our properties are, and we expect will continue to be, national or regional retail chains that are creditworthy entities having high net worth and operating income. CMFT Management’s underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flows, business plans, data provided by industry credit rating services, and/or other information CMFT Management may deem relevant. Generally, these tenants must have a proven track record in order to meet the credit tests applied by CMFT Management. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case CMFT Management will analyze the creditworthiness of the corporate parent.

Acquisition Decisions

CMFT Management has substantial discretion with respect to the selection of our specific acquisitions, subject to our investment guidelines. In pursuing our investment objectives and making investment decisions on our behalf, CMFT Management evaluates the proposed terms of the acquisition against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases and the creditworthiness of the tenant, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, vary for each potential acquisition, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

CMFT Management procures and reviews an independent valuation estimate on each and every proposed acquisition. In addition, CMFT Management, to the extent such information is available, considers the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions including vacancy rates and market rents;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions;

•	presence of nearby properties that may positively or negatively impact store sales at the subject property; and

•

lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options.

CMFT Management also reviews the terms of each existing lease by considering various factors, including:

•	rent escalations;

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	projected net cash flow yield; and

•	projected internal rates of return.

The CMFT Board has adopted a policy to prohibit acquisitions from affiliates of CMFT Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and certain other conditions are met.

Ownership Structure

Our investments in real estate generally take the form of holding fee title or a long-term leasehold estate. We have acquired, and expect to continue to acquire, such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by our operating partnership. We may acquire properties by acquiring the entity that holds the desired properties. We also may acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of CMFT Management.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of CMFT Management, including other real estate programs sponsored by affiliates of CMFT Management, and other third parties for the acquisition, development or improvement of properties or the acquisition of other real estate-related investments. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, CMFT Management will evaluate the underlying real property or other real estate-related investment using the same criteria described above in “—Investment Guidelines” for the selection of our real property investments. CMFT Management also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

Our general policy is to invest in joint ventures only when we will have an option or contract to purchase, or a right of first refusal to purchase, the property held by the joint venture or the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture; however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one asset, the interest in each such asset may be specially allocated between us and the joint venture partner based upon the respective proportion of funds deemed invested by each co-venturer in each such asset.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the presence and release of hazardous substances and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps to protect ourselves from the impact of these laws.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if CMFT Management determines the assessment is not necessary because there is an existing recent Phase I site assessment. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

In the event the Phase I site assessment uncovers potential environmental problems with a property, CMFT Management will determine whether we will pursue the investment opportunity and whether we will have a “Phase II” environmental site assessment performed. The factors we may consider in determining whether to conduct a Phase II site assessment include, but are not limited to, (i) the types of operations conducted on the property and surrounding property, (ii) the time, duration and materials used during such operations, (iii) the waste handling practices of any tenants or property owners, (iv) the potential for hazardous substances to be released into the environment, (v) any history of environmental law violations on the subject property and surrounding property, (vi) any documented environmental releases, (vii) any observations from the consultant that conducted the Phase I environmental site assessment, and (viii) whether any party (i.e. surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II environmental site assessment on a case by case basis.

We expect that some of the properties that we acquire may contain, at the time of our investment, or may have contained prior to our investment, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our potential properties may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our potential properties may be on or adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will estimate the costs of environmental investigation, clean-up and monitoring in determining the purchase price. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

Legal Matters

In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.

Financing Strategy

CMFT Management believes that utilizing borrowings to make investments is consistent with our investment objective of maximizing the return to stockholders. By operating on a leveraged basis, we have more funds available for acquiring properties. This allows us to make more investments than would otherwise be possible, potentially resulting in a more diversified portfolio.

The amount of leverage we use is determined by our manager, taking into account a variety of factors, which may include the anticipated liquidity and price volatility of target assets in our investment portfolio, the potential for losses and extension risk in our investment portfolio, the gap between the duration of assets and liabilities, including hedges, the availability and cost of financing the assets, the creditworthiness of our financing counterparties, the health of the global economy and commercial and residential mortgage markets, the outlook for the level, slope, and volatility of interest rate movement, the credit quality of our target assets and the type of collateral underlying such target assets. In utilizing leverage, we seek to enhance equity returns while limiting interest rate exposure. We will seek to match the tenor, currency, and indices of our assets and liabilities, including in certain instances through the use of derivatives. We will also seek to limit the risks associated with recourse borrowing.

As of December 31, 2019, our ratio of debt to total gross assets net of gross intangible lease liabilities was 46.3% (32.9% including adjustments to debt for cash and cash equivalents), and our ratio of debt to the fair market value of our gross assets was 45.3%.

Subject to maintaining our qualification as a REIT, from time to time, we engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies on our cash flows. These hedging transactions could take a variety of forms, including interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for borrowing. When interest rates are high or financing is otherwise unavailable on a timely basis, our ability to make additional investments will be restricted and we may not be able to adequately diversify our portfolio.

Real Estate Dispositions

We generally intend to hold each property we acquire for an extended period, generally in excess of five years. Holding periods for other real estate-related assets may vary. Circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether we could apply the proceeds from the sale of the asset to acquire other assets, whether disposition of the asset would increase cash flows, and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact our status as a REIT for federal income tax purposes. During the year ended December 31, 2019, we sold 497 properties for an aggregate gross sales price of $1.65 billion, resulting in net proceeds of $1.40 billion and a gain of $180.7 million.

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations, and the operations of our operating partnership, and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding the 40% test. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire a diversified portfolio of income-producing real estate assets; however, our portfolio may include, to a much lesser extent, other real estate-related investments. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will continue to be held in wholly and majority-owned subsidiaries of CMFT, each formed to hold a particular asset. We intend to monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act.

We believe that neither we nor our operating partnership will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because neither of these entities will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we, through our operating partnership, will be primarily engaged in non-investment company businesses related to real estate. Consequently, we expect that we and our operating partnership will be able to conduct our respective operations such that neither entity will be required to register as an investment company under the Investment Company Act.

In addition, because we are organized as a holding company that will conduct its business primarily through our operating partnership, which in turn is a holding company that will conduct its business through its subsidiaries, we intend to conduct our operations, and the operations of our operating partnership and any other subsidiary, so that we will not meet the 40% test under Section 3(a)(1)(C) of the Investment Company Act.

To avoid meeting the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. Similarly, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. In addition, a change in the value of any of our assets could negatively affect our ability to avoid being required to register as an investment company. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Change in Investment Policies

Generally, the CMFT Board may revise our investment policies without the concurrence of our stockholders.

Distribution Policy

We expect that, from time to time, we will pay distributions in excess of our cash flows from operations as defined by GAAP. As a result, the amount of distributions paid at any time may not be an indicator of the current performance of our properties or current operating cash flows.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current or accumulated earnings and profits typically constitute a return of capital for tax purposes and reduce the stockholders’ basis in our common shares. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Prior to April 1, 2020, the CMFT Board historically authorized distributions to its stockholders on a quarterly basis that accrued daily to our stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CMFT Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

Given the impact of the COVID-19 pandemic, the CMFT Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CMFT Board has greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. There can be no assurance that the CMFT Board will continue to authorize such distributions at such amount or frequency, if at all.

After April 1, 2020, the CMFT Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Monthly Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303
September 29, 2020	$0.0303

The following table presents our distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020			2019
	Amount		Percent	Amount	Percent
Distributions paid in cash	$44,150		61%	$54,663	56%
Distributions reinvested	28,774		39%	42,320	44%

Total distributions	$72,924		100%	$96,983	100%

Sources of distributions:
Net cash provided by operating activities (1) (2)	$46,853		64%	$96,983	100%
Proceeds from the issuance of common stock	8,308	(3)	11%	—	—%
Proceeds from the issuance of debt	17,763	(4)	25%	—	—%

Total sources	$72,924		100%	96,983	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2020 and 2019 was $37.2 million and $84.1 million, respectively.
(2)

Our distributions covered by cash flows from operating activities for the six months ended June 30, 2020 and 2019 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million and $12.9 million, respectively.

(3)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of CMFT Common Stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

(4)	Net proceeds on CMFT’s unsecured credit facility, repurchase facility and mortgage notes payable for the six months ended June 30, 2020 were $102.2 million.

Although we intend to continue to pay regular distributions, our results of operations, our general financial condition, general economic conditions, or other factors may inhibit us from doing so. Distributions are authorized at the discretion of the CMFT Board, and are based on many factors, including current and expected cash flow from operations, as well as the obligation that we comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses, including fees and expenses paid to CMFT Management;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	the amount of cash used to redeem shares under our share redemption program; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gains, in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of operating cash flows that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Employees

We have no direct employees. The employees of CMFT Management and its affiliates provide services to us related to acquisitions and dispositions, property management, asset management, financing, accounting, stockholder relations and administration. The employees of CCO Capital, the dealer manager for the CMFT Offering, provided wholesale brokerage services during the CMFT Offering.

Competition

As we purchase properties, we are in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirors or we may have to locate another property that meets our acquisition criteria. Regarding the leasing efforts of our owned properties, the leasing of real estate is highly competitive in the current market, and we may continue to experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or we might not be able to timely lease the space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we may also be in competition with sellers of similar properties to locate suitable purchasers for our properties.

Similarly, in our lending and investing activities, we compete for opportunities with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs and other investment vehicles have raised significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources, such as the U.S. government, that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT compliance or maintenance of an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns.

Compensation of Executive Officers

We have no employees. Our executive officers, including our principal financial officer, do not receive compensation directly from us for services rendered to us, and we do not intend to pay any compensation directly to our executive officers.

Certain of our executive officers are also officers of CMFT Management and/or its affiliates, and are compensated by these entities, in part, for their services to us. We pay fees to such entities under the CMFT Management Agreement and dealer manager agreement. We also reimburse CMFT Management for its provision of administrative services, including related personnel costs, subject to certain limitations.

Compensation of Directors

Directors who are also officers or employees of CMFT, CMFT Management or their affiliates do not receive any special or additional remuneration for service on the CMFT Board or any of its committees. We pay to each of our independent directors a retainer of $90,000 per year, plus an additional annual retainer for each committee on which a director serves equal to $25,000 for the committee chair and $15,000 for other members of the committee. Each director’s aggregate annual board compensation will be paid 75% in cash (in four quarterly installments) and 25% will be paid in the form of an annual grant of restricted shares of CMFT Common Stock based on the then-current NAV per share at the time of grant pursuant to the CMFT Equity Plan. Restricted stock grants issued pursuant to the CMFT Equity Plan will generally vest one year from the date of the grant. In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CMFT Board.

Director Compensation Table

The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
T. Patrick Duncan	$108,750	$36,250	$—	$—	$145,000
Alicia K. Harrison	$97,500	$32,500	$—	$—	$130,000
Lawrence S. Jones	$97,500	$32,500	$—	$—	$130,000
W. Brian Kretzmer	$90,000	$30,000	$—	$—	$120,000
Howard A. Silver (1)	$21,575	$7,192	$—	$—	$28,767
Richard S. Ressler	$—	$—	$—	$—	$—
Avraham Shemesh	$—	$—	$—	$—	$—
Elaine Y. Wong (1)	$—	$—	$—	$—	$—

(1)	Mr. Silver and Ms. Wong were elected as members of the CMFT Board effective October 15, 2019.
(2)

Represents the grant date fair value of the restricted shares of CMFT Common Stock issued pursuant to the CMFT Equity Plan, for purposes of Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Each of the independent directors received a grant of restricted shares of CMFT Common Stock in October 2019 (in the case of Messrs. Duncan, Jones and Kretzmer and Ms. Harrison) or November 2019 (in the case of Mr. Silver), which shares will vest approximately one year from the date of grant. The grant date fair value of the restricted shares is based on the estimated NAV per share of CMFT Common Stock on the respective grant date, which, in both cases, was $8.65.

Long Term Incentive Plan Awards to Independent Directors

In August 2018, in connection with the approval and implementation of a revised compensation structure of our independent directors, the CMFT Board approved the CMFT Equity Plan, under which 400,000 shares of CMFT Common Stock were reserved for issuance and share awards of approximately 368,000 were available for future grant as of December 31, 2019. Under the CMFT Equity Plan, the CMFT Board or a committee designated by the CMFT Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of CMFT. The CMFT Board or committee also has the authority to determine the terms of any award granted pursuant to the CMFT Equity Plan, including vesting schedules, restrictions and acceleration of any restrictions. The purpose of the CMFT Equity Plan is to help the CMFT: (1) align the interests of the non-employee directors compensated under the CMFT Equity Plan with CMFT’s stockholders; and (2) to promote ownership of CMFT’s equity. Pursuant to the CMFT Equity Plan, we may award restricted stock or deferred stock units.

In October 2019 (in the case of Messrs. Duncan, Jones and Kretzmer and Ms. Harrison) and November 2019 (in the case of Mr. Silver), CMFT granted awards of approximately 3,700 restricted shares to each of the independent members of the CMFT Board (approximately 18,500 restricted shares in aggregate) under the CMFT Equity Plan, representing 25% of each independent director’s annual aggregate board compensation for the twelve month period beginning October 2019 (the “2019 Restricted Stock Awards”). The 2019 Restricted Stock Awards vested on October 1, 2020, approximately one year from the date of grant.

The term of the CMFT Equity Plan is ten years. The CMFT Board may amend or terminate the CMFT Equity Plan at any time prior to the end of its ten year term, provided that the CMFT Equity Plan will remain in effect until all awards made pursuant to the CMFT Equity Plan have been satisfied or terminated in accordance with the CMFT Equity Plan. Upon a change of control, including the dissolution, liquidation, reorganization, merger or consolidation with one or more entities as a result of which we are not the surviving corporation, or upon a sale of all or substantially all of our assets, the CMFT Board or a committee thereof may make provisions for any awards not assumed or substituted pursuant to the agreement effectuating the change of control, including (1) accelerating the vesting period of unvested awards, or (2) canceling any non-vested award or other awards in which the fair market value of the shares subject to the award is zero, in each case in accordance with and pursuant to the terms of the applicable award agreement and the CMFT Equity Plan.

In the event that our valuation, compensation and affiliate transactions committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the CMFT Equity Plan or with respect to an award, then the valuation, compensation and affiliate transactions committee will, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Special Committee

The CMFT Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating, proposing and, if deemed appropriate by the CMFT Special Committee, negotiating CMFT’s proposed mergers with each of CCIT II, CCIT III and CCPT V and, among other matters, determining whether the Mergers are fair and in the best interests of CMFT and its stockholders. The members of the CMFT Special Committee are Messrs. Duncan, Jones, Kretzmer and Silver and Ms. Harrison, with Mr. Duncan serving as the chairman of the CMFT Special Committee.

Each member of the CMFT Special Committee (other than the chairman) is entitled to receive $36,000 in the aggregate in consideration for his or her service on the CMFT Special Committee, and the chairman of the CMFT Special Committee is entitled to receive $54,000 in the aggregate for consideration for his service on the CMFT Special Committee and as chairman, which compensation, in each case, was paid in July 2020.

Compensation Committee Interlocks and Insider Participation

The valuation, compensation and affiliate transactions committee consists only of our independent directors. In addition, we do not separately compensate our executive officers. Therefore, none of our executive officers participated in any deliberations regarding executive compensation.

During the fiscal year ended December 31, 2019, both of our executive officers served as executive officers (and, in the case of Mr. Ressler, as a director) of other externally managed companies sponsored by our Sponsor. In addition, Mr. Shemesh serves as an executive officer and director of other externally managed companies sponsored by our sponsor. Like us, such companies have a valuation, compensation and affiliate transactions committee consisting of their independent directors, and they do not separately compensate their executive officers.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of [                    ], 2020 regarding the beneficial ownership of CMFT Common Stock by each person known by us to own 5% or more of the outstanding shares of CMFT Common Stock, each of our directors, each of our named executive officers and our directors and named executive officers as a group. Unless otherwise noted, each person named in the table has sole voting power and sole investment power. The percentage of beneficial ownership is calculated based on [    ] shares of CMFT Common Stock outstanding as of [    ], 2020, which were held by approximately [            ] stockholders of record.

Name of Beneficial Owner (1)	Number of Shares of CMFT Common Stock Beneficially Owned (2)	Percentage
Richard S. Ressler (3)	20,000.000	*
T. Patrick Duncan (4)	13,018.441	*
Alicia K. Harrison (5)	12,277.178	*
Lawrence S. Jones (6)	12,277.178	*
W. Brian Kretzmer (7)	11,332.777	*
Avraham Shemesh (3)	20,000.000	*
Howard A. Silver (8)	7,563.598	*
Elaine Y. Wong	—	—
Nathan D. DeBacker	—	—
All executive officers and directors as a group (9 persons)	76,469.172	*

*	Represents less than 1% of the outstanding CMFT Common Stock.
(1)	The address of each beneficial owner listed is c/o CIM Real Estate Finance Trust, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following [    ].

(3)

The reported shares are owned directly by CMFT Management, of which Mr. Ressler serves as Vice President and Mr. Shemesh serves as President and Treasurer. Each of Mr. Ressler and Mr. Shemesh may be deemed to beneficially own the shares owned by CMFT Management because of their positions with CIM, which is the sole common equity member of CCO Group, LLC, which owns and controls CMFT Management.

(4)	Includes 4,958.960 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Duncan’s service as a member of the CMFT Board.
(5)	Includes 4,445.964 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Ms. Harrison’s service as a member of the CMFT Board.
(6)	Includes 4,445.964 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Jones’s service as a member of the CMFT Board.
(7)	Includes 4,103.967 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Kretzmer’s service as a member of the CMFT Board.
(8)	Includes 4,103.967 restricted shares of CMFT Common Stock issued under the CMFT Equity Plan in connection with Mr. Silver’s service as a member of the CMFT Board.

Other than Messrs. Ressler and Shemesh and Ms. Wong, as described in “Parties to the CCPT V Merger—Cole Credit Property Trust V, Inc.—Security Ownership of Certain Beneficial Owners,” no director or executive officer of CMFT beneficially owns any shares of CCPT V Common Stock or will otherwise be entitled to receive any merger consideration in connection with the CCPT V Merger. As a result, the number of shares of CMFT Common Stock beneficially owned by the directors of CMFT (other than Messrs. Ressler and Shemesh and Ms. Wong), individually or in the aggregate, will not change by virtue of the CCPT V Merger; however, their percentage ownership of the issued and outstanding CMFT Common Stock will decline as a result of the issuance of shares to CCPT V stockholders.

Certain Transactions with Related Persons

The following describes all transactions during the six months ended June 30, 2020 and the year ended December 31, 2019, and currently proposed transactions, involving us, our directors, CMFT Management, the Sponsor and any affiliate thereof. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Management Agreement

We are party to the CMFT Management Agreement whereby CMFT Management manages our day-to-day operations and identifies and makes investments on our behalf. In return, we pay to CMFT Management a management fee (the “Management Fee”), payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of CMFT’s Equity (as defined in the CMFT Management Agreement). Prior to August 20, 2019, the advisory fees payable under our prior advisory agreement with CMFT Management dated January 24, 2012 (the “Prior Agreement”) were based upon our monthly average invested assets, in the following amounts: (1) an annualized rate of 0.75% paid on our average invested assets between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on our average invested assets between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on our average invested assets over $4.0 billion. Management and advisory fees for the year ended December 31, 2019 totaled $37.2 million, and management fees for the six months ended June 30, 2020 totaled $22.5 million. We also reimburse CMFT Management for expenses incurred in connection with the provision of services pursuant to both the CMFT Management Agreement and the Prior Agreement. Such expense reimbursements for the year ended December 31, 2019 and the six months ended June 30, 2020 totaled $5.1 million and $2.0 million, respectively.

Our manager is also entitled to receive Incentive Compensation (as defined in the CMFT Management Agreement), payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the CMFT Management Agreement) of CMFT for the previous 12-month period, over (B) the product of (1) CMFT’s Consolidated Equity (as defined in the CMFT Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any Incentive Compensation paid to our manager with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No Incentive Compensation was payable during the year ended December 31, 2019 or the six months ended June 30, 2020.

Under the terms of the Prior Agreement, prior to August 20, 2019, we were required to pay to CMFT Management performance fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of CMFT Common Stock on a national securities exchange, but only if, in the case of our sale of assets, our investors have received a return of their net capital invested and an 8.0% annual cumulative, non-compounded return or, in the case of the listing of CMFT Common Stock, the market value of CMFT Common Stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to investors. In the event of a sale of our assets, after investors have received a return of their net capital invested and an 8.0% annual cumulative, non-compounded return, then we would pay to CMFT Management 15.0% of remaining net sale proceeds. Upon listing CMFT Common Stock on a national securities exchange, we would pay to CMFT Management a fee equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to investors. No performance fees were incurred related to any such events during the year ended December 31, 2019 or the six months ended June 30, 2020.

Under the terms of the Prior Agreement, prior to August 20, 2019, we also paid to CMFT Management or its affiliates acquisition fees of up to 2.0% of (i) the contract purchase price of each property or asset that we acquired, (ii) the amount paid in respect of the development, construction or improvement of each asset we acquired, (iii) the purchase price of any loan we acquired, and (iv) the principal amount of any loan we originated. Such payments for the year ended December 31, 2019 totaled $1.4 million. In addition, we reimbursed CMFT Management or its affiliates for acquisition expenses incurred in the process of acquiring each property or in the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the CMFT Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to CMFT. Such expense reimbursements for the year ended December 31, 2019 totaled $748,000. Additionally, under the Prior Agreement, for substantial assistance in connection with the sale of one or more properties (or our entire portfolio), we paid CMFT Management or its affiliates a disposition fee (“Disposition Fees”) in an amount equal to up to one-half of the real estate or brokerage commission paid by us to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fee paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. Disposition Fees paid for the year ended December 31, 2019 totaled $4.0 million. Under the terms of the CMFT Management Agreement, our manager is no longer entitled to receive acquisition fees, reimbursement of acquisition expenses, or Disposition Fees; provided, however, that for CMFT’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the CMFT Management Agreement, our manager may be entitled to receive a Disposition Fee in accordance with the terms of the Prior Agreement. During the six months ended June 30, 2020, our manager received acquisition fees and expense reimbursements and Disposition Fees of approximately $332,000 and $341,000, respectively.

The CMFT Management Agreement has a term expiring August 20, 2022, and is deemed renewed automatically each year thereafter for an additional one-year period unless CMFT provides 180 days’ written notice to CMFT Management after the affirmative vote of 2/3 of our independent directors. If the CMFT Management Agreement is terminated without cause, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual Management Fee and (b) the average annual Incentive Compensation during the 24-month period prior to the termination.

Richard S. Ressler, our chief executive officer and president and the chairman of the CMFT Board, is a vice president of CMFT Management. Additionally, Mr. Shemesh, a director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of CMFT Management.

Investment Advisory and Management Agreement

On December 6, 2019, our wholly owned subsidiary, CMFT Securities, entered into the Investment Advisory and Management Agreement with the Investment Advisor. CMFT Securities was formed for the purpose of holding any securities investments made by us. The Investment Advisor, a wholly owned subsidiary of CIM, is registered as an investment advisor with the SEC under the Advisers Act. Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor will manage the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities (collectively, the “Managed Assets”), subject to the supervision of the CMFT Board.

Pursuant to the Investment Advisory and Management Agreement, our Investment Advisor receives an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the securities and corporate credit assets that are managed by our Investment Advisor are excluded from the calculation of Management Fees payable by CMFT to CMFT Management under the CMFT Management Agreement, the total management and advisory fees payable by us to our external advisors are not increased as a result of entering into the Investment Advisory and Management Agreement. In addition, the

Investment Advisor is eligible to receive incentive compensation, as described below. In the event that Incentive Compensation is earned and payable with respect to any quarter under the CMFT Management Agreement, our manager will calculate the portion of the Incentive Compensation that was attributable to the assets managed by our Investment Advisor and payable to the Investment Advisor (the “Securities Manager Incentive Compensation”). Pursuant to the Investment Advisory and Management Agreement, CMFT Securities will reimburse the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf. During the year ended December 31, 2019, no Investment Advisory Fees were paid and no costs and expenses were reimbursed to the Investment Advisor. During the six months ended June 30, 2020, Investment Advisory Fees totaled approximately $1.8 million.

The Investment Advisory and Management Agreement will continue for a term of three years and will be deemed renewed automatically each year thereafter for an additional one-year period unless CMFT Securities provides 180 days’ written notice to the Investment Advisor after the affirmative vote of 2/3 of our independent directors, or if the Investment Advisor provides 180 days’ written notice to CMFT Securities. If the Investment Advisory and Management Agreement is terminated without cause by CMFT Securities, the Investment Advisor is entitled to receive a termination fee equal to three times the sum of (a) the average annual Investment Advisory Fee and (b) the average annual Securities Manager Incentive Compensation during the 24-month period prior to the termination. CMFT Securities is not required to pay the termination fee if the Investment Advisor terminates the Investment Advisory and Management Agreement, or if the Investment Advisory and Management Agreement is terminated for cause.

Sub-Advisory Agreement

On December 6, 2019, the Investment Advisor entered into the Sub-Advisory Agreement with the Sub-Advisor to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities held by CMFT Securities. On a quarterly basis, the Investment Advisor will designate 50% of the sum of the Investment Advisory Fee and Securities Manager Incentive Compensation payable to the Investment Advisor, as described above, as sub-advisory fees (“Sub-Advisory Fees”). The Sub-Advisory Fees are paid ratably, as determined pursuant to the Sub-Advisory Agreement, to the Sub-Advisor and any other sub-advisers, if any, that provide services to CMFT Securities. Either party may terminate the Sub-Advisory Agreement with 30 days’ prior written notice to the other party.

Avraham Shemesh, a director, is an officer of the Investment Advisor. Richard S. Ressler, our chief executive officer and president and the chairman of the CMFT Board, is the co-founder and principal owner of the Sub-Advisor.

Amendment to Amended and Restated Agreement of Limited Partnership

On August 15, 2019, CMFT and CMFT Management entered into the First Amendment to the Amended and Restated Agreement of Limited Partnership of CMFT OP (the “CMFT Amended Operating Partnership Agreement”) to change the name of CMFT OP to CIM Real Estate Finance Operating Partnership, LP. CMFT is the sole general partner of CMFT OP.

Currently Proposed Transactions

Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

The CMFT Board’s Role in Risk Oversight

The CMFT Board oversees our stockholders’ interest in the long-term health and the overall success of CMFT and its financial strength. The CMFT Board is actively involved in overseeing risk management for CMFT. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of CMFT’s executive officers and our manager. In particular, the CMFT Board is responsible for evaluating the performance of CMFT Management, and may decline to renew the CMFT Management Agreement with our external manager upon the affirmative vote of two-thirds of the independent directors that (1) there has been unsatisfactory performance by CMFT Management that is materially detrimental to CMFT or (2) the management fees payable to CMFT Management are not fair.

In addition, the audit committee is responsible for assisting the CMFT Board in overseeing CMFT’s management of risks related to financial reporting. The audit committee has general responsibility for overseeing the accounting and financial processes of CMFT, including oversight of the integrity of CMFT’s financial statements, CMFT’s compliance with legal and regulatory requirements and the adequacy of CMFT’s internal control over financial reporting. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting controls or auditing matters, which enables anonymous and confidential submission of complaints that the audit committee is required to discuss with management. Further, in connection with the annual audit of CMFT’s financial statements, the audit committee conducts a detailed review with CMFT’s independent auditors of the accounting policies used by CMFT and its financial statement presentation.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Interest Rate Risk

As of June 30, 2020, we had variable rate debt of $394.3 million, excluding any debt subject to interest rate swap agreements, and therefore, we are exposed to interest rate changes in the London Interbank Offered Rate (“LIBOR”). As of June 30, 2020, an increase or decrease of 50 basis points in interest rates would result in an increase or decrease in interest expense of $2.0 million per year.

As of June 30, 2020, we had three interest rate swap agreements outstanding, which mature on various dates from March 2021 through July 2021, with an aggregate notional amount of $865.3 million and an aggregate fair value of the net derivative liability of $11.2 million. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of June 30, 2020, an increase of 50 basis points in interest rates would result in a change of $3.0 million to the fair value of the net derivative liability, resulting in a net derivative liability of $8.2 million. A decrease of 50 basis points in interest rates would result in a $3.0 million change to the fair value of the net derivative liability, resulting in a net derivative liability of $14.2 million.

As the information presented above includes only those exposures that existed as of June 30, 2020, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.

In July 2017, the Financial Conduct Authority (the “FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.

We have interest rate swap agreements maturing on various dates from March 2021 through July 2021, as further discussed above, that are indexed to LIBOR. As such, we are monitoring and evaluating the related risks, which include interest on loans or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans, or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty.

If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on our contracts is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may be adversely affected.

While we expect LIBOR to be available in substantially its current form until the end of 2021, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

Credit Risk

Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.

The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Code of Business Conduct and Ethics

The CMFT Board has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “CMFT Code of Business Conduct and Ethics”) that is applicable to our principal executive officer, principal financial officer and principal accounting officer. The policy may be located on our sponsor’s website at www.cimgroup.com/investment-strategies/individual/managed-reit-corporate-governance by clicking on “CMFT.”

If, in the future, we amend, modify or waive a provision in the CMFT Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our sponsor’s website as necessary.

Conflicts of Interest and Allocation of Investment Opportunities

We are subject to various conflicts of interest arising out of our relationship with CMFT Management and its affiliates, including conflicts related to the arrangements pursuant to which we will compensate CMFT Management and its affiliates.

Affiliates of CMFT Management act as advisors to CCIT II, CCIT III, CCPT V, and/or CIM Income NAV, all of which are public, non-traded REITs sponsored by our sponsor, CCO Group. All of these programs primarily focus on the acquisition and management of commercial properties subject to long-term net leases to creditworthy tenants and have acquired or may acquire assets similar to ours. CCPT V, like us, focuses primarily on the retail sector, while CCIT II and CCIT III focus primarily on the office and industrial sectors and CIM Income NAV focuses primarily on commercial properties in the retail, office and industrial sectors. Nevertheless, the investment strategy used by each REIT would permit them to acquire certain properties that may also be suitable for our portfolio.

Allocation of Investment Opportunities

Acquisition opportunities will be allocated among the real estate programs sponsored by CCO Group pursuant to an asset allocation policy adopted by the CMFT Board. In the event that an acquisition opportunity has been identified that may be suitable for one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of CIM, CCO Group or their respective affiliates (the “CMFT Allocation Committee”), will examine the following factors, among others, in determining the entity for which the acquisition opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	the amount of funds available to each program and the length of time such funds have been available to deploy;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the CMFT Allocation Committee, the acquisition opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an acquisition opportunity of a similar size and type (e.g., office, industrial or retail properties) will be allocated such acquisition opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such acquisition opportunity, in the opinion of the CMFT Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the acquisition opportunity, the CMFT Allocation Committee may determine that another program sponsored by CCO Group will be allocated the acquisition opportunity. In the event that our targeted asset types or investment objectives and criteria cause acquisition opportunities that are suitable for programs sponsored by affiliates of CIM other than CCO Group, our manager will utilize an allocation method similar to the one described above for programs sponsored by CCO Group, or will otherwise ensure that a reasonable method of allocation be adopted with respect to such investment opportunities and fairly apply them to us. The CMFT Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

We may enter into certain transactions with CMFT Management or its affiliates, including other real estate programs sponsored by CCO Group, which are subject to inherent conflicts of interest and our policy that prohibits acquisitions from affiliates of CMFT Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and certain other conditions are met. Similarly, joint ventures involving affiliates of CMFT Management also give rise to conflicts of interest. In addition, the CMFT Board may encounter conflicts of interest in enforcing our rights against any affiliate of CMFT Management in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and CMFT Management, any of its affiliates or another real estate program sponsored by CCO Group.

Director Independence

Under the listing standards of either the New York Stock Exchange (the “NYSE”) and the Nasdaq Global Market (“Nasdaq”), upon a listing of CMFT Common Stock, at least a majority of CMFT’s directors would be required to qualify as “independent” as affirmatively determined by the CMFT Board. Although our shares are not listed for trading on the NYSE or Nasdaq, after review of all relevant transactions or relationships between each director, or any of his or her family members, and CMFT, our senior management and our independent registered public accounting firm, the CMFT Board has determined that Messrs. Jones, Duncan, Kretzmer and Silver and Ms. Harrison, who comprise a majority of the CMFT Board, meet the current independence and qualifications requirements of the NYSE and Nasdaq.

Thor V Merger Sub, LLC

Merger Sub is a Maryland limited liability company and an indirect, wholly owned subsidiary of CMFT formed solely for the purpose of entering into the CCPT V Merger Agreement and effecting the CCPT V Merger. Upon completion of the CCPT V Merger, CCPT V will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of CMFT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the CCPT V Merger Agreement.

Cole Credit Property Trust V, Inc.

Set forth below is a description of the business of CCPT V. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CCPT V and its consolidated subsidiaries. Certain statements regarding CCPT V’s future operations and its plans for future business may not be applicable to the extent the CCPT V Merger is completed.

Description of CCPT V’s Business

CCPT V is a public, non-traded REIT that was formed as a Maryland corporation on December 12, 2012, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. CCPT V owns and operates a diverse portfolio of commercial real estate assets consisting of net leased properties located throughout the United States.

Substantially all of CCPT V’s business is conducted through CR V OP, a Delaware limited partnership, of which CCPT V is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

CCPT V is externally managed by CR V Management, which is an affiliate of CIM. CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

CCPT V has no employees and relies upon CR V Management to provide substantially all of CCPT V’s day-to-day management. CR V Management is owned directly or indirectly by CCO Group, LLC. CCO Group serves as CCPT V’s sponsor and as the sponsor to CMFT, CCIT II, CCIT III and CIM Income NAV.

On March 17, 2014, CCPT V commenced its initial public offering (the “CCPT V IPO”) on a “best efforts” basis, initially offering up to a maximum of $2.5 billion in shares of CCPT V Class A Common Stock in the primary offering at a price of $25.00 per share, as well as up to $475.0 million in additional shares pursuant to a distribution reinvestment plan (the “CCPT V Original DRIP”) at a price of $23.75 per share. In March 2016, CCPT V reclassified a portion of its unissued CCPT V Class A Common Stock as CCPT V Class T Common Stock and commenced sales of CCPT V Class T Common Stock thereafter upon receipt of the required regulatory approvals.

On March 29, 2016, the CCPT V Board adopted an Amended and Restated Distribution Reinvestment Plan (the “CCPT V Amended and Restated DRIP”) in connection with the reinvestment of distributions paid on Class A Shares and Class T Shares. Pursuant to the CCPT V Amended and Restated DRIP, distributions on Class A Shares are reinvested in Class A Shares and distributions on Class T Shares are reinvested in Class T Shares. The CCPT V Amended and Restated DRIP became effective as of May 1, 2016.

In connection with post-effective amendment no. 3 to CCPT V’s registration statement on Form S-11 for the CCPT V IPO, which was declared effective by the SEC on April 29, 2016, CCPT V began offering up to $1,125,000,000, of the $2.5 billion in shares that made up the primary portion of the CCPT V IPO, in Class T Common Stock at a price of $25.26 per share in the primary portion of the CCPT V IPO (representing the $24.00 then-most recent estimated NAV per share plus selling commissions and dealer manager fees applicable to the Class T Common Stock), along with up to $1,375,000,000 in Class A Common Stock at a price of $26.37 per share in the primary portion of the CCPT V IPO. CCPT V also began offering Class T Common Stock pursuant to the CCPT V Amended and Restated DRIP at a price of $24.00 per share, along with Class A Common Stock pursuant to the CCPT V Amended and Restated DRIP at a price of $24.00 per share (representing the then-most recent estimated NAV per share per share of Class A Common Stock and Class T Common Stock).

On August 1, 2017, CCPT V commenced a follow-on offering on a “best efforts” basis (the “CCPT V Follow-on Offering,”) of up to an aggregate of $1.2 billion in Class A Common Stock and Class T Common Stock in the primary portion of the CCPT V Follow-on Offering (up to $660.0 million in Class A Common Stock and up to $540.0 million in Class T Common Stock) and an additional $300.0 million in shares of common stock pursuant to the Second Amended and Restated Distribution Reinvestment Plan (the “CCPT V Second Amended and Restated DRIP” and collectively with the CCPT V Original DRIP and the CCPT V Amended and Restated DRIP, the “CCPT V DRIP”). Effective December 31, 2018, the primary portion of the CCPT V Follow-On Offering was terminated, but CCPT V continued to issue shares of Class A Common Stock and Class T Common Stock pursuant to the CCPT V Second Amended and Restated DRIP portion of the CCPT V Follow-on Offering. On March 28, 2019, CCPT V registered an aggregate of $68,740,000 of Class A Common Stock and Class T Common Stock under the CCPT V Second Amended and Restated DRIP pursuant to a Registration Statement on Form S-3 (Registration No. 333-230566) filed with the SEC, which was declared effective on April 5, 2019 (the “CCPT V DRIP Offering,” and collectively with the CCPT V IPO and the CCPT V Follow-on Offering, the

“CCPT V Offerings”). As of April 30, 2019, CCPT V ceased issuing shares in the CCPT V Follow-on Offering and had sold a total of $73.3 million of Class A Common Stock and Class T Common Stock, including $53.9 million ($32.9 million in Class A Common Stock and $21.0 million in Class T Common Stock) sold to the public pursuant to the primary portion of the CCPT V Follow-on Offering and $19.4 million ($17.4 million in Class A Common Stock and $2.0 million in Class T Common Stock) sold pursuant to the CCPT V DRIP. The unsold shares of Class A Common Stock and Class T Common Stock in the CCPT V Follow-on Offering of $1.4 billion in the aggregate were subsequently deregistered. CCPT V began to issue shares of Class A Common Stock and Class T Common Stock under the CCPT V DRIP Offering on May 1, 2019 and continued to do so until, on August 30, 2020, the CCPT V Board suspended the CCPT V DRIP in connection with the entry of CCPT V into the CCPT V Merger Agreement.

The CCPT V Board establishes an updated estimated NAV per share of CCPT V Common Stock on at least an annual basis for purposes of assisting broker-dealers that participated in the CCPT V IPO in meeting their customer account reporting obligations under FINRA Rule 2231. Distributions are reinvested in shares of CCPT V Common Stock under the CCPT V DRIP Offering at the estimated NAV per share as determined by the CCPT V Board. Additionally, the estimated NAV per share as determined by the CCPT V Board serves as the NAV per share price for the purposes of the CCPT V share redemption program. On August 12, 2020, the CCPT V Board established an updated estimated NAV per share of CCPT V Class A Common Stock and CCPT V Class T Common Stock, using a valuation date of June 30, 2020, of $18.96 per share. Commencing on August 14, 2020, distributions were reinvested in shares of CCPT V Class A Common Stock and CCPT V Class T Common Stock under the CCPT V DRIP at a price of $18.96 per share until such program was suspended effective August 30, 2020 in connection with the pendency of the Mergers. The CCPT V Board previously established a NAV per share as of February 29, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020. CCPT V’s estimated NAVs per share are not audited or reviewed by its independent registered public accounting firm. Although CCPT V published an estimated NAV per share in respect of each of the first and second quarters of 2020 in response to the uncertainty regarding the impact of the COVID-19 pandemic, CCPT V intends to return to its historical practice of publishing an updated estimated NAV per share on an annual basis.

Real Estate Portfolio

As of June 30, 2020, CCPT V owned 150 properties, comprising approximately 3.4 million rentable square feet of 98.1% leased commercial space located in 34 states. As of June 30, 2020, CCPT V had certain geographic concentrations in its property holdings. In particular, as of June 30, 2020, 23 of its properties were located in Texas, which accounted for 14% of CCPT V’s 2020 annualized rental income, respectively. In addition, CCPT V had tenants in the discount store, grocery, sporting goods and pharmacy industries, which accounted for 13%, 13%, 11% and 11%, respectively, of its 2020 annualized rental income.

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to or Due to Sponsor (2)	Initial Yield (3)	Average Yield (4)	Physical Occupancy
Dollar General—Moundridge, KS	March 18, 2014	2014	$933,455	$23,336	7.2%	7.2%	100%
Advance Auto—Fairmont, NC	March 18, 2014	2004	1,246,379	31,159	7.2%	7.2%	100%
Dollar General—Logansport, IN	March 31, 2014	2014	1,120,090	28,002	7.2%	7.3%	100%
Tractor Supply—Midland, NC	June 20, 2014	2013	3,136,364	78,409	6.6%	7.4%	100%
Academy Sports—Cartersville, GA	June 27, 2014	2014	10,496,000	262,400	7.0%	7.0%	100%
Walgreens—Kilgore, TX	June 27, 2014	2007	6,234,000	155,850	6.4%	6.4%	100%
CVS—Riverton, NJ	June 30, 2014	2007	6,080,000	152,000	6.3%	6.3%	100%
Stop & Shop—North Kingstown, RI	August 6, 2014	1979	2,628,573	65,714	7.0%	7.7%	100%
Family Dollar—Salina, UT	August 18, 2014	2014	1,400,001	35,000	8.0%	8.0%	100%
Family Dollar—Morgan, UT	August 18, 2014	2013	1,275,000	31,875	8.0%	8.0%	100%

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to or Due to Sponsor (2)	Initial Yield (3)	Average Yield (4)	Physical Occupancy
Dollar General—Wakarusa, IN	September 3, 2014	2012	$1,346,449	$33,661	7.2%	7.3%	100%
Dollar General—Wolcottville, IN	September 3, 2014	2013	1,191,609	29,790	7.2%	7.3%	100%
Dollar General—Elmwood, IL	September 3, 2014	2012	1,071,381	26,785	7.5%	7.6%	100%
Mattress Firm—Raleigh, NC	September 12, 2014	2014	1,959,677	48,992	7.8%	8.3%	0%
Family Dollar—Roswell, NM	September 12, 2014	2014	1,254,368	31,359	8.2%	8.2%	100%
Dollar General—Pipestone, MN	September 19, 2014	2014	1,187,756	29,694	7.2%	7.2%	100%
Kroger—Bay City, MI	September 24, 2014	2012	6,535,104	163,378	6.3%	6.3%	100%
Houma Crossing—Houma, LA	September 25, 2014	2008	24,650,000	616,250	7.6%	7.3%	94.5%
Dollar General—Junction City, OH	September 25, 2014	2014	991,500	24,788	7.2%	7.3%	100%
Walgreens—Whiteville, NC	September 26, 2014	2007	4,863,569	121,589	6.4%	6.4%	100%
Walgreens—Kokomo, IN	September 26, 2014	2006	3,890,855	97,271	6.4%	6.4%	100%
Walgreens—Richmond, IN	September 26, 2014	2006	5,447,198	136,180	6.4%	6.4%	100%
Walgreens—Baton Rouge, LA	September 26, 2014	2006	5,547,582	138,690	6.4%	6.4%	100%
Walgreens—San Antonio, TX	September 26, 2014	2005	9,166,854	229,171	6.4%	6.4%	100%
Dollar General—Huntington, WV	September 29, 2014	2014	1,418,208	35,455	7.2%	7.3%	100%
United Oil Portfolio—Various (5)	September 30, 2014	Various	52,677,165	1,316,929	6.4%	7.1%	100%
Burger King—Yukon, OK	September 30, 2014	2000	1,216,957	30,424	7.5%	8.1%	100%
Winn-Dixie—Amite, LA	September 30, 2014	1994	3,102,438	77,561	8.0%	8.0%	100%
Raising Cane’s—Murphy, TX	September 30, 2014	2014	2,896,000	72,400	7.2%	7.5%	100%
Fresh Thyme Farmer’s Market—Lafayette, IN	October 17, 2014	2014	6,831,621	170,791	7.4%	7.8%	100%
Bass Pro Shops—Portage, IN	October 22, 2014	2006	6,930,000	173,250	10.1%	10.1%	100%
Brynwood Square—Rockford, IL	October 23, 2014	1983	12,689,324	317,233	7.9%	7.4%	92.6%
Blankenbaker Plaza—Louisville, KY	October 23, 2014	2007	16,622,986	415,575	7.2%	7.3%	87.2%
Dollar General—Clarion, IA	October 24, 2014	2014	1,091,468	27,287	7.2%	7.2%	100%
Dollar General—Braham, MN	October 24, 2014	2014	1,080,333	27,008	7.2%	7.2%	100%
Dollar General—Selma, AL	November 4, 2014	2014	1,211,562	30,289	7.2%	7.2%	100%
Lawton Marketplace—Lawton, OK	November 5, 2014	2013	33,700,000	842,500	7.4%	7.7%	85.2%
Dollar General—Virden, IL	November 14, 2014	2014	1,300,973	32,524	7.2%	7.2%	100%
Dollar General—Willard, MO	November 14, 2014	2014	1,247,608	31,190	7.3%	7.3%	100%
Dollar General—Collinsville, AL	November 20, 2014	2014	1,159,447	28,986	7.2%	7.2%	100%
Dollar General—Oneonta, AL	November 20, 2014	2014	1,105,734	27,643	7.2%	7.2%	100%
Dollar General—Shorter, AL	November 20, 2014	2014	1,185,189	29,630	7.2%	7.2%	100%
Family Dollar—Tennessee Colony, TX	November 21, 2014	2014	1,010,993	25,844	6.7%	6.7%	100%
O’Reilly Auto Parts—Iron Mountain, MI	November 21, 2014	2014	1,454,298	36,357	6.3%	6.4%	100%
The Shoppes at Gary Farms—Bowling Green, KY	November 24, 2014	2013	18,600,000	465,000	7.2%	7.4%	98.5%
Walgreens Portfolio—Various (6)	November 26, 2014	Various	35,795,596	894,890	5.9%	6.2%	100%
Mattress Firm—Lake City, FL	December 9, 2014	2014	2,061,425	51,536	7.5%	7.9%	100%
The Shops at Abilene—Abilene, TX	December 11, 2014	2004	26,275,000	656,875	7.9%	7.4%	100%
Aaron’s—Arkadelphia, AR	December 12, 2014	2014	905,363	22,634	7.3%	7.3%	100%
Family Dollar—San Antonio (Braun), TX	December 12, 2014	2014	1,346,789	34,534	6.8%	6.8%	100%
Family Dollar—Talladega, AL	December 12, 2014	2014	1,266,746	32,029	6.8%	6.8%	100%
Walgreens—Greenville, OH	December 15, 2014	2006	4,683,000	117,075	6.2%	6.2%	100%
Raising Cane’s—Reno, NV	December 18, 2014	2002	3,745,824	93,646	6.3%	7.3%	100%

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to or Due to Sponsor (2)	Initial Yield (3)	Average Yield (4)	Physical Occupancy
Family Dollar—Hobbs, NM	December 19, 2014	2014	$1,389,519	$34,738	8.1%	8.1%	100%
Mattress Firm—Draper, UT	December 19, 2014	2014	2,387,000	59,675	8.0%	8.4%	100%
Burlington Coat Factory—Bangor, ME	December 22, 2014	2001	4,877,057	121,926	7.8%	8.3%	100%
Dollar General—Athens, WV	January 16, 2015	2014	1,578,216	39,455	7.2%	7.3%	100%
Buffalo Wild Wings / Shoe Carnival—Salina, KS	January 26, 2015	2014	3,150,000	78,750	7.5%	7.6%	100%
Vitamin Shoppe—Taylor, MI	January 29, 2015	2015	1,394,366	34,859	7.1%	7.6%	100%
Family Dollar—Cabot, AR	February 13, 2015	2014	1,456,686	37,797	6.9%	6.9%	100%
Family Dollar—Lewiston, ME	February 13, 2015	2014	1,442,289	37,245	6.9%	6.9%	100%
Family Dollar—Valley, AL	February 13, 2015	2014	1,222,681	31,385	6.9%	6.9%	100%
Family Dollar—Walthourville, GA	February 13, 2015	2014	1,408,226	35,957	6.8%	6.8%	100%
Family Dollar—Columbus, OH	February 20, 2015	2014	1,541,859	38,969	6.8%	6.8%	100%
Family Dollar—San Antonio (Eisenhauer), TX	February 20, 2015	2014	1,531,164	38,982	6.8%	6.8%	100%
Dollar General—Selma (Jones), AL	February 26, 2015	2014	998,272	24,957	7.2%	7.2%	100%
Dollar General—Autaugaville, AL	February 26, 2015	2014	1,049,146	26,229	7.2%	7.2%	100%
Dollar General—Dothan, AL	February 26, 2015	2014	1,069,160	26,729	7.2%	7.2%	100%
Dollar General—Lineville, AL	February 26, 2015	2014	1,430,266	35,757	7.2%	7.2%	100%
Dollar General—Semmes, AL	February 26, 2015	2014	1,121,790	28,045	7.2%	7.2%	100%
Dollar General—Talladega, AL	February 26, 2015	2014	999,122	24,978	7.2%	7.2%	100%
Dollar General—Charleston, WV	February 27, 2015	2014	1,490,528	37,263	7.2%	7.3%	100%
Dollar General—Ridgeley, WV	February 27, 2015	2014	1,340,573	33,514	7.2%	7.3%	100%
Family Dollar—Warrenville, SC	February 27, 2015	2014	1,231,128	31,731	6.9%	6.9%	100%
Tractor Supply—Blytheville, AR	March 11, 2015	2014	3,012,909	75,323	6.6%	7.3%	100%
Family Dollar—Bearden, AR	March 23, 2015	2014	858,601	21,465	8.2%	8.2%	100%
Family Dollar—New Roads, LA	March 23, 2015	2014	990,123	24,753	8.2%	9.3%	100%
Dollar General—Glouster, OH	March 24, 2015	2015	1,461,051	36,526	7.2%	7.3%	100%
Dollar General—Sissonville, WV	March 24, 2015	2015	1,294,637	32,366	7.2%	7.3%	100%
Dollar General—South Charleston, WV	April 6, 2015	2014	1,472,480	36,812	7.2%	8.1%	100%
Dollar General—Huntington, WV	May 15, 2015	2015	1,441,821	36,046	7.3%	7.3%	100%
O’Reilly Auto Parts—Bennettsville, SC	June 9, 2015	2014	1,414,080	35,352	6.3%	6.5%	100%
Dollar General—Bluefield, WV	June 29, 2015	2015	1,376,784	34,420	7.3%	7.3%	100%
Dollar General—Charleston, WV	June 29, 2015	2015	1,340,618	33,515	7.3%	7.3%	100%
West Marine—Chicago, IL	August 28, 2015	2015	12,621,507	315,538	6.9%	7.6%	100%
Advance Auto—Hampton, VA	September 25, 2015	2005	1,351,724	33,793	7.3%	7.3%	100%
Aspen Dental—Rogers, AR	November 9, 2015	2014	1,844,595	46,115	7.4%	7.7%	100%
O’Reilly Auto Parts—Flowood, MS	January 29, 2016	2015	1,652,459	41,311	6.1%	6.3%	100%
Advance Auto—Stratford, CT	February 8, 2016	2015	2,742,753	68,569	6.2%	6.2%	100%
Kohl’s—Eagan, MN	February 18, 2016	1994	9,176,000	229,400	7.1%	7.3%	100%
Lowe’s—Hermitage, PA	March 9, 2016	1996	14,042,829	351,071	6.2%	6.2%	100%
Fresh Thyme Farmer’s Market—Ypsilanti Township, MI	February 21, 2017	2016	9,679,560	241,989	6.9%	7.6%	100%
Duluth Trading—Nobelsville, IN	March 29, 2017	2017	5,199,000	129,975	7.0%	7.7%	100%

Property Description	Date Acquired	Year Built	Purchase Price (1)	Fees Paid to or Due to Sponsor (2)	Initial Yield (3)	Average Yield (4)	Physical Occupancy
Camping World—Fort Myers, FL	April 11, 2017	2013	$15,171,000	$379,275	7.0%	7.0%	100%
Bob Evans—Gallipolis, OH	April 28, 2017	2003	2,725,115	68,128	7.3%	8.8%	100%
Bob Evans—Peoria, IL	April 28, 2017	2003	896,552	22,414	7.3%	8.8%	100%
Bob Evans—Hagerstown, MD	April 28, 2017	1995	2,554,863	63,872	7.3%	8.8%	100%
Bob Evans—Piqua, OH	April 28, 2017	2015	2,034,483	50,862	7.3%	8.8%	100%
Bob Evans—Mansfield, OH	April 28, 2017	1989	2,275,862	56,897	7.3%	8.8%	100%
Bob Evans—Monroe, MI	April 28, 2017	2004	2,206,897	55,172	7.3%	8.8%	100%
Bob Evans—Northwood, OH	April 28, 2017	1998	2,549,088	63,727	7.3%	8.8%	100%
Hy-Vee—Omaha, NE	May 15, 2017	2010	10,480,000	262,000	6.6%	6.6%	100%
Tractor Supply—Logan, WV	August 10, 2017	2016	3,671,875	91,797	6.4%	7.1%	100%
Western Crossing—Jacksonville, NC	August 18, 2017	2015	12,190,000	304,750	8.0%	8.3%	100%
Derby Marketplace—Derby, KS	August 22, 2017	2015	11,225,000	280,625	7.0%	7.4%	100%
Fairlane Green II—Allen Park, MI	August 30, 2017	2006	18,400,000	460,000	7.6%	7.6%	100%
Pick ‘n Save—Waterford, WI	October 2, 2017	1995	4,778,906	119,473	7.0%	7.0%	100%
Tractor Supply—Shelbyville, IL	November 3, 2017	2017	3,053,846	76,346	6.5%	6.8%	100%
Tractor Supply—Carlyle, IL	November 3, 2017	2017	3,076,923	76,923	6.5%	6.8%	100%
Sprouts—Lawrence, KS	November 27, 2017	2015	8,127,766	203,194	6.2%	7.0%	100%
Pick ‘n Save—Waupaca, WI	December 22, 2017	2001	10,750,000	268,750	6.8%	7.3%	100%
Natural Grocers—Heber City, UT	January 10, 2018	2017	5,940,740	148,519	6.8%	7.0%	100%
Cash & Carry—Salt Lake City, UT	March 2, 2018	2016	5,129,293	128,232	6.7%	7.3%	100%
BJ’s Wholesale Club—Fort Myers, FL	April 25, 2018	2006	26,274,881	525,498	6.7%	7.0%	100%
Duluth Trading—Denton, TX	June 28, 2018	2018	5,198,929	103,979	7.0%	7.7%	100%
At Home—Pearland, TX	October 3, 2018	2017	14,715,172	294,303	6.7%	7.7%	100%
Safeway—Juneau, AK	November 14, 2018	2010	12,135,901	242,718	6.4%	7.1%	100%
Steinhafels—Greenfield (8880), WI	May 1, 2019	2017	9,815,719	196,314	7.5%	8.5%	100%
Take 5—Andrews, TX	June 18, 2019	1991	1,138,755	22,775	6.5%	7.7%	100%
Take 5—Bedford, TX	June 18, 2019	1994	1,163,804	23,276	6.5%	7.7%	100%
Take 5—Burleston, TX	June 18, 2019	2009	1,452,772	29,055	6.5%	7.7%	100%
Take 5—Burleston (Alsbury Blvd), TX	June 18, 2019	1994	1,078,066	21,561	6.5%	7.7%	100%
Take 5—Burleston (FM 1187), TX	June 18, 2019	2010	834,490	16,690	6.5%	7.7%	100%
Take 5—Cedar Hill, TX	June 18, 2019	2003	1,028,750	20,575	6.5%	7.7%	100%
Take 5—Hereford, TX	June 18, 2019	1985	1,087,699	21,754	6.5%	7.7%	100%
Take 5—Irving, TX	June 18, 2019	1993	1,073,826	21,477	6.5%	7.7%	100%
Take 5—Irving (Shady), TX	June 18, 2019	1987	597,510	11,950	6.5%	7.7%	100%
Take 5—Lubbock, TX	June 18, 2019	1989	1,659,536	33,191	6.5%	7.7%	100%
Take 5—Midland, TX	June 18, 2019	2002	2,173,137	43,463	6.5%	7.7%	100%
Take 5—Mineral Wells, TX	June 18, 2019	1995	1,450,499	29,010	6.5%	7.7%	100%
Duluth Trading—Madison, AL	July 22, 2019	2019	5,144,000	102,880	7.0%	7.7%	100%
Caliber Collision—San Antonio, TX	March 19, 2020	2019	5,438,919	108,778	6.2%	6.8%	100%
Caliber Collision—Lake Jackson, TX	March 19, 2020	2019	3,970,935	79,419	6.2%	6.9%	100%

			$680,019,900	$16,521,340

(1)	Purchase price does not include acquisition-related expenses.
(2)	Fees and expenses paid or due to sponsor are payments we made or owe to an affiliate of our advisor for acquisition fees and expenses in connection with the property acquisition.
(3)

Initial yield is calculated as the effective annualized rental income, adjusted for rent concessions or abatements, if any, for the in-place lease at the property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred in the first year of ownership, if any, and exclusive of acquisition-related fees and expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that effective annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.

(4)

Average yield is calculated as the average annual rental income, adjusted for rent concessions or abatements, if any, for the in-place lease, over the non-cancelable lease term at the respective property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred over the ten-year period subsequent to the acquisition date, if any, exclusive of acquisition-related fees and expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.

(5)	The United Oil Portfolio consists of 13 single-tenant commercial properties located in California, which are subject to a master lease agreement.
(6)	The Walgreens Portfolio consists of six single-tenant properties located in five states, which are subject to individual lease agreements with identical terms.

Investment Strategy and Objectives

Our primary investment objectives are to:

•	acquire quality commercial real estate properties, net leased under long-term leases to creditworthy tenants, which provide current operating cash flows;

•	provide reasonably stable, current income for stockholders through the payment of cash distributions; and

•	provide the opportunity to participate in capital appreciation in the value of our investments.

We cannot assure CCPT V stockholders that we will attain these objectives or that the value of our assets will not decrease.

Acquisition and Investment Policies

The CCPT V Charter requires that our independent directors review our investment policies, described below, at least annually to determine that our policies are in the best interests of our stockholders. Except to the extent that investment policies and limitations are included in the CCPT V Charter, the CCPT V Board may revise our investment policies without the approval of our stockholders. Investment policies that are provided in the CCPT V Charter may only be amended by a vote of stockholders holding a majority of our outstanding shares, unless the amendments do not adversely affect the rights, preferences and privileges of CCPT V stockholders.

Types of Investments

We primarily acquire income-producing necessity retail properties that are primarily single-tenant properties, which are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States. We consider necessity retail properties to be properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers.

We also may acquire other income-producing properties, such as office and industrial properties, which may share certain core characteristics with our retail investments, such as a principal creditworthy tenant, a long-term net lease, and a strategic location. We believe acquisitions of these types of office and industrial properties are consistent with our goal of providing stockholders with a stable stream of current income and an opportunity for capital appreciation.

We may further diversify our portfolio by making and investing in commercial mortgage, mezzanine loans, or other real estate related loans, and we may invest in other real estate-related securities. We may acquire properties under development or that require substantial refurbishment or renovation. We also may acquire majority or minority interests in other entities with investment objectives similar to ours. Many of our properties are, and we anticipate that future properties will be, leased to tenants in the chain or franchise retail industry, including but not limited to convenience stores, drug stores and restaurant properties, as well as leased to large national retailers as standalone properties. CR V Management monitors industry trends and identifies properties on our behalf that serve to provide a favorable return balanced with risk. Our management primarily targets regional or national name brand retail businesses with established track records. We generally intend to hold each property for a period in excess of five years.

By acquiring a large number of retail properties, we believe that lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objective of cash flows from our overall portfolio. In addition, we believe that retail properties under long-term triple-net and double-net leases offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. Since we acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slowdowns or downturns in local markets. Our management believes that a portfolio consisting of freestanding retail properties will enhance our liquidity opportunities for stockholders by making the sale of individual properties, multiple properties or our portfolio as a whole attractive to institutional investors.

To the extent feasible, we seek to achieve a well-balanced portfolio diversified by geographic location, age and lease maturities of the various properties. We pursue properties leased to tenants representing a variety of retail industries to avoid concentration in any one industry. We also are diversified between national, regional and local brands. We generally target properties with lease terms in excess of ten years. We have acquired and may continue to acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We expect that these acquisitions will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics.

There is no limitation on the number, size or type of properties that we may acquire, or on the percentage of net proceeds of the CCPT V Offerings that may be used to acquire a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties. We will not forgo a high quality asset because it does not precisely fit our expected portfolio composition. See “—Other Possible Investments” below for a description of other types of real estate and real estate-related investments we may make.

We incur debt to acquire properties when CR V Management determines that incurring such debt is in our best interests and in the best interests of our stockholders. In addition, from time to time, we have acquired and may continue to acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We use the proceeds from these loans to acquire additional properties. See “—Borrowing Policies” below for a more detailed description of our borrowing intentions and limitations.

Real Estate Underwriting Process

In evaluating potential property acquisitions consistent with our investment objectives, CR V Management applies a well-established underwriting process to determine the creditworthiness of potential tenants. Similarly,

CR V Management applies credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio. Many of the tenants of our properties are creditworthy entities having high net worth and operating income. CR V Management’s underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flow, business plans, data provided by industry credit rating services, and/or other information CR V Management may deem relevant. Generally, these tenants must have a proven track record in order to meet the credit tests applied by CR V Management. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case CR V Management will analyze the creditworthiness of the guarantor. In many instances, especially in sale-leaseback situations, where we are acquiring a property from a company and simultaneously leasing it back to that same company under a long-term lease, we will meet with the senior management to discuss such company’s business plan and strategy.

When using debt rating agencies, a tenant typically will be considered creditworthy when the tenant has an “investment grade” debt rating by Moody’s of Baa3 or better, credit rating by Standard & Poor’s of BBB- or better, or its payments are guaranteed by a company with such rating. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of creditworthy tenants in the future.

Moody’s ratings are opinions of future relative creditworthiness based on an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, provides one measure of the ability of CCPT V to generate cash in the future.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies which, in Moody’s opinion, have adequate financial security. However, certain protective elements may be lacking or may be unreliable over any given period of time. A Moody’s debt rating of AAA, which is the highest investment grade rating given by Moody’s, is assigned to companies that, in Moody’s opinion, have exceptional financial security. Thus, investment grade tenants will be judged by Moody’s to have at least adequate financial security, and will in some cases have exceptional financial security.

Standard & Poor’s assigns a credit rating to companies and to each issuance or class of debt issued by a rated company. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of a company to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, have extremely strong capacities to meet their financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

While we will utilize ratings by Moody’s and Standard & Poor’s as one factor in determining whether a tenant is creditworthy, CR V Management will also consider other factors in determining whether a tenant is creditworthy, for the purpose of meeting our investment objectives. CR V Management’s underwriting process also will consider other information provided by third-party analytical services, such as Moody’s Credit Edge, along with CR V Management’s own analysis of the financial condition of the tenant and/or the guarantor, the operating history of the property with the tenant, the tenant’s market share and track record within the tenant’s industry segment, the general health and outlook of the tenant’s industry segment, the strength of the tenant’s management team and the terms and length of the lease at the time of the acquisition. These factors may cause us to consider a prospective tenant to be creditworthy even if it does not have an investment grade rating.

Description of Leases

We have acquired, and expect to continue to acquire, tenant properties with existing double-net or triple-net leases. “Net” leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments. Triple-net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any, including capital expenditures for the roof and the building structure. Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property. We expect that double-net and triple-net leases will help ensure the predictability and stability of our expenses, which we believe will result in greater predictability and stability of our cash distributions to stockholders. Not all of our properties are, or will be subject to, net leases. In respect of multi-tenant properties, we expect to have a variety of lease arrangements with the tenants of these properties. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property. We will have limited ability to revise the terms of leases to those tenants. We have acquired and may continue to acquire properties with tenants subject to “gross” leases. “Gross” leases means leases that typically require the tenant to pay a flat rental amount and we would pay for all property charges regularly incurred as a result of our owning the property. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we anticipate entering into net leases.

We have generally entered into, and expect to continue to enter into, long-term leases that have terms of ten years or more; however, certain leases may have a shorter term. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term. We expect that many of our leases will contain periodic rent increases. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insureds on the policy. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to CR V Management on an annual basis. The insurance certificates will be tracked and reviewed for compliance by CR V Management’s property and risk management departments. As a precautionary measure, we may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss.

Some leases may require that we procure insurance for both commercial general liability and property damage; however, generally the premiums are fully reimbursable from the tenant. In such instances, the policy will list us as the named insured and the tenant as the additional insured.

We do not expect to permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally we expect the terms of such consent to provide that the original tenant will remain fully liable under the lease unless we release that original tenant from its obligations.

We have purchased, and may continue to purchase, properties and lease them back to the sellers of such properties. While we intend to use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease” and so that we are treated as the owner of the property for federal income tax purposes, the IRS could challenge this characterization. In the event that any sale-leaseback transaction is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed, and in certain circumstances, we could lose our REIT status.

Acquisition Decisions

CR V Management has substantial discretion with respect to the selection of our specific acquisitions, subject to our investment and borrowing policies, which are approved by the CCPT V Board. In pursuing our investment objectives and making investment decisions on our behalf, CR V Management evaluates the proposed terms of the acquisition against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases and the creditworthiness of the tenant, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, vary for each potential acquisition, we do not, and are not able to, assign a specific weight or level of importance to any particular factor. CR V Management procures and reviews an independent valuation estimate on each and every proposed acquisition. In addition, CR V Management, to the extent such information is available, considers the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions, including vacancy rates;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions; and

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lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options.

CR V Management also reviews the terms of each existing lease by considering various factors, including:

•	rent escalations

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	projected net cash flow yield; and

•	projected internal rates of return.

In addition, the CCPT V Charter limits acquisitions from affiliates of CR V Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determines that the transaction is fair and reasonable to us and certain other conditions are met.

Conditions to Closing Our Acquisitions

Generally, we condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to CR V Management;

•	financial statements covering recent operations of properties having operating histories;

•	title and liability insurance policies; and

•	estoppel certificates.

In addition, we will take such steps as we deem necessary with respect to potential environmental matters. See “—Environmental Matters” below.

We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, we are obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications and costs approved by us in advance. In such cases, prior to our acquiring the property, we generally receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option to purchase such property. The amount paid for an option, if any, normally is forfeited if the property is not purchased and credited against the purchase price if the property is purchased.

In the purchasing, leasing and development of properties, we are subject to risks generally incident to the ownership of real estate.

Ownership Structure

Our real estate acquisitions generally take the form of holding fee title or a long-term leasehold estate. We have acquired, and expect to continue to acquire, such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by us or our operating partnership. We may acquire properties by acquiring the entity that holds the desired properties. We also may acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of CR V Management.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of CR V Management, including other real estate programs sponsored or operated by CCO Group, or other affiliates of CR V Management, and other third parties for the acquisition, development or improvement of properties or the acquisition of other real estate-related assets. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to participate in a particular joint venture, CR V Management will evaluate the underlying real property or other real estate-related asset using the same criteria described above in “—Acquisition Decisions.” CR V Management also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

Our general policy is to invest in joint ventures only when we will have an option or contract to purchase, or a right of first refusal to purchase, the property held by the joint venture or the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one asset, the interest in each such asset may be specially allocated between us and the joint venture partner based upon the respective proportion of funds deemed contributed by each co-venturer in each such asset.

In the event we enter into a joint venture or other co-ownership arrangements with CIM or its affiliates, or another real estate program sponsored or operated by CIM or CCO Group, CR V Management’s officers, key persons and affiliates may have conflicts of interest. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, CR V Management’s officers and key persons may face a conflict in structuring the terms of the relationship between our interests and the interests of any affiliated co-venturer and in managing the joint venture. Since some or all of CR V Management’s officers and key persons may also advise the affiliated co-venturer, agreements and transactions between us and CIM or any other real estate programs sponsored or operated by CIM or CCO Group would not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our contribution to the joint venture.

We may enter into joint ventures with CIM, other real estate programs sponsored or operated by CIM, CCO Group, CR V Management, one or more of our directors, or any of their respective affiliates, but only if a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by unaffiliated joint venturers, and the cost of our investment must be supported by a current third-party appraisal of the asset.

Development and Construction of Properties

We may acquire properties on which improvements are to be constructed or completed or which require substantial renovation or refurbishment. We expect that joint ventures would be the exclusive vehicle through which we would invest in build-to-suit property projects. Our general policy is to structure them as follows:

•

we may enter into a joint venture with third parties who have an executed lease with the developer who has an executed lease in place with the future tenant whereby we will provide a portion of the equity or debt financing;

•	we would accrue a preferred return during construction on any equity investment;

•	the properties would be developed by third parties; and

•	consistent with our general policy regarding joint ventures, we would have an option or contract to purchase, or a right of first refusal to purchase, the property or the co-investor’s interest.

It is possible that joint venture partners may resist granting us a right of first refusal or may insist on a different methodology for unwinding the joint venture if one of the parties wishes to liquidate its interest.

In the event that we elect to engage in development or construction projects, in order to help ensure performance by the builders of properties that are under construction, completion of such properties will be guaranteed at the contracted price by a completion guaranty, completion bond or performance bond. CR V Management may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables.

We may make periodic progress payments or other cash advances to developers and builders of our properties prior to completion of construction, but only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then completed. We intend to use such additional controls on disbursements to builders and developers as we deem necessary or prudent. We may directly employ one or more project managers, including CR V Management or an affiliate of CR V Management, to plan, supervise and implement the development of any unimproved properties that we may acquire. Such persons would be compensated directly by us or through an affiliate of CR V Management and reimbursed by us. In either event, the compensation would reduce the amount of any construction fee, development fee or acquisition fee that we would otherwise pay to CR V Management or its affiliate.

In addition, we may acquire unimproved properties, provided that we will not invest more than 10% of our total assets in unimproved properties or in mortgage loans secured by such properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating cash flows, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

Other Possible Investments

Although we have acquired and expect to continue to acquire primarily real estate assets, our portfolio may also include other real estate-related assets, such as commercial mortgage, mezzanine and other loans and securities related to real estate assets, frequently, but not necessarily always, in the corporate sector; however, we do not intend for such real estate-related assets to constitute a significant portion of our asset portfolio; and we will evaluate our assets to ensure that any such investments do not cause us to lose our qualification as a REIT under the Code, cause us or any of our subsidiaries to be an investment company under the Investment Company Act, or cause CR V Management to have assets under management that could require CR V Management to register as an investment adviser under the Advisers Act. We may make adjustments to our target portfolio based on real estate market conditions, capital raised, financing secured and investment opportunities. Thus, to the extent that CR V Management presents us with high quality investment opportunities that allow us to meet the REIT requirements under the Code and do not cause us, our operating partnership or any other subsidiaries to meet the definition of an “investment company” under the Investment Company Act, our portfolio composition may vary from what we initially expect. The CCPT V Board has broad discretion to change our investment policies in order for us to achieve our investment objectives.

Investing in and Originating Loans. The criteria that CR V Management will use in making or investing in loans on our behalf are substantially the same as those involved in acquiring properties for our portfolio. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. However, unlike our property acquisitions, which we expect to hold in excess of five years, we expect that the average duration of loans will typically be one to five years.

We generally do not expect to make or invest in loans that are not directly or indirectly secured by real estate. We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85% of the appraised value of the property, as determined by a certified independent appraiser, unless we find substantial justification due to other underwriting criteria. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of our independent directors so determine, and in the event the transaction is with CCO Group, CR V Management, any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser in order to support our determination of fair market value.

We may invest in commercial mortgage loans, mezzanine loans and other loans related to commercial real estate assets. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of CCO Group, CR V Management, any of our directors or any of its or our affiliates. Commercial mortgage loans are loans secured by a first mortgage lien on commercial properties providing mortgage financing to commercial property developers or owners. These investments may include whole loan participations and/or pari passu participations within such loans. A mezzanine loan is a loan made in respect of certain real property that is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. We may also opportunistically invest in or originate other commercial real estate-related debt instruments such as subordinated mortgage interests, preferred equity, note financing, unsecured loans to owners and operators of real estate assets, and secured real estate securities such as CMBS and CRE CLOs. We may also invest in or originate certain syndicated corporate loans, often but not necessarily of real estate operating or finance companies.

In evaluating prospective loan investments, CR V Management will consider factors such as the following:

•	the condition and use of the property;

•	current and projected cash flows of the property;

•	expected levels of rental and occupancy rates;

•	potential for rent increases;

•	the property’s income-producing capacity;

•	the property’s potential for capital appreciation;

•	the ratio of the investment amount to the underlying property’s value;

•	the degree of liquidity of the investment;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located;

•	in the case of mezzanine loans, the ability to acquire the underlying real property; and

•	other factors that CR V Management believes are relevant.

Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. CR V Management will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We do not have any other policies directing the portion of our assets that may be invested in mezzanine loans or other types of loans we may invest in. However, we recognize that these types of loans may be more subject to risk than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio, to the extent that we make or invest in loans at all. CR V Management will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We are not limited as to the amount of gross offering proceeds that we may use to invest in or originate loans.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Investment in Other Real Estate-Related Securities. To the extent permitted by the NASAA REIT Guidelines, and subject to the limitations set forth in the CCPT V Charter, we may invest in common and preferred real estate-related equity securities of both publicly traded and private real estate companies. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

We may also make investments in CMBS to the extent permitted by the NASAA REIT Guidelines. We may invest in investment grade and non-investment grade CMBS classes. The CCPT V Board has adopted a policy to limit any investments in non-investment grade CMBS to not more than 10% of our total assets.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the presence and release of hazardous substances and the remediation of contamination associated with disposals. Federal, state and local laws in this area are constantly evolving, and we intend to take commercially reasonable steps to protect ourselves from the impact of these laws.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if CR V Management determines the assessment is not necessary because there is an existing recent Phase I environmental site assessment. A Phase I environmental site assessment generally consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

In the event the Phase I environmental site assessment uncovers potential environmental problems with a property, CR V Management will determine whether we will pursue the investment opportunity and whether we will have a “Phase II” environmental site assessment performed. The factors we may consider in determining whether to conduct a Phase II environmental site assessment include, but are not limited to, (1) the types of operations conducted on the property and surrounding property, (2) the time, duration and materials used during such operations, (3) the waste handling practices of any tenants or property owners, (4) the potential for hazardous substances to be released into the environment, (5) any history of environmental law violations on the subject property and surrounding property, (6) any documented environmental releases, (7) any observations from the consultant that conducted the Phase I environmental site assessment, and (8) whether any party (i.e., surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II environmental site assessment on a case by case basis.

We expect that some of the properties that we acquire may contain, at the time of our investment, or may have contained prior to our investment, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our potential properties may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our potential properties may be on or adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will estimate the costs of environmental investigation, clean-up and monitoring in determining the purchase price. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

Legal Matters

In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.

Borrowing Policies

CR V Management believes that utilizing borrowings to make acquisitions is consistent with our investment objective of maximizing the return to stockholders. By operating on a leveraged basis, we have more funds available for acquiring properties. This allows us to make more investments than would otherwise be possible, potentially resulting in a more diversified portfolio. At the same time, CR V Management believes in utilizing leverage in a moderate fashion. While there is no limitation on the amount we may borrow against any single improved property, the CCPT V Charter limits our aggregate borrowings to 75% of the cost of our gross assets (or 300% of net assets) (before deducting depreciation or other non-cash reserves) unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. Consistent with CR V Management’s approach toward the moderate use of leverage, the CCPT V Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. CR V Management intends to target a leverage of 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets. As of December 31, 2019, our ratio of debt to total gross assets net of gross intangible lease liabilities was 50.8% (50.2% including adjustments to debt for cash and cash equivalents), and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.8%.

CR V Management uses its best efforts to obtain financing on the most favorable terms available to us. CR V Management has substantial discretion with respect to the financing we obtain, subject to our borrowing policies, which have been approved by the CCPT V Board. Under certain limited circumstances, lenders may have recourse to assets not securing the repayment of the indebtedness. CR V Management may elect to refinance properties during the term of a loan, but we expect this would occur only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive asset becomes available and the proceeds from the refinancing can be used to purchase such asset. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we have purchased and may continue to purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.

We may not borrow money from any of our directors, CCO Group, CR V Management or any of their affiliates unless such loan is approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties under the same circumstances.

Disposition Policies

We generally intend to hold each property we acquire for an extended period, generally in excess of five years. Holding periods for other real estate-related assets may vary. Regardless of intended holding periods, circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether we could apply the proceeds from the sale of the asset to acquire other assets, whether disposition of the asset would increase cash flows, and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact our status as a REIT for federal income tax purposes. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. During the year ended December 31, 2019, we sold six properties for total consideration of $39.2 million, resulting in net proceeds of $38.1 million and a gain of $685,000.

Investment Limitations, in General

The CCPT V Charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Until we list our shares on a national securities exchange, we:

•

will not borrow in excess of 75% of the aggregate cost of our gross assets (or 300% of net assets) (before deducting depreciation or other non-cash reserves), unless such excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing (although the CCPT V Board has adopted a policy to reduce this limit from 75% to 60%);

•	will not make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•

will not make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

will not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on such property, including our loan, which includes all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan, would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	will not invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of CR V Management, any director, our Sponsor or any of our affiliates;

•

will not invest in indebtedness secured by a mortgage on real property which is subordinate to the lien of other indebtedness, except where (1) the amount of the junior debt, plus the outstanding amount of senior debt, does not exceed 90% of the appraised value of the property, if after giving effect thereto, the value of all such investments will not then exceed 25% of our tangible assets or (2) the value of all investments in junior debt which do not meet the foregoing requirement is limited to 10% of our tangible assets;

•	will not invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

will not invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	will not issue equity securities on a deferred payment basis or other similar arrangement;

•	will not issue debt securities in the absence of adequate cash flow to cover debt service;

•	will not issue equity securities that are assessable after we have received the consideration for which the CCPT V Board authorized their issuance;

•

will not issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests;

•

will not issue options or warrants to CR V Management, our directors, our Sponsor or any of their respective affiliates except on the same terms as such options or warrants, if any, are sold to the general public and provided that such options or warrants do not exceed 10% of our outstanding shares on the date of grant;

•

will not make any investment that we believe will be inconsistent with our objectives of remaining qualified as a REIT unless and until the CCPT V Board determines, in its sole discretion, that REIT qualification is not in our best interests;

•	will continually review our investment activity to ensure that we are not classified as an “investment company” under the Investment Company Act;

•

will authorize, by a majority of our directors or the members of a duly authorized committee of the CCPT V Board, the consideration to be paid for real property, ordinarily based on the fair market value of the real property;

•	will not engage in securities trading, or engage in the business of underwriting or the agency distribution of securities issued by others; and

•

will not acquire interests or securities in any entity holding investments or engaging in activities prohibited by the CCPT V Charter, except for investments in which we hold a non-controlling interest or investments in entities having securities listed on a national securities exchange or traded in an over-the-counter market.

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations, and the operations of our operating partnership, and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the 40% test). “Investment securities” exclude U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to continue to acquire a diversified portfolio of income-producing real estate assets; however, our portfolio may include, to a much lesser extent, other real estate-related investments. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will continue to be held in wholly and majority-owned subsidiaries of CCPT V, each formed to hold a particular asset. We intend to monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act.

We believe that we, or our operating partnership and any subsidiaries will not be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because none of these entities will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we, our operating partnership and any subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we expect that we, our operating partnership and any subsidiaries will be able to conduct our respective operations such that none of these entities will be required to register as an investment company under the Investment Company Act.

In addition, because we are organized as a holding company that will conduct its business primarily through our operating partnership, which in turn is a holding company that will conduct its business through its subsidiaries, we intend to conduct our operations, and the operations of our operating partnership and any other subsidiary, so that we will not meet the 40% test under Section 3(a)(1)(C) of the Investment Company Act.

To avoid meeting the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. Similarly, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. Accordingly, the CCPT V Board may not be able to change our investment policies as it may deem appropriate if such change would cause us to meet the definition of an “investment company.” In addition, a change in the value of any of our assets could negatively affect our ability to avoid being required to register as an investment company. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Acquisition of Properties from Affiliates of CR V Management

We may acquire properties or interests in properties from, or in co-ownership arrangements with, entities affiliated with CR V Management, including properties acquired from affiliates of CR V Management engaged in construction and development of commercial real properties. We will not acquire any property from an affiliate of CR V Management unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us. The purchase price that we will pay for any property we acquire from affiliates of CR V Management, including property developed by an affiliate of CR V Management as well as property held by such an affiliate that has already been developed, will not exceed the current appraised value of the property. In addition, the price of the property we acquire from an affiliate of CR V Management may not exceed the cost of the property to the affiliate, unless a majority of our directors (including a majority of our independent directors) determine that substantial justification for the excess exists and the excess is reasonable. During the year ended December 31, 2019 and the six months ended June 30, 2020, we did not purchase any properties from affiliates of CR V Management.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with CR V Management and its affiliates, including conflicts related to the arrangements pursuant to which we compensate CR V Management and its affiliates. Certain conflict resolution procedures are set forth in the CCPT V Charter.

The officers and affiliates of CR V Management will try to balance our interests with the interests of CIM and its affiliates and other programs sponsored or operated by CCO Group to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of their investments. In addition, our directors and our officers may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.

Our independent directors have an obligation to act on our behalf and on behalf of our stockholders in all situations in which a conflict of interest may arise.

Interests in Other Real Estate Programs and Other Concurrent Offerings

Avraham Shemesh, the chairman of the CCPT V Board, chief executive officer and president, who is also a founder and principal of CIM and an officer/director of certain of its affiliates, is the chairman of the board of directors, chief executive officer and president of CCIT II, and a director of CCIT III, CMFT and CIM Income NAV, and president and treasurer of CR V Management. Richard S. Ressler, one of our former directors, who is also a founder and principal of CIM and an officer/director of certain of its affiliates, is the chairman of the board of directors, chief executive officer, and president of CMFT, CCIT III and CIM Income NAV and a director of CCIT II. One of our directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director of CIM Income NAV, CCIT II and CMFT. One of our independent directors, Calvin E. Hollis, also serves as an independent director of CCIT II. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CR V Management and is an officer of certain of its affiliates. In addition, affiliates of CR V Management act as advisors to CMFT, CCIT II, CIM Income NAV and/or CCIT III, all of which are public, non-traded REITs sponsored by our Sponsor, CCO Group. In addition, all of these programs primarily focus on the acquisition and management of commercial properties subject to long-term net leases to creditworthy tenants and have acquired or may acquire assets similar to ours. CMFT, like us, focuses primarily on the retail sector, while CCIT II and CCIT III focus primarily on the office and inudstrial sectors and CIM Income NAV focuses primarily on commercial properties in the retail, office and industrial sectors. Nevertheless, the investment strategy used by each REIT would permit them to purchase certain properties that may also be suitable for our portfolio.

CMFT’s initial public offering of up to $2.975 billion in shares of CMFT Common Stock was declared effective by the SEC on January 26, 2012. CCIT II’s initial public offering of up to $2.975 billion in shares of common stock was declared effective by the SEC on September 17, 2013. CIM Income NAV’s offerings of up to $4.0 billion in shares of common stock were declared effective by the SEC on December 6, 2011, August 26, 2013 and February 10, 2017. CCIT III’s initial public offering of up to $3.5 billion in shares of common stock of two classes was declared effective by the SEC on September 22, 2016. CCIT III, CMFT and CCIT II are no longer offering shares for investment to the public as of the date of this proxy statement/prospectus.

Other real estate programs sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, could compete with us in the sale or operation of our assets. We will seek to achieve any operating efficiencies or similar savings that may result from affiliated management of competitive assets. However, to the extent such programs own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with such other program’s property for tenants or purchasers.

Property acquisition opportunities will be allocated among the real estate programs sponsored by CCO Group pursuant to an asset allocation policy. In the event that an acquisition opportunity has been identified that may be suitable for one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of CIM, CCO Group or their respective affiliates (the “CCPT V Allocation Committee”), will examine the following factors, among others, in determining the entity for which the acquisition opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration

•	the amount of funds available to each program and the length of time such funds have been available to deploy;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the CCPT V Allocation Committee, the acquisition opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an acquisition opportunity of a similar size and type (e.g., office, industrial or retail properties) will be allocated such acquisition opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such acquisition opportunity, in the opinion of the CCPT V Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the acquisition opportunity, the CCPT V Allocation Committee may determine that another program sponsored by CCO Group will be allocated the acquisition opportunity. The CCPT V Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

Although the CCPT V Board has adopted a policy limiting the types of transactions that we may enter into with CR V Management and its affiliates, including other real estate programs sponsored by CCO Group, we may enter into certain such transactions, which are subject to inherent conflicts of interest. Similarly, joint ventures involving affiliates of CR V Management also give rise to conflicts of interest. In addition, the CCPT V Board may encounter conflicts of interest in enforcing our rights against any affiliate of CR V Management in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and CR V Management, any of its affiliates, or another real estate program sponsored by CCO Group.

Change in Investment Policies

The CCPT V Charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis therefor will be set forth in the minutes of the meetings of the CCPT V Board. The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed.

Generally, the CCPT V Board may revise our investment policies without the concurrence of our stockholders. However, the CCPT V Board will not amend any investment policies that are provided in the CCPT V Charter without the approval of holders of a majority of the outstanding shares of CCPT V Common Stock. If the CCPT V Board determines to revise our investment policies and the approval of our stockholders is not required, we will notify our stockholders through a letter to our stockholders and/or a public filing with the SEC.

Distribution Policy

We currently pay regular monthly distributions to our stockholders. We anticipate that the CCPT V Board will continue to authorize and declare distributions to stockholders. Because substantially all of our operations are performed indirectly through CR V OP, our operating partnership, our ability to pay distributions depends in large part on CR V OP’s ability to pay distributions to us. Although we expect our distributions to continue to be paid from cash flow from operations, during certain periods we have paid, and may pay in the future, distributions from sources other than cash flow from operations. In the event we do not have enough cash flow from operations to fund distributions, we may pay distributions from such alternative sources, including borrowings and proceeds from the sale of our securities or asset sales, and we have no limits on the amounts we may pay from such other sources. We have paid, and may pay, distributions in excess of our cash flow from operations as defined by GAAP. As a result, the amount of distributions paid at any time may not be an indicator of the current performance of our properties or current operating cash flows. Maryland residents, pursuant to an undertaking to the Maryland Securities Division, will receive from us on a quarterly basis a notice that discloses the sources of our distribution payments in both dollar and percentage amounts.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current or accumulated earnings and profits typically constitute a return of capital for tax purposes and reduce the stockholders’ basis in our common shares. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Prior to April 1, 2020, the CCPT V Board historically authorized distributions to our stockholders on a quarterly basis that accrued daily to our stockholders of record as of the close of business on each day and were payable in cumulative amounts monthly in arrears. The CCPT V Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
March 18, 2014	December 31, 2015	$0.0043150685
January 1, 2016	December 31, 2016	$0.0043032787
January 1, 2017	March 31, 2019	$0.004315068
April 1, 2019	December 31, 2019	$0.003232877
January 1, 2020	March 31, 2020	$0.003224044

(1)	Less the per share distribution and stockholder servicing fees that are payable with respect to the CCPT V Class T Common Stock (as calculated on a daily basis).

Given the impact of the COVID-19 pandemic, the CCPT V Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that the CCPT V Board has greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. There can be no assurance that the CCPT V Board will continue to authorize such distributions at such amount or frequency, if at all.

After April 1, 2020, the CCPT V Board has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Monthly Distribution Amount (1)
April 30, 2020	$0.0200
May 31, 2020	$0.0200
June 30, 2020	$0.0413
July 30, 2020	$0.0560
August 28, 2020	$0.0789
September 29, 2020	$0.0789

(1)

The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

The following table presents our distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020		2019
	Amount	Percent	Amount		Percent
Distributions paid in cash	$4,386	61%	$6,637		55%
Distributions reinvested	2,793	39%	5,359		45%

Total distributions	$7,179	100%	$11,996		100%

Sources of distributions:
Net cash provided by operating activities (1)	$7,179	100%	$10,568		88%
Proceeds from issuance of debt	—	—%	1,428	(2)	12%

Total sources	$7,179	100%	$11,996		100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2020 and 2019 was $8.0 million and $10.6 million, respectively.
(2)	Includes proceeds from prior periods.

Although we intend to continue to pay regular monthly distributions, our results of operations, our general financial condition, general economic conditions, restrictions under Maryland law or other factors may inhibit us from doing so. Distributions are authorized at the discretion of the CCPT V Board, and are based on many factors, including current and expected cash flow from operations, as well as the obligation that we comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses, including fees and expenses paid to CR V Management;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	the amount of cash used to redeem shares under our share redemption program; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gains, in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of operating cash flows that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distributions in Kind

Distributions in kind are not permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the CCPT V Charter or distributions in which (a) the CCPT V Board advises each stockholder of the risks associated with direct ownership of the property, (b) the CCPT V Board offers each stockholder the election of receiving such in kind distributions, and (c) in kind distributions are made only to those stockholders that accept such offer.

Employees

We have no direct employees. The employees of CR V Management and its affiliates provide services to us related to acquisitions and dispositions, property management, asset management, financing, accounting, stockholder relations and administration. The employees of CCO Capital, our dealer manager, provided wholesale brokerage services during the CCPT V IPO.

Competition

As we purchase properties, we are in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirors, or we may have to locate another property that meets our acquisition criteria. Regarding the leasing efforts of our owned properties, the leasing of real estate is highly competitive in the current market, and we may continue to experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or we might not be able to timely lease the space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we may also be in competition with sellers of similar properties to locate suitable purchasers for our properties.

Compensation of Executive Officers

We have no employees. Our executive officers, including our principal financial officer, do not receive compensation directly from us for services rendered to us, and we do not intend to pay any compensation directly to our executive officers. As a result, we do not have, and the CCPT V Board has not considered, a compensation policy or program for our executive officers.

Compensation of Directors

Directors who are also officers or employees of CCPT V, CR V Management or their affiliates (Mr. Shemesh and Ms. Wong, and formerly Mr. Ressler) do not receive any special or additional remuneration for service on the CCPT V Board or any of its committees. We pay to each of our independent directors a retainer of $60,000 per year, plus an additional annual retainer for each committee on which a director serves equal to $25,000 for the committee chair and $15,000 for other members of the committee.

Each director’s aggregate annual board compensation will be paid 75% in cash (in four quarterly installments) and 25% will be paid in the form of an annual grant of restricted CCPT V Class A Common Stock based on the then-current NAV per share at the time of grant pursuant to the CCPT V Equity Plan, as further described below. Restricted stock grants issued pursuant to the CCPT V Equity Plan will generally vest one year from the date of the grant. In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CCPT V Board.

Director Compensation Table

The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Avraham Shemesh	$—	$—	$—	$—	$—
Marcus E. Bromley	86,250	28,750	—	—	115,000
Robert A. Gary, IV	93,750	31,250	—	—	125,000
Calvin E. Hollis	56,250	18,750	—	—	75,000
Richard S. Ressler (1)	—	—	—	—	—
Elaine Y. Wong (1)	—	—	—	—	—

(1)

Ms. Wong was elected as a member of the CCPT V Board effective immediately upon the resignation of Mr. Ressler, whose resignation was effective on October 15, 2019. Mr. Ressler resigned from the CCPT V Board in order to facilitate the election of Ms. Wong by ensuring that the CCPT V Board continues to have a majority of independent directors.

(2)

Represents the grant date fair value of the restricted CCPT V Class A Common Stock issued pursuant to the CCPT V Equity Plan, for purposes of Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Each of the independent directors received a grant of restricted shares of CCPT V Class A Common Stock on October 1, 2019, which shares vested one year from the date of grant. The grant date fair value of the restricted shares is based on the per share estimated NAV of the CCPT V Class A Common Stock on October 1, 2019, which was $19.64.

Long Term Incentive Plan Awards to Independent Directors

In August 2018, in connection with the approval and implementation of a revised compensation structure of our independent directors, the CCPT V Board approved the CCPT V Equity Plan, under which 400,000 of CCPT V’s common shares were reserved for issuance and share awards of 392,000 are available for future grant at December 31, 2019. Under the CCPT V Equity Plan, the CCPT V Board or a committee designated by the CCPT V Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of CCPT V. The CCPT V Board or a committee thereof also has the authority to determine the terms of any award granted pursuant to the CCPT V Equity Plan, including vesting schedules, restrictions and acceleration of any restrictions. The purpose of the CCPT V Equity Plan is to help CCPT V: (1) align the interests of the non-employee directors compensated under the CCPT V Equity Plan with CCPT V’s stockholders; and (2) to promote ownership of CCPT V’s equity. Pursuant to the CCPT V Equity Plan, we may award restricted stock or deferred stock units.

On October 1, 2019, CCPT V granted awards of approximately 1,350 restricted shares of CCPT V Class A Common Stock to each of the independent members of the CCPT V Board (approximately 4,000 restricted shares in aggregate) under the CCPT V Equity Plan, which will fully vest on October 1, 2020 based on one year of continuous service, representing 25% of each independent director’s annual aggregate board compensation for the twelve month period beginning October 2019 (the “October 2019 Restricted Stock Awards”). The October 2019 Restricted Stock Awards vested on the one-year anniversary of the award date.

The term of the CCPT V Equity Plan is ten years. The CCPT V Board may amend or terminate the CCPT V Equity Plan at any time prior to its ten year term, provided that the CCPT V Equity Plan will remain in effect until all awards made pursuant to the CCPT V Equity Plan have been satisfied or terminated in accordance with the CCPT V Equity Plan. Upon a change of control, including the dissolution, liquidation, reorganization, merger or consolidation with one or more entities as a result of which we are not the surviving corporation, or upon a sale of all or substantially all of our assets, the CCPT V Board or a committee thereof may make provisions for any awards not assumed or substituted pursuant to the agreement effectuating the change of control, including (1) accelerating the vesting period of unvested awards, or (2) canceling any non-vested award or other awards in which the fair market value of the shares subject to the award is zero, in each case in accordance with and pursuant to the terms of the applicable award agreement and the CCPT V Equity Plan.

In the event that our valuation, compensation and affiliate transactions committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the CCPT V Equity Plan or with respect to an award, then the valuation, compensation and affiliate transactions committee will, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Special Committee

The CCPT V Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating, and if deemed appropriate by the CCPT V Special Committee, negotiating a potential transaction involving CMFT. The members of the CCPT V Special Committee are Messrs. Marcus E. Bromley, Robert A. Gary, IV and Calvin E. Hollis, with Mr. Bromley serving as the chairman.

Each member of the CCPT V Special Committee was entitled to receive $50,000 in the aggregate in consideration for his service on the CCPT V Special Committee, which compensation, was paid in July 2020.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of [                    ], 2020 regarding the beneficial ownership of CCPT V Common Stock by each person known by us to own 5% or more of the outstanding shares of CCPT V Common Stock, each of our directors, each of our named executive officers and our directors and named executive officers as a group. Unless otherwise noted, each person named in the table has sole voting power and sole investment power. The percentage of beneficial ownership is calculated based on [            ] shares of CCPT V Class A Common Stock and [            ] shares of CCPT V Class T Common Stock outstanding as of [            ], 2020, which were held by approximately [            ] and [            ] stockholders of record, respectively. None of the shares in the following table has been pledged as security.

Name of Beneficial Owner (1)	Number of Shares of Class A Common Stock Beneficially Owned (2)	Number of Shares of Class T Common Stock Beneficially Owned (2)	Percentage
Avraham Shemesh (3)	117,654.37	—	*
Marcus E. Bromley (4)	15,236.818	—	*
Robert A. Gary, IV (5)	4,648.278	—	*
Calvin E. Hollis (6)	2,917.040	—	*
Elaine Y. Wong	—	—	—
Nathan D. DeBacker	—	—	—
All executive officers and directors as a group (6 persons)	140,456.506	—	*

*	Represents less than 1% of the outstanding CCPT V Common Stock.
(1)	The address of each beneficial owner listed is c/o Cole Credit Property Trust V, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following [    ].

(3)

The reported shares are owned directly by CR V Management, of which Mr. Shemesh serves as President and Treasurer. Mr. Shemesh may be deemed to beneficially own the shares owned by CR V Management because of his positions with CIM, which is the sole common equity member of CCO Group, LLC, which owns and controls CR V Management.

(4)	Includes 1,516.350 restricted shares of CCPT V Class A Common Stock issued under the CCPT V Equity Plan in connection with Mr. Bromley’s service as a member of the CCPT V Board.
(5)	Includes 1,648.207 restricted shares of CCPT V Class A Common Stock issued under the CCPT V Equity Plan in connection with Mr. Gary’s service as a member of the CCPT V Board.
(6)	Includes 988.924 restricted shares of CCPT V Class A Common Stock issued under the CCPT V Equity Plan in connection with Mr. Hollis’s service as a member of the CCPT V Board.

Messrs. Bromley, Gary and Hollis are expected to join the CMFT Board following the CCPT V Merger as described in “The Combined Company—Board of Directors of the Combined Company” in this proxy statement/prospectus. Such directors will be entitled to receive the merger consideration of 2.691 shares of CMFT Common Stock in respect of each share of CCPT V Common Stock held by them (or underlying a restricted share award granted under the CCPT V Equity Plan (a “CCPT V Restricted Share Award”)) as of immediately prior to the effective time of the CCPT V Merger. Mr. Bromley also owns 36,316.280 shares of CMFT Common Stock. CR V Management will also be entitled to receive the merger consideration in respect of shares it owns, which shares may be deemed beneficially owned by Messrs. Ressler and Shemesh as described above.

Certain Transactions with Related Persons

The following describes all transactions during the six months ended June 30, 2020 and the year ended December 31, 2019 and currently proposed transactions involving CCPT V, the CCPT V Board, CR V Management, the Sponsor and any affiliate thereof. CCPT V’s independent directors are specifically charged with and have examined the fairness of such transactions to CCPT V stockholders, and have determined that all such transactions are fair and reasonable to CCPT V.

Our independent directors have reviewed the material transactions between our affiliates and us during the year ended December 31, 2019. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to CCPT V and on terms no less favorable to us than those available from unaffiliated third parties.

CCPT V Advisory Agreement

We are party to the CCPT V Advisory Agreement with CR V Management whereby CR V Management manages our day-to-day operations and identifies and makes investments on our behalf. In return, we pay CR V Management a monthly advisory fee based upon our monthly average asset value, which is based on the estimated market value of our investments that were acquired prior to the “as of” date of our most recent estimated NAV per share, and is based on the purchase price of the investments acquired subsequent to the “as of” date of the most recent estimated NAV per share. The monthly advisory fee is based upon the following amounts: (i) an annualized rate of 0.75% paid on our average asset value that is between $0 to $2.0 billion; (ii) an annualized rate of 0.70% paid on our average asset value that is between $2.0 billion and $4.0 billion; and (iii) an annualized rate of 0.65% paid on our average asset value that is over $4.0 billion. Advisory fees for the year ended December 31, 2019 and the six months ended June 30, 2020 totaled $6.2 million and $3.3 million, respectively. We also reimburse CR V Management for expenses incurred in connection with the provision of services pursuant to the CCPT V Advisory Agreement, subject to certain limitations. Such expense reimbursements for the year ended December 31, 2019 and the six months ended June 30, 2020 totaled $1.1 million and $787,000, respectively.

We also pay to CR V Management or its affiliates acquisition fees of up to 2.0% of (i) the contract purchase price of each property or asset that we acquire, (ii) the amount paid in respect of the development, construction or improvement of each asset we acquire, (iii) the purchase price of any loan we acquire, and (iv) the principal amount of any loan we originate. In addition, we reimburse CR V Management or its affiliates for insourced acquisition expenses incurred in the process of acquiring each property or asset or in the origination or acquisition of a loan, which are fixed on an annual basis at 0.5% of the contract purchase price of each property and 0.5% of the amount advanced for a loan or other investment; provided, that acquisition expenses are not included in the contract purchase price of the property. Additionally, we reimburse CR V Management or its affiliates for third-party acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the CCPT V Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to CCPT V. Acquisition fees for the year ended December 31, 2019 totaled $742,000 and no expense reimbursements were paid. Acquisition fees and expense reimbursements for the six months ended June 30, 2020 totaled $235,000. Furthermore, we reimburse the expenses paid or incurred by CR V Management or its affiliates in connection with its provision of advisory and administrative services, subject to the limitation that we will not reimburse CR V Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceed the greater of (i) 2.0% of average invested assets, or (ii) 25.0% of net income excluding any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. We also will not reimburse CR V Management or its affiliates for the salaries and benefits paid to personnel in connection with the services for which CR V Management or its affiliates receive an acquisition fee or disposition fees, and we will not reimburse CR V Management for salaries and benefits paid to our executive officers. Such operating expense reimbursements for the year ended December 31, 2019 and the six months ended June 30, 2020 totaled $1.3 million and $787,000, respectively. Additionally, for substantial assistance in connection with the sale of one or more properties (or our entire portfolio), we pay CR V Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by us to third parties on the sale of such properties, not to exceed 1.0% of the contract price of each property sold; provided, however, in no event may the total disposition fees paid to CR V Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. Such disposition fee payments for the year ended December 31, 2019 and the six months ended June 30, 2020 totaled $326,000 and $0, respectively. In addition, if CR V Management or its affiliates provides a substantial amount of services (as determined by a majority of our independent directors) in connection with the sale of one or more assets other than properties, we may separately compensate CR V Management or its affiliates at such rates and in such amounts as the CCPT V Board, including a majority of our independent directors, and CR V Management agree upon, not to exceed an amount equal to 1.0% of the contract price of the assets sold. No payments were made during the year ended December 31, 2019 or the six months ended June 30, 2020.

Additionally, we are required to pay to CR V Management performance fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of CCPT V Common Stock on a national securities exchange, but only if, in the case of our sale of assets, our investors have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return or, in the case of the listing of CCPT V Common Stock, the market value of CCPT V Common Stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of distributions necessary to generate a 6.0% annual cumulative, non-compounded return to investors. In the event of a sale of our assets, after investors have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then we will pay to CR V Management a fee equal to 15.0% of remaining net sale proceeds. Upon listing CCPT V Common Stock on a national securities exchange, we will pay to CR V Management a fee equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate a 6.0% annual cumulative, non-compounded return to investors. No performance fees were incurred related to any such events during the year ended December 31, 2019 or the six months ended June 30, 2020.

CR V Management incurs expenses in connection with our organization and our public offering of CCPT V Common Stock. Pursuant to the CCPT V Advisory Agreement, we reimburse CR V Management up to 2.0% of our gross offering proceeds with respect to those expenses (excluding selling commissions, the dealer manager fee and distribution and stockholder servicing fees). During the year ended December 31, 2019 and the six months ended June 30, 2020, we paid to CR V Management a total of $114,000 and $0, respectively, to reimburse these expenses.

The CCPT V Advisory Agreement has a term expiring November 30, 2020, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. Our independent directors are required to determine, at least annually, that the compensation to CR V Management is reasonable in relation to the nature and quality of services performed and the investment performance of CCPT V and that such compensation is within the limits set forth in the CCPT V Charter. Upon termination of the CCPT V Advisory Agreement, we may be required to pay to CR V Management a performance fee similar to the performance fee described above if CR V Management would have been entitled to a subordinated performance fee had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

Avraham Shemesh, the chairman of the CCPT V Board, chief executive officer and president, is the president and treasurer of CR V Management. Additionally, Mr. Ressler, our former director, and Mr. DeBacker, the chief financial officer and treasurer of CCPT V, are officers of CR V Management.

Dealer Manager Agreement

We are party to a Dealer Manager Agreement with CCO Capital, the dealer manager in the CCPT V IPO. As of the close of business on September 17, 2016, we terminated the CCPT V IPO. We had continued to sell shares of CCPT V Common Stock pursuant to the CCPT V DRIP pursuant to a registration statement on Form S-3 until August 30, 2020, when, in connection with the Mergers, the CCPT V Board approved the suspension of the CCPT V DRIP.

Pursuant to the Dealer Manager Agreement, we pay CCO Capital a distribution and stockholder servicing fee for shares of CCPT V Class T Common Stock that is calculated on a daily basis in the amount of 1/365th of 0.8% of the amount of our estimated NAV per share of CCPT V Class T Common Stock sold in our primary offering and is paid monthly in arrears. CCO Capital may, in its discretion, reallow to participating broker-dealers all or a portion of the distribution and stockholder servicing fee. We will cease paying the distribution and stockholder servicing fee with respect to CCPT V Class T Common Stock at the earliest of (i) the end of the month in which the transfer agent, on our behalf, determines that total distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 4.0% of the stockholder’s total gross investment amount at the time of the purchase of the primary shares of CCPT V Class T Common Stock held in such account; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the aggregate sale of CCPT V Class A Common Stock and CCPT V Class T Common Stock in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (iii) the fourth anniversary of the last day of the month in which our public offering (excluding the distribution reinvestment plan offering) terminated; (iv) the date such share of CCPT V Class T Common Stock is no longer outstanding; and (v) the date we effect a liquidity event (such as the sale of CCPT V, the sale of all or substantially all of our assets, a merger or similar transaction, the listing of our shares of common stock for trading on a national securities exchange or an alternative strategy that would result in a significant increase in the opportunities for stockholders to dispose of their shares).

We do not pay distribution and stockholder servicing fees on shares purchased through our distribution reinvestment plan. For the year ended December 31, 2019 and the six months ended June 30, 2020, we paid to CCO Capital distribution and stockholder servicing fees totaling $445,000 and $176,000, respectively.

Avraham Shemesh, our chief executive officer and president and one of our directors, also is president and treasurer of CCO Capital’s manager, CCO Capital Manager, LLC, and its sole member, CCO Group, LLC. Additionally, Mr. Ressler, a former director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of CCO Capital Manager, LLC and CCO Group, LLC.

Pending Merger with CMFT

Subject to the terms and conditions of the CCPT V Merger Agreement, including the required approval of the CCPT V Merger and CCPT V Charter Amendment by CCPT V stockholders, we will merge with and into Merger Sub with Merger Sub surviving the CCPT V Merger, such that following the CCPT V Merger, the surviving entity will continue as an indirect, wholly owned subsidiary of CMFT. In accordance with the applicable provisions of the MGCL, the separate existence of CCPT V will cease at the effective time of the CCPT V Merger. CMFT is externally advised by CMFT Management, which is an indirect subsidiary of the Sponsor.

Termination Agreement

Concurrently with the entry into the CCPT V Merger Agreement, we entered into a termination agreement with respect to the CCPT V Advisory Agreement, which will become effective upon the consummation of the CCPT V Merger as described in “Advisory and Management Agreements” in this proxy statement/prospectus.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, the CCPT V Charter contains, or we have adopted policies containing, a number of restrictions relating to (1) transactions we may enter into with our Sponsor, CR V Management, any of our directors or any of their respective affiliates, (2) certain future offerings and (3) the allocation of investment opportunities among other real estate programs sponsored by CCO Group. Conflict resolution provisions that are in the CCPT V Charter or in policies adopted by the CCPT V Board include, among others, the following:

•	We will not purchase or lease properties from our Sponsor, CRV V Management, any of our directors or any of their respective affiliates, unless a majority of the directors, including a majority of the independent directors, who are not otherwise interested in such transaction determines that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent appraiser. Although we have not established a policy that specifically addresses how we will determine the sale or lease price of a property that we sell or lease to an affiliated entity, we have a policy that governs all transactions with our Sponsor, CR V Management, any of our directors or any of their affiliates (as described below), pursuant to which we will not sell or lease a property to an affiliated entity unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the sale or lease transaction determines that such sale or lease transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•

We will not make any loans to our Sponsor, CR V Management, any of our directors or any of their respective affiliates, except that we may make loans to wholly owned subsidiaries and we may make or invest in mortgage loans involving our Sponsor, CR V Management, our directors or their respective affiliates, provided, among other things, that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our directors, including a majority of our independent directors, who are not otherwise interested in the transaction as fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. In addition, our Sponsor, CR V Management, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of our directors, including a majority of the independent directors, who are not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•

CR V Management and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, CR V Management must reimburse us for the amount, if any, by which our total operating expenses, including the advisory fee, paid during the immediately prior four consecutive fiscal quarters exceeded the greater of: (i) 2% of our average invested assets for such period, or (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets, for such period. Our independent directors will have the responsibility of limiting our total operating expenses to amounts that do not exceed the limitations described above unless they find that there are unusual and non-recurring factors sufficient to justify a higher level of expenses. Any such finding and the reasons in support thereof will be reflected in the minutes of the meetings of the CCPT V Board. If our independent directors make such a finding, we will send a written disclosure of that fact, together with an explanation of the factors our independent directors considered in determining that such higher level of expenses was justified, within 60 days after the end of that fiscal quarter.

•

Our property acquisitions and other investments are allocated among us and the programs sponsored by CCO Group pursuant to an asset allocation policy. Pursuant to the policy, in the event that an investment opportunity becomes available that may be suitable for both us or one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, the CCPT V Allocation Committee will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	whether any of the entities already owns an associated land parcel or building;

•	the amount of funds available to each program and the length of time such funds have been available for investment;

•	the ability of each entity to finance the property, if necessary;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the CCPT V Allocation Committee, the investment opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an investment opportunity of a similar size and type (e.g., office, industrial or retail properties or anchored shopping centers) will be allocated such investment opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such investment, in the opinion of the CCPT V Allocation Committee, to be more appropriate for an entity other than the entity that committed to make the investment, the CCPT V Allocation Committee may determine that another program sponsored by CCO Group will make the investment. The CCPT V Board has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

•

We will not enter into any other transaction with our Sponsor, CR V Management, any of our directors or any of their affiliates, including the acceptance of goods or services from our Sponsor, CR V Management, any of our directors or any of their affiliates, unless a majority of our directors, including a majority of the independent directors, who are not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The CCPT V Board’s Role in Risk Oversight

The CCPT V Board oversees our stockholders’ interest in the long-term health and the overall success of CCPT V and its financial strength.

The CCPT V Board is actively involved in overseeing risk management for CCPT V. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of CCPT V’s executive officers and CR V Management. In particular, the CCPT V Board may determine at any time to terminate the advisor, and must evaluate the performance of the advisor, and re-authorize the CCPT V Advisory Agreement, on an annual basis.

In addition, the audit committee is responsible for assisting the CCPT V Board in overseeing CCPT V’s management of risks related to financial reporting. The audit committee has general responsibility for overseeing the accounting and financial processes of CCPT V, including oversight of the integrity of CCPT V’s financial statements, CCPT V’s compliance with legal and regulatory requirements and the adequacy of CCPT V’s internal control over financial reporting. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting controls or auditing matters, which enables anonymous and confidential submission of complaints that the audit committee is required to discuss with management. Further, in connection with the annual audit of CCPT V’s financial statements, the audit committee conducts a detailed review with CCPT V’s independent auditors of the accounting policies used by CCPT V and its financial statement presentation.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Interest Rate Risk

As of June 30, 2020, we had variable rate debt of $57.0 million, excluding any debt subject to interest rate swap agreements, and therefore, we are exposed to interest rate changes in LIBOR. As of June 30, 2020, an increase or decrease of 50 basis points in interest rates would result in an increase or decrease in interest expense of $285,000 per year.

As of June 30, 2020, we had three interest rate swap agreements outstanding, which mature on various dates from February 2021 through March 2023, with an aggregate notional amount of $241.1 million and an aggregate fair value of the net derivative liability of $11.9 million. The fair value of interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of June 30, 2020, an increase of 50 basis points in interest rates would result in a derivative liability of $9.4 million, representing a $2.5 million net change to the fair value of the net derivative liability. A decrease of 50 basis points in interest rates would result in a derivative liability of $14.5 million, representing a $2.6 million net change to the fair value of the net derivative liability.

As the information presented above includes only those exposures that existed as of June 30, 2020, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.

In July 2017, the FCA that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified the SOFR as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.

We have variable rate debt outstanding under our existing credit facility and interest rate swap agreements maturing on various dates from February 2021 to March 2023, as discussed further above, that are indexed to LIBOR. As such, we are monitoring and evaluating the related risks, which include interest on loans or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans or derivative instruments tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty.

If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on our contracts is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may be adversely affected. While we expect LIBOR to be available in substantially its current form until the end of 2021, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

Credit Risk

Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.

The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Code of Business Conduct and Ethics

The CCPT V Board has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “CCP V Code of Business Conduct and Ethics”) that is applicable to our principal executive officer, principal financial officer and principal accounting officer. The policy may be located on our sponsor’s website at www.cimgroup.com/investment-strategies/individual/managed-reit-corporate-governance by clicking on “CCPT V.”

If, in the future, we amend, modify or waive a provision in the CCPT V Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our sponsor’s website as necessary.

Director Independence

As required by the CCPT V Charter, a majority of the members of the CCPT V Board must qualify as “independent” as affirmatively determined by the CCPT V Board. Consistent with the CCPT V Charter and applicable securities and other laws and regulations regarding the definition of “independent,” after review of all relevant transactions or relationships between each director, or any of his family members, and CCPT V, our senior management and our independent registered public accounting firm, the CCPT V Board has determined that Messrs. Bromley, Gary and Hollis, who comprise a majority of the CCPT V Board, qualify as independent directors. Although our shares are not listed for trading on any national securities exchange, our independent directors also meet the current independence and qualifications requirements of the NYSE.

THE COMBINED COMPANY

The information in this section contains certain pro forma and forward-looking information with respect to the Combined Company in the event the CCPT V Merger is consummated without regard to the CCIT II Merger and CCIT III Merger, and in the event all of the Mergers are consummated.

General Information

The Combined Company will retain the name “CIM Real Estate Investment Trust, Inc.” and, consistent with each of CMFT, CCIT II, CCIT III and CCPT V, will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will own and operate a diverse portfolio of real estate investments located throughout the United States.

The business of the Combined Company will be operated through CMFT OP and its subsidiaries. CMFT will continue to have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CMFT OP.

The principal executive offices of the Combined Company will be 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 and its phone number will be (602) 778-8700.

Board of Directors of the Combined Company

This section describes the anticipated composition of the board of directors of the Combined Company immediately following the consummation of the CCPT V Merger and, if applicable, the other Mergers.

Following the CCPT V Merger, the CMFT Board will take or cause to be taken such action as may be necessary, in each case, to be effective as of the effective time of the CCPT V Merger, to cause those “Independent Directors” (as defined in the CCPT V Charter) serving as members of the CCPT V Board who do not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the CCPT V Merger to serve until the next annual meeting of stockholders of CMFT, together with the then members of the CMFT Board (and any members of the boards of directors of CCIT II or CCIT III appointed to the CMFT Board in connection with the CCIT II Merger and the CCIT III Merger, respectively).

Pursuant to the CCPT V Merger Agreement, the Nominating and Corporate Governance Committee of CMFT will recommend to the CMFT Board, after consultation with the Chairman of the CMFT Board, five to seven independent directors for election to the CMFT Board at the first annual meeting of stockholders of CMFT following the effective time of the CCPT V Merger and, if applicable, the other Mergers.

Directors of the CCPT V/CMFT Combined Company

The following table sets forth certain information with respect to each of the persons who, in accordance with the CCPT V Merger Agreement, are expected to serve as directors and executive officers of the CCPT V/CMFT Combined Company immediately following the consummation of the CCPT V Merger:

Name	Age	Position(s)
Richard S. Ressler	62	Chairman of the Board, Chief Executive Officer and President
Marcus E. Bromley	71	Independent Director
T. Patrick Duncan	72	Independent Director
Robert A. Gary, IV	67	Independent Director
Alicia K. Harrison	61	Independent Director
Calvin E. Hollis	68	Independent Director
Lawrence S. Jones	73	Independent Director
W. Brian Kretzmer	67	Independent Director
Avraham Shemesh	58	Director
Howard A. Silver	66	Independent Director
Elaine Y. Wong	41	Director

Richard S. Ressler

Director of CMFT since 2018

Mr. Ressler has served as CMFT’s chief executive officer, president and a director since February 2018, and as the chairman of the CMFT Board and a member of the nominating and corporate governance committee since August 2018. Mr. Ressler also has served as vice president of CMFT Management, CMFT’s external manager, since February 2018. In addition, Mr. Ressler serves or served in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT III and CIM Income NAV	Chief executive officer, president and director	February 2018—Present

	Chairman of the board	August 2018—Present

CCIT II	Director	January 2019—Present

CCPT V	Director	January 2019—October 2019

CR V Management; Cole Corporate Income Management II, LLC (“CCI II Management”); Cole Corporate Income Management III, LLC (“CCI III Management”); CIM Income NAV Management, LLC (“CIM Income NAV Management”); CREI Advisors; and CCO Group, LLC

	Vice president	February 2018—Present

Mr. Ressler is the founder and President of Orchard Capital Corp. (“Orchard Capital”), a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM, a vertically-integrated owner and operator of real assets, and the indirect parent of CMFT’s sponsor, manager, dealer manager and property manager; Orchard First Source Asset Management (together with its controlled affiliates, “OFSAM”), a full-service provider of capital and leveraged finance solutions to U.S. corporations; and OCV Management, LLC (“OCV”), an investor, owner and operator of technology companies. Mr. Ressler also serves as a board member for various public and private companies in which Orchard Capital or its affiliates invest, including as chairman of j2 Global, Inc. (Nasdaq: JCOM), director of Presbia PLC (Nasdaq: LENS), and chairman of CIM Commercial Trust Corporation (Nasdaq: CMCT) (“CMCT”), a real estate investment trust that acquires, owns and operates office investments and is operated by affiliates of CIM. Mr. Ressler served as Chairman and CEO of JCOM from 1997 to 2000 and, through an agreement with Orchard Capital, currently serves as its non-executive Chairman. Mr. Ressler has served as a director of LENS since January 2015 and as chairman of CMCT since March 2014. Mr. Ressler co-founded CIM in 1994 and, through an agreement with Orchard Capital, chairs its executive, investment, credit, allocation and asset management committees. Mr. Ressler co-founded the predecessor of OFSAM in 2001 and, through an agreement with Orchard Capital, chairs its executive committee. Mr. Ressler co-founded OCV in 2016 and, through an agreement with Orchard Capital, chairs its executive committee. Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (NYSE: VGR) and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler began his career in 1983 with Cravath, Swaine and Moore LLP, working on public offerings, private placements, and merger and acquisition transactions. Mr. Ressler holds a B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University. Mr. Ressler was selected to serve as a director because of his extensive real estate, business management and finance experience and expertise, in addition to his leadership roles at several public companies, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Marcus E. Bromley

Independent director of CCPT V since 2015

Mr. Bromley has served as an independent director of CCPT V and as a member of CCPT V’s audit committee since March 2015, and as a member of CCPT V’s nominating and corporate governance committee and chairman of CCPT V’s valuation, compensation and affiliate transactions committee since August 2018. He previously served as non-executive chairman of CCPT V’s board of directors from June 2015 until August 2018. Since July 2017, Mr. Bromley has served on the board of directors of Brookdale Senior Living Inc. (NYSE: BKD). In August 2018, Mr. Bromley joined the management committee of Sealy Industrial Partners, LP. Mr. Bromley served as a member of the board of directors of Cole Corporate Income Trust, Inc. and as a member of its audit committee from January 2011 until January 2015 when that company merged with Select Income REIT. From May 2005 until its merger with Spirit Realty Capital, Inc. in July 2013, Mr. Bromley served as a member of the board of directors of Cole Credit Property Trust II, Inc. and also served as the chairman of that company’s audit committee. He also served as a member of the board of directors of Cole Credit Property Trust III, Inc. from October 2008 until May 2012 and as a member of its audit committee from December 2008 until May 2012. From 1993 through 2005, Mr. Bromley served as a member of the board of trustees of Gables Residential Trust, a $3 billion multi-family residential REIT with operations in Texas, Georgia, South Florida, Washington, D.C. and Southern California that was listed on the New York Stock Exchange prior to its sale in 2005. From December 1993 until June 2000, Mr. Bromley also served as the chief executive officer of Gables Residential Trust. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner of Trammell Crow Residential from 1982 until 1993. Mr. Bromley also serves on the advisory board of Nancy Creek Capital, an Atlanta-based private equity firm, and previously served on the board of directors of SG Partners, a multifamily residential company headquartered in Atlanta, Georgia, from 2013 until 2016. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and an M.B.A. from the University of North Carolina. Mr. Bromley was selected to serve as a director of the Fully Combined Company because of his experience as the chief executive officer of a public real estate company, his general knowledge of the real estate industry and his financing experience, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

T. Patrick Duncan

Independent director of CMFT since 2015

Mr. Duncan has served as an independent director and a member of CMFT’s audit committee since September 2015, and as a member of CMFT’s nominating and corporate governance committee and chairman of CMFT’s valuation, compensation and affiliate transactions committee since August 2018. He previously served as the non-executive chairman of the CMFT Board from November 2015 until August 2018. Mr. Duncan also served as a member of the board of directors of CIM Income NAV from August 2013 until September 2015. For 27 years, Mr. Duncan served in various roles at USAA Real Estate Company, a private real estate investment company, most recently as its chief executive officer from January 2005 until he retired in May 2013. Mr. Duncan also served as vice chairman of the board of directors of USAA Real Estate Company and as a director of United Lender Services, a USAA company, from his retirement in May 2013 until December 2015. Prior to serving as chief executive officer, Mr. Duncan held the position of senior vice president, real estate operations with USAA Real Estate, with responsibilities that included the direction of all acquisitions, sales, co-investments, build-to-suits, land development capital markets, management and leasing of real estate. Before joining USAA Real Estate in 1986, Mr. Duncan was with Trammell Crow Company in Dallas, Texas with responsibilities as a financial partner of the firm, and prior to that, Mr. Duncan was a manager with Deloitte & Touche LLP. Mr. Duncan previously served on the boards of Meridian Industrial Trust, a former New York Stock Exchange-listed REIT, from 1994 to 1998, American Industrial Properties REIT, a former New York Stock Exchange-listed REIT, from 1996 to 2001, and Square Mile Capital Management, LLC, a diversified real estate investment firm, from 2012 to 2014. Mr. Duncan currently serves on the board of the Texas Research and Technology Foundation. Mr. Duncan received a degree from the University of Arizona and is a Certified Public Accountant, Certified Commercial Investment Member, and holds a Texas Real Estate Broker’s License. Mr. Duncan was selected to serve as a director because of his extensive experience as a real estate industry executive with executive investment, capital markets and financial expertise, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Robert A. Gary, IV

Independent director of CCPT V since 2015

Mr. Gary has served as an independent director of CCPT V and as a member of CCPT V’s audit committee since April 2015, as chairman of the audit committee since June 2015, and as chairman of CCPT V’s nominating and corporate governance committee and a member of CCPT V’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Gary is a Co-Founder and current Ambassador of Keiter, PC, Certified Public Accountants and Consultants, which was founded in 1978. Mr. Gary has more than 38 years of experience in public accounting, providing accounting, tax, and consulting services to business organizations and individuals. His accounting practice has focused on general business consulting, real estate construction, development and management, employee benefits, executive compensation, estate planning and administration. Mr. Gary has provided insights and opportunities to clients in a variety of industries, including real estate, estates, trusts and foundations, private venture capital investors, manufacturing, distribution and professional services. He previously served as an independent director of Landmark Apartment Trust, Inc. (formerly Grubb & Ellis Apartment REIT, Inc.) from December 2005 until May 2014, and of Cornerstone Realty Income Trust from 2003 until its 2005 merger with Colonial Property. While serving on the boards of both Landmark and Cornerstone, Mr. Gary also served as the chairperson and financial expert for each company’s audit committee. He received a B.S. in Accounting from Wake Forest University and an M.B.A. from the University of Virginia’s Darden School of Business. Mr. Gary is a Certified Public Accountant, a Certified Information Technology Professional, a Chartered Global Management Accountant, and a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. He is also a Certified Financial Planner® and a Realtor licensed in Virginia. Mr. Gary was selected to serve as a director of the Fully Combined Company because of his experience as a Co-Founder of a certified public accounting firm, his general knowledge of the real estate industry and his financing and accounting experience, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Alicia K. Harrison

Independent director of CMFT since 2016

Ms. Harrison has served as an independent director since June 2016, and as a member of CMFT’s valuation, compensation and affiliate transactions committee and as chairperson of CMFT’s nominating and corporate governance committee since August 2018. Previously, Ms. Harrison worked for Wells Fargo & Company and its predecessor banks from 1986 until 2012, when she retired as executive vice president in Commercial Banking. Her responsibilities at Wells Fargo included positions as area manager and group head for Southwest Regional Commercial Banking Office, manager of the Real Estate Department and integration team member for the Government and Institutional Banking Group, integrating the employees and clients of Wachovia Corporation following its acquisition by Wells Fargo in 2008. Prior to joining Wells Fargo, Ms. Harrison began her banking career in Houston with a predecessor bank of JPMorgan Chase & Co. (MBank) as a banker in the Energy Division after completing the Commercial Training program. Ms. Harrison has served on the board of directors and the audit and capital committees of Ryan Companies US, Inc., a national commercial real estate development, design and management company, since May 2012, and as a member of the board of directors and the nominating and governance committee of Independent Bank Group, Inc., a bank holding company (Nasdaq: IBTX), since May 2019. Ms. Harrison is a Life Member of the Arizona State University Sun Angel Foundation, and previously served as a trustee of the Sun Angel Foundation and on the boards of directors of the Fresh Start Women’s Foundation, the Greater Phoenix Economic Council, the Phoenix Art Museum, the Arizona Chapter of the American Red Cross, the Arizona Business Leadership Association and the Arizona Science Center. Ms. Harrison received a B.S. degree in Finance from Arizona State University and has completed postgraduate courses with the London School of Economics, City of London University Banking and the University of Southern California’s London Graduate School Program. Ms. Harrison was selected to serve as a director because of her financial services, investment management and real estate experience, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Calvin E. Hollis

Independent director of CCIT II and CCPT V since 2018

Mr. Hollis has served as an independent director of CCIT II since March 2018 and as a member of CCIT II’s valuation, compensation and affiliate transactions committee and CCIT II’s nominating and corporate governance committee since August 2018. In addition, Mr. Hollis has served as an independent director of CCPT V since March 2018 and as a member of CCPT V’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Hollis retired from his position as Senior Executive Officer, Real Estate, Countywide Planning and Development for the Los Angeles County Metropolitan Transportation Authority effective year-end 2017. He served in that position from May 2011 until December 2017. His responsibilities included executive oversight of all real estate operations including acquisitions and dispositions, non-operating property asset management, and the commercial long term ground lease program. Prior to that, from February 2009 to May 2011, Mr. Hollis served as the Acting Chief Executive Officer and then Chief Operating Officer for the Community Redevelopment Agency (“CRA”) of the City of Los Angeles. Prior to joining the CRA, Mr. Hollis served as a Managing Principal with Keyser Marston Associates, Inc. from March 1983 to February 2009, where he provided real estate advisory services to over 150 public, institutional, and private clients in major public-private real estate transactions. Mr. Hollis is a former member of Lambda Alpha and the Urban Land Institute Public Private Partnership Counsel. Mr. Hollis received a B.A. in Economics from California State University Los Angeles. Mr. Hollis was selected to serve as a director of the Fully Combined Company because of his experience with real estate projects and transactions of all types, including his experience with public-private partnerships, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Lawrence S. Jones

Independent director of CMFT since 2012

Mr. Jones has served as an independent director and as the chairman of CMFT’s audit committee since March 2012, and as a member of CMFT’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Jones served as the managing director of Encore Enterprises, Inc.—Equity Funds, a real estate development company, from August 2008 to April 2010. Previously, he served as a senior audit partner with PricewaterhouseCoopers LLP from September 1999 to July 2007, where he was the financial services industry leader for the Dallas and Houston markets from September 1999 to July 2006, and the firm’s representative to the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) from 1999 to 2007. Prior to joining PricewaterhouseCoopers LLP, Mr. Jones served from March 1998 to June 1999 as executive vice president and treasurer of Wyndham International, Inc., an upscale and luxury hotel operating company. Mr. Jones began his career in 1972 at Coopers & Lybrand, a predecessor of PricewaterhouseCoopers LLP, and served as the partner in charge of Coopers & Lybrand’s national REIT practice from 1992 until March 1998. From July 1982 to June 1984, Mr. Jones served as a professional accounting fellow with the Office of the Chief Accountant of the SEC in Washington, D.C. Mr. Jones has previously served as a director of the Dallas Arts District Alliance and is currently a member of the Dallas Park and Recreation Board, the National Association of Corporate Directors, NAREIT, the Urban Land Institute (ULI) and the American Institute of Certified Public Accountants. Mr. Jones is a past-president of the Haas School of Business Alumni Association (University of California at Berkeley). He served as an independent director of Moody National REIT I, Inc. from March 2010 to February 2012. Mr. Jones received a B.A. degree in Economics and Corporate Finance from the University of California at Berkeley and a Master’s Degree in Corporate Finance from the UCLA Anderson School of Management. Mr. Jones was selected to serve as a director of CMFT because of his extensive experience as a certified public accountant and as a real estate industry executive, with strong leadership, management and technical skills, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

W. Brian Kretzmer

Independent director of CMFT since 2018

Mr. Kretzmer has served as an independent director of CMFT since February 2018, and as a member of CMFT’s audit committee and CMFT’s valuation, compensation and affiliate transactions committee since August 2018. In addition, Mr. Kretzmer serves in the following positions for certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT III and CIM Income NAV	Independent director	February 2018—Present

Mr. Kretzmer currently operates his own consultancy practice and is an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1993 to 1996 and 1999 to 2000. Mr. Kretzmer is a thirty-year veteran in technology industries. Mr. Kretzmer has also served as a director of j2 Global, Inc. since July 2007. Mr. Kretzmer holds a B.A. from Montclair State University and an M.B.A. from Farleigh Dickinson University. Mr. Kretzmer was selected to serve as a director because of his extensive operational and financial perspective and accounting expertise, in addition to his leadership roles at MAI Systems Corporation, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Avraham Shemesh

Director of CMFT since 2019

Mr. Shemesh has served as a director of CMFT since March 2019. Mr. Shemesh has also served as president and treasurer of CMFT Management since February 2018. In addition, Mr. Shemesh serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT II	Chief executive officer, president and director Chairman of the board	February 2018—Present August 2018—Present

CCPT V	Chief executive officer and president Director Chairman of the board	February 2018—Present March 2018—Present August 2018—Present

CIM Income NAV and CCIT III	Director	January 2019—Present

CR V Management; CCI II Management; CCI III Management; CIM Income NAV Management; CCO Group, LLC; and CREI Advisors	President and treasurer	February 2018—Present

Mr. Shemesh is a Co-Founder and Principal of CIM, with more than 25 years of active real estate, infrastructure and lending experience. Since co-founding CIM in 1994, Mr. Shemesh has been instrumental in building the firm’s real estate, infrastructure and debt platforms. He serves on CIM’s Investment and Real Assets Management Committees, providing guidance on the diverse opportunities available across CIM’s various platforms. Mr. Shemesh is responsible for CIM’s long-time relationships with strategic institutions and oversees teams essential to acquisitions, portfolio management and internal and external communication. Since March 2014, Mr. Shemesh also has served as a director of CMCT, a real estate investment trust that acquires, owns and operates office investments and is operated by affiliates of CIM. Prior to CIM, Mr. Shemesh was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a wide variety of commercial and multifamily properties in Los Angeles. Mr. Shemesh was selected to serve as a director because of his significant experience with the real estate acquisition process and strategic planning as a result of his experience with CIM, including as Co-Founder thereof, as well as his leadership roles at CIM and CMCT, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Howard A. Silver

Independent director of CMFT since 2019

Mr. Silver has served as an independent director and a member of CMFT’s audit committee and CMFT’s valuation, compensation and affiliate transactions committee since October 2019. He has also served as an independent director and the chairman of the audit committee of CCIT III since July 2016 and as a member of its valuation, compensation and affiliate transactions committee since August 2018. From 1994 until 2007, Mr. Silver held various positions with Equity Inns, Inc., a publicly listed hospitality REIT on the New York Stock Exchange, including chief executive officer, president, chief financial officer, chief operating officer and secretary. Until the sale of Equity Inns to Whitehall Global Real Estate Funds in October 2007, Equity Inns was the largest hotel REIT focused on the upscale extended stay, all suite and midscale limited service segments of the hotel industry. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Prior to joining Equity Inns, Mr. Silver was employed by Ernst & Young LLP from

1987 to 1992 and by PricewaterhouseCoopers LLP from 1978 to 1985, both global accounting firms. Mr. Silver has served as a member of the board of directors of Education Realty Trust, Inc. (NYSE: EDR), a publicly listed collegiate housing REIT, since 2010 and currently serves as its lead independent director. Mr. Silver has also served as a member of the board of directors and chairman of the audit committee of Jernigan Capital, Inc. (NYSE: JCAP), a publicly listed mortgage REIT focused on lending to self-storage facilities, since April 2015. From January 2014 until the sale of the company in January 2016, he served as a member of the board of directors and as chairman of the audit committee of Landmark Apartment Trust, Inc., a publicly registered, non-traded multifamily REIT, and, from its inception in 2004 through the sale of the company in November 2013, he served as a member of the board of directors and chairman of the audit committee of CapLease, Inc. (NYSE: LSE), a publicly listed net lease REIT. From 2004 until the sale of the company in May 2012, Mr. Silver also served as a member of the board of directors of Great Wolf Resorts, Inc. (Nasdaq: WOLF), a publicly listed family entertainment resort company. Mr. Silver graduated cum laude from the University of Memphis with a B.S. in Accountancy and has been a Certified Public Accountant since 1980. Mr. Silver was selected to serve as a director because of his extensive experience in the real estate industry and accounting, which is expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Elaine Y. Wong

Director of CMFT since 2019

Ms. Wong has served as a director of CMFT since October 2019. In addition, since October 2019, Ms. Wong has also served as a director of CCIT II, CCPT V and CIM Income NAV. Ms. Wong has served as a Principal of CIM and a member of its Investment Committee since February 2015, and as CIM’s Head of Marketing & Communications since May 2018. From February 2015 to April 2018, Ms. Wong served as CIM’s Global Head of Partner & Co-Investor Relations. She served at CIM from February 2012 to January 2015 as 1st Vice President, Global Head of Fundraising and Investor Relations, from February 2010 to January 2012 as Vice President, Fundraising & Investor Relations, and from April 2007 to January 2010 as Associate, Investor Relations. Prior to joining CIM, Ms. Wong served from May 2005 to March 2007 as an Associate at Perry Capital, LLC, and from July 2001 to April 2005 as an Analyst, and then Associate in the Equities Division, Financial and Strategic Management, of Goldman Sachs & Co. Ms. Wong received her Bachelor of Science degree in Accounting and Finance from New York University, Leonard N. Stern School of Business. Ms. Wong was selected to serve as a director because of her experience as a principal of CIM and her expertise in investor relations, marketing and communications strategy, as well as her background leading CIM’s fundraising efforts, all of which are expected to bring valuable insight to the board of directors of the CCPT V/CMFT Combined Company.

Directors of the Fully Combined Company

The following table sets forth certain information with respect to each of the persons who, in accordance with the CCPT V Merger Agreement and the definitive agreements in respect of the CCIT II Merger and CCIT III Merger, will serve as directors and executive officers of the Fully Combined Company, immediately following the consummation of the Mergers:

Name	Age	Position(s)
Richard S. Ressler (1)	62	Chairman of the Board, Chief Executive Officer and President
Marcus E. Bromley (1)	71	Independent Director
Richard H. Dozer	63	Independent Director
T. Patrick Duncan (1)	72	Independent Director
Stephen O. Evans	75	Independent Director
Robert A. Gary, IV (1)	67	Independent Director
Alicia K. Harrison (1)	61	Independent Director
Calvin E. Hollis (1)	68	Independent Director
Lawrence S. Jones (1)	73	Independent Director
W. Brian Kretzmer (1)	67	Independent Director
P. Anthony Nissley	68	Independent Director
James F. Risoleo	65	Independent Director
Avraham Shemesh (1)	58	Director
Howard A. Silver (1)	66	Independent Director
Elaine Y. Wong (1)	41	Director

(1)	Individual would also be a director of the CCPT V/CMFT Combined Company. For biographical information about such individual, refer to “—Directors of the CCPT V/CMFT Combined Company” above.

Richard H. Dozer

Independent Director of CCIT II since 2017

Mr. Dozer has served as an independent director and a member of CCIT II’s audit committee since June 2017, and has served as a member of CCIT II’s valuation, compensation and affiliate transactions committee and as chairman of CCIT II’s nominating and corporate governance committee since August 2018. He is the retired Chairman of GenSpring Family Office—Phoenix, a leading wealth management firm for ultra-high net worth families, where he served from May 2008 until January 2013. Prior to this role, Mr. Dozer served as a principal of CDK Partners, a real estate development and investment company, from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006, and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen. Mr. Dozer currently serves as the chairman of the board of directors of Blue Cross Blue Shield of Arizona, as chairman of the board of directors and as a member of the audit committee and compensation committee of Viad Corp (NYSE:VVI). From September 2017 until March 2019, Mr. Dozer served as a director and audit and finance committee member of the board of directors of Knight Swift Transportation Holdings, Inc. (NYSE: KNX). Mr. Dozer previously served as a director, the chairman of the board and audit committee, and as a member of the compensation committee and nominating and governance committee of Swift Transportation Company (NYSE:SWFT) prior to the merger with Knight Transportation, as a member of the board of directors, audit committee and finance committee of Apollo Education Group, Inc. (Nasdaq: APOL) from 2011 until it was taken private in February of 2017, and as a member of the board of directors of Meridian Bank and Nortrust of Arizona. Mr. Dozer is presently or has previously served on many charitable and civic boards, including Teach for America in Phoenix, Arizona; Greater Phoenix Valley of the Sun Convention and Visitors Bureau; Greater Phoenix Leadership; Greater Phoenix Economic Council; Arizona State University Dean’s Counsel of 100; Arizona State University MBA

Advisory Council; and Valley of the Sun YMCA. Mr. Dozer holds a Bachelor of Science degree in business administration and accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer was selected to serve as a director of the Fully Combined Company because of his extensive and varied experience in real estate development and investment, accounting and public company governance matters, all of which are expected to bring valuable insight to the board of directors of the Fully Combined Company.

Stephen O. Evans

Independent Director of CCIT III since 2016

Mr. Evans has served as one of CCIT III’s independent directors and as a member of CCIT III’s audit committee since July 2016 and as chairman of CCIT III’s nominating and corporate governance committee and CCIT III’s valuation, compensation and affiliate transactions committee since August 2018. Mr. Evans previously served as non-executive chairman of the board of directors of CCIT III from July 2016 to August 2018. Retiring in 2010, Mr. Evans served as an executive and trustee of Equity Residential (NYSE: EQR), a publicly traded REIT. In 1981, Mr. Evans co-founded and served as chief executive officer and chairman of Evans Withycombe Residential, a multi-family investment company focused in Arizona and California. In 1994, Evans Withycombe Residential (EWR) became a publicly traded REIT and Mr. Evans served as its chief executive officer and chairman until its merger with Equity Residential in December 1997. Mr. Evans served as a director of the Biltmore Bank of Arizona from 2004 to December 2012, and currently serves as a director of Communities Southwest, a private land investment and development company. His business affiliations have included the Arizona Multi-Housing Association, Urban Land Institute, National Multi-Housing Council and National Association of Real Estate Investment Trusts. Mr. Evans currently serves on the board of directors of the following non-profit organizations: Arizona Community Foundation, Arizona State University Foundation and Valley of the Sun United Way. Mr. Evans received a B.S. in Business Administration and a M.B.A. from Arizona State University. Mr. Evans was selected to serve as a director because of his extensive experience as a real estate industry executive, with strong leadership and investment expertise, all of which are expected to bring valuable insight to the board of directors of the Fully Combined Company.

P. Anthony Nissley

Independent director of CCIT II since 2013

Mr. Nissley has served as an independent director and as the chairman of CCIT II’s audit committee since August 2013, and as a member of CCIT II’s valuation, compensation and affiliate transactions committee since August 2018. Since January 2013, Mr. Nissley has been self-employed as a consultant with TD Global Consulting, LLC. From 2002 to July 2012, Mr. Nissley served as a tax partner of PricewaterhouseCoopers, LLP (“PwC”), with the Industry Services Group. While at PwC, he was a member and sector leader of PwC’s national utility tax practice. From 1995 to 2002, Mr. Nissley was a partner of Arthur Andersen LLP (“Arthur Andersen”), where he served in client service and advisory partner roles on numerous multinational public company engagements. He also served in Arthur Andersen’s Office of Federal Tax Services where he participated in corporate rulings and transaction-planning activities. Prior to joining Arthur Andersen, Mr. Nissley served as an IRS Agent and as an attorney in the IRS Office of Chief Counsel (Technical) in the National Office of the IRS, where he was responsible for issuing private letter rulings in the mergers and acquisitions and consolidated return areas. Mr. Nissley has authored a number of articles on mergers and acquisitions matters for tax-related publications, and has been a speaker at legal and tax conferences. Mr. Nissley is a member of the board of directors for the Juvenile Diabetes Research Foundation, Phoenix Chapter. Mr. Nissley received a B.A. from Mt. Saint Mary’s College, a J.D. from George Mason University School of Law and a Masters in Taxation from Georgetown University. Mr. Nissley was selected to serve as a director because of his extensive experience in tax, accounting, mergers and acquisitions and transactional matters, all of which are expected to bring valuable insight to the board of directors of the Fully Combined Company.

James F. Risoleo

Independent director of CCIT II since 2013

Mr. Risoleo has served as an independent director and as a member of CCIT II’s audit committee since August 2013 and chairman of CCIT II’s valuation, compensation and affiliate transactions committee since August 2018. He previously served as the non-executive chairman of CCIT II’s board of directors from June 2015 to August 2018. Since January 2017, Mr. Risoleo has served as the President and Chief Executive Officer and as a member of the board of directors of Host Hotels & Resorts Inc. (NYSE: HST). He joined Host Hotels & Resorts in 1996 as Senior Vice President for Acquisitions, and was appointed Executive Vice President and Chief Investment Officer in 2000. In January 2012, he became Executive Vice President and Managing Director of Host Hotels & Resorts’ European business activities and, in 2015, Mr. Risoleo assumed leadership for all of Host Hotels & Resorts’ West Coast investment activities in addition to Europe. Prior to joining Host Hotels & Resorts, Mr. Risoleo served as Vice President, Development at Interstate Hotels Corporation and as Senior Vice President at Westinghouse Electric Corporation. He is a member of the National Association of Real Estate Investment Trusts Advisory Board of Governors, Real Estate Roundtable, American Hotel & Lodging Association Executive Committee and the U.S. Travel CEO Roundtable. He received his Bachelor of Science degree from Duquesne University, School of Business and a Juris Doctorate from Duquesne University School of Law. He holds bar admissions to the Supreme Court of Pennsylvania and United States District Court for the Western District of Pennsylvania. Mr. Risoleo was selected to serve as a director because of his extensive experience as a real estate industry executive, with strong leadership, investment and finance expertise, all of which are expected to bring valuable insight to the board of directors of the Fully Combined Company.

Executive Officers of the Combined Company

The following individuals will serve as executive officers of the Combined Company:

Richard S. Ressler

Chief Executive Officer and President of CMFT since 2018

For biographical information about Mr. Ressler, refer to “—Board of Directors of the Combined Company—Directors of the CCPT V/CMFT Combined Company” above.

Nathan D. DeBacker

Chief Financial Officer and Treasurer of CMFT since 2016

Mr. DeBacker, age 40, has served as CMFT’s chief financial officer and treasurer since August 2016, and as vice president of CMFT Management since February 2018. In addition, Mr. DeBacker serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT II; CCIT III; CCPT V; and CIM Income NAV	Chief financial officer and treasurer	August 2016—Present

CR V Management; CCI II Management; CCI III Management; CIM Income NAV Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018—Present

CCO Capital	Vice president Chief financial officer	December 2018—March 2019 February 2018—December 2018 March 2019—Present

CIM Real Assets & Credit Fund	Chief financial officer and treasurer	August 2019—Present

In addition, Mr. DeBacker has served as chief financial officer of CMCT since March 2019. From August 2016 to February 2018, Mr. DeBacker served as senior vice president and chief financial officer, Cole REITs, of VEREIT, Inc. (“VEREIT”). Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to business organizations, from May 2014 until August 2016. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned his bachelor’s degree in accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

Portfolio of the Combined Company

The CCPT V/CMFT Combined Company would have, on a pro forma basis using data as of June 30, 2020, a total asset value of approximately $4.7 billion, consisting of 531 properties in 45 states comprised of approximately 21.5 million square feet. On a pro forma basis, the CCPT V/CMFT Combined Company portfolio would have an occupancy rate as of June 30, 2020 of approximately 95.2%

The Fully Combined Company would have, on a pro forma basis using data as of June 30, 2020, a total asset value of approximately $5.9 billion, consisting of 559 properties in 45 states comprised of approximately 25.8 million square feet. On a pro forma basis, the Fully Combined Company portfolio would have an occupancy rate as of June 30, 2020 of approximately 95.9%.

	Portfolio Statistics (as of June 30, 2020)
	CMFT	CCIT II	CCIT III	CCPT V	CCPT V / CMFT Combined Company	Fully Combined Company
Properties/States	381 / 42	26 / 12	2 / 2	150 / 34	531 / 45	559 / 45
Square Feet (in millions)	18.1	3.9	0.4	3.4	21.5	25.8
Portfolio Occupancy	94.6%	99.6%	100.0%	98.1%	95.2%	95.9%
Tenant Concentration (1)	39.0%	65.6%	100.0%	42.9%	36.9%	30.4%
Total Asset Value (in billions) (2)	$4.0	$1.1	$0.05	$0.7	$4.7	$5.9
Asset Type (3)
Retail net lease	43%	0%	0%	76%	49%	38%
Multi-tenant retail	38%	0%	0%	24%	35%	28%
Office net lease	0%	96%	63%	0%	0%	20%
Loans	16%	0%	0%	0%	14%	11%
Industrial net lease	3%	4%	37%	0%	2%	3%

(1)	Based on the percent of annualized rental income as of June 30, 2020 attributable to the top ten tenants, excluding the effect of any outstanding loans extended to tenants.
(2)	Based on third-party appraisals as of June 30, 2020.
(3)	By percent of total real estate value plus fair value of loans as of June 30, 2020.

THE CCPT V SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from CCPT V stockholders for use at the CCPT V Special Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to CCPT V stockholders on or about [                     ], 2020.

Timing, Format and Purpose of the CCPT V Special Meeting

The CCPT V Special Meeting will be a virtual meeting conducted exclusively via live webcast at [            ], commencing at [            ] a.m. Pacific Time on [                    ], 2020, to consider and vote on the CCPT V Merger Proposal, the CCPT V Charter Amendment Proposal and the CCPT V Adjournment Proposal, which are described in greater detail in the section “Proposals Submitted to CCPT V Stockholders” in this proxy statement/prospectus.

CMFT stockholders are not voting on the proposals to be voted on at the CCPT V Special Meeting.

Recommendation of the CCPT V Board of Directors

Based on the unanimous recommendation of the CCPT V Special Committee of the proposals to be voted on at the CCPT V Special Meeting, the CCPT V Board unanimously recommends that CCPT V stockholders vote “FOR” each of such proposals. For the reasons for these recommendations, see the section “The CCPT V Merger—Recommendation of the CCPT V Board and Its Reasons for the CCPT V Merger” in this proxy statement/prospectus.

Record Date

All holders of record of shares of CCPT V Common Stock at the close of business on [                    ], 2020, the record date for the CCPT V Special Meeting, are entitled to notice of, and to vote at, the CCPT V Special Meeting and any adjournment or postponement of the CCPT V Special Meeting.

Each share of CCPT V Common Stock owned as of the close of business on the CCPT V record date entitles its holder to cast one vote on each proposal at the CCPT V Special Meeting for which it is eligible to be voted. As of the record date, there were [                    ] shares of CCPT V Common Stock outstanding and entitled to vote at the CCPT V Special Meeting held by approximately [                     ] holders of record.

Voting by CR V Management, CCPT V Directors and Affiliates

In accordance with the CCPT V Charter and the CCPT V Merger Agreement, the following persons are not entitled to vote any shares of CCPT V Common Stock they may own in respect of the CCPT V Merger Proposal: (1) CR V Management, (2) any director of CCPT V, (3) any person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of CR V Management, (4) any person of which CR V Management or any director of CCPT V directly or indirectly owns, controls or holds, with the power to vote, 10% or more of the outstanding voting securities, (5) any person directly or indirectly controlling, controlled by or under common control with CR V Management, (6) any executive officer, director, trustee or general partner of CR V Management or (7) any legal entity for which CR V Management or any director of CCPT V acts as an executive officer, director, trustee, manager or general partner. The shares of CCPT V Common Stock owned by such persons are excluded for purposes of determining the number of outstanding shares entitled to vote on the CCPT V Merger Proposal.

As of the close of business on the CCPT V record date, [            ] holders of record subject to the above restriction held [                ] shares, representing approximately [    ]% of all the shares of CCPT V Common Stock outstanding and entitled to vote at the CCPT V Special Meeting, which shares cannot be cast in respect of the CCPT V Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal.

Required Vote; Quorum

Approval of each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal requires the affirmative vote of a majority of all of the outstanding shares of CCPT V Class A Common Stock and CCPT V Class T Common Stock, voting together as a single class, entitled to be cast on such proposals as of the close of business on the record date.

Approval of the CCPT V Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal at the CCPT V Special Meeting. Any shares of CCPT V Common Stock not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Regardless of the number of shares of CCPT V Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

The CCPT V Charter and CCPT V Bylaws provide that the presence, in person via the live webcast or by proxy, of stockholders entitled to cast at least 50% of all of the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the CCPT V Special Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the CCPT V Special Meeting if a quorum is not present at the CCPT V Special Meeting, other than the proposal to adjourn the CCPT V Special Meeting to solicit additional proxies. Pursuant to the CCPT V Bylaws, if such quorum is not established at the CCPT V Special Meeting, the chair of the meeting may adjourn the CCPT V Special Meeting sine die or from time to time not more than 120 days after the original CCPT V record date without notice other than announcement at the meeting.

Manner of Submitting a Proxy

CCPT V stockholders may vote for or against or abstain from voting on the proposals submitted at the CCPT V Special Meeting in person via the live webcast or by proxy. CCPT V stockholders can authorize a proxy in the following ways, within the required timeframes described below:

•	Internet. CCPT V stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.

•	Telephone. CCPT V stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.

•	Prepaid Mail. CCPT V stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided.

CCPT V stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options for authorizing a proxy are available to them.

Proxies submitted by prepaid mail must be received by CCPT V prior to the vote at the CCPT V Special Meeting in order for such shares to be counted at the CCPT V Special Meeting. The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at [            ] p.m. Pacific Time on [                    ], 2020. For CCPT V stockholders who hold their shares through a bank, broker or other nominee, the Internet or telephone facilities available to such holders, if any, may close sooner than those for record holders.

The method by which CCPT V stockholders submit a proxy will in no way limit their right to vote at the CCPT V Special Meeting if they later decide to attend the meeting and vote online via the virtual webcast. If shares of CCPT V Common Stock are held in the name of a bank, broker or other nominee, CCPT V stockholders must obtain a proxy, executed in their favor, from the bank, broker or other nominee, to be able to vote online at the CCPT V Special Meeting.

All shares of CCPT V Common Stock entitled to vote and represented by properly completed proxies received prior to the CCPT V Special Meeting, and not revoked, will be voted at the CCPT V Special Meeting as instructed on the proxies. If CCPT V stockholders of record return properly executed proxies but do not indicate how their shares of CCPT V Common Stock should be voted on a proposal, the shares of CCPT V Common Stock represented by their properly executed proxy will be voted as the CCPT V Board recommends and therefore, (1) “FOR” the CCPT V Merger Proposal, (2) “FOR” the CCPT V Charter Amendment Proposal and (3) “FOR” the CCPT V Adjournment Proposal.

Shares Held in “Street Name”

If CCPT V stockholders hold shares of CCPT V Common Stock in an account of a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.

If CCPT V stockholders hold shares of CCPT V Common Stock in an account of a bank, broker or other nominee and desire to vote online via the live webcast of the CCPT V Special Meeting, they must obtain a “legal proxy” from such bank, broker or other nominee in advance of the CCPT V Special Meeting. Such “legal proxy” will identify such CCPT V stockholder as the beneficial owner of shares of CCPT V Common Stock and will authorize such person to vote such shares.

Attending and Voting at the CCPT V Special Meeting

Registered and beneficial holders of CCPT V Common Stock as of the record date, or their authorized proxy, are entitled to attend the CCPT V Special Meeting online via live webcast.

To attend the CCPT V Special Meeting, stockholders should visit [            ] and enter the [            ]-digit control number included on their proxy card (for stockholders of record) or included with their voting instruction form provided by their bank, broker or other nominee (for holders in street name). Eligible CCPT V stockholders may log into the CCPT V Special Meeting website and enter their control number beginning [            ] minutes before the commencement of the CCPT V Special Meeting. The meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the CCPT V Special Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If there are technical difficulties during the CCPT V Special Meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, CCPT V will promptly notify stockholders via [            ]. If a CCPT V stockholder encounters technical difficulties accessing the CCPT V Special Meeting or asking questions during the CCPT V Special Meeting, a support line will be available on the login page of the CCPT V Special Meeting website.

In the event technical issues prevent the chair of the CCPT V Special Meeting from hosting the CCPT V Special Meeting within 30 minutes of the time for which the meeting was called, the meeting will be adjourned, to reconvene at [                    ] on [            ] at [            ], solely for the purpose of convening the meeting and adjourning it a second time to reconvene virtually. CCPT V will announce on its investor relations website managed by CIM (https://www.cimgroup.com/investment-strategies/individual/for-shareholders) the date and time for convening the CCPT V Special Meeting and conducting the business of the meeting. In the event technical issues prevent the chair of the CCPT V Special Meeting from concluding the CCPT V Special Meeting after it was already in progress, the polls will remain open until [                    ] on [            ], at which point the polls will be declared closed and the meeting adjourned. In this situation, if an eligible CCPT V stockholder was not able to vote during the CCPT V Special Meeting, a ballot may be obtained by contacting the Secretary of CCPT V at [            ]. All ballots must be returned by, and the polls will close at [                    ] on [                    ].

Instructions on how to attend and participate online at the CCPT V Special Meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at [            ].

Abstentions and Broker Non-Votes; Failure to Vote

If a CCPT V stockholder that holds shares through a bank, broker or other nominee does not provide voting instructions to such nominee, such shares will NOT be voted and will be considered broker non-votes. An abstention occurs when a CCPT V stockholder attends the CCPT V Special Meeting, whether by proxy or in person via the live webcast, but abstains from voting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal. Abstentions and broker non-votes will have no effect on the CCPT V Adjournment Proposal.

If a CCPT V stockholder does not attend the CCPT V Special Meeting, whether by proxy or in person via the live webcast, the shares held by such person will not be counted in determining the presence of a quorum. A failure to vote shares of CCPT V Common Stock will have the same effect as votes AGAINST each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal, and will have no effect on the CCPT V Adjournment Proposal.

Revocation of Proxies or Voting Instructions

CCPT V stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the CCPT V Special Meeting by:

•

delivering, before the CCPT V Special Meeting commences, to CCPT V’s Secretary (at CCPT V’s executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

•

delivering, before the CCPT V Special Meeting commences, to CCPT V’s Secretary (at CCPT V’s executive offices at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016), a properly executed proxy relating to the same shares of CCPT V Common Stock that bears a later date than the previous proxy;

•	duly submitting a subsequently dated proxy relating to the same shares of CCPT V Common Stock by telephone or via the Internet before [ ] p.m. Pacific Time on [ ], 2020; or

•	attending the CCPT V Special Meeting online via live webcast and voting such shares during the CCPT V Special Meeting as described above.

Attending the CCPT V Special Meeting without voting will not revoke your proxy. CCPT V stockholders who hold shares of CCPT V Common Stock in an account of a bank, broker or other nominee may revoke their voting instructions by following the instructions provided by their bank, broker or other nominee.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from CCPT V stockholders is made on behalf of the CCPT V Board. CCPT V will pay the cost of soliciting proxies from CCPT V stockholders. CCPT V has contracted with [            ] to assist

CCPT V in the distribution of proxy materials and the solicitation of proxies. CCPT V expects to pay [            ] fees of approximately $[            ] to solicit and distribute proxies, which includes estimated postage and other out-of-pocket expenses of [            ], plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of CCPT V Common Stock of record for beneficial owners for forwarding to such beneficial owners. CCPT V will also reimburse persons representing beneficial owners for their reasonable out-of-pocket expenses for forwarding the solicitation material to such owners.

CCPT V Adjournment Proposal

In addition to the approval of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal, CCPT V stockholders are also being asked to approve a proposal to approve any adjournments of the CCPT V Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal, if necessary or appropriate. If the CCPT V Adjournment Proposal is approved, the CCPT V Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the CCPT V Merger Agreement, not more than 30 days after the date for which the CCPT V Special Meeting was originally scheduled.

If the CCPT V Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, CCPT V stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the CCPT V Special Meeting, please contact CCPT V’s proxy solicitor, [            ], by telephone at [            ] or by e-mail at [            ].

PROPOSALS SUBMITTED TO CCPT V STOCKHOLDERS

Proposal 1: The CCPT V Merger Proposal

CCPT V stockholders are asked to consider and vote on a proposal to approve the CCPT V Merger pursuant to the CCPT V Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the CCPT V Merger and the CCPT V Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the sections “The CCPT V Merger” and “The CCPT V Merger Agreement” in this proxy statement/prospectus. A copy of the CCPT V Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the CCPT V Merger Agreement, approval of the CCPT V Merger Proposal is a condition to the consummation of the CCPT V Merger. If this proposal is not approved, the CCPT V Merger will not be completed.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of CCPT V Class A Common Stock and CCPT V Class T Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date. For the avoidance of doubt, certain parties, including CR V Management and any director of CCPT V shall not be entitled to vote on this proposal and any shares of CCPT V Common Stock held by such parties shall be excluded for purposes of determining the number of outstanding shares entitled to vote on this proposal. See the section “The CCPT V Special Meeting—Voting by CR V Management, CCPT V Directors and Affiliates” in this proxy statement/prospectus.

Recommendation of the CCPT V Board

The CCPT V Board unanimously recommends that CCPT V stockholders vote “FOR” the CCPT  V Merger Proposal.

Proposal 2: The CCPT V Charter Amendment Proposal

CCPT V stockholders are asked to consider and vote on a proposal to approve the CCPT V Charter Amendment that, if adopted, would delete from the CCPT V Charter the restrictions and requirements related to Roll-Up Transactions. The CCPT V Charter provides, among other things, that CCPT V stockholders who vote against a proposal to approve a Roll-Up Transaction are entitled to either (1) accept the securities of the Roll-Up Entity offered in the Roll-Up Transaction or (2) at the option of the person sponsoring the Roll-Up Transaction, either (a) remain holders of CCPT V Common Stock and preserve their interests therein on the same terms and conditions as existed previously or (b) receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of CCPT V’s net assets. In addition, under the CCPT V Charter, CCPT V would be prohibited from participating in any Roll-Up Transaction (i) that would result in CCPT V stockholders having voting rights in a Roll-Up Entity that are less than those provided in the CCPT V Charter, (ii) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (iii) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the CCPT V Charter, or (iv) in which any of the costs of the Roll-Up Transaction would be borne by CCPT V if the Roll-Up Transaction was rejected by CCPT V stockholders. A copy of the CCPT V Charter Amendment is attached to this proxy statement/prospectus as Annex B.

The CCPT V Merger would constitute a Roll-Up Transaction under the CCPT V Charter. Pursuant to the CCPT V Merger Agreement, approval of the CCPT V Charter Amendment Proposal is a condition to the consummation of the CCPT V Merger. If this proposal is not approved, the CCPT V Merger will not be completed.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of CCPT V Class A Common Stock and CCPT V Class T Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date.

Recommendation of the CCPT V Board

The CCPT V Board unanimously recommends that CCPT V stockholders vote “FOR” the CCPT V Charter Amendment Proposal.

Proposal 3: The CCPT V Adjournment Proposal

CCPT V stockholders are being asked to consider and vote on a proposal to approve any adjournments of the CCPT V Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal, if necessary or appropriate, as determined by the chair of the CCPT V Special Meeting. If the CCPT V Adjournment Proposal is approved, the CCPT V Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the CCPT V Merger Agreement, not more than 30 days after the date for which the CCPT V Special Meeting was originally scheduled. Among other things, approval of the adjournment proposal could mean that, even if CCPT V had received proxies representing a sufficient number of shares voted against either the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal to defeat the proposal, CCPT V could adjourn the CCPT V Special Meeting without a vote on the applicable proposal and seek to convince the holders of those shares to change their votes to votes in favor of the applicable proposal. If the CCPT V Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, CCPT V stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned CCPT V Special Meeting.

If there are insufficient votes at the CCPT V Special Meeting to approve the CCPT V Merger Proposal or the CCPT V Charter Amendment Proposal, CCPT V intends to move to vote on the CCPT V Adjournment Proposal. CCPT V does not intend to move to a vote on the CCPT V Adjournment Proposal if each of the CCPT V Merger Proposal and the CCPT V Charter Amendment Proposal is approved by the requisite number of shares at the CCPT V Special Meeting.

Vote Required

Approval of the CCPT V Adjournment Proposal requires the affirmative vote of a majority of all votes cast on such proposal at the CCPT V Special Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote on such proposal.

Notwithstanding the CCPT V Adjournment Proposal, pursuant to Maryland law, the CCPT V Special Meeting may not be postponed or adjourned to a date that is more than 120 days from the original record date for the CCPT V Special Meeting.

Recommendation of the CCPT V Board

The CCPT V Board unanimously recommends that CCPT V stockholders vote “FOR” the CCPT V Adjournment Proposal.

No Other Business

In accordance with the CCPT V Merger Agreement, the CCPT V Special Meeting has been called exclusively for the purpose of seeking approval of the CCPT V Merger Proposal, the CCPT V Charter Amendment Proposal and the CCPT V Adjournment Proposal, and no other business may be properly brought before the CCPT V Special Meeting (or any adjournment or postponement of the CCPT V Special Meeting).

CCPT V stockholders are not entitled to vote on the CCIT II Merger or the CCIT III Merger.

THE CCPT V MERGER

The following is a description of the material aspects of the CCPT V Merger. While CMFT and CCPT V believe that the following description covers the material terms of the CCPT V Merger, the description may not contain all of the information that is important to CMFT stockholders and CCPT V stockholders. CMFT and CCPT V encourage CMFT stockholders and CCPT V stockholders to carefully read this entire proxy statement/prospectus, including the CCPT V Merger Agreement and the other documents attached to this proxy statement/prospectus, for a more complete understanding of the CCPT V Merger.

General

Each of the CCPT V Special Committee and the CCPT V Board has unanimously declared advisable, and each has unanimously approved, the CCPT V Merger Agreement, the CCPT V Charter Amendment, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, based on, among other factors, the reasons described below in the section “—Recommendation of the CCPT V Board and Its Reasons for the CCPT V Merger.” In the CCPT V Merger, CCPT V will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. CCPT V stockholders will receive the merger consideration described below under “The CCPT V Merger Agreement—Merger Consideration.”

Background of the CCPT V Merger

Following the February 2020 U.S. outbreak of COVID-19, CIM, the parent entity to the manager to several non-traded REITs, undertook a review of the actual and anticipated effects of the pandemic on the real estate industry, and developed action plans for the REITs in light of the pandemic that addressed, among other matters, impacts on tenants and rent collection, the ability to service debts and obtain future financing and the management of cash flows and expenses. In connection with this undertaking, CIM perceived that smaller REITs, already impacted disproportionately by developments and market dislocations in the real estate industry, including those impacting retail real estate, were likely to suffer more significantly from the economic and social conditions resulting from the pandemic as compared to larger, more diversified REITs. In light of this, CIM determined to explore with the boards of directors of the smaller REITs that it manages, namely CCIT II, CCIT III and CCPT V, a possible combination with the larger CMFT.

At separate special meetings of the CMFT Board, the CCPT V Board and the board of directors of each of CCIT II and CCIT III held on March 31, 2020, Mr. Richard S. Ressler, a representative of each CCO Group affiliate that serves as manager to such REITs, discussed with the boards of directors CCO Group’s views regarding each company’s respective strategic position and CCO Group’s belief that REITs with larger, more diversified portfolios would be better able to adapt to and weather the effects of the pandemic by executing on opportunities for enhancing stockholder value under current market conditions in the real estate sector. Mr. Ressler also discussed with each of such boards of directors the possibility of a combination of CMFT, CCIT II, CCIT III and CCPT V.

Between April 2020 and June 2020, to assist each of CCIT II, CCIT III and CCPT V and its respective board of directors, CCO Group communicated with various investment banks regarding, among other things, their respective experiences with similar non-traded REIT combinations, and conveyed this information to the prospective special committee members for each of CCIT II, CCIT III and CCPT V.

On May 26, 2020 and May 27, 2020, as applicable, the CMFT Board, the CCPT V Board and the board of directors of each of CCIT II and CCIT III held separate regular meetings at which Mr. Ressler provided an update regarding management’s evaluation of a potential combination of CMFT, CCIT II, CCIT III and CCPT V. Mr. Ressler reiterated management’s belief that REITs with larger, more diversified portfolios, particularly those with moderate leverage, are likely to fare better in the COVID-19 environment because they are better positioned to maintain and attract credit, pursue available market opportunities and have more options for liquidity events than smaller entities. Mr. Ressler described CCO Group’s preliminary assessment of a combination of CMFT, CCIT II, CCIT III and CCPT V, which suggested the pro forma entity would have approximately $5.5 billion of total assets, significant portfolio diversification, strong weighted-average lease terms and attractive credit quality and leverage ratios. These characteristics of the pro forma entity were seen as not only enabling the Combined Company to better endure the pandemic, but also positioning it to thrive post-pandemic with the flexibility and scale to pursue multiple investment strategies. Each of the CMFT Board, the CCPT V Board and the board of directors of each of CCIT II and CCIT III asked management to continue evaluating such a combination.

At the May 26, 2020 and May 27, 2020 meetings, the CMFT Board, the CCPT V Board and the boards of directors of each of CCIT II and CCIT III discussed with their respective management the appropriateness of a special committee of independent and disinterested directors of each REIT to evaluate a proposed combination, and management suggested that the REITs coordinate so that no director of any REIT would be on more than one special committee with respect to the proposed transactions. After discussion at their respective meetings, each of the REIT boards of directors identified one or more independent and disinterested directors who could be considered for a special committee of that board of directors for purposes of evaluating the proposed combination, with the CCPT V Board identifying Messrs. Marcus E. Bromley, Robert A. Gary, IV and Calvin E. Hollis as potential members of a special committee.

On May 29, 2020, the prospective members of the special committee of the CCPT V Board interviewed a representative of Goodwin Procter LLP (“Goodwin Procter”) regarding such firm’s experience with the sale of public companies and with public non-traded REITs. On June 1, 2020, the prospective members of the special committee of the CCPT V Board determined to engage Goodwin Procter as outside legal counsel for the special committee.

In early June 2020, the prospective members of the special committee of the CCPT V Board interviewed two prospective financial advisors to assist the anticipated special committee with a review of strategic alternatives for CCPT V, including the combination of CMFT and CCPT V that was anticipated.

On June 10, 2020, the prospective members of the special committee of the CCPT V Board met telephonically with representatives of Goodwin Procter to discuss engagement of a financial advisor and the prospective candidates.

On June 13, 2020, the prospective members of the special committee of the CCPT V Board met telephonically with representatives of Goodwin Procter to discuss the selection of a financial advisor and the role, responsibilities, and potential compensation for members of the anticipated special committee.

By unanimous written consent dated June 19, 2020, the CCPT V Board formed the CCPT V Special Committee, consisting of Messrs. Marcus E. Bromley, Robert A. Gary, IV and Calvin E. Hollis, each of whom is an independent and disinterested member of the CCPT V Board, for purposes of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CCPT V Special Committee, negotiating a potential transaction between CCPT V and CMFT or any other extraordinary transaction with any other party. Each of the members of the CCPT V Special Committee was an independent and disinterested director who was not being appointed to the CMFT Special Committee or the special committees of either CCIT II or CCIT III that were being formed for the purpose of evaluating the potential combination with CMFT. The CCPT V Special Committee was authorized to reject any potential transaction and was authorized to engage its own independent legal and financial advisors.

On June 22, 2020, the CCPT V Special Committee formally engaged JLL as its financial advisor in connection with its review of strategic alternatives and the potential transaction with CMFT. JLL had previously provided the CCPT V Special Committee with relationships disclosure, including information regarding JLL’s material relationships with CCPT V and CMFT. See “—Opinion of the CCPT V Special Committee’s Financial Advisor—Other Matters” for a further discussion of such relationships.

On June 25, 2020, the CCPT V Special Committee received from Sullivan & Cromwell LLP, counsel to the CMFT Special Committee (“Sullivan & Cromwell”), a draft form of confidentiality agreement that would permit the sharing of confidential information by and among CMFT, CCIT II, CCIT III and CCPT V on a confidential basis.

On June 26, 2020, the CCPT V Special Committee received from CMFT a non-binding proposal to engage in a business combination with CMFT in a stock-for-stock merger transaction at a fixed exchange ratio to be based on the relative NAVs per share of each entity as of June 30, 2020. CMFT confirmed that it had also proposed similar combinations with each of CCIT II and CCIT III based on each company’s relative NAV per share as of June 30, 2020, but that its proposal to CCPT V was not conditioned on such other potential transactions.

On June 30, 2020, representatives of JLL had a telephonic discussion with representatives of Barclays Capital Inc., financial advisor to the CMFT Special Committee (“Barclays”), during which JLL requested a business plan overview and data room access to, among other things, financial projections, portfolio overviews and third party valuation reports.

On July 1, 2020, the CCPT V Special Committee met telephonically with representatives of JLL and Goodwin Procter to discuss the proposal received from CMFT. Representatives of Goodwin Procter also reviewed matters relating to service on the special committee, including the members’ roles, responsibilities, and compensation.

On July 8, 2020, CCPT V and CMFT entered into a reciprocal confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information and a standstill provision in favor of CCPT V.

Also on July 8, 2020, representatives of Goodwin Procter received from representatives of Sullivan & Cromwell an initial draft merger agreement providing for a combination of CMFT and CCPT V. The initial draft merger agreement contained certain terms favorable to CMFT, including a no-shop provision (without the opportunity for CCPT V to solicit alternative acquisition proposals from third parties), a termination fee payable by CCPT V under certain circumstances, limited representations and warranties of CMFT and limited interim operating restrictions on CMFT.

Also on July 8, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter to discuss certain preliminary matters relating to the proposed transaction. The CCPT V Special Committee, based on authority granted to the CCPT V Special Committee by the CCPT V Board, approved a one-time cash retainer of $50,000 for each member of the CCPT V Special Committee in consideration of the additional time and effort expected of the members and also appointed Mr. Bromley to serve as chairperson of the CCPT V Special Committee. The one-time cash retainer payable to the members of the CCPT V Special Committee was not dependent in any respect on the execution of a definitive agreement with respect to, or the consummation of, a transaction with CMFT or any other party or otherwise on any particular outcome of the activities of the CCPT V Special Committee. Representatives of Goodwin Procter also reviewed with the members of the CCPT V Special Committee the legal standards, including fiduciary obligations, applicable to their consideration of a strategic transaction and related indemnification matters.

On July 10, 2020 and July 13, 2020, CCPT V entered into identical reciprocal confidentiality agreements with CCIT II and CCIT III, respectively, pursuant to which each of the companies would share information with each other on a confidential basis. The agreements included customary restrictions on the use and disclosure of confidential information and reciprocal standstill provisions.

During the course of the negotiations of the merger agreement providing for a combination of CMFT and CCPT V, at the direction of the CCPT V Special Committee, representatives of Goodwin Procter had periodic and ongoing conversations with representatives of Latham & Watkins LLP and Miles & Stockbridge P.C., counsels to the special committee of the board of directors of CCIT II and CCIT III, respectively. These conversations focused on the status and terms of the respective transaction documents for each REIT and ongoing negotiations with CMFT and its advisors regarding such documentation. Periodically, representatives of Goodwin Procter, at the direction of the CCPT V Special Committee, conferred with representatives of Latham & Watkins LLP and Miles & Stockbridge P.C. on uniform responses to terms set forth in the draft merger agreement on which the interests of CCIT II, CCIT III and CCPT V were aligned.

On July 14, 2020, representatives of Goodwin Procter, Sullivan & Cromwell and Latham & Watkins LLP and Miles & Stockbridge P.C., counsel for the special committee of the board of directors of each of CCIT II and CCIT III, respectively, met telephonically to discuss the process regarding negotiating the merger agreements, timing expectations and certain due diligence matters.

On July 15, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss updates relating to the proposed transaction with CMFT and certain procedural expectations. Also on July 15, 2020, representatives of JLL and Barclays met telephonically to discuss updates relating to the proposed combination of CMFT and CCPT V and related diligence matters.

On July 22, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss updates relating to the proposed transaction with CMFT, including a discussion from representatives of JLL on the data room and due diligence matters. Also on July 22, 2020, representatives of JLL and Barclays met telephonically to discuss the same subjects.

On July 27, 2020, representatives of CMFT Management held a telephonic meeting with the CCPT V Special Committee and representatives of Goodwin Procter, JLL, Barclays and a third party valuation firm. At the meeting, representatives of CMFT Management gave a presentation regarding the potential combination of CMFT and CCPT V and the vision for the Combined Company and responded to questions from the CCPT V Special Committee and its legal and financial advisors regarding the potential transaction. Representatives of CMFT Management reviewed the portfolios of CMFT, CCPT V, CCIT II and CCIT III, noting their complementary nature, and explained that the Combined Company could benefit from (i) increased scale and diversification, including with respect to portfolio and tenants, (ii) greater access to debt and equity capital, (iii) a strengthened balance sheet with substantial cash on hand and (iv) an efficient cost structure, including savings on advisory fees.

On July 29, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL. At the meeting, representatives of JLL provided an overview of (i) JLL’s due diligence process and preliminary financial analysis of the potential transaction with CMFT, (ii) strategic alternatives to the potential transaction with CMFT and (iii) transaction negotiation considerations, including a comparison of the advisory agreements at each of CCPT V and CMFT and the various transaction costs associated with termination of the CCPT V Advisory Agreement and the assignment of debt.

On July 31, 2020, representatives of JLL held a due diligence call with representatives of CMFT Management and Barclays to discuss projected financial information.

On August 3, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL. During the meeting, representatives of JLL reviewed the performance of externally-managed equity REITs during the last five years and provided an update on their due diligence efforts.

On August 4, 2020, representatives of JLL held a due diligence call with representatives of CMFT Management and Barclays to discuss the projected financials relating to the multi-tenant properties of CMFT.

On August 5, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL. During the meeting, representatives of JLL provided an update on the due diligence process and discussions with Barclays and reviewed the financial projections provided by CMFT Management. Additionally, representatives of Goodwin Procter summarized the negotiations relating to the draft merger agreement providing for a combination of CMFT and CCPT V and highlighted certain key issues, including CCPT V’s request for a “go shop” provision, the termination fees and certain covenants. The CCPT V Special Committee authorized Goodwin Procter to respond to Sullivan & Cromwell with the mark-up of the draft merger agreement that was discussed at the meeting.

On August 6, 2020, Goodwin Procter sent to Sullivan & Cromwell a mark-up of the draft merger agreement providing for a combination of CMFT and CCPT V that, among other things, included the following: (i) revisions to the representations and warranties and restrictive covenants such that those to be agreed to by CMFT generally mirrored those to be agreed to by CCPT V, (ii) “go shop” provisions that would allow CCPT V to initiate, solicit, encourage or facilitate any inquiries or proposals from third parties for a period of 45 days after signing of the definitive merger agreement, (iii) provisions allowing CCPT V to change its recommendation to its stockholders in response to an Intervening Event (as defined in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), (iv) clarifications to the language relating to indemnification and directors’ and officers’ insurance in the period following the closing of the proposed transaction, (v) a restriction on CMFT’s ability to amend certain provisions of its respective merger agreement with CCIT II or CCIT III relating to a material adverse effect or a debt default at CCIT II or CCIT III, as applicable, without the written consent of CCPT V, (vi) revisions such that a breach of a representation by CCPT V cannot result in liability for a break-up fee payment and (vii) a proposed termination fee payable during the “go shop” period of 1.0% of CCPT V’s equity value, a termination fee payable thereafter of 2.5% of CCPT V’s equity value and an expense reimbursement payable in certain circumstances that would be capped at 0.5% of CCPT V’s equity value.

On each of August 9, 2020 and August 10, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss (i) JLL’s financial analysis of the potential combination of CMFT and CCPT V, including analysis of potential exchange ratios for the proposed CCPT V transaction and a transaction that included CCIT II and CCIT III, (ii) the effect of any fees that may be owed by CCPT V, CCIT II or CCIT III in connection with the proposed combinations under their respective advisory agreements and (iii) responses to the proposed transaction terms. During the meetings, it was determined that representatives of Goodwin Procter and JLL would prepare a proposal to be delivered to Barclays that included the following, among other things: the waiving of certain fees under the CCPT V Advisory Agreement and an exchange ratio for the proposed CCPT V transaction that represented a 5.0% premium to CCPT V stockholders based on the relative midpoints of the ranges of estimated NAVs per share of each of CMFT and CCPT V as of June 30, 2020 as set forth in third party valuation reports (individually, the “CCPT V Valuation Report” and the “CMFT Valuation Report” and, collectively, the “Valuation Reports”).

Following the meeting on August 10, 2020 and at the direction of the CCPT V Special Committee, representatives of JLL communicated the transaction terms response (the “August 10th Proposal”) to Barclays, which included, among other things: a fixed exchange ratio for CCPT V stockholders at a 5.0% premium, based on the relative midpoints of the ranges of estimated NAV per share of each of CMFT and CCPT V as of June 30, 2020, as set forth in the Valuation Reports, and the ability to revise such exchange ratio if CCIT II executed a definitive agreement providing for the combination of CMFT and CCIT II at an exchange ratio that is greater than a 5.0% premium to CCIT II stockholders, based on the relative midpoints of the ranges of estimated NAVs per share of each of CMFT and CCIT II as of June 30, 2020 as set forth in the CMFT Valuation Report and the third party valuation report for CCIT II as of June 30, 2020, respectively.

On August 11, 2020, the CMFT Board, based on the recommendation of a valuation committee comprised of the independent directors of CMFT, including the directors on the CMFT Special Committee, unanimously approved an estimated NAV per share of CMFT Common Stock of $7.31, equal to the approximate midpoint of the estimated range of NAV of CMFT as of June 30, 2020 set forth in the CMFT Valuation Report (the “CMFT NAV Per Share”).

On August 12, 2020, the CCPT V Board, based on the recommendation of a valuation committee comprised of the independent directors of CCPT V, unanimously approved an estimated NAV per share of CCPT V Common Stock of $18.96, equal to the approximate midpoint of the estimated range of NAV per share of CCPT V as of June 30, 2020 set forth in the CCPT V Valuation Report (the “CCPT V NAV Per Share”). Following the CCPT V Board meeting, at the direction of the CCPT V Special Committee based on its review of the CCPT V Valuation Report and CMFT Valuation Report, JLL used the CCPT V NAV Per Share and CMFT NAV Per Share for purposes of its analysis of the proposed transaction.

On August 16, 2020, representatives of Goodwin Procter received from representatives of Sullivan & Cromwell a revised draft merger agreement providing for a combination of CMFT and CCPT V. The revised draft included, among other things, (i) an increase in the termination fee payable during the “go shop” period from 1.0% to 1.75% and in the termination fee payable thereafter from 2.5% to 3.5%, (ii) the removal of certain reciprocal representations and warranties of CMFT, (iii) a decrease in the “go shop” period from 45 days to 30 days and (iv) the reinsertion that a material breach of a representation or warranty by CCPT V could result in liability for a termination fee.

On August 19, 2020, representatives of JLL met telephonically with representatives of Barclays to discuss the CMFT Special Committee’s response to the August 10th Proposal.

Later on August 19, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss (i) the updated draft merger agreement providing for a combination of CMFT and CCPT V and (ii) Barclay’s response to the August 10th Proposal. JLL noted that CMFT agreed to waive any fees that may otherwise be payable in connection with a combination of CMFT and CCPT V under the CCPT V Advisory Agreement, as originally requested by the CCPT V Special Committee, but would not waive fees in connection with any other transaction involving CCPT V and a third party. JLL also noted that Barclays communicated a counterproposal of a 2.5% premium to the CCPT V NAV Per Share and no consent rights for CCPT V in the event any changes were made to the consideration payable by CMFT in connection with the CCIT II Merger or the CCIT III Merger. The CCPT V Special Committee and representatives of JLL and Goodwin Procter discussed the various terms of the “go shop,” including length, the possibility of potential bidders for CCIT II, CCIT III and CCPT V and the effect of a change in exchange ratios payable by CMFT in connection with the CCIT II Merger or the CCIT III Merger on the accretion/dilution analysis of the exchange ratio payable to CCPT V stockholders and other aspects of the transaction. During the meeting, it was determined that the CCPT V Special Committee would respond with a counterproposal on the CCPT V exchange ratio and request certain matching rights and approvals relating to increases in the CCIT II exchange ratio.

On August 20, 2020, representatives of JLL held a call with representatives of Barclays where JLL communicated the counterproposal from the CCPT V Special Committee, including a 3.75% premium to the CCPT V NAV Per Share and the right to terminate the merger agreement if the exchange ratio for CCIT II stockholders exceeds more than a 15% premium to the midpoint of the range of the estimated NAV per share of CCIT II that was approved by the board of directors of CCIT II based on their review of the third party valuation report for CCIT II as of June 30, 2020 (the “CCIT II NAV Per Share”). Later in the day on August 20, 2020, representatives of each of Barclays and JLL held a call where Barclays communicated that the CMFT Special Committee would agree to the 3.75% premium to the CCPT V NAV Per Share, which 3.75% premium represented an exchange ratio of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock, and proposed a termination right for CCPT V if the exchange ratio for CCIT II stockholders exceeds more than a 20% premium to the CCIT II NAV Per Share that was not proportionally matched for CCPT V stockholders by CMFT.

On August 21, 2020, representatives of Goodwin Procter sent a revised draft merger agreement providing for a combination of CMFT and CCPT V to Sullivan & Cromwell.

On August 22, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss updates on the negotiation process with representatives of CMFT and the estimated timeline to closing of the proposed transaction. Additionally, during the meeting, JLL presented further financial analysis showing the accretive or dilutive effect on the implied value of the merger consideration payable to CCPT V stockholders as a result of an increase in the exchange ratio payable to CCIT II stockholders in connection with the CCIT II Merger. Representatives of JLL also discussed the possibility of a change in the type of consideration payable to CCIT II stockholders from all stock to a combination of cash and stock and its effect on the Combined Company on a go forward basis. Following the presentation, the CCPT V Special Committee determined that it would continue to push for a termination right if the CCIT II exchange ratio were increased to reflect a 15% or greater premium to the CCIT II NAV Per Share and would ask for a matching right on any change in type of consideration payable by CMFT in the CCIT II Merger.

On August 23, 2020, representatives of each of JLL and Barclays met telephonically and representatives of Barclays communicated that CMFT agreed to a termination right if the CCIT II exchange ratio is increased to reflect a 15% or greater premium to the CCIT II NAV Per Share, but would not agree to a termination right or matching right with respect to a change in the type of consideration in the CCIT II Merger.

Also on August 23, 2020, representatives of Goodwin Procter and Sullivan & Cromwell met telephonically to discuss open items relating to the draft merger agreement providing for a combination of CMFT and CCPT V, including, but not limited to (i) the termination fees payable during and after the “go shop” period, (ii) the length of the “go shop” period, (iii) the composition of the CMFT Board following the proposed transactions and (iv) the matching right on any change in the type of consideration in the CCIT II Merger.

On August 24, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL to discuss (i) updates on the negotiations process and recent discussions with Sullivan & Cromwell and Barclays and (ii) proposed responses to the transaction terms, including the proposal from CMFT that two independent directors from CCIT II and one independent director from CCPT V would join the CMFT Board following the closing of the Mergers. Following the discussion, representatives of JLL left the meeting and the CCPT V Special Committee and representatives of Goodwin Procter discussed a recent transaction between CMFT and a separate arm of JLL. The CCPT V Special Committee determined that such transaction did not present a conflict for purposes of JLL’s representation as the financial advisor the CCPT V Special Committee for the proposed merger with CMFT.

On August 25, 2020, representatives of Barclays communicated to representatives of JLL that CMFT agreed to the matching right for CCPT V on any change in the type of consideration payable in the CCIT II transaction.

On August 26, 2020, representatives of Sullivan & Cromwell sent a revised draft merger agreement providing for a combination of CMFT and CCPT V to Goodwin Procter. The draft reflected the discussions between Sullivan & Cromwell and Goodwin Procter on August 23, 2020 and the recent discussions between JLL and Barclays and included, among other things, (i) a termination fee payable during the “go shop” period of 1.25% and a termination fee payable thereafter of 3.25%, (ii) generally reciprocal representations and warranties between CCPT V and CMFT, (iii) a covenant that the parties would use commercially reasonable efforts to file the Form S-4, of which this proxy statement/prospectus forms a part, within 10 business days of signing the definitive merger agreement and (iv) the matching right for CCPT V on any change in the type of consideration payable in the CCIT II Merger and a termination right if the CCIT II exchange ratio were increased to reflect a 15% or greater premium to the CCIT II NAV Per Share. Representatives of Sullivan & Cromwell also circulated a draft of the letter agreement between CCPT V and CR V Management pursuant to which the CCPT V Advisory Agreement was proposed to be terminated at the effective time of the CCPT V Merger.

On August 27, 2020, representatives of Goodwin Procter, Sullivan & Cromwell, Latham & Watkins LLP and Kutak Rock LLP, debt financing counsel to CMFT, held a telephonic meeting to discuss lender consents that may be required in connection with the proposed combination of CMFT with each of CCIT II, CCIT III and CCPT V pursuant to existing financing arrangements of such REITs.

Also on August 27, 2020, representatives of Goodwin Procter sent a mark-up of the draft merger agreement providing for a combination of CMFT and CCPT V to Sullivan & Cromwell. The mark-up reflected, among other things, a decrease in the termination fee payable during the “go shop” period to 1.0% and in the termination fee payable thereafter to 2.5% and a 15 business day filing window for the Form S-4. Representatives of Goodwin Procter also communicated that the proposal from CMFT relating to the CMFT Board following the completion of the mergers was still being discussed by the CCPT V Special Committee.

On August 28, 2020 and August 29, 2020, representatives of Goodwin Procter and Sullivan & Cromwell exchanged drafts of the various transaction documents, including the draft merger agreement providing for a combination of CMFT and CCPT V, and worked to resolve the remaining issues in such agreements at the direction of their respective special committees.

On August 29, 2020, the CCPT V Special Committee met with representatives of Goodwin Procter and JLL to review the status of (i) the various transaction documents, including the draft merger agreement providing for a combination of CMFT and CCPT V, and (ii) JLL’s financial analysis relating to the proposed combination of CMFT and CCPT V. During the meeting, representatives of JLL summarized the financial analysis conducted on the standalone transaction between CCPT V and CMFT. Representatives of JLL also described the steps taken to prepare for the CCPT V “go shop” process. Representatives of Goodwin Procter also updated the CCPT V Special Committee on the draft merger agreement and the remaining open items, which included the termination fees during and after the “go shop” period and the composition of the CMFT Board following the completion of the Mergers, and outlined the process for the final recommendation and approval of the CCPT V Special Committee and the CCPT V Board.

On August 30, 2020, representatives of Sullivan & Cromwell sent a proposed execution version of the CCPT V Merger Agreement that reflected (i) a termination fee during the “go shop” period of 1.25% and a termination fee thereafter of 2.75% and (ii) a covenant that the CMFT Board will take such action following the closing of the CCPT V Merger to cause all Independent Directors (as defined in the CCPT V Charter) then serving on the CCPT V Board and not on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the CCPT V Merger.

On August 30, 2020, the CCPT V Special Committee met telephonically with representatives of Goodwin Procter and JLL also present. At this meeting, JLL discussed certain potential strategic benefits of the CCPT V Merger with the CCPT V Special Committee and reviewed with the CCPT V Special Committee its financial analysis of the exchange ratio of 2.691x provided for in the CCPT V Merger Agreement, both on a standalone basis and after giving effect to both of the CCIT II Merger and the CCIT III Merger, as more fully described under “—Opinion of the CCPT V Special Committee’s Financial Advisor.” JLL orally rendered its opinion to the CCPT V Special Committee (which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the CCPT V Special Committee dated August 30, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of CCPT V Common Stock of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement. A representative of Goodwin Procter reviewed with the CCPT V Special Committee the terms of the CCPT V Merger Agreement and the other agreements related thereto and the proposed resolutions to be adopted by the CCPT V Special Committee. Following discussion of, among other things, the reasons for and against the CCPT V Merger, which are described below under “—Recommendation of the CCPT V Board of Directors and Its Reasons for the CCPT V Merger,” the CCPT V Special Committee voted unanimously, among other things, to recommend that (i) the CCPT V Board determine that the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement were advisable and in the best interests of CCPT V and its stockholders and that the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement and the CCPT V Charter Amendment were fair and reasonable and on terms and conditions no less favorable to CCPT V than those available from unaffiliated third parties, (ii) the CCPT V Board authorize, adopt and approve the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger

Agreement and (iii) direct that the CCPT V Merger and the CCPT V Charter Amendment be submitted to a vote of the holders of the CCPT V Common Stock. The CCPT V Special Committee also recommended that the CCPT V Board authorize and approve the CCPT V amended and restated bylaws to include provisions relating to exclusive forum.

Following the CCPT V Special Committee meeting, on August 30, 2020, the CCPT V Board held a meeting at which representatives of Goodwin Procter, JLL and members of CIM management were present. At the meeting, a representative of Goodwin Procter reviewed with the CCPT V Board the directors’ duties under Maryland law, the terms of the CCPT V Merger Agreement and the other agreements related thereto and the proposed resolutions to be adopted by the CCPT V Special Committee. The CCPT V Board discussed the terms of the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement. After discussion, the CCPT V Board, following the recommendation of the CCPT V Special Committee, among other things, (i) determined that the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement, the CCPT V Charter Amendment and the other transactions contemplated by the CCPT V Merger Agreement were advisable and in the best interests of CCPT V and that the CCPT V Merger Agreement, the CCPT V Merger, the Termination Agreement and the CCPT V Charter Amendment were fair and reasonable to CCPT V and on terms and conditions no less favorable to CCPT V than those available from unaffiliated third parties, (ii) authorized, adopted and approved the CCPT V Merger Agreement, the CCPT V Merger, the CCPT V Charter Amendment, the Termination Agreement and the other transactions contemplated by the CCPT V Merger Agreement, (iii) directed that the CCPT V Merger and the CCPT V Charter Amendment be submitted to a vote of the holders of the CCPT V Common Stock and (iv) determined to, except as may be permitted pursuant the CCPT V Merger Agreement, recommend that the holders of the CCPT V Common Stock vote in favor of the CCPT V Merger and the CCPT V Charter Amendment and resolved to include such recommendation in the related proxy statement. Additionally, the CCPT V Board, following the recommendation of the CCPT V Special Committee, approved the CCPT V amended and restated bylaws that included provisions relating to exclusive forum.

On August 30, 2020, following approval by the CCPT V Special Committee, the CCPT V Board, the CMFT Special Committee and the CMFT Board, each of CCPT V and CMFT executed the CCPT V Merger Agreement and each of CCPT V and CR V Management executed the Termination Agreement. Additionally, CMFT simultaneously entered into definitive merger agreements with CCIT II and CCIT III providing for the CCIT II Merger and the CCIT III Merger, respectively.

On the afternoon of August 31, 2020, CMFT, CCPT V, CCIT II and CCIT III issued a joint press release announcing the execution of their respective merger agreements providing for the CCPT V Merger, the CCIT II Merger and the CCIT III Merger, respectively.

In accordance with the terms of the CCPT V Merger Agreement, following the execution of the CCPT V Merger Agreement, JLL, at the direction of the CCPT V Special Committee, began soliciting inquiries and proposals from third parties. The Go Shop Period End Time will occur at 11:59 p.m. (New York City time) on October 7, 2020.

Recommendation of the CCPT V Board and Its Reasons for the CCPT V Merger

In evaluating the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, the CCPT V Board considered the recommendation of the CCPT V Special Committee. In reaching their respective determinations, the CCPT V Board and the CCPT V Special Committee considered a number of factors, including the following material factors that the CCPT V Board and/or the CCPT V Special Committee viewed as supporting their respective decisions with respect to the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, which factors they believed were relevant whether CCPT V combines with CMFT alone or together with either of CCIT II or CCIT III:

•	the risks associated with alternatives to the CCPT V Merger, namely:

•

CCPT V’s prospects as a standalone company are limited by its size relative to its general and administrative expenses and by the difficulty it would have raising equity capital due to current market conditions for single tenant and multi-tenant retail real estate (including as a result of the COVID-19 pandemic);

•

CCPT V’s size, the mix of assets within its portfolio and other factors would have made it difficult to achieve favorable pricing if CCPT V chose to explore a liquidity event involving a listing of its shares on a national securities exchange; and

•

CCPT V’s mix of assets and current market views on retail real estate (particularly in light of the effects of the COVID-19 pandemic) would have made it difficult to find a buyer willing to purchase the entire entity at a favorable price and any alternative involving a sale of the company would likely have had to be implemented by selling off CCPT V’s assets in multiple transactions, thereby increasing transaction costs and execution risks during an extended sales period.

•	the value of the merger consideration based on the CCPT V Exchange Ratio represents a significant premium of 3.75% to the CCPT V NAV Per Share.

•

the receipt of shares of CMFT Common Stock as merger consideration provides CCPT V stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential benefits, including the following:

•	better positioning for the Combined Company to take advantage of opportunities post-COVID-19, including facilitating an eventual liquidity event, as a result of its increased size and scale;

•

the Combined Company will have significantly increased scale, including a more diversified portfolio (both in terms of asset type and geography), enhanced tenant diversity and larger investment grade tenant exposure;

•	the increased size of the Combined Company will likely improve access to capital markets, which can be used to support acquisitions that drive growth in stockholder value;

•

general and administrative expenses relative to gross asset value of the Combined Company will be lower than those of CCPT V due to a reduction in annual fees paid to the external advisor and other cost savings, as well as increased gross asset value;

•	significant cost of capital advantages generally enjoyed by REITs with higher capitalizations;

•	the Combined Company’s larger asset base would provide it with greater flexibility to recycle non-core assets; and

•	the ratio of debt to gross asset value for the Combined Company will be lower than that of CCPT V.

•

the CCPT V Board’s and CCPT V Special Committee’s belief that the Combined Company would be better positioned than CCPT V alone to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size, portfolio diversity and other factors noted above.

•

the integrated organizational structure of the Combined Company will allow CMFT Management, which is managed by the same individuals who manage CR V Management and the advisors of CCIT II and CCPT V, to focus its efforts on the operation of the Combined Company instead of on separate REITs and thereby to achieve substantial operating and cost efficiencies.

•

solely with respect to the determination made by the CCPT V Special Committee, the financial analysis reviewed by JLL with the CCPT V Special Committee as well as the opinion of JLL orally rendered to the CCPT V Special Committee on August 30, 2020 (which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the CCPT V Special Committee dated August 30, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of CCPT V Common Stock of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement. See “Opinion of the CCPT V Special Committee’s Financial Advisor.”

•

the CCPT V Exchange Ratio is fixed and will not be adjusted in the event of any change in the relative values of CCPT V or CMFT, which provides certainty as to the pro forma percentage ownership of the Combined Company by CCPT V stockholders and limits the impact of external forces on the CCPT V Merger.

•

the CCPT V Merger Agreement provides CCPT V with a consent right over CMFT waiving any material adverse change closing conditions set forth in the definitive agreements with respect to such other Mergers, therefore mitigating the risk of certain adverse events arising for the Combined Company from the CCIT II Merger or CCIT III Merger.

•

the CCPT V Merger Agreement provides CCPT V with a right to terminate the CCPT V Merger Agreement if the CCIT II Merger Agreement is amended to increase the exchange ratio for CCIT II stockholders set forth therein such that it exceeds a 15% premium to the CCIT II NAV Per Share, which limits the impact of potential dilution to the CCPT V stockholders.

•

the CCPT V Merger Agreement provides CCPT V with a right to receive a corresponding portion of cash consideration if the CCIT II Merger Agreement is amended such that the consideration payable in the CCIT II transaction includes a cash portion.

•

the CCPT V Merger Agreement provides CCPT V the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal (as defined in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) that did not result from a material breach of the non-solicitation provisions of the CCPT V Merger Agreement, to give notice of its intention to terminate the CCPT V Merger Agreement to enter into an agreement for a Superior Proposal and/or effect an Adverse Recommendation Change (as defined in “The CCPT V Merger Agreement—Covenants and Agreements— Alternative Acquisition Proposals; Change in Recommendation”), subject to certain conditions.

•

the CCPT V Merger Agreement provides CCPT V a 38-day “go shop” period during which the CCPT V Special Committee may actively solicit any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal (as defined in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) by way of contacting third parties, providing an opportunity for CCPT V to terminate the CCPT V Merger Agreement after complying with applicable provisions to enter into an agreement for a Superior Proposal in connection with the “go shop” process upon the payment to CMFT of a $4,170,000 termination fee (which represents approximately 1.75% of CCPT V’s equity value as of June 30, 2020).

•

after expiration of the “go shop” period, the CCPT V Merger Agreement provides CCPT V with the ability, under certain specified circumstances, to consider an Acquisition Proposal if the CCPT V Special Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal and provides the CCPT V Board with the ability, under certain specified circumstances, to make an Adverse Recommendation Change and to terminate the CCPT V Merger Agreement in order to enter into an agreement with respect to a Superior Proposal outside of the “go shop” process upon payment to CMFT of a $9,170,000 termination fee (which represents approximately 3.25% of CCPT V’s equity value as of June 30, 2020) and up to $1,670,000 (which represents approximately 0.5% of CCPT V’s equity value as of June 30, 2020) as reimbursement for expenses incurred by CMFT in connection with the CCPT V Merger.

•

the CCPT V Board may also change or withdraw its recommendation in the instance of an Intervening Event (as defined in “The CCPT V Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”), even after the Go Shop Period End Time.

•

in the event CCPT V terminates the CCPT V Merger Agreement due to a breach of CMFT’s representations and warranties, CCPT V is entitled to collect its transaction expenses from CMFT in an aggregate amount of up to $1,670,000.

•

pursuant to the Termination Agreement, CR V Management agreed to waive the receipt of “Subordinated Performance Fees” and “Disposition Fees” (each as defined in the CCPT V Advisory Agreement) to which it may have otherwise been entitled under the CCPT V Advisory Agreement in connection with the CCPT V Merger.

•

the CCPT V Merger Agreement permits CCPT V to continue to pay its stockholders regular monthly dividends in the ordinary course of business through the effective date of the CCPT V Merger at an annual rate of up to 5.0% of the net asset value of CCPT V as of June 30, 2020, ratably over the calendar year.

•

the CCPT V Merger Agreement does not include a condition to closing with respect to any of the REITs’ existing debt arrangements, which increases certainty of close; and CIM’s belief that it has strong relationships with the REITs’ credit facility banks and is highly confident that credit facility consents, which are not conditions to the closing of the CCPT V Merger Agreement, will be obtained; and any possible breakage costs associated with mortgage loans would not exceed $5 million.

•

the CCPT V Merger Agreement, the CCPT V Merger and the transactions contemplated by the CCPT V Merger Agreement were negotiated on an arm’s length basis between the CCPT V Special Committee and its advisors, on the one hand, and CMFT and its advisors, on the other hand.

•

the CCPT V Merger and the CCPT V Charter Amendment are each subject to approval by CCPT V stockholders, which requires the affirmative vote of a majority of votes entitled to be cast on the CCPT V Merger and the CCPT V Charter Amendment.

•

the intent for the CCPT V Merger to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of CMFT Common Stock in the CCPT V Merger on a tax-deferred basis.

•

the commitment on the part of each of CCPT V and CMFT to complete the CCPT V Merger as reflected in their respective obligations under the terms of the CCPT V Merger Agreement and the absence of any required government consents.

•

the other terms of the CCPT V Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the CCPT V Merger Agreement and a covenant prohibiting CMFT from waiving the “material adverse effect” covenants in each of the CCIT II Merger Agreement and the CCIT III Merger Agreement.

•

the negative effects resulting from the COVID-19 pandemic generally cannot form the basis for CMFT’s refusing to close the transaction as the result of a material adverse change with respect to CCPT V.

The CCPT V Board and the CCPT V Special Committee also considered a variety of risks and other potentially negative factors in considering the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, including the following material factors:

•

the risk that the value of the CMFT Common Stock to be received by CCPT V stockholders may decline as a result of the CCPT V Merger (or the other Mergers) if the Combined Company does not achieve the perceived benefits of the CCPT V Merger (or the other Mergers) as rapidly or to the extent anticipated.

•	the risk that the Combined Company may not achieve a liquidity event on favorable terms.

•

the risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to CCPT V.

•	the risk that CMFT’s plan to dispose of non-core assets and deploy the proceeds to acquire net lease properties and secured mortgage debt may take longer, or raise less proceeds, than expected.

•

the terms of the CCPT V Merger Agreement that limit the ability of CCPT V to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other activities that constitute an Acquisition Proposal after the “go shop” period ends on October 7, 2020.

•

the risk that CCPT V would be less likely to enter into a Superior Proposal or that a Superior Proposal would be less attractive than it otherwise would be on account of (i) the fees that may be payable to CR V Management under the CCPT V Advisory Agreement in the event of a sale of CCPT V in connection with a Superior Proposal and (ii) the termination fees payable to CMFT under the CCPT V Merger Agreement in connection with certain circumstances relating to a Superior Proposal.

•

the risk that, while the CCPT V Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the CCPT V Merger will be satisfied or waived.

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the CCPT V Merger.

•	the risk of stockholder litigation relating to the CCPT V Merger.

•

the obligations under the CCPT V Merger Agreement regarding the restrictions on the operation of CCPT V’s business during the period between signing the CCPT V Merger Agreement and the completion of the CCPT V Merger may delay or prevent CCPT V from undertaking business opportunities that may arise or any other actions it would otherwise take with respect to its operations absent the pending completion of the CCPT V Merger.

•	the expenses to be incurred by CCPT V in connection with pursuing the CCPT V Merger.

•	the fact that the CMFT Management Agreement provides for a significant termination fee in the event of a liquidity event or an internalization.

•	the completion of the CCPT V Merger is not contingent on the completion of the CCIT II Merger or the CCIT III Merger.

•	the risk that if the CCIT II Merger or the CCIT III Merger is not completed, the CCPT V/CMFT Combined Company may compete with CCIT II and CCIT III.

•

the managers of CCPT V and CMFT are affiliated entities, and CCPT V and CMFT have a common sponsor; therefore, conflicts of interest may have been involved when the individuals that comprised the management teams of each entity that assisted the respective companies in connection with the Mergers, and some of CCPT V’s directors and executive officers have interests with respect to the CCPT V Merger that are different from, and in addition to, those of the CCPT V stockholders generally, as more fully described in the sections entitled “—Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger” and “—Interests of CMFT’s Directors and Executive Officers in the CCPT V Merger” in this proxy statement/prospectus.

•	the risk that CCPT V stockholders do not approve the CCPT V Merger or the CCPT V Charter Amendment.

•	the risk that any required debt consents may not be obtained or may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced.

•

the possibility that deteriorating market conditions will result in utilization of additional reserves (above CMFT’s reserves on its books) to address a nonperforming loan that is expected to be foreclosed in the near term.

•	the fact that the CCPT V Merger Agreement provides for certain payments by CCPT V upon termination, including:

•

the CCPT V Merger Agreement provides that CCPT V will pay CMFT a termination fee equal to $4,170,000 in connection with entering into and carrying out any and all acts contemplated by the CCPT V Merger Agreement if the CCPT V Merger Agreement is terminated for a Superior Proposal in connection with the “go shop” process (which termination payment may deter potential third party bidders);

•

the CCPT V Merger Agreement provides that CCPT V will pay CMFT a termination fee equal to $9,170,000 if after the “go shop” period, the CCPT V Merger Agreement is terminated (i) for a Superior Proposal, (ii) for an Adverse Recommendation Change or (iii) if CCPT V eventually consummates an Acquisition Proposal outside of the “go shop” process within 12 months of such termination (provided the various conditions and procedural requirements are met);

•

the CCPT V Merger Agreement provides that CCPT V will pay CMFT its transaction expenses (up to an aggregate amount of $1,670,000) in the event CMFT terminates the CCPT V Merger Agreement due to CCPT V’s breach of its representations and warranties and in connection with certain other terminations; and

•

in addition, in the case that CCPT V terminates the CCPT V Merger Agreement to enter into a Superior Proposal with a third party, it will have to pay CR V Management a Subordinated Performance Fee (as defined in the CCPT V Advisory Agreement).

•

under the terms of the CCPT V Merger Agreement, CCPT V must put the CCPT V Merger to a vote of CCPT V stockholders even if the CCPT V Board has made an Adverse Recommendation Change (unless the CCPT V Merger Agreement is terminated in accordance with its terms).

•

each of CMFT, CCIT II, CCIT III and CCPT V is managed by affiliates of CCO Group, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Mergers.

•	the risk of diverting management’s focus and resources from operational matters and other strategic opportunities while working to implement the CCPT V Merger.

•	in the event the Combined Company becomes publicly traded, externally managed REITs, which the Combined Company is expected to be, tend not to have as high of valuations as internally managed REITs.

•	the fact that CCPT V would be required to temporarily suspend the CCPT V DRIP and CCPT V’s share redemption program.

•	the substantial costs to be incurred in connection with the CCPT V Merger, including the transaction expenses arising from the CCPT V Merger (and the CCIT II Merger and CCIT III Merger).

•

the restrictions on the conduct of CCPT V’s business prior to the consummation of the CCPT V Merger, which could delay or prevent CCPT V from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CCPT V absent the pending completion of the CCPT V Merger.

•	following the Go Shop Period End Time, CCPT V may not actively solicit Acquisition Proposals which have the potential to create more value for CCPT V stockholders than the CCPT V Merger.

•	the CCPT V stockholders are not entitled to dissenters’ or appraisal rights in connection with the CCPT V Merger.

•	the CCPT V Merger Agreement did not require the receipt of any debt commitment letter at signing in connection with CMFT’s anticipated repayment of unsecured debt of CCPT V, CCIT II or CCIT III.

•

the negative effects resulting from the COVID-19 pandemic generally cannot form the basis for CCPT V’s refusing to close the transaction as the result of a material adverse change with respect to CMFT.

•

the CCPT V Exchange Ratio is fixed and will not fluctuate as a result of changes in the value of CCPT V or CMFT, such that a decline in the value of CMFT unmatched by a similar decline in the value of CCPT V, or an increase in the value of CCPT V without a similar increase in the value of CMFT, would impact the relative value of CMFT in a manner adverse to CCPT V.

•	the types and nature of the risks described under the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing discussion of the factors considered by the CCPT V Board and the CCPT V Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes certain material factors considered by the CCPT V Board and the CCPT V Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, and the complexity of these matters, the CCPT V Board and the CCPT V Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individuals may have given different weights to different factors. The CCPT V Board and the CCPT V Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the CCPT V Merger Agreement, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement.

The explanation and reasoning of the CCPT V Board and the CCPT V Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Opinion of the CCPT V Special Committee’s Financial Advisor

The CCPT V Special Committee retained JLL to act as its financial advisor in connection with the transactions contemplated by the CCPT V Merger Agreement. On August 30, 2020, JLL orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL’s written opinion addressed to the CCPT V Special Committee, dated August 30, 2020, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement is fair, from a financial point of view, to the holders of CCPT V Common Stock (other than CMFT, Merger Sub and their respective affiliates (for purposes of this section, the “Excluded Persons”)).

JLL’s opinion was directed to the CCPT V Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of CCPT V Common Stock (other than the Excluded Persons) of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement and did not address any other aspect or implication of the CCPT V Merger or any other agreement, arrangement or understanding. The summary of JLL’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JLL’s written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL in connection with the preparation of its opinion. However, neither JLL’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the CCPT V Special Committee, the CCPT V Board, any CCPT V stockholder or any other person as to how to act or vote with respect to any matter relating to the CCPT V Merger.

In connection with rendering its opinion, JLL:

(i)

reviewed certain publicly available business and financial information relating to each of CMFT (including CCIT II and CCIT III which, for purposes of this section, are referred to as the “CCIT Entities”) and CCPT V that JLL considered to be relevant;

(ii)

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of each of CMFT (including the CCIT Entities) and CCPT V made available to JLL by CMFT and CCPT V, respectively, including (a) financial projections prepared by the senior management of CCPT V relating to CCPT V for the fiscal years ending 2020 through 2024 (for purposes of this section, the “CCPT V Projections”), (b) financial projections prepared by the senior management of CMFT relating to CMFT, both standalone and pro forma after giving effect to its acquisition of the CCIT Entities, for the fiscal years ending 2020 through 2024 (for purposes of this section, the “CMFT Projections” and, together with the CCPT V Projections, the “Projections”) and (c) historical audited financial statements and certain internal financial statements and other operating data concerning CCPT V, CMFT, the CCIT Entities and the Advisors (as defined below) prepared by the senior management of the respective entities;

(iii)

reviewed certain estimates as to the amount and timing of cost savings (for purposes of this section, the “Cost Savings”), in each case anticipated by CCPT V, CMFT and the CCIT Entities to result from the Mergers;

(iv)	reviewed certain SEC filings that JLL considered to be relevant;

(v)	reviewed rent rolls of the properties of CCPT V, CMFT and the CCIT Entities;

(vi)

reviewed (a) the CCPT V Advisory Agreement, (b) the CMFT Management Agreement, (c) the Advisory Agreement, dated as of August 27, 2013, as amended by the First Amendment thereto, dated as of November 12, 2013, by and between CCIT II and Cole Corporate Income Management II, LLC (for purposes of this section, “CCI II Management”), and (d) the Advisory Agreement, dated as of September 22, 2016, as amended by the First Amendment thereto, dated as of June 23, 2017, by and between CCIT III and Cole Corporate Income Management III, LLC (for purposes of this section, “CCI III Management”, and together with CR V Management, CMFT Management and CCI II Management, the “Advisors”);

(vii)

discussed the past and current operations, capitalization and financial condition and the prospects of each of CCPT V, CMFT and the CCIT Entities with senior executives of CCPT V, CMFT, the CCIT Entities and the Advisors;

(viii)

reviewed the financial terms, to the extent publicly available, of certain publicly-traded net lease, retail, and mortgage REITs and other publicly traded companies that JLL considered to be generally relevant and compared to CCPT V and CMFT (including the CCIT Entities);

(ix)	reviewed third-party research on the net lease, retail, and mortgage sectors from Green Street Advisors and other reputable third-party sources;

(x)	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies that JLL considered to be relevant;

(xi)	reviewed the trading history of publicly traded companies that JLL considered to be generally relevant;

(xii)	reviewed the draft CCPT V Merger Agreement, dated August 30, 2020, and certain related documents;

(xiii)

performed a discounted cash flow analysis, net asset value analysis and comparable trading analysis for each of CMFT (pro forma after giving effect to its acquisition of the CCIT Entities) and CCPT V based on the CMFT Projections and the CCPT V Projections, respectively, and other financial analyses considering other factors as JLL deemed appropriate; and

(xiv)	performed such other analyses, studies and investigations, and considered such other factors, as JLL deemed appropriate.

JLL assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with JLL (including information that is available from generally recognized public sources) for the purposes of its opinion. With respect to the financial projections provided to JLL, with the CCPT V Special Committee’s consent, JLL assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the senior management of CCPT V or CMFT, as applicable, as to the future financial performance of CCPT V or CMFT, as applicable, and the other matters covered thereby. JLL assumed no responsibility for and expressed no view as to such forecasts or any other forward-looking information or the assumptions on which they were based, and JLL relied upon the assurances of the senior management of CCPT V and CMFT that they were unaware of any facts that would make the information provided to or reviewed by JLL incomplete or misleading. In rendering its opinion, JLL expressed no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. JLL did not perform an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of CCPT V or CMFT (both inclusive and exclusive of the CCIT Entities), including CCPT V’s or CMFT’s (both inclusive and exclusive of the CCIT Entities’) real estate portfolio, participation loans and commercial mortgage-backed securities, nor was JLL furnished with any such appraisals, and with the CCPT V Special Committee’s consent, JLL relied upon and assumed the accuracy of information provided by CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities) concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the ownership interest of CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities) in each of their respective properties and the economic terms of any interests held by other parties in such properties; (iv) the number of outstanding shares of CCPT V Common Stock, CMFT Common Stock, common stock, par value $0.01 per share, of CCIT II and common stock, par value $0.01 per share of CCIT III; and (v) the balance sheet value determinations for non-real estate assets and liabilities of CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities) and any transaction expense and other adjustments. In particular, JLL did not express any opinion as to the value of any asset or liability of CCPT V or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries, whether at current market prices or in the future. JLL did not assume any obligation to conduct, nor has JLL conducted, any physical inspection of the properties or facilities of CCPT V, CMFT, the CCIT Entities or Merger Sub. For purposes of valuing CCPT V’s and CMFT’s (both inclusive and exclusive of the CCIT Entities’) assets and liabilities (other than certain of CMFT’s assets related to debt investments), JLL relied upon and assumed the accuracy of the market valuations provided in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 of each of CCPT V, CMFT and the CCIT Entities. For purposes of valuing CMFT’s interests in certain debt investments, JLL relied upon and assumed the accuracy of the market valuations provided by management of CMFT, and with the CCPT V Special Committee’s consent, valued, as of the date of JLL’s opinion, certain owned commercial real estate loans held on CMFT’s publicly available balance sheet as of June 30, 2020, other than certain owned commercial real estate loans issued since June 30, 2020, for which, with the CCPT V Special Committee’s consent, JLL assumed the accuracy of the market valuation provided by senior management of CMFT. Representatives of CCPT V advised JLL, and JLL relied upon and assumed, without independent verification, that (a) the terms of the Mergers were negotiated on an arms-length basis, and (b) CCPT V would be willing to enter into the CCPT V Merger with a party that is not an affiliate of CCPT V.

In arriving at its opinion, JLL did not take into account any litigation that was pending or may be brought against CCPT V, CMFT, the CCIT Entities or any of their respective affiliates or representatives. JLL was advised by CCPT V and CMFT that CCPT V, CMFT and the CCIT Entities had each operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since each of their respective formations as a REIT and further assumed, at the direction of the CCPT V Special Committee, that the Transaction would not adversely affect the status or operations of CCPT V, CMFT or the CCIT Entities. JLL also assumed, at the direction of the CCPT V Special Committee, that each of the Mergers would qualify as a tax-free reorganization transaction. In addition, JLL did not evaluate the solvency or fair value of any party to the CCPT V Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, JLL assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of CCPT V or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to CCPT V or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries, was made available to JLL. JLL also assumed, with the CCPT V Special Committee’s consent, that the final executed CCPT V Merger Agreement would not differ in any material respect from the draft CCPT V Merger Agreement reviewed by JLL, that the representations and warranties of each party set forth in the CCPT V Merger Agreement were true and correct, that each party to the CCPT V Merger Agreement would perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the CCPT V Merger set forth in the CCPT V Merger Agreement would be timely satisfied and not modified or waived and that the CCPT V Merger would be consummated in accordance with the terms set forth in the CCPT V Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to JLL’s analyses. JLL also relied upon and assumed, without independent verification, at the direction of the CCPT V Special Committee, that any adjustments to the CCPT V Exchange Ratio pursuant to the CCPT V Merger Agreement would not be material to JLL’s opinion or JLL’s financial analyses underlying its opinion. In addition, JLL assumed, with the CCPT V Special Committee’s consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Mergers would be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to JLL’s analyses, have an adverse effect on CCPT V or CMFT (both inclusive and exclusive of the CCIT Entities) or the contemplated benefits of the Mergers. With respect to the CCPT V Projections and the Cost Savings, JLL was advised by CCPT V, and JLL assumed, without independent investigation, that they had been reasonably prepared and, at such time, reflected the best available estimates and good faith judgment of management of CCPT V of the expected future competitive, operating and regulatory environments and related financial performance of CCPT V. With respect to the CMFT Projections, which had been prepared both standalone and pro forma after giving effect to CMFT’s acquisition of the CCIT Entities, and the Cost Savings, JLL was advised by CMFT, and JLL assumed, without independent investigation, that they had been reasonably prepared and, at such time, reflected the best available estimates and good faith judgment of management of CMFT of the expected future competitive, operating and regulatory environments and related financial performance of CMFT (both inclusive and exclusive of the CCIT Entities). JLL expressed no opinion with respect to the Projections or Cost Savings, or the assumptions on which they were based. JLL relied, at the CCPT V Special Committee’s direction, on the assessments of management of CCPT V, CMFT and the CCIT Entities as to CMFT’s ability to achieve the Cost Savings and was advised by management of CCPT V, CMFT and the CCIT Entities, and assumed, with the CCPT V Special Committee’s consent, that the Cost Savings would be realized in the amounts and at the times projected. JLL relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either CMFT (both inclusive and exclusive of the CCIT Entities) or CCPT V since the respective dates of the then most recent financial statements and other information, financial or otherwise, provided to JLL that would be material to JLL’s analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by JLL incomplete or misleading.

In addition, JLL is not a legal, accounting, regulatory or tax expert and, with the CCPT V Special Committee’s consent, JLL relied, without independent verification, on the assessment of CCPT V and its advisors with respect to such matters. JLL’s opinion did not express any opinion as to the likely value of the CCPT V Common Stock or the CMFT Common Stock following announcement of the CCPT V Merger, or the CMFT Common Stock issued pursuant to the consummation of the CCPT V Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of CCPT V or CMFT at that time. JLL was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the CCPT V Merger, the securities, assets, business or operations of CCPT V or any other party. JLL’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to JLL as of, the date of its opinion. It should be understood that, although subsequent developments may affect JLL’s opinion and the assumptions used in preparing it, JLL does not have any obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets as well as industries in which CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities) operate have experienced, and continue to experience, volatility and JLL expressed no opinion or view as to any potential effects of such volatility on CCPT V, CMFT (both inclusive and exclusive of the CCIT Entities) or the Mergers.

JLL’s opinion addressed only the fairness, from a financial point of view, to the holders of CCPT V Common Stock (other than the Excluded Persons) of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement, and JLL did not express any view as to the fairness or reasonableness of the CCPT V Merger to, or any consideration of, the holders of any other class of securities of CCPT V, creditors or other constituencies of CCPT V or its respective subsidiaries or any other term of the proposed CCPT V Merger or the other matters contemplated by the CCPT V Merger Agreement. JLL was not asked to, nor did JLL, offer any opinion as to any other term or aspect of the CCPT V Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Mergers or the form or structure of the CCPT V Merger Agreement or the likely timeframe in which the Mergers will be consummated, including, without limitation, the form or structure of the merger agreements providing for the CCIT II Merger or the CCIT III Merger and any other exchange ratio contemplated to be paid to the stockholders of the CCIT Entities in connection with the CCIT II Merger or CCIT III Merger, as applicable. Furthermore, JLL expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of any party to the CCPT V Merger Agreement or any class of such persons, relative to the consideration to be received by CCPT V stockholders in the CCPT V Merger or with respect to the fairness of any such compensation. JLL did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the CCPT V Merger Agreement, nor did JLL’s opinion address any legal, tax, regulatory or accounting matters, as to which JLL understood CCPT V had received such advice as it deemed necessary from qualified professionals, and which advice JLL relied upon in rendering its opinion. JLL expressed no view or opinion as to the financing of the CCPT V Merger or the terms or conditions upon which it may be obtained. JLL’s opinion did not address the underlying business decision of CCPT V to engage in the CCPT V Merger or the relative merits of the CCPT V Merger as compared to any strategic alternatives that may be available to CCPT V.

JLL’s opinion was only one of many factors considered by the CCPT V Special Committee in evaluating the proposed CCPT V Merger. Neither JLL’s opinion nor its analyses were determinative of the CCPT V Exchange Ratio or of the views of the CCPT V Special Committee, the CCPT V Board or CR V Management with respect to the CCPT V Merger or the CCPT V Exchange Ratio. The type and amount of consideration payable in the CCPT V Merger were determined through negotiation between CCPT V and CMFT, and the decision of CCPT V to enter into the CCPT V Merger Agreement was solely that of the CCPT V Special Committee and the CCPT V Board.

The CCPT V Special Committee advised JLL that the parties intended, to the extent reasonably possible, that the CCIT II Merger and the CCIT III Merger would be consummated on a similar time frame as the CCPT V Merger. For purposes of rendering its opinion, JLL analyzed the CCPT V Merger with and without giving effect to the CCIT II Merger and the CCIT III Merger (and, with the consent of the CCPT V Special Committee, assumed and relied upon, without independent verification, that in the latter scenario, the CCIT II Merger and the CCIT III Merger would be consummated on a similar time frame as the CCPT V Merger).

Financial Analyses

In preparing its opinion to the CCPT V Special Committee, JLL performed certain analyses described below. The summary of JLL’s analyses is not a complete description of the analyses underlying JLL’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither JLL’s opinion nor its underlying analyses is readily susceptible to summary description. JLL arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching JLL’s overall conclusion with respect to fairness, JLL did not make separate or quantifiable judgments regarding individual analyses. Accordingly, JLL believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying JLL’s analyses and opinion. For purposes of the analyses below, JLL used, with the consent of the CCPT V Special Committee, the CMFT Projections based on a status quo scenario that assumed no change in the mix of asset classes or key strategies from those pursued by CCPT V, CMFT and the CCIT Entities at the time of the CCPT V Merger Agreement and excluded the impact of the Cost Savings, as more fully described in “—Certain Unaudited Prospective Financial Information—Certain Combined Company Unaudited Prospective Financial Information” in this proxy statement/prospectus.

The following is a summary of the material financial analyses performed by JLL in connection with the preparation of its opinion and reviewed with the CCPT V Special Committee on August 30, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by JLL.

For purposes of its analyses, JLL reviewed a number of financial metrics, including:

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Cash Net Operating Income—which is calculated as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus abated/uncollected rent and minus estimated realized credit losses (as used in this section, “Cash Net Operating Income”).

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Adjusted Funds From Operations—which is calculated as Cash Net Operating Income, minus general and administrative expenses, minus advisory fees and expenses, minus cash interest paid (and as adjusted for credit loss adjustments), plus stock based compensation and plus estimated credit losses (as used in this section, “AFFO”).

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Unlevered Free Cash Flow—which is calculated as Cash Net Operating Income, less general and administrative expenses, less total leasing costs and total capital expenditures, less advisory fees and expenses, and excluding the impact of straight-line rental revenue (as used in this section, “Unlevered Free Cash Flow”).

The CCPT V Projections for CCPT V and its portfolio properties were based on estimates prepared and provided to JLL by senior management of CCPT V. The CMFT Projections for CMFT (both on a standalone basis and giving effect to both the CCIT II Merger and CCIT III Merger), CMFT’s portfolio properties and the CCIT Entities’ portfolio properties were based on estimates prepared and provided to JLL by senior management of CMFT, except as otherwise indicated. See “—Certain Unaudited Prospective Financial Information” below.

Relative Net Asset Value Analyses

JLL performed a relative net asset value analysis of CCPT V as compared to CMFT (on a standalone basis) and of CCPT V as compared to CMFT (giving effect to both the CCIT II Merger and CCIT III Merger) in order to derive two implied exchange ratio reference ranges. Due to the current macroeconomic environment as a result of the COVID-19 pandemic, many tenants leasing retail real estate assets have experienced extraordinary operational and financial difficulty and real estate debt financing markets have experienced periods of extreme dislocation. In many markets, and for certain properties (particularly, but not limited to, multi-tenant retail) there has been little, or no, sale transaction activity which can be used for comparative valuation purposes. In light of this lack of transaction activity, JLL based its real estate valuations on the assumption of a more normalized set of market conditions and there can be no assurance that asset sales in the current environment would happen at the estimated values JLL determined.

CCPT V. In performing a net asset value analysis of CCPT V, JLL conducted a separate analysis of each portfolio property of CCPT V as described more fully in the immediately following paragraph. To obtain the NAV of CCPT V, JLL added to the aggregate value of such portfolio properties CCPT V’s cash and cash equivalents, restricted cash, amounts due from affiliates, total rents and rent receivables, total prepaid expenses and other assets as of June 30, 2020, and subtracted CCPT V’s outstanding debt (including debt mark-to-market adjustments) and other liabilities as of June 30, 2020.

Senior management of CCPT V provided JLL with detailed property level data and projections for each asset, and applicable regionally-based JLL teams underwrote the financial projections for each asset. The underwriting process included review of tenant credit quality, tenant industry, lease duration, asset size, geography, market dynamics, in place deferrals or abatements and co-tenancy restrictions, among other factors that JLL, in its judgment, deemed relevant to each market and property.

CMFT (standalone). In performing a net asset value analysis of CMFT on a standalone basis, JLL conducted a separate analysis of each portfolio property of CMFT as described more fully in the immediately following paragraph. To obtain the NAV of CMFT on a standalone basis, JLL added to the aggregate value of such portfolio properties CMFT’s cash and cash equivalents, restricted cash, amounts due from affiliates, total rents and rent receivables, total prepaid expenses and other assets as of June 30, 2020, and subtracted CMFT’s outstanding debt (including debt mark-to-market adjustments) and other liabilities as of June 30, 2020.

Senior management of CMFT provided JLL with detailed property level data and projections for each asset, and applicable regionally-based JLL teams underwrote the financial projections for each asset. The underwriting process included review of tenant credit quality, tenant industry, lease duration, asset size, geography, market dynamics, in place deferrals or abatements and co-tenancy restrictions, among other factors that JLL, in its judgment, deemed relevant to each market and property. JLL also reviewed certain of CMFT’s assets related to debt investments, specifically certain commercial real estate loan investments, which included a review of the economic structure of the loans and attributes of the underlying collateral. Furthermore, JLL reviewed CMFT’s broadly syndicated loan (“BSL”) portfolio, which consists of actively-traded participation loans. Senior management of CMFT provided JLL with the value of the BSL portfolio as of August 27, 2020 by giving JLL the pricing data for such loans derived from the data of a third-party provider. With the consent of the CCPT V Special Committee, JLL relied upon the pricing data for such loans provided by senior management of CMFT and did not independently verify or adjust the values relating to the BSL portfolio that senior management of CMFT provided to JLL. Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of August 27, 2020. With the consent of the CCPT V Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of CMFT provided to JLL.

CMFT (giving effect to both the CCIT II Merger and CCIT III Merger). In performing a net asset value analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger), in addition to the analyses of the portfolio properties of CMFT as previously described, JLL conducted a separate analysis of each portfolio property of the CCIT Entities as described more fully in the immediately following paragraph to create a pro forma analysis for CMFT after giving effect to both the CCIT II Merger and CCIT III Merger. To obtain the NAV of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger), JLL added to the aggregate value of such portfolio properties the sum of CMFT’s and the CCIT Entities’ cash and cash equivalents, restricted cash, amounts due from affiliates, total rents and rent receivables, total prepaid expenses and other assets as of June 30, 2020, and subtracted the sum of CMFT’s and the CCIT Entities’ outstanding debt (including debt mark-to-market adjustments) and other liabilities as of June 30, 2020.

Senior management of CMFT and each of the CCIT Entities provided JLL with detailed property level data and projections for each asset, and applicable regionally-based JLL teams underwrote the financial projections for each asset. The underwriting process included review of tenant credit quality, tenant industry, lease duration, asset size, geography, market dynamics, in place deferrals or abatements and co-tenancy restrictions, among other factors that JLL, in its judgment, deemed relevant to each market and property.

Implied Exchange Ratio References Ranges. The results of the relative net asset value analyses summarized above indicated the following implied exchange ratio reference ranges, as compared to the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock:

•	2.275x to 3.117x, based on the results of the relative net asset value analysis of CCPT V and the net asset value analysis of CMFT on a standalone basis; and

•	2.305x to 3.160x, based on the results of the relative net asset value analysis of CCPT V and the net asset value analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger).

Comparable Trading Analyses

JLL reviewed and compared certain publicly available financial information, market multiples and ratios relating to each of CCPT V, CMFT (both inclusive and exclusive of the CCIT Entities) with equivalent publicly available data for companies that share similar business characteristics with such entities to derive an implied per share value reference range for each of CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities). With respect to (a) CCPT V, JLL reviewed nine publicly traded North American retail REITs, (b) CMFT, JLL reviewed thirteen publicly traded North American retail REITs and (c) each of the CCIT Entities, JLL reviewed four North American office/industrial REITs. The selected companies were as follows:

CCPT V:	Essential Properties Realty Trust, Inc.	CMFT:	Agree Realty Corporation	CCIT Entities:	W.P. Carey Inc.

	Getty Realty Corp.		Spirit Realty Capital, Inc.		Global Net Lease, Inc.

	Weingarten Realty Investors		Essential Properties Realty Trust, Inc.		Gladstone Commercial Corporation

	Whitestone REIT		Getty Realty Corp.		Office Properties Income Trust

	Site Centers Corp.		Weingarten Realty Investors

	Retail Properties of America, Inc.		Whitestone REIT

	Kite Realty Group Trust		Kimco Realty Corporation

	RPT Realty		Brixmor Property Group Inc.

	Cedar Realty Trust, Inc.		Site Centers Corp.

Retail Properties of America, Inc.

Kite Realty Group Trust

RPT Realty

Cedar Realty Trust, Inc.

None of the selected publicly traded companies utilized in the comparable trading analyses is identical to CCPT V, CMFT, CCIT II or CCIT III. In evaluating such selected companies, JLL made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of any of the REITs involved in the Mergers, such as the impact of competition on CCPT V, CMFT, CCIT II and CCIT III, and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CCPT V, CMFT, CCIT II and CCIT III, in their respective industries, or in the financial markets in general.

2021E AFFO Multiple Analysis. JLL first derived implied exchange ratio reference ranges for the CCPT V Merger on the basis of the 2021E AFFO of each of CCPT V and CMFT (both inclusive and exclusive of the CCIT Entities).

For each of the selected companies, JLL analyzed the ratio of price to AFFO, and JLL also analyzed the implied capitalization rate applied to calendar year 2021 estimated Cash Net Operating Income, in each case based on consensus Wall Street analyst research (for purposes of this section, “Street consensus”). On the basis of such information, JLL derived a range of multiples of AFFO based on appropriate sector weighting of the selected publicly traded companies. The multiples for each of the selected companies were calculated using their respective closing prices on August 27, 2020, and were based on the most recent publicly available information and Street consensus estimates. The following tables reflect the results of this analysis:

	AFFO Multiple 2021E		Implied Per Share Equity Value
	Low	High	Low	High
CCPT V	11.3x	13.3x	$16.06	$18.89
CMFT (standalone)	10.9x	12.9x	$6.37	$7.08
CMFT (giving effect to both the CCIT II Merger and CCIT III Merger)	10.9x	12.9x	$5.99	$6.76

In arriving at the implied per share equity values for CMFT (both inclusive and exclusive of the CCIT Entities) set forth above, JLL made certain adjustments related to CMFT’s loan investments with the consent of the CCPT V Special Committee. Furthermore, with the consent of the CCPT V Special Committee, JLL made adjustments to cash flows to deduct certain non-recurring expense items that occurred in 2019, and made conforming adjustments for fiscal years ending 2020 through 2024. JLL applied the low and high AFFO multiples derived from the selected companies set forth in the table above to CMFT’s 2021E AFFO, excluding AFFO from debt investments. JLL made judgments and adjustments to the value of CMFT’s debt investments as outlined below and added these amounts to the aforementioned value implied by AFFO multiples. JLL also added the excess cash balance of CMFT which is described below.

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CRE Loan Investments—Senior management of CMFT provided JLL with the book value of CMFT’s commercial real estate loan portfolio. JLL applied a 90% to 100% price-to-book ratio to the book value of the CRE loan investments of CMFT to account for public market pricing based on comparable publicly listed commercial mortgage REITs.

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CMBS Investments—Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of August 27, 2020. With the consent of the CCPT V Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of CMFT provided to JLL.

•	BSL Portfolio—The fair market value of the BSL portfolio was determined as described above under “—Relative Net Asset Value Analyses.”

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Excess Cash—In JLL’s professional experience, CMFT carries a greater cash balance relative to its peer group. With the consent of the CCPT V Special Committee, JLL assumed a proportion of the existing cash balance constitutes excess cash which could otherwise be invested to generate cash flow and therefore included such excess cash in the implied equity value determination.

The AFFO multiple analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock:

•	2.268x to 2.965x based on the results of the AFFO multiple analysis of CCPT V and the AFFO multiple analysis of CMFT on a standalone basis; and

•	2.374x to 3.153x based on the results of the AFFO multiple analysis of CCPT V and the AFFO multiple analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger).

Implied Cap Rate Analysis. JLL next derived implied exchange ratio reference ranges for the CCPT V Merger on the basis of applicable Street consensus implied capitalization rates.

For each of CCPT V and CMFT (both standalone and giving effect to the CCIT II Merger and CCIT III Merger), JLL applied the implied capitalization rate to estimated Cash Net Operating Income of the applicable entity for the year ended December 31, 2021, based on Street consensus. On the basis of such information, JLL derived a range of implied capitalization rates based on appropriate sector weighting of the selected publicly traded companies. The following tables reflect the results of this analysis:

	Implied Cap Rate		Implied Per Share Equity Value
	Low	High	Low	High
CCPT V	6.6%	7.6%	$14.55	$20.07
CMFT (standalone)	6.6%	7.6%	$6.03	$7.37
CMFT (giving effect to both the CCIT II Merger and CCIT III Merger)	6.6%	7.6%	$5.94	$7.31

In arriving at the implied per share equity values for CMFT (both inclusive and exclusive of the CCIT Entities) set forth above, JLL made certain adjustments related to CMFT’s loan investments. JLL applied the implied cap rates in the table above to CMFT’s 2021E Cash Net Operating Income, excluding Cash Net Operating Income from debt investments. JLL made judgments and adjustments to the value of CMFT’s debt investments as outlined below and added these amounts to the aforementioned value implied by 2021E Cash Net Operating Income and the implied cap rate ranges. JLL also added the excess cash balance which is described below.

•

CRE Loan Investments—Senior management of CMFT provided JLL with the book value of CMFT’s commercial real estate loan portfolio. JLL applied a 90% to 100% price-to-book ratio to the book value of the CRE loan investments of CMFT to account for public market pricing based on comparable publicly listed commercial mortgage REITs.

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CMBS Investments—Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of August 27, 2020. With the consent of the CCPT V Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of CMFT provided to JLL.

•	BSL Portfolio—The fair market value of the BSL portfolio was determined as described above under “—Relative Net Asset Value Analyses.”

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Excess Cash—In JLL’s professional experience, CMFT carries a greater cash balance relative to its peer group. With the consent of the CCPT V Special Committee, JLL assumed a proportion of the existing cash balance constitutes excess cash which could otherwise be invested to generate cash flow and therefore included such excess cash in the implied equity value determination.

The implied cap rate analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock:

•	1.974x to 3.327x based on the results of the implied cap rate analysis of CCPT V and the implied cap rate analysis of CMFT on a standalone basis; and

•	1.990x to 3.379x based on the results of the implied cap rate analysis of CCPT V and the implied cap rate analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger).

Discounted Cash Flow Analyses

CCPT V. JLL performed a discounted cash flow analysis of CCPT V by calculating the estimated present value as of July 1, 2020 of the standalone Unlevered Free Cash Flows that CCPT V was forecasted to generate during the six-month period ending December 31, 2020 and during the twelve-month periods ending December 31, 2021 through December 31, 2024, in each case according to projections prepared by senior management of CCPT V. JLL calculated terminal values for purposes of such analysis by applying a perpetuity growth rate of 1.5% to standalone terminal Unlevered Free Cash Flows and such terminal values were then discounted to present value

(as of July 1, 2020) using a selected range of discount rates of 6.1% to 7.1%, which was derived from CCPT V’s estimated weighted average cost of capital. With the consent of the CCPT V Special Committee, JLL made adjustments to cash flows to deduct certain non-recurring expense items that occurred in 2019, and made conforming adjustments for fiscal years ending 2020 through 2024. This analysis indicated an implied per share equity value reference range of $13.90 to $19.73, rounded to the nearest $0.01.

CMFT (standalone). JLL performed a discounted cash flow analysis of CMFT (without giving effect to both the CCIT II Merger and CCIT III Merger) by calculating the estimated present value as of July 1, 2020 of the standalone Unlevered Free Cash Flows that CMFT (without giving effect to both the CCIT II Merger and CCIT III Merger) was forecasted to generate during the six-month period ending December 31, 2020 and during the twelve-month periods ending December 31, 2021 through December 31, 2024, in each case according to projections prepared by senior management of CMFT. JLL calculated terminal values for purposes of such analysis by applying a perpetuity growth rate of 1.3% to standalone terminal Unlevered Free Cash Flows and such terminal values were then discounted to present value (as of July 1, 2020) using a selected range of discount rates of 5.6% to 6.6%, which was derived from CMFT’s estimated weighted average cost of capital (without giving effect to either the CCIT II Merger or CCIT III Merger). With the consent of the CCPT V Special Committee, JLL made adjustments to cash flows to deduct certain non-recurring expense items that occurred in 2019, and made conforming adjustments for fiscal years ending 2020 through 2024. JLL also made certain adjustments related to CMFT’s debt investments and excess cash, which are described in more detail below. This analysis indicated an implied per share equity value reference range of $7.11 to $9.07, rounded to the nearest $0.01.

CMFT (giving effect to both the CCIT II Merger and CCIT III Merger). JLL performed a discounted cash flow analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger) by calculating the estimated present value as of July 1, 2020 of the standalone Unlevered Free Cash Flows that CMFT (giving effect to both the CCIT II Merger and CCIT III Merger) was forecasted to generate during the six-month period ending December 31, 2020 and during the twelve-month periods ending December 31, 2021 through December 31, 2024, in each case according to projections prepared by senior management of CMFT. JLL calculated terminal values for purposes of such analysis by applying a perpetuity growth rate of 1.3% to standalone terminal Unlevered Free Cash Flows and such terminal values were then discounted to present value (as of July 1, 2020) using a selected range of discount rates of 5.7% to 6.7%, which was derived from CMFT’s estimated weighted average cost of capital (giving effect to both the CCIT II Merger and CCIT III Merger). With the consent of the CCPT V Special Committee, JLL made adjustments to cash flows to deduct certain non-recurring expense items that occurred in 2019, and made conforming adjustments for fiscal years ending 2020 through 2024. JLL also made certain adjustments related to CMFT’s debt investments and excess cash, which are described in more detail below. This analysis indicated an implied per share equity value reference range of $7.13 to $9.11, rounded to the nearest $0.01.

Adjustments for Debt Investments and Excess Cash—CMFT (standalone) and CMFT (giving effect to both the CCIT II Merger and CCIT III Merger). In arriving at its implied per share equity value estimates for CMFT, both standalone and giving effect to both the CCIT II Merger and CCIT III Merger, JLL made certain adjustments related to CMFT’s loan investments. JLL excluded Unlevered Free Cash Flow generated from CMFT’s debt investments and made judgments and adjustments to the value of CMFT’s debt investments as outlined below and added these amounts to the aforementioned value implied by JLL’s discounted cash flow analysis. JLL also added the excess cash balance which is described below.

•

CRE Loan Investments—Senior management of CMFT provided JLL with the book value of CMFT’s commercial real estate loan portfolio. JLL applied a 90% to 100% price-to-book ratio to the book value of the CRE loan investments of CMFT to account for public market pricing based on comparable publicly listed commercial mortgage REITs.

•

CMBS Investments—Senior management of CMFT provided fair market value estimates of CMFT’s CMBS investments as of August 27, 2020. With the consent of the CCPT V Special Committee, JLL did not independently verify or adjust the values relating to the CMBS investments that senior management of CMFT provided to JLL.

•	BSL Portfolio—The fair market value of the BSL portfolio was determined as described above under “—Relative Net Asset Value Analyses.”

•

Excess Cash—In JLL’s professional experience, CMFT carries a greater cash balance relative to its peer group. With the consent of the CCPT V Special Committee, JLL assumed a proportion of the existing cash balance constitutes excess cash which could otherwise be invested to generate cash flow and therefore included such excess cash in the implied equity value determination.

Implied Exchange Ratio References Ranges. The discounted cash flow analyses summarized above indicated the following implied exchange ratio reference ranges, as compared to the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock:

•	1.532x to 2.775x based on the results of the discounted cash flow analysis of CCPT V and the discounted cash flow analysis of CMFT on a standalone basis; and

•	1.525x to 2.768x based on the results of the discounted cash flow analysis of CCPT V and the discounted cash flow analysis of CMFT (giving effect to both the CCIT II Merger and CCIT III Merger).

Other Matters

JLL was engaged by the CCPT V Special Committee to act as its financial advisor in connection with the CCPT V Merger and provide financial advisory services, including an opinion to the CCPT V Special Committee as to the fairness, from a financial point of view, to the holders of CCPT V Common Stock (other than the Excluded Persons) of the CCPT V Exchange Ratio provided for in the CCPT V Merger pursuant to the CCPT V Merger Agreement. The CCPT V Special Committee engaged JLL based on JLL’s experience and reputation. JLL and its affiliates comprise a full-service securities firm engaged in investment, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies and individuals. JLL is entitled to an aggregate fee of $2.25 million for its services, a portion of which became payable upon the delivery of JLL’s opinion, regardless of the conclusion reached therein, and a portion of which is contingent upon the consummation of the CCPT V Merger. CCPT V has also agreed to reimburse JLL for certain expenses and to indemnify JLL, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to JLL’s engagement.

In the ordinary course of business, certain of JLL’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, CCPT V, CMFT or any other party that may be involved in the Mergers and their respective affiliates or any currency or commodity that may be involved in the Mergers. During the two years preceding the date of JLL’s opinion, as disclosed to the CCPT V Special Committee, JLL and its affiliates have engaged in financial advisory relationships with CMFT or its affiliates for which JLL and its affiliates have received fees totaling approximately $8.0 million in connection with such services. Such relationships have included (i) arranging for placement of debt financings on behalf of CMFT or its affiliates, (ii) providing investment sales brokerage services to CMFT or its affiliates, (iii) providing investment advisory services on behalf of CMFT or its affiliates and (iv) acting as financial advisor to CMFT or its affiliates in connection with leasing transactions, each of which had been completed and paid as of August 30, 2020, the date on which JLL rendered its opinion. During such two-year period, neither JLL nor its affiliates had been engaged as a financial advisor to Merger Sub, and JLL had not received any fees from such party during such period. JLL and its affiliates may in the future provide financial advice and services to CCPT V, CMFT and the CCIT Entities or their respective affiliates for which JLL and its affiliates would expect to receive compensation. JLL provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of CCPT V, CMFT or the CCIT Entities for JLL’s own account and for the accounts of customers.

Certain Unaudited Prospective Financial Information

Certain CMFT and CCPT V Unaudited Prospective Financial Information

Neither CMFT nor CCPT V, as a matter of general practice, makes long-term projections as to anticipated future performance available to its stockholders or the public. Each of CMFT and CCPT V avoids making public projections for extended periods due to, among other things, the uncertainty and subjectivity of the underlying assumptions and estimates inherent in such projections.

In connection with the CCPT V Merger, certain non-public, unaudited prospective financial information regarding the anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 for each of CMFT, as prepared by CMFT Management (the “CMFT Forecasts”), and CCPT V, as prepared by CR V Management (the “CCPT V Forecasts”), was provided to the CCPT V Special Committee in connection with its evaluation of the CCPT V Merger. The CMFT Forecasts and the CCPT V Forecasts were also used, at the direction of the CCPT V Special Committee, by JLL in connection with its analysis and opinion described in the section “—Opinion of the CCPT V Special Committee’s Financial Advisor.”

The CMFT Forecasts and CCPT V Forecasts reflect the business on a standalone basis of CMFT and CCPT V, respectively, without giving effect to any of the Mergers, the impact of negotiating any of the Mergers, the expenses that have been or may be incurred in connection with consummating any of the Mergers or the potential synergies (including the Projected Synergies, as defined below) that may be achieved by the Combined Company as a result of any of the Mergers.

The following is a summary of certain metrics included in the CMFT Forecasts and CCPT V Forecasts (amounts may reflect rounding):

	Fiscal Period (in millions, and all amounts in USD)
	H2020E	2021E	2022E	2023E	2024E
CMFT Forecasts
Cash Net Operating Income (1)	$115.9	$242.1	$253.0	$268.9	$280.8
Cash EBITDA (2)	75.5	182.9	193.3	208.8	220.3
Funds From Operations (3)	49.4	125.1	133.7	150.6	163.8
Adjusted Funds From Operations (4)	45.9	122.1	132.1	149.2	162.7
Unlevered Free Cash Flow (5)	68.8	170.7	163.4	191.8	210.2

CCPT V Forecasts
Cash Net Operating Income (1)	$22.9	$47.4	$47.6	$48.6	$50.1
Cash EBITDA (2)	16.9	37.3	37.4	38.3	39.7
Funds From Operations (3)	10.5	24.8	25.4	26.1	27.0
Adjusted Funds From Operations (4)	10.0	24.0	25.0	25.8	27.0
Unlevered Free Cash Flow (5)	16.8	36.3	34.6	36.4	33.9

(1)

As used in this table and footnotes, “Cash Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus abated/uncollected rents minus estimated realized credit losses. Cash Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(2)

As used in this table and footnotes, “Cash EBITDA” is defined as Cash Net Operating Income, minus general and administrative expenses and minus advisory fees and expenses. Cash EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, as computed in accordance with GAAP.

(3)

As used in this table and footnotes, “Funds From Operations” is defined as Cash EBITDA, plus straight-line rental revenue, plus amortization of lease intangibles, minus cash interest paid and as adjusted for credit loss adjustments.

(4)

As used in this table, “Adjusted Funds From Operations” is defined as Funds From Operations, plus stock based compensation and plus estimated credit losses less straight-line rental revenue and amortization of lease intangibles.

(5)	As used in this table, “Unlevered Free Cash Flow” is defined as Cash EBITDA, less capital expenditures plus net sales proceeds, if any, prior to financing related expenses.

Certain Combined Company Unaudited Prospective Financial Information

In connection with the evaluations by CMFT, CCIT II, CCIT III and CCPT V of their respective Mergers, CMFT, jointly with each of CCIT II, CCIT III and CCPT V, prepared certain non-public, unaudited prospective financial information regarding the Combined Company’s anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 (collectively, the “Combined Company Forecasts” and, together with the CMFT Forecasts and the CCPT V Forecasts, the “Forecasts”). All Combined Company Forecasts were made available to the CCPT V Special Committee and JLL in connection with their respective evaluations of the CCPT V Merger.

The Combined Company Forecasts involved four possible scenarios for the combined businesses of CMFT, CCIT II, CCIT III and CCPT V based on varying assumptions about the mix of assets classes and key strategies to be pursued by the Combined Company following the Mergers. These consisted of the following:

(1)	Status Quo: Assumes no change in the mix of asset classes or key strategies from those pursued by CMFT, CCIT II, CCIT III and CCPT V at the time of entering into the Merger Agreements.

(2)

80% Net Lease & 20% Debt: Assumes that beginning in the second half of 2021 and continuing through the end of 2022, the Combined Company will sell approximately $1.5 billion of multi-tenant properties formerly held by CMFT and CCPT V and that the net proceeds, together with certain of the cash on hand and cash generated from operations of the Combined Company, will be 50% invested in net lease assets, 20% invested in commercial real estate loans and 30% used to reduce net leverage.

(3)

50% Net Lease & 50% Debt: Assumes that beginning in the second half of 2021 and continuing through the end of 2022, the Combined Company will sell approximately $1.5 billion of multi-tenant properties formerly held by CMFT and CCPT V and that the net proceeds, together with certain of the cash on hand and cash generated from operations of the Combined Company, will be 80% invested in net lease assets and 20% invested in commercial real estate loans.

(4)

80% Debt & 20% Net Lease: Assumes that beginning in the second half of 2021 and continuing through the end of 2022, the Combined Company will sell (i) approximately $1.5 billion of multi-tenant properties formerly held by CMFT and CCPT V and (ii) approximately 66% of the net lease retail assets formerly held by CMFT and CCPT V and that the net proceeds, together with certain of the cash on hand and cash generated from operations of the Combined Company, will be 100% invested in commercial real estate loans.

The following is a summary of certain metrics included in the Combined Company Forecasts (amounts may reflect rounding):

	Fiscal Period (in millions, and all amounts in USD)
	H2020E	2021E	2022E	2023E	2024E
Status Quo (1) (2)
Cash Net Operating Income (3)	$175.2	$365.3	$378.1	$396.9	$411.1
Cash EBITDA (4)	109.7	287.4	304.4	322.3	335.3
Funds From Operations (5)	75.1	211.6	225.5	243.0	256.2
Adjusted Funds From Operations (6)	67.2	203.5	220.9	240.1	254.5
Unlevered Free Cash Flow (7)	92.0	273.9	270.8	301.6	319.0

80% Net Lease & 20% Debt (8)
Cash Net Operating Income (3)	$175.2	$371.0	$352.7	$340.8	$346.4
Cash EBITDA (4)	109.7	293.2	279.8	267.5	271.9
Funds From Operations (5)	75.1	215.1	207.0	199.3	200.3
Adjusted Funds From Operations (6)	67.2	208.9	203.7	194.6	197.1
Unlevered Free Cash Flow (7)	92.0	764.5	1,236.9	264.2	269.9

50% Net Lease & 50% Debt (9)
Cash Net Operating Income (3)	$175.2	$391.7	$417.7	$427.2	$434.1
Cash EBITDA (4)	109.7	313.9	345.0	354.0	359.7
Funds From Operations (5)	75.1	219.0	232.9	247.4	247.6
Adjusted Funds From Operations (6)	67.2	220.1	238.6	239.4	239.5
Unlevered Free Cash Flow (7)	92.0	785.2	1,302.1	350.7	357.7

80% Debt & 20% Net Lease (10)
Cash Net Operating Income (3)	$175.2	$415.1	$518.4	$540.5	$546.5
Cash EBITDA (4)	109.7	337.4	446.7	468.8	473.5
Funds From Operations (5)	75.1	219.3	259.4	298.2	293.3
Adjusted Funds From Operations (6)	67.2	232.3	285.6	283.4	277.2
Unlevered Free Cash Flow (7)	92.0	1,224.6	2,236.6	466.5	472.5

(1)

Reflects (i) the sum of the CMFT Forecasts, the CCPT V Forecasts and certain non-public, unaudited prospective financial information regarding the anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 of each of CCIT II and CCIT III, as prepared by management of CCIT II and CCIT III, respectively, based on scenario (1) of the list immediately preceding this table, plus (ii) the Projected Synergies (as defined below).

(2)

For purposes of its analysis and opinion described in “—Opinion of the CCPT V Special Committee’s Financial Advisor,” with the approval of CR V Management and at the direction of the CCPT V Special Committee, JLL used the following metrics (amounts may reflect rounding and exclude the impact of the Projected Synergies (as defined below)), which were derived from the Forecasts in respect of the Fully Combined Company set forth in this table and reflect the combined businesses of CMFT, CCIT II and CCIT III (to the exclusion of CCPT V):

	Fiscal Period (in millions, and all amounts in USD)
	H2020E	2021E	2022E	2023E	2024E
Status Quo
Cash Net Operating Income	$152.3	$317.9	$330.5	$348.3	$361.0
Cash EBITDA	91.1	246.4	258.2	275.1	286.7
Funds From Operations	62.8	183.2	191.3	208.1	220.2
Adjusted Funds From Operations	55.5	175.8	187.1	205.4	218.6
Unlevered Free Cash Flow	73.4	233.9	227.4	256.3	276.2

(3)

As used in this table and footnotes, “Cash Net Operating Income” is defined as the sum of property-level cash revenue (i.e., excluding straight line rental revenue), minus certain property operating expenses (other than depreciation, amortization, general and administrative expenses, acquisition related expenses and other non-routine expenses), minus abated/uncollected rent, plus non-property income and minus estimated realized credit losses. Cash Net Operating Income is a non-GAAP financial measure and should not be considered as an alternative to operating income, as computed in accordance with GAAP.

(4)

As used in this table and footnotes, “Cash EBITDA” is defined as Cash Net Operating Income, minus general and administrative expenses and minus advisory fees and expenses. Cash EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, as computed in accordance with GAAP.

(5)

As used in this table and footnotes, “Funds From Operations” is defined as Cash EBITDA, plus straight-line rental revenue, plus amortization of lease intangibles, minus cash interest paid and as adjusted for credit loss adjustments.

(6)

As used in this table and footnotes, “Adjusted Funds From Operations” is defined as Funds From Operations, plus stock based compensation and plus estimated credit losses less straight-line rental revenue and amortization of lease intangibles.

(7)	As used in this table, “Unlevered Free Cash Flow” is defined as Cash EBITDA, less capital expenditures plus net sales proceeds, if any, prior to financing related expenses.
(8)

Reflects (i) the sum of the CMFT Forecasts, the CCPT V Forecasts and certain non-public, unaudited prospective financial information regarding the anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 of each of CCIT II and CCIT III, as prepared by management of CCIT II and CCIT III, respectively, plus (ii) the Projected Synergies (as defined below), as adjusted for (iii) the transactions described in scenario (2) of the list immediately preceding this table.

(9)

Reflects (i) the sum of the CMFT Forecasts, the CCPT V Forecasts and certain non-public, unaudited prospective financial information regarding the anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 of each of CCIT II and CCIT III, as prepared by management of CCIT II and CCIT III, respectively, plus (ii) the Projected Synergies (as defined below), as adjusted for (iii) the transactions described in scenario (3) of the list immediately preceding this table.

(10)

Reflects (i) the sum of the CMFT Forecasts, the CCPT V Forecasts and certain non-public, unaudited prospective financial information regarding the anticipated results of operations for the six months ended December 31, 2020 and fiscal years 2021 through 2024 of each of CCIT II and CCIT III, as prepared by management of CCIT II and CCIT III, respectively, plus (ii) the Projected Synergies (as defined below), as adjusted for (iii) the transactions described in scenario (4) of the list immediately preceding this table.

In connection with the Mergers, CMFT Management, CR V Management and the managements of CCIT II and CCIT III jointly prepared a schedule of certain unaudited cost synergies anticipated to result from the Mergers and be realized by the Fully Combined Company (the “Projected Synergies”). CR V Management provided the Projected Synergies to the CCPT V Special Committee and JLL, in each case in connection with the CCPT V Merger.

The following is a summary of the Projected Synergies (amounts may reflect rounding):

	Fiscal Period (in millions, and all amounts in USD)
	H2020E	2021E	2022E	2023E	2024E
Aggregate Projected Synergies (1)(2)	$1.7	$3.5	$8.7	$8.8	$8.9

(1)	Includes anticipated cost savings of the Fully Combined Company with respect to third party general and administrative expenses, advisor reimbursements and public reporting obligations.
(2)

For purposes of its analysis and opinion described in “—Opinion of the CCPT V Special Committee’s Financial Advisor,” with the approval of CR V Management, JLL used the following metric (amounts may reflect rounding), which was derived from the Projected Synergies in respect of the Fully Combined Company set forth in this table and reflects anticipated cost savings of the combined businesses of CMFT, CCIT II and CCIT III (to the exclusion of CCPT V, including any cost savings derived from advisor reimbursements):

	Fiscal Period (in millions, and all amounts in USD)
	H2020E	2021E	2022E	2023E	2024E
Projected Synergies (CMFT, CCIT II and CCIT III)	$1.3	$2.5	$7.7	$7.8	$7.9

Important Information About the Unaudited Prospective Financial Information

The Forecasts constitute forward-looking statements and are based on numerous assumptions and estimates that CMFT Management and CR V Management, respectively, believed were reasonable at the time such forecasts were prepared, taking into account information known to CMFT Management and CR V Management, respectively, that each deemed relevant at such time. With respect to the Combined Company Forecasts, such assumptions included the fact that all Mergers would be consummated as of December 31, 2020, as well as assumptions regarding the target mix of asset classes and strategies that would be pursued by the board of directors of the Combined Company and the timing and price of dispositions and acquisitions that would be made to achieve that goal. However, such assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of CMFT and CCPT V, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

There can be no guarantee that the Combined Company will utilize one of the four strategic approaches described in the Combined Company Forecasts or that, if the board of directors of the Combined Company elects to pursue such a strategy, that the Combined Company will be able to execute on that strategy as suggested by the Combined Company Forecasts. Actual results will likely differ, and may differ materially, from those reflected in this section, whether or not any of the Mergers is completed. In addition, because the unaudited prospective financial information contained in this section covers multiple years and, in certain cases, extends many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the Forecasts and the Projected Synergies cannot be considered predictive of actual future operating results, nor should they be construed as financial guidance, and this information should not be relied on as such.

Except as described above, the Forecasts and the Projected Synergies were prepared solely for internal use by CMFT, CCPT V and their respective financial advisors, as applicable. The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or GAAP. The inclusion of the Forecasts and the Projected Synergies in this proxy statement/prospectus is not an admission or representation by CMFT or CCPT V that such information is material or that the results contained in such information will be achieved. The Forecasts are summarized in this proxy statement/prospectus solely to provide CCPT V stockholders access to information that was made available to the CCPT V Special Committee and JLL in connection with their respective evaluations of the CCPT V Merger, and are not included in this proxy statement/prospectus in order to influence any CCPT V stockholder to make any voting decision with respect to the CCPT V Special Meeting.

Certain financial measures included in the Forecasts were not prepared in accordance with GAAP and there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of competitors of CMFT and CCPT V and may not be directly comparable to similarly titled measures of competitors of CMFT or CCPT V or other companies generally. As a result, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction (such as the CCPT V Merger) are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the CCPT V Special Committee or JLL in connection with the CCPT V Merger. Accordingly, no reconciliation of the financial measures included in the Forecasts is provided in this proxy statement/prospectus.

Deloitte & Touche LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasts or the Projected Synergies, and, accordingly, Deloitte & Touche LLP expresses no opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP reports included in this proxy statement/prospectus relate to CMFT’s and CCPT V’s previously issued financial statements, respectively. They do not extend to the Forecasts or the Projected Synergies, and should not be read to do so.

By including the Forecasts and the Projected Synergies in this proxy statement/prospectus, none of CMFT, CCPT V, or any of their advisors or other representatives, including JLL, has made or makes any representation to any person regarding the ultimate performance of CMFT, CCPT V or the Combined Company in the future, compared to such information contained herein.

EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, NEITHER CMFT NOR CCPT V INTENDS TO UPDATE, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE, THE FOREGOING PROSPECTIVE FINANCIAL INFORMATION OR PROJECTED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE INCORRECT OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

In light of the foregoing and the uncertainties inherent in the Forecasts and the Projected Synergies, CCPT V stockholders are cautioned not to place undue, if any, reliance on such information.

Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger

In considering the recommendation of the CCPT V Board to approve the CCPT V Merger, CCPT V stockholders should be aware that certain directors of CCPT V have interests in the CCPT V Merger that may be different from, or in addition to, the interests of CCPT V stockholders generally. The CCPT V Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the CCPT V Merger Agreement. These interests include those described below in this section.

Treatment of CCPT V Restricted Share Awards

CCPT V’s independent directors hold restricted shares of CCPT V Common Stock issued pursuant to the CCPT V Equity Plan. None of CCPT V’s executive officers hold any restricted stock or other equity compensation awards in CCPT V.

At the effective time of the CCPT V Merger, each share of CCPT V Common Stock underlying such restricted share awards, whether vested or unvested, will automatically be converted into the right to receive the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock, subject to the treatment of fractional shares and deduction for withholding under applicable tax law in accordance with the CCPT V Merger Agreement.

The table below sets forth the number of shares of CCPT V Common Stock subject to restricted share awards held by CCPT V’s independent directors as of [                ], 2020, the aggregate values of such restricted share awards, based on the most recent NAV per share of CCPT V Common Stock, and the number of shares of CMFT Common Stock with respect to which such restricted share awards are expected to be converted in connection with the CCPT V Merger.

	Number of Unvested CCPT V Restricted Shares (#)	Aggregate Value of Unvested CCPT V Restricted Shares ($)(1)	Number of shares of CMFT Common Stock Issuable in respect of CCPT V Restricted Shares (#)(2)
Marcus E. Bromley	1,516.350	$28,750.00	4,080.498
Robert A Gary, IV	1,648.207	$31,250.00	4,435.325
Calvin E. Hollis	988.924	$18,750	2,661.194
Elaine Y. Wong	—	$—	—

(1)	Based on the most recent estimated NAV per share of CCPT V Common Stock of $18.96 as of June 30, 2020.
(2)	Based on the CCPT V Exchange Ratio and rounded up to the nearest 0.001 share of CMFT Common Stock.

Relationship of CCO Group, CMFT and CCPT V

CCO Group is the sponsor of both CCPT V and CMFT. CCO Group may be considered to be controlled by (1) Mr. Richard S. Ressler, who serves as the Chairman of the Board, Chief Executive Officer and President of CMFT and who served, until October 15, 2019, as a director of the CCPT V Board, and (2) Mr. Avraham Shemesh, who serves as the Chairman of the Board, Chief Executive Officer and President of CCPT V and as a director of the CMFT Board. In particular, Mr. Ressler serves as the Vice President of CR V Management and Mr. Shemesh serves as the President and Treasurer of CR V Management. Messrs. Ressler and Shemesh, by virtue of such positions, may be deemed to beneficially own the 117,654.37 shares of CCPT V Class A Common Stock owned by CR V Management, which, at the effective time of the CCPT V Merger, will entitle CR V Management to receive 316,607.91 shares of CMFT Common Stock.

Each of Messrs. Ressler and Shemesh will continue their present roles with CMFT as part of the CCPT V/CMFT Combined Company following the consummation of the CCPT V Merger. Additionally, following the Mergers, CMFT Management will continue to manage the Combined Company pursuant to various agreements, the material terms of which are summarized in the section “Parties to the CCPT V Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Parties” in this proxy statement/prospectus.

Indemnification and Insurance

Pursuant to the terms of the CCPT V Merger Agreement, the directors and executive officers of CCPT V are entitled to be indemnified by CMFT and Merger Sub from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with certain legal proceedings. Furthermore, such persons will receive the benefit of a “tail” insurance policy for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of CCPT V for a claims reporting or discovery period of six years from and after the effective time of the CCPT V Merger, provided that CMFT will not be required to pay in excess of three times the current annual premiums for such insurance. For further information, see “The CCPT V Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” in this proxy statement/prospectus.

Interests of CMFT’s Directors and Executive Officers in the CCPT V Merger

None of CMFT’s executive officers or members of the CMFT Board is party to an arrangement with CMFT, or participates in any CMFT plan, program or arrangement, that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the CCPT V Merger. One director of CMFT who is also a director of CCPT V, Mr. Shemesh, and an additional director of CMFT, Mr. Ressler, may be deemed to have interests in the CCPT V Merger as a result of their relationships with CCO Group, as described above in “—Interests of CCPT V’s Directors and Executive Officers in the CCPT V Merger—Relationship of CCO Group, CMFT and CCPT V.”

Directors and Management of the Combined Company

Following the CCPT V Merger, the CMFT Board will take or cause to be taken such action as may be necessary, in each case, to cause those “Independent Directors” (as defined in the CCPT V Charter) serving as members of the CCPT V Board who do not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the effective time of the CCPT V Merger to serve until the next annual meeting of stockholders of CMFT, together with the then members of the CMFT Board (and any members of the boards of directors of CCIT II or CCIT III appointed to the CMFT Board in connection with the CCIT II Merger and the CCIT III Merger, respectively).

Pursuant to the CCPT V Merger Agreement, the Nominating and Corporate Governance Committee of CMFT will recommend to the CMFT Board, after consultation with the Chairman of the CMFT Board, five to seven independent directors for election to the CMFT Board at the first annual meeting of stockholders of CMFT following the effective time of the CCPT V Merger and, if applicable, the other Mergers. For further information, refer to “The Combined Company—Board of Directors of the Combined Company” in this proxy statement/prospectus.

Following the Mergers, the Combined Company will continue to be managed by CMFT Management and certain of its affiliates pursuant to various agreements, the material terms of which are summarized in the section “Parties to the CCPT V Merger—CIM Real Estate Finance Trust, Inc.—Certain Transactions with Related Parties” in this proxy statement/prospectus.

Regulatory Approvals Required for the CCPT V Merger

Other than compliance with applicable federal and state securities laws, CCPT V and CMFT are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CCPT  V Merger.

Timing of the CCPT V Merger

The CCPT V Merger is expected to be completed in the fourth quarter of 2020. Neither CCPT V nor CMFT can predict, however, the actual date on which the CCPT V Merger will be completed, or if it will be completed at all, because it is subject to the satisfaction or waiver of several closing conditions. See “The CCPT V Merger Agreement—Conditions to Completion of the CCPT V Merger.”

Accounting Treatment

CMFT prepares its financial statements in accordance with GAAP. The CCPT V Merger will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors pursuant to the business combination accounting rules, the CCPT V Merger will be treated as an asset acquisition under GAAP.

Issuance of Shares of CMFT Common Stock

Pursuant to the CCPT V Merger Agreement, as soon as practicable following the effective time of the CCPT V Merger, CMFT will cause DST Systems, Inc., the transfer agent in connection with the CCPT V Merger, to record on the stock records of CMFT the issuance of shares of CMFT Common Stock equal to the merger consideration that is issuable to each former holder of shares of CCPT V Common Stock (including any fractional shares thereof). As a result, each holder of record of shares of CCPT V Common Stock as of the effective time of the CCPT V Merger will automatically receive, without such holder taking any action, shares of CMFT Common Stock issuable to such holder as merger consideration. Shares of CMFT Common Stock issuable as merger consideration in exchange for shares of CCPT V Common Stock will be in uncertificated book-entry form.

No Rights of Dissenting Stockholders

Pursuant to the CCPT V Charter, no dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of shares of CCPT V Common Stock with respect to the CCPT V Merger.

Deregistration of CCPT V Common Stock

If the CCPT V Merger is completed, CCPT V Common Stock will be deregistered under the Exchange Act, and CCPT V will no longer file periodic reports with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the CCPT V Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of CCPT V Common Stock and of the ownership and disposition of CMFT Common Stock received in the CCPT V Merger.

This summary is for general information only and is not tax advice. This summary assumes that holders of CCPT V Common Stock (or, following the CCPT V Merger, of CMFT Common Stock) hold such CCPT V Common Stock or CMFT Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the CCPT V Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons or entities who hold shares of CCPT V Common Stock (or, following the CCPT V Merger, CMFT Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individuals subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens of the United States;

•

persons holding shares of CCPT V Common Stock (or, following the CCPT V Merger, CMFT Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell CCPT V Common Stock (or, following the CCPT V Merger, CMFT Common Stock) under the constructive sale provisions of the Code;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

For purposes of this summary, a “holder” means a beneficial owner of shares of CCPT V Common Stock (or, following, the CCPT V Merger, of CMFT Common Stock), and a “U.S. holder” means a holder that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a holder that is not a “U.S. holder” and not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of CCPT V Common Stock (or, following the CCPT V Merger, CMFT Common Stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of CCPT V Common Stock (or, following the CCPT V Merger, CMFT Common Stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion of material U.S. federal income tax consequences of the CCPT V Merger and of the ownership and disposition of CMFT Common Stock received in the CCPT V Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE CCPT V MERGER AND THE OWNERSHIP AND DISPOSITION OF CMFT COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the CCPT V Merger

Qualification of the CCPT V Merger as a Reorganization

The parties intend for the CCPT V Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the CCPT V Merger that Sullivan & Cromwell LLP (“Sullivan & Cromwell”), or other nationally recognized tax counsel, renders an opinion to each of CCPT V and CMFT to the effect that the CCPT V Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by CMFT and CCPT V regarding factual matters (including those contained in the tax representation letters provided by CMFT and CCPT V), and covenants undertaken by CMFT and CCPT V. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the CCPT V Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the CCPT V Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the CCPT V Merger or any tax benefits that may be derived from the CCPT V Merger.

Consequences of the CCPT V Merger to Holders of CCPT V Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the CCPT V Merger to holders assuming the CCPT V Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A holder of CCPT V Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CMFT Common Stock in exchange for shares of CCPT V Common Stock in connection with the CCPT V Merger.

A holder will have an aggregate tax basis in CMFT Common Stock it receives in the CCPT V Merger equal to the holder’s aggregate tax basis in its CCPT V Common Stock surrendered pursuant to the CCPT V Merger. If a holder acquired any of its shares of CCPT V Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to CMFT Common Stock received in the CCPT V Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among CMFT Common Stock received in the CCPT V Merger under these Treasury Regulations.

The holding period of CMFT Common Stock received by a holder in connection with the CCPT V Merger will include the holding period of CCPT V Common Stock surrendered in connection with the CCPT V Merger. Holders owning blocks of CCPT V Common Stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of CMFT Common Stock received in the CCPT V Merger.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of CCPT V Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the CCPT V Merger, such holder held 1% or more, by vote or value, of the total outstanding CCPT V Common Stock or has a basis in CCPT V non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the CCPT V Merger. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE CCPT V MERGER. HOLDERS OF CCPT V COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CCPT V MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of CCPT V and CMFT

Tax Opinions from Counsel Regarding REIT Qualification of CCPT V and CMFT

It is a condition to the obligation of CCPT V to complete the CCPT V Merger that CCPT V receive an opinion of Morris, Manning & Martin, LLP (or other nationally recognized tax counsel to CCPT V) to the effect that, commencing with CMFT’s taxable year ended December 31, 2012, CMFT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and CMFT’s ownership, organization and proposed method of operation will enable CMFT to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CMFT. This opinion will not be binding on the IRS or the courts.

The Combined Company intends to continue to operate in a manner to qualify as a REIT following the CCPT V Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

It is a condition to the obligation of CMFT to complete the CCPT V Merger that CMFT receive an opinion of Morris, Manning & Martin, LLP (or other nationally recognized tax counsel to CMFT) to the effect that commencing with CCPT V’s taxable year ended December 31, 2014, CCPT V has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and CCPT V’s ownership, organization and proposed method of operation will enable CCPT V to continue to meet the requirements for qualification and taxation as a REIT, through the effective time of the CCPT V Merger, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by CCPT V regarding factual matters. This opinion will not be binding on the IRS or the courts.

No ruling from the IRS has been or is expected to be requested regarding the qualification of CMFT, CCPT V or the Combined Company as a REIT.

Tax Liabilities and Attributes Inherited from CCPT V

If CCPT V failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, CCPT V would be liable for (and the Combined Company will be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the CCPT V Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of CCPT V by the close of the taxable year in which the CCPT V Merger occurs and will be subject to tax on the built-in gain on each CCPT V asset existing at the time of the CCPT V Merger if the Combined Company were to dispose of the CCPT V asset in a taxable transaction during the five-year period following the CCPT V Merger. Such tax will be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if CCPT V qualified as a REIT at all relevant times, the Combined Company similarly will be liable for other unpaid taxes (if any) of CCPT V (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the CCPT V Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from CCPT V, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from CCPT V. As a result, the nature of the assets that the Combined Company acquires from CCPT V and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

Qualification as a REIT requires CCPT V to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to CCPT V. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of CCPT V.

Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CMFT Common Stock

This section summarizes the material U.S. federal income tax consequences under current law generally resulting from the election of CMFT to be taxed as a REIT and the acquisition, ownership and disposition of CMFT Common Stock.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of CMFT to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of the Combined Company

CMFT has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2012. CMFT believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2012, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that CMFT has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.

Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:

•

First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•

Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

•

Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

•

Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

•

Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

•

Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

•

Eleventh, if the Combined Company fails to comply with the requirement to send annual letters to its stockholders holding at least a certain percentage of its stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or is due to willful neglect, the Combined Company will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;

(3)	It would be taxable as a domestic corporation, but for its qualification as a REIT;

(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	It is beneficially owned by 100 or more persons;

(6)

Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in CMFT’s case, was 2012). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, CMFT has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.

CMFT believes that it has been organized and has operated in a manner that has allowed CMFT, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the CMFT Charter provides for restrictions regarding ownership and transfer of CMFT’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to CMFT’s common stock is contained in the discussion in this proxy statement/prospectus under the heading “Description of Capital Stock-Common Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that CMFT has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company, including CMFT OP, currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Entities Taxable as Partnerships.”

The Combined Company has control of its operating partnership and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs

The Combined Company and its operating partnership may own interests in companies that elect, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transactions.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Taxable Mortgage Pools

The Combined Company may enter into transactions that could result in the Combined Company being considered to own interests in one or more taxable mortgage pools. An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If the Combined Company owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and could be subject to corporate income tax. In addition, this characterization would alter the Combined Company’s REIT income and asset test calculations and could adversely affect the Combined Company’s compliance with those requirements.

Gross Income Tests

The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;

•

interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets (other than gain from prohibited transactions);

•	income and gain derived from foreclosure property; and

•

income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property (“Nonqualified Publicly Offered REIT Debt Instruments”)) or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to rent received by the Combined Company.

Rents from Real Property. Rents the Combined Company receives from a resident will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

•

The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

In the event a mortgage loan is modified, the Combined Company may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.

Among the assets the Combined Company holds are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical, and the mezzanine loans that the Combined Company acquires or originates may not meet all of the requirements for reliance on this safe harbor. Accordingly, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent the Combined Company makes corporate mezzanine loans or acquires other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for purposes of the 75% gross income test.

The Combined Company also may hold loans with relatively high loan-to-value ratios and/or high yields. Additionally, the Combined Company may receive equity interests in borrowers in connection with loans that the Combined Company acquires. These features can cause a loan to be treated as equity for U.S. federal income tax purposes. Although the Combined Company intends to only acquire loans that should be respected as debt for U.S. federal income tax purposes, there can be no assurance that the IRS will not challenge the Combined Company’s treatment of one or more of the acquired loans as debt for U.S. federal income tax purposes. In the event the IRS was successful in such a challenge, all or a portion of the income from any such loans received from borrowers that are treated as partnerships for U.S. federal income tax purposes may be viewed as guaranteed payments under the partnership tax rules, in which case such income may not be qualifying income for the REIT income tests. As a result, such a recharacterization could adversely affect the Combined Company’s ability to continue to qualify as a REIT.

In connection with the Combined Company’s acquisition or origination of loans, the Combined Company could obtain rights to share in the appreciation of the underlying collateral real property securing the mortgage loan. These participation features may be structured as “shared appreciation provisions” that are in connection with the loan itself or as a severable contingent right on the collateral. Under the Code, a “shared appreciation provision” is any provision (i) that is in connection with an obligation held by a REIT and secured by an interest in real property, and (ii) that entitles the REIT to receive a specified portion of any gain realized on the sale or exchange of such real property (or of any gain which would be realized if the property were sold on a specified date) or appreciation in value as of any specified date. The participation features are sometimes referred to as “kickers.” To the extent the shared appreciation provision is in connection with the loan secured by real property, any income derived from the shared appreciation provision will be treated as gain from the sale of the collateral property for REIT gross income test purposes and for purposes of determining whether such income is income from a prohibited transaction. However, this treatment will not impact the character of the shared appreciation payment as contingent interest for other tax purposes. To the extent a participation feature is structured as a severable contingent right in the collateral property, or otherwise does not meet the definition of “shared appreciation provision,” the Combined Company may either be treated as owning an equity interest in the collateral property for the REIT income and asset tests or as holding a loan that provides for interest based on net profits, which would not be qualifying income for both the 75% and 95% gross income tests. The Combined Company may hold severable contingent rights through a TRS, in which case they will be subject to corporate tax but will not generate non-qualifying income (except to the extent of TRS dividends for the 75% income test) or non-qualifying assets (except to the extent of the additional value in the TRS stock).

Prohibited Transaction Income. The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

In 2019, CMFT sold a total of 497 properties (the “2019 Sales”), which, excluding assets sold for a loss, would have resulted in a tax gain of approximately $201.1 million. Although CMFT held each property for over two years, the 2019 Sales did not qualify under the Safe Harbor because there were more than seven sales during 2019 and the total value and basis of the assets sold exceeded the 10% thresholds for 2019 and also the 20% limitations with respect to the 3-year averages, as discussed above. The Code provides that a sale failing to satisfy the Safe Harbor does not necessarily result in classification of the sale as a sale of dealer property. Rather, failure to satisfy the Safe Harbor requires an analysis of all relevant facts and circumstances to determine if the property sold was held primarily for sale to customers in the ordinary course of CMFT’s business. There can be no assurances that the IRS will agree with CMFT’s assessment that the facts and circumstances establish that the assets sold as part of the 2019 Sales were not held primarily for sale to customers in the ordinary course of CMFT’s business and therefore should not be treated as prohibited transactions. If the IRS successfully asserts that the 2019 Sales were prohibited transactions, the resulting tax liability of approximately $201.1 million could adversely impact the Combined Company’s liquidity, could make it difficult for the Combined Company to meet its distribution requirement to maintain its status as a REIT, and would substantially reduce the amount of cash available for distribution to stockholders.

Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.

Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.

Asset Tests

At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:

•	Cash or cash items, including certain receivables and shares in certain money market funds;

•	Government securities;

•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;

•

Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;

•

Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and

•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.

Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 20% of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by Nonqualified Publicly Offered REIT Debt Instruments.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As discussed above under “Gross Income Tests,” certain loans that the Combined Company might acquire could be at risk of being treated as equity interests in the borrower for U.S. federal income tax purposes. In such cases, the Combined Company would likely be treated as owning its proportionate share of the borrower’s assets (if the borrower is a pass-through entity) or as owning corporate stock (if the borrower is a corporation), which could adversely affect the Combined Company’s ability to comply with the asset tests.

As discussed above under “Gross Income Tests,” there may be circumstances in which the Combined Company’s mezzanine loans do not comply with the safe harbor under Revenue Procedure 2003-65. To the extent that any of the Combined Company’s mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect the Combined Company’s qualification as a REIT.

Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, and (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure. In such case, the Combined Company must pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

Annual Distribution Requirements

To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income; plus

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.

For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” CMFT believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, subsidiary REITs it may own from time to time may not be publicly offered REITs.

To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. CMFT believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreement of the Combined Company’s operating partnership authorizes the Combined Company to take such steps as may be necessary to cause its operating partnership to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.

Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid with respect to a period for which the Combined Company is not a publicly offered REIT is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

CMFT expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, CMFT anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving its cash.

Excess Inclusion Income

If the Combined Company directly or indirectly acquires a residual interest in a real estate mortgage investment conduit (“REMIC”) or equity interests in a taxable mortgage pool, a portion of the Combined Company’s income from such arrangements may be treated as “excess inclusion income.” See “—Taxable Mortgage Pools.” The Combined Company is required to allocate any excess inclusion income to its stockholders in proportion to their dividends. The Combined Company would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of the Combined Company’s shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income (“UBTI”). Because this tax would be imposed on the Combined Company, unless the Combined Company can recover the tax out of distributions to the disqualified organizations, all of the Combined Company’s stockholders, including stockholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of the Combined Company or a portion of its assets as a taxable mortgage pool.

Stockholders who are not disqualified organizations will have to treat dividends as excess inclusion income to the extent of their allocable shares of the Combined Company’s excess inclusion income. This income cannot be offset by net operating losses of stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, common trust fund or other pass-through entity, the stockholder’s allocable share of the Combined Company’s excess inclusion income could be considered excess inclusion income of such entity.

Like-Kind Exchanges

The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.

Failure to Qualify

If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, CMFT anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If the Combined Company fails to qualify as a

REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships

The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and (2) is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.

Allocations of Income, Gain, Loss and Deduction

Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Combined Company’s partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnership. An allocation described in clause (1) or (2) above might cause the Combined Company or the other partners to recognize additional taxable income, including taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Combined Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by a partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Material U.S. Federal Income Tax Consequences to Holders of CMFT Common Stock

The following summary describes the principal United States federal income tax consequences to you of owning and disposing of CMFT Common Stock. You should consult your tax advisors concerning the application of

United States federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of CMFT Common Stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Taxable U.S. Holders of CMFT Common Stock

Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of CMFT Common Stock” below.

Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.

Dispositions of CMFT Common Stock. If a U.S. holder sells or disposes of shares of CMFT Common Stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder’s holding period for such common stock exceeds one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Holders of CMFT Common Stock

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of CMFT Common Stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or to the extent of the tax-exempt holder’s allocable shares of the Combined Company’s “excess inclusion income”, if any. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, CMFT does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.

Taxation of Non-U.S. Holders of CMFT Common Stock

The rules governing non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.

Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests (“USRPIs”) and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. Any portion of the dividends paid to non-U.S. holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holders is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of CMFT stock, and the Combined Company will not withhold on the basis of a non-U.S. holder being so engaged unless such non-U.S. holder has filed an IRS Form W-8ECI with CMFT or the Combined Company.

Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders.

For withholding purposes, CMFT expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. Thus, the Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with CMFT or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in CMFT Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of CMFT Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of CMFT Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. CMFT Common Stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. CMFT believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”

In addition, dispositions of CMFT Common Stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of CMFT Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of CMFT Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:

•

the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of CMFT Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of CMFT Common Stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders

The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on CMFT Common Stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Payments of dividends on CMFT Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on CMFT Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of CMFT Common Stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on CMFT Common Stock or gross proceeds from the sale or other disposition of CMFT Common Stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on CMFT Common Stock and to payments of gross proceeds from a sale or redemption of CMFT Common Stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in CMFT Common Stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in CMFT Common Stock.

DISTRIBUTIONS

The CCPT V Merger Agreement permits each of CCPT V and CMFT to continue to pay distributions to their respective stockholders prior to the closing of the CCPT V Merger, provided that such distributions do not exceed an annual rate of 5.0% of the net asset value of CCPT V or CMFT, as applicable, as of June 30, 2020, ratably over the calendar year. However, the foregoing limitation will not apply to any distribution that is reasonably necessary for CCPT V or CMFT to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. The CCPT V Merger Agreement requires CCPT V and CMFT to notify the other party of the declaration or payment of any distribution prior to the effective time of the CCPT V Merger, and the parties intend to coordinate distributions so that if either CCPT V stockholders or CMFT stockholders receive a regular distribution for any particular period prior to the closing of the CCPT V Merger, the stockholders of the other company will also receive a distribution for the same period.

THE CCPT V MERGER AGREEMENT

This section of this proxy statement/prospectus summarizes the material provisions of the CCPT V Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the CCPT V Merger Agreement that is important to you. CCPT V and CMFT urge you to carefully read the full text of the CCPT V Merger Agreement because it is the legal document that governs the CCPT V Merger. This summary is qualified in its entirety by reference to the CCPT V Merger Agreement attached as Annex A, which is incorporated by reference into this proxy statement/prospectus.

Explanatory Note Regarding the CCPT V Merger Agreement

The CCPT V Merger Agreement is not intended to provide you with any factual information about CCPT V, CMFT or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the CCPT V Merger Agreement (and summarized below) are qualified by certain information that each of CCPT V and CMFT filed with the SEC prior to entering into the CCPT V Merger Agreement, as well as by certain disclosure letters each of CCPT V and CMFT delivered to the other party in connection with the signing of the CCPT V Merger Agreement, which modify, qualify and create exceptions to the representations, warranties and covenants set forth in the CCPT V Merger Agreement. Moreover, some of the representations and warranties contained in the CCPT V Merger Agreement may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws, or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the CCPT V Merger Agreement. The representations and warranties and other provisions of the CCPT V Merger Agreement and the description of such provisions in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of CCPT V and CMFT files with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus.

Furthermore, CCPT V stockholders are not third party beneficiaries under the CCPT V Merger Agreement and are therefore generally unable to directly enforce any of the terms or conditions of the CCPT V Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Form, Effective Time and Closing of the CCPT V Merger

The CCPT V Merger Agreement provides for the combination of CCPT V and CMFT through the merger of CCPT V with and into Merger Sub, with Merger Sub surviving the CCPT V Merger as an indirect, wholly owned subsidiary of CMFT, upon the terms and subject to the conditions set forth in the CCPT V Merger Agreement. The CCPT V Merger will become effective at such time as the articles of merger are accepted for record by the SDAT or on such later date and time agreed to by CCPT V and CMFT and specified in the articles of merger (not to exceed thirty days from the date the articles of merger are accepted for record by the SDAT).

The CCPT V Merger Agreement provides that the closing of the CCPT V Merger will take place at 10:00 a.m., New York City time, no later than the third (3rd) business day following the date on which all of the conditions to closing of the CCPT V Merger described under “—Conditions to Completion of the CCPT V Merger” have been satisfied or waived (other than the conditions that by their nature are to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to in writing by CCPT V and CMFT.

Merger Consideration

If the CCPT V Merger is completed, then at the effective time of the CCPT V Merger, each share of CCPT V Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the

CCPT V Merger (other than Excluded Shares, which will automatically be cancelled and will cease to exist without any right to payment) will automatically be cancelled and converted into the right to receive the CCPT V Exchange Ratio of 2.691 shares of CMFT Common Stock, subject to limitations on fractional shares. No fractional shares of an amount less than 0.001 of a share of CMFT Common Stock will be issued as merger consideration and, in lieu of such fractional shares that otherwise might be payable to a person entitled to receive the merger consideration, such fractional shares will be aggregated and rounded up to the nearest 0.001 of a share of CMFT Common Stock.

The cancellation and conversion of shares of CCPT V Common Stock into the right to receive the merger consideration will occur automatically at the effective time of the CCPT V Merger. In accordance with the CCPT V Merger Agreement, CMFT will appoint DST Systems, Inc. as the transfer agent to, as soon as reasonably practicable after the effective time of the CCPT V Merger, record the issuance on the stock records of CMFT of the amount of CMFT Common Stock equal to the merger consideration that is issuable to each holder of shares of CCPT V Common Stock.

At the effective time of the CCPT V Merger, each CCPT V Restricted Share Award, whether vested or unvested, issued and outstanding as of immediately prior to the effective time of the CCPT V Merger, will automatically be converted into the right to receive the merger consideration, subject to deduction for withholding under applicable tax law, as if the shares of CCPT V Class A Common Stock subject to such CCPT V Restricted Share Award were issued and outstanding as of immediately prior to the effective time of the CCPT V Merger.

No Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, are available to holders of CCPT V Common Stock with respect to the CCPT V Merger pursuant to the CCPT V Merger Agreement.

Representations and Warranties

The CCPT V Merger Agreement contains a number of representations and warranties made by CCPT V, on the one hand, and CMFT and Merger Sub, on the other hand. The representations and warranties were made by the respective parties as of the date of the CCPT V Merger Agreement and do not survive the effective time of the CCPT V Merger or any earlier termination of the CCPT V Merger Agreement. The representations and warranties were subject to (1) specified exceptions and qualifications contained in the CCPT V Merger Agreement, (2) certain information filed with the SEC by CCPT V or CMFT, as applicable, prior to the date of the CCPT V Merger Agreement and (3) the disclosure letters delivered by CCPT V and CMFT and Merger Sub in connection with the CCPT V Merger Agreement.

Certain of the representations and warranties in the CCPT V Merger Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as described below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the CCPT V Merger Agreement are subject to knowledge qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain specified persons related to the party making the representation or warranty did not have knowledge).

Representations and Warranties of CCPT V

CCPT V made representations and warranties to CMFT and Merger Sub in the CCPT V Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing and qualification to do business of CCPT V and its subsidiaries;

•	due authorization, execution, delivery and enforceability of the CCPT V Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), inapplicability of the Investment Company Act and the absence of improper payments;

•	absence of material changes to the conduct of CCPT V’s business or any “material adverse effect” (as described below) with respect to CCPT V;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real properties and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the CCPT V Merger;

•	receipt of the opinion of JLL, the CCPT V Special Committee’s financial advisor;

•	exemption of the CCPT V Merger from anti-takeover statutes and the absence of appraisal rights;

•	compliance with applicable mandatory COVID-19 public health mandates and no indebtedness or other economic relief related to COVID-19; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Representations and Warranties of CMFT and Merger Sub

CMFT and Merger Sub made representations and warranties to CCPT V in the CCPT V Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing and qualification to do business of CMFT, CMFT’s subsidiaries and Merger Sub;

•	due authorization, execution, delivery and enforceability of the CCPT V Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act, inapplicability of the Investment Company Act and the absence of improper payments;

•	absence of material changes to the conduct of CMFT’s business or any “material adverse effect” (as described below) with respect to CMFT;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real properties and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the CCPT V Merger;

•	exemption of the CCPT V Merger from anti-takeover statutes and the absence of appraisal rights;

•	the purpose, activities and ownership of Merger Sub;

•	compliance with applicable mandatory COVID-19 public health mandates and no indebtedness or other economic relief related to COVID-19; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”

Many of the representations of CCPT V and CMFT and Merger Sub are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the CCPT V Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (1) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCPT V and its subsidiaries, taken as a whole, or CMFT and its subsidiaries, taken as a whole, as applicable, or (2) would reasonably be expected to prevent or materially impair the ability of CCPT V or CMFT, as applicable, to consummate the CCPT V Merger before the Outside Date.

However, subject to the below exception, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to the applicable party:

(1)

any failure of CCPT V or CMFT, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

(2)	any changes that generally affect the retail real estate industry in which CCPT V and its subsidiaries, or CMFT and its subsidiaries, as applicable, operate;

(3)	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

(4)	any changes in the regulatory or political conditions in the United States or in any other country or region of the world;

(5)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the CCPT V Merger Agreement;

(6)	the taking of any action expressly required by the CCPT V Merger Agreement;

(7)	earthquakes, hurricanes, floods or other natural disasters;

(8)

any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, policy, guideline or recommendation by any governmental authority in connection with, or in response to, COVID-19), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date of the CCPT V Merger Agreement, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak; or

(9)	changes or prospective changes in GAAP or in any law of general applicability unrelated to the CCPT V Merger or the interpretation or enforcement thereof.

However, notwithstanding the foregoing exceptions, if any event described in clause (2), (3), (4), (5), (7), (8) or (9) above has a disproportionate adverse impact on CCPT V and its subsidiaries, taken as a whole, or CMFT and its subsidiaries, taken as a whole, as applicable, relative to others in the retail real estate industry in the geographic regions in which such entities operate, then the incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred with respect to CCPT V or CMFT, as applicable.

Conditions to Completion of the CCPT V Merger

The obligation of each of CCPT V, CMFT and Merger Sub to complete the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the CCPT V Merger, of the following conditions:

•

all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the CCPT V Merger having been obtained and any applicable waiting periods in respect thereof having expired or been terminated;

•	approval of the CCPT V Merger and the CCPT V Charter Amendment by CCPT V stockholders having been obtained, and the CCPT V Charter Amendment having become effective pursuant to the MGCL;

•

the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CCPT V Merger, and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the CCPT V Merger Agreement prohibiting, restraining, enjoining or making illegal the consummation of the CCPT V Merger or the other transactions contemplated by the CCPT V Merger Agreement; and

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn.

The obligation of CCPT V to complete the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the CCPT V Merger, of the following conditions:

•

certain representations and warranties of CMFT and Merger Sub regarding (i) the organization and qualification of CMFT and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the CCPT V Merger Agreement, (iii) the absence of conflicts or violations of the governing documents of CMFT and its subsidiaries relating to the CCPT V Merger Agreement, (iv) CMFT’s capital structure, (v) the inapplicability of the Investment Company Act, (vi) CMFT’s qualification as a REIT, (vii) the absence of broker’s, finder’s, investment banker’s or other similar fees and (viii) the exemption of the CCPT V Merger from anti-takeover statutes and the absence of appraisal rights being true and correct in all material respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made);

•

certain representations and warranties of CMFT and Merger Sub regarding CMFT’s (i) organization and qualification and (ii) capital structure being true and correct in all but de minimis respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made);

•

a representation and warranty of CMFT and Merger Sub related to the absence of certain changes or events with respect to CMFT being true and correct in all respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger;

•

the representations and warranties of CMFT and Merger Sub, other than those set forth above, being true and correct in all respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CMFT;

•

CMFT and Merger Sub having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the CCPT V Merger Agreement on or prior to the closing of the CCPT V Merger;

•

there is neither existing, nor having occurred since the date of the CCPT V Merger Agreement, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect on CMFT;

•

CCPT V having received from CMFT a certificate, dated the date of the closing of the CCPT V Merger, signed by the chief executive officer and chief financial officer of CMFT, certifying that the conditions described in the six preceding bullet points have been satisfied;

•

CCPT V having received a written opinion from tax counsel, in form and substance reasonably acceptable to CCPT V, regarding CMFT’s qualification and taxation as a REIT under the Code commencing with CMFT’s taxable year that ended on December 31, 2012; and

•

CCPT V having received a written opinion from tax counsel, in form and substance reasonably acceptable to CCPT V, regarding the qualification of the CCPT V Merger as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of CMFT and Merger Sub to complete the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the CCPT V Merger, of the following conditions:

•

certain representations and warranties of CCPT V regarding (i) the organization and qualification of CCPT V and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the CCPT V Merger Agreement, (iii) the absence of conflicts or violations of the governing documents of CCPT V and its subsidiaries relating to the CCPT V Merger Agreement, (iv) CCPT V’s capital structure, (v) the inapplicability of the Investment Company Act, (vi) CCPT V’s qualification as a REIT, (vii) the absence of broker’s, finder’s, investment banker’s or other similar fees, (viii) the opinion of the financial advisor to the CCPT V Special Committee and (ix) the exemption of the CCPT V Merger from anti-takeover statutes and the absence of appraisal rights being true and correct in all material respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made);

•

certain representations and warranties of CCPT V regarding CCPT V’s (i) organization and qualification and (ii) capital structure being true and correct in all but de minimis respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made);

•

a representation and warranty of CCPT V related to the absence of certain changes and events with respect to CCPT V being true and correct in all respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger;

•

the representations and warranties of CCPT V, other than those set forth above, being true and correct in all respects as of the date of the CCPT V Merger Agreement and as of the effective time of the CCPT V Merger as if made as of the effective time of the CCPT V Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCPT V;

•

CCPT V having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the CCPT V Merger Agreement on or prior to the closing of the CCPT V Merger;

•

there is neither existing, nor having occurred since the date of the CCPT V Merger Agreement, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a material adverse effect on CCPT V;

•

CMFT having received from CCPT V a certificate, dated the date of the closing of the CCPT V Merger, signed by the chief executive officer and chief financial officer of CCPT V, certifying that the conditions described in the six preceding bullet points have been satisfied;

•

CMFT having received a written opinion from tax counsel, in form and substance reasonably acceptable to CMFT, regarding CCPT V’s qualification and taxation as a REIT under the Code commencing with CCPT V’s taxable year that ended on December 31, 2014; and

•

CMFT having received a written opinion from tax counsel, in form and substance reasonably acceptable to CMFT, regarding the qualification of the CCPT V Merger as a reorganization within the meaning of Section 368(a) of the Code.

Covenants and Agreements

Conduct of the Business of CCPT V Pending the CCPT V Merger

CCPT V has agreed to certain covenants in the CCPT V Merger Agreement regarding the conduct of its business from the date of the CCPT V Merger Agreement until the earlier of the effective time of the CCPT V Merger and the valid termination of the CCPT V Merger Agreement.

In particular, other than to the extent required by applicable law, consented to by CMFT (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the CCPT V Merger Agreement or set forth on the disclosure letter delivered by CCPT V, CCPT V agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCPT V as a REIT and (C) maintain its material assets and properties in their current condition (other than normal wear and tear and damage) and (iii) not take any of the following actions:

•

amend or propose to amend the CCPT V Charter, the CCPT V Bylaws or the equivalent organizational or governing documents of any subsidiary of CCPT V, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCPT V Charter) under the CCPT V Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCPT V or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCPT V or any CCPT V subsidiary or other equity securities or ownership interests in CCPT V or any CCPT V subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCPT V of dividends in an amount less than or equal to an annual rate of 5.0% of CCPT V’s net asset value as of June 30, 2020, ratably over the calendar year, (B) the declaration and payment of dividends or other distributions to CCPT V by any directly or indirectly wholly owned CCPT V subsidiary, (C) distributions by any CCPT V subsidiary that is not wholly owned, directly or indirectly, by CCPT V, to the extent in accordance with the organizational documents of such subsidiary or (D) distributions reasonably necessary to maintain CCPT V’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CCPT V’s capital stock or other equity interests in CCPT V or any CCPT V subsidiary or securities convertible or exchangeable into or exercisable therefor, other than the withholding of shares to satisfy withholding tax obligations in respect of CCPT V Restricted Share Awards outstanding as of the date of the CCPT V Merger Agreement in accordance with their terms and the CCPT V Equity Plan;

•

except for transactions among CCPT V and one or more of its wholly owned CCPT V subsidiaries or among one or more wholly owned CCPT V subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCPT V or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of CCPT V or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of CCPT V or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions between CCPT V and its wholly owned subsidiaries, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 10.0% of the equity value of CCPT V per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the immediately precedent bullet point in a manner that would not reasonably be expected to be materially adverse to CCPT V or to prevent or impair the ability of CCPT V to consummate the CCPT V Merger;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of CCPT V), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CCPT V or any CCPT V subsidiary, except (A) indebtedness incurred under CCPT V’s existing credit facility in the ordinary course of business, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $50,000,000, (C) refinancing of existing indebtedness of CCPT V on terms not materially more onerous on CCPT V compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCPT V;

•

other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any material contract in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action (other than notice of renewal) by CCPT V or any of its subsidiaries or (B) as may be reasonably necessary to comply with the terms of the CCPT V Merger Agreement;

•

authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•

make any payment, direct or indirect, of any liability of CCPT V or any of its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the CCPT V Merger Agreement;

•

waive, release, assign, settle or compromise any material claim, action, litigation, or other proceeding, other than waivers, releases, assignments, settlements or compromises that (A) subject to certain exceptions, involve only the payment of monetary damages in an amount no greater than $500,000 individually or $2,000,000 in the aggregate, do not impose any injunctive relief against CCPT V, any of its subsidiaries or the surviving entity in the CCPT V Merger and do not provide for any admission of material liability by CCPT V or any of its subsidiaries, or (B) are made with respect to any claim, action, litigation, or other proceeding involving any present, former or purported holder or group of holders of CCPT V Common Stock in accordance with certain procedural requirements specified in the CCPT V Merger Agreement;

•	hire any employee or engage any independent contractor (who is a natural person), grant any new awards under the CCPT V Equity Plan or amend or modify the terms of any CCPT V Restricted Share

Awards outstanding as of the date of the CCPT V Merger Agreement or become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;

•	form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•

enter into or modify in a manner adverse to CCPT V certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve CCPT V’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of CCPT V as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) CCPT V to fail to qualify as a REIT or (B) any CCPT V subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

make any payment, loan, distribution or transfer of assets to CR V Management or its affiliates (other than CCPT V or any of its subsidiaries), except in such amount and as expressly contemplated by the CCPT V Merger Agreement or the CCPT V Advisory Agreement;

•

take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of CCPT V Common Stock with respect to the CCPT V Merger or any other transactions contemplated by the CCPT V Merger Agreement;

•

amend or modify the engagement letter with JLL to increase compensation to JLL or engage other financial advisors in connection with the transactions contemplated by the CCPT V Merger Agreement, provided that CCPT V may engage other financial advisors in the event the CCPT V Special Committee determines in good faith that any such other financial advisor should be engaged due to conflict considerations; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by CCPT V, nothing in the CCPT V Merger Agreement prohibits CCPT V from taking any action, or refraining to take any action, if the CCPT V Board determines in its reasonable judgment that such action or inaction is reasonably necessary (i) for CCPT V to avoid incurring entity level income or excise taxes under the Code (or applicable state law) or to maintain its qualification as a REIT under the Code, (ii) to avoid the imposition of any requirement that CCPT V or any of its subsidiaries be registered as an investment company under the Investment Company Act or (iii) to respond to the actual or anticipated effects of COVID-19, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, on CCPT V or any of its subsidiaries.

Conduct of the Business of CMFT Pending the CCPT V Merger

CMFT has agreed to certain covenants in the CCPT V Merger Agreement regarding the conduct of its business from the date of the CCPT V Merger Agreement until the earlier of the effective time of the CCPT V Merger and the valid termination of the CCPT V Merger Agreement.

In particular, other than to the extent required by applicable law, consented to by CCPT V (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the CCPT V Merger Agreement or set forth on the disclosure letter delivered by CMFT, CMFT agreed to, and to cause each of its subsidiaries to, (i) use all reasonable efforts to maintain the status of CMFT as a REIT and (ii) not take any of the following actions:

•

amend or propose to amend the CMFT Charter, the CMFT Bylaws or the governing documents of CMFT OP, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMFT Charter) under the CMFT Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMFT or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CMFT or any CMFT subsidiary or other equity securities or ownership interests in CMFT or any CMFT subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMFT of dividends in an amount less than or equal to an annual rate of 5.0% of CMFT’s net asset value as of June 30, 2020, ratably over the calendar year, (B) the declaration and payment of dividends or other distributions to CMFT by any directly or indirectly wholly owned CMFT subsidiary, or by any other CMFT subsidiary to the extent in accordance with the organizational documents of such subsidiary or (C) distributions reasonably necessary to maintain CMFT’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMFT’s capital stock or other equity interests in CMFT or any CMFT subsidiary or securities convertible or exchangeable into or exercisable therefor, other than (A) the withholding of shares to satisfy withholding tax obligations in respect of restricted shares of CMFT Common Stock granted under the CMFT Equity Plan and (B) in accordance with the share redemption program of CMFT;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except any transaction that would not reasonably be expected to be materially adverse to CMFT or to prevent or impair the ability of CMFT or Merger Sub to consummate the CCPT V Merger;

•

except for the transactions contemplated by the agreements providing for the CCIT II Merger and CCIT III Merger (as may be amended from time to time), acquire or agree to acquire any material properties or material assets, except (A) transactions between CMFT and its wholly owned subsidiaries and (B) any acquisition in the ordinary course of business for consideration less than 10.0% of the equity value of CMFT;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of CMFT), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CMFT or any CMFT subsidiary, except (A) indebtedness incurred under CMFT’s or any CMFT subsidiary’s existing credit facilities in the ordinary course of business, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $200,000,000, (C) refinancing of existing indebtedness on terms not materially more onerous on CMFT compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;

•

enter into or modify in a manner adverse to CMFT certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve CMFT’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of CMFT as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) CMFT to fail to qualify as a REIT or (B) any CMFT subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by CMFT, nothing in the CCPT V Merger Agreement prohibits CMFT from taking any action, or refraining to take any action, if the CMFT Board determines in its reasonable judgment that such action or inaction is reasonably necessary (i) for CMFT to avoid incurring entity level income or excise taxes under the Code or applicable state law or to maintain its qualification as a REIT under the Code, (ii) to avoid the imposition of any requirement that CMFT or any of its subsidiaries be registered as an investment company under the Investment Company Act or (iii) to respond to the actual or anticipated effects of COVID-19, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, on CMFT or any of its subsidiaries.

Form S-4; Proxy Statement and Prospectus; CCPT V Stockholders Meeting

CCPT V agreed to prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus, and CMFT agreed to prepare and file a registration statement on Form S-4 with respect to the CCPT V Merger, which includes this proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the CCPT V Merger Agreement. CCPT V and CMFT also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the CCPT V Merger.

CCPT V agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the CCPT V Special Meeting (but in no event earlier than the Go Shop Period

End Time) and to hold the CCPT V Special Meeting as soon as practicable after the Form S-4 is declared effective (provided there are no outstanding SEC comments on the proxy statement and the SEC has not otherwise enjoined mailing or use of the proxy statement). CCPT V further agreed to include in this proxy statement/prospectus the CCPT V Board’s recommendation to CCPT V stockholders that they approve the CCPT V Merger and the CCPT V Charter Amendment and to use its reasonable best efforts to obtain CCPT V stockholder approval of the CCPT V Merger and the CCPT V Charter Amendment, except to the extent the CCPT V Special Committee and CCPT V Board made an Adverse Recommendation Change (as defined below), as permitted by the CCPT V Merger Agreement.

Additionally, CCPT V and CMFT agreed to cooperate in good faith to the extent reasonably possible to coordinate the timing of the CCPT V Special Meeting with the stockholder meetings of each of CCIT II and CCIT III to be held to approve the CCIT II Merger and the CCIT III Merger, respectively, pursuant to their respective merger agreements with CMFT.

Access to Information; Confidentiality

The CCPT V Merger Agreement requires each of CCPT V, CMFT and Merger Sub to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other parties and their representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, and records that the other party may reasonably request, and a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws as the other party may reasonably request.

Each of CCPT V and CMFT will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the confidentiality agreement by and between CCPT V and CMFT.

Alternative Acquisition Proposals; Change in Recommendation

Pursuant to the terms of the CCPT V Merger Agreement, until the Go Shop Period End Time, CCPT V has a “go shop” right that allows CCPT V and its subsidiaries, directly or indirectly, to:

•

initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), including by way of (A) contacting third parties, (B) broadly disseminating public disclosure (other than confidential information) or (C) providing access to the properties, offices, assets, books, records and personnel of CCPT V and its subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements; provided, however, that CCPT V has previously or contemporaneously furnished, made available or provided access to such non-public information to CMFT;

•

enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of, such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

•	refrain from enforcing any standstill agreement or similar obligation to CCPT V or its subsidiaries; and

•

disclose to CCPT V stockholders any information required to be disclosed under applicable law; provided, however, that to the extent such disclosure addresses the approval, recommendation or declaration of advisability by the CCPT V Special Committee or the CCPT V Board with respect to the CCPT V Merger Agreement or an Acquisition Proposal, the disclosure will be deemed to be an Adverse Recommendation Change (as defined below) if not accompanied by an express public affirmation of the recommendation of the CCPT V Board in favor of the CCPT V Merger and the CCPT V Merger Agreement.

From and after the Go Shop Period End Time, CCPT V must promptly (and in any event within 24 hours) notify CMFT in writing if (i) any Acquisition Proposal is received by CCPT V or any subsidiary of CCPT V, (ii) any request for information relating to CCPT V or any subsidiary of CCPT V is received from any person who informs CCPT V or any subsidiary of CCPT V that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CCPT V or any subsidiary of CCPT V regarding any Acquisition Proposal. Such notice must include the identity of the person or group making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry, and must include copies of any written Acquisition Proposal (including any proposed transaction agreement and any related transaction documents and financing commitments) and a written summary of the material terms of the Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally). After such initial notice, CCPT V must thereafter promptly (and in any event within 24 hours thereof) (A) keep CMFT reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (B) provide CMFT with any written supplements or written additions to any written Acquisition Proposal. CCPT V agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the CCPT V Merger Agreement that prohibits CCPT V from providing any information to CMFT in accordance with such requirements.

From and after the Go Shop Period End Time, except as described below, and except with respect to a Go Shop Bidder (as defined below), the CCPT V Merger Agreement provides that CCPT V may not, and will cause its subsidiaries and their respective representatives not to, directly or indirectly:

•

initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•

enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person (other than CMFT or its representatives) any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer, or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal;

•

release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (except where the CCPT V Special Committee determines in good faith, after consultation with outside legal counsel, that failing to waive or not enforce would be inconsistent with the CCPT V directors’ duties or standard of conduct under Maryland law);

•

enter into any oral or written contract, agreement, binding commitment or other obligation contemplating or otherwise relating to an Acquisition Proposal (other than an acceptable confidentiality agreement); or

•

take any action to exempt any person from any takeover statute or similar restrictive provision of the CCPT V Charter, the CCPT V Bylaws or organizational documents or agreements of any subsidiary of CCPT V.

Except with respect to a Go Shop Bidder and as otherwise permitted by the CCPT V Merger Agreement, CCPT V must, and must cause each of its subsidiaries and their respective representatives to, immediately cease any discussions, negotiations or communications with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and must immediately terminate all physical and electronic data room access previously granted to any such person and use reasonable efforts to cause such person to return or destroy all non-public information concerning CCPT V and the CCPT V subsidiaries to the extent permitted pursuant to any confidentiality agreement with such person and promptly terminate all physical and electronic data room access granted to such person.

From and after the Go Shop Period End Time, and prior to obtaining the necessary approvals of CCPT V stockholders, CCPT V and its subsidiaries and their respective representatives may continue to take any of the actions listed above that were permitted prior to the Go Shop Period End Time with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time that CCPT V discloses to (and provides copies of to) CMFT in accordance with the terms of the CCPT V Merger Agreement if the CCPT V Special Committee has determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Superior Proposal (as defined below).

Notwithstanding anything in the CCPT V Merger Agreement to the contrary, at any time after the Go Shop Period End Time and prior to obtaining the necessary approvals of CCPT V stockholders, CCPT V and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that (i) did not result from a material breach of CCPT V’s “go shop” and non-solicitation obligations under the CCPT V Merger Agreement and (ii) the CCPT V Special Committee determines constitutes a Superior Proposal (or determines in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal):

•	contact such Person to clarify the terms and conditions of such Acquisition Proposal;

•

provide information in response to a request by a person who made such Acquisition Proposal (provided that such information is provided pursuant to an acceptable confidentiality agreement and has been provided to, or is concurrently provided to, CMFT); and

•	engage or participate in any discussions or negotiations with the person who made such Acquisition Proposal.

Except as described below, the CCPT V Special Committee and the CCPT V Board may not (a) make an Adverse Recommendation Change (as defined below) or (b) authorize, cause or permit CCPT V or any subsidiary of CCPT V to enter into any Alternative Acquisition Agreement.

Notwithstanding anything to the contrary in the CCPT V Merger Agreement, at any time prior to obtaining the necessary approvals of CCPT V stockholders, upon receipt of a written Acquisition Proposal (whether or not from a Go Shop Bidder) that (i) is not withdrawn, (ii) did not result from a material breach of CCPT V’s “go shop” and non-solicitation obligations under the CCPT V Merger Agreement and (iii) the CCPT V Special Committee determines constitutes a Superior Proposal, the CCPT V Board (based on the recommendation of the CCPT V Special Committee) may effect an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate the CCPT V Merger Agreement (see “—Termination of the CCPT V Merger Agreement” below), provided that:

•

the CCPT V Special Committee must have determined, after consultation with CCPT V’s outside counsel and financial advisor, that failing to take such action would be inconsistent with the CCPT V directors’ duties or standard of conduct under Maryland law;

•

CCPT V notifies CMFT in writing that the CCPT V Board intends to take such action at least four (4) business days in advance of taking such action, which notice must specify the reasons for such action and the material terms of the Superior Proposal and attach the most current version of any agreements between CCPT V and the party making such Superior Proposal (such notice, a “CCPT V Change Notice”); and

•

during the four (4) business days after CMFT received the CCPT V Change Notice, CCPT V must have negotiated in good faith with CMFT (to the extent CMFT wished to negotiate) to make adjustments to the terms of the CCPT V Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal (provided that any modifications to such Superior Proposal will require a new three-day negotiation period).

Notwithstanding anything to the contrary in the CCPT V Merger Agreement, at any time prior to obtaining the necessary approvals of CCPT V stockholders, the CCPT V Special Committee and the CCPT V Board may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if the CCPT V Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland law; provided, however, CCPT V must deliver a CCPT V Change Notice to CMFT and negotiate in good faith with CMFT (to the extent CMFT wishes to negotiate) consistent with the two bullet points immediately preceding this paragraph prior to making such Adverse Recommendation Change.

For purposes of the CCPT V Merger Agreement, unless already defined above:

“Acquisition Proposal” means any bona fide proposal or offer from any person (other than CMFT or any of its subsidiaries) made after the date of the CCPT V Merger Agreement, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving CCPT V or any subsidiary of CCPT V that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of CCPT V, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CCPT V or any significant subsidiary of CCPT V representing 20% or more of the consolidated assets of CCPT V, (c) issue, sale or other disposition by CCPT V or any subsidiaries of CCPT V (including by way of merger, consolidation, share exchange, business combination or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of CCPT V Common Stock, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of CCPT V Common Stock, or (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CCPT V in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of CCPT V Common Stock. However, an Acquisition Proposal does not include (i) the CCPT V Merger or any of the other transactions contemplated by the CCPT V Merger Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CCPT V and one or more of the subsidiaries of CCPT V or solely among the subsidiaries of CCPT V.

“Adverse Recommendation Change” means any formal or informal action by the CCPT V Board, or any committee thereof or any group of directors, to (a) change, withhold, withdraw, qualify or modify, or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CMFT, the CCPT V Board recommendation, (b) authorize, approve, endorse, declare advisable, adopt or recommend any Acquisition Proposal (or propose to publicly take such action) or (c) fail to make the CCPT V Board recommendation or fail to include the CCPT V Board recommendation in the proxy statement.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal.

“Go Shop Bidder” means any person (including its controlled affiliates and representatives) that submits a written proposal or offer regarding an Acquisition Proposal prior to the Go Shop Period End Time that has not been withdrawn and that the CCPT V Special Committee determines, in good faith, after consultation with its financial advisors and outside legal counsel, prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than three (3) business days before the date of the Go Shop Period End Time, not later than three (3) business days after the receipt of such Acquisition Proposal), has resulted in, or would be reasonably expected to result in, a Superior Proposal. However, a person will cease to be a Go Shop Bidder if

(i) the negotiations between CCPT V and such person with respect to the Acquisition Proposal terminate, (ii) the Acquisition Proposal submitted by such person prior to the Go Shop Period End Time is withdrawn, terminated or modified in a manner such that, in the CCPT V Special Committee’s good faith determination, after consultation with its financial advisors and outside legal counsel, the Acquisition Proposal as modified no longer constitutes, or would no longer reasonably be expected to lead to, a Superior Proposal, or (iii) such person otherwise ceases to be actively pursuing an acquisition of CCPT V.

“Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of CCPT V and the subsidiaries of CCPT V, taken as a whole, that was not known to or reasonably foreseeable by the CCPT V Board prior to the execution of the CCPT V Merger Agreement, which change in circumstances or development becomes known to the CCPT V Board prior to CCPT V stockholders approving the CCPT V Merger and the CCPT V Charter Amendment. However, in no event will the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter related to or consequence of an Acquisition Proposal, (ii) any effect arising out of or related to the COVID-19 pandemic, or any law, directive, policy, guideline or recommendation of any governmental authority in connection with or in response to COVID-19, and (iii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, the CCPT V Merger Agreement.

“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” are replaced with “50%”) that the CCPT V Board (based on the recommendation of the CCPT V Special Committee) determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of CCPT V (in their capacities as stockholders) than the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement (as it may be proposed to be amended by CMFT). Such a determination of the CCPT V Board must be made in consultation with its outside legal and financial advisors, after taking into account (a) all of the terms and conditions of the Acquisition Proposal and the CCPT V Merger Agreement (as it may be proposed to be amended by CMFT) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CCPT V Special Committee determines in good faith to be material to such analysis).

Consents and Approvals

Upon the terms and subject to the conditions set forth in the CCPT V Merger Agreement, each of CCPT V and CMFT has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, including (i) taking all actions necessary to satisfy each party’s conditions to closing, (ii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, (iii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the CCPT V Merger Agreement, (iv) defending any lawsuits or other legal proceedings challenging the CCPT V Merger Agreement or the consummation of the CCPT V Merger and (v) executing and delivering any instruments reasonably necessary or advisable to consummate the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement and to fully carry out the purposes of the CCPT V Merger Agreement.

However, notwithstanding anything to the contrary in the CCPT V Merger Agreement, neither CCPT V nor CMFT has any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such party, any of its subsidiaries (including subsidiaries of CMFT after the closing of the CCPT V Merger) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including subsidiaries of CMFT after the closing of the CCPT V Merger) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets; provided further that (i) no such actions will be taken (or agreed to be taken) by CCPT V or any of its subsidiaries without CMFT’s prior written consent and (ii) CMFT can compel CCPT V and its subsidiaries to take (or agree to take) any of such actions if such actions are only effective after the effective time of the CCPT V Merger.

Each of CCPT V and CMFT has agreed to give any notices to any person, and each of CCPT V and CMFT will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement. Each of the parties will, and will cause their respective affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority and will cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the CCPT V Merger Agreement. CMFT has the right to direct all matters with any governmental authority in connection with the CCPT V Merger Agreement in a manner consistent with its obligations thereunder; provided that, to the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the other party on, all the information relating to the other party and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the CCPT V Merger and the other transactions contemplated by the CCPT V Merger Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental authority.

Notification of Certain Actions; Litigation

The parties have agreed to give prompt notice to each other:

•

in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the CCPT V Merger, the CCPT V Merger Agreement, or the other transactions contemplated thereby, or (ii) any person alleging that the consent of such person is or may be required in connection with the CCPT V Merger or the other transactions contemplated by the CCPT V Merger Agreement;

•

if (i) any representation or warranty made by such party in the CCPT V Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the CCPT V Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the CCPT V Merger Agreement; and

•

of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of their subsidiaries, or any of their respective directors, officers or partners, which relates to the CCPT V Merger Agreement, the CCPT V Merger, or the other transactions contemplated by the CCPT V Merger Agreement.

The parties have each agreed to (i) give the other party the opportunity to reasonably participate in the defense and settlement of any action against such party and/or its directors, officers or partners relating to the CCPT V

Merger Agreement and the transactions contemplated thereby, (ii) consider in good faith the advice of the other party and (iii) obtain the written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to entering into any settlement in respect of any such action.

Publicity

Each of CCPT V and CMFT have agreed, subject to limited exceptions, such as with respect to an Adverse Recommendation Change, that they and their respective affiliates will not issue any press release or other public statement or filing with respect to the CCPT V Merger or the CCPT V Merger Agreement without the prior consent of the other party (which consent is not to be unreasonably withheld, delayed or conditioned).

Directors’ and Officers’ Insurance and Indemnification

For a period of six years after the effective time of the CCPT V Merger, pursuant to the terms of the CCPT V Merger Agreement and subject to certain limitations, CMFT will, and will cause the surviving entity to, indemnify, defend and hold harmless the current and former managers, directors, officers, partners, members, trustees, employees and agents of CCPT V or any of its subsidiaries or other individuals with rights to indemnification or exculpation under the governing documents of CCPT V and CR V OP or any indemnification agreements of CCPT V or its subsidiaries (the “Indemnified Parties”), to the fullest extent permitted under applicable law and the governing documents of CCPT V and CR V OP, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent arising out of or pertaining to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity in service to CCPT V or its subsidiaries or (ii) the CCPT V Merger Agreement, including the transactions contemplated thereby. CMFT also agreed to advance costs and expenses to Indemnified Parties, subject to repayment if it is ultimately determined that such person was not entitled to indemnification. CMFT and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the CCPT V Merger and advancement of expenses existing in favor of any Indemnified Party as of the date of the CCPT V Merger Agreement will survive the CCPT V Merger and will continue in full force and effect in accordance with their terms.

For a period of six years after the effective time of the CCPT V Merger, the organizational documents of CMFT and any applicable subsidiary of CMFT will contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the organizational documents of CCPT V and its subsidiaries. Prior to the effective time of the CCPT V Merger, CMFT or the surviving entity will obtain and pay for “tail” insurance policies for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of CCPT V for a claims reporting or discovery period of six (6) years from and after the effective time of the CCPT V Merger, provided that CMFT will not be required to pay in excess of three times the current annual premiums for such insurance.

Termination of the CCPT V Merger Agreement

Termination by Mutual Agreement

CCPT V and CMFT may, by written consent, mutually agree to terminate the CCPT V Merger Agreement before completing the CCPT V Merger, even after obtaining the required approval of CCPT V stockholders.

Termination by Either CCPT V or CMFT

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by either CCPT V or CMFT in the following circumstances:

(1)

The CCPT V Merger has not occurred on or before the Outside Date. However, the right to terminate due to the failure of the CCPT V Merger to occur on or before the Outside Date will not be available to

CCPT V or CMFT if the failure of CCPT V or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CCPT V Merger Agreement was the primary cause of, or resulted in, the failure of the CCPT V Merger to be consummated by the Outside Date.

(2)

There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CCPT V Merger Agreement. The right to terminate due to the issuance of such an order will not be available to CCPT V or CMFT if the issuance of such final, non-appealable order was primarily due to the failure of CCPT V or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CCPT V Merger Agreement.

(3)

The approvals of CCPT V stockholders of the CCPT V Merger and CCPT V Charter Amendment are not obtained at the CCPT V Special Meeting. The right to terminate due to the failure to receive the requisite approvals of CCPT V stockholders will not be available to CCPT V or CMFT if such failure was primarily due to the failure of CCPT V or CMFT, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CCPT V Merger Agreement.

Termination by CCPT V

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by CCPT V in the following circumstances:

(1)

CMFT or Merger Sub breaches any of its representations or warranties or fails to perform or comply with any of its obligations, covenants or other agreements set forth in the CCPT V Merger Agreement, which breach or failure to perform or comply (A) would result in a failure of CMFT to satisfy any closing condition, and (B) cannot be cured or, if curable, is not cured by CMFT by the earlier of twenty (20) days following written notice of such breach or failure from CCPT V to CMFT and two (2) business days before the Outside Date; provided, however, that CCPT V will not have the right to terminate the CCPT V Merger Agreement pursuant to the foregoing if CCPT V is then in breach of any of its respective representations, warranties, covenants or agreements set forth in the CCPT V Merger Agreement such that CCPT V would not satisfy any closing condition;

(2)

At any time prior to obtaining the necessary approvals of CCPT V stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the CCPT V Merger Agreement, so long as the termination fee payment described in “—Termination Fee and Expense Reimbursement” is made in full to CMFT prior to or concurrently with such termination; or

(3)

CMFT amends the definitive agreement providing for the CCIT II Merger to increase the exchange ratio in respect of the CCIT II Merger to greater than or equal to 1.562 shares of CMFT Common Stock per share of common stock of CCIT II.

Termination by CMFT

The CCPT V Merger Agreement may also be terminated prior to the effective time of the CCPT V Merger by CMFT in the following circumstances:

(1)

CCPT V breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the CCPT V Merger Agreement, which breach or failure to perform (A) would result in a failure of CCPT V to satisfy any closing condition, and (B) cannot be cured or, if curable, is not cured by CCPT V by the earlier of twenty (20) days following written notice of such breach or failure from CMFT to CCPT V and two (2) business days before the Outside Date; provided, however, that CMFT will not have the right to terminate the CCPT V Merger Agreement pursuant to the foregoing if CMFT or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in the CCPT V Merger Agreement such that CMFT would not satisfy any closing condition;

(2)	The CCPT V Board makes an Adverse Recommendation Change and the necessary approvals of CCPT V stockholders have not been obtained at the time of termination;

(3)

A tender offer or exchange offer for any shares of CCPT V Common Stock that constitutes an Acquisition Proposal is commenced and (a) the CCPT V Board fails to recommend against acceptance of such tender offer or exchange offer by CCPT V stockholders and to publicly reaffirm the CCPT V Board recommendation within ten (10) business days of being requested to do so by CMFT and (b) the necessary approvals of CCPT V stockholders have not been obtained at the time of termination; or

(4)

CCPT V breaches or fails to comply in any material respect with certain of its covenants and agreements described above in “—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation” and the necessary approvals of CCPT V stockholders have not been obtained at the time of termination.

Termination Fee and Expense Reimbursement

CCPT V must pay CMFT (i) a termination payment in the amount of $4,170,000 (the “Go Shop Termination Payment”) or $9,170,000 (the “CCPT V Termination Payment”), as applicable, and (ii) up to $1,670,000 (the “Expense Reimbursement”) as reimbursement for expenses incurred by CMFT in connection with the CCPT V Merger, if the CCPT V Merger Agreement is terminated by:

(1)

CCPT V or CMFT pursuant to item (1) or item (3) under “—Termination by CCPT V or CMFT” above and (a) prior to the CCPT V Special Meeting, an Acquisition Proposal with respect to CCPT V has been publicly announced, disclosed or otherwise communicated to CCPT V stockholders or any person publicly announces an intention (whether or not conditional) to make such an Acquisition Proposal, and such Acquisition Proposal or intention has not been publicly withdrawn on a bona fide basis without qualification at least three (3) business days prior to the Outside Date or the CCPT V Special Meeting, as applicable, and (b) within twelve (12) months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) CCPT V enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) CCPT V recommends to CCPT V stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter (with, for all purposes of clauses (i), (ii) and (iii), all percentages included in the definition of “Acquisition Proposal” increased to 50%);

(2)	CCPT V pursuant to item (2) under “—Termination by CCPT V” above; or

(3)	CMFT pursuant to items (2) through (4) under “—Termination by CMFT” above.

CCPT V will pay CMFT (i) the Go Shop Termination Payment and the Expense Reimbursement solely in connection with items (2) and (3) above, if such termination or the event giving rise to the termination right, as applicable, occurs within ten (10) business days after (a) the Go Shop Period End Time or (b) in the event of timely delivery of a CCPT V Change Notice with respect to a Go Shop Bidder, the negotiation period contemplated in the CCPT V Merger Agreement or (ii) the CCPT V Termination Payment and the Expense Reimbursement in connection with item (1) above and, if subsection (i) does not apply, in connection with items (2) and (3) above.

Additionally, each of CCPT V and CMFT agreed to pay up to the amount of the Expense Reimbursement to the other party in the event the CCPT V Merger Agreement is terminated by CMFT pursuant to item (1) under “—Termination by CMFT” above or by CCPT V pursuant to item (1) under “—Termination by CCPT V” above, respectively.

Enforcement; Remedies

The parties to the CCPT V Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the CCPT V Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of such breach or non-performance. Accordingly, the parties agreed that, at any time prior to the effective time of any termination of the CCPT V Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the CCPT V Merger Agreement and to enforce specifically the terms and provisions of the CCPT V Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action should be brought in equity to enforce the specific performance provisions of the CCPT V Merger Agreement, no party thereto will allege, and each party thereto waives the defense, that there is an adequate remedy at law. To the extent any party brings an action to enforce specifically the performance of the terms and provisions of the CCPT V Merger Agreement (other than an action to specifically enforce any provision that survives termination of the CCPT V Merger Agreement) when expressly available to such party pursuant to the terms of the CCPT V Merger Agreement, the Outside Date will automatically be extended to (a) the twentieth (20th) business day following the resolution of such action, or (b) such other time period established by the court presiding over such action.

Notwithstanding the foregoing, or anything else in the CCPT V Merger Agreement to the contrary, in the event the Go Shop Termination Payment or the CCPT V Termination Payment becomes payable and is paid, then such payment (together with any Expense Reimbursement payable) will be CMFT’s and its affiliates’ sole and exclusive remedy against CCPT V and its subsidiaries.

Fees and Expenses

Except as described above under “Termination of the CCPT V Merger Agreement,” all fees and expenses incurred in connection with the CCPT V Merger Agreement and the other transactions contemplated by the CCPT V Merger Agreement will be paid by the party incurring such fees or expenses, provided that CCPT V and CMFT will share equally the filing fees required in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, filed in connection with the CCPT V Merger.

Amendment and Waiver

Any time prior to the effective time of the CCPT V Merger, to the extent permitted under applicable law, the parties may amend any provision of the CCPT V Merger Agreement provided that such amendment is specifically set forth in an instrument in writing signed on behalf of all parties. In addition, at any time prior to the effective time of the CCPT V Merger, to the extent permitted under applicable law, a party may grant an extension for the time for performance of any obligation of the other party, waive any inaccuracy in the representations and warranties of the other party or waive the other party’s compliance with any agreement or condition contained in the CCPT V Merger Agreement by specifically setting forth such extension or amendment in an instrument written by such party.

Governing Law; Waiver of Jury Trial

The CCPT V Merger Agreement is governed by and will be construed in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles. Each party to the CCPT V Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any litigation directly or indirectly arising out of or in connection with the CCPT V Merger Agreement.

ADVISORY AND MANAGEMENT AGREEMENTS

Termination of CCPT V Advisory Agreement

Concurrently with entry into the CCPT V Merger Agreement, CCPT V and CR V Management entered into the Termination Agreement, pursuant to which the CCPT V Advisory Agreement, under which CR V Management receives compensation for serving as the external manager of CCPT V, will be terminated at the effective time of the CCPT V Merger. CR V Management also waived any “Subordinated Performance Fee” or “Disposition Fee” (each as defined in the CCPT V Advisory Agreement) to which it would have been entitled in connection with the CCPT V Merger. In the event the CCPT V Merger Agreement is terminated in accordance with its terms, the Termination Agreement will be automatically terminated and the CCPT V Advisory Agreement will remain in effect. Furthermore, the Termination Agreement is effective only in respect of the CCPT V Merger and will not apply to any transactions consummated by CCPT V in respect of a Superior Proposal.

Termination of CCIT II and CCIT III Advisory Agreements

Concurrently with their respective entries into the agreements and plans of merger providing for the CCIT II Merger and CCIT III Merger, CCIT II and CCIT III entered into letter agreements pursuant to which the advisory agreements between CCIT II and CCIT III, on the one hand, and their respective external managers, on the other hand, will be terminated at the effective time of the CCIT II Merger and CCIT III Merger, respectively.

Comparison of the CMFT Management Agreement and the CCPT V Advisory Agreement

Following the consummation of the CCPT V Merger and, if applicable, the CCIT II Merger and CCIT III Merger, the CCPT V/CMFT Combined Company or Fully Combined Company, as applicable, will be externally managed by CMFT Management pursuant to the CMFT Management Agreement.

The following is a summary comparison of the material terms of the CMFT Management Agreement and the CCPT V Advisory Agreement. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of the CMFT Management Agreement and the CCPT V Advisory Agreement.

CMFT Management Agreement	CCPT V Advisory Agreement
Term

The initial term of the CMFT Management Agreement expires on August 20, 2022, and is deemed renewed automatically each year thereafter for an additional one-year period unless CMFT or CMFT Management determine not to renew the CMFT Management Agreement in accordance with its terms.	The current term of the CCPT V Advisory Agreement expires on November 30, 2020, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties.

Base Fee

The Management Fee, payable in cash by CMFT to CMFT Management quarterly in arrears, is equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of CMFT’s Equity (as defined in the CMFT Management Agreement).	The advisory fee, payable in cash by CCPT V to CR V Management on the last day of each month, is equal to the sum of (a) an annualized rate of 0.75% on the amount of monthly average asset value between $0 and $2.0 billion; (b) an annualized rate of 0.70% on the amount of monthly average asset value between $2.0 billion and $4.0 billion; and (c) an annualized rate of 0.65% on the amount of monthly average asset value in excess of $4.0 billion.

CMFT Management Agreement	CCPT V Advisory Agreement
For such purposes, average asset value for a specific period refers to the average of the aggregate of either (1) the book value or (ii) if the CCPT V Board has determined a NAV, then, with respect to any asset included in the calculation of such NAV, the appraised value of the properties, mortgages and other investments in equity interests in, or loans secured by real property, subject to certain exceptions, owned by CCPT V through one or more of its affiliates, computed by taking the average of such values at the end of each business day during such period.

Incentive Compensation

The Incentive Compensation (as defined in the CMFT Management Agreement), payable in cash by CMFT quarterly in arrears, is equal to (subject to proration) the excess of (a) 20.0% of the amount by which (i) Core Earnings (as defined in the CMFT Management Agreement) of CMFT for the previous 12-month period exceeds (ii) 7.0% of CMFT’s Consolidated Equity (as defined in the CMFT Management Agreement) in the previous 12-month period, over (b) the sum of any Incentive Compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable).

No Incentive Compensation is payable by CMFT with respect to a given quarter if Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of quarters since the effective date of the CMFT Management Agreement) in the aggregate is not greater than zero.

No incentive compensation is payable by CCPT V under the CCPT V Advisory Agreement.

Subordinated Performance Fee

No subordinated performance fee is payable by CMFT under the CMFT Management Agreement.

In the event CCPT V Common Stock is listed on a national securities exchange, CCPT V must pay CR V Management a subordinated performance fee of 15.0% of the amount by which (a) the market value of CCPT V Common Stock outstanding plus all distributions paid to CCPT V stockholders prior to such listing, exceeds (b) the sum of (i) 100% of Invested Capital (as defined in the CCPT V Advisory Agreement) and (ii) the total distributions required to be paid to CCPT V stockholders in order to pay the CCPT V stockholders’ 6.0% return from inception through the date that the market value is determined.

In the event of any Sale (as defined in the CCPT V Advisory Agreement), CCPT V must pay CR V

CMFT Management Agreement	CCPT V Advisory Agreement

Management a subordinated performance fee of 15.0% of the Net Sale Proceeds (as defined in the CCPT V Advisory Agreement) remaining after the CCPT V stockholders have received distributions equal to the sum of the CCPT V stockholders’ 6.0% return and 100% of Invested Capital.

CCPT V may pay any subordinated performance fee in the form of cash, shares of CCPT V Common Stock, a non-interest bearing promissory note or any combination of the foregoing.

Acquisition Fee

No acquisition fee is payable by CMFT under the CMFT Management Agreement.	CCPT V pays to CR V Management or its affiliates acquisition fees of up to 2.0% of the amount actually paid or allocated in respect of the purchase, development, construction or improvement of an asset, or the amount of funds advanced with respect to a mortgage, excluding in each case any fees or expenses incurred by CCPT V, CR V Management or their affiliates in connection with such transaction.

Disposition Fee

No disposition fee is payable by CMFT under the CMFT Management Agreement.	If CR V Management or one of its affiliates provides substantial assistance in connection with the sale of one or more properties of CCPT V (as determined by a majority of the Independent Directors), CCPT V pays CR V Management or its applicable affiliate a disposition fee in an amount equal to up to one-half (50%) of the real estate or brokerage commission paid by CCPT V to third parties on the sale of such properties, not to exceed 1.0% of the contract sales price of each property sold; provided, however, in no event may the total disposition fees paid to CR V Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price.

Termination

The CMFT Management Agreement may be terminated without cause effective as of the expiration of the initial term or the next automatic renewal term upon at least 180 days’ prior written notice of nonrenewal to the other party:

•  by CMFT, if at least two-thirds of the Independent Directors (as defined in the CMFT Management Agreement) determine that CMFT Management has performed

The CCPT V Advisory Agreement may be terminated at the option of either party, upon 60 days’ written notice, without cause or penalty; provided that if CCPT V is the terminating party, then a majority of the Independent Directors must approve such termination.

The CCPT V Advisory Agreement will automatically terminate in the event CCPT V Common Stock is listed for trading on a national securities exchange.

CMFT Management Agreement	CCPT V Advisory Agreement

unsatisfactorily in a way that is materially detrimental to CMFT and its subsidiaries, taken as a whole, provided that CMFT pays a termination fee;

•  by CMFT, if at least two-thirds of the Independent Directors determine that the Management Fee or Manager Incentive Compensation is unfair and after a period of negotiation in good faith CMFT and CMFT Management are unable to reach an agreement on a fee that at least two-thirds of the Independent Directors determine to be fair, provided that CMFT pays a termination fee; or

•  by CMFT Management.

The CMFT Management Agreement may be terminated with cause upon the occurrence of certain specified events.

Termination Fee

If the CMFT Management Agreement is terminated by CMFT without cause, CMFT Management is entitled to receive a termination fee equal to three times the sum of (a) the average annual Management Fee and (b) the average annual Incentive Compensation during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination (or an annualized fee if the CMFT Management Agreement is terminated prior to August 20, 2021).

No termination fee is payable in the event CMFT Management terminates the CMFT Management Agreement without cause or if either party terminates the CMFT Management Agreement with cause.

If the CCPT V Advisory Agreement is terminated, other than by CCPT V for a material breach thereunder or upon a Change of Control (as defined in the CCPT V Advisory Agreement), CCPT V must pay CR V Management a subordinated performance fee of 15.0% of the amount, if any, by which (a) the value of the assets on the date of termination, valued on a portfolio basis, less the amount of all indebtedness secured by the assets, plus the total distributions paid to CCPT V stockholders from CCPT V’s inception through the date of termination, exceeds (b) the sum of Invested Capital plus an amount reflecting a 6.0% return for CCPT V stockholders from the date of CCPT V’s inception through the date of termination. CCPT V has the option to pay such subordinated performance fee in the form of cash, shares of CCPT V Common Stock, a non-interest bearing promissory note or any combination of the foregoing.

If termination of the CCPT V Advisory Agreement occurs upon a Change of Control, CCPT V must pay CR V Management a subordinated performance fee of 15.0% of the amount, if any, by which (a) the value of the assets on the date of termination, as determined in good faith by the CCPT V Board, including a majority of the Independent Directors, exceeds (b) the sum of Invested Capital plus an amount reflecting a 6.0% return for CCPT V stockholders from the date of CCPT V’s inception through the date of termination.

DESCRIPTION OF CMFT CAPITAL STOCK

The following is a summary of certain terms of CMFT’s capital stock, the CMFT Charter, the CMFT Bylaws, and certain provisions of the MGCL governing REITs formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the CMFT Charter and the CMFT Bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the CMFT Charter, the CMFT Bylaws and the applicable provisions of the MGCL for complete information regarding CMFT’s capital stock. To obtain copies of the CMFT Charter and the CMFT Bylaws, see the section “Where You Can Find More Information” in this proxy statement/prospectus.

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CMFT and its consolidated subsidiaries.

We were formed under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as the CMFT Charter and CMFT Bylaws. The CMFT Charter authorizes us to issue up to 500,000,000 shares of stock, of which 490,000,000 shares are designated as CMFT Common Stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. The CMFT Board may amend the CMFT Charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders. As of [                ], 2020, there were [            ] shares of CMFT Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

At the effective time of the CCPT V Merger, each issued and outstanding share of CCPT V Common Stock will be converted into the right to receive 2.691 shares of CMFT Common Stock (with fractional shares of CCPT V receiving a corresponding number of fractional shares of CMFT).

Common Stock

The CMFT Charter authorizes the CMFT Board, without any action by our stockholders, to classify or reclassify any unissued shares of CMFT Common Stock or preferred stock into one or more classes or series and set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time.

Subject to any preferential rights of any other class or series of stock and to the provisions of the CMFT Charter regarding the restrictions on the ownership and transfer of CMFT Common Stock, the holders of CMFT Common Stock are entitled to such distributions as may be authorized from time to time by the CMFT Board out of legally available funds and declared by us and, upon any liquidity event, would be entitled to receive all assets available for distribution to our stockholders. Holders of CMFT Common Stock do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shares of CMFT Common Stock have equal distribution, liquidation and other rights.

Preferred Stock

The CMFT Charter authorizes the CMFT Board to issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms and certain other rights and preferences with respect to such preferred stock. In addition, the CMFT Charter provides that holders of CMFT Common Stock will be subject to the express terms of any class or series of preferred stock. Because the CMFT Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of CMFT Common Stock. If CMFT were to create and issue preferred stock with a distribution preference over CMFT Common Stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on CMFT Common Stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The CMFT Board has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Appraisal Rights

As permitted by the MGCL, the CMFT Charter provides that stockholders are not entitled to exercise appraisal rights unless the CMFT Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Meetings and Special Voting Requirements

Subject to restrictions in the CMFT Charter regarding the ownership and transfer of our stock and except as may otherwise be specified in the CMFT Charter, each holder of CMFT Common Stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of the CMFT Board, which means that the holders of a majority of shares of our outstanding CMFT Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of CMFT Common Stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The CMFT Charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter (except for certain amendments to the CMFT Charter relating to director removal and the vote required for certain amendments).

The CMFT Charter provides that any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. The CMFT Charter defines cause with respect to any particular director as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

An annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the CMFT Board. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called upon the request of the CMFT Board, the chairman of the CMFT Board, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

The term of the CMFT Management Agreement with CMFT Management is three years and will be deemed renewed automatically each year thereafter for an additional one-year period unless CMFT provides 180 days’ written notice to CMFT Management after the affirmative vote of 2/3 of CMFT’s independent directors. Although, the stockholders do not have the ability to vote to replace CMFT Management or to select a new advisor, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For purposes of this provision, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CMFT through bad faith or active and deliberate dishonesty.

Tender Offers by Stockholders

The CMFT Charter provides that any tender offer, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering person must provide us notice of such tender offer at least ten (10) business days before initiating the tender offer. If the offering person does not comply with the provisions set forth above, we will have the right to redeem that person’s shares and any shares acquired in such tender offer at the lesser of (i) the price then being paid per share of CMFT Common Stock purchased in our latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to our distribution reinvestment plan), (ii) the estimated value of the shares as determined in our most recent valuation pursuant to FINRA Regulatory Notice 09-09, (iii) the fair market value of the shares as determined by an independent valuation obtained by us or (iv) the lowest tender offer price offered in such non-compliant tender offer. In addition, the non-complying person will be responsible for all of our expenses incurred in connection with that person’s noncompliance.

Restriction on Ownership and Transfer of Shares

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•

five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other reasons, the CMFT Charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of CMFT Common Stock.

The CMFT Board, in its sole discretion, may prospectively or retroactively waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by the CMFT Charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, the CMFT Charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our stock being beneficially owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Code;

•

results in our owning, directly or indirectly, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Section 856(h) of the Code, (iii) our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust are referred to herein as Excess Securities. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the CMFT Board on such securities for the benefit of the charitable beneficiary. The CMFT Charter further entitles the trustee of the beneficial trust to vote all Excess Securities and, subject to Maryland law, to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the beneficial trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If the transfer to the beneficial trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the proposed transferee acquiring no rights in such shares. Within twenty (20) days of receiving notice from us that the Excess Securities have been transferred to the beneficial trust, the trustee of the beneficial trust shall sell the Excess Securities. The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would violate the 9.8% ownership limit or the other restrictions on ownership transfer) will receive from the trustee of the beneficial trust the lesser of (a) such sale proceeds (net of any commissions and other expenses of sale), or (b) the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee upon such sale by the amount of any dividends and other distributions we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the CMFT Charter. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee. If, prior to our discovery that shares of our stock have been transferred to the beneficial trust, the shares are sold by the intended transferee, then the shares will be deemed to have been sold on behalf of the beneficial trust and, to the extent that the intended transferee received an amount for the shares that exceeds the amount such intended transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transaction that resulted in such transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) or (ii) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. Upon such purchase by us, the interest of the beneficial trust in the shares sold to us shall terminate and the beneficial trust shall distribute the net proceeds of the sale to the intended transferee. We may reduce the amount payable to the intended transferee upon such sale by the amount of any distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess

Securities have been transferred in violation of the provisions of the CMFT Charter. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If the CMFT Board or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in the CMFT Charter, the CMFT Board or such committee may take such action as it deems necessary to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided, however, that any proposed transfer or other event that violates the restrictions on ownership and transfer of our stock as described above shall be null and void irrespective of any action (or non-action) by the CMFT Board.

Any person who acquires or attempts to acquire shares in violation of the foregoing ownership restriction, or would have owned shares that resulted in a transfer to a beneficial trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until the CMFT Board determines it is no longer in our best interests to continue to qualify as a REIT or that compliance with these restrictions is no longer required for us to qualify as a REIT.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by the CMFT Board based upon certain representations and undertakings required by the CMFT Charter and other appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy and Distributions

CMFT has historically declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record. However, given the impact of the COVID-19 pandemic, CMFT has declared distributions on a monthly basis since April 2020 so as to allow greater flexibility in responding to the impact that COVID-19 has on its tenants, the degree to which federal, state or local governmental authorities grant rent relief or other assistance programs, its abilities to access capital markets and the general effect on the financial markets and economy. For further information regarding the historical distributions to CMFT stockholders, see the section “Parties to the CCPT V Merger—CIM Real Estate Finance Trust, Inc.—Distribution Policy” in this proxy statement/prospectus.

We expect that, from time to time, we will pay distributions in excess of our cash flows from operations as defined by GAAP. As a result, the amount of distributions paid at any time may not be an indicator of the current performance of our properties or current operating cash flows.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current or accumulated earnings and profits typically constitute a return of capital for tax purposes and reduce the stockholders’ basis in our common shares. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Although we intend to continue to pay regular distributions, our results of operations, our general financial condition, general economic conditions, or other factors may inhibit us from doing so. Distributions are authorized at the discretion of the CMFT Board, and are based on many factors, including current and expected cash flow from operations, as well as the obligation that we comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for CMFT to invest the funds received in any offering it conducts;

•	our operating and interest expenses, including fees and expenses paid to CMFT Management;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	the amount of cash used to redeem shares under our share redemption program; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gains, in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of operating cash flows that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, including through this offering, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distribution Reinvestment Plan

The CMFT DRIP is designed generally to offer existing CMFT stockholders a convenient method of purchasing additional shares of CMFT Common Stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program. However, pending the completion of the Mergers, the CMFT Board has suspended the most recent offering under the CMFT DRIP, and there can be no guarantee that, following the Mergers, such offering will be reinstated on the same terms or at all.

Source and Purchase Price of the Shares

There is no public trading market for shares of CMFT Common Stock, and there can be no assurance that a market will develop in the future. The purchase price for shares under the CMFT DRIP will equal the most recently disclosed value of the shares of CMFT Common Stock estimated by the CMFT Board, less any special distributions designated by the CMFT Board. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

When Shares Will Be Purchased

Shares will be purchased for stockholders under the CMFT DRIP promptly following the payment date for the distribution used to purchase the shares to the extent shares are available for purchase under the CMFT DRIP. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt and, in any event, by the end of the fiscal quarter in which they are received, will be distributed, along with any interest earned on such funds, to the respective CMFT DRIP participant. We intend to pay distributions monthly.

Cost of Participating in the Program

We will not charge stockholders any brokerage commissions, dealer manager fees, or service charges when you purchase shares under the CMFT DRIP. All costs of administration of the CMFT DRIP will be borne by us.

Tracking CMFT DRIP Investments

Within 90 days after the end of each calendar year, the CMFT DRIP’s administrator will mail to participating stockholders a statement of account describing their distributions received, the number of shares purchased, and the per share purchase price for such shares pursuant to the CMFT DRIP during the prior year. Tax information regarding participation in the CMFT DRIP will be sent to participating stockholders at least annually. In addition, the annual report of CMFT contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.

Selling Shares Acquired Under the CMFT DRIP

A stockholder may sell the shares purchased through the CMFT DRIP, and such stockholder’s other shares of CMFT Common Stock, at any time, subject to any restrictions set forth in the CMFT Charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for shares of CMFT Common Stock.

The transfer of shares will terminate participation in the CMFT DRIP with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the CMFT DRIP’s administrator that such transferee meets the requirements for participation in the CMFT DRIP and affirmatively elects to participate by delivering an executed distribution change form or other instrument required by the CMFT DRIP’s administrator.

Terminating Participation in the CMFT DRIP

While the CMFT DRIP is suspended, CMFT stockholders are unable to modify their participation status. If and when the CMFT Board reinstates the CMFT DRIP, CMFT stockholders may terminate or modify their participation in the CMFT DRIP at any time upon written notice to the CMFT DRIP’s administrator. To be effective for any distribution period, such notice must be received by the CMFT DRIP’s administrator on or prior to the last business day of the distribution period. The CMFT DRIP’s administrator may terminate the participation of an individual in the CMFT DRIP at any time by ten days’ prior written notice to the relevant CMFT stockholder. After termination of a CMFT stockholder’s participation in the CMFT DRIP, the CMFT DRIP’s administrator will send such stockholder a check for the amount of any distributions in such stockholder’s account that have not been invested in shares, and any future distributions with respect to shares held by such stockholder that are made after the effective date of the termination of its participation in the CMFT DRIP will be sent directly to such stockholder.

Tax Consequences of Participation in the CMFT DRIP

The reinvestment of distributions does not relieve a CMFT stockholder of any income tax which may be payable on such distributions. Distributions paid by CMFT to its stockholders are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is applied as a return of capital, which results in a reduction in the adjusted basis of shares held by a CMFT stockholder. Once the adjusted basis in the shares of a CMFT stockholder is reduced to zero, any excess is treated as gain from the sale of shares. If a CMFT stockholder participates in the CMFT DRIP, such stockholder will realize distributions equal to the value of the shares received, even though such stockholder received shares instead of cash. These deemed distributions will be treated as actual dividends (to the extent that we have earnings and profits for federal income tax purposes) paid from CMFT to its stockholders and will retain the character and tax effects applicable to all dividends. One noteworthy tax effect is that REIT distributions generally are not considered “qualified dividend income” and thus are not eligible for the reduced tax rates otherwise available to non-corporate stockholders. Subject to narrow exceptions, REIT distributions, including deemed distributions under the CMFT DRIP, will be subject to tax at ordinary income rates to the extent that we have earnings and profits for federal income tax purposes. In addition, as long as we remain qualified as a REIT, corporate stockholders will not be eligible for the dividends received deduction for any distributions received from us, including CMFT DRIP distributions. The shares received by CMFT stockholders pursuant to the CMFT DRIP will have a holding period beginning with the day after the purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

Tax-exempt stockholders, including individual retirement accounts, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the CMFT DRIP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable. The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction. The above discussion regarding the tax consequences of participating in the CMFT DRIP is intended only as a general discussion of the current federal income tax consequences of participating in the CMFT DRIP. Since each eligible participant’s financial situation is different, CMFT stockholders should consult their individual tax advisor concerning any tax questions they may have about participation in the CMFT DRIP. Additionally, CMFT stockholders should refer to the discussion contained in the section “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus for a summary of the material U.S. federal income tax considerations of the ownership and disposition of CMFT Common Stock.

Amendment or Termination of the CMFT DRIP

We reserve the right to amend any aspect of the CMFT DRIP at our sole discretion and without the consent of stockholders, provided that notice of any amendment is provided to participants at least ten days prior to the effective date of that amendment and provided that we may not amend the CMFT DRIP to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the CMFT DRIP or to revoke a participant’s right to terminate or modify participation in the CMFT DRIP. We also reserve the right to terminate the CMFT DRIP for any reason at any time by ten days prior notice of termination to all participants. In addition, the CMFT DRIP may also be suspended by at any time by majority vote of the CMFT Board without prior notice to participants if the CMFT Board believes such action is in the best interest of CMFT and its stockholders. We may provide notice of any amendment, suspension or termination of the CMFT DRIP by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants. After termination of the CMFT DRIP, the CMFT DRIP’s administrator will send CMFT stockholders a check for the amount of any distributions in their respective accounts that have not been invested in shares. Any future distributions made after the effective date of the termination of the CMFT DRIP will be sent directly to CMFT stockholders.

Voting Rights of Shares Acquired Under the CMFT DRIP

Shares in the CMFT DRIP account of a stockholder will be voted as such stockholder directs. CMFT stockholders will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in the name of such stockholder, including all shares credited to its

CMFT DRIP account. A CMFT stockholder may also vote its shares, including those credited to its CMFT DRIP account, in person at any annual or special meeting of stockholders.

Our Liability Under the CMFT DRIP

Neither CMFT nor the CMFT DRIP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither CMFT nor the CMFT DRIP’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, the CMFT Charter provides that we will generally indemnify and hold harmless a director, an officer, or CMFT Management or any of its affiliates acting as our agent and their respective officers, directors, managers and employees against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

We have agreed to indemnify and hold harmless CMFT Management and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Share Redemption Program

We have a share redemption program that enables our stockholders to sell their shares to us in limited circumstances, subject to the conditions and limitations described below. However, note that pending the completion of the Mergers, the CMFT Board has suspended CMFT’s share redemption program, and there can be no guarantee that, following the Mergers, such share redemption program will be reinstated on the same terms or at all.

CMFT Common Stock is currently not listed on a national securities exchange, and we will not seek to list our stock unless and until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders may present all, or a portion, of their shares consisting of at least the lesser of (1) 25% of the stockholder’s shares; or (2) a number of shares with an aggregate redemption price of at least $2,500, to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our Sponsor, the CMFT Board, or advisor or its affiliates any fees to complete any transactions under our share redemption program.

The per share redemption price (other than for shares purchased pursuant to the CMFT DRIP and as provided below for redemptions due to a stockholder’s death) depends on the length of time the stockholder has held such shares as follows: after two years from the purchase date, 97.5% of the most recently determined estimated NAV per share; and after three years from the purchase date, 100% of the most recently determined estimated NAV per share. During this time period, the redemption price for shares purchased pursuant to the CMFT DRIP will be 100% of the most recently determined estimated NAV per share. In each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to CMFT Common Stock.

In determining the redemption price, we consider shares to have been redeemed from a stockholder’s account on a first-in, first-out basis. The CMFT Board will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. If we have sold a property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to stockholders prior to the redemption date. The CMFT Board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While the CMFT Board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

Upon receipt of a request for redemption, we may conduct a Uniform Commercial Code (“UCC”) search to ensure that no liens are held against the shares. Any costs for conducting the UCC search will be borne by us.

In the event of the death of a stockholder, we must receive notice from the stockholder’s estate within 270 days after the stockholder’s death in order to be eligible for a redemption due to a stockholder’s death. Shares redeemed in connection with a stockholder’s death will be redeemed at a purchase price per share equal to 100% of the estimated NAV per share.

In the event that a stockholder requests a redemption of all of their shares, and such stockholder is participating in the CMFT DRIP, the stockholder will be deemed to have notified us, at the time they submit their redemption request, that such stockholder is terminating its participation in the CMFT DRIP, and has elected to receive future distributions in cash. This election will continue in effect even if less than all of such stockholder’s shares are redeemed unless they notify us that they wish to resume their participation in the CMFT DRIP.

We will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) we will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited, among other things, to the net proceeds we receive from the sale of shares under the CMFT DRIP, net of shares redeemed to date. In an effort to accommodate redemption requests throughout the calendar year, we intend to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited, among other things, to the net proceeds we receive from the sale of shares in the respective quarter under the CMFT DRIP; however, our management may waive these quarterly limitations in its sole discretion, subject to the 5% cap on the number of shares we may redeem during the respective trailing 12-month period. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any quarter, in which case quarterly redemptions will be made pro rata, except as described below. Our management also reserves the right, in its sole discretion at any time, and from time to time, to reject any request for redemption for any reason.

We will redeem our shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for us to redeem the shares in the month following the end of that fiscal quarter. A stockholder may withdraw their request to have shares redeemed, but all such requests generally must be submitted prior to the last business day of the applicable fiscal quarter. Any redemption capacity that is not used as a result of the withdrawal or rejection of redemption requests may be used to satisfy the redemption requests of other stockholders received for that fiscal quarter, and such redemption payments may be made at a later time than when that quarter’s redemption payments are made.

We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable payment date. If we cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares we may redeem during any quarter or year, we will give priority to the redemption of deceased stockholders’ shares. While deceased stockholders’ shares will be included in calculating the maximum number of shares that may be redeemed in any annual or quarterly period, they will not be subject to the annual or quarterly percentage caps; therefore, if the volume of requests to redeem deceased stockholders’ shares in a particular quarter were large enough to cause the annual or quarterly percentage caps to be exceeded, even if no other redemption requests were processed, the redemptions of deceased stockholders’ shares would be completed in full, assuming sufficient proceeds from the sale of shares under the CMFT DRIP, net of shares redeemed to date, were available. If sufficient proceeds from the sale of shares under the CMFT DRIP, net of shares redeemed to date, were not available to pay all such redemptions in full, the requests to redeem deceased stockholders’ shares would be honored on a pro rata basis. We next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time we receive the request, in order to reduce the expense of maintaining small accounts. Thereafter, we will honor the remaining redemption requests on a pro rata basis. Following such quarterly redemption period, if a stockholder would like to resubmit the unsatisfied portion of the prior request for redemption, such stockholder must submit a new request for redemption of such shares prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The CMFT Board may choose to amend, suspend or terminate our share redemption program at any time in its sole discretion if it believes that such action is in the best interest of our stockholders. Any material modifications or suspension of our share redemption program by the CMFT Board will be disclosed to stockholders as promptly as practicable in reports we file with the SEC and via our website. Additionally, because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under the CMFT DRIP, net of shares redeemed to date, the discontinuance or termination of the CMFT DRIP will adversely affect our ability to redeem shares under the share redemption program. We will notify our stockholders of such developments (1) in our next annual or quarterly report or (2) by means of a separate mailing, accompanied by disclosure in a current or periodic report under the Exchange Act.

Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, which may include the sale of CMFT, the sale of all or substantially all of CMFT’s assets, a merger or similar transaction, an alternative strategy that will result in a significant increase in opportunities for stockholders to redeem their shares or the listing of the shares of CMFT Common Stock for trading on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program are canceled and returned to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

Stockholder Liability

The MGCL provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or the CMFT Board; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

In addition, the CMFT Charter provides that no stockholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a stockholder, nor will any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the assets or the affairs of us by reason of being a stockholder.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the CMFT Board approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the CMFT Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the CMFT Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the CMFT Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the CMFT Board before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the CMFT Board has exempted any business combination with CMFT Management or any of its affiliates. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and CMFT Management or any of its affiliates. As a result, CMFT Management or any of its affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to certain exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the CMFT Board to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by the CMFT Charter or the CMFT Bylaws.

As permitted by the MGCL, the CMFT Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock.

Advance Notice of Director Nominations and New Business

The CMFT Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the CMFT Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the CMFT Board or (3) by a stockholder who is a stockholder of record at the record date set by the CMFT Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the CMFT Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the CMFT Board at a special meeting may be made only (1) by or at the direction of the CMFT Board, or (2) provided that the special meeting has been called in accordance with the CMFT Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the CMFT Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving advance notice of such nominations and at the time of such special meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the CMFT Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, except as may be provided by the CMFT Board in setting the terms of any class or series of our preferred stock, we have elected to provide that vacancies on the CMFT Board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Through provisions in the CMFT Charter and CMFT Bylaws unrelated to Subtitle 8, we already vest in the CMFT Board the exclusive power to fix the number of directorships and provide that any director, or the entire CMFT Board, may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Exclusive Forum

The CMFT Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any Internal Corporate Claim (as defined in the MGCL), including, without limitation, (i) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CMFT to us or our stockholders or (ii) any action asserting a claim against us or any director or officer or other employee of CMFT arising pursuant to any provision of the MGCL, the CMFT Charter or the CMFT Bylaws, or (c) any action asserting a claim against us or any director or officer or other employee of CMFT that is governed by the internal affairs doctrine.

COMPARISON OF RIGHTS OF CCPT V STOCKHOLDERS AND CMFT STOCKHOLDERS

If the CCPT V Merger is consummated, CCPT V stockholders will become CMFT stockholders. The rights of CCPT V stockholders are currently governed by and subject to the provisions of the MGCL, the CCPT V Charter and the CCPT V Bylaws. Upon consummation of the CCPT V Merger, the rights of the former CCPT V stockholders who receive CMFT Common Stock in connection with the CCPT V Merger will continue to be governed by the MGCL and will be governed by the CMFT Charter and the CMFT Bylaws, rather than the CCPT V Charter and the CCPT V Bylaws.

The following is a summary comparison of material differences between the rights of stockholders of CCPT V under the MGCL and the CCPT V Charter and the CCPT V Bylaws, on the one hand, and the rights of stockholders of CMFT under the MGCL and the CMFT Charter and the CMFT Bylaws (which will be the rights of stockholders of the Combined Company following the CCPT V Merger and, if consummated, the other Mergers), on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL; (ii) the CMFT Charter; (iii) the CCPT V Charter; (iv) the CMFT Bylaws; and (v) the CCPT V Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of CMFT and CCPT V referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions under “Where You Can Find More Information.”

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
Corporate Structure

CMFT is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of CMFT stockholders are governed by the MGCL, the CMFT Charter and the CMFT Bylaws.

CCPT V is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of CCPT V stockholders are governed by the MGCL, the CCPT V Charter and the CCPT V Bylaws.

Authorized Capital Stock

CMFT is authorized to issue an aggregate of 500,000,000 shares of capital stock, consisting of 490,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.	CCPT V is authorized to issue an aggregate of 500,000,000 shares of capital stock, consisting of 490,000,000 shares of common stock, $0.01 par value per share, of which 245,000,000 are classified as Class A common stock and 245,000,000 are classified as Class T common stock, and 10,000,000 shares of preferred stock, $0.01 par value per share.

Special Meeting of Stockholders

The CMFT Bylaws provide that special meetings of the stockholders (i) may be called at any time by the president, the chief executive officer, the chairman of the CMFT Board or a majority of the CMFT Board and	The CCPT V Charter and the CCPT V Bylaws provide that special meetings of the stockholders (i) may be called at any time by the president, the chief executive officer, the chairman of the CCPT V

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
(ii) shall be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting.	Board, a majority of the CCPT V Board or a majority of the independent directors and (ii) shall be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of the votes entitled to be cast on such matter at such meeting.

Extraordinary Actions

The CMFT Charter provides that, except for provisions in the CMFT Charter relating to the removal of directors, and the power of stockholders to amend the CMFT Charter, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the CMFT Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.	The CCPT V Charter provides that, except for those amendments permitted to be made without stockholder approval under Maryland law or by the CCPT V Charter, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the CCPT V Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Number of Directors

The CMFT Charter provides that the number of directors shall be six, which number may be increased or decreased from time to time pursuant to the CMFT Bylaws; provided, however, that pursuant to the CMFT Bylaws, the number of directors shall never be less than the minimum required by the MGCL nor more than 15. The current size of the CMFT Board is eight.	The CCPT V Charter provides that the number of directors shall be three, which number may be increased or decreased from time to time pursuant to the CCPT V Bylaws; provided, however, that the number of directors shall be no fewer than three and no more than 15. The current size of the CCPT V Board is five. A majority of the CCPT V Board must be comprised of persons not having certain direct or indirect relationships with CCPT V, the CCPT V sponsor, CR V Management, CCPT V’s directors and any affiliates, except for a period of up to 60 days after the death, removal or resignation of such an independent director pending the election of such independent director’s successor.

Removal of Directors

The CMFT Charter provides that a director may be removed from office at any time, but only for cause, and then only by the affirmative vote of stockholders of CMFT entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. The CMFT Charter defines “cause” to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CMFT through bad faith or active and deliberate dishonesty.	The CCPT V Charter provides that any director, or the entire CCPT V Board, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
Limitation of Liability and Indemnification of Directors and Officers

The CMFT Charter limits the liability of CMFT’s directors and officers to CMFT and its stockholders for money damages to the maximum extent permitted by Maryland law. The CMFT Charter requires CMFT to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of CMFT and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of CMFT and at the request of CMFT, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The CCPT V Charter limits the liability of CCPT V’s directors and officers to CCPT V and its stockholders for money damages and requires CCPT V to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of CCPT V and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of CCPT V and at the request of CCPT V, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) CR V Management or any of its affiliates acting as an agent of CCPT V.

However, CCPT V may indemnify a director, CR V Management or any affiliate of CR V Management (collectively, the “CCPT V Indemnified Parties”) for liability or loss suffered by such indemnitee or hold a CCPT V Indemnified Party harmless for any loss or liability by CCPT V only if the following conditions are met: (i) the CCPT V Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CCPT V, (ii) the CCPT V Indemnified Party was acting on behalf of or performing services for CCPT V, (iii) such liability or loss was not the result of negligence or misconduct by the CCPT V Indemnified Party (or gross negligence or willful misconduct in the case of an independent director) and (iv) such indemnification is recoverable only out of the net assets of CCPT V and not from its stockholders. In addition, CCPT V may not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by a CCPT V Indemnified Party unless one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to such indemnitee, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such indemnitee, or (C) a court of

Rights of CMFT Stockholders	Rights of CCPT V Stockholders

competent jurisdiction approves a settlement of the claims against such indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of CCPT V were offered or sold as to indemnification for violations of securities laws.

The CCPT V Charter further provides that a CCPT V Indemnified Party may be paid or reimbursed reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding as a result of any legal action for which indemnification is being sought only if the following conditions are met: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of CCPT V, (ii) the CCPT V Indemnified Party provides CCPT V with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, (iii) the legal proceeding is initiated by a third party who is not a stockholder of CCPT V or the legal proceeding is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement, and (iv) the CCPT V Indemnified Party agrees in writing to repay the amount paid or reimbursed by CCPT V, together with the applicable legal rate of interest thereon, in cases in which the CCPT V Indemnified Party is found not to be entitled to indemnification.

Voting Rights

Except as may be provided otherwise in the CMFT Charter, and subject to the express terms of any class or series of preferred stock, the holders of CMFT Common Stock have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of CMFT’s stockholders.	The CCPT V Charter provides that, subject to the provisions of any class or series of CCPT V Common Stock or CCPT V’s preferred stock then outstanding and the mandatory provisions of any applicable laws or regulations, CCPT V’s stockholders are entitled to vote only on the following matters: (i) the election or removal of directors, without the necessity for concurrence by the CCPT V Board, (ii) the amendment of the CCPT V Charter, (iii) the dissolution of CCPT V, (iv) the merger or consolidation of CCPT V, or the sale or other disposition of all or substantially all of CCPT V’s assets and (v) such other matters with respect to which the CCPT V Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to stockholders for approval or ratification.

Rights of CMFT Stockholders	Rights of CCPT V Stockholders

The CCPT V Charter further provides that, without the approval of a majority of the shares of CCPT V capital stock entitled to vote on the matter, the CCPT V Board may not (i) amend the CCPT V Charter to materially and adversely affect the rights, preferences and privileges of the stockholders, (ii) amend provisions of the CCPT V Charter relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions, (iii) liquidate or dissolve CCPT V other than before the initial investment in property, (iv) sell all or substantially all of CCPT V’s assets other than in the ordinary course of business or as otherwise permitted by law, (v) cause the merger of CCPT V or any subsidiary of CCPT V with CR V Management or any affiliate of CR V Management that would have the effect of CCPT V acquiring the management functions performed by CR V Management or its affiliate, (vi) cause the purchase by CCPT V of all or substantially all of the assets of CR V Management or any affiliate of CR V Management that would have the effect of CCPT V acquiring the management functions performed by CCPT V’s advisor or its affiliate, (vii) cause CCPT V to engage in a Liquidity Event, as defined below, in which consideration would be paid to CR V Management or any affiliate of CR V Management other than (A) pursuant to the terms of the CCPT V Advisory Agreement with CR V Management or CCPT V’s agreement with its dealer manager or (B) where CR V Management or any affiliate of CR V Management receives consideration in its capacity as a stockholder of CCPT V on the same terms as other stockholders of CCPT V who own the same class of CCPT V capital stock; or (viii) cause any other merger or similar reorganization of CCPT V except as permitted by law.

The term “Liquidity Event” is defined in the CCPT V Charter to mean (i) a listing or the receipt by CCPT V stockholders of securities that are listed on a national securities exchange in exchange for CCPT V Common Stock; (ii) a sale or merger of CCPT V in a transaction in which the stockholders receive or have the option to receive cash, securities redeemable for cash, and/or securities that are listed on a national securities exchange; and (iii) the sale of all or substantially all of CCPT V’s assets for cash or other consideration.

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
Tender Offers

The CMFT Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with all of the provisions of Regulation 14D of the Exchange Act that would be applicable to a tender offer for more than 5% of the outstanding shares, including the notice and disclosure requirements. If the offeror does not comply with these provisions, CMFT will have the right to redeem that offeror’s shares, if any, and any shares acquired in such tender offer. In addition, the non-complying offeror will be responsible for all of CMFT’s expenses in connection with that offeror’s noncompliance.

These provisions have no effect with respect to any shares of CMFT stock that are listed on a national securities exchange or traded on an over-the-counter market.

The CCPT V Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with all of the provisions of Regulation 14D of the Exchange Act that would be applicable to a tender offer for more than 5% of the outstanding shares, including the notice and disclosure requirements. No stockholder may transfer shares to a non-complying offeror unless such stockholder has first offered the shares to CCPT V at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of CCPT V’s expenses in connection with that offeror’s noncompliance.

These provisions have no effect with respect to any shares of CCPT V stock that are listed on a national securities exchange or traded on an over-the-counter market.

Common Stock Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of CMFT, or any distribution of CMFT’s assets, the aggregate assets available for distribution to holders of CMFT Common Stock shall be determined in accordance with applicable law. The holders of shares of CMFT Common Stock will be entitled to receive, ratably with each other holder of shares of CMFT Common Stock, that portion of such aggregate assets available for distribution as the number of outstanding shares of CMFT Common Stock held by such holder bears to the total number of outstanding shares of CMFT Common Stock.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of CCPT V, or any distribution of CCPT V’s assets, the aggregate assets available for distribution to the holders of shares of CCPT V Common Stock shall be determined in accordance with applicable law. Each holder of shares of a particular class of CCPT V Common Stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Roll-Up Transactions

The CMFT Charter does not have any provision related to Roll-Up Transactions.	The CCPT V Charter provides that in connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to holders of CCPT V Common Stock who vote against the proposed Roll-Up Transaction the choice of either (i) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction or (ii) one of the following: (A) remaining as stockholders of CCPT V and preserving their interest therein on the same terms and conditions as existed previously or (B) receiving cash in an amount equal

Rights of CMFT Stockholders	Rights of CCPT V Stockholders

to the stockholder’s pro rata share of the appraised value of the net assets of CCPT V.

The CCPT V Charter prohibits CCPT V from participating in any Roll-Up Transaction: (i) that would result in the holders of CCPT V Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in the CCPT V Charter, (ii) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (iii) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in the CCPT V Charter or (iv) in which any of the costs of the Roll-Up Transaction will be borne by CCPT V if the Roll-Up Transaction is rejected by the holders of CCPT V Common Stock.

Dividends and Distributions

Subject to the provisions of any class or series outstanding, the CMFT Board may from time to time authorize CMFT to declare and pay to stockholders such dividends or other distributions, in cash or other assets of CMFT or in securities of CMFT, including in shares of one class or series payable to holders of shares of another class or series, or from any other source as the CMFT Board in its discretion shall determine.

Subject to the provisions of any class or series outstanding, the CCPT V Board may from time to time authorize CCPT V to declare and pay to stockholders such dividends or other distributions, in cash or other assets of CCPT V or in securities of CCPT V, including in shares of one class payable to holders of shares of another class, or from any other source as the CCPT V Board in its discretion shall determine. Distributions in kind are not permitted, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of CCPT V and the liquidation of its assets in accordance with the terms of the CCPT V Charter or (iii) distributions in which (A) the CCPT V Board advises each stockholder of the risks associated with direct ownership of the property, (B) the CCPT V Board offers each stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those stockholders that accept such offer.

CCPT V pays an ongoing distribution and stockholder servicing fee to its dealer manager with respect to shares of CCPT V Class T Common Stock.

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
The distribution and stockholder servicing fee accrues daily in an amount equal to 1/365th of 0.8% of the estimated NAV per share of Class T Common Stock and is paid monthly in arrears. CCPT V will cease paying the distribution and stockholder servicing fees with respect to each share of CCPT V Class T Common Stock at the earliest of: (i) the end of the month in which the transfer agent, on CCPT V’s behalf, determines that total selling commissions and distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 7.0% of the stockholder’s total gross investment amount of the primary shares of CCPT V Class T Common Stock held in such account; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of shares in CCPT V’s primary offering (i.e., excluding proceeds from sales pursuant to the distribution reinvestment plan); (iii) April 30, 2023; (iv) the date such share of CCPT V Class T Common Stock is no longer outstanding; and (v) the date CCPT V effects a Liquidity Event. The distribution and stockholder servicing fees paid in respect of shares of CCPT V Class T Common Stock are allocated to such shares as a class expense and these fees will impact the amount of distributions payable on all shares of CCPT V Class T Common Stock. Accordingly, the aggregate amount of distributions received by a holder of shares of CCPT V Class T Common Stock may be less than the aggregate amount of distributions received by a holder of shares of CCPT V Class A Common Stock.

Election of Directors; Quorum

The CMFT Bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum.	The CCPT V Bylaws provide that the holders of a majority of the shares of stock of CCPT V entitled to vote who are present in person or represented by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the CCPT V Board, vote to elect a director. The presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum.

Transactions with Affiliates

The CMFT Charter does not address transactions with affiliates.	The CCPT V Charter contains certain requirements and limitations with respect to transactions between

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
CCPT V, on the one hand, and the Sponsor, CR V Management, CCPT V’s directors and any affiliates thereof, on the other hand, including (i) sales and leases of assets to CCPT V, (ii) sales and leases of assets to the Sponsor, CR V Management, the CCPT V directors or any affiliates thereof, (iii) certain loans to the Sponsor, CR V Management, the CCPT V directors or any affiliates thereof and (iv) any other transaction with the Sponsor, CR V Management, the CCPT V directors of any affiliates thereof, unless a majority of the CCPT V Board (including a majority of the independent directors) not otherwise interested in such transaction approve such transaction as being fair and reasonable to CCPT V and on terms and conditions no less favorable to CCPT V than those available from unaffiliated third parties.

Access to Books and Records

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months, has the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The CMFT Charter does not provide additional rights of inspection.

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months, has the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The CCPT V Charter provides that, subject to certain limitations and requirements set forth therein, an alphabetical list of the names, addresses and telephone numbers of CCPT V stockholders, along with the number of shares of stock held by each of them, shall be available for inspection by any CCPT V stockholder or such stockholder’s designated agent at the home office of CCPT V upon the request of such stockholder, and that a copy of the stockholder list shall be mailed to any CCPT V stockholder so requesting within ten days of receipt by CCPT V of the request. The CCPT V Charter further provides that a stockholder may request a copy of the stockholder list in connection with matters relating to the stockholder’s voting rights and the exercise of the stockholder’s rights under federal proxy laws.

Rights of CMFT Stockholders	Rights of CCPT V Stockholders
Investment Policies and Limitations

The CMFT Charter and the CMFT Bylaws do not include any investment policies or limitations, and the CMFT Board may from time to time, in its sole discretion and as it deems appropriate, adopt, amend, revise or terminate any policy or policies with respect to CMFT.	In addition to the limitations described in “Transactions with Affiliates” above, the CCPT V Charter establishes investment restrictions and limitations with respect to investments in equity securities, unimproved real property and mortgages on unimproved real property, commodities, mortgages and other investments.

Suitability of Stockholders

The CMFT Charter and the CMFT Bylaws do not include provisions regarding suitability of stockholders.	The CCPT V Charter provides that, until such time as CCPT V Common Stock is listed on a national securities exchange and subject to suitability standards established by individual states, to become a CCPT V stockholder, if such prospective stockholder is an individual or a fiduciary, such prospective stockholder must represent to CCPT V, among other requirements as CCPT V may require from time to time, that such prospective stockholder has (i) a minimum annual gross income of $70,000 and a net worth of not less than $70,000 or (ii) a net worth of not less than $250,000, in each case excluding home, furnishings and automobiles from the calculation of net worth.

Minimum Investment and Transfer

The CMFT Charter and the CMFT Bylaws do not include provisions regarding minimum investments or transfers.	The CCPT V Charter provides that, subject to individual state requirements and except with respect to the issuance of CCPT V Common Stock under any distribution reinvestment plan of CCPT V, no initial sale or transfer of CCPT V Common Stock of less than $2,500, or such other amount as determined by the CCPT V Board, will be permitted.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the CCPT V Merger is consummated, CCPT V will not hold an annual meeting of stockholders in 2020 or 2021 because CCPT V will be merged out of existence in the CCPT V Merger. However, if the CCPT V Merger Agreement is terminated for any reason, CCPT V expects to hold an annual meeting of stockholders in the second half of 2021. No date has been set for any future annual meeting of CCPT V.

Since CCPT V does not expect to hold a 2020 annual meeting of stockholders, a Rule 14a-8 proposal by a stockholder in respect of the 2021 annual meeting of stockholders to be timely must be delivered not later than a reasonable time before CCPT V begins to print and mail its proxy materials. Stockholder proposals must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act, and must be directed to the Secretary, Cole Credit Property Trust V, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016. CCPT V will make a public announcement of such postponed annual meeting date, when and if determined.

If CCPT V holds an annual meeting in 2021, for stockholder proposals (other than those made pursuant to Rule 14a-8) and nominations to be brought before the 2021 annual meeting, the CCPT V Bylaws provide that any eligible proposing stockholder must give written notice to CCPT V’s secretary. The CCPT V Bylaws require that such notice be received by CCPT V not earlier than the 150th day prior to the date of the 2021 annual meeting and not later than 5:00 p.m., Mountain Time, on the later of: (1) the 120th day prior to the date of the 2021 annual meeting; and (2) the tenth day following the day on which public announcement of the date of the 2021 annual meeting is first made.

LEGAL MATTERS

It is a condition to the CCPT V Merger that CCPT V and CMFT receive (1) opinions from Sullivan & Cromwell (or such other counsel reasonably satisfactory to CCPT V or CMFT, as applicable) concerning the U.S. federal income tax consequences of the CCPT V Merger and (2) opinions from Morris, Manning & Martin, LLP (or such counsel reasonably satisfactory to CCPT V or CMFT, as applicable) regarding CMFT’s and CCPT V’s respective qualification as a REIT, and such opinions provide the basis for the description of certain federal income tax consequences of the CCPT V Merger contained in the section “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. The validity of the shares of CMFT Common Stock to be issued in the CCPT V Merger will be passed upon for CMFT by Venable LLP.

EXPERTS

The financial statements of Cole Credit Property Trust V, Inc. and subsidiaries included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CIM Real Estate Finance Trust, Inc. and subsidiaries included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

Only one proxy statement/prospectus is being delivered to multiple security holders who share an address unless CCPT V has received contrary instructions from one or more CCPT V stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. CCPT V will promptly deliver, upon written or oral request, a separate copy of this proxy statement/prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting CCPT V’s proxy solicitor, [            ], by telephone at [            ] or by e-mail at [            ].

WHERE YOU CAN FIND MORE INFORMATION

CMFT has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, to register the issuance of CMFT Common Stock to CCPT V stockholders in the CCPT V Merger. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

CCPT V and CMFT each file annual, quarterly, and current reports, proxy statements and other information with the SEC. All of these filings are also available to the public at the SEC’s website at www.sec.gov. In addition, you may obtain copies of such documents at https://www.cimgroup.com/shareholder-information/forms-documents under the section “SEC Filings.” Information included in the foregoing websites is not incorporated by reference into this proxy statement/prospectus and such references are intended to be inactive textual references only.

You can also obtain any of the documents filed with the SEC by CCPT V and CMFT by requesting them from the proxy solicitor of CCPT V as follows:

[    ]

[    ]

[    ]

[    ]

You will not be charged for any of the documents that you request.

To receive documents in advance of the CCPT V Special Meeting, please make a request for such documents no later than [                    ], 2020.

INDEX TO FINANCIAL INFORMATION

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Introduction	F-3
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2020	F-4
Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2020	F-5
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7

CCPT V/CMFT COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Introduction	F-12
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2020	F-13
Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2020	F-14
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019	F-15
Notes to Pro Forma Condensed Consolidated Financial Statements	F-16

CMFT

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

(AUDITED)

FINANCIAL STATEMENTS (INTERIM)

AS OF AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(UNAUDITED)

CCPT V

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

(AUDITED)

FINANCIAL STATEMENTS (INTERIM)

AS OF AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(UNAUDITED)

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following unaudited pro forma condensed consolidated financial statements set forth certain financial information pro forma for the mergers (collectively, the “Mergers”) of each of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and Cole Credit Property Trust V, Inc. (“CCPT V”) (collectively, the “Target REITs”) with and into indirect, wholly owned subsidiaries of CIM Real Estate Finance Trust, Inc. (“CMFT”), which combined company is referred to herein as the “Fully Combined Company.”

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2020, reflects the financial position of the Fully Combined Company as if each of the Mergers closed on such date. The unaudited pro forma statements of operations for the six months ended June 30, 2020, and for the year ended December 31, 2019, reflect the results of the Fully Combined Company as if each of the Mergers closed on January 1, 2019. Such pro forma financial information was derived from, and should be read in conjunction with the unaudited financial statements of CMFT and each of the Target REITs as of and for the six months ended June 30, 2020 and the audited financial statements of CMFT and each of the Target REITs as of and for the year ended December 31, 2019, in each case including the notes thereto, all of which are included elsewhere in this Index to Financial Information.

The unaudited pro forma condensed consolidated financial statements of the Fully Combined Company (i) have been prepared for informational purposes only, (ii) are based on available information and assumptions and estimates deemed reasonable by management of CMFT and each of the Target REITs, (iii) do not purport to be indicative of what the consolidated financial condition or results of operations of the Fully Combined Company actually would have been assuming each of the Mergers had been consummated as of the dates indicated above and (iv) do not purport to represent the consolidated financial position or results of operations of the Fully Combined Company for future periods.

The Mergers will be accounted for as an asset acquisition under Accounting Standards Codification (“ASC”) 805: Business Combinations. The total purchase price implied by the exchange ratios of 1.501, 1.093 and 2.691 shares of common stock, $0.01 par value per share, of CMFT (“CMFT Common Stock”) for each share of common stock, $0.01 par value per share, of CCIT II (“CCIT II Common Stock”), CCIT III (“CCIT III Common Stock”) and CCPT V (“CCPT V Common Stock”), respectively, will be allocated to the individual assets acquired and liabilities assumed from each of the Target REITs by CMFT based upon their relative fair values. Intangible assets will be recognized at their relative fair values in accordance with ASC 350: Intangibles — Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date each of the Mergers closes. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2020

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCIT II As Reported	CCIT III As Reported	CCPT V As Reported	Pro - Forma Adjustments		Fully Combined Company Pro - Forma
	(a)	(a)	(a)	(a)
ASSETS
Real estate assets:
Land	$742,208	$105,567	$3,245	$155,802	$145,334	(b)	$1,152,156
Buildings, fixtures and improvements	1,996,392	800,259	41,259	445,134	14,275	(b)	3,297,319
Intangible lease assets	323,983	122,250	5,101	92,670	(23,789)	(b)	520,215

Total real estate assets, at cost	3,062,583	1,028,076	49,605	693,606	135,820	(b)	4,969,690
Less: accumulated depreciation and amortization	(434,005)	(120,249)	(6,692)	(85,604)	212,545	(c)	(434,005)

Total real estate assets, net	2,628,578	907,827	42,913	608,002	348,365		4,535,685
Real estate-related securities	16,103	—	—	—	—		16,103
Loans held-for-investment and related receivables, net	626,079	—	—	—	—		626,079
Less: Allowance for credit losses	(27,684)	—	—	—	—		(27,684)

Total loans held-for-investment and related receivables, net	598,395	—	—	—	—		598,395
Cash and cash equivalents	336,142	13,358	1,560	18,397	(10,620)	(d)	358,837
Restricted cash	4,797	—	—	577	—		5,374
Rents and tenant receivables	67,558	22,710	1,056	12,293	—		103,617
Prepaid expenses and other assets	9,425	1,040	88	566	—		11,119
Deferred costs, net	2,172	1,248	21	500	(1,769)	(e)	2,172
Assets held for sale	1,165	—	—	—	—		1,165

Total assets	$3,664,335	$946,183	$45,638	$640,335	$335,976		$5,632,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facility, net	$1,708,598	$409,917	$24,175	$368,100	$3,016	(e)	$2,513,806
Accrued expenses and accounts payable	22,439	3,652	604	3,342	—		30,037
Due to affiliates	13,796	1,011	78	1,916	(957)	(f)	15,844
Intangible lease liabilities, net	18,592	27,856	—	3,056	(28,095)	(b)	21,409
Distributions payable	4,990	2,736	124	672	—		8,522
Derivative liabilities, deferred rental income and other liabilities	21,582	18,023	222	13,307	—		53,134

Total liabilities	1,789,997	463,195	25,203	390,393	(26,036)		2,642,752

Commitments and contingencies
Redeemable common stock	170,912	26,159	—	8,480	—		205,551

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share	—	—	—	—	—		—
Common stock, $0.01 par value per share	3,099	672	32	169	628	(g)	4,600
Capital in excess of par value	2,607,013	583,558	28,738	372,876	112,122	(g)	3,704,307
Accumulated distributions in excess of earnings	(895,508)	(114,662)	(8,335)	(119,693)	249,262	(h)	(888,936)
Accumulated other comprehensive loss	(11,178)	(12,739)	—	(11,890)	—		(35,807)

Total stockholders’ equity	1,703,426	456,829	20,435	241,462	362,012		2,784,164

Total liabilities, redeemable common stock and stockholders’ equity	$3,664,335	$946,183	$45,638	$640,335	$335,976		$5,632,467

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2020

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCIT II As Reported	CCIT III As Reported	CCPT V As Reported	Pro - Forma Adjustments		Fully Combined Company Pro - Forma
	(a)	(a)	(a)	(a)
Revenues:
Rental and other property income	$128,539	$45,461	$2,213	$26,519	$1,224	(b)(c)	$203,956
Interest income	12,764	—	—	—	—		12,764

Total revenues	141,303	45,461	2,213	26,519	1,224		216,720

Operating expenses:
General and administrative	7,917	2,722	413	2,021	(2,277)	(b)(d)	10,796
Property operating	11,676	4,165	14	1,398	(87)	(b)	17,166
Real estate tax	13,726	2,201	255	2,111	—		18,293
Management and advisory fees and expenses	22,488	4,256	—	3,268	2,272	(e)	32,284
Transaction-related	582	78	—	93	(58)	(b)	695
Depreciation and amortization	40,519	17,168	956	9,366	14,087	(f)	82,096
Impairment	15,507	—	—	52	—		15,559
Provision for credit losses	25,682	—	—	—	—		25,682

Total operating expenses	138,097	30,590	1,638	18,309	13,937		202,571

Gain on disposition of real estate, net	16,901	—	—	—	(6,448)	(b)	10,453

Operating income	20,107	14,871	575	8,210	(19,161)		24,602

Other expense:
Interest expense and other, net	(31,276)	(7,360)	(439)	(7,505)	20,664	(b)(g)	(25,916)
Loss on extinguishment of debt	(4,752)	—	—	—	—		(4,752)

Total other expense	(36,028)	(7,360)	(439)	(7,505)	20,664		(30,668)

Net (loss) income	$(15,921)	$7,511	$136	$705	$1,503		$(6,066)

Common Stock:
Net (loss) income	$(15,921)	$7,511	$136	$705	$1,503		$(6,066)

Basic and diluted weighted average number of common shares outstanding	310,903,460	67,315,244	3,226,804	16,970,989	62,595,488	(h)	461,011,985

Basic and diluted net (loss) income per common share	$(0.05)	$0.11	$0.04	$0.04	$—		$(0.01)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

FULLY COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCIT II As Reported	CCIT III As Reported	CCPT V As Reported	Pro - Forma Adjustments		Fully Combined Company Pro - Forma
	(a)	(a)	(a)	(a)
Revenues:
Rental and other property income	$393,224	$75,919	$4,467	$55,160	$(98,476)	(b)(c)	$430,294
Interest income	20,132	—	—	—	—		20,132

Total revenues	413,356	75,919	4,467	55,160	(98,476)		450,426

Operating expenses:
General and administrative	13,729	5,692	932	3,764	(6,866)	(b)(d)	17,251
Property operating	33,462	6,907	36	4,109	(2,693)	(b)	41,821
Real estate tax	32,196	4,129	545	4,278	(3,222)	(b)	37,926
Management and advisory fees and expenses	42,339	7,558	—	6,159	(7,016)	(b)(e)	49,040
Transaction-related	2,278	244	—	92	(404)	(b)	2,210
Depreciation and amortization	107,867	26,955	1,912	18,719	7,466	(b)(f)	162,919
Impairment	72,939	—	—	688	—		73,627

Total operating expenses	304,810	51,485	3,425	37,809	(12,735)		384,794

Gain on disposition of real estate, net	180,666	119,978	—	685	(271,539)	(b)	29,790

Operating income	289,212	144,412	1,042	18,036	(357,280)		95,422

Other expense:
Interest expense and other, net	(98,965)	(11,948)	(1,530)	(14,481)	35,930	(b)(g)	(90,994)
Loss on extinguishment of debt	(7,227)	(570)	—	—	1,823	(b)	(5,974)

Total other expenses	(106,192)	(12,518)	(1,530)	(14,481)	37,753		(96,968)

Net income (loss)	183,020	131,894	(488)	3,555	(319,527)		(1,546)

Net income allocated to noncontrolling interest	121	—	—	—	(121)	(b)	—

Net income (loss) attributable to the Company	$182,899	$131,894	$(488)	$3,555	$(319,406)		$(1,546)

Common Stock:
Net income (loss)	$182,899	$131,894	$(488)	$3,555	$(319,406)		$(1,546)

Basic and diluted weighted average number of common shares outstanding	311,302,909	67,366,726	3,220,323	16,944,071	62,708,948	(b)(h)	461,542,977

Basic and diluted net income per common share	$0.59	$1.96	$(0.15)	$0.21	$—		$—

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

FULLY COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements are based on CMFT’s and the Target REITs’ historical consolidated financial statements as adjusted to give effect to the Mergers. The unaudited pro forma statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019, give effect to the Mergers as if each had occurred on January 1, 2019. The unaudited pro forma balance sheet as of June 30, 2020, gives effect to the Mergers as if each had occurred on June 30, 2020.

The accompanying unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and disclosures required by generally accepted accounting principles of the United States. Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgments regarding how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial statements is presented for informational purposes only and does not purport to be indicative of the Fully Combined Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the pro forma periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Fully Combined Company’s expected financial results for future periods.

The pro forma financial information was derived from the unaudited financial statements of CMFT and each of the Target REITs as of and for the six months ended June 30, 2020 and the audited financial statements of CMFT and each of the Target REITs as of and for the year ended December 31, 2019, in each case including the notes thereto, all of which are included elsewhere in this Index to Financial Information.

NOTE 2 — PRELIMINARY PURCHASE PRICE ALLOCATION

The total preliminary estimated purchase price of the real estate related identifiable assets and liabilities assumed of the Target REITs of approximately $1.9 billion was determined based on the stockholder consideration for the Mergers consisting of 1.501, 1.093 and 2.691 shares of CMFT Common Stock per share of CCIT II Common Stock, CCIT III Common Stock and CCPT V Common Stock, respectively, based on approximately 67,257,743 shares of CCIT II Common Stock (inclusive of 24,305 restricted Class A share awards) outstanding as of June 30, 2020; approximately 3,226,171 shares of CCIT III Common Stock (inclusive of 18,659 restricted Class A share awards) outstanding as of June 30, 2020; and approximately 16,955,945 shares of CCPT V Common Stock (inclusive of 7,560 restricted Class A share awards) outstanding as of June 30, 2020. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Target REITs based on management’s best estimates of relative fair value of such assets and liabilities. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the relative fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

FULLY COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(UNAUDITED)

The following table shows the preliminary allocation of the purchase price of Target REITs to the acquired identifiable assets and liabilities assumed (in thousands):

As of June 30, 2020
Land	$409,948
Building and improvements	1,300,927
Acquired in-place leases and other intangibles	194,322
Acquired above-market leases	1,910
Intangible lease liabilities	(2,817)

Total estimated purchase price	$1,904,290

NOTE 3 — PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)

Reflects the historical unaudited condensed consolidated balance sheets of each of CMFT, CCIT II, CCIT III and CCPT V as of June 30, 2020, which are included elsewhere in this Index to Financial Information and were included in the Quarterly Report on Form 10-Q for each company, each as filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2020.

(b)

The acquired real estate related identifiable assets and liabilities assumed in connection with the Mergers are reflected in the unaudited pro forma condensed consolidated balance sheet at their preliminary relative fair values. The preliminary relative fair values are based, in part, on a valuation prepared by us with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired property generally include, but are not limited to: land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases, and other intangibles, based in each case on their relative fair values. The adjustments reflected in the unaudited pro forma condensed consolidated balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary relative fair value of condensed consolidated properties acquired by CMFT in connection with the Mergers, and the Target REITs’ historical balances, which are presented as follows (in thousands):

	As of June 30, 2020
	Target REITs As Reported	Preliminary Purchase Price Adjustments	Pro - Forma Adjustments
Land	$264,614	$409,948	$145,334
Building and improvements	1,286,652	1,300,927	14,275
Acquired in-place leases and other intangibles	204,320	194,322	(9,998)
Acquired above-market leases (2)	15,701	1,910	(13,791)
Intangible lease liabilities	(30,912)	(2,817)	28,095

Total estimated purchase price	$1,740,375	$1,904,290	$163,915

FULLY COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(UNAUDITED)

(c)

The fair value of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings and improvements based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers.

The determination of the fair values of above-market and below-market in-place leases requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any fixed rate bargain renewal periods.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. The fair value of in-place leases are capitalized as intangible lease assets. These intangible lease assets are amortized to expense over the remaining terms of the respective leases.

(d)

Reflects the elimination of the Target REITs’ historical accumulated depreciation and amortization of real estate assets as of June 30, 2020, including accumulated amortization of above- and below-market rents, as if each of the Mergers had occurred on June 30, 2020 and the remaining useful lives of the Target REITs’ real estate assets were reset on that same day.

(e)	Represents estimated transaction costs to be incurred at closing, including merger-related legal, consulting and other professional fees.

(f)

Reflects adjustments to the Target REITs’ credit facilities as if each of the Mergers had occurred on June 30, 2020, including the elimination of the Target REITs’ deferred costs, net, the fair value adjustment of the Target REITs’ debt outstanding, and the write off of the Target REITs’ deferred financing costs related to debt outstanding.

(g)

Reflects the elimination of the Target REITs’ historical estimated liability for future distribution and stockholder servicing fees payable as of June 30, 2020. Historically, an estimated liability for future distribution and stockholder servicing fees payable was recognized at the time each share of CCIT II Common Stock, CCIT III Common Stock and CCPT V Common Stock designated as Class T was sold and included in due to affiliates in the Target REITs’ condensed consolidated balance sheets. Upon the closing of the Mergers, each share of CCIT II Common Stock, CCIT III Common Stock and CCPT V Common Stock will be cancelled and converted into the right to receive 1.501, 1.093 and 2.691 shares of CMFT Common Stock, respectively (subject to treatment of fractional shares, the effect of which is expected to be de minimis), and the distribution and stockholder servicing fee obligations relating to the CCIT II Common Stock, CCIT III Common Stock and CCPT V Common Stock designated as Class T will terminate.

FULLY COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(h)

Reflects adjustments to retire the Target REITs’ historical common stock and capital in excess of par value as if the Mergers had occurred on June 30, 2020. Adjustments included the conversion of (i) each of the approximately 67,257,743 shares of CCIT II Common Stock issued and outstanding as of June 30, 2020 into the right to receive 1.501 shares of CMFT Common Stock, or an aggregate of approximately 100,953,872 shares of CMFT Common Stock (ii) each of the approximately 3,226,171 shares of CCIT III Common Stock issued and outstanding as of June 30, 2020 into the right to receive 1.093 shares of CMFT Common Stock, or an aggregate of approximately 3,526,205 shares of CMFT Common Stock, and (iii) each of the approximately 16,955,945 shares of CCPT V Common Stock issued and outstanding as of June 30, 2020 into the right to receive 2.691 shares of CMFT Common Stock, or an aggregate of approximately 45,628,448 shares of CMFT Common Stock. Each share of CMFT Common Stock has a par value of $0.01 per share included in common stock on the condensed combined balance sheets. Each share of CMFT Common Stock has a net asset value of $7.31 per share included in capital in excess of par value on the condensed consolidated balance sheets.

(i)

Reflects the elimination of the Target REITs’ historical accumulated distributions in excess of earnings as if each of the Mergers had occurred on June 30, 2020, adjusted for estimated transaction costs to be incurred upon closing.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2020 and the Year Ended December 31, 2019

(a)

Reflects the historical unaudited condensed consolidated statements of operations for the six months ended June 30, 2020, which are included elsewhere in this Index to Financial Information and were included in the Quarterly Report on Form 10-Q for each company, each as filed with the SEC on August 14, 2020, and the Annual Report on Form 10-K for each company, each as filed with the SEC on March 30, 2020, respectively.

(b)

Reflects adjustments related to CMFT’s sale of 451 properties to Realty Income Corporation (NYSE: O) that occurred in the fourth quarter of 2019 and the first quarter of 2020, and CCIT II’s sale of 18 properties to Industrial Logistics Properties Trust that occurred in the second quarter of 2019. Adjustments include revenue recognized and expenses incurred related to the properties, including certain advisor reimbursements that have been prorated based on average invested assets as if each of the Mergers had occurred on January 1, 2019. For more information regarding the pro forma adjustments directly related to the sale of these properties, refer to CMFT’s Current Report on Form 8-K/A filed with the SEC on December 6, 2019 and CCIT II’s Current Report on Form 8-K/A filed with the SEC on April 9, 2019.

(c)

The historical total rental revenue for each of CMFT and the Target REITs represents fixed contractual payments from operating leases, certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”, real estate taxes, insurances and utilities, straight-line rent and amortization of above and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma statements of operations recalculate straight-line rent and the amortization of above and below-market rent as if each of the Mergers had occurred on January 1, 2019.

(d)

Reflects adjustments to general and administrative expenses due to the elimination of each of the Target REITs as a separate legal entity, including reductions in state income taxes, board of director costs, legal, audit and other professional services, as well as advisor reimbursements of certain operating expenses that have been prorated based on average invested assets, as if each of the Mergers had occurred on January 1, 2019.

FULLY COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(e)

Reflects adjustments to eliminate the Target REITs’ historical advisory fees incurred during the periods presented, and adjusts CMFT’s management and advisory fees during the periods presented, as if each of the Mergers had occurred January 1, 2019. Adjustments include advisor reimbursements that have been pro-rated based on (i) average invested assets through August 20 2019, pursuant to the Prior Advisory Agreement (as defined in the consolidated financial statements of CMFT for the fiscal year ended December 31, 2019, which is included elsewhere in this Index to Financial Information), and (ii) average equity under management beginning August 20, 2019, pursuant to the Management Agreement (as defined in the consolidated financial statements of CMFT for the fiscal year ended December 31, 2019, which is included elsewhere in this Index to Financial Information).

(f)

Reflects the estimated depreciation and amortization of real estate assets as if each of the Mergers had occurred on January 1, 2019, using the relative fair values calculated as of June 30, 2020. Assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years, and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(g)

Reflects adjustments to reduce interest expense due to lower interest rates that will be payable under CMFT’s existing credit facility as a result of decreased leverage of the Fully Combined Company. Adjustments also include the elimination of the Target REITs’ accumulated amortization of deferred financing costs. For certain terms of CMFT’s debt outstanding, see Note 9 — Credit Facilities, Notes Payable and Repurchase Facility to the condensed consolidated financial statements of CMFT for the six months ended June 30, 2020 and Note 8 — Credit Facilities and Notes Payable to the consolidated financial statements of CMFT for the fiscal year ended December 31, 2019, each of which is included elsewhere in this Index to Financial Information.

(h)

Reflects adjustments to retire the Target REITs’ historical weighted average shares outstanding as of June 30, 2020, and recalculate the weighted average shares outstanding and basic and diluted net income (loss) per common share of CMFT Common Stock as if each of the Mergers occurred on January 1, 2019. Adjustments include the conversion of (i) each of the approximately 67,257,743 shares of CCIT II Common Stock issued and outstanding as of June 30, 2020 into the right to receive 1.501 shares of CMFT Common Stock, or an aggregate of approximately 100,953,872 shares of CMFT Common Stock, (ii) each of the approximately 3,226,171 shares of CCIT III Common Stock issued and outstanding as of June 30, 2020 into the right to receive 1.093 shares of CMFT Common Stock, or an aggregate of approximately 3,526,205 shares of CMFT Common Stock, and (iii) each of the approximately 16,955,945 shares of CCPT V Common Stock issued and outstanding as of June 30, 2020 into the right to receive 2.691 shares of CMFT Common Stock, or an aggregate of approximately 45,628,448 shares of CMFT Common Stock.

CCPT V/CMFT COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following unaudited pro forma condensed consolidated financial statements set forth certain financial information pro forma for the merger (the “CCPT V Merger”) of Cole Credit Property Trust V, Inc. (“CCPT V”) with and into an indirect, wholly owned subsidiary of CIM Real Estate Finance Trust, Inc. (“CMFT”), which combined company is referred to herein as the “CCPT V/CMFT Combined Company.”

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2020 reflects the financial position of the CCPT V/CMFT Combined Company as if the CCPT V Merger closed on such date. The unaudited pro forma statements of operations for the six months ended June 30, 2020, and for the year ended December 31, 2019, reflect the results of the CCPT V/CMFT Combined Company as if the CCPT V Merger closed on January 1, 2019. Such pro forma financial information was derived from, and should be read in conjunction with the unaudited financial statements of CMFT and CCPT V as of and for the six months ended June 30, 2020 and the audited financial statements of CMFT and CCPT V as of and for the year ended December 31, 2019, in each case including the notes thereto, all of which are included elsewhere in this Index to Financial Information.

The unaudited pro forma condensed consolidated financial statements of the CCPT V/CMFT Combined Company (i) have been prepared for informational purposes only, (ii) are based on available information and assumptions and estimates deemed reasonable by CMFT’s management, (iii) do not purport to be indicative of what the consolidated financial condition or results of operations of the CCPT V/CMFT Combined Company actually would have been assuming the CCPT V Merger had been consummated as of the dates indicated above and (iv) do not purport to represent the consolidated financial position or results of operations of the CCPT V/CMFT Combined Company for future periods.

The CCPT V Merger will be accounted for as an asset acquisition under Accounting Standards Codification (“ASC”) 805: Business Combinations. The total purchase price implied by the exchange ratio of 2.691 shares of common stock, $0.01 par value per share, of CMFT (“CMFT Common Stock”) for each share of common stock, $0.01 par value per share, of CCPT V (“CCPT V Common Stock”) will be allocated to the individual assets acquired and liabilities assumed from CCPT V by CMFT based upon their relative fair values. Intangible assets will be recognized at their relative fair values in accordance with ASC 350: Intangibles — Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date the CCPT V Merger closes. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

CCPT V/CMFT COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2020

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCPT V As Reported	Pro - Forma Adjustments			CCPT V/CMFT Combined Company Pro - Forma
	(a)	(a)
ASSETS
Real estate assets:
Land	$742,208	$155,802	$5,597	(b	)	$903,607
Buildings, fixtures and improvements	1,996,392	445,134	17,115	(b	)	2,458,641
Intangible lease assets	323,983	92,670	(17,391)	(b	)	399,262

Total real estate assets, at cost	3,062,583	693,606	5,321	(b	)	3,761,510
Less: accumulated depreciation and amortization	(434,005)	(85,604)	85,604	(c	)	(434,005)

Total real estate assets, net	2,628,578	608,002	90,925			3,327,505
Real estate-related securities	16,103	—	—			16,103
Loans held-for-investment and related receivables, net	626,079	—	—			626,079
Less: Allowance for credit losses	(27,684)	—	—			(27,684)

Total loans held-for-investment and related receivables, net	598,395	—	—			598,395
Cash and cash equivalents	336,142	18,397	(3,575)	(d	)	350,964
Restricted cash	4,797	577	—			5,374
Rents and tenant receivables	67,558	12,293	—			79,851
Prepaid expenses and other assets	9,425	566	—			9,991
Deferred costs, net	2,172	500	(500)	(e	)	2,172
Assets held for sale	1,165	—	—			1,165

Total assets	$3,664,335	$640,335	$86,850			$4,391,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facility, net	$1,708,598	$368,100	$631	(e	)	$2,077,329
Accrued expenses and accounts payable	22,439	3,342	—			25,781
Due to affiliates	13,796	1,916	(689)	(f	)	15,023
Intangible lease liabilities, net	18,592	3,056	(1,459)	(b	)	20,189
Distributions payable	4,990	672	—			5,662
Derivative liabilities, deferred rental income and other liabilities	21,582	13,307	—			34,889

Total liabilities	1,789,997	390,393	(1,517)			2,178,873

Commitments and contingencies
Redeemable common stock	170,912	8,480	—			179,392

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share	—	—	—			—
Common stock, $0.01 par value per share	3,099	169	287	(g	)	3,555
Capital in excess of par value	2,607,013	372,876	(39,332)	(g	)	2,940,557
Accumulated distributions in excess of earnings	(895,508)	(119,693)	127,412	(h	)	(887,789)
Accumulated other comprehensive loss	(11,178)	(11,890)	—			(23,068)

Total stockholders’ equity	1,703,426	241,462	88,367			2,033,255

Total liabilities, redeemable common stock and stockholders’ equity	$3,664,335	$640,335	$86,850			$4,391,520

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

CCPT V/CMFT COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2020

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCPT V As Reported	Pro - Forma Adjustments			CCPT V/CMFT Combined Company Pro - Forma
	(a)	(a)
Revenues:
Rental and other property income	$128,539	$26,519	$102	(b	)(c)	$155,160
Interest income	12,764	—	—			12,764

Total revenues	141,303	26,519	102			167,924

Operating expenses:
General and administrative	7,917	2,021	(763)	(b	)(d)	9,175
Property operating	11,676	1,398	(87)	(b	)	12,987
Real estate tax	13,726	2,111	—			15,837
Management and advisory fees and expenses	22,488	3,268	(271)	(e	)	25,485
Transaction-related	582	93	(58)	(b	)	617
Depreciation and amortization	40,519	9,366	7,068	(f	)	56,953
Impairment	15,507	52	—			15,559
Provision for credit losses	25,682	—	—			25,682

Total operating expenses	138,097	18,309	5,889			162,295

Gain on disposition of real estate, net	16,901	—	(6,448)	(b	)	10,453

Operating income	20,107	8,210	(12,235)			16,082

Other expense:
Interest expense and other, net	(31,276)	(7,505)	20,221	(b	)(g)	(18,560)
Loss on extinguishment of debt	(4,752)	—	—			(4,752)

Total other expense	(36,028)	(7,505)	20,221			(23,312)

Net (loss) income	$(15,921)	$705	$7,986			$(7,230)

Common Stock:
Net (loss) income	$(15,921)	$705	$7,986			$(7,230)

Basic and diluted weighted average number of common shares outstanding	310,903,460	16,970,989	28,657,459	(h	)	356,531,908

Basic and diluted net (loss) income per common share	$(0.05)	$0.04	$—			$(0.02)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

CCPT V/CMFT COMBINED COMPANY

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts) (Unaudited)

	CMFT As Reported	CCPT V As Reported	Pro - Forma Adjustments			CCPT V/CMFT Combined Company Pro - Forma
	(a)	(a)	(b)
Revenues:
Rental and other property income	$393,224	$55,160	$(85,303)	(b	)(c)	$363,081
Interest income	20,132	—	—			20,132

Total revenues	413,356	55,160	(85,303)			383,213

Operating expenses:
General and administrative	13,729	3,764	(2,958)	(b	)(d)	14,535
Property operating	33,462	4,109	(1,568)	(b	)	36,003
Real estate tax	32,196	4,278	(1,468)	(b	)	35,006
Management and advisory fees and expenses	42,339	6,159	(8,199)	(b	)(e)	40,299
Transaction-related	2,278	92	(228)	(b	)	2,142
Depreciation and amortization	107,867	18,719	(8,520)	(b	)(f)	118,066
Impairment	72,939	688	—			73,627

Total operating expenses	304,810	37,809	(22,941)			319,678

Gain on disposition of real estate, net	180,666	685	(151,561)	(b	)	29,790

Operating income	289,212	18,036	(213,923)			93,325

Other expense:
Interest expense and other, net	(98,965)	(14,481)	30,319	(b	)(g)	(83,127)
Loss on extinguishment of debt	(7,227)	—	1,823	(b	)	(5,404)

Total other expenses	(106,192)	(14,481)	32,142			(88,531)

Net income	183,020	3,555	(181,781)			4,794

Net income allocated to noncontrolling interest	121	—	(121)	(b	)	—

Net income attributable to the Company	$182,899	$3,555	$(181,660)			$4,794

Common Stock:
Net income	$182,899	$3,555	$(181,660)			$4,794

Basic and diluted weighted average number of common shares outstanding	311,302,909	16,944,071	28,728,225	(h	)	356,975,205

Basic and diluted net income per common share	$0.59	$0.21	$—			$0.01

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

CCPT V/CMFT COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements are based on CMFT’s and CCPT V’s historical consolidated financial statements as adjusted to give effect to the CCPT V Merger. The unaudited pro forma statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019, give effect to the CCPT V Merger as if it had occurred on January 1, 2019. The unaudited pro forma balance sheet as of June 30, 2020, gives effect to the CCPT V Merger as if it had occurred on June 30, 2020.

The accompanying unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and disclosures required by generally accepted accounting principles of the United States. Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgments regarding how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial statements is presented for informational purposes only and does not purport to be indicative of the CCPT V/CMFT Combined Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the pro forma periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the CCPT V/CMFT Combined Company’s expected financial results for future periods.

The pro forma financial information was derived from the unaudited financial statements of CMFT and CCPT V as of and for the six months ended June 30, 2020 and the audited financial statements of CMFT and CCPT V as of and for the year ended December 31, 2019, in each case including the notes thereto, all of which are included elsewhere in this Index to Financial Information.

NOTE 2 — PRELIMINARY PURCHASE PRICE ALLOCATION

The total preliminary estimated purchase price of the real estate related identifiable assets and liabilities assumed of CCPT V of approximately $697.3 million was determined based on (i) the stockholder consideration for the CCPT V Merger consisting of 2.691 shares of CMFT Common Stock per share of CCPT V Common Stock based on approximately 16,955,945 (inclusive of 7,560 Class A restricted share awards) total shares of CCPT V Common Stock outstanding as of June 30, 2020. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of CCPT V based on management’s best estimates of relative fair value of such assets and liabilities. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the relative fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

CCPT V/CMFT COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table shows the preliminary allocation of the purchase price of CCPT V to the acquired identifiable assets and liabilities assumed (in thousands):

As of June 30, 2020
Land	$161,399
Building and improvements	462,249
Acquired in-place leases and other intangibles	74,094
Acquired above-market leases	1,185
Intangible lease liabilities	(1,597)

Total estimated purchase price	$697,330

NOTE 3 — PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)

Reflects the historical unaudited condensed consolidated balance sheets of each of CMFT and CCPT V as of June 30, 2020, which are included elsewhere in this Index to Financial Information and were included in the Quarterly Report on Form 10-Q for each company, each as filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2020.

(b)

The acquired real estate related identifiable assets and liabilities assumed in connection with the CCPT V Merger are reflected in the unaudited pro forma condensed consolidated balance sheet at their preliminary relative fair values. The preliminary relative fair values are based, in part, on a valuation prepared by us with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired property generally include, but are not limited to: land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases, and other intangibles, based in each case on their relative fair values. The adjustments reflected in the unaudited pro forma condensed consolidated balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary relative fair value of condensed consolidated properties acquired by CMFT in connection with the CCPT V Merger, and CCPT V’s historical balances, which are presented as follows (in thousands):

	As of June 30, 2020
	CCPT V As Reported	Preliminary Purchase Price Adjustments	Pro - Forma Adjustment
Land	$155,802	$161,399	$5,597
Building and improvements	445,134	462,249	17,115
Acquired in-place leases and other intangibles	84,783	74,094	(10,689)
Acquired above-market leases	7,887	1,185	(6,702)
Intangible lease liabilities	(3,056)	(1,597)	1,459

Total estimated purchase price	$690,550	$697,330	$6,780

CCPT V/CMFT COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(c)

The fair value of the tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings and improvements based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers.

The determination of the fair values of above-market and below-market in-place leases requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any fixed rate bargain renewal periods.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. The fair value of in-place leases are capitalized as intangible lease assets. These intangible lease assets are amortized to expense over the remaining terms of the respective leases.

(d)

Reflects the elimination of CCPT V’s historical accumulated depreciation and amortization of real estate assets as of June 30, 2020, including accumulated amortization of above- and below-market rents, as if the CCPT V Merger had occurred on June 30, 2020 and the remaining useful lives of CCPT V’s real estate assets were reset on that same day.

(e)	Represents estimated transaction costs to be incurred at closing, including merger-related legal, consulting and other professional fees.

(f)

Reflects adjustments to CCPT V’s credit facility as if the CCPT V Merger had occurred on June 30, 2020, including the elimination of CCPT V’s deferred costs, net, the fair value adjustment of CCPT V’s debt outstanding, and the write off of CCPT V’s deferred financing costs related to debt outstanding.

(g)

Reflects the elimination of CCPT V’s historical estimated liability for future distribution and stockholder servicing fees payable as of June 30, 2020. Historically, an estimated liability for future distribution and stockholder servicing fees payable was recognized at the time each share of CCPT V Common Stock designated as Class T was sold and included in due to affiliates in CCPT V’s condensed consolidated balance sheets. Upon the closing of the CCPT V Merger, each share of CCPT V Common Stock will be cancelled and converted into the right to receive 2.691 shares of CMFT Common Stock (subject to treatment of fractional shares, the effect of which is expected to be de minimis) and the distribution and stockholder servicing fee obligations relating to the CCPT V Common Stock designated as Class T will terminate.

(h)

Reflects adjustments to retire CCPT V’s historical common stock and capital in excess of par value as if the CCPT V Merger had occurred on June 30, 2020. Adjustments included the conversion of each of the approximately 16,955,945 shares of CCPT V Common Stock issued and outstanding as of June 30, 2020 into the right to receive 2.691 shares of CMFT Common Stock, or an aggregate of approximately 45,628,448 shares of CMFT Common Stock. Each share of CMFT Common Stock has a net asset value (“NAV”) of $7.31 per share included in capital in excess of par value on the condensed consolidated balance sheets.

CCPT V/CMFT COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(i)

Reflects the elimination of CCPT V’s historical accumulated distributions in excess of earnings as if the CCPT V Merger had occurred on June 30, 2020, adjusted for estimated transaction costs to be incurred upon closing.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2020 and the Year Ended December 31, 2019

(a)

Reflects the historical unaudited condensed consolidated statements of operations for the six months ended June 30, 2020, and the historical consolidated statements of operations for the year ended December 31, 2019, which are included elsewhere in this Index to Financial Information and were included in the Quarterly Report on Form 10-Q for each company, as filed with the SEC on August 14, 2020, and the Annual Report on Form 10-K for each company, as filed with the SEC on March 30, 2020, respectively.

(b)

Reflects adjustments related to CMFT’s sale of 451 properties to Realty Income Corporation (NYSE: O) that occurred in the fourth quarter of 2019 and the first quarter of 2020. Adjustments include revenue recognized and expenses incurred related to the 451 properties, including certain advisor reimbursements that have been prorated based on average invested assets as if the CCPT V Merger had occurred on January 1, 2019. For more information regarding the pro forma adjustments directly related to the sale of the 451 properties, refer to CMFT’s Current Report on Form 8-K/A filed with the SEC on December 6, 2019.

(c)

The historical total rental revenue for each of CMFT and CCPT V represents fixed contractual payments from operating leases, certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”, real estate taxes, insurances and utilities, straight-line rent and amortization of above- and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma statements of operations recalculate straight-line rent and the amortization of above and below-market rent as if the CCPT V Merger had occurred on January 1, 2019.

(d)

Reflects adjustments to general and administrative expenses due to the elimination of CCPT V as a separate legal entity, including reductions in state income taxes, board of director costs, legal, audit and other professional services, as well as advisor reimbursements of certain operating expenses that have been prorated based on average invested assets, as if the CCPT V Merger had occurred on January 1, 2019.

(e)

Reflects adjustments to eliminate CCPT V’s historical advisory fees incurred during the periods presented and reflects the calculation of CMFT’s management and advisory fees during the periods presented, including advisor reimbursements that have been pro-rated based on (i) average invested assets for the year ended December 31, 2019, and (ii) average equity under management for the six months ended June 30, 2020, as if the CCPT V Merger had occurred January 1, 2019.

(f)

Reflects the estimated depreciation and amortization of real estate assets as if the CCPT V Merger had occurred on January 1, 2019, using the relative fair values calculated as of June 30, 2020. Assets are depreciated or amortized using the straight- line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years, and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

CCPT V/CMFT COMBINED COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(g)

Reflects adjustments to reduce interest expense due to lower interest rates that will be payable under CMFT’s existing credit facility as a result of the decreased leverage of the CCPT V/CMFT Combined Company. Adjustments also include the elimination of CCPT V’s accumulated amortization of deferred financing costs. For certain terms of CMFT’s debt outstanding, see Note 9 — Credit Facilities, Notes Payable and Repurchase Facility to the condensed consolidated financial statements of CMFT for the six months ended June 30, 2020 and Note 8 — Credit Facilities and Notes Payable to the consolidated financial statements of CMFT for the fiscal year ended December 31, 2019, each of which is included elsewhere in this Index to Financial Information.

(h)

Reflects adjustments to retire CCPT V’s historical weighted average shares outstanding as of June 30, 2020, and recalculate the weighted average shares outstanding and basic and diluted net income (loss) per common share as if the CCPT V Merger occurred on January 1, 2019. Adjustments include the conversion of each of the approximately 16,955,945 shares of CCPT V Common Stock issued and outstanding as of June 30, 2020 into the right to receive 2.691 shares of CMFT Common Stock, or an aggregate of approximately 45,628,448 shares of CMFT Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of CIM Real Estate Finance Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CIM Real Estate Finance Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes and the schedules listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 30, 2020

We have served as the Company’s auditor since 2010.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Real estate assets:
Land	$700,210	$1,172,449
Buildings, fixtures and improvements	1,830,101	3,271,592
Intangible lease assets	313,127	554,868

Total real estate assets, at cost	2,843,438	4,998,909
Less: accumulated depreciation and amortization	(374,103)	(597,756)

Total real estate assets, net	2,469,335	4,401,153
Loans held-for-investment and related receivables, net	301,630	89,762
Cash and cash equivalents	466,024	10,533
Restricted cash	7,331	9,141
Rents and tenant receivables	58,374	81,686
Interest receivable, prepaid expenses and other assets	11,731	16,229
Deferred costs, net	2,301	2,087
Assets held for sale	351,897	6,780

Total assets	$3,668,623	$4,617,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities and notes payable, net	$1,604,860	$2,516,914
Accrued expenses and accounts payable	22,038	25,014
Due to affiliates	14,458	5,156
Intangible lease liabilities, net	20,523	36,418
Distributions payable	16,510	16,518
Deferred rental income, derivative liability and other liabilities	19,448	16,254

Total liabilities	1,697,837	2,616,274

Commitments and contingencies
Redeemable common stock and noncontrolling interest	180,838	184,247

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value per share; 490,000,000 shares authorized, 311,207,725 and 311,381,396 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	3,112	3,114
Capital in excess of par value	2,606,925	2,607,330
Accumulated distributions in excess of earnings	(816,181)	(804,617)
Accumulated other comprehensive (loss) income	(3,908)	11,023

Total stockholders’ equity	1,789,948	1,816,850

Total liabilities, redeemable common stock, noncontrolling interest and stockholders’ equity	$3,668,623	$4,617,371

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenues:
Rental and other property income	$393,224	$429,636	$424,095
Interest income	20,132	1,640	—

Total revenues	413,356	431,276	424,095

Operating expenses:
General and administrative	13,729	14,127	13,716
Property operating	33,462	30,267	29,777
Real estate tax	32,196	37,898	37,489
Management and advisory fees and expenses	42,339	43,399	44,072
Transaction-related	2,278	2,601	1,599
Depreciation and amortization	107,867	140,979	141,392
Impairment	72,939	32,975	2,855

Total operating expenses	304,810	302,246	270,900

Gain on disposition of real estate, net	180,666	6,299	17,044

Operating income	289,212	135,329	170,239

Other expense:
Interest expense and other, net	(98,965)	(97,871)	(89,792)
Loss on extinguishment of debt	(7,227)	(46)	(896)

Total other expense	(106,192)	(97,917)	(90,688)

Net income	183,020	37,412	79,551

Net income allocated to noncontrolling interest	121	134	131

Net income attributable to the Company	$182,899	$37,278	$79,420

Weighted average number of common shares outstanding:
Basic and diluted	311,302,909	311,478,665	311,677,149

Net income per common share:
Basic and diluted	$0.59	$0.12	$0.25

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Net income	$183,020	$37,412	$79,551
Other comprehensive (loss) income
Unrealized (loss) gain on interest rate swaps	(11,456)	8,210	4,551
Amount of (gain) loss reclassified from other comprehensive income into income as interest expense and other, net	(3,475)	(4,305)	3,103

Total other comprehensive (loss) income	(14,931)	3,905	7,654

Comprehensive income	168,089	41,317	87,205
Comprehensive income allocated to noncontrolling interest	121	134	131

Comprehensive income attributable to the Company	$167,968	$41,183	$87,074

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance, January 1, 2017	311,817,004	$3,118	$2,607,304	$(531,567)	$(1,024)	$2,077,831
Issuance of common stock	10,095,437	101	101,243	—	—	101,344
Distributions declared on common stock — $0.625 per common share	—	—	—	(194,687)	—	(194,687)
Redemptions of common stock	(10,330,122)	(103)	(103,572)	—	—	(103,675)
Changes in redeemable common stock	—	—	2,325	—	—	2,325
Comprehensive income	—	—	—	79,420	7,654	87,074

Balance, December 31, 2017	311,582,319	$3,116	$2,607,300	$(646,834)	$6,630	$1,970,212
Cumulative effect of accounting changes	—	—	—	(488)	488	—
Issuance of common stock	9,615,850	96	91,668	—	—	91,764
Equity-based compensation	14,008	—	33	—	—	33
Distributions declared on common stock — $0.625 per common share	—	—	—	(194,573)	—	(194,573)
Redemptions of common stock	(9,830,781)	(98)	(93,732)	—	—	(93,830)
Changes in redeemable common stock	—	—	2,061	—	—	2,061
Comprehensive income	—	—	—	37,278	3,905	41,183

Balance, December 31, 2018	311,381,396	$3,114	$2,607,330	$(804,617)	$11,023	$1,816,850
Issuance of common stock	9,335,895	93	82,295	—	—	82,388
Equity-based compensation	18,499	—	138	—	—	138
Distributions declared on common stock — $0.625 per common share	—	—	—	(194,463)	—	(194,463)
Redemptions of common stock	(9,528,065)	(95)	(83,993)	—	—	(84,088)
Changes in redeemable common stock	—	—	1,155	—	—	1,155
Comprehensive income (loss)	—	—	—	182,899	(14,931)	167,968

Balance, December 31, 2019	311,207,725	$3,112	$2,606,925	$(816,181)	$(3,908)	$1,789,948

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$183,020	$37,412	$79,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	106,262	139,330	139,253
Amortization of deferred financing costs	5,167	5,351	5,313
Amortization of fair value adjustments of mortgage notes payable assumed	(90)	(88)	(86)
Amortization and accretion on deferred loan fees	(2,441)	(268)	—
Capitalized interest income	(8,546)	—	—
Equity-based compensation	138	33	—
Straight-line rental income, net	(5,612)	(7,555)	(8,174)
Gain on disposition of real estate assets, net	(180,666)	(6,299)	(17,044)
Amortization of gain on swap termination	(18)	—	—
Impairment of real estate assets	72,939	32,975	2,855
Fair value adjustment to contingent consideration	—	—	(337)
Ineffectiveness of interest rate swaps	—	—	(488)
Write-off of deferred financing costs	2,271	46	896
Changes in assets and liabilities:
Rents and tenant receivables	16,034	(2,432)	862
Prepaid expenses and other assets	(6,456)	(833)	(67)
Accrued expenses and accounts payable	(1,742)	14	(192)
Deferred rental income and other liabilities	(987)	4,921	(70)
Due from affiliates	—	56	2
Due to affiliates	9,302	3,172	(3,349)

Net cash provided by operating activities	188,575	205,835	198,925

Cash flows from investing activities:
Investment in broadly syndicated loans	(2,750)	—	—
Investment in real estate assets	(6,165)	(11,905)	(307,385)
Capital expenditures	(17,722)	(7,297)	(13,315)
Origination and acquisition of loans held-for-investment, net	(217,014)	(89,295)	—
Principal payments received on loans held-for-investment	17,186	—	—
Origination and exit fees received on loans held-for-investment	1,697	185	—
Investment in revenue bonds	—	—	(2,081)
Net proceeds from disposition of real estate assets	1,399,953	64,180	99,013
Payment of property escrow deposits	(350)	(1,100)	(11,472)
Refund of property escrow deposits	350	1,100	11,722
Proceeds from the settlement of insurance claims	110	240	132

Net cash provided by (used in) investing activities	1,175,295	(43,892)	(223,386)

CIM REAL ESTATE FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) - (Continued)

	Year Ended December 31,
	2019	2018	2017
Cash flows from financing activities:
Redemptions of common stock	$(84,088)	$(93,830)	$(103,675)
Distributions to stockholders	(112,083)	(102,822)	(93,310)
Proceeds from credit facility and notes payable	424,500	268,000	1,572,706
Repayments of credit facility and notes payable, net of swap termination payments received	(1,137,022)	(227,181)	(1,341,617)
Payment of loan deposits	—	—	(1,139)
Refund of loan deposits	—	—	1,064
Deferred financing costs paid	(1,211)	—	(13,228)
Distributions to noncontrolling interest	(285)	(279)	(291)

Net cash (used in) provided by financing activities	(910,189)	(156,112)	20,510

Net increase (decrease) in cash and cash equivalents and restricted cash	453,681	5,831	(3,951)
Cash and cash equivalents and restricted cash, beginning of period	19,674	13,843	17,794

Cash and cash equivalents and restricted cash, end of period	$473,355	$19,674	$13,843

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$466,024	$10,533	$4,745
Restricted cash	7,331	9,141	9,098

Total cash and cash equivalents and restricted cash	$473,355	$19,674	$13,843

The accompanying notes are an integral part of these consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Real Estate Finance Trust, Inc. (formerly known as Cole Credit Property Trust IV, Inc.) (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. The Company operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of December 31, 2019, the Company owned 396 properties, comprising 19.1 million rentable square feet of commercial space located in 43 states. As of December 31, 2019, the rentable square feet at these properties was 94.6% leased, including month-to-month agreements, if any. As of December 31, 2019, there were 29 properties identified as held for sale. See Note 4 — Real Estate Assets to the consolidated financial statements in this Annual Report on Form 10-K for a discussion of the held for sale properties as of December 31, 2019. The Company intends to pursue a more diversified investment strategy across the capital structure by balancing the Company’s existing core of necessity commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other credit investments in which the Company’s sponsor and its affiliates have expertise. As of December 31, 2019, the Company’s loan portfolio consisted of 12 loans with a net book value of $301.6 million.

Substantially all of the Company’s business is conducted through CIM Real Estate Finance Operating Partnership, LP (formerly known as Cole Operating Partnership IV, LP), a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by CIM Real Estate Finance Management, LLC (formerly known as Cole REIT Management IV, LLC), a Delaware limited liability company (“CMFT Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

CCO Group, LLC owns and controls CMFT Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to Cole Credit Property Trust V, Inc. (“CCPT V”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Income NAV, Inc. (“CIM Income NAV”).

On January 26, 2012, the Company commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of common stock (the “Offering”). The Company ceased issuing shares in the Offering on April 4, 2014. At the completion of the Offering, a total of approximately 297.4 million shares of common stock had been issued, including approximately 292.3 million shares of common stock sold to the public pursuant to the primary portion of the Offering and approximately 5.1 million shares of common stock issued pursuant to the DRIP portion of the Offering. The remaining approximately 404,000 unsold shares from the Offering were deregistered.

The Company registered $247.0 million of shares of common stock under a distribution reinvestment plan (the “DRIP”) (the “Initial DRIP Offering”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2013 and automatically became effective with the SEC upon filing. The Company ceased issuing shares under the Initial DRIP Offering effective as of June 30, 2016. At the completion of the Initial DRIP Offering, a total of approximately $241.7 million of common stock had been issued. The remaining $5.3 million of unsold shares from the Initial DRIP Offering were deregistered.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company registered an additional $600.0 million of shares of common stock under the DRIP (the “Secondary DRIP Offering,” and together with the Initial DRIP Offering, the “DRIP Offerings,” and the DRIP Offerings collectively with the Offering, the “Offerings”), which was filed with the SEC on August 2, 2016 and automatically became effective with the SEC upon filing. The Company began to issue shares under the Secondary DRIP Offering on August 2, 2016 and will continue to issue shares under the Secondary DRIP Offering.

The Company’s board of directors (the “Board”) establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. As of December 31, 2019, the estimated per share NAV was $8.65 per share, which was established on March 20, 2019 using a valuation date of December 31, 2018. On March 25, 2020, the Board established an updated estimated per share NAV of the Company’s common stock, using a valuation date of December 31, 2019. Commencing on March 30, 2020, distributions are reinvested in shares of the Company’s common stock under the DRIP at a price of $7.77 per share. The Board previously established per share NAVs as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017 and December 31, 2018. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above.

As of December 31, 2018, the Company determined that it had a controlling interest in nine properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”) and therefore met the GAAP requirements for consolidation. During the year ended December 31, 2019, the Company disposed of the nine properties previously owned through the Consolidated Joint Venture and therefore determined it no longer had a controlling financial interest in the Consolidated Joint Venture as of December 31, 2019. See Note 4 — Real Estate Assets for a further discussion of this disposition.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation.

The Company combined rental income of $371.2 million and tenant reimbursement income of $58.4 million for the year ended December 31, 2018, and rental income of $371.9 million and tenant reimbursement income of $52.2 million for the year ended December 31, 2017, into a single financial statement line item, rental and other property income, in the consolidated statements of operations.

The Company has chosen to break out loss on extinguishment of debt of $46,000 from interest expense and other, net for the year ended December 31, 2018, and loss on extinguishment of debt of $896,000 from interest expense and other, net for the year ended December 31, 2017, which was previously reported in total as $97.9 million and $90.7 million in the Company’s consolidated statements of operations for the years ended December 31, 2018 and 2017, respectively.

The Company has chosen to break out capital expenditures of $7.3 million from investment in real estate assets of $11.9 million for the year ended December 31, 2018, and capital expenditures of $13.3 million from investment in real estate assets of $307.4 million for the year ended December 31, 2017, which was previously reported in total as $19.2 million and $320.7 million in the Company’s consolidated statements of cash flows for the years ended December 31, 2018 and 2017, respectively.

Additionally, the Company is combining bad debt expense of $522,000 and straight-line rental income of $8.1 million for the year ended December 31, 2018, and bad debt expense of $1.9 million and straight-line rental income of $10.1 million for the year ended December 31, 2017 into a single line item, straight-line rental income, net, in the consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the year ended December 31, 2019, as part of the Company’s quarterly impairment review procedures, the Company recorded impairment charges of $72.9 million related to 27 properties with revised expected holding periods and seven properties with vacancies. The Company’s impairment assessment as of December 31, 2019 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that material impairment charges with respect to the Company’s real estate assets will not occur during 2020 or future periods. During the year ended December 31, 2018, the Company recorded impairment charges of $33.0 million related to 20 properties with revised expected holding periods and two properties with vacancies. During the year ended December 31, 2017, the Company recorded impairment charges of $2.9 million related to four properties as a result of delinquent rental payments and two tenants who had previously filed for bankruptcy. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate investment activity. Within the next 24 months, the Company expects to sell a substantial portion of its anchored shopping center portfolio and certain single tenant properties. These will be sold in pools or on a standalone basis. As of December 31, 2019, the Company intended to sell properties with a net book value of at least $1.7 billion, subject to market conditions.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of December 31, 2019, the Company identified 29 properties with a carrying value of

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

$351.9 million as held for sale, 12 of which were sold subsequent to December 31, 2019. The Company has mortgage notes payable of $126.7 million that are related to the held for sale properties, which the Company expects to repay in connection with the disposition of the underlying held for sale properties. As of December 31, 2018, the Company identified one property with a carrying value of $6.8 million as held for sale, which was sold subsequent to December 31, 2018.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The disposition of 497 and 21 of the Company’s individual properties during the years ended December 31, 2019 and 2018, respectively, did not qualify for discontinued operations presentation and thus, the results of the properties that were sold will remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net. See Note 4 — Real Estate Assets to the consolidated financial statements in this Annual Report on Form 10-K for a discussion of the disposition of individual properties during the year ended December 31, 2019.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above- and below-market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including, for below-market leases, any bargain renewal periods. The above- and below-market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above-market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below-market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, the remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above- or below-market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include leasing commissions,

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

legal and other related expenses and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrowed funds to the Company or the seller or a combination thereof. Prior to the adoption of ASU 2017-01 (as defined below) in April 2017, contingent consideration arrangements, including amounts funded through an escrow account, were recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value subsequent to acquisition were reflected in the accompanying consolidated statements of operations in acquisition-related fees and expenses. Upon adoption of ASU 2017-01 in April 2017, contingent consideration arrangements for asset acquisitions are recognized when the contingency is resolved. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized or accreted to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

In April 2017, the Company elected to early adopt Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Beginning in April 2017, all real estate acquisitions qualified as asset acquisitions, and as such, acquisition-related fees and certain acquisition-related expenses related to these asset acquisitions are now capitalized and allocated to tangible and intangible assets and liabilities as described above. Other acquisition-related expenses, such as advisor reimbursements, continue to be expensed as incurred and are included in transaction-related expenses in the accompanying consolidated statements of operations. Prior to the adoption of ASU 2017-01 in April 2017, all of the Company’s real estate acquisitions were accounted for as business combinations and, as such, acquisition-related expenses related to these business combination acquisitions were expensed as incurred. Prior to April 2017, acquisition-related expenses included within transaction-related expenses in the Company’s consolidated statements of operations primarily consisted of legal, deed transfer and other costs related to real estate purchase transactions, including costs incurred for deals that were not consummated. The Company expects its future acquisitions to qualify as asset acquisitions and, as such, the Company will allocate the purchase price to acquired tangible assets and identified intangible assets and liabilities on a relative fair value basis.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Redeemable Noncontrolling Interest in Consolidated Joint Venture

On June 27, 2014, the Company completed the formation of the Consolidated Joint Venture. Pursuant to the joint venture agreement, the joint venture partner has a right to exercise an option (the “Option”), which became effective on June 27, 2016, whereby the Company will be required to purchase the ownership interest of the joint venture partner at fair market value. From June 2014 to December 2019, the Company determined it had a controlling interest in the Consolidated Joint Venture and, therefore, met the GAAP requirements for consolidation. The Company recorded net income of $121,000 and paid distributions of $285,000 related to the noncontrolling interest during the year ended December 31, 2019. During the year ended December 31, 2019, the Company disposed of its interest in the underlying properties previously owned through the Consolidated Joint Venture, as further discussed in Note 4 — Real Estate Assets. Therefore, the Company determined it no longer had a controlling financial interest as of December 31, 2019. The Company recorded the noncontrolling interest of $2.3 million as of December 31, 2018, as temporary equity in the mezzanine section of the consolidated balance sheets, due to the ability to exercise the Option being outside the control of the Company.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash in bank accounts, as well as investments in highly-liquid money market funds. The Company deposits cash with several high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash and cash equivalents may exceed federally insured levels. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held. Included in cash and cash equivalents was $126.8 million reserved for settlement of broadly syndicated loan purchases as of December 31, 2019, as further discussed in Note 10 — Commitments and Contingencies.

The Company had $7.3 million and $9.1 million in restricted cash as of December 31, 2019 and December 31, 2018, respectively. Included in restricted cash was $3.1 million and $3.4 million held by lenders in lockbox accounts, as of December 31, 2019 and 2018, respectively. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company. Also included in restricted cash was $4.2 million and $5.7 million held by lenders in escrow accounts for real estate taxes and other lender reserves for certain properties, in accordance with the associated lender’s loan agreement as of December 31, 2019 and 2018, respectively.

Loans Held-for-Investment

The Company has acquired, and may continue to acquire, loans related to real estate assets. Additionally, we may invest in first and second lien mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property, loans on leasehold interest mortgages and broadly syndicated loans. The Company intends to hold the loans held-for-investment for the foreseeable future or until maturity. Loans held-for-investment are carried on the Company’s consolidated balance sheets at amortized cost, net of any allowance for loans receivable losses. Discounts or premiums, origination fees and exit fees are amortized as a component of interest income using the effective interest method over the life of the respective loans. Loan acquisition fees paid to CMFT Management or its affiliates are expensed as incurred and are included in transaction-related expenses in the accompanying consolidated statements of operations.

Interest earned is either received in cash or capitalized to loans held-for-investment and related receivables, net in the Company’s consolidated balance sheets. Interest is capitalized when certain conditions are met as specified in

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

each loan agreement. For the year ended December 31, 2019, the Company recorded $20.1 million in interest income, of which $8.5 million was capitalized to loans held-for-investment and related receivables, net.

Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual. Interest collected is recognized on a cash basis by crediting income when received. Loans may be restored to accrual status when all principal and interest are current and full repayment of the remaining contractual principal and interest are reasonably assured. As of December 31, 2019, the Company’s eight mezzanine loans with a net book value of $146.1 million were nonaccrual loans.

Generally, an allowance for loan losses is provided when management determines that the Company will be unable to collect any remaining amounts due under the loan agreement. The Company evaluates the collectability of its loans held-for-investment at least quarterly. The evaluation of collectability involves judgment, estimates, and a review of the ability of the borrower to make principal and interest payments and the underlying collateral. For the year ended December 31, 2019, the Company recorded no impairment on its loans held-for-investment.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs are written off when the associated debt is extinguished or repaid before maturity. The presentation of all deferred financing costs, other than those associated with the revolving loan portion of the credit facilities, are classified such that the debt issuance costs related to a recognized debt liability are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability rather than as an asset. Debt issuance costs related to securing a revolving line of credit are presented as an asset and amortized ratably over the term of the line of credit arrangement. As such, the Company’s current and corresponding prior period total deferred costs, net in the accompanying consolidated balance sheets relate only to the revolving loan portion of the credit facilities and the historical presentation, amortization and treatment of unamortized costs are still applicable. As of December 31, 2019 and 2018, the Company had $2.3 million and $2.1 million, respectively, of deferred financing costs, net of accumulated amortization, related to the revolving loan portion of the credit facilities. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined the financing will not close.

Due to Affiliates

CMFT Management, and certain of its affiliates, received and will continue to receive, fees, reimbursements and compensation in connection with services provided relating to the Offerings and the acquisition, management, financing and leasing of the properties of the Company.

Derivative Instruments and Hedging Activities

The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the derivative instrument that is designated as a hedge is recorded as other comprehensive income. The changes in fair value for derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

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Redeemable Common Stock

Under the Company’s share redemption program, the Company’s obligation to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records the maximum amount that is redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Leases

The Company adopted ASU No. 2016-02, Leases, (Topic 842) (“ASC 842”), on January 1, 2019 using the optional alternative transition method for financial information and related disclosures. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard prior conclusions about lease identification, lease classification and initial direct costs. The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not a party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

The Company has an investment in a real estate property that is subject to a ground lease, for which a lease liability and right of use (“ROU”) asset of $2.6 million was recorded as of December 31, 2019. See Note 15 — Leases for a further discussion regarding this ground lease.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Leasing commissions subsequent to successful lease execution are capitalized.

Revenue Recognition

Revenue from leasing activities

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with

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offsetting expenses in real estate taxes and property operating expenses, respectively, within the consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be less than probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available to management at the time of evaluation. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

Revenue from lending activities

Interest income from our loans held-for-investment is comprised of interest earned on loans and the accretion and amortization of net loan origination fees and discounts. Interest income on loans is accrued as earned, with the accrual of interest suspended when the related loan becomes a nonaccrual loan. Interest income on the Company’s broadly syndicated loans is accrued as earned beginning on the settlement date.

Income Taxes

The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2012. The Company will generally not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it or its subsidiaries may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Earnings (Loss) and Distributions Per Share

Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income (loss) per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2019, 2018 or 2017. Distributions per share are calculated based on the authorized daily distribution rate.

Reportable Segment

The Company’s commercial real estate assets consist of income-producing necessity retail properties that are primarily single-tenant or anchored shopping centers, which are leased to creditworthy tenants under long-term net leases. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company’s management evaluates operating performance on an overall portfolio level; therefore, the Company’s properties are one reportable segment.

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Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”), in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10 and ASU No. 2019-11 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company will adopt this ASU during the first quarter of fiscal year 2020 and does not expect it will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company will adopt this ASU during the first quarter of fiscal year 2020 and does not expect it will have a material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). The amendments in this ASU permit the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes or another acceptable benchmark. The SOFR is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar London Interbank Offered Rate (“LIBOR”), which will be phased out by the end of 2021. ASU 2018-16 is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2018-16 is required to be adopted on a prospective basis for qualifying new or

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redesignated hedging relationships entered into on or after the date of adoption. The Company currently uses LIBOR as its benchmark interest rate in the Company’s interest rate swaps associated with the Company’s LIBOR-based variable rate borrowings. The Company has not entered into any new or redesignated hedging relationships on or after the date of adoption of ASU 2018-16. The Company evaluated the effect of this new benchmark interest rate option, and does not believe this ASU will have a material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. This ASU is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company is evaluating the impact of this ASU’s adoption, and does not believe this ASU will have a material impact on its consolidated financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Credit facilities and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of December 31, 2019, the estimated fair value of the Company’s debt was $1.60 billion, compared to the carrying value of $1.61 billion. The estimated fair value of the Company’s debt as of December 31, 2018 was $2.46 billion, compared to the carrying value of $2.53 billion.

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Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2019 and 2018, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Revenue bonds — The Company’s revenue bonds were acquired in connection with the purchase of an anchored shopping center. The bonds have a 9.0% interest rate and mature on November 1, 2044. These investments are initially recognized in interest receivable, prepaid expenses and other assets on the consolidated balance sheets and are subsequently measured using amortized cost. The fair value estimates of the Company’s revenue bonds are based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis. This analysis reflects the contractual terms of the bonds, including the period to maturity, and uses unobservable market-based inputs, including discount rates ranging from 7.75% to 9.0%. As a result, the Company has determined that its revenue bonds are classified in Level 3 of the fair value hierarchy. As of December 31, 2019, the estimated fair value of the Company’s revenue bonds was $2.0 million. The Company has these investments classified as held-to-maturity securities. The Company’s investments in revenue bonds are reviewed for impairment, including the evaluation of changes in events or circumstances that may indicate that the carrying amount of the investment may not be recoverable.

Loans held-for-investment — The Company’s loans held-for-investment are recorded at cost upon origination and adjusted by net loan origination fees and discounts. The Company estimates the fair value of its loans held-for-investment by performing a present value analysis for the anticipated future cash flows using an appropriate market discount rate taking into consideration the credit risk. As a result, the Company has determined that its loans held-for-investment are classified in Level 3 of the fair value hierarchy. As of December 31, 2019, the estimated fair value of the Company’s loans held-for-investment was $302.0 million, compared to its carrying value of $301.6 million. As of December 31, 2018, the Company determined that the estimated fair value of its loans held-for-investment was equal to its carrying value given that the loans were originated during the fourth quarter of 2018.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of December 31, 2019 and 2018, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2019 and 2018 (in thousands):

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest rate swaps	$261	$—	$261	$—

Total financial assets	$261	$—	$261	$—

Financial liability:
Interest rate swap	$(4,181)	$—	$(4,181)	$—

Total financial liability	$(4,181)	$—	$(4,181)	$—

	Balance as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets:
Interest rate swaps	$10,993	$—	$10,993	$—

Total financial assets	$10,993	$—	$10,993	$—

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

As discussed in Note 4 — Real Estate Assets, during the year ended December 31, 2019, real estate assets related to 34 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $384.4 million, resulting in impairment charges of $72.9 million. During the year ended December 31, 2018, real estate assets related to 22 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $332.4 million, resulting in impairment charges of $33.0 million. During the year ended December 31, 2017, real estate assets related to four properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $4.3 million, resulting in impairment charges of $2.9 million. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. For the Company’s impairment tests for the real estate assets during the year ended December 31, 2019, the Company used a range of discount rates from 7.4% to 9.5% and terminal capitalization rates from 5.5% to 9.2%.

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The following table presents the impairment charges by asset class recorded during the years ended December 31, 2019, 2018 and 2017 (in thousands):

	Year Ended December 31,
	2019	2018	2017
Asset class impaired:
Land	$12,648	$6,436	$725
Buildings, fixtures and improvements	56,572	25,299	1,734
Intangible lease assets	4,056	1,385	396
Intangible lease liabilities	(337)	(145)	—

Total impairment loss	$72,939	$32,975	$2,855

NOTE 4 — REAL ESTATE ASSETS

2019 Property Acquisition

During the year ended December 31, 2019, the Company acquired a 100% interest in one commercial property for an aggregate purchase price of $6.2 million (the “2019 Property Acquisition”), which includes $165,000 of external acquisition-related expenses that were capitalized. The Company funded the 2019 Property Acquisition with proceeds from real estate dispositions and available borrowings.

The following table summarizes the purchase price allocation for the 2019 Property Acquisition (in thousands):

2019 Property Acquisition
Land	$1,501
Buildings, fixtures and improvements	3,804
Acquired in-place leases and other intangibles (1)	860

Total purchase price	$6,165

(1)	The amortization period for acquired in-place leases and other intangibles is 20.1 years.

2019 Property Dispositions and Real Estate Assets Held for Sale

On September 3, 2019, certain subsidiaries of the Company entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with Realty Income Corporation (NYSE: O) (the “Purchaser”), an unaffiliated company, to sell approximately 452 single-tenant properties, including nine properties previously owned through the Consolidated Joint Venture, encompassing approximately 5.1 million gross rentable square feet of commercial space across 41 states. Pursuant to the Purchase and Sale Agreement, the sale of 444 properties closed in December 2019 for total consideration of $1.2 billion, including the assumption by the Purchaser of existing mortgage debt totaling $130.8 million and the repayment of $532.3 million in debt, as further discussed in Note 8 — Credit Facilities and Notes Payable. The remaining properties closed subsequent to December 31, 2019, for consideration of $26.3 million, as discussed in Note 17 — Subsequent Events.

During the year ended December 31, 2019, the Company disposed of a total of 497 properties, consisting of 482 retail properties, one industrial property and 14 anchored shopping centers, excluding a related outparcel of land, for an aggregate gross sales price of $1.65 billion, resulting in net proceeds of $1.40 billion after closing costs and disposition fees due to CMFT Management or its affiliates, and a gain of $180.7 million. The Company has

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no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

As of December 31, 2019, there were 29 properties classified as held for sale with a carrying value of $351.9 million included in assets held for sale in the consolidated balance sheets. The Company has mortgage notes payable of $126.7 million that are related to the held for sale properties, which the Company expects to repay in connection with the disposition of the underlying held for sale properties.

2019 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion of the Company’s accounting policies regarding impairment of real estate assets.

During the year ended December 31, 2019, 34 properties totaling approximately 3.4 million square feet with a carrying value of $457.3 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $384.4 million, resulting in impairment charges of $72.9 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

2018 Property Acquisition

During the year ended December 31, 2018, the Company acquired a 100% interest in one commercial property for an aggregate purchase price of $11.9 million (the “2018 Acquisition”), which includes $277,000 of external acquisition-related expenses that were capitalized in accordance with ASU 2017-01. Prior to the adoption of ASU 2017-01, costs related to property acquisitions were expensed as incurred. The Company funded the 2018 Acquisition with net cash provided by operations and available borrowings.

The following table summarizes the purchase price allocation for the 2018 Acquisition (in thousands):

2018 Acquisition
Land	$2,107
Buildings, fixtures and improvements	9,044
Acquired in-place leases and other intangibles (1)	1,392
Intangible lease liabilities (2)	(638)

Total purchase price	$11,905

(1)	The amortization period for acquired in-place leases and other intangibles is 19.0 years.
(2)	The amortization period for acquired intangible lease liabilities is 19.0 years.

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2018 Property Dispositions

During the year ended December 31, 2018, the Company disposed of 21 properties, consisting of 19 retail properties and two anchored shopping centers, excluding a related outparcel of land, for an aggregate gross sales price of $66.6 million, resulting in net proceeds of $49.1 million after closing costs and the repayment of the $15.0 million variable rate debt secured by one of the disposed properties and a gain of $6.3 million. During the year ended December 31, 2018, $478,000 was incurred for disposition fees to CMFT Management or its affiliates in connection with the sale of the properties and the Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

2018 Impairment

During the year ended December 31, 2018, 22 properties totaling approximately 2.3 million square feet with a carrying value of $365.4 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $332.4 million, resulting in impairment charges of $33.0 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

2017 Property Acquisitions

During the year ended December 31, 2017, the Company acquired 42 commercial properties for an aggregate purchase price of $307.4 million (the “2017 Acquisitions”), of which 38 were determined to be asset acquisitions and four were accounted for as business combinations as they were acquired prior to the Company’s adoption of ASU 2017-01 in April 2017. The Company funded the 2017 Acquisitions with net cash provided by operations and available borrowings.

The following table summarizes the consideration transferred for the properties purchased during the year ended December 31, 2017 (in thousands):

2017 Acquisitions
Real estate assets:
Purchase price of asset acquisitions	$251,999
Purchase price of business combinations	55,386

Total purchase price of real estate assets acquired (1)	$307,385

(1)

The weighted average amortization period for the 2017 Acquisitions was 16.9 years for acquired in-place leases and other intangibles, 13.6 years for acquired above-market leases and 8.5 years for acquired intangible lease liabilities.

During the year ended December 31, 2017, the Company acquired a 100% interest in 38 commercial properties for an aggregate purchase price of $252.0 million, which were accounted for as asset acquisitions (the “2017 Asset Acquisitions”). The aggregate purchase price includes $6.1 million of external acquisition-related expenses that were capitalized in accordance with ASU 2017-01. Prior to the adoption of ASU 2017-01, costs related to property acquisitions were expensed as incurred.

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The following table summarizes the purchase price allocation for the 2017 Asset Acquisitions purchased during the year ended December 31, 2017 (in thousands):

2017 Asset Acquisitions
Land	$32,919
Buildings, fixtures and improvements	177,682
Acquired in-place leases and other intangibles	39,257
Acquired above-market leases	3,624
Revenue bonds	2,081
Intangible lease liabilities	(3,564)

Total purchase price	$251,999

During the year ended December 31, 2017, the Company acquired a 100% interest in four commercial properties for an aggregate purchase price of $55.4 million, which were accounted for as business combinations (the “2017 Business Combination Acquisitions”). The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocations for the 2017 Business Combination Acquisitions purchased during the year ended December 31, 2017 (in thousands):

2017 Business Combination Acquisitions
Land	$9,873
Buildings, fixtures and improvements	41,186
Acquired in-place leases and other intangibles	5,974
Acquired above-market leases	988
Intangible lease liabilities	(2,635)

Total purchase price	$55,386

The Company recorded revenue for the year ended December 31, 2017 of $5.1 million and net income for the year ended December 31, 2017 of $708,000 related to the 2017 Business Combination Acquisitions. In addition, the Company recorded $1.3 million of acquisition-related expenses for the year ended December 31, 2017, which is included in transaction-related expenses on the consolidated statements of operations.

The following table summarizes selected financial information of the Company as if all of the 2017 Business Combination Acquisitions were completed on January 1, 2016 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
Pro forma basis (unaudited):
Revenue	$424,416	$412,883
Net income	$80,912	$71,301

The unaudited pro forma information for the year ended December 31, 2017 was adjusted to exclude $1.3 million of acquisition-related fees and expenses recorded during the year ended December 31, 2017 related to the 2017 Business Combination Acquisitions. Accordingly, these costs were instead recognized in the unaudited pro forma information for the year ended December 31, 2016.

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The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2016, nor does it purport to represent the results of future operations.

2017 Property Dispositions

During the year ended December 31, 2017, the Company disposed of 14 retail properties and one industrial property for an aggregate gross sales price of $100.6 million, resulting in net proceeds of $65.9 million after closing costs and the repayment of the $33.0 million variable rate debt secured by one of the disposed properties and a gain of $17.0 million. No disposition fees were paid to CMFT Management or its affiliates in connection with the sale of the properties and the Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain (loss) on disposition of real estate, net in the consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

2017 Impairment

During the year ended December 31, 2017, four properties totaling approximately 33,000 square feet with a carrying value of $7.2 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $4.3 million, resulting in impairment charges of $2.9 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of December 31, 2019 and 2018 (in thousands, except weighted average life remaining):

	As of December 31,
	2019	2018
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $111,670 and $184,532, respectively (with a weighted average life remaining of 10.4 years and 10.1 years, respectively)	$164,724	$307,895
Acquired above-market leases, net of accumulated amortization of $19,310 and $27,979, respectively (with a weighted average life remaining of 7.9 years and 8.4 years, respectively)	17,423	34,462

Total intangible lease assets, net	$182,147	$342,357

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $25,800 and $34,732, respectively (with a weighted average life remaining of 7.3 years and 7.2 years, respectively)	$20,523	$36,418

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the years ended December 31, 2019, 2018, and 2017 (in thousands):

	Year Ended December 31,
	2019	2018	2017
In-place lease and other intangible amortization	$32,058	$45,559	$46,602
Above-market lease amortization	$4,315	$6,740	$7,304
Below-market lease amortization	$6,253	$8,448	$9,503

As of December 31, 2019, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases and Other Intangibles	Above- Market Leases	Below- Market Leases
2020	$20,943	$2,753	$4,746
2021	$18,544	$2,175	$2,907
2022	$17,458	$2,005	$2,495
2023	$15,593	$1,768	$2,126
2024	$13,901	$1,326	$1,601
Thereafter	$78,285	$7,396	$6,648

Total	$164,724	$17,423	$20,523

NOTE 6 — LOANS HELD-FOR-INVESTMENT

The Company’s loans held-for-investment consisted of the following as of December 31, 2019 and 2018 (dollar amounts in thousands):

	As of December 31,
	2019	2018
Mezzanine loans	$146,060	$89,762
Senior loans	152,820	—

Total CRE loans-held-for-investment	298,880	89,762
Broadly syndicated loans	2,750	—

Total loans-held-for-investment and related receivable, net	$301,630	$89,762

During the year ended December 31, 2019, the Company acquired four mezzanine loans, originated three senior loans and acquired one broadly syndicated loan. As of December 31, 2019, the Company had $16.2 million of unfunded commitments related to Commercial Real Estate (“CRE”) loans held-for-investment, the funding of which is subject to satisfaction of borrower milestones. These commitments are not reflected in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

accompanying consolidated balance sheet. During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans, which represent approximately 4.0% of total assets as of December 31, 2019, became delinquent on certain required reserve payments. To the extent that the delinquencies remain outstanding and uncured, subsequent tests for impairments could result in impairment charges in the future.

The following table details overall statistics for the Company’s CRE loans held-for-investment as of December 31, 2019 (dollar amounts in thousands):

	As of December 31,
	2019	2018
Number of loans	11	4
Principal balance (1)	$297,357	$89,679
Net book value	$298,880	$89,762
Weighted-average interest rate (1)	8.9%	17.2%
Weighted-average maximum years to maturity (2)	2.9	2.4

(1)	As of December 31, 2019, 100% of the Company’s loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrowers; however, the Company’s loans may be repaid prior to such date.

Activity relating to the Company’s CRE loans held-for-investment portfolio was as follows for the years ended December 31, 2019 and 2018 (dollar amounts in thousands):

	Principal Balance	Deferred Fees / Other Items (1)	Loan Fees Receivable	Net Book Value
Balance, January 1, 2018	$—	$—	$—	$—
Loan fundings	89,295	(6,623)	6,623	89,295
Capitalized interest (2)	384	—	—	384
Deferred fees and other items	—	(185)	—	(185)
Accretion and amortization of fees and other items	—	268	—	268

Balance, December 31, 2018	$89,679	$(6,540)	$6,623	$89,762
Loan fundings	216,318	(389)	1,085	217,014
Principal repayments received	(17,186)	—	—	(17,186)
Capitalized interest (2)	8,546	—	—	8,546
Deferred fees and other items	—	(1,531)	(166)	(1,697)
Accretion and amortization of fees and other items	—	2,441	—	2,441

Balance, December 31, 2019	$297,357	$(6,019)	$7,542	$298,880

(1)	Other items primarily consist of purchase discounts or premiums, accretion of exit fees and deferred origination expenses.
(2)	Represents accrued interest on loans whose terms do not require a current cash payment of interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 7 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the year ended December 31, 2019, one of the Company’s interest rate swap agreements matured. In addition, three of the Company’s interest rate swap agreements were terminated prior to the maturity date due to the disposition of the underlying properties, resulting in a gain of $118,000. The gain was recorded as a decrease to interest expense and other, net included in the accompanying consolidated statements of operations. As of December 31, 2019, the Company had three executed interest rate swap agreements.

The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of December 31, 2019 and 2018 (dollar amounts in thousands):

		Outstanding Notional Amount as of December 31, 2019				Fair Value of Assets (Liability)
	Balance Sheet Location		Interest Rates (1)	Effective Dates	Maturity Dates	December 31, 2019	December 31, 2018
Interest Rate Swaps	Interest receivable, prepaid expenses and other assets	$60,000	2.55% to 3.62%	3/14/2016 to 6/29/2016	4/5/2021 to 7/1/2021	$261	$10,993
Interest Rate Swap	Deferred rental income, derivative liability and other liabilities	$811,666	4.02%	8/15/2018	3/15/2021	$(4,181)	$—

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of December 31, 2019.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the years ended December 31, 2019 and 2018, the amount of gains reclassified from other comprehensive (loss) income as a decrease to interest expense was $3.5 million and $4.3 million, respectively. For the year ended December 31, 2017, the amount of loss reclassified from other comprehensive (loss) income as an increase to interest expense was $3.1 million. During the next 12 months, the Company estimates that $3.1 million will be reclassified from other comprehensive (loss) income as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in net cash flows provided by operating activities on its consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these

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provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value, inclusive of interest payments and accrued interest of $4.3 million as of December 31, 2019. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of December 31, 2019.

NOTE 8 — CREDIT FACILITIES AND NOTES PAYABLE

As of December 31, 2019, the Company had $1.6 billion of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 2.4 years and a weighted average interest rate of 3.9%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement.

The following table summarizes the debt balances as of December 31, 2019 and 2018, and the debt activity for the year ended December 31, 2019 (in thousands):

		During the Year Ended December 31, 2019
	Balance as of December 31, 2018	Debt Issuances & Assumptions (1)	Repayments & Modifications		Accretion & (Amortization)	Balance as of December 31, 2019
Fixed rate debt	$1,178,166	$—	$(451,905	)(2)	$—	$726,261
Variable rate debt	20,500	—	(20,500)		—	—
Credit facility	1,331,000	424,500	(870,500)		—	885,000

Total debt	2,529,666	424,500	(1,342,905)		—	1,611,261

Net premiums (3)	331	—	—		(90)	241
Deferred costs – credit facility (4)	(6,731)	(19)	745	(5)	2,072	(3,933)
Deferred costs – fixed rate debt	(6,352)	—	1,526	(5)	2,117	(2,709)

Total debt, net	$2,516,914	$424,481	$(1,340,634)		$4,099	$1,604,860

(1)	Includes deferred financing costs incurred during the period.
(2)	Includes the assumption of $205.8 million of fixed rate debt related to property dispositions during the year ended December 31, 2019.
(3)

Net premiums on mortgage notes payable were recorded upon the assumption of the respective debt instruments. Amortization of these net premiums is recorded as a reduction to interest expense over the remaining term of the respective debt instruments using the effective-interest method.

(4)	Deferred costs related to the term portion of the Credit Facility (as defined below).
(5)	Represents deferred financing costs written off during the period resulting from debt repayments prior to the respective maturity dates.

Notes Payable

As of December 31, 2019, the fixed rate debt outstanding of $726.3 million included $60.0 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rates per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

from 2.6% to 5.0% per annum. The fixed rate debt outstanding matures on various dates from April 1, 2020 through May 10, 2024. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $1.3 billion as of December 31, 2019. Each of the mortgage notes payable, comprising the fixed rate debt, is secured by the respective properties on which the debt was placed. Subsequent to December 31, 2019, the Company repaid $97.0 million of mortgage notes due to the disposition of the underlying properties, as discussed in Note 17 — Subsequent Events. With respect to the Company’s $115.2 million of debt maturing within the next 12 months following the date these financial statements are issued, the Company believes cash on hand, proceeds from real estate asset dispositions, net cash provided by operations, borrowings available under the Credit Facility or the entry into new financing arrangements will be sufficient in order to meet its debt obligations.

Pursuant to the Purchase and Sale Agreement described in Note 4 — Real Estate Assets, total consideration for the sale of 444 properties during the year ended December 31, 2019 included the assumption by the Purchaser of existing mortgage debt totaling $130.8 million, the repayment of $101.3 million of certain mortgage notes due to the disposition of the underlying properties, the repayment of $165.0 million on the unsecured term loan balance and repayment of $266.0 million on the unsecured revolving loan balance.

Credit Facilities

The Company has a second amended and restated unsecured credit agreement (the “Second Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), and the other lenders party thereto that provided for borrowings of up to $1.24 billion as of December 31, 2019, which included a $885.0 million unsecured term loan (the “Term Loan”) and up to $350.0 million in unsecured revolving loans (the “Revolving Loans” and collectively, with the Term Loan, the “Credit Facility”). The Term Loan matures on March 15, 2022 and the Revolving Loans mature on March 15, 2021; however, the Company has the right to extend the maturity date of the Revolving Loans to March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.65% to 2.25% or (ii) a base rate, ranging from 0.65% to 1.25%, plus the greater of: (a) JPMorgan Chase’s Prime Rate; (b) the Federal Funds Effective Rate (as defined in the Second Amended and Restated Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.00%. As of December 31, 2019, there were no amounts outstanding under the Revolving Loans. As of December 31, 2019, the Term Loan outstanding totaled $885.0 million, $811.7 million of which is subject to interest rate swap agreements (the “Swapped Term Loan”). The interest rate swap agreements had the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 4.0%. As of December 31, 2019, the Company had $885.0 million outstanding under the Credit Facility at a weighted average interest rate of 4.0% and $349.4 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $107.1 million as of December 31, 2019.

The Second Amended and Restated Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Second Amended and Restated Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $2.0 billion plus (ii) 75% of the equity issued minus (iii) the aggregate amount of any redemptions or similar transaction from the date of the Second Amended and Restated Credit Agreement, a leverage ratio less than or equal to 60%, a fixed charge coverage ratio greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants under the Second

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amended and Restated Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements, as of December 31, 2019, with the exception of one mortgage note where the Company failed to meet the debt service coverage ratio covenant under the mortgage at December 31, 2019. Pursuant to the loan agreement, non-compliance with the debt service coverage ratio covenant triggers a cash sweep of the underlying property’s operating cash flow. As of December 31, 2019, a cash sweep of the underlying property’s operating cash flow had not been initiated.

On December 31, 2019 (the “Closing Date”), CMFT Corporate Credit Securities, LLC, an indirect wholly-owned, bankruptcy-remote subsidiary of the Company, entered into a revolving credit and security agreement (the “Credit and Security Agreement”) with the lenders from time to time parties thereto, Citibank, N.A. (“Citibank”), as administrative agent, CMFT Securities Investments, LLC, a wholly-owned subsidiary of the Company, as equityholder and as collateral manager, Citibank (acting through its Agency & Trust division), as both a collateral agent and as a collateral custodian, and Virtus Group, LP, as collateral administrator. The Credit and Security Agreement provides for borrowings in an aggregate principal amount up to $300.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. As of December 31, 2019, there were no amounts borrowed or outstanding under the Credit Securities Revolver.

Borrowings under the Credit and Security Agreement will bear interest equal to the three-month LIBOR for the relevant interest period, plus an applicable rate. The applicable rate is 1.70% per annum during the reinvestment period and 2.00% per annum during the amortization period (and, in each case, an additional 2.00% per annum following an event of default under the Credit and Security Agreement). The reinvestment period begins on the Closing Date and concludes on the earlier of (i) the date that is three years after the Closing Date, (ii) the final maturity date and (iii) the date on which the total assets under management of the Company and its wholly-owned subsidiaries is less than $1.25 billion (the “Reinvestment Period”). The final maturity date is the earliest to occur of: (i) the date that the Credit Securities Revolver is paid down and (ii) the second anniversary after the Reinvestment Period concludes.

Maturities

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt as of December 31, 2019 for each of the five succeeding fiscal years and the period thereafter (in thousands):

Year Ending December 31,	Principal Repayments
2020	$165,678
2021	97,701
2022	913,962
2023	366,155
2024	67,765
Thereafter	—

Total	$1,611,261

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 9 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended December 31, 2019, 2018 and 2017 are as follows (in thousands):

	Year Ended December 31,
	2019	2018	2017
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$16,510	$16,518	$16,531
Accrued capital expenditures	$1,165	$557	$192
Interest income capitalized to loans held-for-investment	$8,546	$384	$—
Common stock issued through distribution reinvestment plan	$82,388	$91,764	$101,344
Change in fair value of interest rate swaps	$(14,913)	$3,875	$7,654
Mortgage notes assumed by buyer in real estate disposition	$(205,765)	$—	$—
Supplemental Cash Flow Disclosures:
Interest paid	$97,418	$93,424	$85,140
Cash paid for taxes	$1,218	$1,475	$1,555

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Unfunded Commitments

As of December 31, 2019, the Company had $16.2 million of unfunded commitments related to loans held-for-investment. These commitments are not reflected in the accompanying consolidated balance sheet.

Unsettled Broadly Syndicated Loans

As of December 31, 2019, the Company had $126.8 million reserved for settlement of broadly syndicated loan purchases included in cash and cash equivalents in the accompanying consolidated balance sheet, of which $122.9 million settled subsequent to December 31, 2019.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party

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bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 11 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred fees and expenses payable to CMFT Management and certain of its affiliates in connection with the acquisition, management and disposition of its assets. On August 20, 2019, the Company and CMFT Management entered into an Amended and Restated Management Agreement (the “Management Agreement”), which amended and restated that certain Advisory Agreement between the parties dated January 24, 2012, as amended (the “Prior Advisory Agreement”). Following the effective date of the Management Agreement, CMFT Management is no longer entitled to receive the advisory fee, acquisition fees, subordinated performance fee, or disposition fees pursuant to the Prior Advisory Agreement, as described below; provided, however, that for the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the Management Agreement, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement. In addition, CMFT Management generally shall continue to be entitled to reimbursement for costs and expenses to the extent incurred on behalf of the Company in accordance with the Management Agreement; provided, however, that the limits on reimbursement for organization and offering expenses, acquisition expenses and operating expenses as defined and provided in the Prior Advisory Agreement shall no longer be applicable.

Management fees

Pursuant to the Management Agreement, beginning on August 20, 2019, the Company pays CMFT Management a management fee, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement).

Incentive compensation

Pursuant to the Management Agreement, beginning on August 20, 2019, CMFT Management is entitled to receive incentive compensation, payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of the Company for the previous 12-month period, over (B) the product of (1) the Company’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any incentive compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). During the year ended December 31, 2019, no incentive compensation fees were incurred.

Acquisition fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquired; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquired; (3) the purchase price of any loan the Company acquired; and (4) the principal amount of any loan the Company originated. In addition, the Company reimbursed CMFT Management or its affiliates for acquisition-related expenses incurred in the process of acquiring properties, so long as the total

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acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Board, including a majority of the Company’s independent directors, as commercially competitive, fair and reasonable to the Company. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred and are included in transaction-related expenses on the consolidated statements of operations.

Advisory fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management a monthly advisory fee based upon the Company’s monthly average invested assets, which, effective January 1, 2019, was based on the estimated market value of such assets used to determine the Company’s estimated per share NAV as of December 31, 2018, as discussed in Note 1 — Organization and Business, and for those assets acquired subsequent to December 31, 2018, was based on the purchase price. The monthly advisory fee was equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company’s average invested assets that are between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on the Company’s average invested assets that are between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on the Company’s average invested assets that are over $4.0 billion.

Operating expenses

The Company reimburses CMFT Management or its affiliates for certain expenses CMFT Management or its affiliates paid or incurred in connection with the services provided to the Company. Through August 20, 2019, such reimbursements were subject to the limitation that the Company would not reimburse CMFT Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeded the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income excluding any additions to reserves for depreciation or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Pursuant to the Management Agreement, beginning on August 20, 2019, such limits are no longer applicable. The Company will reimburse CMFT Management or its affiliates for salaries and benefits paid to personnel who provide services to the Company including the Company’s executive officers and any portfolio management, acquisitions or investment professionals.

Disposition fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if CMFT Management or its affiliates provided a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company paid CMFT Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fees paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of August 20, 2019, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement.

Subordinated performance fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if the Company was sold or its assets were liquidated, CMFT Management was entitled to receive a subordinated performance fee equal to 15.0% of the net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

sale proceeds remaining after stockholders received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and an 8.0% annual cumulative, non-compounded return. Alternatively through August 20, 2019, if the Company’s shares were listed on a national securities exchange, CMFT Management was entitled to a subordinated performance fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeded the sum of the total amount of capital raised from stockholders and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to stockholders. As an additional alternative, upon termination of the Prior Advisory Agreement, CMFT Management was entitled to a subordinated performance fee similar to the fee to which CMFT Management would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During each of the years ended December 31, 2019, 2018 and 2017, no subordinated performance fees were incurred related to any such events.

The Company recorded fees and expense reimbursements as shown in the table below for services provided by CMFT Management or its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2019		2018	2017
Management fees and expenses	$16,350	(1)	$—	$—
Acquisition fees and expenses	$2,110		$2,749	$6,532
Disposition fees	$3,967		$478	$—
Advisory fees and expenses	$25,989		$43,399	$44,072
Operating expenses	$3,594		$5,163	$4,494

(1)	Includes advisor reimbursements incurred subject to the Management Agreement.

Of the amounts shown above, $14.5 million and $5.2 million had been incurred, but not yet paid, for services provided by CMFT Management or its affiliates in connection with the acquisition, disposition and operating activities during the years ended December 31, 2019 and 2018, respectively, and such amounts were recorded as liabilities of the Company as of such dates.

Due to Affiliates

As of December 31, 2019 and 2018, $14.5 million and $5.2 million, respectively, had been incurred primarily for management fees, disposition fees and operating expenses by CMFT Management or its affiliates, but had not yet been reimbursed by the Company. These amounts were included in due to affiliates in the consolidated balance sheets for such periods.

NOTE 12 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CMFT Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CMFT Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 13 — STOCKHOLDERS’ EQUITY

As of December 31, 2019, 2018 and 2017, the Company was authorized to issue $600.0 million of shares of common stock under the Secondary DRIP Offering. All shares of such stock have a par value of $0.01 per share. The par value of stockholder proceeds raised from the DRIP Offerings is classified as common stock, with the remainder allocated to capital in excess of par value.

On August 11, 2010, the Company sold 20,000 shares of common stock, at $10.00 per share, to Cole Holdings Corporation (“CHC”). On April 5, 2013, the ownership of such shares was transferred to CREInvestments, LLC, an affiliate of CMFT Management. On February 7, 2014, the ownership of such shares was transferred to VEREIT Operating Partnership, L.P. (“VEREIT OP”), a former affiliated entity of the Company’s sponsor. On February 1, 2018, the ownership of such shares was transferred by VEREIT OP to CMFT Management.

Distribution Reinvestment Plan

Pursuant to the DRIP, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock at the most recent estimated per share NAV as determined by the Board. The Board may terminate or amend the Secondary DRIP Offering at the Company’s discretion at any time upon ten days’ prior written notice to the stockholders. During the years ended December 31, 2019, 2018 and 2017, approximately 9.3 million, 9.6 million and 10.1 million shares were purchased under the DRIP Offerings for approximately $82.4 million, $91.8 million and $101.3 million, respectively, which were recorded as redeemable common stock on the consolidated balance sheets.

Share Redemption Program

The Company’s share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The share redemption program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. The Company will limit the number of shares redeemed pursuant to the share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited, among other things, to the net proceeds the Company receives from the sale of shares under the DRIP Offerings, net of shares redeemed to date. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP Offerings.

Except for redemptions due to a stockholder’s death, bankruptcy or other exigent circumstances, the redemption price per share will equal the per share value shown on the stockholder’s most recent customer account statement. The redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock if any such event is not already reflected in the per share value shown on the stockholder’s most recent customer account statement. See the discussion of the updated estimated per share NAV of the Company’s common stock effective March 25, 2020 in Note 17 — Subsequent Events.

Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders’ shares. The Company next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining quarterly redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Board may amend, suspend or terminate the share redemption program at any time upon 30 days’ prior written notice to the stockholders. During the years ended December 31, 2019, 2018 and 2017, the Company redeemed approximately 9.5 million, 9.8 million and 10.3 million shares, respectively, under the share redemption program for $84.1 million, $93.8 million and $103.7 million, respectively. During the year ended December 31, 2019, redemption requests relating to approximately 79.1 million shares went unfulfilled.

Distributions Payable and Distribution Policy

The Board authorized a daily distribution, based on 365 days in the calendar year, of $0.001711452 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2018 and ending on December 31, 2019. The Board authorized a daily distribution, based on 366 days in the calendar year, of $0.001706776 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2020 and ending on March 31, 2020. As of December 31, 2019, the Company had distributions payable of $16.5 million.

Subsequent to December 31, 2019, the Board reaffirmed the declaration and payment of distributions for the month of March 2020 at the rate previously declared on November 5, 2019, which distributions will be paid on or around April 1, 2020. Given the impact of the novel strain of coronavirus (“COVID-19”) outbreak, the Board has decided to defer making a determination as to the amount and timing of distributions for the second quarter of 2020 until such time that the Company has greater visibility into the impact that the COVID-19 outbreak will have on the Company’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to the Company’s tenants, the Company’s ability to access the capital markets, and on the United States and worldwide financial markets and economy.

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of approximately 367,500 are available for future grant at December 31, 2019. Under the Plan, the Board or a committee designated by the Board has the authority to grant restricted stock awards or deferred stock awards to non-employee directors of the Company, which will further align such directors’ interests with the interests of the Company’s stockholders. The Board or committee also has the authority to determine the terms of any award granted pursuant to the Plan, including vesting schedules, restrictions and acceleration of any restrictions. The Plan may be amended or terminated by the Board at any time. The Plan expires on August 9, 2028.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2019, the Company has granted awards of approximately 6,500 restricted shares to each of the independent members of the Board (approximately 32,500 restricted shares in aggregate) under the Plan. As of December 31, 2019, 14,000 of the restricted shares had vested based on one year of continuous service. The remaining 18,500 restricted shares issued had not vested or been forfeited as of December 31, 2019. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to the restricted shares is recognized over the vesting period. The Company recorded compensation expense of $138,000 and $33,000 for the years ended December 31, 2019 and 2018, respectively, related to the restricted shares included in general and administrative expenses in the accompanying consolidated statement of operations. As of December 31, 2019, there was $120,000 of total unrecognized compensation expense related to shares, which will be recognized ratably over the remaining period of service prior to October 2020.

NOTE 14 — INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nondividend distributions. Nondividend distributions will reduce U.S stockholders’ basis (but not below zero) in their shares.

The following table shows the character of the distributions the Company paid on a percentage basis for the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
Character of Distributions:	2019	2018	2017
Ordinary dividends	39%	52%	51%
Nondividend distributions	7%	48%	42%
Capital gain distributions	54%	—%	7%

Total	100%	100%	100%

During the years ended December 31, 2019, 2018 and 2017, the Company incurred state and local income and franchise taxes of $1.5 million, $1.4 million, and $1.6 million, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

The Company had no unrecognized tax benefits as of or during the years ended December 31, 2019 and 2018. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE 15 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company adopted ASC 842, using the optional alternative transition method and used the effective date as the date of initial application. Consequently, financial information was not updated and the disclosures required under the new standard are not provided for dates and periods before January 1, 2019. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard prior

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

conclusions about lease identification, lease classification and initial direct costs. The Company elected to apply the practical expedient for all of the Company’s leases to account for the lease and non-lease components as a single, combined operating lease component under ASC 842. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of December 31, 2019, the leases had a weighted-average remaining term of 8.6 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of December 31, 2019, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2020	$232,207
2021	219,740
2022	206,813
2023	186,798
2024	162,585
Thereafter	1,051,702

Total	$2,059,845

As previously disclosed in our 2018 Annual Report on Form 10-K and under the previous lease accounting standard, Topic 840, the following table summarizes the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, as of December 31, 2018 (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2019	$352,699
2020	343,991
2021	327,661
2022	311,858
2023	284,510
Thereafter	1,718,650

Total	$3,339,369

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2019, 2018 and 2017, the amount of the contingent rent earned by the Company was not significant.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Rental and other property income during years ended December 31, 2019, 2018 and 2017 consisted of the following (in thousands):

	Year Ended December 31,
	2019	2018	2017
Fixed rental and other property income (1)	$342,453	$368,847	$371,139
Variable rental and other property income (2)	50,771	60,789	52,956

Total rental and other property income	$393,224	$429,636	$424,095

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent, net of bad debt expense.

The Company has one property subject to a non-cancelable operating ground lease with a remaining term of 13.7 years. Upon initial adoption of ASC 842, the Company recognized a lease liability (in deferred rental income and other liabilities) and a related ROU asset (in prepaid expenses, derivative assets and other assets) of $2.7 million in the consolidated balance sheets. The lease liability and ROU asset were initially measured at the present value of the future minimum lease payments using a discount rate of 4.3%. This reflects the Company’s incremental borrowing rate, which was calculated based on the interest rate the Company would incur to borrow on a fully collateralized basis over a term similar to the lease.

The Company recognized $250,000 of ground lease expense during the year ended December 31, 2019, of which $242,000 was paid in cash during the period it was recognized. As of December 31, 2019, the Company’s scheduled future minimum rental payments related to its operating ground lease is approximately $250,000 annually for 2020 through 2024, and $2.2 million thereafter through the maturity date of the lease in August 2033.

NOTE 16 — QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2019 and 2018 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$109,260	$105,529	$105,479	$93,088
Net income	$8,851	$9,006	$2,573	$162,590
Net income attributable to the Company	$8,817	$8,973	$2,541	$162,568
Basic and diluted net income per common share (1)	$0.03	$0.03	$0.01	$0.52

(1)

The Company calculates net income per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	December 31, 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$109,503	$107,395	$105,705	$108,673
Net income (loss)	$19,073	$17,825	$14,905	$(14,391)
Net income (loss) attributable to the Company	$19,039	$17,792	$14,872	$(14,425)
Basic and diluted net income (loss) per common share (1)	$0.06	$0.06	$0.05	$(0.05)

(1)

The Company calculates net income (loss) per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

NOTE 17 — SUBSEQUENT EVENTS

Subsequent to December 31, 2019, there was a global outbreak of COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential retailers. The COVID-19 outbreak and associated responses could negatively impact future tenant sales and operations at the Company’s properties, which could result in material impact to the Company’s future results of operations, cash flows and financial condition. The Company is unable to estimate the impact the novel coronavirus will have on its financial results at this time.

Redemption of Shares of Common Stock

Subsequent to December 31, 2019, the Company redeemed approximately 2.3 million shares pursuant to the Company’s share redemption program for $19.5 million (at an average price per share of $8.65). Management, in its discretion, limited the amount of shares redeemed for the three months ended December 31, 2019 to an amount equal to net proceeds the Company received from the sale of shares in the DRIP Offerings during the respective period. The remaining redemption requests received during the three months ended December 31, 2019 totaling approximately 20.6 million shares went unfulfilled.

Property Dispositions

Subsequent to December 31, 2019, the Company disposed of 12 properties for an aggregate gross sales price of $129.0 million, including seven properties disposed of for $26.3 million pursuant to the Purchase and Sales Agreement discussed in Note 4 — Real Estate Assets. The property dispositions resulted in proceeds of $127.0 million after closing costs and disposition fees to CMFT Management or its affiliates and a gain of approximately $13.1 million. The Company has no continuing involvement with these properties.

Notes Payable

Subsequent to December 31, 2019, the Company repaid $97.0 million of mortgage note due to the disposition of the underlying properties.

Broadly Syndicated Loans

Subsequent to December 31, 2019, the Company settled $328.8 million of broadly syndicated loans.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Credit Securities Revolver

Subsequent to December 31, 2019, the Company received borrowings under the Credit Securities Revolver in an aggregate principal amount of $100.0 million. The Credit Securities Revolver bears interest equal to the three-month LIBOR for the relevant interest period, plus an applicable rate of 1.70% per annum during the Reinvestment Period and 2.00% per annum during the amortization period, as discussed in Note 8 — Credit Facilities and Notes Payable.

Estimated Per Share NAV

On March 25, 2020, the Board established an updated estimated per share NAV of the Company’s common stock as of December 31, 2019, of $7.77 per share. Commencing on March 30, 2020, distributions will be reinvested in shares of the Company’s common stock under the Secondary DRIP Offering at a price of $7.77 per share. Pursuant to the terms of the Company’s share redemption program, commencing on March 30, 2020, the updated estimated per share NAV of $7.77, as of December 31, 2019, will serve as the most recent estimated value for purposes of the share redemption program going forward, until such time as the Board determines a new estimated per share NAV.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

			Initial Costs to Company			Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)	Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Real Estate Held for Investment:
10Box Cost-Plus:
Conway, AR	(h	)	$733	$1,654	$—	$2,387	$118	9/5/2017	1989
Russellville, AR	(h	)	990	1,470	—	2,460	130	3/20/2017	1989
Academy Sports:
Clarksville, TN	(h	)	1,811	6,603	—	8,414	993	6/17/2014	2014
Cookeville, TN	(h	)	—	23,847	73,371	97,218	9,604	9/30/2014	2015
Douglasville, GA	(h	)	1,360	8,593	—	9,953	1,276	6/12/2014	2014
Flowood, MS	(h	)	1,534	7,864	—	9,398	1,251	6/27/2014	2014
Greenville, NC	(h	)	1,968	7,054	—	9,022	633	1/12/2017	2016
McDonough, GA	(h	)	1,846	5,626	—	7,472	891	4/24/2014	2010
Valdosta, GA	$5,838		2,482	5,922	—	8,404	1,167	5/10/2013	2012
Advance Auto:
Mattoon, IL	(h	)	261	1,063	—	1,324	107	12/4/2015	2015
Willmar, MN	(h	)	200	1,279	—	1,479	155	3/25/2015	2014
Albany Square:
Albany, GA	4,600		1,606	7,113	373	9,092	1,382	2/26/2014	2013
Almeda Crossing:
Houston, TX	(h	)	4,738	26,245	(3,163)	27,820	503	8/7/2014	2006
AutoZone:
Sheffield, OH	(h	)	815	—	770	1,585	99	10/15/2014	2014
Bass Pro Shops:
Tallahassee, FL	(h	)	945	5,713	—	6,658	1,028	8/20/2013	2013
Beavercreek Shopping Center:
Beavercreek, OH	—		5,504	25,178	554	31,236	4,419	10/31/2013	2013
Bed Bath & Beyond/La-Z-Boy:
Schaumburg, IL	7,300		4,786	6,149	(1,065)	9,870	219	3/8/2013	1997
Bob Evans:
Akron, OH	(h	)	447	1,537	—	1,984	129	4/28/2017	2007
Anderson, IN	(h	)	912	1,455	—	2,367	124	4/28/2017	1984
Austintown, OH	(h	)	305	1,426	—	1,731	128	4/28/2017	1995
Birch Run, MI	(h	)	733	1,192	—	1,925	105	4/28/2017	2008
Blue Ash, OH	(h	)	628	1,429	—	2,057	139	4/28/2017	1994
Chardon, OH	(h	)	333	682	—	1,015	65	4/28/2017	2003
Chillicothe, OH	(h	)	557	1,524	—	2,081	133	4/28/2017	1998
Columbus, OH	—		523	1,376	—	1,899	124	4/28/2017	2003
Dayton, OH	(h	)	325	1,438	—	1,763	133	4/28/2017	1998
Eldersburg, MD	(h	)	557	876	—	1,433	75	4/28/2017	2000
Florence, KY	(h	)	496	1,876	—	2,372	170	4/28/2017	1991
Holland, MI	(h	)	314	1,367	—	1,681	123	4/28/2017	2004
Huntersville, NC	(h	)	751	657	—	1,408	57	4/28/2017	2008
Hurricane, WV	(h	)	297	1,654	—	1,951	135	4/28/2017	1993
Milford, OH	(h	)	271	1,498	—	1,769	136	4/28/2017	1987
Monroeville, PA	(h	)	1,340	848	—	2,188	70	4/28/2017	1995
Nicholasville, KY	(h	)	731	693	—	1,424	59	4/28/2017	1989
North Canton, OH	(h	)	859	1,393	—	2,252	126	4/28/2017	2006

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Bob Evans (continued):
Ripley, WV	(h	)	$269	$1,304	$—		$1,573	$114	4/28/2017	1988
Tipp City, OH	(h	)	554	1,120	—		1,674	104	4/28/2017	1989
Warsaw, IN	(h	)	684	1,222	—		1,906	106	4/28/2017	1993
Boston Commons:
Springfield, MA	(h	)	3,101	7,042	280		10,423	1,085	8/19/2014	2004
Bottom Dollar Grocery:
Ambridge, PA	$—		519	2,985	—		3,504	471	11/5/2013	2012
Bryan Crossing:
Kodak, TN	4,958		863	6,523	(7,386	)(i)	—	—	9/9/2014	2008
Cabela’s:
Acworth, GA	(h	)	4,979	18,775	—		23,754	1,179	9/25/2017	2014
Avon, OH	(h	)	2,755	10,751	—		13,506	686	9/25/2017	2016
La Vista, NE	(h	)	3,260	16,923	—		20,183	1,022	9/25/2017	2006
Sun Prairie, WI	(h	)	3,373	14,058	—		17,431	931	9/25/2017	2015
Caliber Collision Center:
Frisco, TX	(h	)	1,484	2,038	—		3,522	310	9/16/2014	2014
Las Cruces, NM	(h	)	673	1,949	—		2,622	285	3/21/2014	2014
Midwest City, OK	(h	)	259	1,165	—		1,424	177	2/21/2014	2013
Denver, CO	(h	)	855	658	—		1,513	94	6/25/2014	1975
San Antonio, TX	(h	)	622	832	—		1,454	118	6/4/2014	2014
Wylie, TX	(h	)	816	2,690	—		3,506	377	2/10/2015	2014
Camping World:
Pensacola, FL	(h	)	2,152	3,831	(1,307)		4,676	19	4/29/2014	2014
Canton Marketplace:
Canton, GA	32,000		8,310	48,667	(56,977	)(i)	—	—	3/28/2013	2009
Carlisle Crossing:
Carlisle, PA	—		4,491	15,817	14		20,322	2,527	9/18/2014	2006
Chase:
Hanover Township, NJ	(h	)	2,192	—	—		2,192	—	12/18/2013	2012
Chestnut Square:
Brevard, NC	(h	)	425	5,037	(5,462	)(i)	—	—	6/7/2013	2008
Chick-fil-A:
Dickson City, PA	—		1,113	7,946	(7,817)		1,242	194	6/30/2014	2013
Costco:
Tallahassee, FL	5,146		9,497	—	—		9,497	—	12/11/2012	2006
Cottonwood Commons:
Albuquerque, NM	19,250		4,986	28,881	196		34,063	4,928	7/19/2013	2013
Coventry Crossing:
Coventry, RI	6,000		3,462	5,899	(2,291)		7,070	—	9/12/2013	2008
Crosspoint:
Hagerstown, MD	(h	)	12,285	14,359	(1,024)		25,620	2,522	9/30/2014	2000
Crossroads Annex:
Lafayette, LA	(h	)	1,659	7,091	(8,750	)(i)	—	—	12/4/2013	2013

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Crossroads Commons:
Plover, WI	(h	)	$1,000	$4,515	$(5,515	)(i)	$—	$—	12/10/2013	2012
CVS:
Arnold, MO	(h	)	2,043	2,367	—		4,410	368	12/13/2013	2013
Asheville, NC	(h	)	1,108	1,084	—		2,192	220	4/26/2012	1998
Austin, TX	(h	)	1,076	3,475	—		4,551	537	12/13/2013	2013
Bloomington, IN	(h	)	1,620	2,957	—		4,577	460	12/13/2013	2012
Blue Springs, MO	(h	)	395	2,722	—		3,117	423	12/13/2013	2013
Bridgeton, MO	(h	)	2,056	2,362	—		4,418	367	12/13/2013	2013
Charleston, SC	(h	)	869	1,009	—		1,878	205	4/26/2012	1998
Chesapeake, VA	(h	)	1,044	3,053	—		4,097	484	12/13/2013	2013
Chicago, IL	(h	)	1,832	4,255	—		6,087	722	3/20/2013	2008
Cicero, IN	(h	)	487	3,099	—		3,586	481	12/13/2013	2013
Corpus Christi, TX	(h	)	648	2,557	—		3,205	501	4/19/2012	1998
Danville, IN	(h	)	424	2,105	76		2,605	312	7/16/2014	1998
Eminence, KY	(h	)	872	2,511	—		3,383	385	12/13/2013	2013
Goose Creek, SC	(h	)	1,022	1,980	—		3,002	305	12/13/2013	2013
Greenwood, IN	(h	)	912	3,549	61		4,522	580	7/11/2013	1999
Hanover Township, NJ	(h	)	4,746	—	—		4,746	—	12/18/2013	2012
Hazlet, NJ	(h	)	3,047	3,610	—		6,657	558	12/13/2013	2013
Honesdale, PA	(h	)	1,206	3,342	—		4,548	532	12/13/2013	2013
Independence, MO	(h	)	359	2,242	—		2,601	349	12/13/2013	2013
Indianapolis, IN	(h	)	1,110	2,484	—		3,594	386	12/13/2013	2013
Irving, TX	(h	)	745	3,034	—		3,779	562	10/5/2012	2000
Janesville, WI	(h	)	736	2,545	—		3,281	395	12/13/2013	2013
Katy, TX	(h	)	1,149	2,462	—		3,611	374	12/13/2013	2013
Lincoln, NE	(h	)	2,534	3,014	—		5,548	467	12/13/2013	2013
London, KY	(h	)	1,445	2,661	—		4,106	431	9/10/2013	2013
Middletown, NY	(h	)	665	5,483	—		6,148	840	12/13/2013	2013
North Wilkesboro, NC	(h	)	332	2,369	73		2,774	373	10/25/2013	1999
Poplar Bluff, MO	(h	)	1,861	2,211	—		4,072	345	12/13/2013	2013
Salem, NH	(h	)	3,456	2,351	—		5,807	362	11/18/2013	2013
San Antonio, TX	(h	)	1,893	1,848	—		3,741	291	12/13/2013	2013
Sand Springs, OK	(h	)	1,765	2,283	—		4,048	357	12/13/2013	2013
Santa Fe, NM	(h	)	2,243	4,619	—		6,862	706	12/13/2013	2013
Sedalia, MO	(h	)	466	2,318	—		2,784	361	12/13/2013	2013
St. John, MO	(h	)	1,546	2,601	—		4,147	404	12/13/2013	2013
Temple Hills, MD	(h	)	1,817	2,989	—		4,806	476	9/30/2013	2001
Vineland, NJ	(h	)	813	2,926	—		3,739	469	12/13/2013	2010
Waynesboro, VA	(h	)	986	2,708	—		3,694	421	12/13/2013	2013
West Monroe, LA	(h	)	1,738	2,136	—		3,874	334	12/13/2013	2013
Darien Towne Center:
Darien, IL	(h	)	6,718	11,951	915		19,584	2,713	12/17/2013	1994

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Decatur Commons:
Decatur, AL	$7,000		$2,478	$9,333	$861		$12,672	$1,773	7/10/2013	2004
Dick’s PetSmart Center:
Oshkosh, WI	(h	)	1,445	6,599	(1,667)		6,377	—	9/23/2016	2015
Dick’s Sporting Goods:
Oklahoma City, OK	5,858		685	10,587	—		11,272	2,077	12/31/2012	2012
Dollar General:
Akron, OH	(h	)	112	1,099	—		1,211	190	11/1/2013	2013
Buffalo, NY	(h	)	122	1,099	—		1,221	148	12/5/2014	2014
Columbus, OH	(h	)	279	1,248	—		1,527	216	11/7/2013	2013
Des Moines, IA	(h	)	166	943	—		1,109	162	8/9/2013	2012
Houston, TX	(h	)	255	1,393	—		1,648	223	10/18/2013	2013
Kansas City, MO	(h	)	283	1,068	—		1,351	178	10/18/2013	2013
Kansas City, MO	(h	)	233	1,054	—		1,287	174	11/1/2013	2013
Lamesa, TX	(h	)	75	803	(878	)(i)	—	—	7/31/2014	2014
Lansing, MI	(h	)	232	939	—		1,171	133	6/25/2014	2014
Leicester, NC	(h	)	134	800	(934	)(i)	—	—	6/17/2013	2013
Mission, TX	(h	)	182	858	—		1,040	123	9/5/2014	2014
Mobile, AL	(h	)	410	1,059	—		1,469	190	6/17/2013	2013
Nashville, MI	(h	)	103	1,255	(1,358	)(i)	—	—	1/24/2014	2013
Parchment, MI	(h	)	168	1,162	—		1,330	164	6/25/2014	2014
Pueblo, CO	(h	)	144	909	—		1,053	163	1/4/2013	2012
Ravenna, MI	(h	)	199	958	(1,157	)(i)	—	—	1/24/2014	2013
Romulus, MI	(h	)	274	1,171	—		1,445	174	3/7/2014	2013
Russell, KS	(h	)	54	899	(953	)(i)	—	—	8/5/2014	2014
Shelby, MI	(h	)	128	1,033	(1,161	)(i)	—	—	1/24/2014	2013
Spring, TX	(h	)	277	1,132	—		1,409	183	9/30/2013	2013
Springfield, IL	(h	)	205	934	—		1,139	129	9/17/2014	2014
St. Louis, MO	(h	)	229	1,102	—		1,331	178	12/31/2013	2013
St. Louis, MO	(h	)	240	1,118	—		1,358	178	1/15/2014	2013
Weslaco, TX	(h	)	141	848	—		989	121	9/5/2014	2014
East Manchester Village Center:
Manchester, PA	8,300		2,517	12,672	233		15,422	2,117	12/19/2013	2009
East West Commons:
Austell, GA	13,000		10,094	16,034	3,943		30,071	2,822	9/30/2014	2002
Evergreen Marketplace:
Evergreen Park, IL	(h	)	2,823	6,239	—		9,062	1,283	9/6/2013	2013
Family Dollar:
Adelanto, GA	(h	)	463	1,711	—		2,174	230	11/14/2014	2014
Bessemer, AL	(h	)	201	1,043	—		1,244	168	12/27/2013	2013
Birmingham, AL	(h	)	500	831	—		1,331	136	12/27/2013	2013
Brooksville, FL	(h	)	206	791	—		997	129	12/18/2013	2013
Cathedral City, CA	(h	)	658	1,908	—		2,566	265	9/19/2014	2014
Cheyenne, WY	(h	)	148	986	—		1,134	150	4/23/2014	2014
Coachella, CA	(h	)	450	1,634	—		2,084	251	2/19/2014	2013

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)	Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Family Dollar (continued):
Empire, CA	(h	)	$239	$1,527	$—	$1,766	$221	6/27/2014	2014
Ft. Lauderdale, FL	(h	)	443	1,361	—	1,804	210	12/18/2013	2013
Fresno, CA	(h	)	488	1,553	—	2,041	241	2/19/2014	2013
Holtville, CA	(h	)	317	1,609	—	1,926	247	2/19/2014	2013
Indio, CA	(h	)	393	1,636	—	2,029	236	6/25/2014	2014
Irvington, AL	(h	)	217	814	—	1,031	135	12/27/2013	2013
Jay, FL	(h	)	190	1,002	—	1,192	167	2/25/2014	2013
Jonesboro, GA	(h	)	297	1,098	—	1,395	173	2/14/2014	2013
Kissimmee, FL	(h	)	622	1,226	—	1,848	178	8/27/2014	2014
LaBelle, FL	(h	)	268	1,037	—	1,305	170	2/28/2014	2014
Lake Elsinor, CA	(h	)	417	1,682	—	2,099	254	3/3/2014	2013
Lakeland, FL	(h	)	353	937	—	1,290	141	6/30/2014	2014
Little Rock, CA	(h	)	499	1,730	—	2,229	221	2/19/2015	2014
Melbourne, FL	(h	)	362	883	—	1,245	139	2/28/2014	2014
Oshkosh, WI	(h	)	361	815	—	1,176	129	2/25/2014	2013
Palmdale, CA	(h	)	372	1,822	—	2,194	227	3/30/2015	2014
Pensacola, FL	(h	)	509	791	—	1,300	125	3/27/2014	2014
Pine Lake, GA	(h	)	639	897	—	1,536	132	8/26/2014	2014
Riverside, CA	(h	)	736	1,558	—	2,294	233	4/4/2014	2014
San Jacinto, CA	(h	)	430	1,682	—	2,112	239	7/18/2014	2014
Statesboro, GA	(h	)	347	800	—	1,147	129	2/14/2014	2013
Stockton, CA	(h	)	202	1,817	—	2,019	250	9/19/2014	2014
Taft, CA	(h	)	255	1,422	—	1,677	238	8/23/2013	2013
Tampa, FL	(h	)	563	737	—	1,300	121	12/18/2013	2013
Tampa, FL	(h	)	482	920	—	1,402	149	12/18/2013	2013
Terra Bella, CA	(h	)	332	1,394	—	1,726	215	2/19/2014	2013
Tuscaloosa, AL	(h	)	534	817	—	1,351	135	12/27/2013	2013
Flower Foods:
Orlando, FL	(h	)	418	387	—	805	54	9/11/2014	2013
Waldorf, MD	(h	)	398	1,045	—	1,443	163	9/11/2014	2013
Food 4 Less:
Atwater, CA	(h	)	1,383	5,271	—	6,654	919	11/27/2013	2002
Fountain Square:
Brookfield, WI	(h	)	6,508	28,634	25	35,167	2,760	1/17/2017	2006
Fourth Creek Landing:
Statesville, NC	(h	)	1,375	7,795	—	9,170	1,809	3/26/2013	2012
Fresenius Medical Care:
West Plains, MI	(h	)	557	3,097	—	3,654	439	7/2/2014	2014
Fresh Market Center:
Glen Ellyn, IL	$4,750		2,767	6,403	(3,493)	5,677	26	9/30/2014	2014
Fresh Thyme:
Indianapolis, IN	(h	)	1,087	6,019	—	7,106	914	10/31/2014	2014
Northville, MI	(h	)	1,598	7,796	—	9,394	877	12/21/2015	2015
Fresh Thyme & DSW:
Fort Wayne, IN	(h	)	1,740	4,153	612	6,505	693	9/30/2014	1985

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Giant Eagle:
Seven Fields, PA	$7,530		$1,574	$13,659	$—		$15,233	$1,991	5/7/2014	2005
Harbor Town Center:
Manitowoc, WI	9,750		3,568	13,209	(1,799)		14,978	436	4/24/2015	2005
Haverty Furniture:
Midland, TX	(h	)	709	1,294	—		2,003	332	8/7/2013	2012
HEB Center:
Waxahachie, TX	7,000		3,465	7,952	273		11,690	1,609	6/27/2012	1997
Hickory Flat Commons:
Canton, GA	9,850		4,482	13,174	164		17,820	2,574	12/18/2012	2008
Hobby Lobby:
Lewisville, TX	(h	)	2,184	8,977	—		11,161	1,511	11/26/2013	2013
Home Depot:
Lincoln, NE	(h	)	6,339	5,937	—		12,276	673	10/22/2015	1993
North Canton, OH	7,234		2,203	12,012	360		14,575	2,288	12/20/2012	1998
Plainwell, MI	(h	)	521	11,905	(12,426	)(i)	—	—	5/16/2013	2002
Inglewood Plaza:
Inglewood, CA	12,700		9,880	14,099	(23,979	)(i)	—	—	9/12/2014	2008
Jewel-Osco
Plainfield, IL	(h	)	—	—	11,151		11,151	306	11/14/2018	2001
Kirklands:
Dothan, AL	(h	)	486	946	—		1,432	178	8/5/2014	2014
Kohl’s:
Chartlottesville, VA	8,745		3,929	12,280	—		16,209	1,739	7/28/2014	2011
Easton, MD	(h	)	2,962	2,661	—		5,623	269	12/2/2015	1992
Kroger:
Shelton, WA	(h	)	1,180	11,040	—		12,220	1,830	4/30/2014	1994
Whitehall, OH	4,066		581	6,628	224		7,433	1,167	12/16/2013	1994
Kum & Go:
Conway, AR	(h	)	510	2,577	—		3,087	363	6/13/2014	2014
LA Fitness:
Bloomfield Township, MI	(h	)	2,287	10,075	—		12,362	1,857	6/21/2013	2008
Columbus, OH	(h	)	1,013	6,734	—		7,747	873	4/29/2015	2014
Garland, TX	(h	)	2,005	6,861	—		8,866	1,086	12/20/2013	2013
Houston, TX	(h	)	5,764	5,994	—		11,758	1,002	9/30/2013	2013
New Lenox, IL	(h	)	1,965	6,257	—		8,222	660	12/21/2015	2015
Riverside, CA	(h	)	2,557	9,951	—		12,508	1,708	8/2/2013	2010
Lafayette Pavilions:
Lafayette, IN	(h	)	7,632	42,497	(50,129	)(i)	—	—	2/6/2015	2006
Logan’s Roadhouse:
Lancaster, TX	(h	)	1,203	1,620	—		2,823	317	10/23/2012	2011
Sanford, FL	(h	)	1,031	1,807	—		2,838	355	10/23/2012	1999
Troy, OH	(h	)	992	1,577	(1,383)		1,186	67	10/23/2012	2011
Lord Salisbury Center:
Salisbury, MD	(h	)	6,949	12,179	(19,128	)(i)	—	—	3/11/2016	2005

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Lowe’s:
Adrian, MI	(h	)	$2,604	$5,036	$30		$7,670	$1,098	9/27/2013	1996
Alpharetta, GA	$12,300		7,979	9,630	403		18,012	1,305	5/29/2015	1998
Asheboro, NC	(h	)	1,098	6,722	—		7,820	1,005	6/23/2014	1994
Cincinnati, OH	(h	)	14,092	—	—		14,092	—	2/10/2014	2001
Columbia, SC	5,964		3,943	6,353	750		11,046	1,263	9/12/2013	1994
Covington, LA	5,648		10,233	—	—		10,233	—	8/20/2014	2002
Lilburn, GA	12,500		8,817	9,380	385		18,582	1,264	5/29/2015	1999
Mansfield, OH	(h	)	873	8,256	26		9,155	1,262	6/12/2014	1992
Marietta, GA	11,000		7,471	8,404	392		16,267	1,150	5/29/2015	1997
Oxford, AL	(h	)	1,668	7,622	369		9,659	1,564	6/28/2013	1999
Tuscaloosa, AL	(h	)	4,908	4,786	9		9,703	849	10/29/2013	1993
Woodstock, GA	11,200		7,316	8,879	392		16,587	1,213	5/29/2015	1997
Zanesville, OH	(h	)	2,161	8,375	297		10,833	1,392	12/11/2013	1995
Market Heights Shopping Center:
Harker Heights, TX	47,000		12,888	64,105	(76,993	)(i)	—	—	11/25/2013	2012
Marketplace at the Lakes:
West Covina, CA	—		10,020	8,664	(18,684	)(i)	—	—	9/30/2013	1994
Mattress Firm:
Ashtabula, OH	(h	)	301	1,965	—		2,266	215	3/23/2016	2015
Mattress Firm & Aspen Dental:
Vienna, WV	—		774	2,466	—		3,240	439	9/15/2014	2014
Mattress Firm & Five Guys:
Muskegon, MI	(h	)	813	1,766	(284)		2,295	—	8/29/2014	2014
McAlister’s Deli:
Lawton, OK	(h	)	805	1,057	—		1,862	165	5/1/2014	2013
McGowin Park:
Mobile, AL	42,765		2,243	69,357	—		71,600	5,984	4/26/2017	2016
Melody Mountain:
Ashland, KY	7,376		1,286	9,879	(1,875)		9,290	—	9/1/2015	2013
Merchants Tire & Auto:
Wake Forest, NC	(h	)	782	1,730	—		2,512	195	9/1/2015	2005
Mister Car Wash:
Athens, AL	(h	)	383	1,150	—		1,533	76	9/12/2017	2008
Decatur, AL	(h	)	257	559	—		816	40	9/12/2017	2005
Decatur, AL	(h	)	486	1,253	—		1,739	95	9/12/2017	2014
Decatur, AL	(h	)	359	1,152	—		1,511	86	9/12/2017	2007
Hartselle, AL	(h	)	360	569	—		929	42	9/12/2017	2007
Madison, AL	(h	)	562	1,139	—		1,701	88	9/12/2017	2012
Morganton Heights:
Morganton, NC	22,800		7,032	29,763	30		36,825	5,295	4/29/2015	2013
National Tire & Battery:
Cedar Hill, TX	(h	)	469	1,951	—		2,420	352	12/18/2012	2006
Cypress, TX	(h	)	910	2,224	—		3,134	269	9/1/2015	2005

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
National Tire & Battery (continued):
Flower Mound, TX	(h	)	$779	$2,449	$—		$3,228	$285	9/1/2015	2005
Fort Worth, TX	(h	)	936	1,234	—		2,170	209	8/23/2013	2005
Fort Worth, TX	(h	)	730	2,309	—		3,039	268	9/1/2015	2005
Frisco, TX	(h	)	844	1,608	—		2,452	271	8/23/2013	2007
Montgomery, IL	(h	)	516	2,494	—		3,010	452	1/15/2013	2007
North Richland Hills, TX	(h	)	513	2,579	—		3,092	308	9/1/2015	2005
Pasadena, TX	(h	)	908	2,307	—		3,215	279	9/1/2015	2005
Pearland, TX	(h	)	1,016	2,040	—		3,056	242	9/1/2015	2005
Plano, TX	(h	)	1,292	2,197	—		3,489	260	9/1/2015	2005
Tomball, TX	(h	)	838	2,229	—		3,067	262	9/1/2015	2005
Natural Grocers:
Idaho Falls, ID	(h	)	833	2,316	—		3,149	361	2/14/2014	2013
Nordstrom Rack:
Tampa, FL	$6,880		3,371	6,402	242		10,015	1,543	4/16/2012	2010
North Logan Commons:
Loganville, GA	—		4,535	11,826	28		16,389	1,577	9/22/2016	2009
O’Reilly Auto Parts:
Clayton, GA	(h	)	501	945	—		1,446	97	1/29/2016	2015
Owensboro Towne Center:
Owensboro, KY	14,027		3,807	16,259	788		20,854	1,968	1/12/2016	1996
Park Place:
Enterprise, AL	(h	)	931	8,595	(9,526	)(i)	—	—	8/30/2013	2012
Parkway Centre South:
Grove City, OH	14,250		7,027	18,223	(2,843)		22,407	579	7/15/2016	2005
Pecanland Plaza:
Monroe, LA	(h	)	2,206	18,957	(21,163	)(i)	—	—	10/13/2015	2008
PetSmart:
Wilkesboro, NC	(h	)	447	1,710	—		2,157	356	4/13/2012	2011
PetSmart/Old Navy:
Reynoldsburg, OH	3,658		1,295	4,077	—		5,372	859	12/14/2012	2012
Pick ’n Save:
Pewaukee, WI	(h	)	1,323	6,761	257		8,341	1,101	8/13/2014	1999
Sheboygan, WI	(h	)	2,003	10,695	—		12,698	2,059	9/6/2012	2012
South Milwaukee, WI	(h	)	1,126	5,706	—		6,832	908	11/6/2013	2005
Plainfield Plaza:
Plainfield, IL	(h	)	3,167	14,788	(2,385)		15,570	359	12/3/2015	2002
Plaza San Mateo:
Albuquerque, NM	—		2,867	11,582	(4,018)		10,431	54	5/2/2014	2014
Popeyes:
Independence, MO	(h	)	333	680	—		1,013	98	6/27/2014	2005
Poplar Springs Plaza:
Duncan, SC	5,000		1,862	5,277	478		7,617	1,097	5/24/2013	1995

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Raising Cane’s:
Phoenix, AZ	(h	)	$761	$1,972	$(2,733	)(i)	$—	$—	3/28/2014	2011
Rolling Acres Plaza:
Lady Lake, FL	$21,930		7,540	26,839	(4,093)		30,286	644	9/1/2016	2005
Ross:
Fort Worth, TX	—		—	—	—		—	—	10/4/2012	1977
Rushmore Crossing:
Rapid City, SD	22,568		7,066	33,019	(40,085	)(i)	—	—	1/2/2014	2012
Rapid City, SD	(h	)	883	4,128	(5,011	)(i)	—	—	1/2/2014	2012
Sherwin-Williams:
Macon, GA	(h	)	59	659	—		718	81	4/16/2015	2015
Shippensburg Market Place:
Shippensburg, PA	(h	)	1,917	9,263	(3,530)		7,650	—	9/18/2014	2002
Shoppes at Stroud:
Stroud Township, PA	(h	)	3,754	22,614	(2,220)		24,148	576	10/29/2014	2007
Southwest Plaza:
Springfield, IL	(h	)	2,992	48,935	(23,580)		28,347	564	9/18/2014	2003
Spinx:
Simpsonville, SC	(h	)	591	969	—		1,560	170	1/24/2013	2012
Springfield Commons:
Springfield, OH	11,250		3,745	15,049	187		18,981	2,088	5/5/2015	1995
Sprouts:
Bixby, OK	(h	)	1,320	7,117	—		8,437	1,184	7/26/2013	2013
Stoneridge Village:
Jefferson City, MO	6,500		1,830	9,351	—		11,181	1,606	6/30/2014	2012
Summerfield Crossing:
Riverview, FL	7,310		6,130	6,753	(1,159)		11,724	175	7/12/2013	2013
Sunbelt Rentals:
Canton, OH	(h	)	147	1,679	—		1,826	357	10/24/2013	2013
Sunoco:
Palm Beach Gardens, FL	(h	)	1,050	2,667	—		3,717	448	4/12/2013	2009
Palm City, FL	(h	)	667	1,698	—		2,365	286	4/12/2013	2011
Palm Springs, FL	(h	)	580	1,907	—		2,487	321	4/12/2013	2011
Sebastian, FL	(h	)	490	2,128	—		2,618	358	4/12/2013	2009
Titusville, FL	(h	)	626	2,534	—		3,160	426	4/12/2013	2009
Sutters Creek:
Rocky Mount, NC	(h	)	1,458	2,616	283		4,357	517	1/31/2014	2012
Target Center:
Columbia, SC	5,450		3,234	7,297	(710)		9,821	187	3/31/2014	2012
Terrell Mill Village:
Marietta, GA	7,500		3,079	11,185	(14,264	)(i)	—	—	1/31/2014	2012
TGI Friday’s:
Chesapeake, VA	(h	)	1,217	1,388	—		2,605	205	6/27/2014	2003
Wilmington, DE	(h	)	1,685	969	—		2,654	146	6/27/2014	1991

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
The Center at Hobbs Brook:
Sturbridge, MA	$21,500		$11,241	$29,152	$928		$41,321	$3,643	6/29/2016	1999
The Market at Clifty Crossing:
Columbus, IN	(h	)	2,669	16,308	113		19,090	4,049	10/31/2014	1989
The Market at Polaris:
Columbus, OH	(h	)	11,828	41,702	(32,758)		20,772	460	12/6/2013	2005
The Marquis:
Williamsburg, VA	8,556		2,615	11,406	—		14,021	2,294	9/21/2012	2007
The Plant:
San Jose, CA	123,000		67,596	108,203	450		176,249	21,309	4/15/2013	2008
The Ridge at Turtle Creek:
Hattiesburg, MS	9,900		2,749	12,434	(3,482)		11,701	—	2/27/2015	2011
Tire Kingdom:
Bluffton, SC	(h	)	645	1,688	—		2,333	191	9/1/2015	2005
Summerville, SC	(h	)	1,208	1,233	—		2,441	144	9/1/2015	2005
Tarpon Springs, FL	(h	)	427	1,458	(1,885	)(i)	—	—	11/30/2012	2003
Tire Kingdom & Starbucks:
Mount Pleasant, SC	2,400		1,291	3,149	(502)		3,938	76	9/1/2015	2005
Tractor Supply:
Ashland, VA	(h	)	500	2,696	—		3,196	438	11/22/2013	2013
Augusta, KS	(h	)	407	2,315	—		2,722	368	1/10/2014	2013
Cambridge, MN	(h	)	807	1,272	28		2,107	298	5/14/2012	2012
Canon City, CO	(h	)	597	2,527	—		3,124	450	11/30/2012	2012
Fortuna, CA	(h	)	568	3,819	—		4,387	572	6/27/2014	2014
Lumberton, NC	(h	)	611	2,007	—		2,618	380	5/24/2013	2013
Marion, IN	(h	)	1,536	1,099	—		2,635	189	2/19/2014	2004
Monticello, FL	(h	)	448	1,916	—		2,364	360	6/20/2013	2013
South Hill, VA	(h	)	630	2,179	—		2,809	386	6/24/2013	2011
Weaverville, NC	(h	)	867	3,138	—		4,005	538	9/13/2013	2006
Woodward, OK	(h	)	446	1,973	—		2,419	346	11/19/2013	2013
Trader Joe’s:
Asheville, NC	(h	)	2,770	3,766	—		6,536	641	10/22/2013	2013
Columbia, SC	(h	)	2,308	2,597	—		4,905	518	3/28/2013	2012
Wilmington, NC	(h	)	2,016	2,519	—		4,535	546	6/27/2013	2012
Turfway Crossing:
Florence, KY	8,480		2,261	10,323	418		13,002	1,850	5/27/2014	2002
Ulta Salon:
Albany, GA	(h	)	441	1,757	—		2,198	266	5/8/2014	2013
Greeley, CO	(h	)	596	2,035	—		2,631	260	3/31/2015	2014
United Oil:
Bellflower, CA	(h	)	1,246	788	—		2,034	105	9/30/2014	2001
Brea, CA	(h	)	2,393	658	—		3,051	87	9/30/2014	1984
El Cajon, CA	(h	)	1,533	568	—		2,101	76	9/30/2014	2008
El Cajon, CA	(h	)	1,225	368	—		1,593	49	9/30/2014	2000
El Monte, CA	(h	)	766	510	—		1,276	68	9/30/2014	1994
Escondido, CA	(h	)	3,514	1,062	—		4,576	141	9/30/2014	2002

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
United Oil (continued):
Glendale, CA	(h	)	$4,871	$795	$—		$5,666	$106	9/30/2014	1999
Inglewood, CA	(h	)	1,809	878	—		2,687	117	9/30/2014	1997
La Habra, CA	(h	)	1,971	571	—		2,542	76	9/30/2014	2000
Lawndale, CA	(h	)	1,462	862	—		2,324	115	9/30/2014	2001
Long Beach, CA	(h	)	2,778	883	—		3,661	117	9/30/2014	1972
Los Angeles, CA	(h	)	2,334	717	—		3,051	95	9/30/2014	2002
Los Angeles, CA	(h	)	3,552	1,242	—		4,794	165	9/30/2014	2002
Los Angeles, CA	(h	)	2,745	669	—		3,414	89	9/30/2014	1998
Los Angeles, CA	(h	)	3,930	428	—		4,358	57	9/30/2014	2005
Los Angeles, CA	(h	)	1,927	1,484	—		3,411	197	9/30/2014	2007
Los Angeles, CA	(h	)	2,182	701	—		2,883	93	9/30/2014	1964
Madera, CA	$—		1,500	3,804	—		5,304	83	9/27/2019	2018
Norco, CA	(h	)	1,852	1,489	—		3,341	198	9/30/2014	1995
Poway, CA	(h	)	3,072	705	—		3,777	94	9/30/2014	1960
San Diego, CA	(h	)	2,977	1,448	—		4,425	192	9/30/2014	1984
San Diego, CA	(h	)	1,877	883	—		2,760	117	9/30/2014	2006
San Diego, CA	(h	)	1,824	382	—		2,206	51	9/30/2014	2006
Santa Clarita, CA	(h	)	4,787	733	—		5,520	97	9/30/2014	2001
Sun City, CA	(h	)	1,136	1,421	—		2,557	189	9/30/2014	1984
Vista, CA	(h	)	2,063	334	—		2,397	44	9/30/2014	1986
Vista, CA	(h	)	2,028	418	—		2,446	56	9/30/2014	2010
Whittier, CA	(h	)	1,629	985	—		2,614	131	9/30/2014	1997
University Marketplace:
Marion, IN	—		850	6,722	(1,993	)(i)	5,579	1,099	3/22/2013	2012
Urban Air Adventure Park:
Waukesha, WI	(h	)	3,408	12,918	—		16,326	1,728	9/29/2014	2007
Vacant:
Appleton, WI	(h	)	895	1,026	—		1,921	128	11/18/2015	2015
Ballard, UT	(h	)	334	2,865	(1,392)		1,807	10	3/4/2016	2015
Broken Bow, NE	(h	)	244	1,733	—		1,977	282	6/19/2014	2007
Cherokee, IA	(h	)	217	3,326	(1,911)		1,632	9	12/23/2015	2015
Cokato, MN	(h	)	358	3,229	(1,768)		1,819	—	12/23/2015	2015
Danville, VA	(h	)	274	1,514	(1,062)		726	18	4/29/2014	2014
Georgetown, KY	—		1,048	1,452	(2,500	)(i)	—	—	6/11/2014	2004
Greenville, SC	(h	)	672	1,737	(1,406)		1,003	39	6/27/2014	2004
Nampa, ID	(h	)	449	2,213	(1,482)		1,180	6	3/31/2014	1972
St. Louis, MO	—		1,254	3,354	(4,608	)(i)	—	—	3/28/2014	1988
Valentine, NE	(h	)	395	3,549	(2,403)		1,541	10	6/30/2014	2014
Ventura Place:
Albuquerque, NM	(h	)	5,203	7,998	(5,065)		8,136	34	4/29/2015	2008
Village at Hereford Farms:
Grovetown, GA	—		1,222	5,912	(7,134	)(i)	—	—	9/26/2014	2009
Wal-Mart:
Anderson, SC	(h	)	2,424	9,719	—		12,143	1,007	11/5/2015	2015
Florence, SC	(h	)	2,013	9,225	—		11,238	951	11/5/2015	2015

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company				Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)		Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Wal-Mart (continued):
Perry, GA	$7,095		$2,270	$11,053	$—		$13,323	$2,051	6/4/2013	1999
Summerville, SC	4,300		2,410	2,098	—		4,508	252	9/18/2015	2015
Tallahassee, FL	8,157		14,823	—	—		14,823	—	12/11/2012	2008
York, SC	(h	)	1,913	11,410	—		13,323	2,103	6/4/2013	1998
Walgreens:
Austintown, OH	(h	)	637	4,173	—		4,810	673	8/19/2013	2002
Chicopee, MA	3,894		2,094	4,945	—		7,039	648	10/23/2014	2008
Connelly Springs, NC	(h	)	1,349	3,628	—		4,977	600	8/27/2013	2012
Danville, VA	(h	)	989	4,547	—		5,536	857	12/24/2012	2012
Dearborn Heights, MI	(h	)	2,236	3,411	—		5,647	569	7/9/2013	2008
East Chicago, IN	(h	)	331	5,242	—		5,573	707	8/8/2014	2005
Fort Madison, IA	(h	)	514	3,723	—		4,237	604	9/20/2013	2008
Hickory, NC	(h	)	1,100	4,241	—		5,341	757	2/28/2013	2009
Huntsville, AL	3,273		1,931	2,457	97		4,485	463	3/15/2013	2001
Kannapolis, NC	3,966		1,480	5,031	—		6,511	847	6/12/2013	2012
Las Vegas, NV	(h	)	2,325	3,262	70		5,657	539	9/26/2013	1999
Lawton, OK	(h	)	860	2,539	106		3,505	426	7/3/2013	1998
Little Rock, AR	(h	)	548	4,676	—		5,224	650	6/30/2014	2011
Lubbock, TX	(h	)	565	3,257	103		3,925	603	10/11/2012	2000
Lubbock, TX	(h	)	531	2,951	102		3,584	542	10/11/2012	1998
Metropolis, IL	(h	)	284	4,991	—		5,275	673	8/8/2014	2009
Mobile, AL	(h	)	1,603	3,161	—		4,764	508	11/7/2013	2013
Pine Bluff, AR	(h	)	248	5,229	—		5,477	848	9/17/2013	2012
Sacramento, CA	(h	)	324	2,669	—		2,993	388	6/30/2014	2008
Springfield, IL	(h	)	830	3,619	—		4,449	710	5/14/2012	2007
Suffolk, VA	(h	)	1,261	3,461	—		4,722	713	5/14/2012	2007
Sun City, AZ	(h	)	837	2,484	245		3,566	379	5/6/2014	2000
Tarboro, NC	(h	)	755	3,634	—		4,389	501	8/22/2014	2014
Walgreens/KeyBank:
Newburgh, NY	5,000		3,280	5,441	—		8,721	856	9/16/2013	2010
Wallace Commons:
Salisbury, NC	7,590		3,265	8,058	—		11,323	1,473	12/21/2012	2009
Wallace Commons II:
Salisbury, NC	(h	)	2,231	8,479	—		10,710	1,400	2/28/2014	2013
Warrenton Highlands:
Warrenton, OR	(h	)	2,139	5,774	(7,913	)(i)	—	—	5/29/2013	2011
Waterford South Park:
Clarksville, IN	7,200		2,946	8,564	45		11,555	1,828	4/12/2013	2006
Wendy’s:
Grafton, VA	(h	)	539	894	—		1,433	130	6/27/2014	1985
Westminster, CO	(h	)	596	1,108	—		1,704	160	6/27/2014	1986
West Marine:
Panama City, FL	(h	)	676	2,219	—		2,895	329	4/24/2015	2014
Pensacola, FL	(h	)	1,107	3,398	—		4,505	494	2/27/2015	2015

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at
Description (a)	Encumbrances		Land	Buildings, Fixtures and Improvements	Total Adjustment to Basis (b)	Which Carried At December 31, 2019 (c) (d) (e)	Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Westover Market:
San Antonio, TX	$6,200		$2,705	$7,959	$(6,264)	$4,400	$50	7/10/2013	2013
Winn-Dixie:
Walker, LA	(h	)	900	3,909	—	4,809	557	6/27/2014	1999

	$726,262		$796,835	$2,172,782	$(439,306)	$2,530,311	$243,122

(a)	As of December 31, 2019, the Company owned 334 retail properties, 59 anchored shopping centers and three industrial and distribution properties.
(b)	Consists of capital expenditures and real estate development costs, and impairment charges.
(c)	The aggregate cost for federal income tax purposes was $3.1 billion.
(d)	The following is a reconciliation of total real estate carrying value for the years ended December 31 (in thousands):

	2019	2018	2017
Balance, beginning of period	$4,444,041	$4,564,592	$4,370,629
Additions
Acquisitions	5,305	11,151	261,660
Joint Venture Purchased	—	—	—
Improvements	13,832	6,135	13,708
Adjustment to basis	—	—	—

Total additions	$19,137	$17,286	$275,368

Less: Deductions
Cost of real estate sold	1,448,915	61,891	78,700
Adjustment to basis	—	—	—
Other (including provisions for impairment of real estate assets)	483,952	75,946	2,705

Total deductions	1,932,867	137,837	81,405

Balance, end of period	$2,530,311	$4,444,041	$4,564,592

(e)	Gross intangible lease assets of $313.1 million and the associated accumulated amortization of $131.0 million are not reflected in the table above.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

(f)	The following is a reconciliation of accumulated depreciation for the years ended December 31 (in thousands):

	2019	2018	2017
Balance, beginning of period	$385,245	$334,476	$245,425
Additions
Acquisitions - Depreciation expense for building, acquisitions costs and tenant improvements acquired	73,790	92,998	93,170
Improvements - Depreciation expense for tenant improvements and building equipment	2,352	2,481	1,679

Total additions	$76,142	$95,479	$94,849

Deductions
Cost of real estate sold	144,820	6,901	5,552
Other (including provisions for impairment of real estate assets)	73,445	37,809	246

Total deductions	218,265	44,710	5,798

Balance, end of period	$243,122	$385,245	$334,476

(g)

The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(h)	Property is included in the Credit Facility’s borrowing base. As of December 31, 2019, the Company had $885.0 million outstanding under the Credit Facility.
(i)	Asset held for sale or partially held for sale as of December 31, 2019.

CIM REAL ESTATE FINANCE TRUST, INC.

SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

(in thousands)

Description	Interest Rate (a)	Final Maturity Date	Periodic Payment Terms (b)	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal Amount of Loans Subject to Delinquent Principal or “Interest”
Mezzanine Loans:
Astor — New York, New York	L+13.85%	5/9/2021	P/I	N/A	$36,334	$37,153	$—
88 Lex — New York, New York	L+13.85%	5/9/2021	P/I	N/A	23,401	24,033	—
90 Lex — New York, New York	L+13.85%	5/9/2021	P/I	N/A	14,475	14,854	—
Metro — New York, New York	L+13.85%	5/9/2021	P/I	N/A	9,505	9,934	—
Astor — New York, New York	L+7.00%	5/9/2021	P/I	N/A	23,288	23,566	—
88 Lex — New York, New York	L+7.00%	5/9/2021	P/I	N/A	17,575	17,780	—
90 Lex — New York, New York	L+7.00%	5/9/2021	P/I	N/A	10,571	10,695	—
Metro — New York, New York	L+7.00%	5/9/2021	P/I	N/A	7,954	8,046	—
Senior Loans:
Lucero — Austin, Texas	L+3.50%	10/9/2023	P/I	N/A	$40,079	$39,759	$—
Satellite Place — Duluth, Georgia	L+3.15%	2/1/2025	P/I	N/A	44,675	44,080	—
Yoo on the Park — Atlanta, Georgia	L+2.75%	1/9/2024	P/I	N/A	69,500	68,980	—

					$297,357	$298,880	$—

(a)	L = one month LIBOR rate.
(b)	P/I = principal and interest.

The following table reconciles mortgage loans on real estate for the years ended December 31 (in thousands):

	Year Ended December 31,
	2019	2018
Balance, beginning of period	$89,762	$—
Additions during period:
New loans	217,014	89,295
Capitalized interest	8,546	384
Accretion of fees and other items	2,441	268

Total additions	$228,001	$89,947

Less: Deductions during period:
Collections of principal	(17,186)	—
Deferred fees and other items	(1,697)	(185)

Total deductions	(18,883)	(185)

Balance, end of period	$298,880	$89,762

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts) (Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Real estate assets:
Land	$742,208	$700,210
Buildings, fixtures and improvements	1,996,392	1,830,101
Intangible lease assets	323,983	313,127

Total real estate assets, at cost	3,062,583	2,843,438
Less: accumulated depreciation and amortization	(434,005)	(374,103)

Total real estate assets, net	2,628,578	2,469,335

Real estate-related securities	16,103	—
Loans held-for-investment and related receivables, net	626,079	301,630
Less: Allowance for credit losses	(27,684)	—

Total loans held-for-investment and related receivables, net	598,395	301,630
Cash and cash equivalents	336,142	466,024
Restricted cash	4,797	7,331
Rents and tenant receivables, net	67,558	58,374
Prepaid expenses and other assets	9,425	11,731
Deferred costs, net	2,172	2,301
Assets held for sale	1,165	351,897

Total assets	$3,664,335	$3,668,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facilities, notes payable and repurchase facility, net	$1,708,598	$1,604,860
Accrued expenses and accounts payable	22,439	22,038
Due to affiliates	13,796	14,458
Intangible lease liabilities, net	18,592	20,523
Distributions payable	4,990	16,510
Derivative liabilities, deferred rental income and other liabilities	21,582	19,448

Total liabilities	1,789,997	1,697,837

Commitments and contingencies
Redeemable common stock	170,912	180,838

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value per share; 490,000,000 shares authorized, 309,948,707 and 311,207,725 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	3,099	3,112
Capital in excess of par value	2,607,013	2,606,925
Accumulated distributions in excess of earnings	(895,508)	(816,181)
Accumulated other comprehensive loss	(11,178)	(3,908)

Total stockholders’ equity	1,703,426	1,789,948

Total liabilities, redeemable common stock and stockholders’ equity	$3,664,335	$3,668,623

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental and other property income	$60,103	$100,450	$128,539	$205,212
Interest income	7,193	5,079	12,764	9,577

Total revenues	67,296	105,529	141,303	214,789

Operating expenses:
General and administrative	4,235	3,293	7,917	6,740
Property operating	4,811	6,867	11,676	16,184
Real estate tax	6,748	9,444	13,726	18,862
Management and advisory fees and expenses	11,398	10,191	22,488	20,210
Transaction-related	330	1,517	582	1,708
Depreciation and amortization	19,696	30,142	40,519	62,134
Impairment	3,831	13,082	15,507	33,155
Provision for credit losses	7,905	—	25,682	—

Total operating expenses	58,954	74,536	138,097	158,993

Gain on disposition of real estate, net	3,791	3,460	16,901	13,400

Operating income	12,133	34,453	20,107	69,196

Other expense:
Interest expense and other, net	(15,509)	(25,447)	(31,276)	(51,339)
Loss on extinguishment of debt	(370)	—	(4,752)	—

Total other expense	(15,879)	(25,447)	(36,028)	(51,339)

Net (loss) income	(3,746)	9,006	(15,921)	17,857

Net income allocated to noncontrolling interest	—	33	—	67

Net (loss) income attributable to the Company	$(3,746)	$8,973	$(15,921)	$17,790

Weighted average number of common shares outstanding:
Basic and diluted	310,558,499	311,306,447	310,903,460	311,349,760

Net (loss) income per common share
Basic and diluted	$(0.01)	$0.03	$(0.05)	$0.06

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(3,746)	$9,006	$(15,921)	$17,857
Other comprehensive income (loss)
Unrealized gain on real estate-related securities	20	—	20	—
Unrealized loss on interest rate swaps	(805)	(7,957)	(11,610)	(11,801)
Amount of loss (gain) reclassified from other comprehensive income into income as interest expense and other, net	3,343	(1,274)	4,320	(2,751)

Total other comprehensive income (loss)	2,558	(9,231)	(7,270)	(14,552)

Comprehensive (loss) income	(1,188)	(225)	(23,191)	3,305
Comprehensive income allocated to noncontrolling interest	—	33	—	67

Comprehensive (loss) income attributable to the Company	$(1,188)	$(258)	$(23,191)	$3,238

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) (Unaudited)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance as of January 1, 2020	311,207,725	$3,112	$2,606,925	$(816,181)	$(3,908)	$1,789,948
Cumulative effect of accounting changes	—	—	—	(2,002)	—	(2,002)
Issuance of common stock	2,223,298	22	19,209	—	—	19,231
Equity-based compensation	—	—	40	—	—	40
Distributions declared on common stock — $0.15 per common share	—	—	—	(48,332)	—	(48,332)
Redemptions of common stock	(2,256,037)	(22)	(19,492)	—	—	(19,514)
Changes in redeemable common stock	—	—	283	—	—	283
Comprehensive loss	—	—	—	(12,175)	(9,828)	(22,003)

Balance as of March 31, 2020	311,174,986	$3,112	$2,606,965	$(878,690)	$(13,736)	$1,717,651
Issuance of common stock	1,242,475	12	9,531	—	—	9,543
Equity-based compensation	—	—	40	—	—	40
Distributions declared on common stock — $0.04 per common share	—	—	—	(13,072)	—	(13,072)
Redemptions of common stock	(2,468,754)	(25)	(19,166)	—	—	(19,191)
Changes in redeemable common stock	—	—	9,643	—	—	9,643
Comprehensive (loss) income	—	—	—	(3,746)	2,558	(1,188)

Balance as of June 30, 2020	309,948,707	$3,099	$2,607,013	$(895,508)	$(11,178)	$1,703,426

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) (Unaudited) - (Continued)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance as of January 1, 2019	311,381,396	$3,114	$2,607,330	$(804,617)	$11,023	$1,816,850
Issuance of common stock	2,267,609	22	21,225	—	—	21,247
Equity-based compensation	—	—	32	—	—	32
Distributions declared on common stock — $0.15 per common share	—	—	—	(47,963)	—	(47,963)
Redemptions of common stock	(2,318,505)	(23)	(21,701)	—	—	(21,724)
Changes in redeemable common stock	—	—	(67)	—	—	(67)
Comprehensive income (loss)	—	—	—	8,817	(5,321)	3,496

Balance as of March 31, 2019	311,330,500	$3,113	$2,606,819	$(843,763)	$5,702	$1,771,871
Issuance of common stock	2,436,153	25	21,048	—	—	21,073
Equity-based compensation	—	—	32	—	—	32
Distributions declared on common stock — $0.16 per common share	—	—	—	(48,487)	—	(48,487)
Redemptions of common stock	(2,440,984)	(25)	(21,090)	—	—	(21,115)
Changes in redeemable common stock	—	—	42	—	—	42
Comprehensive income (loss)	—	—	—	8,973	(9,231)	(258)

Balance as of June 30, 2019	311,325,669	$3,113	$2,606,851	$(883,277)	$(3,529)	$1,723,158

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(15,921)	$17,857
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, net	39,886	61,149
Amortization of deferred financing costs	2,034	2,639
Amortization of fair value adjustment of mortgage notes payable assumed	(45)	(44)
Amortization and accretion on deferred loan fees	(1,425)	(1,529)
Amortization of premiums and discounts of broadly syndicated loans, net	(206)	—
Amortization of premiums and discounts on real estate-related securities	12	—
Capitalized interest income	(539)	(2,643)
Equity-based compensation	80	64
Straight-line rental income	(2,083)	(3,338)
Write-offs for uncollectable lease-related receivables	5,870	330
Gain on disposition of real estate assets, net	(16,901)	(13,400)
Gain on sale of broadly syndicated loans	(223)	—
Amortization of gain on swap termination	(10)	(10)
Impairment of real estate assets	15,507	33,155
Provision for credit losses	25,682	—
Write-off of deferred financing costs	544	—
Changes in assets and liabilities:
Rents and tenant receivables	(12,958)	1,769
Prepaid expenses and other assets	2,045	(6,059)
Accounts payable and accrued expenses	1,427	2,428
Deferred rental income and other liabilities	(4,885)	(5,336)
Due to affiliates	(662)	(2,971)

Net cash provided by operating activities	37,229	84,061

Cash flows from investing activities:
Investment in real estate-related securities	(16,450)	—
Investment in broadly syndicated loans	(404,896)	—
Investment in real estate assets and capital expenditures	(7,171)	(2,866)
Origination and acquisition of loans held-for-investment, net	(1,165)	(62,761)
Principal payments received on loans held-for-investment	63,592	11,112
Principal payments received on real estate-related securities	355	—
Origination and exit fees received on loans held-for-investment	571	112
Net proceeds from disposition of real estate assets	157,198	159,052
Net proceeds from sale of broadly syndicated loans	19,842	—
Payment of property escrow deposits	(250)	—
Refund of property escrow deposits	250	—
Proceeds from the settlement of insurance claims	—	20

Net cash (used in) provided by investing activities	(188,124)	104,669

CIM REAL ESTATE FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited) - (Continued)

	Six Months Ended June 30,
	2020	2019
Cash flows from financing activities:
Redemptions of common stock	$(38,705)	$(42,839)
Distributions to stockholders	(44,150)	(54,663)
Proceeds from credit facilities and repurchase facility	320,992	239,500
Repayments of credit facilities and notes payable	(218,814)	(337,248)
Deferred financing costs paid	(844)	(48)
Distributions to noncontrolling interest	—	(150)

Net cash provided by (used in) financing activities	18,479	(195,448)

Net decrease in cash and cash equivalents and restricted cash	(132,416)	(6,718)
Cash and cash equivalents and restricted cash, beginning of period	473,355	19,674

Cash and cash equivalents and restricted cash, end of period	$340,939	$12,956

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$336,142	$3,399
Restricted cash	4,797	9,557

Total cash and cash equivalents and restricted cash	$340,939	$12,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS

CIM Real Estate Finance Trust, Inc. (formerly known as Cole Credit Property Trust IV, Inc.) (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on July 27, 2010, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. The Company operates a diversified portfolio of core commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of June 30, 2020, the Company owned 381 properties, comprising 18.1 million rentable square feet of commercial space located in 42 states. As of June 30, 2020, the rentable square feet at these properties was 94.6% leased, including month-to-month agreements, if any. As of June 30, 2020, there was one property identified as held for sale. See Note 4 — Real Estate Assets for a discussion of the held for sale property as of June 30, 2020. The Company intends to continue to pursue a more diversified investment strategy across the capital structure by balancing the Company’s existing core of commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other credit investments in which the Company’s sponsor and its affiliates have expertise. As of June 30, 2020, the Company’s loan portfolio consisted of 143 loans with a net book value of $598.4 million, and investments in real estate-related securities of $16.1 million.

Substantially all of the Company’s business is conducted through CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by CIM Real Estate Finance Management, LLC, a Delaware limited liability company (“CMFT Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

CCO Group, LLC owns and controls CMFT Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to Cole Credit Property Trust V, Inc. (“CCPT V”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Income NAV, Inc. (“CIM Income NAV”).

On January 26, 2012, the Company commenced its initial public offering on a “best efforts” basis of up to a maximum of $2.975 billion in shares of common stock (the “Offering”). The Company ceased issuing shares in the Offering on April 4, 2014. At the completion of the Offering, a total of approximately 297.4 million shares of common stock had been issued, including approximately 292.3 million shares of common stock sold to the public pursuant to the primary portion of the Offering and approximately 5.1 million shares of common stock issued pursuant to the distribution reinvestment plan (“DRIP”) portion of the Offering. The remaining approximately 404,000 unsold shares from the Offering were deregistered.

The Company registered $247.0 million of shares of common stock under the DRIP (the “Initial DRIP Offering”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2013 and automatically became effective with the SEC upon filing. The Company ceased issuing shares under the Initial DRIP Offering effective as of June 30, 2016. At the completion of the Initial DRIP Offering, a total of approximately $241.7 million of shares of common stock had been issued. The remaining $5.3 million of unsold shares from the Initial DRIP Offering were deregistered.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The Company registered an additional $600.0 million of shares of common stock under the DRIP (the “Secondary DRIP Offering,” and together with the Initial DRIP Offering, the “DRIP Offerings,” and the DRIP Offerings collectively with the Offering, the “Offerings”), which was filed with the SEC on August 2, 2016 and automatically became effective with the SEC upon filing. The Company began to issue shares under the Secondary DRIP Offering on August 2, 2016 and will continue to issue shares under the Secondary DRIP Offering.

The Company’s board of directors (the “Board”) establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. On June 30, 2020, the estimated per share NAV was $7.26 per share, which was established on May 26, 2020 using a valuation date of March 31, 2020. Commencing on May 29, 2020, distributions were reinvested in shares of the Company’s common stock under the DRIP at a price of $7.26 per share. On August 11, 2020, the Board established an updated estimated per share NAV of the Company’s common stock, using a valuation date of June 30, 2020, of $7.31 per share. Commencing on August 14, 2020, distributions are reinvested in shares of the Company’s common stock under the DRIP at a price of $7.31 per share. The Board previously established a per share NAV as of August 31, 2015, September 30, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm. The Company intends to publish an updated estimated per share NAV on a quarterly, rather than an annual, basis going forward, until such time that the Company has greater visibility into the impact of the current novel coronavirus (“COVID-19”) pandemic on the Company’s property valuations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019, and related notes thereto, set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Reclassifications

Certain amounts in the Company’s prior period condensed consolidated financial statements have been reclassified to conform to the current period presentation.

The Company is presenting the write-offs for uncollectable lease-related receivables of $330,000 for the six months ended June 30, 2019, which was previously included in straight-line rental income, net in the condensed consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the six months ended June 30, 2020, as part of the Company’s quarterly impairment review procedures, the Company recorded impairment charges of $15.5 million related to nine properties due to revised cash flow estimates as a result of market conditions and one property due to a tenant bankruptcy. The Company’s impairment assessment as of June 30, 2020 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2020 or in future periods, particularly with respect to any negative impacts to the Company that may result from

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

the economic disruptions caused by the COVID-19 pandemic. If the effects of the COVID-19 pandemic cause economic and market conditions to continue to deteriorate or if the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. As of June 30, 2020, the Company has not identified any further impairments resulting from COVID-19 related impacts, including as a result of tenant requests for rent relief. The Company generally intends to hold its assets for the long-term; therefore, a temporary change in cash flows due to COVID-19 related impacts alone would not be an indicator of impairment. However, the Company has yet to see the long-term effects of COVID-19 on the economy and the extent to which it may impact the Company’s tenants in the future. Indications of a tenant’s inability to continue as a going concern, changes in the Company’s view or strategy relative to a tenant’s business or industry as a result of the economic impacts of COVID-19, or changes in the Company’s long-term hold strategies, could be indicative of an impairment indicator. Accordingly, the Company will continue to monitor circumstances and events in future periods to determine whether the carrying value of the Company’s real estate assets are recoverable. During the six months ended June 30, 2019, the Company recorded impairment charges of $33.2 million related to 13 properties with revised expected holding periods. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate investment activity.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. As of December 31, 2019, the Company expected to sell a substantial portion of its anchored-shopping center portfolio and certain single-tenant properties within the next 24 months, subject to market conditions. In light of current market conditions brought on by the COVID-19 pandemic, the Company cannot provide assurance that these properties will be sold within a 24-month period. As a result, the Company placed 15 properties with a carrying value of $228.4 million that were previously classified as held for sale back in service as real estate assets in the condensed consolidated balance sheets during the six months ended June 30, 2020. As of June 30, 2020, the Company identified one property with a carrying value of $1.2 million as held for sale. As of December 31, 2019, the Company identified 29 properties with a carrying value of $351.9 million as held for sale.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The Company’s property dispositions during the six months ended June 30, 2020 and 2019 did not qualify for discontinued operations presentation, and, thus, the results of the properties that were sold will remain in operating income, and any associated gains or losses from the disposition are included in gain on disposition of real estate, net. See Note 4 — Real Estate Assets for a discussion of the disposition of individual properties during the six months ended June 30, 2020.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

Acquisition-related fees and certain acquisition-related expenses related to asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above.

Restricted Cash

The Company had $4.8 million and $7.3 million in restricted cash as of June 30, 2020 and December 31, 2019, respectively. Included in restricted cash was $2.1 million and $3.1 million held by lenders in lockbox accounts, as of June 30, 2020 and December 31, 2019, respectively. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company. Also included in restricted cash was $2.7 million and $4.2 million held by lenders in escrow accounts for real estate taxes and other lender reserves for certain properties, in accordance with the associated lender’s loan agreement, as of June 30, 2020 and December 31, 2019, respectively.

Real Estate-Related Securities

Real estate-related securities consists primarily of the Company’s investment in commercial mortgage-backed securities (“CMBS”). The Company determines the appropriate classification for real estate-related securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of June 30, 2020, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive income (loss). During the six months ended June 30, 2020, the Company invested in two CMBS with an estimated aggregate fair value of $16.1 million as of June 30, 2020.

The Company monitors its available-for-sale securities for impairment. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost has resulted from a credit loss or other factors. The Company records impairments related to credit losses through an allowance for credit losses. However, the allowance is limited by the amount that the fair value is less than the amortized cost basis. The Company considers many factors in determining whether a credit loss exists, including, but not limited

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to, the extent to which the fair value is less than the amortized cost basis, recent events specific to the security, industry or geographic area, the payment structure of the security, the failure of the issuer of the security to make scheduled interest or principal payments, and external credit ratings and recent changes in such ratings. The analysis of determining whether a credit loss exists requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.

The amortized cost of real estate-related securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying condensed consolidated statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.

Loans Held-for-Investment

The Company has acquired, and may continue to acquire, loans related to real estate assets. Additionally, the Company may acquire and originate credit investments, including commercial mortgage loans, mezzanine loans, preferred equity, and other loans and securities related to commercial real estate assets, as well as corporate loan opportunities that are consistent with the Company’s investment strategy and objectives. The Company intends to hold the loans held-for-investment for the foreseeable future or until maturity. Loans held-for-investment are carried on the Company’s condensed consolidated balance sheets at amortized cost, net of any allowance for credit losses. Discounts or premiums, origination fees and exit fees are amortized as a component of interest income using the effective interest method over the life of the respective loans, or on a straight-line basis when it approximates the effective interest method. Loan acquisition fees paid to CMFT Management or its affiliates are expensed as incurred and are included in transaction-related expenses on the accompanying condensed consolidated statements of operations. Upon the sale of a loan, the realized net gain or loss is computed on the specific identification method.

Interest earned is either received in cash or capitalized to loans held-for-investment and related receivables, net in the Company’s condensed consolidated balance sheets. Interest is capitalized when certain conditions are met as specified in each loan agreement. For the six months ended June 30, 2020, the Company recorded $12.8 million in interest income, of which $539,000 was capitalized to loans held-for-investment and related receivables, net.

Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. Interest collected is recognized on a cash basis by crediting income when received. Loans may be restored to accrual status when all principal and interest are current and full repayment of the remaining contractual principal and interest are reasonably assured. As of June 30, 2020, the Company’s eight mezzanine loans with a net book value of $118.8 million were nonaccrual loans. During the six months ended June 30, 2020, the Company recorded $565,000 in interest income related to the nonaccrual loans.

Allowance for Credit Losses

The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), as further described in “Recent Accounting Pronouncements,” on January 1, 2020. The allowance for credit losses required under ASU 2016-13 reflects the Company’s current estimate of potential credit losses related to the Company’s loans held-for-investment included in the condensed consolidated balance sheets. The initial allowance for credit losses recorded on January 1, 2020 is reflected as a direct charge to retained earnings on the Company’s condensed consolidated statements of stockholders’ equity;

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however, subsequent changes to the allowance for credit losses are recognized through net income on the Company’s condensed consolidated statements of operations. While ASU 2016-13 does not require any particular method for determining the allowance for credit losses, it does specify the allowance should be based on relevant information about past events, including historical loss experience, current portfolio and market conditions, and reasonable and supportable forecasts for the duration of each respective loan. In addition, other than a few narrow exceptions, ASU 2016-13 requires that all financial instruments subject to the credit loss model have some amount of loss reserve to reflect the GAAP principal underlying the credit loss model that all loans, debt securities, and similar assets have some inherent risk of loss, regardless of credit quality, subordinate capital, or other mitigating factors.

The Company has elected to use a discounted cash flow model to estimate the allowance for credit losses. This model requires the Company to develop cash flows which project estimated credit losses over the life of the loan and discount these cash flows at the asset’s effective interest rate. The Company then records an allowance for credit losses equal to the difference between the amortized cost basis of the asset and the present value of the expected cash flows. The Company considers loan investments that are both (i) expected to be substantially repaid through the operation or sale of the underlying collateral, and (ii) for which the borrower is experiencing financial difficulty, to be “collateral-dependent” loans. For such loans that the Company determines that foreclosure of the collateral is probable, the Company measures the expected losses based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. For collateral-dependent loans that the Company determines foreclosure is not probable, the Company applies a practical expedient to estimate expected losses using the difference between the collateral’s fair value (less costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan. For the Company’s broadly syndicated loans, the Company uses a probability of default and loss given default method using an underlying third-party CMBS/CRE loan database with historical loan losses from 1998 to 2019. The Company may use other acceptable alternative approaches in the future depending on, among other factors, the type of loan, underlying collateral, and availability of relevant historical market loan loss data.

The Company adopted ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost. Prior to adoption, the Company had no allowance for credit losses on its condensed consolidated balance sheets. The Company recorded a cumulative-effective adjustment to the opening retained earnings in its condensed consolidated statement of stockholders’ equity as of January 1, 2020 of $2.0 million.

Quarterly, the Company evaluates the risk of all loans and assigns a risk rating based on a variety of factors, grouped as follows: (i) loan and credit structure, including the as-is loan-to-value (“LTV”) ratio and structural features; (ii) quality and stability of real estate value and operating cash flow, including debt yield, dynamics of the geography, property type and local market, physical condition, stability of cash flow, leasing velocity and quality and diversity of tenancy; (iii) performance against underwritten business plan; and (iv) quality, experience and financial condition of sponsor, borrower and guarantor(s). Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from least risk to greatest risk, respectively, which ratings are defined as follows:

1-

Outperform — Most satisfactory asset quality and liquidity, good leverage capacity. A “1” rating maintains predictable and strong cash flows from operations. The trends and outlook for the credit’s operations, balance sheet, and industry are neutral to favorable. Collateral, if appropriate, exceeds performance metrics;

2-

Meets or Exceeds Expectations — Acceptable asset quality, moderate excess liquidity, modest leverage capacity. A “2” rating could have some financial/non-financial weaknesses which are offset by strengths; however, the credit demonstrates an ample current cash flow from operations. The trends and

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outlook for the credit’s operations, balance sheet, and industry are generally positive or neutral. Collateral performance, if appropriate, meets or exceeds substantially all performance metrics included in original or current underwriting / business plan;

3-

Satisfactory — Acceptable asset quality, somewhat strained liquidity, minimal leverage capacity. A “3” rating is at times characterized by acceptable cash flows from operations. The trends and conditions of the credit’s operations and balance sheet are neutral. Collateral performance, if appropriate, meets or is on track to meet underwriting; business plan can reasonably be achieved;

4-

Underperformance — The debt investment possesses credit deficiencies or potential weaknesses which deserve management’s close and continued attention. The portfolio company’s operations and/or balance sheet have demonstrated an adverse trend or deterioration which, while serious, has not reached the point where the liquidation of debt is jeopardized. These weaknesses are generally considered correctable by the borrower in the normal course of business but may weaken the asset or inadequately protect the Company’s credit position if not checked or corrected. Collateral performance, if appropriate, falls short of original underwriting, material differences exist from business plan, or both; technical milestones have been missed; defaults may exist, or may soon occur absent material improvement; and

5-

Default/Possibility of Loss — The debt investment is protected inadequately by the current enterprise value or paying capacity of the obligor or of the collateral, if any. The underlying company’s operations has well-defined weaknesses based upon objective evidence, such as recurring or significant decreases in revenues and cash flows. Major variance from business plan; loan covenants or technical milestones have been breached; timely exit from loan via sale or refinancing is questionable; risk of principal loss. Collateral performance, if appropriate, is significantly worse than underwriting.

The Company generally assigns a risk rating of “3” to all newly originated or acquired loans-held-for-investment during a most recent quarter, except in the case of specific circumstances warranting an exception.

Due to the COVID-19 pandemic and the dislocation it has caused to the national economy, the commercial real estate markets, and the capital markets, the Company’s ability to estimate key inputs for estimating the allowance for credit losses has been materially and adversely impacted. Key inputs to the estimate include, but are not limited to, LTV, debt service coverage ratio, future operating cash flow and performance of collateral properties, the financial strength and liquidity of borrowers and sponsors, capitalization rates and discount rates used to value commercial real estate properties, and observable transactions involving the sale or financing of commercial properties. Estimates made by management are necessarily subject to change due to the lack of observable inputs and uncertainty regarding the duration of the COVID-19 pandemic and its aftereffects.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not a party to any material leases where it is the lessee.

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Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

The Company has an investment in a real estate property that is subject to a ground lease, for which a lease liability and right of use (“ROU”) asset of $2.5 million was recorded as of June 30, 2020. See Note 15 — Leases for a further discussion regarding this ground lease.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Revenue Recognition

Revenue from leasing activities

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the condensed consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

During the three and six months ended June 30, 2020, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $6.1 million and $6.9 million for the three and six months ended June 30, 2020, respectively, which included $725,000 and $908,000 of straight-line rental income for the respective periods, and $882,000 and $1.0 million related to certain tenant reimbursements that were written off during the three and six months ended June 30, 2020. These write-offs reduced rental and other property income during the three and six months ended June 30, 2020.

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Revenue from lending activities

Interest income from the Company’s loans held-for-investment and real estate-related securities is comprised of interest earned on loans and the accretion and amortization of net loan origination fees and discounts. Interest income on loans is accrued as earned, with the accrual of interest suspended when the related loan becomes a nonaccrual loan. Interest income on the Company’s broadly syndicated loans is accrued as earned beginning on the settlement date.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”), in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held-for-investment, held-to-maturity debt securities, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2020. See Note 7 — Loans Held-For-Investment for a further discussion on the impact of the adoption of ASU 2016-13.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company adopted ASU 2018-13 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its condensed consolidated financial statements.

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In October 2018, the FASB issued ASU No. 2018-16, Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). The amendments in this ASU permit the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes or another acceptable benchmark interest rate. The SOFR is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar London Interbank Offered Rate (“LIBOR”), which will be phased out by the end of 2021. ASU 2018-16 is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2018-16 is required to be adopted on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after the date of adoption. The Company currently uses LIBOR as its benchmark interest rate in the Company’s interest rate swaps associated with the Company’s LIBOR-based variable rate borrowings. The Company has not entered into any new or redesignated hedging relationships on or after the date of adoption of ASU 2018-16. The Company has evaluated the effect of this new benchmark interest rate option, and does not believe this ASU will have a material impact on its condensed consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”).The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2018-17 during the first quarter of fiscal year 2020, and has concluded that there is no material impact on its condensed consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of COVID-19. Due to the business disruptions and challenges severely affecting the global economy caused by COVID-19, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the three and six months ended June 30, 2020, the Company provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of COVID-19 on those tenants. As of June 30, 2020, the Company had granted rent deferrals of $1.2 million. The deferral of rental payments affects the timing, but not the amount, of the lease payments and resulted in an increase of $1.2 million to the Company’s lease-related receivables balance as of June 30, 2020.

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In addition, the Company entered into lease amendments during the three and six months ended June 30, 2020 that provided for lease concessions, through rent abatements or rent deferrals, that represented substantive changes to the consideration in the original lease. These lease amendments extended the lease periods ranging from 12 months to 60 months. For these leases, the Company applied the lease modification accounting framework pursuant to ASC 842. As of June 30, 2020, these lease amendments resulted in rent abatements of $750,000 and deferred rental income of $74,000.

As of August 10, 2020, the Company has collected approximately 80% of rental payments billed to tenants during the three months ended June 30, 2020.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Real estate-related securities — The Company generally determines the fair value of its real estate-related securities by utilizing broker-dealer quotations, reported trades or valuation estimates from pricing models to determine the reported price. Pricing models for real estate-related securities are generally discounted cash flow models that usually consider the attributes applicable to a particular class of security (e.g., credit rating, seniority), current market data, and estimated cash flows for each class and incorporate deal collateral performance such as prepayment speeds and default rates, as available. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are valued using either Level 2 or Level 3 inputs. As of June 30, 2020, the Company concluded that $14.4 million of real estate-related securities fell under Level 2 and $1.7 million of real estate-related securities fell under Level 3.

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Credit facilities and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of June 30, 2020, the estimated fair value of the Company’s debt was $1.70 billion, compared to a carrying value of $1.71 billion. The estimated fair value of the Company’s debt as of December 31, 2019 was $1.60 billion, compared to a carrying value of $1.61 billion.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2020 and December 31, 2019, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Loans held-for-investment — The Company’s loans held-for-investment are recorded at cost upon origination and adjusted by net loan origination fees and discounts. The Company estimates the fair value of its commercial real estate (“CRE”) loans held-for-investment by performing a present value analysis for the anticipated future cash flows using an appropriate market discount rate taking into consideration the credit risk. As a result, the Company has determined that its CRE loans held-for-investment are classified in Level 3 of the fair value hierarchy. The Company’s broadly syndicated loans are classified as Level 2 or Level 3 depending on the number of market quotations or indicative prices from pricing services that are available, and whether the depth of the market is sufficient to transact at those prices in amounts approximating the Company’s investment position at the measurement date. As of June 30, 2020, $249.2 million and $104.0 million of the Company’s broadly syndicated loans were classified in Level 2 and Level 3 of the fair value hierarchy, respectively. As of June 30, 2020, the estimated fair value of the Company’s loans held-for-investment was $558.6 million, compared to its carrying value of $598.4 million. As of December 31, 2019, the estimated fair value of the Company’s loans held-for-investment was $302.0 million, compared to its carrying value of $301.6 million.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of June 30, 2020 and December 31, 2019, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

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Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2020 and December 31, 2019 (in thousands):

	Balance as of June 30, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
CMBS	$16,103	$—	$14,367	$1,736

Financial liabilities:
Interest rate swaps	$(11,200)	$—	$(11,200)	$—

Total financial liabilities	$(11,200)	$—	$(11,200)	$—

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Interest rate swaps	$261	$—	$261	$—

Total financial assets	$261	$—	$261	$—

Financial liability:
Interest rate swap	$(4,181)	$—	$(4,181)	$—

Total financial liability	$(4,181)	$—	$(4,181)	$—

The following are reconciliations of the changes in financial assets with Level 3 inputs in the fair value hierarchy for the six months ended June 30, 2020 (in thousands):

CMBS
Beginning Balance, January 1, 2020	$—
Total gains and losses:
Unrealized gain included in other comprehensive income, net	—
Purchases and payments received:
Purchases	1,394
Premiums (discounts), net	345
Principal payments received	(3)

Ending Balance, June 30, 2020	$1,736

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

As discussed in Note 4 — Real Estate Assets, during the six months ended June 30, 2020, real estate assets related to 10 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $70.2 million, resulting in impairment charges of $15.5 million. During the six months ended June 30, 2019, real estate assets related to 13 properties were deemed to be impaired and their carrying values were reduced to an estimated fair value of $220.6 million, resulting in impairment charges of $33.2 million. The Company estimates fair values using Level 3 inputs and using a combined income and market approach, specifically using discounted cash flow analysis and recent comparable sales transactions. The evaluation of real estate assets for potential impairment requires the Company’s management to exercise significant judgment and to make certain key assumptions, including, but not limited to, the following: (1) terminal capitalization rates; (2) discount rates; (3) the number of years the property will be held; (4) property operating expenses; and (5) re-leasing assumptions, including the number of months to re-lease, market rental income and required tenant improvements. There are inherent uncertainties in making these estimates such as market conditions and the future performance and sustainability of the Company’s tenants. For the Company’s impairment tests for the real estate assets during the six months ended June 30, 2020, the Company used a range of discount rates from 7.9% to 9.7% and terminal capitalization rates from 7.4% to 9.2%. The following table presents the impairment charges by asset class recorded during the six months ended June 30, 2020 and 2019 (in thousands):

	Six Months Ended
	June 30, 2020	June 30, 2019
Asset class impaired:
Land	$3,541	$5,180
Buildings, fixtures and improvements	11,315	27,034
Intangible lease assets	696	1,044
Intangible lease liabilities	(45)	(103)

Total impairment loss	$15,507	$33,155

NOTE 4 — REAL ESTATE ASSETS

Property Acquisitions

During the six months ended June 30, 2020, the Company acquired one commercial property for an aggregate purchase price of $4.7 million (the “2020 Property Acquisition”), which includes $42,000 of external acquisition-related expenses that were capitalized. The Company funded the 2020 Property Acquisition with proceeds from real estate dispositions and available borrowings. During the six months ended June 30, 2019, the Company did not acquire any properties.

The following table summarizes the purchase price allocation for the 2020 Property Acquisition (in thousands):

2020 Property Acquisition
Land	$1,417
Buildings, fixtures and improvements	2,800
Acquired in-place leases and other intangibles (1)	442

Total purchase price	$4,659

(1)	The amortization period for acquired in-place leases and other intangibles is 14.8 years.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

2020 Property Dispositions and Real Estate Assets Held for Sale

During the six months ended June 30, 2020, the Company disposed of 16 properties, consisting of 10 retail properties and six anchored shopping centers, for an aggregate gross sales price of $160.8 million, resulting in proceeds of $157.2 million after closing costs and disposition fees due to CMFT Management or its affiliates, and recorded a gain of $16.9 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the condensed consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

As of June 30, 2020, there was one property classified as held for sale with a carrying value of $1.2 million included in assets held for sale in the accompanying condensed consolidated balance sheets. Subsequent to June 30, 2020, the Company disposed of the property, as further discussed in Note 16 — Subsequent Events.

2020 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion of the Company’s accounting policies regarding impairment of real estate assets.

During the six months ended June 30, 2020, 10 properties totaling approximately 673,000 square feet with a carrying value of $85.7 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $70.2 million, resulting in impairment charges of $15.5 million, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

2019 Property Dispositions

During the six months ended June 30, 2019, the Company disposed of 39 properties, consisting of 35 retail properties and four anchored shopping centers, excluding a related outparcel of land, for an aggregate gross sales price of $163.9 million, resulting in proceeds of $159.1 million after closing costs and disposition fees due to CMFT Management or its affiliates, and a gain of $13.4 million. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the condensed consolidated statements of operations. The disposition of these properties did not qualify to be reported as discontinued operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

2019 Impairment

During the six months ended June 30, 2019, 13 properties totaling approximately 1.9 million square feet with a carrying value of $253.8 million were deemed to be impaired and their carrying values were reduced to an estimated fair value of $220.6 million, resulting in impairment charges of $33.2 million, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion regarding these impairment charges.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of June 30, 2020 and December 31, 2019 (in thousands, except weighted average life remaining):

	June 30, 2020	December 31, 2019
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $126,962 and $111,670, respectively (with a weighted average life remaining of 9.9 years and 10.4 years, respectively)	$158,508	$164,724
Acquired above-market leases, net of accumulated amortization of $21,594 and $19,310, respectively (with a weighted average life remaining of 7.5 years and 7.9 years, respectively)	16,919	17,423

Total intangible lease assets, net	$175,427	$182,147

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $30,736 and $25,800, respectively (with a weighted average life remaining of 6.8 years and 7.3 years, respectively)	$18,592	$20,523

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying condensed consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the three and six months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
In-place lease and other intangible amortization	$5,615	$8,880	$11,555	$18,354
Above-market lease amortization	$729	$1,177	$1,637	$2,467
Below-market lease amortization	$1,267	$1,666	$2,666	$3,482

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

As of June 30, 2020, the estimated amortization relating to the intangible lease assets and liabilities is as follows (in thousands):

	Amortization
	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
Remainder of 2020	$11,043	$1,421	$2,476
2021	19,519	2,326	3,051
2022	18,025	2,138	2,522
2023	15,967	1,872	2,160
2024	14,161	1,411	1,645
Thereafter	79,793	7,751	6,738

Total	$158,508	$16,919	$18,592

NOTE 6 — REAL ESTATE-RELATED SECURITIES

During the six months ended June 30, 2020, the Company invested in two CMBS with an estimated aggregate fair value of $16.1 million as of June 30, 2020. The CMBS mature on various dates from October 2022 through March 2034 and have interest rates ranging from 2.7% to 13.0%. The following is a summary of the Company’s real estate-related securities as of June 30, 2020 (in thousands):

	Real Estate-Related Securities
	Amortized Cost Basis	Unrealized Gain	Fair Value
CMBS	$16,083	$20	$16,103

Total real estate-related securities	$16,083	$20	$16,103

The following table provides the activity for the real estate-related securities during the six months ended June 30, 2020 (in thousands):

	Amortized Cost Basis	Unrealized Gain	Fair Value
Real estate-related securities as of January 1, 2020	$—	$—	$—
Face value of real estate-related securities acquired	15,951	—	15,951
Premiums and discounts on purchase of real estate-related securities, net of acquisition costs	499	—	499
Amortization of discount (premium) on real estate-related securities	(12)	—	(12)
Principal payments received on real estate-related securities	(355)	—	(355)
Unrealized gain on real estate-related securities	—	20	20

Real estate-related securities as of June 30, 2020	$16,083	$20	$16,103

Unrealized gains and losses on real estate-related securities are recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified into interest expense and other, net in the accompanying condensed consolidated statements of operations as securities are sold and gains and losses are recognized. During the six months ended June 30, 2020, the Company recorded $20,000 of unrealized gains on its real estate-relates securities. The total unrealized gain on real estate-related securities of $20,000 as of June 30, 2020 is included in accumulated other comprehensive (loss) income in the accompanying condensed consolidated statement of stockholders’ equity.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The scheduled maturities of the Company’s real estate-related securities as of June 30, 2020 are as follows (in thousands):

	Available-for- sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	$—	$—
Due after one year through five years	14,347	14,367
Due after five years through ten years	—	—
Due after ten years	1,736	1,736

Total	$16,083	$16,103

Actual maturities of real estate-related securities can differ from contractual maturities because borrowers on certain corporate credit securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.

In estimating credit losses related to real estate-related securities, management considers a variety of factors, including (1) whether the Company has the intent to sell the impaired security before the recovery of its amortized cost basis, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. As of June 30, 2020, the Company had no credit losses related to real estate-related securities.

NOTE 7 — LOANS HELD-FOR-INVESTMENT

The Company’s loans held-for-investment consisted of the following as of June 30, 2020 and December 31, 2019 (dollar amounts in thousands):

	As of June 30, 2020	As of December 31, 2019
Mezzanine loans	$140,086	$146,060
Senior loans	113,682	152,820

Total CRE loans-held-for-investment and related receivables, net	253,768	298,880

Broadly syndicated loans	372,311	2,750

Loans-held-for-investment and related receivables, net	626,079	301,630

Less: Allowance for credit losses	(27,684)	—

Total loans-held-for-investment and related receivables, net	$598,395	$301,630

During the six months ended June 30, 2020, the Company acquired broadly syndicated loans with a net book value of $389.2 million. During the same period, the Company sold broadly syndicated loans for an aggregate gross sales price of $20.4 million, resulting in proceeds of $19.8 million after closing costs and a gain of $223,000. The gain was recorded as a decrease to interest expense and other, net in the condensed consolidated statements of operations. As

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

of June 30, 2020, the Company had $14.3 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents in the accompanying condensed consolidated balance sheet.

As of June 30, 2020, the Company had $14.9 million of unfunded commitments related to CRE loans held-for-investment, the funding of which is subject to the satisfaction of borrower milestones. These commitments are not reflected in the accompanying condensed consolidated balance sheet.

The following table details overall statistics for the Company’s loans held-for-investment as of June 30, 2020 and December 31, 2019 (dollar amounts in thousands):

	CRE Loans (1) (2)		Broadly Syndicated Loans
	June 30, 2020	December 31, 2019	June 30, 2020	December 31, 2019
Number of loans	10	11	133	1
Principal balance	$251,391	$297,357	$374,876	$2,750
Net book value	$232,007	$298,880	$366,388	$2,750
Weighted-average interest rate	9.8%	8.9%	3.9%	4.5%
Weighted-average maximum years to maturity	2.3	2.9	4.9	5.2

(1)	As of June 30, 2020, 100% of the Company’s CRE loans by principal balance earned a floating rate of interest, primarily indexed to U.S. dollar LIBOR.
(2)	Maximum maturity date assumes all extension options are exercised by the borrower; however, the Company’s CRE loans may be repaid prior to such date.

Activity relating to the Company’s loans held-for-investment portfolio was as follows (dollar amounts in thousands):

	Principal Balance	Deferred Fees / Other Items (1)	Loan Fees Receivable	Net Book Value
Balance, December 31, 2019	$300,135	$(6,047)	$7,542	$301,630
Loan originations and acquisitions	409,558	(5)	5	409,558
Sale of loans	(20,373)	754	—	(19,619)
Principal repayments received (2)	(63,592)	—	—	(63,592)
Capitalized interest (3)	539	—	—	539
Deferred fees and other items	—	(3,688)	(380)	(4,068)
Accretion and amortization of fees and other items	—	1,631	—	1,631
Allowance for credit losses (4)	—	(27,684)	—	(27,684)

Balance, June 30, 2020	$626,267	$(35,039)	$7,167	$598,395

(1)	Other items primarily consist of purchase discounts or premiums, accretion of exit fees and deferred origination expenses.
(2)	Includes the repayment of a $40.1 million senior loan prior to the maturity date.
(3)	Represents accrued interest on loans whose terms do not require a current cash payment of interest.
(4)

Includes the initial allowance for credit losses against the loans held-for-investment recorded on January 1, 2020 and the increase in allowance for credit losses related to its loans held-for-investment during the six months ended June 30, 2020, as further discussed below in “Allowance for Credit Losses”.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Allowance for Credit Losses

The allowance for credit losses reflects the Company’s current estimate of potential credit losses related to the loans held-for-investment included in the Company’s condensed consolidated balance sheets. Refer to Note 2 — Summary of Significant Accounting Policies for further discussion of the Company’s allowance for credit losses. The following table presents the activity in the Company’s allowance for credit losses by loan type for the three months ended June 30, 2020 (dollar amounts in thousands):

	Mezzanine Loans	Senior Loans	Broadly Syndicated Loans	Total
Allowance for credit losses as of December 31, 2019	$—	$—	$—	$—
Transition adjustment on January 1, 2020	1,494	468	40	2,002
Provision for credit losses	13,047	341	4,389	17,777

Allowance for credit losses as of March 31, 2020	14,541	809	4,429	19,779
Provision for credit losses	6,728	(317)	1,494	7,905

Allowance for credit losses as of June 30, 2020	$21,269	$492	$5,923	$27,684

The Company’s initial allowance for credit losses against the loans held-for-investment of $2.0 million recorded on January 1, 2020 is reflected as a direct charge to retained earnings on the Company’s condensed consolidated statements of stockholders’ equity; however, subsequent changes to the allowance for credit losses are recognized through net income on the Company’s condensed consolidated statements of operations. During the six months ended June 30, 2020, the Company recorded a $25.7 million increase in allowance for credit losses related to its loans held-for-investment, bringing the total allowance for credit losses to $27.7 million as of June 30, 2020.

During the year ended December 31, 2019, the borrower on the Company’s eight mezzanine loans, which represents approximately 3.8% of total assets as of June 30, 2020, became delinquent on certain required reserve payments. During the three months ended March 31, 2020, the borrower remained delinquent on the required reserve payments and became delinquent on principal and interest; as a result, the Company recorded an allowance for credit losses on its mezzanine loans of $14.5 million, which was the difference between the fair value of the collateral and the amortized cost basis of the loans. Additionally, during the three months ended June 30, 2020, the fair value of the collateral, which is based on comparable market sales, further decreased compared to the amortized cost basis and as a result, the Company recorded an additional allowance for credit losses on its mezzanine loans of $6.7 million. The mezzanine loans are secured by condominium properties in New York.

As further described in Note 2 — Summary of Significant Accounting Policies, the Company evaluates its loans-held-for-investment portfolio on a quarterly basis. Each quarter, the Company assesses the risk factors of each loan, and assigns a risk rating based on several factors. Factors considered in the assessment include, but are not limited to, loan and credit structure, current LTV, debt yield, collateral performance, and the quality and condition of the sponsor, borrower, and guarantor(s). Loans are rated “1” (less risk) through “5” (greater risk), which ratings are defined in Note 2 — Summary of Significant Accounting Policies.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The Company’s primary credit quality indicator is its risk ratings, which are further discussed above. The following table presents the net book value of the Company’s loans-held-for-investment portfolio as of June 30, 2020 by year of origination, loan type, and risk rating (dollar amounts in thousands):

	Amortized Cost of Loans Held-For-Investment by Year of Origination (1)
	As of June 30, 2020
	2020	2019	2018	Total
Mezzanine loans by internal risk rating:
1	$—	$—	$—	$—
2	—	—	—	—
3	—	—	—	—
4	—	—	—	—
5	—	57,045	83,041	140,086

Total mezzanine loans	—	57,045	83,041	140,086

Senior loans by internal risk rating:
1	—	—	—	—
2	—	—	—	—
3	—	113,682	—	113,682
4	—	—	—	—
5	—	—	—	—

Total senior loans	—	113,682	—	113,682

Broadly syndicated loans by internal risk rating:
1	—	—	—	—
2	5,972	—	—	5,972
3	356,015	2,745	—	358,760
4	7,579	—	—	7,579
5	—	—	—	—

Total broadly syndicated loans	369,566	2,745	—	372,311

Less: Allowance for credit losses				(27,684)

Total loans-held-for-investment and related receivables, net				$598,395

Weighted Average Risk Rating (2)				3.5

(1)	Date loan was originated or acquired by the Company. Origination dates are subsequently updated to reflect material loan modifications.
(2)	Weighted average risk rating calculated based on carrying value at period end.

NOTE 8 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the six months ended June 30, 2020, one of the Company’s interest rate swap agreements was partially terminated prior to the maturity date, resulting in a loss of $97,000. As a result of the partial termination, the effective date of the interest rate swap agreement was modified to May 27, 2020. The loss was recorded as an increase to interest expense and other, net included in the accompanying consolidated statements of operations. As of June 30, 2020, the Company had three interest rate swap agreements designated as hedging instruments.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The following table summarizes the terms of the Company’s interest rate swap agreements designated as hedging instruments as of June 30, 2020 and December 31, 2019 (dollar amounts in thousands):

		Outstanding Notional				Fair Value of Liabilities as of
	Balance Sheet Location	Amount as of June 30, 2020	Interest Rates (1)	Effective Dates	Maturity Dates	June 30, 2020	December 31, 2019 (2)
Interest Rate Swaps	Derivative liabilities, deferred rental income and other liabilities	$865,266	2.55% to 3.67%	6/29/2016 to 5/27/2020	3/15/2021 to 7/1/2021	$(11,200)	$(4,181)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of June 30, 2020.
(2)

As of December 31, 2019, the Company had two interest rate swap agreements in an asset position with a notional amount of $60.0 million and a fair value of $261,000 included in prepaid expenses and other assets on the condensed consolidated balance sheets.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the three and six months ended June 30, 2020, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $3.3 million and $4.3 million, respectively. For the three and six months ended June 30, 2019, the amount of gains reclassified from other comprehensive income (loss) as a decrease to interest expense was $1.3 million and $2.8 million, respectively. The total unrealized loss on interest rate swaps of $11.2 million and $3.9 million as of June 30, 2020 and December 31, 2019, respectively, is included in accumulated other comprehensive (loss) income in the accompanying condensed consolidated statement of stockholders’ equity. During the next 12 months, the Company estimates that $11.2 million will be reclassified from other comprehensive income (loss) as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in net cash flows provided by operating activities on its condensed consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its condensed consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value, inclusive of interest payments and accrued interest, of $11.9 million at June 30, 2020. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of June 30, 2020.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

NOTE 9 — CREDIT FACILITIES, NOTES PAYABLE AND REPURCHASE FACILITY

As of June 30, 2020, the Company had $1.7 billion of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 2.2 years and a weighted average interest rate of 3.3%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement.

The following table summarizes the debt balances as of June 30, 2020 and December 31, 2019, and the debt activity for the six months ended June 30, 2020 (in thousands):

		During the Six Months Ended June 30, 2020
	Balance as of December 31, 2019	Debt Issuances & Assumptions (1)	Repayments & Modifications (2)	Accretion and (Amortization)	Balance as of June 30, 2020
Fixed rate debt	$726,261	$—	$(218,814)	$—	$507,447
Credit facilities	885,000	246,500	—	—	1,131,500
Repurchase facility	—	74,492	—	—	74,492

Total debt	1,611,261	320,992	(218,814)	—	1,713,439

Net premiums (3)	241	—	—	(45)	196
Deferred costs – credit facility (4)	(3,933)	—	—	890	(3,043)
Deferred costs – fixed rate debt	(2,709)	—	186 (5)	529	(1,994)

Total debt, net	$1,604,860	$320,992	$(218,628)	$1,374	$1,708,598

(1)	Includes deferred financing costs incurred during the period.
(2)	In connection with the repayment of certain mortgage notes, the Company recognized a loss on extinguishment of debt of $4.8 million during the six months ended June 30, 2020.
(3)

Net premiums on mortgage notes payable were recorded upon the assumption of the respective debt instruments. Amortization of these net premiums is recorded as a reduction to interest expense over the remaining term of the respective debt instruments using the effective-interest method.

(4)	Deferred costs related to the term portion of the Credit Facility (as defined below).
(5)	Represents deferred financing costs written off during the period resulting from debt repayments prior to the respective maturity dates.

Notes Payable

As of June 30, 2020, the fixed rate debt outstanding of $507.4 million included $53.6 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rates per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 2.6% to 5.0% per annum. The fixed rate debt outstanding matures on various dates from April 5, 2021 through May 10, 2024. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $865.5 million as of June 30, 2020. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

Credit Facilities

The Company has a second amended and restated unsecured credit agreement (the “Second Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”),

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

and the other lenders party thereto that provides for borrowings of up to $1.24 billion as of June 30, 2020, which includes a $885.0 million unsecured term loan (the “Term Loan”) and up to $350.0 million in unsecured revolving loans (the “Revolving Loans” and, collectively with the Term Loan, the “Credit Facility”). The Term Loan matures on March 15, 2022 and the Revolving Loans mature on March 15, 2021; however, the Company has the right to extend the maturity date of the Revolving Loans to March 15, 2022.

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.65% to 2.25% or (ii) a base rate, ranging from 0.65% to 1.25%, plus the greater of: (a) JPMorgan Chase’s prime rate; (b) the Federal Funds Effective Rate (as defined in the Second Amended and Restated Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.00%. As of June 30, 2020, there was $110.0 million outstanding under the Revolving Loans at a weighted average interest rate of 1.8%. As of June 30, 2020, the Term Loan outstanding totaled $885.0 million, $811.7 million of which is subject to interest rate swap agreements (the “Swapped Term Loan”). The interest rate swap agreements had the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 3.7%. As of June 30, 2020, the Company had $995.0 million outstanding under the Credit Facility at a weighted average interest rate of 3.3% and $240.0 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $60.9 million as of June 30, 2020.

The Second Amended and Restated Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Second Amended and Restated Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to the sum of (i) $2.0 billion plus (ii) 75% of the equity issued minus (iii) the aggregate amount of any redemptions or similar transaction from the date of the Second Amended and Restated Credit Agreement, a leverage ratio less than or equal to 60%, a fixed charge coverage ratio greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and the amount of secured debt that is recourse debt at no greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants under the Second Amended and Restated Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements, as of June 30, 2020, with the exception of one mortgage note where the Company failed to meet the debt service coverage ratio covenant under the mortgage at June 30, 2020. Pursuant to the loan agreement, non-compliance with the debt service coverage ratio covenant triggers a cash sweep of the underlying property’s operating cash flow, which was waived during the six months ended June 30, 2020.

On December 31, 2019 (the “Closing Date”), CMFT Corporate Credit Securities, LLC, an indirect wholly-owned, bankruptcy-remote subsidiary of the Company, entered into a revolving credit and security agreement (the “Credit and Security Agreement”) with the lenders from time to time parties thereto, Citibank, N.A. (“Citibank”), as administrative agent, CMFT Securities Investments, LLC, a wholly-owned subsidiary of the Company, as equityholder and as collateral manager, Citibank (acting through its Agency & Trust division), as both a collateral agent and as a collateral custodian, and Virtus Group, LP, as collateral administrator. The Credit and Security Agreement provides for borrowings in an aggregate principal amount up to $500.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. As of June 30, 2020, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $136.5 million at a weighted average interest rate of 2.0%.

Borrowings under the Credit and Security Agreement will bear interest equal to the three-month LIBOR for the relevant interest period, plus an applicable rate. The applicable rate is 1.70% per annum during the reinvestment

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

period and 2.00% per annum during the amortization period (and, in each case, an additional 2.00% per annum following an event of default under the Credit and Security Agreement). The reinvestment period begins on the Closing Date and concludes on the earlier of (i) the date that is three years after the Closing Date, (ii) the final maturity date and (iii) the date on which the total assets under management of the Company and its wholly-owned subsidiaries is less than $1.25 billion (the “Reinvestment Period”). The final maturity date is the earliest to occur of: (i) the date that the Credit Securities Revolver is paid down and (ii) the second anniversary after the Reinvestment Period concludes. Borrowings under the Credit and Security Agreement are secured by substantially all of the assets held by CMFT Corporate Credit Securities, LLC, which shall primarily consist of broadly-syndicated senior secured loans subject to certain eligibility criteria under the Credit and Security Agreement.

Repurchase Facility

On June 4, 2020 (the “Repurchase Closing Date”), CMFT RE Lending RF Sub CB, LLC (“CMFT Lending”), an indirect wholly-owned subsidiary of the Company, entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Citibank, which provides up to $300.0 million of financing primarily through Citibank’s purchase of the Company’s CRE mortgage loans and future funding advances (the “Repurchase Facility”). The Repurchase Agreement provides for a simultaneous agreement by Citibank to re-sell such purchased CRE mortgage loans back to CMFT Lending at a certain future date or upon demand. Advances under the Repurchase Agreement accrue interest at per annum rates based on the one-month LIBOR, plus a spread to be determined on a case-by-case basis between Citibank and CMFT Lending. The Repurchase Facility matures on June 4, 2023, with two one-year extension options, subject to certain conditions set forth in the Repurchase Agreement.

In connection with the Repurchase Agreement, the Company (as the guarantor) entered into a guaranty with Citibank (the “Guaranty”), under which the Company agreed to guarantee up to 25% of CMFT Lending’s obligations under the Repurchase Agreement. As of June 30, 2020, the Company had two senior loans with an aggregate carrying value of $113.7 million financed with $74.5 million under the Repurchase Facility at a weighted average interest rate of 2.2%.

The Repurchase Agreement and the Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guaranty contains financial covenants that require the Company to maintain: (i) minimum liquidity of not less than the lower of (a) $50.0 million and (b) the greater of (A) $10.0 million and (B) 5% of the Company’s recourse indebtedness, as defined in the Guaranty; (ii) minimum consolidated net worth greater than or equal to $1.0 billion plus (a) 75% of the equity issued by the Company following the Repurchase Closing Date minus (b) the aggregate amount of any redemptions or similar transaction by the Company from the Repurchase Closing Date; (iii) maximum leverage ratio of total indebtedness to total equity less than or equal to 80%; and (iv) minimum interest coverage ratio of EBITDA (as defined in the Guaranty) to interest expense equal to or greater than 1.40. The Company believes it was in compliance with the financial covenants under the Repurchase Agreement as of June 30, 2020.

Maturities

With respect to the $163.6 million of debt maturing within the next 12 months following the date these financial statements are issued, the Company believes cash on hand, proceeds from real estate asset dispositions, net cash provided by operations, borrowings available under the credit facilities or the entry into new financing arrangements will be sufficient in order to meet its debt obligations as they become due.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to June 30, 2020 (in thousands):

Principal Repayments
Remainder of 2020	$264
2021	201,301
2022	913,963
2023	393,646
2024	204,265
Thereafter	—

Total	$1,713,439

NOTE 10 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the six months ended June 30, 2020 and 2019 are as follows (in thousands):

	Six Months Ended June 30,
	2020	2019
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$4,990	$15,985
Accrued capital expenditures	$139	$444
Interest income capitalized to loans held-for-investment	$539	$2,643
Common stock issued through distribution reinvestment plan	$28,774	$42,320
Change in fair value of interest rate swaps	$(7,280)	$(14,542)
Supplemental Cash Flow Disclosures:
Interest paid	$30,686	$49,374
Cash paid for taxes	$466	$301

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Unfunded Commitments

As of June 30, 2020, the Company had $14.9 million of unfunded commitments related to its existing CRE loans held-for-investment. These commitments are not reflected in the accompanying condensed consolidated balance sheet.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Unsettled Broadly Syndicated Loans

As of June 30, 2020, the Company had $14.3 million of unsettled broadly syndicated loan acquisitions and $3.0 million of unsettled broadly syndicated loan sales, none of which settled subsequent to June 30, 2020. Unsettled acquisitions are included in cash and cash equivalents in the accompanying condensed consolidated balance sheet.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 12 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred fees and expenses payable to CMFT Management and certain of its affiliates in connection with the acquisition, management and disposition of its assets. On August 20, 2019, the Company and CMFT Management entered into an Amended and Restated Management Agreement (the “Management Agreement”), which amended and restated that certain Advisory Agreement between the parties dated January 24, 2012, as amended (the “Prior Advisory Agreement”). Following the effective date of the Management Agreement, CMFT Management is no longer entitled to receive the advisory fee, acquisition fees, subordinated performance fee, or disposition fees pursuant to the Prior Advisory Agreement, as described below; provided, however, that for the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of the effective date of the Management Agreement, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement. In addition, CMFT Management generally shall continue to be entitled to reimbursement for costs and expenses to the extent incurred on behalf of the Company in accordance with the Management Agreement; provided, however, that the limits on reimbursement for organization and offering expenses, acquisition expenses and operating expenses as defined and provided in the Prior Advisory Agreement shall no longer be applicable.

Management fees

Pursuant to the Management Agreement, beginning on August 20, 2019, the Company pays CMFT Management a management fee, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement).

Incentive compensation

Pursuant to the Management Agreement, beginning on August 20, 2019, CMFT Management is entitled to receive incentive compensation, payable with respect to each quarter, which is generally equal to the excess of

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

(a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of the Company for the previous 12-month period, over (B) the product of (1) the Company’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any incentive compensation paid to CMFT Management with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). During the three and six months ended June 30, 2020 and 2019, no incentive compensation fees were incurred.

Acquisition fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquired; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquired; (3) the purchase price of any loan the Company acquired; and (4) the principal amount of any loan the Company originated. In addition, the Company reimbursed CMFT Management or its affiliates for acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Board, including a majority of the Company’s independent directors, as commercially competitive, fair and reasonable to the Company. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred and are included in transaction-related expenses on the condensed consolidated statements of operations.

Advisory fees and expenses

Pursuant to the Prior Advisory Agreement, through August 20, 2019, the Company paid CMFT Management a monthly advisory fee based upon the Company’s monthly average invested assets, which, effective January 1, 2019, was based on the estimated market value of such assets used to determine the Company’s estimated per share NAV as of December 31, 2018, as discussed in Note 1 — Organization and Business, and for those assets acquired subsequent to December 31, 2018, was based on the purchase price. The monthly advisory fee was equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company’s average invested assets that are between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on the Company’s average invested assets that are between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on the Company’s average invested assets that are over $4.0 billion.

Operating expenses

The Company reimburses CMFT Management or its affiliates for certain expenses CMFT Management or its affiliates paid or incurred in connection with the services provided to the Company. Through August 20, 2019, such reimbursements were subject to the limitation that the Company would not reimburse CMFT Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeded the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income excluding any additions to reserves for depreciation or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Pursuant to the Management Agreement, beginning on August 20, 2019, such limits are no longer applicable. The Company will reimburse CMFT Management or its affiliates for salaries and benefits paid to personnel who provide services to the Company including the Company’s executive officers and any portfolio management, acquisitions or investment professionals.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Disposition fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if CMFT Management or its affiliates provided a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company paid CMFT Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event would the total disposition fees paid to CMFT Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the Company’s properties under contract to be sold or specifically identified in a broker agreement as being marketed for sale as of August 20, 2019, CMFT Management may be entitled to receive a disposition fee in accordance with the terms of the Prior Advisory Agreement.

Subordinated performance fees

Pursuant to the Prior Advisory Agreement, through August 20, 2019, if the Company was sold or its assets were liquidated, CMFT Management was entitled to receive a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after stockholders received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and an 8.0% annual cumulative, non-compounded return. Alternatively through August 20, 2019, if the Company’s shares were listed on a national securities exchange, CMFT Management was entitled to a subordinated performance fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeded the sum of the total amount of capital raised from stockholders and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to stockholders. As an additional alternative, upon termination of the Prior Advisory Agreement, CMFT Management was entitled to a subordinated performance fee similar to the fee to which CMFT Management would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During the three and six months ended June 30, 2020 and 2019, no subordinated performance fees were incurred related to any such events.

The Company recorded fees and expense reimbursements as shown in the table below for services provided by CMFT Management or its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Management fees and expenses	$11,398	$—	$22,488	$—
Acquisition fees and expenses	$205	$1,439	$332	$1,625
Disposition fees	$—	$246	$341	$1,047
Advisory fees and expenses	$—	$10,191	$—	$20,210
Operating expenses	$1,205	$739	$2,015	$1,713

Of the amounts shown above, $13.8 million and $2.2 million had been incurred, but not yet paid, for services provided by CMFT Management or its affiliates in connection with management and operating activities during the six months ended June 30, 2020 and 2019, respectively, and such amounts were recorded as liabilities of the Company as of such dates.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Due to Affiliates

As of June 30, 2020 and December 31, 2019, $13.8 million and $14.5 million, respectively, had been incurred primarily for management fees and operating expenses by CMFT Management or its affiliates, but had not yet been reimbursed by the Company. These amounts were included in due to affiliates in the condensed consolidated balance sheets for such periods.

NOTE 13 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CMFT Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CMFT Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 14 — STOCKHOLDERS’ EQUITY

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of approximately 367,500 are available for future grant as of June 30, 2020.

As of June 30, 2020, the Company has granted awards of approximately 6,500 restricted shares to each of the independent members of the Board (approximately 32,500 restricted shares in aggregate) under the Plan. As of June 30, 2020, 14,000 of the restricted shares had vested based on one year of continuous service. The remaining 18,500 restricted shares issued had not vested or been forfeited as of June 30, 2020. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted shares is recognized over the vesting period. The Company recorded compensation expense of $40,000 and $80,000 for the three and six months ended June 30, 2020, respectively, and $32,000 and $64,000 for the three and six months ended June 30, 2019, respectively, related to these restricted shares which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations. As of June 30, 2020, there was $40,000 of total unrecognized compensation expense related to shares, which will be recognized ratably over the remaining period of service prior to October 2020.

NOTE 15 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

As of June 30, 2020, the leases had a weighted-average remaining term of 8.6 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of June 30, 2020, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Future Minimum Rental Income
Remainder of 2020	$116,310
2021 (1)	211,459
2022	199,520
2023	181,794
2024	162,980
Thereafter	1,087,429

Total	$1,959,492

(1)

Excludes $1.2 million of rental income deferrals requested and granted during 2020 due to the COVID-19 pandemic, which are scheduled to be collected in 2021 based on the terms of the executed deferral arrangements.

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three and six months ended June 30, 2020 and 2019, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the three and six months ended June 30, 2020 and 2019 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fixed rental and other property income (1)	$51,423	$87,567	$108,096	$177,302
Variable rental and other property income (2)	8,680	12,883	20,443	27,910

Total rental and other property income	$60,103	$100,450	$128,539	$205,212

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectable lease-related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The Company has one property subject to a non-cancelable operating ground lease with a remaining term of 13.2 years. Upon initial adoption of ASC 842, the Company recognized a lease liability (in deferred rental income and other liabilities) and a related ROU asset (in prepaid expenses, derivative assets and other assets) of $2.7 million in the condensed consolidated balance sheets. The lease liability and ROU asset were initially measured at the present value of the future minimum lease payments using a discount rate of 4.3%. This reflects the Company’s incremental borrowing rate, which was calculated based on the interest rate the Company would incur to borrow on a fully collateralized basis over a term similar to the lease.

The Company recognized $63,000 and $125,000 of ground lease expense during the three and six months ended June 30, 2020, respectively, of which $61,000 and $121,000 were paid in cash during the period it was recognized. As of June 30, 2020, the Company’s scheduled future minimum rental payments related to its operating ground lease is approximately $125,000 for the remainder of 2020, $250,000 annually for 2021 through 2025, and $1.9 million thereafter through the maturity date of the lease in August 2033.

NOTE 16 — SUBSEQUENT EVENTS

The following events occurred subsequent to June 30, 2020:

Redemption of Shares of Common Stock

Subsequent to June 30, 2020, the Company redeemed approximately 1.3 million shares pursuant to the Company’s share redemption program for $9.3 million (at an average price per share of $7.26). Management, in its discretion, limited the amount of shares redeemed for the three months ended June 30, 2020 to an amount equal to the net proceeds the Company received from the sale of shares in the DRIP Offerings during the respective period. The remaining redemption requests received during the three months ended June 30, 2020 totaling approximately 23.2 million shares went unfulfilled.

Broadly Syndicated Loans

Subsequent to June 30, 2020, the Company settled $4.1 million of net broadly syndicated loan transactions that were entered into subsequent to June 30, 2020.

Property Acquisitions

Subsequent to June 30, 2020, the Company acquired two properties for an aggregate purchase price of $9.8 million. The Company has not completed its initial purchase price allocation with respect to this property and therefore cannot provide similar disclosures to those included in Note 4 — Real Estate Assets in these condensed consolidated financial statements for these properties.

Property Disposition

Subsequent to June 30, 2020, the Company disposed of one property for an aggregate gross sales price of $1.3 million. The property disposition resulted in proceeds of $1.2 million after closing costs to CMFT Management or its affiliates and a gain of approximately $33,000. The Company has no continuing involvement with this property.

CIM REAL ESTATE FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Estimated Per Share NAV

On August 11, 2020, the Board established an updated estimated per share NAV of the Company’s common stock as of June 30, 2020, of $7.31 per share. Commencing on August 14, 2020, distributions will be reinvested in shares of the Company’s common stock under the Secondary DRIP Offering at a price of $7.31 per share. Pursuant to the terms of the Company’s share redemption program, commencing on August 14, 2020, the updated estimated per share NAV of $7.31 as of June 30, 2020, will serve as the most recent estimated value for purposes of the share redemption program going forward, until such time as the Board determines a new estimated per share NAV.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Cole Credit Property Trust V, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cole Credit Property Trust V, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 27, 2020

We have served as the Company’s auditor since 2013.

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Real estate assets:
Land	$153,934	$156,365
Buildings and improvements	437,666	453,531
Intangible lease assets	91,935	86,385

Total real estate assets, at cost	683,535	696,281
Less: accumulated depreciation and amortization	(75,980)	(63,725)

Total real estate assets, net	607,555	632,556
Cash and cash equivalents	3,485	2,509
Restricted cash	456	397
Prepaid expenses, derivative assets and other assets	431	1,271
Rents and tenant receivables	9,668	8,065
Deferred costs, net	646	923

Total assets	$622,241	$645,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facility and notes payable, net	$342,511	$348,492
Accrued expenses and accounts payable	3,052	2,820
Due to affiliates	1,782	2,108
Intangible lease liabilities, net	3,275	3,497
Distributions payable	1,669	2,220
Derivative liabilities, deferred rental income and other liabilities	7,940	3,122

Total liabilities	360,229	362,259

Commitments and contingencies
Redeemable common stock	9,526	10,473

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share; 245,000,000 shares authorized, 14,997,382 and 14,982,055 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	149	150
Class T common stock, $0.01 par value per share; 245,000,000 shares authorized, 1,967,581 and 1,914,878 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	20	19
Capital in excess of par value	371,988	369,638
Accumulated distributions in excess of earnings	(114,216)	(96,485)
Accumulated other comprehensive loss	(5,455)	(333)

Total stockholders’ equity	252,486	272,989

Total liabilities, redeemable common stock and stockholders’ equity	$622,241	$645,721

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenues:
Rental and other property income	$55,160	$54,352	$45,370
Operating expenses:
General and administrative	3,764	4,516	4,538
Property operating	4,109	3,202	2,402
Real estate tax	4,278	4,250	3,707
Advisory fees and expenses	6,159	6,248	5,442
Transaction-related	92	127	738
Depreciation and amortization	18,719	18,709	15,483
Impairment	688	3,794	—

Total operating expenses	37,809	40,846	32,310

Gain (loss) on disposition of real estate, net	685	(421)	—

Operating income	18,036	13,085	13,060

Other expense:
Interest expense and other, net	(14,481)	(14,149)	(11,551)

Net income (loss)	$3,555	$(1,064)	$1,509

Class A Common Stock:
Net income (loss)	$3,463	$(614)	$1,606

Basic and diluted weighted average number of common shares outstanding	14,994,731	14,645,909	13,605,267

Basic and diluted net income (loss) per common share	$0.23	$(0.04)	$0.12

Class T Common Stock:
Net income (loss)	$92	$(450)	$(97)

Basic and diluted weighted average number of common shares outstanding	1,949,340	1,701,291	834,963

Basic and diluted net income (loss) per common share	$0.05	$(0.26)	$(0.12)

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Net income (loss)	$3,555	$(1,064)	$1,509
Other comprehensive (loss) income:
Unrealized (loss) gain on interest rate swaps	(5,198)	(940)	550
Amount of loss (gain) reclassified from other comprehensive (loss) income into income as interest expense and other, net	76	(238)	659

Total other comprehensive (loss) income	(5,122)	(1,178)	1,209

Total comprehensive (loss) income	$(1,567)	$(2,242)	$2,718

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Class A Common Stock		Class T Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, January 1, 2017	12,327,579	$123	321,223	$3	$272,603	$(48,981)	$(396)	$223,352
Issuance of common stock	2,405,868	24	1,026,697	10	87,913	—	—	87,947
Distributions declared on common stock – $1.575 per common share	—	—	—	—	—	(22,550)	—	(22,550)
Commissions on stock sales and related dealer manager fees	—	—	—	—	(5,574)	—	—	(5,574)
Other offering costs	—	—	—	—	(1,766)	—	—	(1,766)
Distribution and stockholder servicing fees	—	—	—	—	(1,013)	—	—	(1,013)
Redemptions of common stock	(491,559)	(5)	—	—	(11,698)	—	—	(11,703)
Changes in redeemable common stock	—	—	—	—	1,007	—	—	1,007
Comprehensive income	—	—	—	—	—	1,509	1,209	2,718

Balance, December 31, 2017	14,241,888	$142	1,347,920	$13	$341,472	$(70,022)	$813	$272,418
Cumulative effect of accounting changes	—	—	—	—	—	(32)	32	—
Issuance of common stock	1,246,784	13	570,374	6	43,375	—	—	43,394
Distributions declared on common stock – $1.575 per common share	—	—	—	—	—	(25,367)	—	(25,367)
Commissions on stock sales and related dealer manager fees	—	—	—	—	(2,136)	—	—	(2,136)
Other offering costs	—	—	—	—	(873)	—	—	(873)
Distribution and stockholder servicing fees	—	—	—	—	(493)	—	—	(493)
Redemptions of common stock	(510,167)	(5)	(3,416)	—	(11,497)	—	—	(11,502)
Equity-based compensation	3,550	—	—	—	20	—	—	20
Changes in redeemable common stock	—	—	—	—	(230)	—	—	(230)
Comprehensive loss	—	—	—	—	—	(1,064)	(1,178)	(2,242)

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) - (Continued)

	Class A Common Stock		Class T Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2018	14,982,055	$150	1,914,878	$19	$369,638	$(96,485)	$(333)	$272,989
Issuance of common stock	448,087	4	66,718	1	10,659	—	—	10,664
Distributions declared on common stock – $1.277 per common share	—	—	—	—	—	(21,286)	—	(21,286)
Commissions on stock sales and related dealer manager fees	—	—	—	—	(74)	—	—	(74)
Other offering costs	—	—	—	—	(114)	—	—	(114)
Distribution and stockholder servicing fees	—	—	—	—	4	—	—	4
Redemptions of common stock	(494,463)	(5)	(14,015)	—	(10,284)	—	—	(10,289)
Equity-based compensation	4,010	—	—	—	79	—	—	79
Equity-based payments to advisor	57,693	—	—	—	1,133	—	—	1,133
Changes in redeemable common stock	—	—	—	—	947	—	—	947
Comprehensive income (loss)	—	—	—	—	—	3,555	(5,122)	(1,567)

Balance, December 31, 2019	14,997,382	$149	1,967,581	$20	$371,988	$(114,216)	$(5,455)	$252,486

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income (loss)	$3,555	$(1,064)	$1,509
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, net	18,747	18,896	15,757
Straight-line rental income, net	(1,741)	(1,558)	(1,501)
Amortization of deferred financing costs	846	878	1,039
Equity-based compensation	79	20	—
Equity-based payment to advisor	1,133	—	—
Gain on extinguishment of debt	—	—	(108)
(Gain) loss on disposition of real estate assets, net	(685)	421	—
Impairment of real estate assets	688	3,794	—
Ineffectiveness of interest rate swaps	—	—	(32)
Write-off of deferred financing costs	—	148	—
Changes in assets and liabilities:
Rents and tenant receivables	208	414	(645)
Prepaid expenses and other assets	(30)	173	(290)
Accrued expenses and accounts payable	125	(86)	794
Deferred rental income and other liabilities	478	824	(105)
Due from affiliates	—	14	(14)
Due to affiliates	49	199	(371)

Net cash provided by operating activities	23,452	23,073	16,033

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(32,105)	(73,461)	(134,194)
Net proceeds from disposition of real estate assets	38,109	10,217	—
Payment of property escrow deposits	(50)	(475)	(3,600)
Refund of property escrow deposits	200	550	3,659

Net cash provided by (used in) investing activities	6,154	(63,169)	(134,135)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,322	31,662	77,251
Redemptions of common stock	(10,289)	(11,502)	(11,703)
Offering costs on issuance of common stock	(188)	(3,009)	(7,340)
Distribution and stockholder servicing fees paid	(371)	(371)	(197)
Proceeds from credit facility and notes payable	46,700	300,500	134,700
Repayments of credit facility and notes payable	(53,200)	(259,500)	(80,450)
Distributions to stockholders	(12,495)	(13,464)	(11,468)
Deferred financing costs paid	(50)	(2,833)	(427)

Net cash (used in) provided by financing activities	(28,571)	41,483	100,366

Net increase (decrease) in cash and cash equivalents and restricted cash	1,035	1,387	(17,736)
Cash and cash equivalents and restricted cash, beginning of period	2,906	1,519	19,255

Cash and cash equivalents and restricted cash, end of period	$3,941	$2,906	$1,519

COLE CREDIT PROPERTY TRUST V, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) - (Continued)

	Year Ended December 31,
	2019	2018	2017
Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$3,485	$2,509	$1,173
Restricted cash	456	397	346

Total cash and cash equivalents and restricted cash	$3,941	$2,906	$1,519

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Credit Property Trust V, Inc. (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on December 12, 2012, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. The Company operates a diversified portfolio of commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of December 31, 2019, the Company owned 148 properties, comprising 3.4 million rentable square feet of commercial space located in 34 states. As of December 31, 2019, the rentable space at these properties was 98.3% leased, including month-to-month agreements, if any.

Substantially all of the Company’s business is conducted through Cole Operating Partnership V, LP, a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by Cole REIT Management V, LLC, a Delaware limited liability company (“CR V Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

CCO Group, LLC owns and controls CR V Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Real Estate Finance Trust, Inc. (“CMFT”) (formerly known as Cole Credit Property Trust IV, Inc.), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Income NAV, Inc. (“CIM Income NAV”).

On March 17, 2014, the Company commenced its initial public offering (the “Initial Offering”) on a “best efforts” basis of up to a maximum of $2.975 billion in shares of a single class of common stock. The Initial Offering offered up to a maximum of $2.5 billion in shares of a single class of common stock (now referred to as Class A Shares as defined below) in the primary offering, as well as up to $475.0 million in additional shares pursuant to a distribution reinvestment plan (the “Original DRIP”). In March 2016, the Company reclassified a portion of its unissued Class A common stock (“Class A Shares”) as Class T common stock (“Class T Shares”) and commenced sales of Class T Shares thereafter upon receipt of the required regulatory approvals. On March 29, 2016, the Company’s board of directors (the “Board”) adopted an Amended and Restated Distribution Reinvestment Plan (the “First Amended and Restated DRIP”) in connection with the reinvestment of distributions paid on Class A Shares and Class T Shares. Pursuant to the First Amended and Restated DRIP, distributions on Class A Shares are reinvested in Class A Shares and distributions on Class T Shares are reinvested in Class T Shares. The First Amended and Restated DRIP became effective as of May 1, 2016.

On August 1, 2017, the Company commenced a follow-on offering on a “best efforts” basis (the “Follow-on Offering”) of up to an aggregate of $1.2 billion in Class A Shares and Class T Shares in the primary portion of the Follow-on Offering (up to $660.0 million in Class A Shares and up to $540.0 million in Class T Shares) and an additional $300.0 million in shares of common stock pursuant to the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRIP”). Effective December 31, 2018, the primary portion of the Follow-On Offering was terminated, but the Company continued to issue Class A Shares

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

and Class T Shares pursuant to the Second Amended and Restated DRIP portion of the Follow-on Offering. On March 28, 2019, the Company registered an aggregate of $68,740,000 of Class A Shares and Class T Shares under the Second Amended and Restated DRIP (collectively with the Original DRIP and the First Amended and Restated DRIP, the “DRIP”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-230566) filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “S-3 Registration Statement”), which was declared effective on April 5, 2019 (the “DRIP Offering,” and collectively with the Initial Offering and the Follow-on Offering, the “Offerings”). As of April 30, 2019, the Company ceased issuing shares in the Follow-on Offering and had sold a total of $73.3 million of Class A Shares and Class T Shares, including $53.9 million ($32.9 million in Class A Shares and $21.0 million in Class T Shares) sold to the public pursuant to the primary portion of the Follow-on Offering and $19.4 million ($17.4 million in Class A Shares and $2.0 million in Class T Shares) sold pursuant to the DRIP. The unsold Class A Shares and Class T Shares in the Follow-on Offering of $1.4 billion in the aggregate were subsequently deregistered. The Company began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

The Board establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. As of December 31, 2019, the estimated per share NAV was $19.64 per share for both Class A Shares and Class T Shares, which was established on March 20, 2019 using a valuation date of December 31, 2018. On March 25, 2020, the Board established an updated estimated per share NAV of the Company’s common stock, using a valuation date of December 31, 2019, of $19.64 per share for both Class A Shares and Class T Shares. Because the estimated per share NAV as of December 31, 2019 is the same as the estimated per share NAV as of December 31, 2018, distributions will continue to be reinvested in shares of the Company’s common stock under the Second Amended and Restated DRIP at a price of $19.64 per share for both Class A Shares and Class T Shares. The Board previously established a per share NAV as of February 29, 2016, December 31, 2016, December 31, 2017 and December 31, 2018. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company combined rental income of $47.9 million and tenant reimbursement income of $6.5 million for the year ended December 31, 2018, and rental income of $40.1 million and tenant reimbursement income of $5.3 million for the year ended December 31, 2017, into a single financial statement line item, rental and other property income, in the consolidated statements of operations.

Additionally, the Company combined bad debt expense of $39,000 and straight-line rental income of $1.6 million for the year ended December 31, 2018 and bad debt expense of $39,000 and straight-line rental income of $1.5 million for the year ended December 31, 2017, into a single line item, straight-line rental income, net in the consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value will be determined using a discounted cash flow analysis and recent comparable sales transactions. During the year ended December 31, 2019, the Company recorded impairment charges of $688,000 related to one retail property, due to the carrying value being greater than the estimated fair value of the property. During the year ended December 31, 2018, the Company recorded impairment charges of $3.8 million related to one anchored shopping center classified as held for sale, but later sold during the year, due to the carrying value being greater than the estimated fair value. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate acquisition and disposition activity. No impairment indicators were identified and no impairment losses were recorded during the year ended December 31, 2017. The Company’s

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

impairment assessment as of December 31, 2019 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in impairment charges in the future. The Company cannot provide any assurance that material impairment charges with respect to the Company’s real estate assets will not occur during 2020 or in future periods.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of December 31, 2019 or 2018.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. The dispositions of the Company’s individual properties did not qualify for discontinued operations presentation, and thus, the results of the properties that were sold will remain in operating income, and any associated gains or losses from the disposition are included in gain (loss) on disposition of real estate, net in the accompanying consolidated statements of operations.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above- and below-market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including, for below-market leases, any bargain renewal periods. The above- and below-market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above-market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below-market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, the remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above- or below-market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include leasing commissions, legal and other related expenses and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company may acquire certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Upon adoption of ASU 2017-01 (as defined below) in April 2017, contingent consideration arrangements for asset acquisitions are recognized when the contingency is resolved. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized or accreted to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

In April 2017, the Company elected to early adopt Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Beginning in April 2017, all real estate acquisitions qualified as asset acquisitions, and as such, acquisition-related fees and certain acquisition-related expenses related to these asset acquisitions are now capitalized and allocated to tangible and intangible assets and liabilities as described above. Other acquisition-related expenses, such as advisor reimbursements, continue to be expensed as incurred and are included in transaction-related expenses in the accompanying consolidated statements of operations. Prior to the adoption of ASU 2017-01 in April 2017, all of the Company’s real estate acquisitions were accounted for as business combinations and, as such, acquisition-related expenses related to these business combination acquisitions were expensed as incurred. Prior to April 2017, acquisition-related expenses included within transaction-related expenses in the Company’s consolidated statements of operations primarily consisted of legal, deed transfer and other costs related to real estate purchase transactions, including costs incurred for deals that were not consummated. The Company expects its future acquisitions to qualify as asset acquisitions and, as such, the Company will allocate the purchase price to acquired tangible assets and identified intangible assets and liabilities on a relative fair value basis.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Cash and Cash Equivalents, Restricted Cash and Escrows

Cash and cash equivalents include cash in bank accounts, as well as investments in highly-liquid money market funds. The Company deposits cash with several high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash and cash equivalents may exceed federally insured levels. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

The Company had $456,000 and $397,000 in restricted cash as of December 31, 2019 and 2018, respectively. Included in restricted cash were $102,000 and $94,000 held by lenders in lockbox accounts as of December 31, 2019 and 2018, respectively. As part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which the monthly debt service payments are disbursed to the lender and the excess funds are disbursed to the Company. Restricted cash also included $354,000 and $303,000 held by lenders in escrow accounts in accordance with the associated lender’s loan agreement as of December 31, 2019 and 2018, respectively.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs are written off when the associated debt is extinguished or repaid prior to maturity. The presentation of all deferred financing costs, other than those associated with the revolving loan portion of the credit facility, are classified such that the debt issuance costs related to a recognized debt liability are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability rather than as an asset. Debt issuance costs related to securing a revolving line of credit are presented as an asset and amortized ratably over the term of the line of credit arrangement. As such, the Company’s current and corresponding prior period total deferred costs, net in the accompanying consolidated balance sheets relate only to the revolving loan portion of the credit facility and the historical presentation, amortization and treatment of unamortized costs are still applicable. As of December 31, 2019 and 2018, the Company had $646,000 and $923,000, respectively, of deferred financing costs, net of accumulated amortization, related to the revolving loan portion of the credit facility. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined the financing will not close.

Distribution and Stockholder Servicing Fees

The Company pays CCO Capital a distribution and stockholder servicing fee for Class T Shares sold in the primary portion of the Offerings. Through October 4, 2016, the daily amount of the distribution and stockholder servicing fee payable was calculated to equal 1/365th of 0.8% of the estimated per share NAV of the Class T Shares sold in the primary portion of the Initial Offering. Beginning on October 5, 2016, the calculation of the daily amount of the distribution and stockholder servicing fee was changed to equal 1/365th of 1.0% of the estimated per share NAV of the Class T Shares sold in the primary portion of the Offerings. The aggregate distribution and stockholder servicing fee for Class T Shares will not exceed an amount equal to 4.0% of the total gross offering proceeds of Class T Shares sold in the primary portion of the Offerings. The Company will cease paying the distribution and stockholder servicing fee with respect to Class T Shares at the earliest of: (i) the end of the month in which the transfer agent, on the Company’s behalf, determines that total distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 4.0% of the stockholder’s total gross investment amount at the time of the purchase of the primary Class T Shares held in

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such account, or a lower limit agreed upon between the dealer manager and the participating broker-dealer at the time such Class T Shares were sold; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the aggregate sale of Class A Shares and Class T Shares in the primary offering (i.e., excluding proceeds from sales pursuant to the DRIP); (iii) the fourth anniversary of the last day of the month in which the offering in which such Class T Shares were purchased (excluding the offering of shares pursuant to the DRIP) terminates; (iv) the date such Class T Share is no longer outstanding; and (v) the date the Company effects a liquidity event (such as the sale of the Company, the sale of all or substantially all of the Company’s assets, a merger or similar transaction, the listing of the Company’s shares of common stock for trading on a national securities exchange or an alternative strategy that would result in a significant increase in the opportunities for stockholders to dispose of their shares). CCO Capital may, in its discretion, reallow to participating broker-dealers all or a portion of the distribution and stockholder servicing fee. At the time the Company ceases paying the distribution and stockholder servicing fee with respect to an outstanding Class T Share pursuant to the provisions above, such Class T Share will convert into a number of Class A Shares (including any fractional shares) with an equivalent NAV as such share.

The distribution and stockholder servicing fee is paid monthly in arrears. An estimated liability for future distribution and stockholder servicing fees payable to CCO Capital was recognized at the time each Class T Share was sold and included in due to affiliates in the consolidated balance sheets with a corresponding decrease to capital in excess of par value.

Due to Affiliates

CR V Management, and certain of its affiliates, received and will continue to receive, fees, reimbursements and compensation in connection with services provided relating to the Offerings and the acquisition, management, financing and leasing of the properties of the Company.

Derivative Instruments and Hedging Activities

The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the derivative instrument that is designated as a hedge is recorded as other comprehensive (loss) income. The changes in fair value for derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Redeemable Common Stock

Under the Company’s share redemption program, the Company’s obligation to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records the maximum amount that is redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Leases

The Company adopted ASU No. 2016-02, Leases, (Topic 842) (“ASC 842”), on January 1, 2019 using the optional alternative transition method for financial information and related disclosures. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard prior

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conclusions about lease identification, lease classification and initial direct costs. The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Leasing commissions subsequent to successful lease execution are capitalized.

Revenue Recognition

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be less than probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available to management. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

Income Taxes

The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year

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ended December 31, 2014. The Company will generally not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it or its subsidiaries may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Earnings (Loss) and Distributions Per Share

The Company has two classes of common stock. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which can result in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. The distributed earnings to Class T Share common stockholders represents distributions declared less the distribution and stockholder servicing fees. Diluted income (loss) per share, when applicable, considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2019, 2018 or 2017. Distributions per share are calculated based on the authorized daily distribution rate.

Offering and Related Costs

CR V Management funds all of the organization and offering costs on the Company’s behalf (excluding selling commissions and dealer manager fees) and may be reimbursed for such costs up to 2.0% of aggregate gross proceeds from the Offerings. As of December 31, 2019, CR V Management had paid organization and offering costs in excess of the 2.0% in connection with the Offerings. These excess costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 2.0% of aggregate gross proceeds from the Offerings. When recorded by the Company, organization costs are expensed as incurred, and offering costs, which include items such as legal and accounting fees, marketing, personnel, promotional and printing costs, are recorded as a reduction of capital in excess of par value along with selling commissions, dealer manager fees and distribution and stockholder servicing fees in the period in which they become payable.

Reportable Segment

The Company’s commercial real estate assets consist of income-producing necessity retail properties that are primarily single-tenant or anchored shopping centers, which are leased to creditworthy tenants under long-term net leases. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company’s management evaluates operating performance on an overall portfolio level; therefore, the Company’s properties are one reportable segment.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”) in

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November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10 and ASU No. 2019-11 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company will adopt this ASU during the first quarter of fiscal year 2020 and does not expect it will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company will adopt this ASU during the first quarter of fiscal year 2020 and does not expect it will have a material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). The amendments in this ASU permit the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes or another acceptable benchmark interest rate. The SOFR is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar London Interbank Offered Rate (“LIBOR”), which will be phased out by the end of 2021. ASU 2018-16 is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2018-16 is required to be adopted on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after the date of adoption. The Company currently uses LIBOR as its benchmark interest rate in the Company’s interest rate swaps associated with the Company’s LIBOR-based variable rate borrowings, including one interest rate swap agreement entered into since the date of adoption of ASU 2018-16. The Company evaluated the effect of this new benchmark interest rate option, and does not believe this ASU will have a material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties

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under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. This ASU is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company is evaluating the impact of this ASU’s adoption, and does not believe this ASU will have a material impact on its consolidated financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of December 31, 2019, the estimated fair value of the Company’s debt was $343.4 million, compared to a carrying value of $344.1 million. The estimated fair value of the Company’s debt was $350.7 million as of December 31, 2018, compared to a carrying value on that date of $350.6 million.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize

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Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2019 and 2018, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of December 31, 2019 and 2018, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2019 and 2018 (in thousands):

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial asset:
Interest rate swap	$50	$—	$50	$—

Financial liabilities:
Interest rate swaps	$(5,505)	$—	$(5,505)	$—

	Balance as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level3)

Financial assets:
Interest rate swaps	$832	$—	$832	$—

Financial liability:
Interest rate swap	$(1,165)	$—	$(1,165)	$—

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairments related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

As discussed in Note 4 — Real Estate Assets, during the year ended December 31, 2019, real estate assets related to one property was deemed to be impaired, due to the carrying value being greater than the estimated fair value

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of the property. The carrying value was reduced to an estimated fair value of $930,000, resulting in impairment charges of $688,000. During the year ended December 31, 2018, one property was deemed to be impaired, due to the carrying value being greater than the estimated fair value of the property, net of selling costs. The carrying value was reduced to an estimated fair value of $10.4 million, resulting in impairment charges of $3.8 million, and was subsequently disposed of during the year ended December 31, 2018. During the year ended December 31, 2017, the Company determined that no assets were deemed impaired. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following table presents the impairment charges by asset class recorded during the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Asset class impaired:
Land	$144	$736
Buildings and improvements	323	3,001
Intangible lease assets	221	212
Intangible lease liabilities	—	(155)

Total impairment loss	$688	$3,794

NOTE 4 — REAL ESTATE ASSETS

2019 Property Acquisitions

During the year ended December 31, 2019, the Company acquired 14 commercial properties for an aggregate purchase price of $30.6 million (the “2019 Asset Acquisitions”), which includes $941,000 of acquisition-related expenses that were capitalized. The Company funded the 2019 Asset Acquisitions with proceeds from real estate dispositions during the year ended December 31, 2019.

The following table summarizes the purchase price allocations for the 2019 Asset Acquisitions purchased during the year ended December 31, 2019 (in thousands):

2019 Asset Acquisitions
Land	$5,454
Buildings and improvements	14,037
Acquired in-place leases and other intangibles (1)	11,465
Intangible lease liability (2)	(316)

Total purchase price	$30,640

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 19.8 years.
(2)	The weighted average amortization period for the acquired intangible lease liability was 14.9 years.

2019 Property Dispositions

During the year ended December 31, 2019, the Company disposed of six retail properties and one anchored shopping center for an aggregate gross sales price of $39.2 million, resulting in net proceeds of $38.1 million after closing costs and disposition fees due to CR V Management or its affiliates and a net gain of $685,000. The Company has no continuing involvement with these properties. The gain on sale of real estate is

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included in gain (loss) on disposition of real estate, net in the consolidated statements of operations. The disposition of these properties does not qualify to be reported as discontinued operations since the dispositions do not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective dates of disposition.

2019 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets.

During the year ended December 31, 2019, one retail property totaling approximately 5,000 square feet with a carrying value of $1.6 million was deemed to be impaired and its carrying value was reduced to an estimated fair value of $930,000, resulting in impairment charges of $688,000, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

2018 Property Acquisitions

During the year ended December 31, 2018, the Company acquired six commercial properties for an aggregate purchase price of $71.4 million (the “2018 Asset Acquisitions”), which includes $2.0 million of external acquisition-related expenses that were capitalized in accordance with ASU 2017-01. Prior to the adoption of ASU 2017-01 in April 2017, costs related to property acquisitions were expensed as incurred. The Company funded the 2018 Asset Acquisitions with net proceeds from the Follow-on Offering and available borrowings.

The following table summarizes the purchase price allocation for the 2018 Asset Acquisitions purchased during the year ended December 31, 2018 (in thousands):

2018 Asset Acquisitions
Land	$16,139
Buildings and improvements	47,456
Acquired in-place leases and other intangibles (1)	8,488
Intangible lease liabilities (2)	(655)

Total purchase price	$71,428

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 17.0 years.
(2)	The weighted average amortization period for acquired intangible lease liabilities was 19.2 years.

2018 Property Dispositions

During the year ended December 31, 2018, the Company disposed of one anchored shopping center for an aggregate gross sales price of $10.5 million, resulting in net proceeds of $10.2 million after closing costs and a net loss of $421,000. This net loss includes $68,000 incurred for disposition fees due to CR V Management or its affiliates in connection with the sale of the property, and the Company has no continuing involvement with the property. The loss on sale of real estate is included in loss on disposition of real estate, net in the consolidated statements of operations. The disposition of this property did not qualify to be reported as discontinued

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operations since the disposition did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of this disposed property are reflected in the Company’s results from continuing operations for all periods presented through their respective date of disposition.

2018 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets.

During the year ended December 31, 2018, one anchored shopping center totaling approximately 78,000 square feet that was classified as held for sale with a carrying value of $14.2 million was deemed to be impaired and its carrying value was reduced to an estimated fair value of $10.4 million, resulting in impairment charges of $3.8 million, which were recorded in the consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges.

2017 Property Acquisitions

During the year ended December 31, 2017, the Company acquired 20 commercial properties for an aggregate purchase price of $133.9 million (the “2017 Acquisitions”), of which 18 were accounted for as asset acquisitions and two were accounted for as business combinations as they were acquired prior to the Company’s adoption of ASU 2017-01 in April 2017. The Company funded the 2017 Acquisitions with net proceeds from the Offerings and available borrowings. The following table summarizes the consideration transferred for the 2017 Acquisitions (in thousands):

2017 Acquisitions
Real estate assets:
Purchase price of asset acquisitions	$119,034
Purchase price of business combinations	14,878

Total purchase price of real estate assets acquired (1)	$133,912

(1)

The weighted average amortization period for the 2017 Acquisitions was 13.4 years for acquired in-place leases and other intangibles, 16.6 years for acquired above-market leases and 12.9 years for acquired intangible lease liabilities.

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Of the 2017 Acquisitions, 18 commercial properties, having an aggregate purchase price of $119.0 million, were accounted for as asset acquisitions (the “2017 Asset Acquisitions”). The aggregate purchase price of the 2017 Asset Acquisitions includes $3.5 million of external acquisition-related expenses that were capitalized in accordance with ASU 2017-01. Prior to the adoption of ASU 2017-01, costs related to property acquisitions were expensed as incurred. The following table summarizes the purchase price allocation for the 2017 Asset Acquisitions purchased during the year ended December 31, 2017 (in thousands):

2017 Asset Acquisitions
Land	$26,647
Buildings and improvements	68,922
Acquired in-place leases and other intangibles	22,673
Acquired above-market leases	1,665
Intangible lease liabilities	(873)

Total purchase price	$119,034

Of the 2017 Acquisitions, two commercial properties, having an aggregate purchase price of $14.9 million, were accounted for as business combinations (the “2017 Business Combination Acquisitions”). The Company allocated the purchase price of these properties to the fair value of the assets acquired. The following table summarizes the purchase price allocations for the 2017 Business Combination Acquisitions purchased during the year ended December 31, 2017 (in thousands):

2017 Business Combination Acquisitions
Land	$2,099
Buildings and improvements	11,342
Acquired in-place leases and other intangibles	1,437

Total purchase price	$14,878

The Company recorded revenue for the year ended December 31, 2017 of $936,000 and net income for the year ended December 31, 2017 of $147,000 related to the 2017 Business Combination Acquisitions. In addition, the Company recorded $407,000 of acquisition-related expenses for the year ended December 31, 2017, which is included in transaction-related expenses on the consolidated statements of operations.

The following table summarizes selected financial information of the Company as if all of the 2017 Business Combination Acquisitions were completed on January 1, 2016 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Pro forma basis (unaudited):
Revenue	$45,568	$41,572
Net income	$1,644	$1,058

The unaudited pro forma information for the year ended December 31, 2017 was adjusted to exclude $407,000 of acquisition-related fees and expenses recorded during the period related to the 2017 Business Combination Acquisitions. Accordingly, these costs were instead recognized in the unaudited pro forma information for the year ended December 31, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2016, nor does it purport to represent the results of future operations.

Property Concentrations

As of December 31, 2019, one of the Company’s tenants, Walgreens, accounted for 10% of the Company’s 2019 annualized rental income. The Company also had certain geographic concentrations in its property holdings. In particular, as of December 31, 2019, 21 of the Company’s properties were located in Texas, which accounted for 13% of the Company’s 2019 total annualized rental income. In addition, the Company had tenants in the discount store, grocery, sporting goods and pharmacy industries, which comprised 13%, 13%, 11% and 11%, respectively, of the Company’s 2019 annualized rental income.

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of December 31, 2019 and 2018 (in thousands, except weighted average life remaining):

	As of December 31,
	2019	2018
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $23,013 and $19,389, respectively (with a weighted average life remaining of 11.5 years and 11.1 years, respectively)	$61,035	$58,387
Acquired above-market leases, net of accumulated amortization of $2,973 and $3,128, respectively (with a weighted average life remaining of 10.8 years and 11.1 years, respectively)	4,914	5,481

Total intangible lease assets, net	$65,949	$63,868

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $2,359 and $1,897, respectively (with a weighted average life remaining of 8.7 years and 8.9 years, respectively)	$3,275	$3,497

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying consolidated statements of operations. The following table summarizes the amortization related to the intangible lease assets and liabilities for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	Year Ended December 31,
	2019	2018	2017
In-place lease and other intangible amortization	$6,107	$6,081	$5,001
Above-market lease amortization	$567	$782	$835
Below-market lease amortization	$539	$595	$561

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes the estimated amortization relating to the intangible lease assets and liabilities subsequent to December 31, 2019 (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases and Other Intangibles	Above-Market Leases	Below-Market Leases
2020	$5,971	$515	$432
2021	$5,909	$499	$414
2022	$5,714	$488	$333
2023	$5,413	$478	$321
2024	$4,995	$387	$287
Thereafter	$33,033	$2,547	$1,488

Total	$61,035	$4,914	$3,275

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the year ended December 31, 2019, one of the Company’s interest rate swaps matured. Additionally, the Company entered into one interest rate swap agreement during the year ended December 31, 2019. As of December 31, 2019, the Company had three interest rate swap agreements. The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of December 31, 2019 and 2018 (dollar amounts in thousands):

		Outstanding Notional Amount as of December 31, 2019				Fair Value of Asset and (Liabilities) as of December 31,
	Balance Sheet Location		Interest Rate (1)	Effective Date	Maturity Date	2019	2018
Interest Rate Swap	Prepaid expenses, derivative assets and other assets	$21,100	3.49%	1/15/2016	2/1/2021	$50	$832
Interest Rate Swaps	Derivative liabilities, deferred rental income and other liabilities	$220,000	3.90% to 4.45%	5/23/2018 to 4/25/2019	3/28/2022 to 3/27/2023	$(5,505)	$(1,165)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of December 31, 2019.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. For the years ended December 31, 2019 and 2017, losses of $76,000 and $659,000, respectively, reclassified from other comprehensive (loss) income were recorded as interest expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the year ended December 31, 2018, the $238,000 gain reclassified from other comprehensive (loss) income was recorded as a decrease to interest expense. During the next 12 months, the Company estimates that $1.9 million will be reclassified from other comprehensive (loss) income as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in cash flows provided by operating activities on its consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at an aggregate termination value, inclusive of interest payments, of $5.5 million, which includes accrued interest. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of December 31, 2019.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

As of December 31, 2019, the Company had $342.5 million of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 2.9 years and a weighted average interest rate of 4.1%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date.

The following table summarizes the debt balances as of December 31, 2019 and 2018, and the debt activity for the year ended December 31, 2019 (in thousands):

		During the Year Ended December 31, 2019
	Balance as of December 31, 2018	Debt Issuance, Net (1)	Repayments and Modifications	Accretion	Balance as of December 31, 2019
Credit facility	$258,000	$46,700	$(53,200)	$—	$251,500
Fixed rate debt	92,600	—	—	—	92,600

Total debt	350,600	46,700	(53,200)	—	344,100

Deferred costs – credit facility (2)	(1,668)	(36)	—	402	(1,302)
Deferred costs – fixed rate debt	(440)	(1)	—	154	(287)

Total debt, net	$348,492	$46,663	$(53,200)	$556	$342,511

(1)	Includes deferred financing costs incurred during the period.
(2)	Deferred costs related to the term portion of the Credit Facility, as defined below.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Notes Payable

As of December 31, 2019, the fixed rate debt outstanding of $92.6 million included $21.1 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 3.5% to 4.5% per annum. The fixed rate debt outstanding matures on various dates from February 2021 to December 2024. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $157.0 million as of December 31, 2019. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

Credit Facility

The Company has a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent, and the other lenders party thereto. The Credit Agreement allows for borrowings of up to $350.0 million (the “Credit Facility”). The Credit Facility includes $220.0 million in term loans (the “Term Loans”) and up to $130.0 million in revolving loans (the “Revolving Loans”). The Term Loans mature on March 27, 2023 and the Revolving Loans mature on March 28, 2022, however, the Company may elect to extend the maturity date of the Revolving Loans to March 28, 2023 subject to satisfying certain conditions described in the Credit Agreement.

Depending upon the type of loan specified, and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”) for the interest period plus an applicable rate ranging from 1.30% to 1.70%; or (ii) a base rate ranging from 0.30% to 0.70%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Credit Agreement); (b) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50%; or (c) the Adjusted LIBO Rate for a period of one month plus 1.0%. As of December 31, 2019, the amounts outstanding under the Revolving Loans totaled $31.5 million at a weighted average interest rate of 3.6%. As of December 31, 2019, the amounts outstanding under the Term Loans totaled $220.0 million, all of which was subject to interest rate swap agreements (the “Swapped Term Loan”). The interest rate swap agreements had the effect of fixing the Adjusted LIBO Rate per annum of the Swapped Term Loan at an all-in rate of 4.1%. The Company had $251.5 million of debt outstanding under the Credit Facility as of December 31, 2019 at a weighted average interest rate of 4.1% and $98.5 million in unused capacity, subject to borrowing availability.

The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth not less than $225.0 million plus 75% of the equity interests issued by the Company, a net leverage ratio less than or equal to 60%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and recourse debt not greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants of the Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements as of December 31, 2019.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Maturities

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to December 31, 2019 (in thousands):

Year Ending December 31,	Principal Repayments
2020	$388
2021	68,009
2022	31,928
2023	220,448
2024	23,327
Thereafter	—

Total	$344,100

NOTE 8 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the years ended December 31, 2019, 2018 and 2017 are as follows (in thousands):

	Year Ended December 31,
	2019	2018	2017
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock issued through distribution reinvestment plan	$9,342	$11,732	$10,696
Distributions declared and unpaid	$1,669	$2,220	$2,049
Change in accrued distribution and stockholder servicing fees	$(4)	$493	$1,013
Accrued capital expenditures	$114	$7	$70
Change in fair value of interest rate swaps	$(5,122)	$(1,178)	$1,209
Supplemental Cash Flow Disclosures:
Interest paid	$13,986	$13,167	$10,466
Cash paid for taxes	$154	$191	$79

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 10 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CR V Management and certain of its affiliates in connection with the Offerings and the acquisition, management and disposition of its assets.

Selling commissions and dealer manager fees

In connection with the primary portion of the Follow-on Offering, which was terminated on December 31, 2018, CCO Capital, the Company’s dealer manager, which is affiliated with CR V Management, received selling commissions of up to 7.0% and 3.0% of gross offering proceeds from the primary portion of the Offerings for Class A Shares and Class T Shares, respectively, and before reallowance of selling commissions earned by participating broker-dealers. The Company has been advised that CCO Capital reallowed 100% of selling commissions earned to participating broker-dealers. In addition, CCO Capital received 2.0% of gross offering proceeds from the primary portion of the Offerings for both Class A Shares and Class T Shares as a dealer manager fee. CCO Capital, in its sole discretion, reallowed all or a portion of its dealer manager fee to participating broker-dealers. No selling commissions or dealer manager fees are paid to CCO Capital or other participating broker-dealers with respect to shares sold pursuant to the DRIP.

Other organization and offering expenses

All other organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions, dealer manager fees and distribution and stockholder servicing fees) were paid by CR V Management or its affiliates and were reimbursed by the Company up to 2.0% of aggregate gross offering proceeds. A portion of the other organization and offering expenses may be considered to be underwriting compensation. As of December 31, 2019, CR V Management had paid organization and offering expenses in excess of 2.0% of aggregate gross offering proceeds in connection with the Offerings. These excess amounts were not included in the consolidated financial statements of the Company because such amounts were not a liability of the Company as they exceeded 2.0% of gross proceeds from the Offerings. Since the Follow-on Offering has been terminated, these excess amounts will not be paid.

Distribution and stockholder servicing fees

Through October 4, 2016, the Company paid CCO Capital a distribution and stockholder servicing fee for Class T Shares that was calculated on a daily basis in the amount of 1/365th of 0.8% of the estimated per share NAV of the Class T Shares sold in the primary portion of the Initial Offering. Beginning on October 5, 2016, the distribution and stockholder servicing fee is calculated on a daily basis in an amount equal to 1/365th of 1.0% of the estimated per share NAV of the Class T Shares sold in the primary portion of the Offerings. The distribution and stockholder servicing fee is paid monthly in arrears from cash flows from operations or, if the Company’s cash flows from operations are not sufficient to pay the distribution and stockholder servicing fee, from borrowings in anticipation of future cash flows. An estimated liability for future distribution and stockholder servicing fees payable to CCO Capital was recognized at the time each Class T Share was sold and included in due to affiliates in the consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company will cease paying the distribution and stockholder servicing fee with respect to Class T Shares at the earliest of (i) the end of the month in which the total distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 4.0% of the stockholder’s total gross

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

investment amount at the time of the purchase of the primary Class T Shares held in such account, or a lower limit agreed upon between the dealer manager and the participating broker-dealer at the time such Class T Shares were sold; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of the Company’s shares, excluding shares sold pursuant to the DRIP; (iii) the fourth anniversary of the last day of the month in which the offering in which such Class T Shares were purchased (excluding the offering of shares pursuant to the DRIP) terminates; (iv) the date such Class T Share is no longer outstanding; and (v) the date the Company effects a liquidity event. CCO Capital may, in its discretion, reallow to participating broker-dealers all or a portion of the distribution and stockholder servicing fee for services that such participating broker-dealers perform in connection with the distribution of Class T Shares. At the time the Company ceases paying the distribution and stockholder servicing fee with respect to an outstanding Class T Share pursuant to the provisions above, such Class T Share will convert into a number of Class A Shares (including any fractional shares) with an equivalent net asset value as such Class T Share. The Company cannot predict when this will occur. No distribution and stockholder servicing fees are paid to CCO Capital or other participating broker-dealers with respect to shares sold pursuant to the DRIP.

Acquisition fees and expenses

The Company pays CR V Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. In addition, the Company reimburses CR V Management or its affiliates for insourced expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, which are fixed on an annual basis at 0.5% of the contract purchase price of each property and 0.5% of the amount advanced for a loan or other investment, which will be prorated for any partial calendar year; provided, that acquisition expenses are not included in the contract purchase price of the property. Additionally, CR V Management or its affiliates are reimbursed for third-party acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Board, including a majority of the Company’s independent directors, as commercially competitive, fair and reasonable to the Company. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred and are included in transaction-related expenses in the consolidated statements of operations.

Advisory fees and expenses

Pursuant to the advisory agreement with CR V Management, the Company pays CR V Management a monthly advisory fee based upon the Company’s monthly average asset value, which, effective January 1, 2019, is based on the estimated market value of such assets used to determine the Company’s estimated per share NAV as of December 31, 2018, as discussed in Note 1 — Organization and Business, and for those assets acquired subsequent to December 31, 2018, is based on the purchase price. The monthly advisory fee is equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company’s average asset value that is between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on the Company’s average asset value that is between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on the Company’s average asset value that is over $4.0 billion. Starting in May 2019, one-third of this fee is paid to CR V Management in Class A Shares, which, during the year ended December 31, 2019 is issued at the most recently established NAV price of $19.64. During the year ended December 31, 2019, approximately 58,000 Class A Shares were issued for payment of advisory fees, which vested upon issuance, totaling $1.1 million for the year ended December 31, 2019 in equity-based payments included in advisory fees and expenses in the consolidated statements of operations. The Board has approved the payment of one-third of the monthly advisory fee in Class A Shares through March 2020.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Operating expenses

The Company reimburses CR V Management, or its affiliates, for the expenses they paid or incurred in connection with the advisory and administrative services provided to the Company, subject to the limitation that the Company will not reimburse CR V Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceed the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income excluding any additions to reserves for depreciation or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CR V Management or its affiliates for the salaries and benefits paid to personnel in connection with the services for which CR V Management or its affiliates receive acquisition fees, and the Company will not reimburse CR V Management for salaries and benefits paid to the Company’s executive officers.

Disposition fees

If CR V Management or its affiliates provide a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company will pay CR V Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event may the total disposition fees paid to CR V Management, its affiliates and unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. In addition, if CR V Management or its affiliates provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more assets other than properties, the Company may separately compensate CR V Management or its affiliates at such rates and in such amounts as the Board, including a majority of the Company’s independent directors, and CR V Management agree upon, not to exceed an amount equal to 1.0% of the contract price of the assets sold.

Subordinated performance fees

The Company will pay a subordinated performance fee in connection with one of the following alternative events: (1) if the Company’s shares are listed on a national securities exchange, CR V Management, or its affiliates, will be entitled to a subordinated performance fee equal to 15.0% of the amount, if any, by which (i) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing, exceeds (ii) the sum of the total amount of capital raised from stockholders and the amount of distributions necessary to generate a 6.0% annual cumulative, non-compounded return to stockholders; (2) if the Company is sold or its assets are liquidated, CR V Management will be entitled to a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after stockholders have received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and a 6.0% annual cumulative, non-compounded return; or (3) upon termination of the advisory agreement, CR V Management may be entitled to a subordinated performance fee similar to the fee to which it would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During the years ended December 31, 2019, 2018 and 2017, no subordinated performance fees were incurred related to any such events.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CR V Management and its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2019	2018	2017
Selling commissions	$47	$1,498	$4,021
Dealer manager fees	$27	$638	$1,553
Other organization and offering expenses	$114	$873	$1,766
Distribution and stockholder servicing fees (1)	$371	$371	$197
Acquisition fees and expenses	$742	$1,861	$3,077
Disposition fees	$326	$68	$—
Advisory fees and expenses	$6,159	$6,248	$5,442
Operating expenses	$1,325	$2,079	$2,100

(1)

Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for future distribution and stockholder servicing fees payable to CCO Capital of $869,000 and $1.2 million as of December 31, 2019 and 2018, respectively, which is included in due to affiliates in the consolidated balance sheets with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.

Due to Affiliates

As of December 31, 2019 and 2018, $1.8 million and $2.1 million, respectively, were recorded for services and expenses incurred, but not yet reimbursed to CR V Management, or its affiliates. The amounts are primarily for distribution and stockholder servicing fees payable to CCO Capital and operating fees and expenses. These amounts were included in due to affiliates in the consolidated balance sheets for such periods.

NOTE 11 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CR V Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CR V Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 12 — STOCKHOLDERS’ EQUITY

As of December 31, 2019 and 2018, the Company was authorized to issue 490.0 million shares of common stock pursuant to the primary offering, consisting of two classes of shares (245.0 million Class A Shares and 245.0 million Class T Shares) and 10.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On or before June 19, 2013, the Company sold 20,000 shares of common stock, at $10.00 per share, to CREInvestments, LLC, an affiliate of CR V Management. The Company’s Board may authorize additional shares of capital stock and designate the terms of such additional shares of capital stock without obtaining stockholder approval. Effective as of February 7, 2014, the Company effected the Reverse Stock Split, resulting in 8,000 shares of the Company’s common stock issued and outstanding. On February 7,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2014, the ownership of such shares was transferred to VEREIT Operating Partnership, L.P., a former affiliated entity of the Company’s sponsor. On February 1, 2018, the ownership of such shares was transferred to CR V Management. Pursuant to the Company’s Charter, CR V Management is prohibited from selling the 8,000 shares of the common stock that represents the initial investment in the Company for so long as CCO Group remains the Company’s sponsor; provided, however, that CR V Management may transfer ownership of all or a portion of these 8,000 shares of the Company’s common stock to other affiliates of the Company’s sponsor.

Distribution Reinvestment Plan

Pursuant to the DRIP, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock at the most recent estimated per share NAV as determined by the Board. The Board may terminate or amend the DRIP at the Company’s discretion at any time upon 10 days’ prior written notice to the stockholders. During the years ended December 31, 2019, 2018 and 2017, approximately 459,000, 519,000 and 446,000 shares, respectively, were purchased under the DRIP for $9.3 million, $11.7 million and $10.7 million, respectively, which were recorded as redeemable common stock on the consolidated balance sheets.

Share Redemption Program

The Company’s share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The share redemption program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. The Company will limit the number of shares redeemed pursuant to the share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited, among other things, to the net proceeds the Company receives from the sale of shares under the DRIP, net of shares redeemed to date. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP.

The redemption price per share (other than for shares purchased pursuant to the DRIP) will depend on the length of time the stockholder has held such shares as follows: after one year from the purchase date, 95% of the most recent estimated per share NAV; after two years from the purchase date, 97.5% of the most recent estimated per share NAV; and after three years from the purchase date, 100% of the most recent estimated per share NAV. The redemption price for shares purchased pursuant to the DRIP will be 100% of the most recent estimated per share NAV, as determined by the Board. See the discussion of the updated estimated per share NAV of the Company’s common stock effective March 30, 2020 in Note 16 — Subsequent Events.

Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders’ shares. The Company next will give priority to requests for full redemption of accounts with a balance of 100 shares or less at the time the Company receives the request, in order to reduce the expense

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

of maintaining small accounts. Thereafter, the Company will honor the remaining quarterly redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Board may amend, suspend or terminate the share redemption program at any time upon 30 days’ prior written notice to the stockholders. During the years ended December 31, 2019, 2018 and 2017, the Company redeemed approximately 508,000, 514,000 and 492,000 shares, respectively, under the share redemption program for $10.3 million, $11.5 million and $11.7 million, respectively.

Distributions Payable and Distribution Policy

The Board authorized a daily distribution, based on 365 days in the calendar year, of $0.004315068 per Class A Share for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2018 and ending on March 31, 2019. The Board authorized a daily distribution on Class T Shares to our stockholders of record of such class of shares as of the close of business on each day commencing on January 1, 2018 and ending on March 31, 2019, equal to $0.004315068 per Class T Share, less the per share distribution and stockholder servicing fees that are payable with respect to the Class T Shares (as calculated on a daily basis).

In addition, the Board authorized a daily distribution, based on 365 days in the calendar year, of $0.003232877 per Class A Share for stockholders of record of such class of shares as of the close of business on each day of the period commencing on April 1, 2019 and ending on December 31, 2019. The Board authorized a daily distribution on Class T Shares to our stockholders of record of such class of shares as of the close of business on each day of the period commencing on April 1, 2019 and ending on December 31, 2019, equal to $0.003232877 per Class T Share, less the per share distribution and stockholder servicing fees that are payable with respect to the Class T Shares (as calculated on a daily basis).

The Board also authorized a daily distribution, based on 366 days in the calendar year, of $0.003224044 per Class A Share for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2020 and ending on March 31, 2020. The Board authorized a daily distribution on Class T Shares to our stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2020 and ending on March 31, 2020, equal to $0.003224044 per Class T Share, less the per share distribution and stockholder servicing fees that are payable with respect to the Class T Shares (as calculated on a daily basis). As of December 31, 2019, the Company had distributions payable of $1.7 million.

Subsequent to December 31, 2019, the Board reaffirmed the declaration and payment of distributions for the month of March 2020 at the rate previously declared on November 6, 2019, which distributions will be paid on or around April 1, 2020. Given the impact of the novel strain of the coronavirus (“COVID-19”) outbreak, the Board has decided to defer making a determination as to the amount and timing of distributions for the second quarter of 2020 until such time that the Company has greater visibility into the impact that the COVID-19 outbreak will have on the Company’s tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to the Company’s tenants, the Company’s ability to access the capital markets, and on the United States and worldwide financial markets and economy.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of 392,000 are available for future grant as of December 31, 2019.

As of December 31, 2019, the Company has granted awards of approximately 2,500 restricted Class A Shares to each of the independent members of the Board (approximately 7,600 restricted shares in aggregate) under the Plan. As of December 31, 2019, 3,600 of the restricted Class A Shares had vested based on one year of continuous service. The remaining 4,000 shares issued had not vested or been forfeited as of December 31, 2019. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted Class A Shares is recognized over the vesting period. The Company recorded compensation expense of $79,000 and $20,000 for the years ended December 31, 2019 and 2018, respectively, related to these restricted Class A Shares, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

As of December 31, 2019, there was $59,000 of total unrecognized compensation expense related to the restricted A Shares issued in 2019, which will be recognized ratably over the remaining period of service prior to October 1, 2020.

NOTE 13 — INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nondividend distributions. Nondividend distributions will reduce U.S stockholders’ basis (but not below zero) in their shares. The following table shows the character of the distributions paid on a percentage basis for the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
Character of Distributions:	2019	2018	2017
Ordinary dividends	—%	31.0%	21.0%
Nondividend distributions	100.0%	69.0%	79.0%

Total	100.0%	100.0%	100.0%

During the years ended December 31, 2019, 2018 and 2017, the Company incurred state and local income and franchise taxes of $143,000, $198,000, and $150,000, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

The Company had no unrecognized tax benefits as of or during the years ended December 31, 2019, 2018 and 2017. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE 14 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company adopted ASC 842, using the optional alternative transition method and used the effective date as the date of initial application. Consequently, financial information was not updated and the disclosures required under the new standard are not provided for dates and periods before January 1, 2019. The Company elected the “package of practical expedients,” which permits the Company to not reassess under the new standard prior conclusions about lease identification, lease classification and initial direct costs. The Company elected to apply the practical expedient for all of the Company’s leases to account for the lease and non-lease components as a single, combined operating lease component under ASC 842. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of December 31, 2019, the leases had a weighted-average remaining term of 10.2 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of December 31, 2019, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2020	$46,800
2021	46,350
2022	45,062
2023	43,662
2024	41,163
Thereafter	274,468

Total	$497,505

As previously disclosed in our 2018 Annual Report on Form 10-K and under the previous lease accounting standard, Topic 840, the following table summarizes the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, as of December 31, 2018 (in thousands):

Year Ending December 31,	Future Minimum Rental Income
2019	$47,588
2020	47,108
2021	46,541
2022	44,949
2023	43,351
Thereafter	291,483

Total	$521,020

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2019, 2018 and 2017, the amount of the contingent rent earned by the Company was not significant.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Rental and other property income during the years ended December 31, 2019, 2018 and 2017 consisted of the following (in thousands):

	Year Ended December 31,
	2019	2018	2017
Fixed rental and other property income (1)	$48,089	$47,867	$40,078
Variable rental and other property income (2)	7,071	6,485	5,292

Total rental and other property income	$55,160	$54,352	$45,370

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent, net of bad debt expense.

NOTE 15 — QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2019 and 2018 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$13,683	$13,652	$13,788	$14,037
Net income	$1,013	$1,470	$790	$282
Basic and diluted net income per share - Class A common stock (1)	$0.07	$0.09	$0.05	$0.02
Basic and diluted net income (loss) per share - Class T common stock (1)	$0.01	$0.05	$0.01	$(0.02)

(1)

The Company calculates net income (loss) per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

	December 31, 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$13,063	$13,585	$13,965	$13,739
Net income (loss)	$544	$869	$892	$(3,369)
Basic and diluted net income (loss) per share - Class A common stock (1)	$0.04	$0.06	$0.06	$(0.19)
Basic and diluted net (loss) income per share - Class T common stock (1)	$(0.02)	$0.00	$0.01	$(0.25)

(1)

The Company calculates net income (loss) per share based on the weighted-average number of outstanding shares of common stock during the reporting period. The average number of shares fluctuates throughout the year and can therefore produce a full year result that does not agree to the sum of the individual quarters.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 16 — SUBSEQUENT EVENTS

Subsequent to December 31, 2019, there was a global outbreak of COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential retailers. The COVID-19 outbreak and associated responses could negatively impact future tenant sales and operations at the Company’s properties which could result in material impact to the Company’s future results of operations, cash flows and financial condition. The Company is unable to estimate the impact the novel coronavirus will have on its financial results at this time.

Redemption of Shares of Common Stock

Subsequent to December 31, 2019, the Company redeemed approximately 98,000 shares for $1.9 million at an average per share price of $19.61 pursuant to the Company’s share redemption program. Management, in its discretion, limited the amount of shares redeemed for the three months ended December 31, 2019 to an amount equal to net proceeds the Company received from the sale of shares in the DRIP during the respective period. The remaining redemption requests received during the three months ended December 31, 2019 totaling approximately 901,000 shares went unfulfilled.

Estimated Per Share NAV

On March 25, 2020, the Board established an updated estimated per share NAV of the Company’s common stock as of December 31, 2019, of $19.64 per share for both Class A Shares and Class T Shares. Because the estimated per share NAV as of December 31, 2019 is the same as the estimated per share NAV as of December 31, 2018, the Company will continue to issue Class A Shares and Class T Shares in the DRIP for $19.64 per share. Pursuant to the terms of the Company’s share redemption program, commencing on March 27, 2020, the updated estimated per share NAV of $19.64 for both Class A Shares and Class T Shares, as of December 31, 2019, will continue to serve as the most recent estimated value for purposes of the share redemption program, until such time as the Board determines a new estimated per share NAV.

Acquisitions of Real Estate Assets

Subsequent to December 31, 2019, the Company acquired a 100% interest in two real estate properties for an aggregate purchase price of $9.7 million. The acquisitions were funded with proceeds from real estate dispositions and available borrowings. The Company has not completed its initial purchase price allocation with respect to these properties and therefore cannot provide similar disclosures to those included in Note 4 — Real Estate Assets in these consolidated unaudited financial statements for these properties.

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2019 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings & Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Real Estate Held for Investment:
Aaron’s
Arkadelphia, AR	(h	)	$125	$748	$—	$873	$94	12/12/2014	2014
Academy Sports
Cartersville, GA	(h	)	1,384	7,427	—	8,811	1,104	6/27/2014	2014
Advance Auto
Fairmont, NC	(h	)	56	949	—	1,005	141	3/18/2014	2004
Hampton, VA	(h	)	474	759	—	1,233	81	9/25/2015	2005
Stratford, CT	(h	)	1,140	1,395	—	2,535	141	2/8/2016	2015
Aspen Dental
Rogers, AR	(h	)	592	1,090	—	1,682	118	11/9/2015	2014
At Home
Pearland, TX	(h	)	4,966	7,535	—	12,501	286	10/3/2018	2017
Bass Pro Shop
Portage, IN	(h	)	1,400	4,044	87	5,531	590	10/22/2014	2006
BJ’s Wholesale Club
Fort Myers, FL	(h	)	5,312	18,604	—	23,916	901	4/25/2018	2006
Blankenbaker Plaza
Louisville, KY	$9,894		3,557	11,430	580	15,567	1,641	10/23/2014	1999
Brynwood Square
Rockford, IL	(h	)	1,194	10,515	97	11,806	1,767	10/23/2014	1983
Bob Evans
Gallipolis, OH	(h	)	189	1,726	—	1,915	155	4/28/2017	1987
Hagerstown, MD	(h	)	644	1,503	—	2,147	126	4/28/2017	1995
Mansfield, OH	(h	)	719	983	—	1,702	100	4/28/2017	1989
Monroe, MI	(h	)	477	1,514	—	1,991	127	4/28/2017	2004
Northwood, OH	(h	)	231	1,738	—	1,969	148	4/28/2017	1998
Peoria, IL	(h	)	205	790	—	995	63	4/28/2017	2004
Piqua, OH	(h	)	416	1,359	—	1,775	131	4/28/2017	1989
Buffalo Wild Wings & Shoe Carnival
Salina, KS	(h	)	689	2,023	—	2,712	311	1/26/2015	2014
Burger King
Yukon, OK	(h	)	519	587	—	1,106	78	9/30/2014	2000
Burlington Coat Factory
Bangor, ME	(h	)	1,124	3,890	—	5,014	578	12/22/2014	2001
Camping World
Fort Myers, FL	(h	)	2,925	4,308	—	7,233	369	4/11/2017	2003
CVS
Riverton, NJ	(h	)	699	4,657	—	5,356	671	6/30/2014	2007
Derby Marketplace
Derby, KS	(h	)	1,667	8,675	—	10,342	700	8/22/2017	2015
Dollar General
Athens, WV	(h	)	400	1,132	—	1,532	158	1/16/2015	2014
Autaugaville, AL	(h	)	130	827	—	957	109	2/26/2015	2014
Bluefield, WV	(h	)	250	993	—	1,243	144	6/29/2015	2015

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2019 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings & Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Dollar General (continued):
Braham, MN	(h	)	$66	$906	$—	$972	$121	10/24/2014	2014
Charleston, WV	(h	)	383	963	—	1,346	134	2/27/2015	2014
Charleston, WV	(h	)	361	863	—	1,224	130	6/29/2015	2015
Clarion, IA	(h	)	128	860	—	988	115	10/24/2014	2014
Collinsville, AL	(h	)	139	870	—	1,009	120	11/20/2014	2014
Dothan, AL	(h	)	208	722	—	930	97	2/26/2015	2014
Elmwood, IL	(h	)	154	808	—	962	110	9/3/2014	2012
Glouster, OH	(h	)	334	986	—	1,320	138	3/24/2015	2015
Huntington, WV	(h	)	293	1,023	—	1,316	127	5/15/2015	2015
Huntington, WV	(h	)	278	989	—	1,267	134	9/29/2014	2014
Junction City, OH	(h	)	68	823	—	891	112	9/25/2014	2014
Lineville, AL	(h	)	102	1,128	—	1,230	149	2/26/2015	2014
Logansport, IN	(h	)	69	942	—	1,011	146	3/31/2014	2014
Moundridge, KS	(h	)	190	668	—	858	107	3/18/2014	2014
Oneonta, AL	(h	)	93	917	—	1,010	127	11/20/2014	2014
Pipestone, MN	(h	)	130	891	—	1,021	121	9/19/2014	2014
Ridgeley, WV	(h	)	73	1,122	—	1,195	156	2/27/2015	2014
Selma, AL	(h	)	18	851	—	869	112	2/26/2015	2014
Selma, AL	(h	)	146	903	—	1,049	125	11/4/2014	2014
Semmes, AL	(h	)	139	837	—	976	111	2/26/2015	2014
Shorter, AL	(h	)	91	935	—	1,026	129	11/20/2014	2014
Sissonville, WV	(h	)	344	827	—	1,171	116	3/24/2015	2015
South Charleston, WV	(h	)	335	991	—	1,326	134	4/6/2015	2014
Talladega, AL	(h	)	82	789	—	871	105	2/26/2015	2014
Virden, IL	(h	)	65	1,111	—	1,176	145	11/14/2014	2014
Wakarusa, IN	(h	)	161	1,038	—	1,199	141	9/3/2014	2012
Willard, MO	(h	)	258	904	—	1,162	125	11/14/2014	2014
Wolcottville, IN	(h	)	151	910	—	1,061	124	9/3/2014	2013
Duluth Trading Company
Denton, TX	(h	)	1,018	3,671	—	4,689	182	6/28/2018	2018
Madison, AL	(h	)	1,291	3,684	—	4,975	50	7/22/2019	2019
Noblesville, IN	(h	)	958	3,856	—	4,814	339	3/29/2017	2017
Fairlane Green II
Allen Park, MI	(h	)	8,551	6,866	160	15,577	631	8/30/2017	2006
Family Dollar
Bearden, AR	(h	)	86	678	—	764	85	3/23/2015	2014
Cabot, AR	(h	)	220	895	—	1,115	113	2/13/2015	2014
Columbus, OH	(h	)	359	1,032	—	1,391	142	2/20/2015	2014
Hobbs, NM	(h	)	350	782	—	1,132	103	12/19/2014	2014
Lewiston, ME	(h	)	295	1,015	—	1,310	154	2/13/2015	2014
Morgan, UT	(h	)	235	858	—	1,093	132	8/18/2014	2013
New Roads, LA	(h	)	122	759	—	881	95	3/23/2015	2014
Roswell, NM	(h	)	379	739	—	1,118	102	9/12/2014	2014
Salina, UT	(h	)	224	913	—	1,137	139	8/18/2014	2014

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2019 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings & Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Family Dollar (continued):
San Antonio, TX	(h	)	$345	$905	$—	$1,250	$133	12/12/2014	2014
San Antonio, TX	(h	)	344	1,024	—	1,368	143	2/20/2015	2014
Talladega, AL	(h	)	186	968	—	1,154	130	12/12/2014	2014
Tennessee Colony, TX	(h	)	89	829	—	918	114	11/21/2014	2014
Valley, AL	(h	)	184	928	—	1,112	121	2/13/2015	2014
Walthourville, GA	(h	)	327	952	—	1,279	124	2/13/2015	2014
Warrenville, SC	(h	)	98	1,014	—	1,112	132	2/27/2015	2014
Fresh Thyme Farmers Market
Lafayette, IN	(h	)	410	6,208	—	6,618	935	10/17/2014	2014
Ypsilanti Township, MI	(h	)	1,141	7,486	—	8,627	656	2/21/2017	2016
Houma Crossing
Houma, LA	$12,264		5,359	17,574	534	23,467	2,734	9/25/2014	2008
Hy-Vee
Omaha, NE	(h	)	2,225	7,020	—	9,245	606	5/15/2017	1998
Kohl’s
Eagan, MN	(h	)	3,226	5,579	685	9,490	599	2/18/2016	1994
Kroger
Bay City, MI	(h	)	1,045	5,224	—	6,269	776	9/24/2014	2012
Lawton Marketplace
Lawton, OK	19,247		3,169	29,070	11	32,250	4,390	11/5/2014	2013
Lowe’s
Hermitage, PA	(h	)	2,499	10,517	—	13,016	1,060	3/9/2016	1996
Mattress Firm
Draper, UT	(h	)	651	1,510	—	2,161	217	12/19/2014	2014
Lake City, FL	(h	)	656	1,075	—	1,731	145	12/9/2014	2014
Natural Grocers Heber, UT	(h	)	1,074	4,637	—	5,711	296	1/10/2018	2017
O’Reilly Auto Parts
Bennettsville, SC	(h	)	375	910	—	1,285	107	6/9/2015	2014
Flowood, MS	(h	)	576	921	—	1,497	95	1/29/2016	2015
Iron Mountain, MI	(h	)	121	1,211	—	1,332	156	11/21/2014	2014
Pick ’N Save
Waterford, WI	(h	)	684	3,317	—	4,001	262	10/2/2017	1995
Waupaca, WI	(h	)	2,066	7,294	328	9,688	442	12/22/2017	2001
Raising Cane’s
Murphy, TX	(h	)	648	1,960	—	2,608	268	9/30/2014	2014
Reno, NV	(h	)	1,119	2,174	—	3,293	294	12/18/2014	2013
Safeway
Juneau, AK	(h	)	3,082	8,739	—	11,821	293	11/14/2018	1994
Shoppes of Gary Farms
Bowling Green, KY	11,206		2,039	13,730	24	15,793	1,962	11/24/2014	2013

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2019 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings & Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Shops at Abilene
Abilene, TX	$14,989		$3,414	$21,270	$910	$25,594	$3,210	12/11/2014	2004
Smart Foodservice Warehouse Stores
Salt Lake City, UT	(h	)	687	4,270	—	4,957	246	3/2/2018	2016
Sprouts
Lawrence, KS	(h	)	1,957	5,515	—	7,472	374	11/27/2017	2015
Steinhafels
Greenfield, WI	(h	)	1,670	6,731	—	8,401	119	5/1/2019	2017
Stop & Shop
North Kingstown, RI	(h	)	668	998	—	1,666	136	8/6/2014	1979
Take 5
Andrews, TX	(h	)	67	375	—	442	7	6/18/2019	1991
Bedford, TX	(h	)	155	328	—	483	6	6/18/2019	1994
Burleson, TX	(h	)	556	418	—	974	7	6/18/2019	2009
Burleson, TX	(h	)	376	214	—	590	4	6/18/2019	1994
Burleson, TX	(h	)	301	434	—	735	7	6/18/2019	2010
Cedar Hill, TX	(h	)	289	350	—	639	6	6/18/2019	2003
Hereford, TX	(h	)	40	216	—	256	4	6/18/2019	1985
Irving, TX	(h	)	207	316	—	523	6	6/18/2019	1993
Irving, TX	(h	)	90	186	—	276	4	6/18/2019	1987
Lubbock, TX	(h	)	206	221	—	427	4	6/18/2019	1989
Midland, TX	(h	)	93	292	—	385	5	6/18/2019	2002
Mineral Wells, TX	(h	)	114	274	—	388	6	6/18/2019	1995
Tractor Supply
Blytheville, AR	(h	)	169	2,413	—	2,582	381	3/11/2015	2014
Carlyle, IL	(h	)	289	2,566	—	2,855	169	11/3/2017	2017
Logan, WV	(h	)	608	2,822	—	3,430	201	8/10/2017	2016
Midland, NC	(h	)	213	2,317	—	2,530	343	6/20/2014	2013
Shelbyville, IL	(h	)	287	2,556	—	2,843	169	11/3/2017	2017
United Oil
Carson, CA	(h	)	3,774	1,892	—	5,666	251	9/30/2014	2011
Fallbrook, CA	(h	)	3,037	725	—	3,762	97	9/30/2014	2012
Harbor City, CA	(h	)	2,391	1,096	—	3,487	146	9/30/2014	2002
Hawthorne, CA	(h	)	1,744	363	—	2,107	48	9/30/2014	2002
Lakewood, CA	(h	)	2,457	1,423	—	3,880	189	9/30/2014	1997
Long Beach, CA	(h	)	2,129	777	—	2,906	104	9/30/2014	2003
Los Angeles, CA	(h	)	2,761	1,235	—	3,996	164	9/30/2014	1999
Los Angeles, CA	(h	)	3,499	860	—	4,359	114	9/30/2014	2001
San Clemente, CA	(h	)	3,447	985	—	4,432	131	9/30/2014	2003
San Diego, CA	(h	)	2,002	284	—	2,286	37	9/30/2014	2006
San Diego, CA	(h	)	3,633	783	—	4,416	104	9/30/2014	2009
San Diego, CA	(h	)	1,767	705	—	2,472	94	9/30/2014	2014
Santa Ana, CA	(h	)	2,090	598	—	2,688	79	9/30/2014	2008

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

			Initial Costs to Company			Gross Amount at Which Carried At December 31, 2019 (c) (d) (e)
Description (a)	Encumbrances		Land	Buildings & Improvements	Total Adjustment to Basis (b)		Accumulated Depreciation (e) (f) (g)	Date Acquired	Date Constructed
Vacant
Raleigh, NC	(h	)	$431	$1,121	$(622)	$930	$—	9/12/2014	2014
Vitamin Shoppe
Taylor, MI	(h	)	820	399	—	1,219	51	1/29/2015	2015
Walgreens
Baton Rouge, LA	(h	)	822	4,257	—	5,079	566	9/26/2014	2006
Clinton Township, MI	$4,275		2,399	2,977	—	5,376	416	11/26/2014	2000
Greenville, OH	(h	)	953	3,164	—	4,117	401	12/15/2014	2006
Harrison, AR	4,825		353	5,184	—	5,537	727	11/26/2014	2005
Indianapolis, IN	4,675		1,238	4,734	—	5,972	667	11/26/2014	1999
Kilgore, TX	(h	)	588	5,074	—	5,662	713	6/27/2014	2007
Kokomo, IN	(h	)	204	3,408	—	3,612	454	9/26/2014	2006
Lees Summit, MO	4,250		1,008	4,270	—	5,278	597	11/26/2014	1997
Richmond, IN	(h	)	138	4,923	—	5,061	654	9/26/2014	2006
San Antonio, TX	(h	)	2,051	6,379	—	8,430	847	9/26/2014	2005
Siloam Springs, AR	3,900		933	4,146	—	5,079	581	11/26/2014	2007
Slidell, LA	3,075		1,557	2,714	—	4,271	385	11/26/2014	1996
Whiteville, NC	(h	)	888	3,453	—	4,341	460	9/26/2014	2007
West Marine
Chicago, IL	(h	)	5,546	5,748	—	11,294	648	8/28/2015	2015
Western Crossing
Jacksonville, NC	(h	)	2,507	8,370	—	10,877	593	8/18/2017	2015
Winn-Dixie
Amite, LA	(h	)	286	2,297	—	2,583	463	9/30/2014	1994

	$92,600		$154,078	$434,728	$2,794	$591,600	$49,995

(a)	As of December 31, 2019, the Company owned 141 retail properties and seven anchored shopping centers.
(b)	Consists of capital expenditures and real estate development costs, and impairment charges.
(c)	The aggregate cost for federal income tax purposes was $604.9 million.

COLE CREDIT PROPERTY TRUST V, INC.

SCHEDULE III – REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (Continued)

(in thousands)

(d)	The following is a reconciliation of total real estate carrying value for the years ended December 31 (in thousands):

	Years Ended December 31,
	2019	2018	2017
Balance, beginning of period	$609,834	$559,836	$450,556
Additions:
Acquisitions	19,491	63,595	109,010
Improvements	1,249	1,625	270

Total additions	20,740	65,220	109,280

Deductions:
Cost of real estate sold	(38,351)	(10,288)	—
Other (including provisions for impairment of real estate assets)	(623)	(4,934)	—

Total deductions	(38,974)	(15,222)	—

Balance, end of period	$591,600	$609,834	$559,836

(e)	Gross intangible lease assets of $91.9 million and the associated accumulated amortization of $26.0 million are not reflected in the table above.
(f)	The following is a reconciliation of accumulated depreciation for the years ended December 31 (in thousands):

	Years Ended December 31,
	2019	2018	2017
Balance, beginning of period	$41,208	$29,777	$19,295
Additions:
Acquisitions - Depreciation expense for building, acquisitions costs and tenant improvements acquired	12,484	12,020	10,238
Improvements - Depreciation expense for tenant improvements and building equipment	128	608	244

Total additions	12,612	12,628	10,482

Deductions:
Cost of real estate sold	(3,670)	—	—
Other (including provisions for impairment of real estate assets)	(155)	(1,197)	—

Total deductions	(3,825)	(1,197)	—

Balance, end of period	$49,995	$41,208	$29,777

(g)

The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, buildings are depreciated over 40 years, site improvements are amortized over 15 years, and tenant improvements are amortized over the remaining life of the lease or the useful life, whichever is shorter.

(h)	Property is included in the Credit Facility’s borrowing base. As of December 31, 2019, the Company had $251.5 million outstanding under the Credit Facility.

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts) (Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Real estate assets:
Land	$155,802	$153,934
Buildings and improvements	445,134	437,666
Intangible lease assets	92,670	91,935

Total real estate assets, at cost	693,606	683,535
Less: accumulated depreciation and amortization	(85,604)	(75,980)

Total real estate assets, net	608,002	607,555
Cash and cash equivalents	18,397	3,485
Restricted cash	577	456
Prepaid expenses, prepaid taxes and other assets	566	431
Rents and tenant receivables, net	12,293	9,668
Deferred costs, net	500	646

Total assets	$640,335	$622,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facility and notes payable, net	$368,100	$342,511
Accrued expenses and accounts payable	3,342	3,052
Due to affiliates	1,916	1,782
Intangible lease liabilities, net	3,056	3,275
Distributions payable	672	1,669
Derivative liabilities, deferred rental income and other liabilities	13,307	7,940

Total liabilities	390,393	360,229

Commitments and contingencies
Redeemable common stock	8,480	9,526

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share; 245,000,000 shares authorized, 14,976,039 and 14,997,382 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	149	149
Class T common stock, $0.01 par value per share; 245,000,000 shares authorized, 1,979,906 and 1,967,581 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	20	20
Capital in excess of par value	372,876	371,988
Accumulated distributions in excess of earnings	(119,693)	(114,216)
Accumulated other comprehensive loss	(11,890)	(5,455)

Total stockholders’ equity	241,462	252,486

Total liabilities, redeemable common stock and stockholders’ equity	$640,335	$622,241

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental and other property income	$12,687	$13,652	$26,519	$27,335
Operating expenses:
General and administrative	1,148	1,016	2,021	1,960
Property operating	588	841	1,398	1,652
Real estate tax	1,043	1,038	2,111	2,097
Advisory fees and expenses	1,713	1,568	3,268	3,080
Transaction-related	76	1	93	1
Depreciation and amortization	4,704	4,661	9,366	9,364
Impairment	—	—	52	—

Total operating expenses	9,272	9,125	18,309	18,154

Gain on disposition of real estate, net	—	585	—	535

Operating income	3,415	5,112	8,210	9,716

Other expense:
Interest expense and other, net	(3,786)	(3,642)	(7,505)	(7,233)

Net (loss) income	$(371)	$1,470	$705	$2,483

Class A Common Stock:
Net (loss) income	$(250)	$1,368	$779	$2,354

Basic and diluted weighted average number of common shares outstanding	14,986,900	14,997,938	14,993,507	15,005,665

Basic and diluted net (loss) income per common share	$(0.02)	$0.09	$0.05	$0.16

Class T Common Stock:
Net (loss) income	$(121)	$102	$(74)	$129

Basic and diluted weighted average number of common shares outstanding	1,980,535	1,945,068	1,977,482	1,938,822

Basic and diluted net (loss) income per common share	$(0.06)	$0.05	$(0.04)	$0.07

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(371)	$1,470	$705	$2,483
Other comprehensive income (loss)
Unrealized loss on interest rate swaps	(809)	(4,372)	(8,034)	(5,219)
Amount of loss (gain) reclassified from other comprehensive income into income as interest expense and other, net	1,155	(97)	1,599	(366)

Total other comprehensive income (loss)	346	(4,469)	(6,435)	(5,585)

Total comprehensive loss	$(25)	$(2,999)	$(5,730)	$(3,102)

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) (Unaudited)

	Class A Common Stock		Class T Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance as of January 1, 2020	14,997,382	$149	1,967,581	$20	$371,988	$(114,216)	$(5,455)	$252,486
Issuance of common stock	85,564	1	12,434	—	1,923	—	—	1,924
Distributions declared on common stock – $0.29 per common share	—	—	—	—	—	(4,890)	—	(4,890)
Distribution and stockholder servicing fees	—	—	—	—	2	—	—	2
Redemptions of common stock	(96,257)	(1)	(2,109)	—	(1,935)	—	—	(1,936)
Equity-based compensation	—	—	—	—	20	—	—	20
Equity-based payments to advisor	21,784	—	—	—	428	—	—	428
Changes in redeemable common stock	—	—	—	—	5	—	—	5
Comprehensive income (loss)	—	—	—	—	—	1,076	(6,781)	(5,705)

Balance as of March 31, 2020	15,008,473	149	1,977,906	20	372,431	(118,030)	(12,236)	242,334
Issuance of common stock	39,840	1	4,661	—	868	—	—	869
Distributions declared on common stock – $0.08 per common share	—	—	—	—	—	(1,292)	—	(1,292)
Distribution and stockholder servicing fees	—	—	—	—	2	—	—	2
Redemptions of common stock	(94,683)	(1)	(2,661)	—	(1,910)	—	—	(1,911)
Equity-based compensation	—	—	—	—	19	—	—	19
Equity-based payments to advisor	22,409	—	—	—	425	—	—	425
Changes in redeemable common stock	—	—	—	—	1,041	—	—	1,041
Comprehensive (loss) income	—	—	—	—	—	(371)	346	(25)

Balance as of June 30, 2020	14,976,039	$149	1,979,906	$20	$372,876	$(119,693)	$(11,890)	$241,462

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts) (Unaudited) - (Continued)

	Class A Common Stock		Class T Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance as of January 1, 2019	14,982,055	$150	1,914,878	$19	$369,638	$(96,485)	$(333)	$272,989
Issuance of common stock	161,958	2	26,392	—	4,251	—	—	4,253
Distributions declared on common stock – $0.39 per common share	—	—	—	—	—	(6,481)	—	(6,481)
Commissions on stock sales and related dealer manager fees	—	—	—	—	(74)	—	—	(74)
Other offering costs	—	—	—	—	(94)	—	—	(94)
Distribution and stockholder servicing fees	—	—	—	—	(11)	—	—	(11)
Redemptions of common stock	(129,182)	(2)	(3,063)	—	(2,920)	—	—	(2,922)
Equity-based compensation	—	—	—	—	20	—	—	20
Changes in redeemable common stock	—	—	—	—	(9)	—	—	(9)
Comprehensive income (loss)	—	—	—	—	—	1,013	(1,116)	(103)

Balance as of March 31, 2019	15,014,831	150	1,938,207	19	370,801	(101,953)	(1,449)	267,568
Issuance of common stock	108,657	1	14,990	—	2,426	—	—	2,427
Distributions declared on common stock – $0.29 per common share	—	—	—	—	—	(4,908)	—	(4,908)
Other offering costs	—	—	—	—	(20)	—	—	(20)
Distribution and stockholder servicing fees	—	—	—	—	11	—	—	11
Redemptions of common stock	(143,513)	(1)	(5,574)	—	(2,918)	—	—	(2,919)
Equity-based compensation	—	—	—	—	19	—	—	19
Equity-based payments to advisor	14,244	—	—	—	280	—	—	280
Changes in redeemable common stock	—	—	—	—	491	—	—	491
Comprehensive income (loss)	—	—	—	—	—	1,470	(4,469)	(2,999)

Balance as of June 30, 2019	14,994,219	$150	1,947,623	$19	$371,090	$(105,391)	$(5,918)	$259,950

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$705	$2,483
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	9,408	9,356
Straight-line rental income	(902)	(759)
Write-offs for uncollectable lease-related receivables	774	3
Amortization of deferred financing costs	427	421
Equity-based compensation	39	39
Equity-based payment to advisor	853	280
Gain on disposition of real estate assets, net	—	(535)
Impairment of real estate assets	52	—
Changes in assets and liabilities:
Rents and tenant receivables	(2,497)	28
Prepaid expenses and other assets	(185)	(85)
Accrued expenses and accounts payable	7	302
Deferred rental income and other liabilities	(1,018)	(892)
Due to affiliates	314	(73)

Net cash provided by operating activities	7,977	10,568

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(9,843)	(25,975)
Net proceeds from disposition of real estate assets	—	33,866
Payment of property escrow deposits	(100)	—
Refund of property escrow deposits	100	150

Net cash (used in) provided by investing activities	(9,843)	8,041

Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,321
Redemptions of common stock	(3,847)	(5,841)
Offering costs on issuance of common stock	—	(188)
Distribution and stockholder servicing fees paid	(176)	(190)
Proceeds from credit facility and notes payable	32,500	28,500
Repayments of credit facility and notes payable	(7,192)	(36,500)
Distributions to stockholders	(4,386)	(6,637)
Deferred financing costs paid	—	(50)

Net cash provided by (used in) financing activities	16,899	(19,585)

Net increase (decrease) in cash and cash equivalents and restricted cash	15,033	(976)
Cash and cash equivalents and restricted cash, beginning of period	3,941	2,906

Cash and cash equivalents and restricted cash, end of period	$18,974	$1,930

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$18,397	$1,601
Restricted cash	577	329

Total cash and cash equivalents and restricted cash	$18,974	$1,930

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Credit Property Trust V, Inc. (the “Company”) is a non-exchange traded real estate investment trust (“REIT”) formed as a Maryland corporation on December 12, 2012, that elected to be taxed, and currently qualifies, as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. The Company operates a diversified portfolio of commercial real estate assets primarily consisting of net leased properties located throughout the United States. As of June 30, 2020, the Company owned 150 properties, comprising 3.4 million rentable square feet of commercial space located in 34 states. As of June 30, 2020, the rentable space at these properties was 98.1% leased, including month-to-month agreements, if any.

Substantially all of the Company’s business is conducted through Cole Operating Partnership V, LP, a Delaware limited partnership, of which the Company is the sole general partner and owns, directly or indirectly, 100% of the partnership interests.

The Company is externally managed by Cole REIT Management V, LLC, a Delaware limited liability company (“CR V Management”), which is an affiliate of CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including in acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California, and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan; and Atlanta, Georgia.

CCO Group, LLC owns and controls CR V Management, the Company’s advisor, and is the indirect owner of CCO Capital, LLC (“CCO Capital”), the Company’s dealer manager, and CREI Advisors, LLC (“CREI Advisors”), the Company’s property manager. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as the Company’s sponsor and as a sponsor to CIM Real Estate Finance Trust, Inc. (formerly known as Cole Credit Property Trust IV, Inc.) (“CMFT”), Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Income NAV, Inc. (“CIM Income NAV”).

On March 17, 2014, the Company commenced its initial public offering (the “Initial Offering”) on a “best efforts” basis of up to a maximum of $2.975 billion in shares of a single class of common stock. The Initial Offering offered up to a maximum of $2.5 billion in shares of a single class of common stock (now referred to as Class A Shares as defined below) in the primary offering, as well as up to $475.0 million in additional shares pursuant to a distribution reinvestment plan (the “Original DRIP”). In March 2016, the Company reclassified a portion of its unissued Class A common stock (“Class A Shares”) as Class T common stock (“Class T Shares”) and commenced sales of Class T Shares thereafter upon receipt of the required regulatory approvals. On March 29, 2016, the Company’s board of directors (the “Board”) adopted an Amended and Restated Distribution Reinvestment Plan (the “First Amended and Restated DRIP”) in connection with the reinvestment of distributions paid on Class A Shares and Class T Shares. Pursuant to the First Amended and Restated DRIP, distributions on Class A Shares are reinvested in Class A Shares and distributions on Class T Shares are reinvested in Class T Shares. The First Amended and Restated DRIP became effective as of May 1, 2016.

On August 1, 2017, the Company commenced a follow-on offering on a “best efforts” basis (the “Follow-on Offering”) of up to an aggregate of $1.2 billion in Class A Shares and Class T Shares in the primary portion of the Follow-on Offering (up to $660.0 million in Class A Shares and up to $540.0 million in Class T Shares) and an additional $300.0 million in shares of common stock pursuant to the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRIP”). Effective December 31, 2018, the primary portion of the Follow-On Offering was terminated, but the Company continued to issue Class A Shares

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

and Class T Shares pursuant to the Second Amended and Restated DRIP portion of the Follow-on Offering. On March 28, 2019, the Company registered an aggregate of $68,740,000 of Class A Shares and Class T Shares under the Second Amended and Restated DRIP (collectively with the Original DRIP and the First Amended and Restated DRIP, the “DRIP”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-230566) filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “S-3 Registration Statement”), which was declared effective on April 5, 2019 (the “DRIP Offering,” and collectively with the Initial Offering and the Follow-on Offering, the “Offerings”). As of April 30, 2019, the Company ceased issuing shares in the Follow-on Offering and had sold a total of $73.3 million of Class A Shares and Class T Shares, including $53.9 million ($32.9 million in Class A Shares and $21.0 million in Class T Shares) sold to the public pursuant to the primary portion of the Follow-on Offering and $19.4 million ($17.4 million in Class A Shares and $2.0 million in Class T Shares) sold pursuant to the DRIP. The unsold Class A Shares and Class T Shares in the Follow-on Offering of $1.4 billion in the aggregate were subsequently deregistered. The Company began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

The Board establishes an updated estimated per share net asset value (“NAV”) of the Company’s common stock on at least an annual basis for purposes of assisting broker-dealers that participated in the Offering in meeting their customer account reporting obligations under Financial Industry Regulatory Authority Rule 2231. Distributions are reinvested in shares of the Company’s common stock under the DRIP at the estimated per share NAV as determined by the Board. Additionally, the estimated per share NAV as determined by the Board serves as the per share NAV for purposes of the share redemption program. On June 30, 2020, the estimated per share NAV was $18.62 per share for both Class A Shares and Class T Shares, which was established on May 27, 2020 using a valuation date of March 31, 2020. Commencing on May 29, 2020, distributions were reinvested in shares of the Company’s common stock under the Second Amended and Restated DRIP at a price of $18.62 per share for both Class A Shares and Class T Shares. On August 12, 2020, the Board established an updated estimated per share NAV of the Company’s common stock, using a valuation date of June 30, 2020, of $18.96 per share for both Class A Shares and Class T Shares. Commencing on August 14, 2020, distributions are reinvested in shares of the Company’s common stock under the Second Amended and Restated DRIP at a price of $18.96 per share for both Class A Shares and Class T Shares. The Board previously established a per share NAV as of February 29, 2016, December 31, 2016, December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020. The Company’s estimated per share NAVs are not audited or reviewed by its independent registered public accounting firm. The Company intends to publish an updated estimated per share NAV on a quarterly, rather than an annual, basis going forward, until such time that the Company has greater visibility into the impact of the current novel coronavirus (“COVID-19”) pandemic on the Company’s property valuations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented

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include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019, and related notes thereto, set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the Company’s prior period condensed consolidated financial statements have been reclassified to conform to the current period presentation.

The Company is presenting the write-offs for uncollectable lease-related receivables of $3,000 for the six months ended June 30, 2019, which was previously included in straight-line rental income, net in the condensed consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

Recoverability of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such

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expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value will be determined using a discounted cash flow analysis and recent comparable sales transactions. During the six months ended June 30, 2020, the Company recorded impairment charges of $52,000 related to one retail property, due to the carrying value being greater than the estimated fair value of the property. The Company’s impairment assessment as of June 30, 2020 was based on the most current information available to the Company, including expected holding periods. If the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. The Company cannot provide any assurance that additional material impairment charges with respect to the Company’s real estate assets will not occur during 2020 or in future periods, particularly with respect to any negative impacts to the Company that may result from the economic disruptions caused by the COVID-19 pandemic. If the effects of the COVID-19 pandemic cause economic and market conditions to continue to deteriorate or if the Company’s expected holding periods for assets change, subsequent tests for impairment could result in additional impairment charges in the future. As of June 30, 2020, the Company has not identified any further impairments resulting from COVID-19 related impacts, including as a result of tenant requests for rent relief. The Company generally intends to hold its assets for the long-term; therefore, a temporary change in cash flows due to COVID-19 related impacts alone would not be an indicator of impairment. However, the Company has yet to see the long-term effects of COVID-19 on the economy and the extent to which it may impact the Company’s tenants in the future. Indications of a tenant’s inability to continue as a going concern, changes in the Company’s view or strategy relative to a tenant’s business or industry as a result of the economic impacts of COVID-19, or changes in the Company’s long-term hold strategies, could be indicative of an impairment indicator. Accordingly, the Company will continue to monitor circumstances and events in future periods to determine whether the carrying value of the Company’s real estate assets are recoverable. The assumptions and uncertainties utilized in the evaluation of the impairment of real estate assets are discussed in detail in Note 3 — Fair Value Measurements. See also Note 4 — Real Estate Assets for further discussion regarding real estate acquisition and disposition activity. No impairment indicators were identified and no impairment losses were recorded during the six months ended June 30, 2019.

Assets Held for Sale

When a real estate asset is identified by the Company as held for sale, the Company will cease recording depreciation and amortization of the assets related to the property and estimate its fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount is then recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of June 30, 2020 or December 31, 2019.

Disposition of Real Estate Assets

Gains and losses from dispositions are recognized once the various criteria relating to the terms of sale and any subsequent involvement by the Company with the asset sold are met. A discontinued operation includes only the disposal of a component of an entity and represents a strategic shift that has (or will have) a major effect on an entity’s financial results. There were no property dispositions during the six months ended June, 30, 2020. The disposition of one property during the six months ended June 30, 2019 did not qualify for discontinued operations presentation, and, thus, the results of the property that was sold will remain in operating income, and the associated loss from the disposition is included in loss on disposition of real estate, net in the accompanying condensed consolidated statements of operations.

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Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and other intangibles, based in each case on their relative fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.

Acquisition-related fees and certain acquisition-related expenses related to asset acquisitions are capitalized and allocated to tangible and intangible assets and liabilities, as described above.

Restricted Cash

The Company had $577,000 and $456,000 in restricted cash as of June 30, 2020 and December 31, 2019, respectively. Included in restricted cash was $380,000 and $354,000 held by lenders in escrow accounts in accordance with the associated lender’s loan agreement as of June 30, 2020 and December 31, 2019, respectively. Restricted cash also included $197,000 and $102,000 held by lenders in lockbox accounts as of June 30, 2020 and December 31, 2019, respectively. As part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which the monthly debt service payments are disbursed to the lender and the excess funds are disbursed to the Company.

Leases

The Company has lease agreements with lease and non-lease components. The Company has elected to not separate non-lease components from lease components for all classes of underlying assets (primarily real estate assets) and will account for the combined components as rental and other property income. Non-lease components included in rental and other property income include certain tenant reimbursements for maintenance services (including common-area maintenance services or “CAM”), real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. As a lessor, the Company has further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. The Company is not party to any material leases where it is the lessee.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease, but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options, including if they will be exercised, evaluation of implicit discount rates and the assessment and consideration of “fixed” payments for straight-line rent revenue calculations.

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June 30, 2020 (Unaudited) – (Continued)

Lease costs represent the initial direct costs incurred in the origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third-party costs and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are expensed as incurred. Upon successful lease execution, leasing commissions are capitalized.

Revenue Recognition

Rental and other property income is primarily derived from fixed contractual payments from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. Variable rental and other property income consists primarily of tenant reimbursements for recoverable real estate taxes and operating expenses which are included in rental and other property income in the period when such costs are incurred, with offsetting expenses in real estate taxes and property operating expenses, respectively, within the condensed consolidated statements of operations. The Company defers the recognition of variable rental and other property income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

The Company continually reviews whether collection of lease-related receivables, including any straight-line rent, and current and future operating expense reimbursements from tenants are probable. The determination of whether collectability is probable takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Upon the determination that the collectability of a receivable is not probable, the Company will record a reduction to rental and other property income for amounts previously recorded and a decrease in the outstanding receivable. Revenue from leases where collection is deemed to be not probable is recorded on a cash basis until collectability becomes probable. Management’s estimate of the collectability of lease-related receivables is based on the best information available at the time of estimate. The Company does not use a general reserve approach and lease-related receivables are adjusted and taken against rental and other property income only when collectability becomes not probable.

During the three and six months ended June 30, 2020, the Company identified certain tenants where collection was no longer considered probable. For these tenants, the Company made the determination to record revenue on a cash basis and wrote off total outstanding receivables of $852,000 and $882,000 for the three and six months ended June 30, 2020, respectively, which included $120,000 of straight-line rental income for both of the respective periods, and $101,000 and $108,000 related to certain tenant reimbursements that were written off during the three and six months ended June 30, 2020. These write-offs reduced rental and other property income during the three and six months ended June 30, 2020.

Earnings (Loss) and Distributions Per Share

The Company has two classes of common stock. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which can result in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. The distributed earnings to Class T Share common stockholders represents distributions declared less the distribution and stockholder servicing fees. Diluted income (loss) per share, when applicable, considers the effect of any

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potentially dilutive share equivalents, of which the Company had none for each of the three and six months ended June 30, 2020 or 2019. Distributions per share are calculated based on the authorized monthly distribution rate. Prior to April 1, 2020, distributions were calculated based on the authorized daily distribution rate.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which was subsequently amended by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”) in November 2018. Subsequently, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. ASU 2016-13 and the related updates are intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held-for-investment, held-to-maturity debt securities, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2018-19 clarified that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASU 2016-13 and ASU 2018-19 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2020 and has concluded there is no material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. ASU 2018-13 also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU 2018-13 are effective January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of ASU 2018-13 are to be applied retrospectively, and early adoption is permitted. The Company adopted ASU 2018-13 during the first quarter of fiscal year 2020 and has concluded there is no material impact on its condensed consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). The amendments in this ASU permit the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes or another acceptable benchmark interest rate. The SOFR

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June 30, 2020 (Unaudited) – (Continued)

is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar London Interbank Offered Rate (“LIBOR”), which will be phased out by the end of 2021. ASU 2018-16 is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2018-16 is required to be adopted on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after the date of adoption. The Company currently uses LIBOR as its benchmark interest rate in the Company’s interest rate swaps associated with the Company’s LIBOR-based variable rate borrowings, including one interest rate swap agreement entered into since the date of adoption of ASU 2018-16. The Company evaluated the effect of this new benchmark interest rate option, and does not believe this ASU will have a material impact on its condensed consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The guidance changes the guidance for determining whether a decision-making fee is a variable interest. Under the new ASU, indirect interests held through related parties under common control will now be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. Such indirect interests were previously treated the same as direct interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2018-17 during the first quarter of fiscal year 2020 and has concluded there is no material impact on its condensed consolidated financial statements.

In April 2020, the FASB issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of COVID-19. Due to the business disruptions and challenges severely affecting the global economy caused by COVID-19, many lessors may be required to provide rent deferrals and other lease concessions to lessees. While the lease modification guidance in ASC 842 addresses routine changes to lease terms resulting from negotiations between the lessee and the lessor, this guidance did not contemplate concessions being so rapidly executed to address the sudden liquidity constraints of some lessees arising from COVID-19 related impacts. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances.

The Company has elected to apply this guidance to avoid performing a lease by lease analysis for the lease concessions that (1) were granted as relief due to the COVID-19 related impacts and (2) result in the cash flows remaining substantially the same or less than the original contract and will account for these lease concessions as if no changes were made to the leases. During the three and six months ended June 30, 2020, the Company provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of COVID-19 on those tenants. As of June 30, 2020, the Company had granted rent deferrals of $74,000. The deferral of rental payments affects the timing, but not the amount, of the lease payments and resulted in an increase of $74,000 to the Company’s lease-related receivables balance as of June 30, 2020.

In addition, the Company entered into lease amendments during the three and six months ended June 30, 2020 that provided for lease concessions, through rent abatements or rent deferrals, that represented substantive

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June 30, 2020 (Unaudited) – (Continued)

changes to the consideration in the original lease. These lease amendments extended the lease periods ranging from 24 months to 36 months. For these leases, the Company applied the lease modification accounting framework pursuant to ASC 842. As of June 30, 2020, these lease amendments resulted in rent abatements of $145,000 and deferred rental income of $84,000.

As of August 10, 2020, the Company has collected approximately 86% of rental payments billed to tenants during the three months ended June 30, 2020.

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. Current and prior period liabilities’ carrying and fair values exclude net deferred financing costs. These financial instruments are valued using Level 2 inputs. As of June 30, 2020, the estimated fair value of the Company’s debt was $368.7 million, compared to a carrying value of $369.4 million. The estimated fair value of the Company’s debt was $343.4 million as of December 31, 2019, compared to a carrying value on that date of $344.1 million.

Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.

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June 30, 2020 (Unaudited) – (Continued)

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2020 and December 31, 2019, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of June 30, 2020 and December 31, 2019, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2020 and December 31, 2019 (in thousands):

	Balance as of June 30, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial liabilities:
Interest rate swaps	$(11,890)	$—	$(11,890)	$—

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial asset:
Interest rate swap	$50	$—	$50	$—

Financial liabilities:
Interest rate swaps	$(5,505)	$—	$(5,505)	$—

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

Certain financial and nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. The Company’s process for identifying and recording impairment related to real estate assets and intangible assets is discussed in Note 2 — Summary of Significant Accounting Policies.

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June 30, 2020 (Unaudited) – (Continued)

As discussed in Note 4 — Real Estate Assets, during the six months ended June 30, 2020, real estate assets related to one retail property was deemed to be impaired, due to the carrying value being greater than the estimated fair value of the property, net of selling costs. The carrying value was reduced to an estimated fair value of $876,000 as a result of updated estimated selling costs, resulting in impairment charges of $52,000. There were no assets impaired during the six months ended June 30, 2019. The Company determined that the selling prices used to determine the fair values were Level 2 inputs.

The following table presents the impairment charges by asset class recorded during the six months ended June 30, 2020 (in thousands):

Six Months Ended June 30, 2020
Asset class impaired:
Land	$16
Buildings and improvements	36

Total impairment loss	$52

NOTE 4 — REAL ESTATE ASSETS

2020 Property Acquisitions

During the six months ended June 30, 2020, the Company acquired two commercial properties for an aggregate purchase price of $9.7 million (the “2020 Asset Acquisitions”), which includes $308,000 of acquisition-related expenses that were capitalized. The Company funded the 2020 Asset Acquisitions with proceeds from borrowings during the six months ended June 30, 2020.

The following table summarizes the purchase price allocation for the 2020 Asset Acquisitions purchased during the six months ended June 30, 2020 (in thousands):

2020 Asset Acquisitions
Land	$1,884
Buildings and improvements	7,098
Acquired in-place leases and other intangibles (1)	736

Total purchase price	$9,718

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 14.8 years.

2020 Impairment

The Company performs quarterly impairment review procedures, primarily through continuous monitoring of events and changes in circumstances that could indicate that the carrying value of certain of its real estate assets may not be recoverable. See Note 2 — Summary of Significant Accounting Policies for a discussion on the Company’s accounting policies regarding impairment of real estate assets.

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June 30, 2020 (Unaudited) – (Continued)

During the six months ended June 30, 2020, one property with a carrying value of $928,000 was deemed to be impaired and its carrying value was reduced to an estimated fair value of $876,000, resulting in impairment charges of $52,000, which were recorded in the condensed consolidated statements of operations. See Note 3 — Fair Value Measurements for a further discussion on these impairment charges. No impairment losses were recorded during the six months ended June 30, 2019.

2019 Property Acquisitions

During the six months ended June 30, 2019, the Company acquired 13 commercial properties for an aggregate purchase price of $25.3 million (the “2019 Asset Acquisitions”), which includes $777,000 of acquisition-related expenses that were capitalized. The Company funded the 2019 Asset Acquisitions with proceeds from real estate dispositions during the six months ended June 30, 2019.

The following table summarizes the purchase price allocation for the 2019 Asset Acquisitions purchased during the six months ended June 30, 2019 (in thousands):

2019 Asset Acquisitions
Land	$4,163
Buildings and improvements	10,465
Acquired in-place leases and other intangibles (1)	10,703

Total purchase price	$25,331

(1)	The weighted average amortization period for acquired in-place leases and other intangibles was 20.0 years.

2019 Property Dispositions

During the six months ended June 30, 2019, the Company disposed of five retail properties and one anchored shopping center for an aggregate gross sales price of $34.8 million, resulting in net proceeds of $33.9 million after closing costs and disposition fees due to CR V Management or its affiliates and a net gain of $535,000. The Company has no continuing involvement with these properties. The gain on sale of real estate is included in gain on disposition of real estate, net in the condensed consolidated statements of operations. The disposition of these properties does not qualify to be reported as discontinued operations since the dispositions do not represent a strategic shift that had a major effect on the Company’s operations and financial results. Accordingly, the operating results of these disposed properties are reflected in the Company’s results from continuing operations for all periods presented through their respective dates of disposition. During the six months ended June 30, 2020, the Company did not dispose of any properties.

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June 30, 2020 (Unaudited) – (Continued)

NOTE 5 — INTANGIBLE LEASE ASSETS AND LIABILITIES

Intangible lease assets and liabilities consisted of the following as of June 30, 2020 and December 31, 2019 (in thousands, except weighted average life remaining):

	June 30, 2020	December 31, 2019
Intangible lease assets:
In-place leases and other intangibles, net of accumulated amortization of $26,027 and $23,013 respectively (with a weighted average life remaining of 11.2 years and 11.5 years, respectively)	$58,756	$61,035
Acquired above-market leases, net of accumulated amortization of $3,234 and $2,973, respectively (with a weighted average life remaining of 10.4 years and 10.8 years, respectively)	4,653	4,914

Total intangible lease assets, net	$63,409	$65,949

Intangible lease liabilities:
Acquired below-market leases, net of accumulated amortization of $2,578 and $2,359, respectively (with a weighted average life remaining of 8.3 years and 8.7 years, respectively)	$3,056	$3,275

Amortization of the above-market leases is recorded as a reduction to rental and other property income, and amortization expense for the in-place leases and other intangibles is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Amortization of below-market leases is recorded as an increase to rental and other property income in the accompanying condensed consolidated statements of operations.

The following table summarizes the amortization related to the intangible lease assets and liabilities for the three and six months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
In-place lease and other intangible amortization	$1,501	$1,546	$3,014	$3,032
Above-market lease amortization	$128	$141	$261	$290
Below-market lease amortization	$107	$168	$219	$298

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

The following table summarizes the estimated amortization relating to the intangible lease assets and liabilities subsequent to June 30, 2020 (in thousands):

	Amortization
	In-Place Leases and Other Intangibles	Above- Market Leases	Below- Market Leases
Remainder of 2020	$2,999	$254	$213
2021	5,962	499	414
2022	5,768	488	333
2023	5,466	478	321
2024	5,049	387	287
Thereafter	33,512	2,547	1,488

Total	$58,756	$4,653	$3,056

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. As of June 30, 2020, the Company had three interest rate swap agreements. The following table summarizes the terms of the Company’s interest rate swap agreements designated as hedging instruments as of June 30, 2020 and December 31, 2019 (dollar amounts in thousands):

	Balance Sheet Location	Outstanding Notional Amount as of June 30, 2020	Interest Rate (1)	Effective Date	Maturity Date	Fair Value of Liabilities as of
						June 30, 2020	December 31, 2019
Interest Rate Swaps (2)	Derivative liabilities, deferred rental income and other liabilities	$241,100	3.49% to 4.50%	1/15/2016 to 4/25/2019	2/1/2021 to 3/27/2023	$(11,890)	$(5,505)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of June 30, 2020.
(2)

As of December 31, 2019, one of the interest rate swaps with an aggregate outstanding notional amount of $21.1 million was in an asset position with an aggregate fair value of $50,000 and is included in prepaid expenses and other assets in the accompanying condensed consolidated balance sheets.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the derivative instruments that are designated as hedges is recorded in other comprehensive income (loss), with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Company’s variable rate debt. For the three and six months ended June 30, 2020, the amount of losses reclassified from other comprehensive income (loss) as an increase to interest expense was $1.2 million and $1.6 million, respectively. For the three and six months ended June 30, 2019, the amount of gains reclassified from other comprehensive income (loss) as a decrease to interest expense was $97,000 and $366,000, respectively. The total unrealized loss on interest rate swaps of $11.9 million and $5.5 million as of June 30, 2020 and December 31, 2019, respectively, is included in accumulated other comprehensive (loss) income in the accompanying condensed consolidated statement of stockholders’ equity. During the next 12 months, the Company estimates that $5.4 million will be reclassified from other comprehensive income (loss) as an increase to interest expense. The Company includes cash flows from interest rate swap agreements in cash flows provided by operating activities on its condensed consolidated statements of cash flows, as the Company’s accounting policy is to present cash flows from hedging instruments in the same category in its condensed consolidated statements of cash flows as the category for cash flows from the hedged items.

The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at an aggregate termination value, inclusive of interest payments, of $12.0 million, which includes accrued interest. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of June 30, 2020.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

As of June 30, 2020, the Company had $368.1 million of debt outstanding, including net deferred financing costs, with a weighted average years to maturity of 2.4 years and a weighted average interest rate of 3.8%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should a loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date.

The following table summarizes the debt balances as of June 30, 2020 and December 31, 2019, and the debt activity for the six months ended June 30, 2020 (in thousands):

		During the Six Months Ended June 30, 2020
	Balance as of December 31, 2019	Debt Issuance, Net (1)	Repayments and Modifications	Accretion	Balance as of June 30, 2020
Credit facility	$251,500	$32,500	$(7,000)	$—	$277,000
Fixed rate debt	92,600	—	(192)	—	92,408

Total debt	344,100	32,500	(7,192)	—	369,408

Deferred costs – credit facility (2)	(1,302)	—	—	203	(1,099)
Deferred costs – fixed rate debt	(287)	—	—	78	(209)

Total debt, net	$342,511	$32,500	$(7,192)	$281	$368,100

(1)	Includes deferred financing costs incurred during the period.
(2)	Deferred costs related to the term portion of the Credit Facility, as defined below.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Notes Payable

As of June 30, 2020, the fixed rate debt outstanding of $92.4 million included $21.1 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. The fixed rate debt has interest rates ranging from 3.5% to 4.5% per annum. The fixed rate debt outstanding matures on various dates from February 2021 to December 2024. With respect to the remaining $21.1 million of debt maturing within the next 12 months following the date these financial statements are issued, the Company believes cash on hand, net cash provided by operations, borrowings available under the Credit Facility or the entry into new financing arrangements will be sufficient in order to meet its debt obligations as they become due. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $157.0 million as of June 30, 2020. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.

Credit Facility

The Company has a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent, and the other lenders party thereto. The Credit Agreement allows for borrowings of up to $350.0 million (the “Credit Facility”). The Credit Facility includes $220.0 million in term loans (the “Term Loans”) and up to $130.0 million in revolving loans (the “Revolving Loans”). The Term Loans mature on March 27, 2023 and the Revolving Loans mature on March 28, 2022; however, the Company may elect to extend the maturity date of the Revolving Loans to March 28, 2023 subject to satisfying certain conditions described in the Credit Agreement.

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month LIBOR multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”) for the interest period plus an applicable rate ranging from 1.30% to 1.70%; or (ii) a base rate ranging from 0.30% to 0.70%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Credit Agreement); (b) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50%; or (c) the Adjusted LIBO Rate for a period of one month plus 1.0%. As of June 30, 2020, the amounts outstanding under the Revolving Loans totaled $57.0 million at a weighted average interest rate of 1.9%. As of June 30, 2020, the amounts outstanding under the Term Loans totaled $220.0 million, all of which was subject to interest rate swap agreements (the “Swapped Term Loan”). The interest rate swap agreements had the effect of fixing the Adjusted LIBO Rate per annum of the Swapped Term Loan at an all-in rate of 4.2%. The Company had $277.0 million of debt outstanding under the Credit Facility as of June 30, 2020 at a weighted average interest rate of 3.7% and $73.0 million in unused capacity, subject to borrowing availability. The Company had available borrowings of $4.4 million as of June 30, 2020.

The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth not less than $225.0 million plus 75% of the equity interests issued by the Company, a net leverage ratio less than or equal to 60%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75, a secured debt ratio equal to or less than 40% and recourse debt not greater than 15% of total asset value. The Company believes it was in compliance with the financial covenants of the Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements as of June 30, 2020.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

Maturities

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt subsequent to June 30, 2020 (in thousands):

Principal Repayments
Remainder of 2020	$196
2021	68,009
2022	57,428
2023	220,448
2024	23,327
Thereafter	—

Total	$369,408

NOTE 8 — SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the six months ended June 30, 2020 and 2019 are as follows (in thousands):

	Six Months Ended June 30,
	2020	2019
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock issued through distribution reinvestment plan	$2,793	$5,359
Distributions declared and unpaid	$672	$1,613
Change in accrued distribution and stockholder servicing fees	$(4)	$(11)
Accrued capital expenditures	$397	$—
Change in fair value of interest rate swaps	$(6,435)	$(5,585)
Supplemental Cash Flow Disclosures:
Interest paid	$7,064	$6,796
Cash paid for taxes	$74	$44

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

NOTE 10 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CR V Management and certain of its affiliates in connection with the Offerings and the acquisition, management and disposition of its assets.

Selling commissions and dealer manager fees

In connection with the primary portion of the Follow-on Offering, which was terminated on December 31, 2018, CCO Capital, the Company’s dealer manager, which is affiliated with CR V Management, received selling commissions of up to 7.0% and 3.0% of gross offering proceeds from the primary portion of the Offerings for Class A Shares and Class T Shares, respectively, and before reallowance of selling commissions earned by participating broker-dealers. The Company has been advised that CCO Capital reallowed 100% of selling commissions earned to participating broker-dealers. In addition, CCO Capital received 2.0% of gross offering proceeds from the primary portion of the Offerings for both Class A Shares and Class T Shares as a dealer manager fee. CCO Capital, in its sole discretion, reallowed all or a portion of its dealer manager fee to participating broker-dealers. No selling commissions or dealer manager fees are paid to CCO Capital or other participating broker-dealers with respect to shares sold pursuant to the DRIP.

Other organization and offering expenses

All other organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions, dealer manager fees and distribution and stockholder servicing fees) were paid by CR V Management or its affiliates and were reimbursed by the Company up to 2.0% of aggregate gross offering proceeds. A portion of the other organization and offering expenses may be considered to be underwriting compensation. As of June 30, 2020, CR V Management had paid organization and offering expenses in excess of 2.0% of aggregate gross offering proceeds in connection with the Offerings. These excess amounts were not included in the condensed consolidated financial statements of the Company because such amounts were not a liability of the Company as they exceeded 2.0% of gross proceeds from the Offerings. Since the Follow-on Offering has been terminated, these excess amounts will not be paid.

Distribution and stockholder servicing fees

Through October 4, 2016, the Company paid CCO Capital a distribution and stockholder servicing fee for Class T Shares that was calculated on a daily basis in the amount of 1/365th of 0.8% of the most recent estimated per share NAV of the Class T Shares sold in the primary portion of the Initial Offering. Beginning on October 5, 2016, the distribution and stockholder servicing fee is calculated on a daily basis in an amount equal to 1/365th of 1.0% of the most recent estimated per share NAV of the Class T Shares sold in the primary portion of the Offerings. The distribution and stockholder servicing fee is paid monthly in arrears from cash flows from operations or, if the Company’s cash flows from operations are not sufficient to pay the distribution and stockholder servicing fee, from borrowings in anticipation of future cash flows. An estimated liability for future distribution and stockholder servicing fees payable to CCO Capital was recognized at the time each Class T Share was sold and included in due to affiliates in the condensed consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company will cease paying the distribution and

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

stockholder servicing fee with respect to Class T Shares at the earliest of (i) the end of the month in which the total distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 4.0% of the stockholder’s total gross investment amount at the time of the purchase of the primary Class T Shares held in such account, or a lower limit agreed upon between the dealer manager and the participating broker-dealer at the time such Class T Shares were sold; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of the Company’s shares, excluding shares sold pursuant to the DRIP; (iii) the fourth anniversary of the last day of the month in which the offering in which such Class T Shares were purchased (excluding the offering of shares pursuant to the DRIP) terminates; (iv) the date such Class T Share is no longer outstanding; and (v) the date the Company effects a liquidity event. CCO Capital may, in its discretion, reallow to participating broker-dealers all or a portion of the distribution and stockholder servicing fee for services that such participating broker-dealers perform in connection with the distribution of Class T Shares. At the time the Company ceases paying the distribution and stockholder servicing fee with respect to an outstanding Class T Share pursuant to the provisions above, such Class T Share will convert into a number of Class A Shares (including any fractional shares) with an equivalent net asset value as such Class T Share. The Company cannot predict when this will occur. No distribution and stockholder servicing fees are paid to CCO Capital or other participating broker-dealers with respect to shares sold pursuant to the DRIP.

Acquisition fees and expenses

The Company pays CR V Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. In addition, the Company reimburses CR V Management or its affiliates for insourced expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, which are fixed on an annual basis at 0.5% of the contract purchase price of each property and 0.5% of the amount advanced for a loan or other investment, which will be prorated for any partial calendar year; provided, that acquisition expenses are not included in the contract purchase price of the property. Additionally, CR V Management or its affiliates are reimbursed for third-party acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Board, including a majority of the Company’s independent directors, as commercially competitive, fair and reasonable to the Company. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred and are included in transaction-related expenses in the condensed consolidated statements of operations.

Advisory fees and expenses

Pursuant to the advisory agreement with CR V Management, the Company pays CR V Management a monthly advisory fee based upon the Company’s monthly average asset value, which, effective January 1, 2020, is based on the estimated market value of such assets used to determine the Company’s estimated per share NAV as of December 31, 2019, as discussed in Note 1 — Organization and Business, and for those assets acquired subsequent to December 31, 2019, is based on the purchase price. The monthly advisory fee is equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company’s average asset value that is between $0 and $2.0 billion; (2) an annualized rate of 0.70% paid on the Company’s average asset value that is between $2.0 billion and $4.0 billion; and (3) an annualized rate of 0.65% paid on the Company’s average asset value that is over $4.0 billion. Starting in May 2019, one-third of this fee is paid to CR V Management in Class A Shares, which are issued at the most recently established NAV price. During the three and six months ended June 30,

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

2020, approximately 22,000 and 44,000 Class A Shares, respectively, were issued for payment of advisory fees, which vested upon issuance, totaling $425,000 and $853,000, respectively, for the three and six months ended June 30, 2020 in equity-based payments included in advisory fees and expenses in the condensed consolidated statements of operations. The Board has approved the payment of one-third of the monthly advisory fee in Class A Shares through December 2020.

Operating expenses

The Company reimburses CR V Management, or its affiliates, for the expenses they paid or incurred in connection with the advisory and administrative services provided to the Company, subject to the limitation that the Company will not reimburse CR V Management or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceed the greater of: (1) 2.0% of average invested assets, or (2) 25.0% of net income excluding any additions to reserves for depreciation or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CR V Management or its affiliates for the salaries and benefits paid to personnel in connection with the services for which CR V Management or its affiliates receive acquisition fees, and the Company will not reimburse CR V Management for salaries and benefits paid to the Company’s executive officers.

Disposition fees

If CR V Management or its affiliates provide a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company will pay CR V Management or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event may the total disposition fees paid to CR V Management, its affiliates and unaffiliated third parties exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. In addition, if CR V Management or its affiliates provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more assets other than properties, the Company may separately compensate CR V Management or its affiliates at such rates and in such amounts as the Board, including a majority of the Company’s independent directors, and CR V Management agree upon, not to exceed an amount equal to 1.0% of the contract price of the assets sold.

Subordinated performance fees

The Company will pay a subordinated performance fee in connection with one of the following alternative events: (1) if the Company’s shares are listed on a national securities exchange, CR V Management, or its affiliates, will be entitled to a subordinated performance fee equal to 15.0% of the amount, if any, by which (i) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing, exceeds (ii) the sum of the total amount of capital raised from stockholders and the amount of distributions necessary to generate a 6.0% annual cumulative, non-compounded return to stockholders; (2) if the Company is sold or its assets are liquidated, CR V Management will be entitled to a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after stockholders have received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and a 6.0% annual cumulative, non-compounded return; or (3) upon termination of the advisory agreement with CR V Management, CR V Management may be entitled to a subordinated performance fee similar to the fee to which it would have been

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During the three and six months ended June 30, 2020 and 2019, no subordinated performance fees were incurred related to any such events.

The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CR V Management and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Selling commissions	$—	$—	$—	$47
Dealer manager fees	$—	$—	$—	$27
Other organization and offering expenses	$—	$20	$—	$114
Distribution and stockholder servicing fees (1)	$87	$89	$176	$190
Acquisition fees and expenses	$—	$614	$235	$614
Disposition fees	$—	$252	$—	$282
Advisory fees and expenses	$1,713	$1,568	$3,268	$3,080
Operating expenses	$506	$408	$787	$719

(1)

Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for future distribution and stockholder servicing fees payable to CCO Capital of $689,000 and $1.1 million as of June 30, 2020 and 2019, respectively, which is included in due to affiliates in the condensed consolidated balance sheets with a corresponding decrease to capital in excess of par value.

Due to Affiliates

As of June 30, 2020 and December 31, 2019, $1.9 million and $1.8 million, respectively, were recorded for services and expenses incurred, but not yet reimbursed to CR V Management or its affiliates. The amounts are primarily for distribution and stockholder servicing fees payable to CCO Capital and operating fees and expenses. These amounts were included in due to affiliates in the condensed consolidated balance sheets for such periods.

NOTE 11 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged and may in the future engage CR V Management or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and stockholder relations. As a result of these relationships, the Company is dependent upon CR V Management or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

NOTE 12 — STOCKHOLDERS’ EQUITY

Equity-Based Compensation

On August 10, 2018, the Board approved the adoption of the Company’s 2018 Equity Incentive Plan (the “Plan”), under which 400,000 of the Company’s common shares were reserved for issuance and share awards of 392,000 are available for future grant as of June 30, 2020.

As of June 30, 2020, the Company has granted awards of approximately 2,500 restricted Class A Shares to each of the independent members of the Board (approximately 7,600 restricted shares in aggregate) under the Plan. As of June 30, 2020, 3,600 of the restricted Class A Shares had vested based on one year of continuous service. The remaining 4,000 shares issued had not vested or been forfeited as of June 30, 2020. The fair value of the Company’s share awards is determined using the Company’s NAV per share on the date of grant. Compensation expense related to these restricted Class A Shares is recognized over the vesting period. The Company recorded compensation expense of $19,000 and $39,000 for the three and six months ended June 30, 2020 and 2019, respectively, related to these restricted Class A Shares, which is included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

As of June 30, 2020, there was $20,000 of total unrecognized compensation expense related to the restricted Class A Shares issued in 2019, which will be recognized ratably over the remaining period of service prior to October 1, 2020.

NOTE 13 — LEASES

The Company’s real estate assets are leased to tenants under operating leases for which the terms, expirations and extension options vary. The Company’s operating leases do not convey to the lessee the right to purchase the underlying asset upon expiration of the lease period. To determine whether a contract contains a lease, the Company reviews contracts to determine if the agreement conveys the right to control the use of an asset. The Company accounts for lease and non-lease components as a single, combined operating lease component. Non-lease components primarily consist of maintenance services, including CAM, real estate taxes, insurance and utilities paid for by the lessor but consumed by the lessee. Non-lease components are considered to be variable rental and other property income and are recognized in the period incurred.

As of June 30, 2020, the leases had a weighted-average remaining term of 9.9 years. Certain leases include provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

As of June 30, 2020, the future minimum rental income from the Company’s real estate assets under non-cancelable operating leases, assuming no exercise of renewal options for the succeeding five fiscal years and thereafter, was as follows (in thousands):

Future Minimum Rental Income
Remainder of 2020	$25,069
2021 (1)	47,334
2022	46,047
2023	44,526
2024	41,844
Thereafter	289,213

Total	$494,033

(1)

Excludes $158,000 of rental income deferrals requested and granted during 2020 due to the COVID-19 pandemic, which are scheduled to be collected in 2021 based on the terms of the executed deferral arrangements.

A certain amount of the Company’s rental and other property income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three and six months ended June 30, 2020 and 2019, the amount of the contingent rent earned by the Company was not significant.

Rental and other property income during the three and six months ended June 30, 2020 and 2019 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fixed rental and other property income (1)	$11,174	$11,867	$23,208	$23,991
Variable rental and other property income (2)	1,513	1,785	3,311	3,344

Total rental and other property income	$12,687	$13,652	$26,519	$27,335

(1)

Consists primarily of fixed contractual payments from operating leases with tenants recognized on a straight-line basis over the lease term, including amortization of acquired above- and below-market leases, and is net of uncollectible lease-related receivables.

(2)	Consists primarily of tenant reimbursements for recoverable real estate taxes and property operating expenses, and percentage rent.

NOTE 14 — SUBSEQUENT EVENTS

The following events occurred subsequent to June 30, 2020:

Redemption of Shares of Common Stock

Subsequent to June 30, 2020, the Company redeemed approximately 45,000 shares for $843,000 at an average per share price of $18.61 pursuant to the Company’s share redemption program. Management, in its discretion, limited the amount of shares redeemed for the three months ended June 30, 2020 to an amount equal to the net

COLE CREDIT PROPERTY TRUST V, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 (Unaudited) – (Continued)

proceeds the Company received from the sale of shares in the DRIP during the respective period. The remaining redemption requests received during the three months ended June 30, 2020 totaling approximately 1.0 million shares went unfulfilled.

Estimated Per Share NAV

On August 12, 2020, the Board established an updated estimated per share NAV of the Company’s common stock as of June 30, 2020, of $18.96 per share for both Class A Shares and Class T Shares. Commencing on August 14, 2020, distributions will be reinvested in shares of the Company’s common stock under the DRIP at a price of $18.96 per share for both Class A Shares and Class T Shares. Distributions on Class A Shares are reinvested in Class A Shares and distributions on Class T Shares are reinvested in Class T Shares. Pursuant to the terms of the Company’s share redemption program, commencing on August 14, 2020, the estimated per share NAV of $18.96 for both Class A Shares and Class T Shares, as of June 30, 2020, will serve as the most recent estimated value for purposes of the share redemption program, until such time as the Board determines a new estimated per share NAV.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIM REAL ESTATE FINANCE TRUST, INC.,

THOR V MERGER SUB, LLC,

AND

COLE CREDIT PROPERTY TRUST V, INC.

DATED AS OF AUGUST 30, 2020

A-i

A-ii

EXHIBIT

Exhibit A — Charter Amendment

DISCLOSURE LETTERS

CCPT V Disclosure Letter

CMFT Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2020 (this “Agreement”), is entered into by and among CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), Thor V Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), and Cole Credit Property Trust V, Inc., a Maryland corporation (“CCPT V”). Each of CMFT, Merger Sub and CCPT V is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which CCPT V will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and each share of CCPT V Common Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, on the recommendation of the special committee (the “CCPT V Special Committee”) of the board of directors of CCPT V (the “CCPT V Board”), the CCPT V Board has (a) determined that this Agreement, the Charter Amendment, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of, and, with respect to this Agreement and the Merger, are fair and reasonable to CCPT V and on terms and conditions no less favorable to CCPT V than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the Charter Amendment be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger and the Charter Amendment by the CCPT V stockholders;

WHEREAS, on the recommendation of the special committee (the “CMFT Special Committee”) of the board of directors of CMFT (the “CMFT Board”), the CMFT Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMFT, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, CMFT, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, CCPT V and CCPT V Advisor have entered into a Termination Agreement, which sets forth the terms on which the CCPT V Advisory Agreement shall terminate effective as of the Merger Effective Time; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

(a)    For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision substantially similar to the standstill provision contained in the Confidentiality Agreement) that are not materially less favorable in the aggregate to CCPT V than the Confidentiality Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) CMFT and Merger Sub shall not be deemed Affiliates of CCPT V and (ii) CCPT V and CCPT V Advisor and their respective subsidiaries, and Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. and their respective advisors and subsidiaries, shall not be deemed Affiliates of CMFT or Merger Sub.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.

“CCIT II Merger Agreement” means the Agreement and Plan of Merger, dated as of August 30, 2020, by and among CMFT, Thor II Merger Sub, LLC and Cole Office & Industrial REIT (CCIT II) Inc.

“CCPT V Advisor” means Cole REIT Management V, LLC, a Delaware limited liability company and the external investment advisor to CCPT V.

“CCPT V Advisory Agreement” means the Advisory Agreement, dated as of March 17, 2014, by and between CCPT V and CCPT V Advisor, as amended by the First Amendment thereto, dated as of August 2, 2017, and as further amended by the Termination Agreement.

“CCPT V Bylaws” means the Amended and Restated Bylaws of CCPT V, dated as of February 7, 2014.

“CCPT V Charter” means the charter of CCPT V.

“CCPT V Common Stock” means the CCPT V Class A Common Stock and CCPT V Class T Common Stock.

“CCPT V Equity Incentive Plan” means the CCPT V 2018 Equity Incentive Plan.

“CCPT V Governing Documents” means the CCPT V Bylaws, the CCPT V Charter, the certificate of limited partnership of CCPT V Operating Partnership, dated as of June 17, 2013, and the CCPT V Partnership Agreement.

“CCPT V Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCPT V and the CCPT V Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCPT V to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCPT V Material Adverse Effect has occurred: (A) any failure of CCPT V to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCPT V Material Adverse Effect), (B) any changes that generally affect the retail real estate industry in which CCPT V and the CCPT V Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCPT V and the CCPT V Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which CCPT V and the CCPT V Subsidiaries operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether a CCPT V Material Adverse Effect has occurred.

“CCPT V Operating Partnership” means Cole Operating Partnership V, LP, a Delaware limited partnership and the operating partnership of CCPT V.

“CCPT V Partnership Agreement” means the Agreement of Limited Partnership of CCPT V Operating Partnership, dated as of February 7, 2014.

“CCPT V Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCPT V or any CCPT V Subsidiary as of the date of this Agreement (including all of CCPT V’s or any CCPT V Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CCPT V Subsidiary” means (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by CCPT V, and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by CCPT V or of which CCPT V or any CCPT V Subsidiary is a general partner, manager, managing member or the equivalent, including the CCPT V Operating Partnership.

“Charter Amendment” means that amendment to the CCPT V Charter, substantially in the form attached hereto as Exhibit A.

“CMFT Charter” means the charter of CMFT.

“CMFT Equity Incentive Plan” means CMFT’s 2018 Equity Incentive Plan, as may be amended.

“CMFT Governing Documents” means (i) the Amended and Restated Bylaws of CMFT, adopted effective as of August 14, 2019, (ii) the CMFT Charter, (iii) the Certificate of Limited Partnership, dated as of July 27, 2010, as amended on September 21, 2010, May 19, 2011 and August 15, 2019, of the CMFT Operating Partnership and (iv) the Amended and Restated Agreement of Limited Partnership of the CMFT Operating Partnership, dated as of January 20, 2012, as amended by the First Amendment thereto, dated as of August 15, 2019.

“CMFT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMFT and the CMFT Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CMFT to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CMFT Material Adverse Effect has occurred: (A) any failure of CMFT to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CMFT Material Adverse Effect), (B) any changes that generally affect the retail real estate industry in which CMFT and the CMFT Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any

Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CMFT and the CMFT Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which CMFT and the CMFT Subsidiaries operate, then the incremental impact of such event shall be taken into account for the purpose of determining whether a CMFT Material Adverse Effect has occurred.

“CMFT Operating Partnership” means CIM Real Estate Finance Operating Partnership, LP, a Delaware limited partnership and the operating partnership of CMFT.

“CMFT Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CMFT or any CMFT Subsidiary as of the date of this Agreement (including all of CMFT’s or any CMFT Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CMFT Subsidiary” means (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is directly or indirectly owned by CMFT and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is directly or indirectly owned by CMFT or of which CMFT or any CMFT Subsidiary is a general partner, manager, managing member or the equivalent, including the CMFT Operating Partnership.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 8, 2020, as may be amended, by and between CMFT and CCPT V.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“Eligible Shares” means each share of CCPT V Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares and the CCPT V Restricted Share Awards.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means 2.691 shares of CMFT Common Stock for each share of CCPT V Common Stock, as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of CCPT V Common Stock held, as of immediately prior to the Merger Effective Time, by any Wholly Owned CCPT V Subsidiary, CMFT or any Wholly Owned CMFT Subsidiary.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Full Termination Payment” means $9,170,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4 (Capital Structure); Section 4.5(h) (Investment Company Act); Section 4.13(b) (Taxes); Section 4.18 (Brokers); Section 4.19 (Opinion of Financial Advisor); Section 4.20 (Takeover Statutes; Appraisal Rights); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4 (Capital Structure); Section 5.5(h) (Investment Company Act); Section 5.13(b) (Taxes); Section 5.17 (Brokers); and Section 5.18 (Takeover Statutes; Appraisal Rights).

“GAAP” means the United States generally accepted accounting principles.

“Go Shop Termination Payment” means $4,170,000.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to CCPT V, the actual knowledge of the persons named in Section 1.1(a) of the CCPT V Disclosure Letter and (ii) with respect to CMFT, the actual knowledge of the persons named in Section 1.1(a) of the CMFT Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CCPT V, Liens that are disclosed on Section 4.10 of the CCPT V Disclosure Letter, and with respect to CMFT, Liens that are disclosed on Section 5.10 of the CMFT Disclosure Letter; (v) with respect to CCPT V or CMFT, as applicable, Liens that are disclosed in the most recent Quarterly Report on Form 10-Q filed by such Person; (vi) with respect to CCPT V, Liens arising pursuant to any CCPT V Material Contract or, with respect to CMFT, Liens arising pursuant to any CMFT Material Contract; (vii) with respect to any real property of CCPT V or CMFT, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (viii) with respect to CCPT V or CMFT, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2019 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Opinion Counsel” means Morris, Manning & Martin LLP.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of CCPT V Common Stock entitled to vote at the Stockholders Meeting on the Merger and Charter Amendment; provided, however, that, for purposes of approving the Merger, the outstanding shares of CCPT V Common Stock entitled to vote shall exclude any shares of CCPT V Common Stock that are owned by (i) the CCPT V Advisor, (ii) any director of CCPT V, (iii) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of the CCPT V Advisor, (iv) any Person of which the CCPT V Advisor or any director of CCPT V directly or indirectly owns, controls or holds, with the power to vote, ten percent or more of the outstanding voting securities, (v) any Person directly or indirectly controlling, controlled by or under common control with the CCPT V Advisor, (vi) any executive officer, director, trustee or general partner of the CCPT V Advisor or (vii) any legal entity for which the CCPT V Advisor or any director of CCPT V acts as an executive officer, director, trustee or general partner.

“Stockholders Meeting” means the meeting of the holders of shares of CCPT V Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means either the Go Shop Termination Payment or the Full Termination Payment, as applicable.

“Transaction Opinion Counsel” means Sullivan & Cromwell LLP.

“Wholly Owned CCPT V Subsidiary” means the CCPT V Operating Partnership and any wholly owned subsidiary of CCPT V or the CCPT V Operating Partnership.

“Wholly Owned CMFT Subsidiary” means CMFT Operating Partnership and any wholly owned subsidiary of CMFT or the CMFT Operating Partnership.

(b)    In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(k)(i)
Adverse Recommendation Change	Section 7.3(e)
Additional Indemnification Agreements	Section 7.7(a)
Agreement	Preamble
Articles of Merger	Section 2.3
CCPT V	Preamble
CCPT V Board	Recitals
CCPT V Board Recommendation	Section 4.2(c)
CCPT V Change Notice	Section 7.3(f)(i)
CCPT V Class A Common Stock	Section 4.4(a)
CCPT V Class T Common Stock	Section 4.4(a)
CCPT V Disclosure Letter	Article 4
CCPT V Financial Advisor	Section 4.19
CCPT V Insurance Policies	Section 4.15
CCPT V Material Contracts	Section 4.12(a)
CCPT V Permits	Section 4.8(a)
CCPT V Preferred Stock	Section 4.4(a)
CCPT V Restricted Share Award	Section 3.2(a)
CCPT V SEC Documents	Section 4.5(a)
CCPT V Special Committee	Recitals
CCPT V Subsidiary Partnership	Section 4.13(g)
CCPT V Tax Protection Agreements	Section 4.13(g)
CCPT V Terminating Breach	Section 9.1(d)(i)
CCPT V Voting Debt	Section 4.4(c)
Closing	Section 2.2
Closing Date	Section 2.2
CMFT	Preamble
CMFT Board	Recitals
CMFT Common Stock	Section 5.4(a)
CMFT Disclosure Letter	Article 5
CMFT Insurance Policies	Section 5.14
CMFT Material Contract	Section 5.12
CMFT Permits	Section 5.8(a)
CMFT Preferred Stock	Section 5.4(a)
CMFT SEC Documents	Section 5.5(a)
CMFT Special Committee	Recitals
CMFT Subsidiary Partnership	Section 5.13(j)
CMFT Tax Protection Agreement	Section 5.13(j)
CMFT Terminating Breach	Section 9.1(c)(i)
CMFT Voting Debt	Section 5.4(c)
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Go Shop Bidder	Section 7.3(a)
Go Shop Period End Time	Section 7.3(a)

Defined Term	Location of Definition
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(k)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Other Merger Agreements	Section 7.3(b)
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
Superior Proposal	Section 7.3(k)(iii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Termination Payee	Section 9.3(e)
Termination Payor	Section 9.3(e)
Transfer Agent	Section 3.3(a)
Transfer Taxes	Section 7.10(d)

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)    the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)    “or” shall be construed in the inclusive sense of “and/or”;

(e)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)    all references herein to “$” or dollars shall refer to United States dollars;

(g)    no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)    it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)    the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j)    references to a Person are also to its successors and permitted assigns;

(k)    except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(l)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1    The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, CCPT V shall be merged with and into Merger Sub, whereupon the separate existence of CCPT V will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of CMFT. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Section 2.2    Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such physical location or other date as may be agreed in writing by CCPT V and CMFT. The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3    Effective Time. On the Closing Date, CCPT V, CMFT and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by CCPT V, CMFT or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4    Organizational Documents of the Surviving Entity.

(a)    At the Merger Effective Time, the CMFT Charter shall remain in effect as the charter of CMFT until thereafter amended in accordance with applicable Law and the applicable provisions of the CMFT Charter.

(b)    At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Section 2.5    Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1    Effects of the Merger.

(a)    The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of CCPT V, CMFT or Merger Sub or the holders of any securities of CCPT V, CMFT or Merger Sub:

(i)    Subject to Section 3.1(b) and Section 3.4, each Eligible Share will be converted into the right to receive from CMFT the number of shares of CMFT Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of CMFT Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(ii)    All Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

(iii)    All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger; and

(iv)    Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b)    Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of CCPT V Common Stock, securities convertible or exchangeable into or exercisable for shares of CCPT V Common Stock, shares of CMFT Common Stock or securities convertible or exchangeable into or exercisable for shares of CMFT Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section 3.1(b) for any shares of CMFT Common Stock issued pursuant to CMFT’s distribution reinvestment plan and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

(c)    Transfer Books. From and after the Merger Effective Time, the share transfer books of CCPT V shall be closed, and thereafter there shall be no further registration of transfers of CCPT V Common Stock. From and after the Merger Effective Time, Persons who held outstanding shares of CCPT V Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d)    Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of CMFT Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section  3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.

Section 3.2     CCPT V Restricted Share Awards.

(a)    As of the Merger Effective Time, each restricted share of CCPT V Class A Common Stock granted under the CCPT V Equity Incentive Plan, whether vested or unvested, issued and outstanding as of immediately prior to the Merger Effective Time (a “CCPT V Restricted Share Award”) shall, by virtue of the Merger and without any further action on the part of CCPT V, CMFT or Merger Sub or the holder of any such securities, cease to represent a restricted share of CCPT V Class A Common Stock, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, subject to the terms and conditions of Section 3.1(a)(i), as if the shares of CCPT V Class A Common Stock subject to such CCPT V Restricted Share Award were Eligible Shares; provided, however, for the avoidance of doubt, amounts deductible pursuant to and in accordance with Section 3.4 shall include such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on CCPT V Restricted Share Awards.

(b)    Prior to or at the Merger Effective Time, CCPT V, the CCPT V Board, CMFT, and the CMFT Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of this Section 3.2 and (ii) with respect to CCPT V, to terminate the CCPT V Equity Incentive Plan effective as of the Merger Effective Time and ensure that from and after the Merger Effective Time neither CMFT nor the Surviving Entity will be required to deliver shares of CCPT V Common Stock or other capital stock of CCPT V to any Person pursuant to or in settlement of any equity awards of CCPT V.

Section 3.3    Exchange Procedures.

(a)    As soon as reasonably practicable after the Merger Effective Time, CMFT shall cause DST Systems, Inc., or any successor transfer agent of CMFT (the “Transfer Agent”), to record on the stock records of CMFT the issuance of shares of CMFT Common Stock (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Shares pursuant to Section 3.1 and each holder of CCPT V Restricted Share Awards pursuant to Section 3.2. For the avoidance of doubt, payment of the Merger Consideration shall only be made to the Person in whose name the relevant Eligible Shares are registered in the stock transfer books of CCPT V as of the Merger Effective Time.

(b)    None of CMFT, CCPT V, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CMFT free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(c)    No interest shall be paid or accrued on the Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CMFT Common Stock) for the benefit of holders of Eligible Shares or CCPT V Restricted Share Awards.

Section 3.4    Withholding Rights. Each and any of CMFT, CCPT V, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of CCPT V Common Stock such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5    Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.6    General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of CCPT V and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of CCPT V and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CCPT V

Except as set forth in (a) the disclosure letter prepared by CCPT V and delivered by CCPT V to CMFT and Merger Sub prior to the execution and delivery of this Agreement (the “CCPT V Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCPT V Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCPT V SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face),

CCPT V hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to CMFT and Merger Sub that:

Section 4.1    Organization and Qualification; Subsidiaries.

(a)    CCPT V is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CCPT V is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

(b)    Each CCPT V Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CCPT V Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

(c)    Section 4.1(c) of the CCPT V Disclosure Letter sets forth a true and complete list of the CCPT V Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CCPT V and the CCPT V Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CCPT V in each CCPT V Subsidiary, including a list of each CCPT V Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)    Neither CCPT V nor any CCPT V Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCPT V Subsidiaries and investments in short-term investment securities).

(e)    CCPT V has made available to CMFT complete and correct copies of the CCPT V Governing Documents, which are in full force and effect as of the date of this Agreement. Each of CCPT V and the CCPT V Operating Partnership is in compliance with the terms of its CCPT V Governing Documents. True and complete copies of CCPT V’s and the CCPT V Operating Partnership’s minute books, as applicable, since January 1, 2017 have been made available by CCPT V to CMFT.

(f)    CCPT V has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CCPT V Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2    Authority; Approval Required.

(a)    CCPT V has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by CCPT V and the consummation by CCPT V of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CCPT V are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of

Articles of Amendment relating to the Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT.

(b)    This Agreement has been duly executed and delivered by CCPT V and, assuming due authorization, execution and delivery by CMFT and Merger Sub, constitutes a legally valid and binding obligation of CCPT V, enforceable against CCPT V in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)    On the recommendation of the CCPT V Special Committee, the CCPT V Board (including a majority of “Independent Directors” (as such term is defined in the CCPT V Charter)) not otherwise interested in the Merger has (i) determined that the terms of this Agreement, the Merger, the Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of CCPT V and, with respect to this Agreement and the Merger, are fair and reasonable to CCPT V, and on terms and conditions no less favorable to CCPT V than those available from unaffiliated third parties, (ii) approved and authorized this Agreement, the Merger, the Charter Amendment and the other transactions contemplated by this Agreement, (iii) directed that the Merger and the Charter Amendment be submitted to a vote of the holders of CCPT V Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include the CCPT V Board recommendation to holders of CCPT V Common Stock to vote in favor of approval of the Merger and the Charter Amendment (such recommendation, the “CCPT V Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)    The Stockholder Approval is the only vote of the holders of securities of CCPT V or the CCPT V Operating Partnership required to approve the Merger, the Charter Amendment and the other transactions contemplated by this Agreement.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by CCPT V does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the CCPT V Governing Documents or (B) any equivalent organizational or governing documents of any other CCPT V Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to CCPT V or any CCPT V Subsidiary or by which any property or asset of CCPT V or any CCPT V Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CCPT V or any CCPT V Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

(b)    No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by CCPT V or any CCPT V Subsidiary with, nor are any required to be made or obtained by, CCPT V or any CCPT V Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by CCPT V and the CCPT V Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of CCPT V and the CCPT V Subsidiaries following the Merger Effective Time, except (i) the filing of the Proxy Statement and Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Amendment relating to the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (iii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iv) the filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect. As of the date hereof, to the Knowledge of CCPT V, there is no reason why the necessary approvals referenced in clause (v) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.4    Capital Structure.

(a)    The authorized capital stock of CCPT V consists of 500,000,000 shares of capital stock, of which 245,000,000 shares are designated as Class A common stock, $0.01 par value per share (“CCPT V Class A Common Stock”), and 245,000,000 shares are designated as Class T common stock, $0.01 par value per share (“CCPT V Class T Common Stock”), and 10,000,000 shares are designated as preferred stock, $0.01 par value per share (“CCPT V Preferred Stock”). At the close of business on August 28, 2020, (i) 14,966,753 shares of CCPT V Class A Common Stock (inclusive of 7,560 CCPT V Restricted Share Awards) and 1,982,240 shares of CCPT V Class T Common Stock were issued and outstanding, (ii) no shares of CCPT V Preferred Stock were issued and outstanding, (iii) 400,000 shares of CCPT V Class A Common Stock were reserved for issuance under the CCPT V Equity Incentive Plan and (iv) 392,440 shares of CCPT V Class A Common Stock remained available for grant under the CCPT V Equity Incentive Plan. All of the outstanding shares of capital stock of CCPT V are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of CCPT V.

(b)    All of the outstanding shares of capital stock of each of the CCPT V Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CCPT V Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CCPT V Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. CCPT V owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the CCPT V Subsidiaries, including the CCPT V Operating Partnership, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. All of the units of interest in the CCPT V Operating Partnership are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)    There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCPT V or any CCPT V Subsidiary issued and outstanding (“CCPT V Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCPT V or any of the CCPT V Subsidiaries is a party or by which any of them is bound obligating CCPT V or any of the CCPT V Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCPT V or any CCPT V Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCPT V Voting Debt or other equity interests.

(d)    Neither CCPT V nor any CCPT V Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCPT V or any of the CCPT V Subsidiaries. Neither CCPT V nor any CCPT V Subsidiary has granted any registration rights on any of its capital stock. No CCPT V Common Stock is owned by any CCPT V Subsidiary.

(e)    CCPT V does not have a “poison pill” or similar stockholder rights plan.

(f)    All dividends or other distributions on the shares of CCPT V Common Stock or units of interest of the CCPT V Operating Partnership and any material dividends or other distributions on any securities of any CCPT V Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 4.5    SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)    CCPT V has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCPT V under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCPT V SEC Documents”).

(b)    As of their respective filing dates, the CCPT V SEC Documents (i) complied, or with respect to CCPT V SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCPT V SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CCPT V SEC Documents is, to the Knowledge of CCPT V, the subject of ongoing SEC review or threatened review, and CCPT V does not have any outstanding and unresolved comments from the SEC with respect to any CCPT V SEC Documents. None of the CCPT V SEC Documents is the subject of any confidential treatment request by CCPT V.

(c)    CCPT V has made available to CMFT complete and correct copies of all written correspondence between the SEC, on the one hand, and CCPT V, on the other hand, since December 31, 2018. No CCPT V Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d)    At all applicable times, CCPT V has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)    The consolidated audited and unaudited financial statements of CCPT V and the CCPT V Subsidiaries included, or incorporated by reference, in the CCPT V SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from the books and records of CCPT V and CCPT V Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCPT V) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCPT V and the CCPT V Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of CCPT V and the CCPT V Subsidiaries for the periods presented therein.

(f)    (A) CCPT V maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CCPT V in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCPT V’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CCPT V required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CCPT V’s principal executive officer and principal financial officer to material information required to be included in CCPT V’s periodic reports required under the Exchange Act. CCPT V and CCPT V Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CCPT V has disclosed to CCPT V’s auditors and audit committee (and made summaries of such disclosures available to CMFT), based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CCPT V’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g)    CCPT V is not, and none of the CCPT V Subsidiaries is, a party to, and neither CCPT V nor any CCPT V Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among CCPT V and any CCPT V Subsidiary, on the one hand, and any unconsolidated Affiliate of CCPT V or any CCPT V Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CCPT V, any CCPT V Subsidiary or CCPT V’s or such CCPT V Subsidiary’s audited financial statements or other CCPT V SEC Documents.

(h)    Neither CCPT V nor any CCPT V Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i)    CCPT V and CCPT V Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CCPT V nor any CCPT V Subsidiary nor, to the Knowledge of CCPT V, any director, officer or Representative of CCPT V or any CCPT V Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CCPT V nor any CCPT V Subsidiary has received any written communication that alleges that CCPT V or any CCPT V Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6    Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement, (a) CCPT V and each CCPT V Subsidiary have conducted their respective business in all material respects in the ordinary course of business consistent with past practice, (b) neither CCPT V nor any CCPT V Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of CCPT V) if taken from and after the date of this Agreement and (c) there has not been any CCPT V Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCPT V Material Adverse Effect.

Section 4.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CCPT V dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019, neither CCPT V nor any CCPT V Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c)  above, has had, or would reasonably be expected to have, a CCPT V Material Adverse Effect.

Section  4.8    Permits; Compliance with Law.

(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CCPT V and each CCPT V Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CCPT V and each CCPT V Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “CCPT V Permits”), and all such CCPT V Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCPT V Permits, individually, or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect. CCPT V has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect. No event has occurred with respect to any of the CCPT V Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCPT V Permits. Neither CCPT V nor any of the CCPT V Subsidiaries has received any notice indicating, nor to the

Knowledge of CCPT V, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCPT V or the CCPT V Subsidiaries or the CCPT V Properties that impairs the validity of any CCPT V Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCPT V Permit, except where the impairment or revocation of any such CCPT V Permits, individually, or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

(b)    Since January 1, 2018, neither CCPT V nor any CCPT V Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to CCPT V or any CCPT V Subsidiary or by which any property or asset of CCPT V or any CCPT V Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections) or (ii) any CCPT V Permits (except for the CCPT V Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

Section 4.9    Litigation. There is no material Action to which CCPT V or any CCPT V Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCPT V, threatened before any Governmental Authority and, to the Knowledge of CCPT V, there is no basis for any such Action. Neither CCPT V nor any CCPT V Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCPT V or the CCPT V Subsidiaries. No Order has been issued in any proceeding to which CCPT V or any of the CCPT V Subsidiaries is or was a party, or, to the Knowledge of CCPT V, in any other proceeding, that enjoins or requires CCPT V or any of the CCPT V Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 4.10    Properties.

(a)    CCPT V has made available to CMFT a list of each parcel of real property currently owned or ground leased by CCPT V or any CCPT V Subsidiary, together with the applicable CCPT V Subsidiary owning or leasing such property. Except as would not reasonably be expected to be material to CCPT V or the CCPT V Subsidiaries, taken as a whole, CCPT V or a CCPT V Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned CCPT V Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CCPT V Material Adverse Effect, (i) neither CCPT V nor any CCPT V Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCPT V Properties issued by any Governmental Authority and (ii) neither CCPT V nor any CCPT V Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CCPT V, threatened with respect to any of the CCPT V Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCPT V Properties or by the continued maintenance, operation or use of the parking areas associated with the CCPT V Properties.

(b)    CCPT V has not received written notice of, nor does CCPT V have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CCPT V Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CCPT V Material Adverse Effect.

(c)    CCPT V and the CCPT V Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCPT V or the CCPT V Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CCPT V or the CCPT V Subsidiaries, taken as a whole, neither CCPT V’s nor the CCPT V Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)    A policy of title insurance has been issued for each CCPT V Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCPT V or the applicable CCPT V Subsidiary with respect to CCPT V Properties that are not subject to ground leases and (B) a valid leasehold estate held by CCPT V or the applicable CCPT V Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCPT V, such insurance policies are in full force and effect.

Section 4.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCPT V, is threatened, in each case relating to CCPT V or any of the CCPT V Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CCPT V and the CCPT V Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CCPT V and each of the CCPT V Subsidiaries is in possession of all Environmental Permits necessary for CCPT V and each CCPT V Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CCPT V and each CCPT V Subsidiary since January 1, 2015 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CCPT V and the CCPT V Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CCPT V or any of the CCPT V Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12    Material Contracts.

(a)    Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCPT V SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 4.12(b), “CCPT V Material Contracts”).

(b)    Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the CCPT V Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CCPT V or any CCPT V Subsidiary is a party or by which it is bound or to which any CCPT V Property or other material asset is subject, that:

(i)    obligates CCPT V or any CCPT V Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of two million five hundred thousand dollars ($2,500,000) and is not cancelable within ninety (90) days without material penalty to CCPT V or any CCPT V Subsidiary;

(ii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CCPT V or any CCPT V Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CCPT V or any CCPT V Subsidiary or the geographic area in which CCPT V or any CCPT V Subsidiary may conduct business;

(iii)    obligates CCPT V or any CCPT V Subsidiary to indemnify any past or present directors, officers, or employees of CCPT V or any CCPT V Subsidiary, other than the CCPT V Governing Documents or any equivalent organizational or governing documents of any other CCPT V Subsidiary;

(iv)    constitutes (A) an Indebtedness obligation of CCPT V or any CCPT V Subsidiary with a principal amount as of the date hereof greater than fifty million dollars ($50,000,000) or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person (including CCPT V or a CCPT V Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CCPT V or a CCPT V Subsidiary or (2) CCPT V or a CCPT V Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CCPT V or another CCPT V Subsidiary);

(v)    provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CCPT V Property or any portion thereof) or (B) any other asset of CCPT V or any CCPT V Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than two million five hundred thousand dollars ($2,500,000);

(vi)    constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)    constitutes a loan to any Person (other than a Wholly Owned CCPT V Subsidiary) by CCPT V or any CCPT V Subsidiary;

(viii)    sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CCPT V or any CCPT V Subsidiary with a third party;

(ix)    prohibits the pledging of the capital stock of CCPT V or any CCPT V Subsidiary or prohibits the issuance of guarantees by any CCPT V Subsidiary;

(x)    contains covenants limiting the ability of CCPT V or any CCPT V Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CCPT V or any CCPT V Subsidiary;

(xi)    contains restrictions on the ability of CCPT V or any CCPT V Subsidiary to pay dividends or other distributions, other than the CCPT V Governing Documents or any equivalent organizational or governing documents of any other CCPT V Subsidiary;

(xii)    has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of two million five hundred thousand dollars ($2,500,000);

(xiii)    provides for the management or operation of any of the CCPT V Properties on behalf of CCPT V or any CCPT V Subsidiary by any third party;

(xiv)    is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the CCPT V Properties or that otherwise gives rights with regard to the use of the CCPT V Properties pursuant to which CCPT V or any CCPT V Subsidiary expects to receive annualized rental income per year in excess of one million one hundred thirty thousand dollars ($1,130,000) as of June 30, 2020;

(xv)    is a ground lease under which CCPT V or a CCPT V Subsidiary holds a leasehold interest in the CCPT V Properties or any portion thereof;

(xvi)    provides a right of first refusal or right of first offer of any real property (including any CCPT V Property or any portion thereof) having annualized straight-line rents as of June 30, 2020 representing greater than 1.0% of CCPT V’s rental revenues for the year ended December 31, 2019; or

(xvii)    is both (A) not made in the ordinary course of business consistent with past practice and (B) material to CCPT V and the CCPT V Subsidiaries, taken as a whole.

(c)    Each CCPT V Material Contract is legal, valid, binding on and enforceable against CCPT V or the CCPT V Subsidiary that is a party thereto and, to the Knowledge of CCPT V, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CCPT V and the CCPT V Subsidiaries, taken as a whole, CCPT V and each CCPT V Subsidiary has performed all obligations required to be performed by it under each CCPT V Material Contract and, to the Knowledge of CCPT V, each other party thereto has performed all obligations required to be performed by it under such CCPT V Material Contract. None of CCPT V, any CCPT V Subsidiary or, to the Knowledge of CCPT V, any other party thereto, is in breach or violation of, or default under, any CCPT V Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCPT V Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CCPT V and the CCPT V Subsidiaries, taken as a whole. Neither CCPT V nor any CCPT V Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCPT V Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect.

(d)    Since December 31, 2019, (i) neither CCPT V nor any CCPT V Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CCPT V Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CCPT V Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CCPT V or any CCPT V Subsidiary under any CCPT V Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CCPT V or such CCPT V Subsidiary granted any forgiveness or deferral).

(e)    Neither CCPT V nor any CCPT V Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 4.13    Taxes.

(a)    CCPT V and each CCPT V Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CCPT V and each CCPT V Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CCPT V and each CCPT V Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been made available to CMFT. No written claim has been proposed by any Governmental Authority in any jurisdiction where CCPT V or any CCPT V Subsidiary do not file Tax Returns that CCPT V or any CCPT V Subsidiary is or may be subject to Tax by such jurisdiction.

(b)    Beginning with CCPT V’s taxable year ending on December 31, 2014, (i) CCPT V has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCPT V is expected to enable CCPT V to continue to meet the requirements for qualification as a REIT through and including CCPT V’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Merger in accordance with the terms of this Agreement), and (iii) CCPT V has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in CCPT V’s failure to qualify as a REIT, and no challenge to CCPT V’s status as a REIT is pending or threatened in writing.

(c)    (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCPT V or any

CCPT V Subsidiary; (ii) no deficiency for any material Taxes of CCPT V or any CCPT V Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CCPT V nor any CCPT V Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCPT V nor any CCPT V Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCPT V nor any CCPT V Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)    Each CCPT V Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CCPT V Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CCPT V Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)    Neither CCPT V nor any CCPT V Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)    CCPT V and the CCPT V Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)    There are no CCPT V Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCPT V threatened to raise, a material claim against CCPT V or any CCPT V Subsidiary for any breach of any CCPT V Tax Protection Agreements. As used herein, “CCPT V Tax Protection Agreements” means any written agreement to which CCPT V or any CCPT V Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CCPT V Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCPT V Subsidiary Partnership, CCPT V or any CCPT V Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CCPT V Subsidiary Partnership” means a CCPT V Subsidiary that is a partnership for United States federal income tax purposes.

(h)    There are no Tax Liens upon any property or assets of CCPT V or any CCPT V Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)    There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCPT V and the CCPT V Subsidiaries) with respect to or involving CCPT V or any

CCPT V Subsidiary, and after the Closing Date neither CCPT V nor any CCPT V Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)    Neither CCPT V nor any CCPT V Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CCPT V nor any CCPT V Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k)    Neither CCPT V nor any CCPT V Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCPT V Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l)    Neither CCPT V nor any CCPT V Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)    Neither CCPT V nor any CCPT V Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)    No written power of attorney that has been granted by CCPT V or any CCPT V Subsidiary (other than to CCPT V or a CCPT V Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(o)    CCPT V does not own a direct or indirect interest in entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(p)    CCPT V’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) CCPT V’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) CCPT V’s net capital gain for such year.

(q)    The CCPT V Operating Partnership is properly classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 4.14    Intellectual Property. Neither CCPT V nor any CCPT V Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CCPT V or any CCPT V Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a CCPT V Material Adverse Effect, (i) no Intellectual Property used by CCPT V or any CCPT V Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to CCPT V’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CCPT V or any CCPT V Subsidiary, and (iii) CCPT V and the CCPT V Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CCPT V and the CCPT V Subsidiaries as it is currently conducted. Since January 1, 2018, neither CCPT V nor any CCPT V Subsidiary has received any written or, to the Knowledge of CCPT V, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15    Insurance. Section 4.15 of the CCPT V Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CCPT V and the CCPT V Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CCPT V Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CCPT V or any CCPT V Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CCPT V and the CCPT V Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCPT V Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CCPT V Insurance Policies have been paid, and (c) CCPT V and the CCPT V Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCPT V Insurance Policies.

Section 4.16    Benefit Plans.

(a)    Other than the CCPT V Equity Incentive Plan, CCPT V and the CCPT V Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CCPT V nor any CCPT V Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)    None of CCPT V, any CCPT V Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)    Neither CCPT V nor any CCPT V Subsidiary has, or has ever had, any employees.

Section 4.17    Related Party Transactions. Except as described in the publicly available CCPT V SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CCPT V or any CCPT V Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCPT V and CCPT V Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation  S-K promulgated by the SEC.

Section 4.18    Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CCPT V Disclosure Letter, pursuant to the terms of the engagement letter between CCPT V and such Person, true, correct and complete copies of which have been provided to CMFT prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCPT V or any CCPT V Subsidiary.

Section 4.19    Opinion of Financial Advisor. The CCPT V Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of HFF Securities, L.P., an affiliate of Jones Lang LaSalle Americas, Inc. (the “CCPT V Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of the CCPT V Common Stock. CCPT V will deliver to CMFT a complete and correct copy of such opinion promptly after receipt thereof by the CCPT V Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement).

Section 4.20    Takeover Statutes; Appraisal Rights. Neither CCPT V nor any CCPT V Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of CMFT as defined in Section 3-601 of the MGCL. The CCPT V Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the CCPT V Charter, no dissenters’, appraisal or similar rights are available to the holders of CCPT V Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21    COVID-19.

(a)    Each of CCPT V and the CCPT V Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b)    Neither CCPT V nor any CCPT V Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 4.22    No Other Representations and Warranties; Non-Reliance.

(a)    Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither CCPT V nor any Person on behalf of CCPT V has made any representation or warranty, expressed or implied, with respect to CCPT V, any CCPT V Subsidiary, including their respective businesses, operations, assets (including the CCPT V Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCPT V or any CCPT V Subsidiary.

(b)    Notwithstanding anything contained in this Agreement to the contrary, CCPT V acknowledges and agrees with the representation of CMFT and Merger Sub in Section 5.21(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of CMFT, Merger Sub or any other Person has made or is making, and (ii) CCPT V and its Representatives are not relying on, any representations or warranties relating to the CMFT or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to CCPT V or any of its Representatives by CMFT, Merger Sub or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CMFT AND MERGER SUB

Except as set forth in (a) the disclosure letter prepared by CMFT and Merger Sub and delivered by CMFT to CCPT V prior to the execution and delivery of this Agreement (the “CMFT Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CMFT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CMFT SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), CMFT and Merger Sub hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to CCPT V that:

Section 5.1    Organization and Qualification; Subsidiaries.

(a)    CMFT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of CMFT and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b)    Each CMFT Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(c)    Neither CMFT nor any CMFT Subsidiary directly or indirectly owns any equity interest in any Person (other than in the CMFT Subsidiaries and investments in short-term investment securities).

(d)    CMFT has made available to CCPT V complete and correct copies of the CMFT Governing Documents, which are in full force and effect as of the date of this Agreement. Each of CMFT and the CMFT Operating Partnership is in compliance with the terms of its CMFT Governing Documents. True and complete copies of CMFT’s and the CMFT Operating Partnership’s minute books, as applicable, since January 1, 2017 have been made available by CMFT to CCPT V.

(e)    CMFT has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CMFT Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2    Authority.

(a)    Each of CMFT and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of CMFT and Merger Sub and the consummation by CMFT and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of CMFT or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT.

(b)    This Agreement has been duly executed and delivered by CMFT and Merger Sub and, assuming due authorization, execution and delivery by CCPT V, constitutes a legally valid and binding obligation of each of CMFT and Merger Sub enforceable against CMFT and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)    On the recommendation of the CMFT Special Committee, the CMFT Board (including a majority of directors and independent directors not otherwise interested in the Merger) has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of CMFT, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)    CMFT, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of CMFT and Merger Sub do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CMFT Governing Documents or (B) any equivalent organizational or governing documents of any other CMFT Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Environmental Permit applicable to CMFT or any CMFT Subsidiary or by which any property or asset of CMFT or any CMFT Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CMFT or any CMFT Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b)    No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by CMFT or any CMFT Subsidiary with, nor are any required to be made or obtained by CMFT or any CMFT Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by CMFT and the CMFT Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of CMFT and the CMFT Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports which, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect. As of the date hereof, to the Knowledge of CMFT, there is no reason why the necessary approvals referenced in clause (v) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 5.4    Capital Structure.

(a)    The authorized capital stock of CMFT consists of 500,000,000 shares of capital stock, of which 490,000,000 shares are designated as common stock with a par value of $0.01 per share (“CMFT Common Stock”) and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share (“CMFT Preferred Stock”). At the close of business on August 28, 2020, (i) 309,404,647 shares of CMFT Common Stock (inclusive of 32,507 restricted shares of CMFT Common Stock granted under the CMFT Equity Incentive Plan) were issued and outstanding, (ii) no shares of CMFT Preferred Stock were issued and outstanding, (iii) 400,000 shares of CMFT Common Stock were reserved for issuance under the CMFT Equity Incentive Plan and (iv) 367,493 shares of CMFT Common Stock remained available for grant under the CMFT Equity Incentive Plan. All of the outstanding shares of capital stock of CMFT are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of CMFT. All shares to be issued by CMFT as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b)    All of the outstanding shares of capital stock of each of the CMFT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CMFT Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CMFT Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. CMFT owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the CMFT Subsidiaries, including the CMFT Operating Partnership, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights. All of the units of interest in the CMFT Operating Partnership are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)    There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CMFT or any CMFT Subsidiary issued and outstanding (“CMFT Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CMFT is a party or by which any of them is bound obligating CMFT to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CMFT or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or CMFT Voting Debt or other equity interests.

(d)    CMFT is not a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CMFT. CMFT has not granted any registration rights on any of its capital stock. No CMFT Common Stock is owned by any CMFT Subsidiary.

(e)    CMFT does not have a “poison pill” or similar stockholder rights plan.

(f)    All dividends or other distributions on the shares of CMFT Common Stock or units of interest of the CMFT Operating Partnership and any material dividends or other distributions on any securities of any

CMFT Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.5    SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.

(a)    CMFT has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CMFT under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CMFT SEC Documents”).

(b)    As of their respective filing dates, the CMFT SEC Documents (i) complied, or with respect to CMFT SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CMFT SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CMFT SEC Documents is, to the Knowledge of CMFT, the subject of ongoing SEC review or threatened review, and CMFT does not have any outstanding and unresolved comments from the SEC with respect to any CMFT SEC Documents. None of the CMFT SEC Documents is the subject of any confidential treatment request by CMFT.

(c)    CMFT has made available to CCPT V complete and correct copies of all written correspondence between the SEC, on the one hand, and CMFT, on the other hand, since December 31, 2018. No CMFT Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d)    At all applicable times, CMFT has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)    The consolidated audited and unaudited financial statements of CMFT and the CMFT Subsidiaries included, or incorporated by reference, in the CMFT SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of CMFT and the CMFT Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CMFT) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CMFT and the CMFT Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CMFT and the CMFT Subsidiaries for the periods presented therein.

(f)    (A) CMFT maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CMFT in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CMFT’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CMFT required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CMFT’s principal executive officer and principal financial officer to material information required to be included in CMFT’s periodic reports required under the Exchange Act. CMFT and CMFT Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CMFT has disclosed to CMFT’s auditors and audit committee (and made summaries of such disclosures available to CCPT V), based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CMFT’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g)    CMFT is not, and none of the CMFT Subsidiaries is, a party to, and neither CMFT nor any CMFT Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among CMFT and any CMFT Subsidiary, on the one hand, and any unconsolidated Affiliate of CMFT or any CMFT Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMFT, any CMFT Subsidiary or CMFT’s or such CMFT Subsidiary’s audited financial statements or other CMFT SEC Documents.

(h)    Neither CMFT nor any CMFT Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i)    CMFT and CMFT Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CMFT nor any CMFT Subsidiary nor, to the Knowledge of CMFT, any director, officer or Representative of CMFT or any CMFT Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CMFT nor any CMFT Subsidiary has received any written communication that alleges that CMFT or any CMFT Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6    Absence of Certain Changes or Events. Since December 31, 2019, (a) CMFT and each CMFT Subsidiary have conducted their respective business in all material respects in the ordinary course of business consistent with past practice, (b) neither CMFT nor any CMFT Subsidiary has taken any action that would have been prohibited by Section 6.2(a) (Conduct of the Business of CMFT) if taken from and after the date of this Agreement and (c) there has not been any CMFT Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CMFT Material Adverse Effect.

Section 5.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CMFT dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019, neither CMFT nor any CMFT Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a CMFT Material Adverse Effect.

Section 5.8    Permits; Compliance with Law.

(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CMFT and each CMFT Subsidiary is in possession of all Permits necessary for CMFT and each CMFT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “CMFT Permits”), and all such CMFT Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CMFT Permits, individually, or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect. CMFT has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay would not have a CMFT Material Adverse Effect. No event has occurred with respect to any of the CMFT Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CMFT Permits. Neither CMFT nor any of the CMFT Subsidiaries has received any notice indicating, nor to the Knowledge of CMFT, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CMFT or the CMFT Subsidiaries or the CMFT Properties that impairs the validity of any CMFT Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CMFT Permit, except where the impairment or revocation of any such CMFT Permits, individually, or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(b)    Since January 1, 2018, neither CMFT nor any CMFT Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CMFT or any CMFT Subsidiary or by which any property or asset of CMFT or any CMFT Subsidiary is bound, (except for compliance with Laws addressed in Section 5.11 and Section 5.13, respectively, which are solely addressed in those Sections), except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

Section 5.9    Litigation. There is no material Action to which CMFT or any CMFT Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CMFT, threatened before any Governmental

Authority and, to the Knowledge of CMFT, there is no basis for any such Action. Neither CMFT nor any CMFT Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CMFT or the CMFT Subsidiaries. No Order has been issued in any proceeding to which CMFT or any of the CMFT Subsidiaries is or was a party, or, to the Knowledge of CMFT, in any other proceeding, that enjoins or requires CMFT or any of the CMFT Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.10    Properties.

(a)    Except as would not reasonably be expected to be material to CMFT or the CMFT Subsidiaries, taken as a whole, CMFT or a CMFT Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned CMFT Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CMFT Material Adverse Effect, (i) neither CMFT nor any CMFT Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CMFT Properties issued by any Governmental Authority and (ii) neither CMFT nor any CMFT Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CMFT, threatened with respect to any of the CMFT Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CMFT Properties or by the continued maintenance, operation or use of the parking areas associated with the CMFT Properties.

(b)    CMFT has not received written notice of, nor does CMFT have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CMFT Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CMFT Material Adverse Effect.

(c)    A policy of title insurance has been issued for each CMFT Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CMFT or the applicable CMFT Subsidiary with respect to CMFT Properties that are not subject to ground leases and (B) valid leasehold estate held by CMFT or the applicable CMFT Subsidiary that are subject to ground leases and (ii) to the Knowledge of CMFT, such insurance policies are in full force and effect.

Section 5.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CMFT, is threatened, in each case relating to CMFT or any of the CMFT Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CMFT and the CMFT Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CMFT and each of the CMFT Subsidiaries is in possession of all Environmental Permits necessary for CMFT and each CMFT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CMFT and each CMFT Subsidiary since January 1, 2015 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CMFT and the CMFT Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CMFT or any of the CMFT Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12    Material Contracts.

(a)    Each Contract required to be filed (or incorporated by reference) as an exhibit to any CMFT SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 5.12(b), “CMFT Material Contracts”).

(b)    Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CMFT Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CMFT or any CMFT Subsidiary is a party or by which it is bound or to which any CMFT Property or other material asset is subject, that:

(i)    obligates CMFT or any CMFT Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of two million five hundred thousand dollars ($2,500,000) and is not cancelable within ninety (90) days without material penalty to CMFT or any CMFT Subsidiary;

(ii)    constitutes (A) an Indebtedness obligation of CMFT or any CMFT Subsidiary with a principal amount as of the date hereof greater than one hundred million dollars ($100,000,000) or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person (including CMFT or any CMFT Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CMFT or any CMFT Subsidiary or (2) CMFT or any CMFT Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CMFT or any CMFT Subsidiary);

(iii)    provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CMFT Property or any portion thereof) or (B) any other asset of CMFT or any CMFT Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than two million five hundred thousand dollars ($2,500,000);

(iv)    constitutes a loan to any Person (other than a Wholly Owned CMFT Subsidiary) by CMFT or any CMFT Subsidiary, other than any loans made in the ordinary course of business;

(v)    sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CMFT or any CMFT Subsidiary with a third party;

(vi)    contains restrictions on the ability of CMFT or any CMFT Subsidiary to pay dividends or other distributions, other than the CMFT Governing Documents or any equivalent organizational or governing documents of any other CMFT Subsidiary;

(vii)    has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of two million five hundred thousand dollars ($2,500,000);

(viii)    provides a right of first refusal or right of first offer of any real property (including any CMFT Property or any portion thereof) having annualized straight-line rents as of June 30, 2020 representing greater than 1.0% of CMFT’s rental revenues for the year ended December 31, 2019; or

(ix)    is both (A) not made in the ordinary course of business consistent with past practice and (B) material to CMFT and the CMFT Subsidiaries, taken as a whole.

(c)    Each CMFT Material Contract is legal, valid, binding on and enforceable against CMFT or the CMFT Subsidiary that is a party thereto and, to the Knowledge of CMFT, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CMFT and the CMFT Subsidiaries, taken as a whole, CMFT and each CMFT Subsidiary has performed all obligations required to be performed by it under each CMFT Material Contract and, to the Knowledge of CMFT, each other party thereto has performed all obligations required to be performed by it under such CMFT Material Contract. None of CMFT, any CMFT Subsidiary or, to the Knowledge of CMFT, any other party thereto, is in breach or violation of, or default under, any CMFT Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CMFT Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CMFT and the CMFT Subsidiaries, taken as a whole. Neither CMFT nor any CMFT Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CMFT Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CMFT Material Adverse Effect.

(d)    Since December 31, 2019, (i) neither CMFT nor any CMFT Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CMFT Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CMFT Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CMFT or any CMFT Subsidiary under any CMFT Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CMFT or such CMFT Subsidiary granted any forgiveness or deferral).

(e)    Neither CMFT nor any CMFT Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 5.13    Taxes.

(a)    CMFT and each CMFT Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CMFT and each CMFT Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CMFT and each CMFT Subsidiary with respect to the taxable years ending on or after December 31, 2012 have been made available to CCPT V. No written claim has been proposed by any Governmental Authority in any jurisdiction where CMFT or any CMFT Subsidiary do not file Tax Returns that CMFT or any CMFT Subsidiary is or may be subject to Tax by such jurisdiction.

(b)    Beginning with CMFT’s taxable year ending on December 31, 2012, (i) CMFT has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CMFT is expected to enable CMFT to continue to meet the requirements for qualification as a REIT, and (iii) CMFT has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in CMFT’s failure to qualify as a REIT, and no challenge to CMFT’s status as a REIT is pending or threatened in writing.

(c)    (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CMFT or any CMFT Subsidiary; (ii) no deficiency for any material Taxes of CMFT or any CMFT Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CMFT nor any CMFT Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CMFT nor any CMFT Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CMFT nor any CMFT Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)    Each CMFT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CMFT Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CMFT Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)    Neither CMFT nor any CMFT Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)    CMFT and the CMFT Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)    There are no CMFT Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CMFT threatened to raise, a material claim against CMFT or any CMFT Subsidiary for any breach of any CMFT Tax Protection Agreements. As used herein, “CMFT Tax Protection Agreements” means any written agreement to which CMFT or any CMFT Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CMFT Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CMFT Subsidiary Partnership, CMFT or any CMFT Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CMFT Subsidiary Partnership” means a CMFT Subsidiary that is a partnership for United States federal income tax purposes.

(h)    There are no Tax Liens upon any property or assets of CMFT or any CMFT Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)    There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CMFT and the CMFT Subsidiaries) with respect to or involving CMFT or any CMFT Subsidiary, and after the Closing Date neither CMFT nor any CMFT Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)    Neither CMFT nor any CMFT Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CMFT nor any CMFT Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k)    Neither CMFT nor any CMFT Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CMFT Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l)    Neither CMFT nor any CMFT Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)    Neither CMFT nor any CMFT Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)    Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(o)    CMFT does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(p)    CMFT’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CMFT’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CMFT’s net capital gain for such year.

(q)    The CMFT Operating Partnership is properly classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 5.14    Insurance. All material insurance policies of CMFT and the CMFT Subsidiaries (the “CMFT Insurance Policies”) are in full force and effect and no written notice of cancellation or termination has been received by CMFT or any CMFT Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CMFT and the CMFT Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CMFT Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CMFT Insurance Policies have been paid, and (c) CMFT and the CMFT Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CMFT Insurance Policies.

Section 5.15    Benefit Plans.

(a)    Other than the CMFT Equity Incentive Plan, CMFT and the CMFT Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CMFT nor any CMFT Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)    None of CMFT, any CMFT Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a

“pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)    Neither CMFT nor any CMFT Subsidiary has, or has ever had, any employees.

Section 5.16    Related Party Transactions. Except as described in the publicly available CMFT SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CMFT or any CMFT Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CMFT and CMFT Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.17    Brokers. Other than Barclays Capital Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMFT or any CMFT Subsidiary.

Section 5.18    Takeover Statutes; Appraisal Rights. Neither CMFT nor any CMFT Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of CCPT V as defined in Section 3-601 of the MGCL. The CMFT Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the CMFT Charter, no dissenters’, appraisal or similar rights are available to the holders of CMFT Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.19    Ownership of Merger Sub; No Prior Activities.

(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CMFT.

(b)    Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.20    COVID-19.

(a)    Each of CMFT and the CMFT Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b)    Neither CMFT nor any CMFT Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 5.21    No Other Representations and Warranties; Non-Reliance.

(a)    Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither CMFT, nor any Person on behalf of CMFT, has made any representation or warranty, expressed or implied, with respect to CMFT or any CMFT Subsidiary, including their respective businesses, operations, assets (including the CMFT Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CMFT or any CMFT Subsidiary.

(b)    Notwithstanding anything contained in this Agreement to the contrary, CMFT and Merger Sub acknowledge and agree with the representation of CCPT V in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither CCPT V nor any other Person has made or is making, and (ii) CMFT, Merger Sub and their Representatives are not relying on, any representations or warranties relating to CCPT V whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to CMFT, Merger Sub or any of their Representatives by CCPT V or its Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1    Conduct of Business by CCPT V.

(a)    CCPT V covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMFT (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the CCPT V Disclosure Letter, CCPT V shall, and shall cause each CCPT V Subsidiary to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCPT V as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)    Without limiting the foregoing, CCPT V further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMFT (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the CCPT V Disclosure Letter, CCPT V shall not, and shall not cause or permit any CCPT V Subsidiary to, do any of the following:

(i)    amend or propose to amend the CCPT V Governing Documents or such equivalent organizational or governing documents of any CCPT V Subsidiary, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCPT V Charter) under the CCPT V Charter;

(ii)    adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCPT V or any CCPT V Subsidiary;

(iii)    declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCPT V or any CCPT V Subsidiary or other equity securities or ownership interests in CCPT V or any

CCPT V Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCPT V of dividends in an amount less than or equal to an annual rate of five percent (5.0%) of CCPT V’s net asset value as of June 30, 2020, ratably over the calendar year, (B) the declaration and payment of dividends or other distributions to CCPT V by any directly or indirectly Wholly Owned CCPT V Subsidiary, and (C) distributions by any CCPT V Subsidiary that is not wholly owned, directly or indirectly, by CCPT V, in accordance with the requirements of the organizational documents of such CCPT V Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), CCPT V and any CCPT V Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCPT V to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)    other than the withholding of shares to satisfy withholding Tax obligations in respect of CCPT V Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the CCPT V Equity Incentive Plan in effect on the date of this Agreement, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of CCPT V or a CCPT V Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)    except for transactions among CCPT V and one or more Wholly Owned CCPT V Subsidiaries or among one or more Wholly Owned CCPT V Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of CCPT V or any of the CCPT V Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of CCPT V or any of the CCPT V Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CCPT V or any of the capital stock or other equity interests of any CCPT V Subsidiary;

(vi)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by CCPT V or any Wholly Owned CCPT V Subsidiary of or from an existing Wholly Owned CCPT V Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10.0%) of the equity value of CCPT V per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a Wholly Owned CCPT V Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CCPT V or any of the CCPT V Subsidiaries, except (A) Indebtedness incurred under CCPT V’s existing credit facility in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed fifty million dollars ($50,000,000), (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CCPT V compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing) and (D) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of seventy-five percent (75%);

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any Wholly Owned CCPT V Subsidiary;

(ix)    other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCPT V Material Contract (or any Contract that, if existing as of the date hereof, would be a CCPT V Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCPT V Material Contract that occurs automatically without any action (other than notice of renewal) by CCPT V or any CCPT V Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x)    authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xi)    make any payment, direct or indirect, of any liability of CCPT V or any CCPT V Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)    waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCPT V on the most recent balance sheet included in the CCPT V SEC Documents as of the date of this Agreement) no greater than five hundred thousand dollars ($500,000) individually or two million dollars ($2,000,000) in the aggregate, (II) do not involve the imposition of injunctive relief against CCPT V or any CCPT V Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by CCPT V or any of the CCPT V Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of CCPT V Common Stock in accordance with Section 7.6(c);

(xiii)    (A) hire any employee or engage any independent contractor (who is a natural person), (B) grant any new awards under the CCPT V Equity Incentive Plan or amend or modify the terms of any CCPT V Restricted Share Awards outstanding as of the date of this Agreement or (C) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)    fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xv)    enter into any new line of business;

(xvi)    form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)    enter into or modify in a manner adverse to CCPT V any CCPT V Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CCPT V’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CCPT V Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCPT V to fail to qualify as a REIT or any CCPT V Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to CCPT V or to prevent or impair the ability of CCPT V to consummate the Merger;

(xxi)    make any payment, loan, distribution or transfer of assets to CCPT V Advisor or its Affiliates (other than CCPT V and any CCPT V Subsidiary) except in such amount and as expressly contemplated by this Agreement or the CCPT V Advisory Agreement;

(xxii)    take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the CCPT V Common Stock with respect to the Merger or any other transactions contemplated by this Agreement;

(xxiii)    amend or modify the engagement letter with the CCPT V Financial Advisor to increase compensation to the CCPT V Financial Advisor or engage other financial advisors in connection with the transactions contemplated by this Agreement, provided that CCPT V may engage other financial advisors in the event the CCPT V Special Committee determines in good faith that any such other financial advisor should be engaged due to conflict considerations; or

(xxiv)    authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCPT V from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCPT V Board, such action or inaction is reasonably necessary (A) for CCPT V to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCPT V or any CCPT V Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCPT V in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CCPT V or any CCPT V Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.2    Conduct of Business by CMFT.

(a)    CMFT covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law or (2) as may be consented to in advance in writing by CCPT V, CMFT and Merger Sub shall, and shall cause each of the other CMFT Subsidiaries to, use all reasonable efforts to maintain the status of CMFT as a REIT.

(b)    CMFT covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by CCPT V (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement or (4) as set forth in Section 6.2(a) of the CMFT Disclosure Letter, CMFT and Merger Sub shall not, and shall not cause or permit any CMFT Subsidiary to, do any of the following:

(i)    amend or propose to amend the CMFT Governing Documents or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMFT Charter) under the CMFT Charter;

(ii)    adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMFT or any CMFT Subsidiary;

(iii)    declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CMFT or any CMFT Subsidiary or other equity securities or ownership interests in CMFT or any CMFT Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMFT of dividends in an amount less than or equal to annual rate of five percent (5.0%) of CMFT’s net asset value as of June 30, 2020, ratably over the calendar year, (B) the declaration and payment of dividends or other distributions to CMFT by any directly or indirectly Wholly Owned CMFT Subsidiary, and (C) distributions by any CMFT Subsidiary that is not wholly owned, directly or indirectly, by CMFT, in accordance with the requirements of the organizational documents of such CMFT Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CMFT and any CMFT Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CMFT to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)    other than (A) the withholding of shares to satisfy withholding Tax obligations in respect of restricted shares of CMFT Common Stock granted under the CMFT Equity Incentive Plan and (B) in accordance with the share redemption program of CMFT set forth on Section 6.2(b)(iv) of the CMFT Disclosure Letter, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of CMFT or a CMFT Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except any transaction that would not reasonably be expected to be materially adverse to CMFT or to prevent or impair the ability of CMFT or Merger Sub to consummate the Merger;

(vi)    except for the transactions contemplated by the Other Merger Agreements (as the same may be amended from time to time), acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material properties or material assets, except (A) acquisitions by CMFT or any Wholly Owned CMFT Subsidiary of or from an existing Wholly Owned CMFT Subsidiary and (B) acquisitions in the ordinary course of business for consideration less than ten percent (10.0%) of the equity value of CMFT per such acquisition;

(vii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a Wholly Owned CMFT Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of CMFT or any of the CMFT Subsidiaries, except (A) Indebtedness incurred under CMFT’s or any CMFT Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed two hundred million dollars ($200,000,000), (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CMFT compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing) and (D) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of seventy-five percent (75%);

(viii)    fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(ix)    enter into any new line of business;

(x)    enter into or modify in a manner adverse to CMFT any CMFT Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund, give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CMFT’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CMFT Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xi)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CMFT to fail to qualify as a REIT or any CMFT Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; or

(xii)    authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CMFT from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the CMFT Board, such action or inaction is reasonably necessary (i) for CMFT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CMFT or any CMFT Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i), making dividend or any other actual, constructive or deemed distribution payments to stockholders of CMFT in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii) or (iii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CMFT or any CMFT Subsidiary.

Section 6.3    No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) CMFT, directly or indirectly, the right to control or direct CCPT V or any CCPT V Subsidiary’s operations prior to the Merger Effective Time, or (ii) CCPT V, directly or indirectly, the right to control or direct CMFT or any CMFT Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) CCPT V shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCPT V Subsidiaries’ respective operations and (ii) CMFT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CMFT Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1    Preparation of the Form S-4 and the Proxy Statement; Stockholder Approval.

(a)    As promptly as reasonably practicable following the date of this Agreement, (i) CCPT V shall complete the preparation (with CMFT’s reasonable cooperation) and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) CMFT shall complete the preparation (with CCPT V’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of CMFT Common Stock to be issued in the Merger (the “Registered Securities”); each Party agrees to use its respective commercially reasonable efforts to cause such filings to be made no later than the date that is fifteen (15) Business Days from the date hereof. Each of CCPT V and CMFT shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, (C) keep the Form S-4 effective for so long as necessary to complete the Merger and (D) as reasonably requested by CMFT, assist with the preparation of any proxy statement, registration statement or other filing with the SEC in connection with any transaction between CMFT, on the one hand, and Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc., on the other hand. Each of CCPT V and CMFT shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of CCPT V and CMFT shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of CCPT V and CMFT shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of CCPT V and CMFT, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. CMFT shall notify CCPT V, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CMFT shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CMFT shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CCPT V shall furnish all information concerning CCPT V and its stockholders as may be reasonably requested in connection with any such actions.

(b)    Each of CCPT V, on behalf of itself and the CCPT V Subsidiaries, and CMFT, on behalf of itself and the CMFT Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of the CCPT V, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by CCPT V or CMFT, respectively, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approval, any information relating to CMFT or CCPT V, or any of their respective Affiliates, should be discovered by CMFT or CCPT V which, in the reasonable judgment of CMFT or CCPT V, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CMFT and CCPT V shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of CMFT and CCPT V.

(c)    As promptly as practicable after the SEC advises it has no comments or no further comments to the Proxy Statement, CCPT V shall, in accordance with applicable Law and the CCPT V Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting; provided further that, notwithstanding anything herein to the contrary, the Parties will cooperate in good faith to the extent reasonably possible to coordinate timing of the Stockholders Meeting with the stockholders meetings of Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. to be held pursuant to the Other Merger Agreements. CCPT V shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to CCPT V’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Proxy Statement and the SEC has not otherwise enjoined mailing or use of the Proxy Statement); and provided further that the definitive Proxy Statement shall not be mailed to CCPT V’s stockholders prior to the Go Shop Period End Time. CCPT V shall, through the CCPT V Special Committee and the CCPT V Board, recommend to its stockholders that they provide the Stockholder Approval, include the CCPT V Special Committee and CCPT V Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the CCPT V Special Committee and CCPT V Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), CCPT V shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (i) if, on a date for which the Stockholders Meeting is scheduled, CCPT V has not received proxies representing a sufficient number of shares of CCPT V Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be filed with the SEC and/or disseminated to CCPT V’s stockholders is timely filed with the SEC and/or disseminated to CCPT V’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (A) in the case of clause (i), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (ii), more than ten (10) Business Days from the previously scheduled date of such meeting, or (B) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if CCPT V shall have received proxies in respect of an aggregate number of shares of CCPT V Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

Section 7.2    Access to Information; Confidentiality.

(a)    During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose CCPT V or CMFT to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b)    Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3    Go Shop; No Solicitation; Superior Proposals.

(a)    Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(f) and Section 7.3(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on October 7, 2020 (the “Go Shop Period End Time”), CCPT V, the CCPT V Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of

(A) contacting third parties, (B) broadly disseminating public disclosure (other than confidential information) or (C) providing access to the properties, offices, assets, books, records and personnel of CCPT V and the CCPT V Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable NDAs; provided, however, that CCPT V shall prior to, or concurrently with the time such access or non-public information is provided, provide such access and make available such non-public information to CMFT to the extent it has not already done so; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of, such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) refrain from enforcing any standstill agreement or similar obligation to CCPT V or any of the CCPT V Subsidiaries; and (iv) disclose to the stockholders of CCPT V any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the CCPT V Special Committee or the CCPT V Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CCPT V Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a written proposal or offer regarding an Acquisition Proposal prior to the Go Shop Period End Time that has not been withdrawn and that the CCPT V Special Committee determines, in good faith, after consultation with its financial advisors and outside legal counsel, prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than three (3) Business Days before the date of the Go Shop Period End Time, not later than three (3) Business Days after the receipt of such Acquisition Proposal), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if (1) the negotiations between CCPT V and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated, (2) the Acquisition Proposal submitted by such Go Shop Bidder prior to the Go Shop Period End Time is withdrawn, terminated or modified in a manner such that, in the CCPT V Special Committee’s good faith determination, after consultation with its financial advisors and outside legal counsel, the Acquisition Proposal as modified no longer constitutes, or would no longer reasonably be expected to lead to, a Superior Proposal, or (3) such Go Shop Bidder otherwise ceases to be actively pursuing efforts to acquire CCPT V. No later than twenty-four (24) hours after the Go Shop Period End Time (or after a bidder is determined to be a Go Shop Bidder if such determination occurs after the Go Shop Period End Time), CCPT V shall notify CMFT in writing (I) if any Go Shop Bidders remain at such time, (II) of the identity of such Go Shop Bidder(s) and (III) of the material terms and conditions of the most recent Acquisition Proposal received from such Go Shop Bidder(s) (and shall include with such notice (x) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (1) keep CMFT reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (2) provide CMFT with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any.

(b)    Except as expressly permitted by this Section 7.3, and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, CCPT V shall not, and shall cause each of the CCPT V Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than CMFT or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CCPT V shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CCPT V Special Committee if the CCPT V Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the CCPT V directors’ duties or standard of conduct under Maryland Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CCPT V Charter, the CCPT V Bylaws or organizational documents or agreements of any CCPT V Subsidiary. In furtherance of the foregoing and except with respect to a Go Shop Bidder and as otherwise permitted by this Section 7.3, CCPT V shall, and shall cause each CCPT V Subsidiary and each Representative of CCPT V and the CCPT V Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall immediately terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CCPT V and the CCPT V Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person. For the avoidance of doubt, from and after the Go Shop Period End Time and until the receipt of Stockholder Approval, CCPT V, the CCPT V Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 7.3(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time that, in accordance with Section 7.3(d), CCPT V discloses to CMFT (and provides copies to CMFT of) if the CCPT V Special Committee has determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Superior Proposal. The Parties acknowledge that (a) CMFT has entered into or intends to enter into merger agreements with each of Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. pursuant to which Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. shall be merged with and into an affiliate of CMFT (the “Other Merger Agreements”) and (b) nothing in this Section 7.3(b) shall be construed to restrict the ability of CCPT V and its directors, officers, Affiliates and Representatives to participate in discussions with Cole Office & Industrial REIT (CCIT II), Inc. and Cole Office & Industrial REIT (CCIT III), Inc. and their respective Representatives relating to the Other Merger Agreements and the transactions contemplated thereby.

(c)    Notwithstanding anything in this Agreement to the contrary, at any time after the Go Shop Period End Time and prior to the time, but not after, Stockholder Approval is obtained, CCPT V and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) CCPT V, prior to or concurrently with the time such information is provided, provides such information to CMFT, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CCPT V Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(d)    From and after the Go Shop Period End Time, CCPT V will promptly (and in any event no later than twenty-four (24) hours after receipt thereof) notify CMFT in writing if (i) any Acquisition Proposal is received by CCPT V or any CCPT V Subsidiary, (ii) any request for information relating to CCPT V or any

CCPT V Subsidiary is received by CCPT V or any CCPT V Subsidiary from any Person who informs CCPT V or any CCPT V Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CCPT V or any CCPT V Subsidiary regarding any Acquisition Proposal, and shall, in any such notice to CMFT, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (A) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (I) keep CMFT reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (II) provide CMFT with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither CCPT V nor any CCPT V Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits CCPT V from providing any information to CMFT in accordance with this Section 7.3.

(e)    Except as expressly provided in Section 7.3(f), Section 7.3(h) and Section 9.1(c)(ii), neither the CCPT V Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CMFT, the CCPT V Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CCPT V or any CCPT V Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the CCPT V Board Recommendation or to include the CCPT V Board Recommendation in the Proxy Statement (any event described in clause (i), (ii) or this clause (iv), an “Adverse Recommendation Change”).

(f)    Notwithstanding anything in this Agreement to the contrary, subject to compliance with the provisions of this Section 7.3(f), if CCPT V receives an Acquisition Proposal (whether or not from a Go Shop Bidder), which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CCPT V Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CCPT V directors’ duties or standard of conduct under Maryland Law, then, provided that Stockholder Approval has not yet been obtained, the CCPT V Board (based on the recommendation of the CCPT V Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the CCPT V Board may not take action contemplated by this Section 7.3(f) unless:

(i)    CCPT V has notified CMFT in writing that the CCPT V Board intends to take such action at least four (4) Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CCPT V and the party making such Superior Proposal (a “CCPT V Change Notice”); and

(ii)    during the four (4) Business Day period following CMFT’s receipt of a CCPT V Change Notice, CCPT V shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CMFT (to the extent CMFT wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CCPT V Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CCPT V may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(f) or make an Adverse Recommendation Change pursuant to this Section 7.3(f) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless CCPT V has complied with the requirements of this Section 7.3(f) with respect to such new Acquisition Proposal including sending an additional CCPT V Change Notice (except that the new negotiation period under this Section 7.3(f)(ii) shall be three (3) Business Days instead of four (4) Business Days). Notwithstanding anything in this Section 7.3(f)(ii), neither CMFT’s acceptance nor rejection of CCPT V’s offer to negotiate pursuant to this Section 7.3(f)(ii) shall have any bearing on CMFT’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(g)    Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained, the CCPT V Special Committee and the CCPT V Board may, if the CCPT V Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that, prior to making such Adverse Recommendation Change, CCPT V shall have complied with clauses (i) and (ii) of Section 7.3(f).

(h)    Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CCPT V Special Committee, the CCPT V Board or CCPT V, directly or indirectly, from (i) taking and disclosing to the stockholders of the CCPT V a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of CCPT V under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (iii) making any disclosure to the stockholders of CCPT V if the CCPT V Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the CCPT V Special Committee) that the failure to do so would be inconsistent with the duties and standard of conduct of the CCPT V directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the CCPT V Special Committee or the CCPT V Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CCPT V Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

(i)    Notwithstanding anything to the contrary contained in this Agreement, none of CCPT V, any CCPT V Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person (including any Go Shop Bidder or its Representatives) in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(j)    CCPT V agrees that in the event any Representative of CCPT V or any CCPT V Subsidiary takes any action that, if taken by CCPT V would constitute a violation of this Section 7.3, and such action was taken at the direction or with the prior consent of the CCPT V Special Committee, then CCPT V shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(k)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CMFT or any CMFT Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving CCPT V or any CCPT V Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of CCPT V, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CCPT V or any CCPT V Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of CCPT V, (C) issue, sale or other disposition by CCPT V or any CCPT V Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of CCPT V Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of CCPT V Common Stock, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CCPT V in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of CCPT V Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CCPT V and one or more of the CCPT V Subsidiaries or solely among the CCPT V Subsidiaries.

(ii)    “Intervening Event” means, with respect to CCPT V, a change in circumstances or development that materially affects the business, assets or operations of CCPT V and the CCPT V Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CCPT V Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CCPT V Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any effect arising out of or related to the COVID-19 pandemic or COVID-19 Measures and (iii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.

(iii)    “Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) that the CCPT V Board (based on the recommendation of the CCPT V Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CMFT) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CCPT V Special Committee determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of CCPT V (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CMFT) pursuant to Section 7.3(f)(ii).

Section 7.4    Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed.

Section 7.5    Appropriate Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, CMFT shall and shall cause each CMFT Subsidiary and each of their respective Affiliates to, and CCPT V shall and shall cause each CCPT V Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of CMFT after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CMFT after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets; provided, further, that CCPT V and the CCPT V Subsidiaries shall not take any of the actions referred to in the proceeding proviso (or agree to take such actions) without CMFT’s prior written consent and CMFT can compel CCPT V and the CCPT V Subsidiaries to take any of the actions referred to in the proceeding proviso (or agree to take such actions) if such actions are only effective after the Merger Effective Time.

(b)    In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. CMFT shall have the right to direct all matters with any Governmental Authority in connection with this Agreement in a manner consistent with its obligations hereunder; provided that, to the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6    Notification of Certain Matters; Transaction Litigation.

(a)    CMFT, Merger Sub and their respective Representatives shall give prompt notice to CCPT V, and CCPT V and its Representatives shall give prompt notice to CMFT and Merger Sub, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)    CMFT, Merger Sub and their respective Representatives shall give prompt notice to CCPT V, and CCPT V and its Representatives shall give prompt notice to CMFT and Merger Sub, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by CMFT, Merger Sub, CCPT V or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)    CMFT, Merger Sub and their respective Representatives shall give prompt notice to CCPT V, and CCPT V and its Representatives shall give prompt notice to CMFT and Merger Sub, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CMFT Subsidiary or CCPT V Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. CCPT V and its Representatives shall give CMFT the opportunity to reasonably participate in the defense and settlement of any Action against CCPT V or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CMFT’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CMFT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). CMFT and its Representatives shall give CCPT V the opportunity to reasonably participate in the defense and settlement of any Action against CMFT or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCPT V’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCPT V’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From the Merger Effective Time until the sixth (6th) anniversary of the Merger Effective Time, CMFT shall (and shall cause the Surviving Entity to), to the fullest extent CCPT V would be permitted to do so under applicable Law and the CCPT V Governing Documents, (i) indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of CCPT V or any of the CCPT V Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the CCPT V Governing Documents or any indemnification agreements of CCPT V or CCPT V Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of CCPT V or any of the CCPT V Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and (ii) pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees that are subject to indemnification hereunder), without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to CMFT’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, CMFT or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by CMFT and the Surviving Entity under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law. Without limiting the foregoing, and to the extent permitted by applicable Law, each of CMFT and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the CCPT V Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)    Prior to the Merger Effective Time, CMFT shall, or shall cause the Surviving Entity to, obtain and fully pay the premium for “tail” insurance policies for the extension of (or the substantial equivalent of) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of CCPT V for a claims reporting or discovery period of six (6) years from and after the Merger Effective Time, on prepaid and non-cancellable terms, for an aggregate cost not in excess of three times the current annual premiums for such insurance. CMFT and the Surviving Entity shall not take any action to terminate or modify the terms of the extended reporting period coverage.

(c)    For a period of six (6) years following the Merger Effective Time, the organizational documents of CMFT and any applicable CMFT Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the CCPT V Governing Documents or any similar organizational documents or agreements of any CMFT Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(d)    If CMFT or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CMFT or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e)    The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of CMFT, CCPT V and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. CMFT shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8    Dividends.

(a)    In the event that a distribution with respect to the shares of CCPT V Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of CCPT V Common Stock on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of CMFT Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of CMFT Common Stock on the Closing Date immediately prior to the Merger Effective Time. CCPT V shall coordinate with CMFT on the declaration, setting of record dates and payment dates of dividends on CCPT V Common Stock so that holders of CCPT V Common Stock (i) do not receive dividends on both CCPT V Common Stock and CMFT Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either CCPT V Common Stock or CMFT Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on CMFT Common Stock and a dividend permitted by the proviso to Section 6.1(b)(iii) on CCPT V Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on CMFT Common Stock or a dividend permitted by the proviso to Section 6.1(b)(iii) on CCPT V Common Stock received in the Merger.

(b)    In the event that either CCPT V or CMFT shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other

Party shall be entitled to declare a dividend per share payable (i) in the case of CCPT V, to holders of CCPT V Common Stock, in an amount per share of CCPT V Common Stock equal to the product of (A) the dividend declared by CMFT with respect to each share of CMFT Common Stock by (B) the Exchange Ratio, and (ii) in the case of CMFT, to holders of CMFT Common Stock, in an amount per share of CMFT Common Stock equal to the quotient obtained by dividing (A) the dividend declared by CCPT V with respect to each share of CCPT V Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the CMFT Charter or the CCPT V Charter on the Merger and the other transactions contemplated by this Agreement.

Section 7.10    Tax Matters.

(a)    Each of CMFT and CCPT V shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), reporting consistently for all federal, state, and local income Tax or other purposes. Neither CMFT nor CCPT V shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)    CMFT shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of REIT Opinion Counsel and Transaction Opinion Counsel, or other tax counsel to CMFT delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CMFT and CMFT Operating Partnership, in form and substance mutually agreeable to CCPT V and CMFT (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of CMFT and CMFT Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representations letters described in clause (iii) above shall also be provided to CCPT V, and for purposes of the opinion required by Section 8.3(f), CCPT V may rely on the representation letter provided pursuant to this Section 7.10(b) in connection with making the representations in the tax representation letter provided to Transaction Opinion Counsel for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(c)    CCPT V shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of REIT Opinion Counsel and Transaction Opinion Counsel, or other tax counsel to CCPT V delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCPT V and CCPT V Operating Partnership, in form and substance mutually agreeable to CCPT V and CMFT (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of CCPT V and CCPT V Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representations letters described in clause (iii) above shall also be provided to CMFT, and for purposes of the opinion required by Section 8.2(f), CMFT may rely on the representation letter provided pursuant to this Section 7.10(c) in connection with making the representations in the tax representation letter provided to Transaction Opinion Counsel for the purposes of the opinion to be issued pursuant to Section 8.2(f).

(d)    CMFT and CCPT V shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of CMFT and the CMFT Subsidiaries without deduction or withholding from or to the Merger Consideration.

(e)    With respect to the taxable year of CCPT V ending with the Merger Effective Time, CCPT V shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause CCPT V to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

Section 7.11    Section 16 Matters. Prior to the Merger Effective Time, to the extent permitted by applicable Law, (a) CCPT V shall take all such steps as may be necessary or appropriate to cause any dispositions of CCPT V Common Stock (including derivative securities with respect to CCPT V Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCPT V immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) CMFT shall take all such steps as may be required to cause any acquisitions of the CMFT Common Stock (including derivative securities with respect to the CMFT Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CMFT to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12    Financing Cooperation. CCPT V shall, and shall cause its Representatives to use its and their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to cooperate with all reasonable requests of CMFT in connection with any amendment, refinancing or replacement of the existing credit facilities of CMFT or any CMFT Subsidiary or of the existing credit facility of CCPT V or of any other debt facility or instrument of CCPT V or any CCPT V Subsidiary as may be sought by CMFT, in its sole and absolute discretion. CCPT V shall, and shall cause its Representatives to, refrain from taking, directly or indirectly, any action that would reasonably be expected to impair the ability of CMFT to effect such amendment, refinancing or replacement. Following a termination of this Agreement pursuant to Section 9.1(a), (b) (so long as CCPT V would have been entitled to terminate thereunder) or (c)(i), CMFT shall promptly reimburse CCPT V for all out-of-pocket expenses actually incurred in connection with fulfilling its obligations pursuant to the first sentence of this Section 7.12.

Section 7.13    Other Merger Agreements. The Parties acknowledge that (a) CMFT has entered into or intends to enter into the Other Merger Agreements and (b) the Other Merger Agreements contain closing conditions substantially similar to the nature of those of Section 8.2(c) and Section 8.3(c) herein. Notwithstanding anything in the Other Merger Agreements to the contrary, CMFT may not waive, without CCPT V’s written consent, the conditions of the Other Merger Agreements referred to in the foregoing clause (b). In addition, in the event that CMFT amends the CCIT II Merger Agreement to include cash consideration as part of the merger consideration payable thereunder, CMFT agrees to enter into an amendment to this Agreement to revise the form of Merger Consideration such that the Merger Consideration shall consist of cash and shares of

CMFT Common Stock in the same proportion as cash and shares of CMFT Common Stock bear to the overall merger consideration in the CCIT II Merger Agreement as so amended.

Section 7.14    CMFT Board of Directors. The CMFT Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time to cause those “Independent Directors” (as such term is defined in the CCPT V Charter) serving as members of the CCPT V Board who do not otherwise serve on the CMFT Board to be elected to the CMFT Board effective as of the Merger Effective Time to serve, together with the then members of the CMFT Board and any members of the CCIT II Board of Directors or the CCIT III Board of Directors appointed to the CMFT Board pursuant to corresponding provisions of the Other Merger Agreements, until the next annual meeting of stockholders of CMFT. In connection with such next annual meeting of stockholders of CMFT, the Nominating and Corporate Governance Committee of CMFT shall recommend to the CMFT Board five (5) to seven (7) independent directors for election to the CMFT Board at such annual meeting of stockholders after consultation with the Chairman of the Board of CMFT.

ARTICLE 8

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a)    Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the CCPT V Disclosure Letter and Section 8.1(a) of the CMFT Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)    Stockholder Approval; Charter Amendment. The Stockholder Approval shall have been obtained in accordance with applicable Law, the CCPT V Charter and the CCPT V Bylaws. The Charter Amendment shall have become effective pursuant to the MGCL.

(c)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)    Form S-4. The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2    Conditions to Obligations of CMFT and Merger Sub. The obligations of CMFT and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CMFT, at or prior to the Merger Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of CCPT V set forth in the Fundamental Representations (except the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and

Qualification; Subsidiaries) and Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, (iii) the representation and warranty of CCPT V set forth in Section 4.6(c) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iv) each of the other representations and warranties of CCPT V contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCPT V Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCPT V Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iv) only on and as of such date.

(b)    Performance of Covenants and Obligations of CCPT V. CCPT V shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)    Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCPT V Material Adverse Effect.

(d)    Delivery of Certificate. CCPT V shall have delivered to CMFT a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCPT V, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)    REIT Opinion. CMFT shall have received a written opinion of REIT Opinion Counsel or other nationally recognized tax counsel to CCPT V reasonably satisfactory to CMFT, dated as of the Closing Date and in form and substance reasonably satisfactory to CMFT, to the effect that, commencing with CCPT V’s taxable year that ended on December 31, 2014, CCPT V has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CCPT V to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by CCPT V and CCPT V Operating Partnership.

(f)    Section 368 Opinion. CMFT shall have received a written opinion of Transaction Opinion Counsel, or other nationally recognized tax counsel to CMFT, dated as of the Closing Date, in form and substance reasonably acceptable to CMFT, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Section 8.3    Conditions to Obligations of CCPT V. The obligations of CCPT V to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCPT V at or prior to the Merger Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of CMFT and Merger Sub set forth in the Fundamental Representations (except the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger

Effective Time, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, (iii) the representation and warranty set forth in Section 5.6(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iv) each of the other representations and warranties of CMFT and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CMFT Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CMFT Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iv) only on and as of such date.

(b)    Performance of Covenants and Obligations of CMFT and Merger Sub. CMFT and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c)    Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CMFT Material Adverse Effect.

(d)     Delivery of Certificate. CMFT shall have delivered to CCPT V a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CMFT certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)    REIT Opinion. CCPT V shall have received a written opinion of REIT Opinion Counsel, or other nationally recognized tax counsel to CMFT reasonably satisfactory to CCPT V, dated as of the Closing Date and in form and substance reasonably satisfactory to CCPT V, to the effect that, commencing with CMFT’s taxable year that ended on December 31, 2012, CMFT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CMFT to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by CMFT and CMFT Operating Partnership.

(f)    Section 368 Opinion. CCPT V shall have received a written opinion of Transaction Opinion Counsel, or other nationally recognized tax counsel to CCPT V, dated as of the Closing Date, in form and substance reasonably acceptable to CCPT V, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)    by mutual written consent of each of CMFT and CCPT V;

(b)    by either CMFT or by CCPT V:

(i)    if the Merger shall not have occurred on or before 11:59 p.m., New York City time, on May 30, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (or, in the case of CMFT, Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)    if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (or, in the case of CMFT, Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)    if the Stockholder Approval shall not have been obtained at the Stockholders Meeting (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)    by CCPT V:

(i)    if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of CMFT or Merger Sub set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CMFT Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from CCPT V to CMFT and two (2) Business Days before the Outside Date; provided, however, that CCPT V shall not have such right to terminate this Agreement if a CCPT V Terminating Breach shall have occurred and be continuing at the time CCPT V delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)    at any time before Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that CCPT V shall have complied with Section 7.3 and shall have paid or shall concurrently pay to CMFT in full the Termination Payment in accordance with Section 9.3(b); or

(iii)    if CMFT amends the CCIT II Merger Agreement to (A) increase the exchange ratio set forth therein to 1.562 shares (or more) of CMFT Common Stock for each share of Cole Office & Industrial REIT (CCIT II), Inc.

(d)    by CMFT:

(i)    if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of CCPT V set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CCPT V Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from CMFT to CCPT V and two (2) Business Days before the Outside Date; provided, however, that CMFT shall not have such right to terminate this Agreement if a CMFT Terminating Breach shall have occurred and be continuing at the time CMFT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)    if, at any time prior to the receipt of the Stockholder Approval, (A) the CCPT V Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of CCPT V Common Stock that constitutes an Acquisition Proposal is commenced and the CCPT V Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of CCPT V and to publicly reaffirm the CCPT V Board Recommendation within ten (10) Business Days of being requested to do so by CMFT or (C) CCPT V shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CMFT, Merger Sub or CCPT V, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.21 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any intentional and willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.

Section 9.3    Fees and Expenses.

(a)    Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b)    In the event that this Agreement is terminated:

(i)    by CCPT V or CMFT pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, (A) prior to the Stockholders Meeting, an Acquisition Proposal with respect to CCPT V has been publicly announced, disclosed or otherwise communicated to CCPT V’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal (and such Acquisition Proposal or intention shall not have been publicly withdrawn on a bona fide basis without qualification at least three (3) Business Days prior to the Outside Date (with respect to a termination pursuant to Section 9.1(b)(i)) or the Stockholders Meeting (with respect to a termination pursuant to Section 9.1(b)(iii))) and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to CCPT V is consummated, (II) CCPT V enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) CCPT V recommends to stockholders of CCPT V or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter (with, for all purposes of clause (I), (II) and (III) of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%), then CCPT V shall pay to CMFT (1) the Full Termination Payment and (2) up to one million six hundred seventy thousand dollars ($1,670,000) as reimbursement for CMFT’s Expenses;

(ii)    by CCPT V pursuant to Section 9.1(c)(ii), then CCPT V shall pay to CMFT an amount equal to (A)(1) the Go Shop Termination Payment if such termination occurs no later than ten (10) Business days after the Go Shop Period End Time (or, in the event of timely delivery of a CCPT V Change Notice, the negotiation period contemplated by Section 7.3(f)(ii)) or (2) the Full Termination Payment

if clause (1) is inapplicable and (B) up to one million six hundred seventy thousand dollars ($1,670,000) as reimbursement for CMFT’s Expenses;

(iii)    by CMFT pursuant to Section 9.1(d)(ii), then CCPT V shall pay to CMFT (A)(1) the Go Shop Termination Payment if the event giving rise to CMFT’s termination right occurred no later than ten (10) Business days after the Go Shop Period End Time (or, in the event of timely delivery of a CCPT V Change Notice, the negotiation period contemplated by Section 7.3(f)(ii)) or (2) the Full Termination Payment if (1) is inapplicable and (B) up to one million six hundred seventy thousand dollars ($1,670,000) as reimbursement for CMFT’s Expenses;

(iv)    by CCPT V pursuant to Section 9.1(c)(i), then CMFT shall pay to CCPT V an amount up to $1,670,000 as reimbursement for CCPT V’s Expenses; or

(v)    by CMFT pursuant to Section 9.1(d)(i), then CCPT V shall pay to CMFT an amount up to one million six hundred seventy thousand dollars ($1,670,000) as reimbursement for CMFT’s Expenses.

(c)    Termination Payment. The Parties agree and acknowledge that in no event shall CCPT V be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment and reimbursement of Expenses, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by CMFT, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the earlier of (A) the execution of definitive documentation providing for any transaction contemplated by an Acquisition Proposal and (B) the consummation of any Acquisition Proposal; (ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii), Section 9.3(b)(iv) or Section 9.3(b)(v).

(d)    Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment (together with any Expenses or other amounts payable pursuant to Section 9.3(b) or Section 9.3(e)) shall be CMFT’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against CCPT V and the CCPT V Subsidiaries and their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e)    Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that CCPT V shall fail to pay the applicable Termination Payment when due, CCPT V shall reimburse CMFT for all reasonable costs and expenses actually incurred or accrued by CMFT (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if one Party to this Agreement (the “Termination Payor”) fails to timely pay any amount due to the other Party (the “Termination Payee”) pursuant to Section 9.3(b) and, in order to obtain the payment, the Termination Payee commences an Action that results in a judgment against the Termination Payor for the payment set forth in this Section 9.3, the Termination Payor shall pay to the Termination Payee its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)    If the Termination Payor becomes obligated to pay a fee under this Section 9.3, then, if requested by the Termination Payee, the Termination Payor shall deposit into escrow an amount in cash equal to the applicable Termination Payment with an escrow agent selected by the Termination Payee, after reasonable consultation with the Termination Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”)

reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Termination Payor and the escrow agent. The payment or deposit into escrow of the applicable Termination Payment shall be made by CCPT V in accordance with the timing set forth in Section 9.3(c) or, at the Termination Payee’s reasonable request, promptly after receipt of notice from the Termination Payee that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Termination Payee on an annual basis based upon the delivery by the Termination Payee to the escrow agent of any one (or a combination) of the following:

(i)    a letter from the Termination Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Termination Payee determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Termination Payee such maximum amount stated in the accountant’s letter;

(ii)    a letter from the Termination Payee’s counsel indicating that the Termination Payee received a private letter ruling from the IRS holding that the receipt by the Termination Payee of the applicable Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Termination Payee the remainder of the applicable Termination Payment; or

(iii)    a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a tax opinion from the Termination Payee’s outside counsel or accountant, respectively, to the effect that the receipt by the Termination Payee of the applicable Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Termination Payee the remainder of the applicable Termination Payment.

If the Termination Payee is CCPT V, the Escrow Agreement shall further provide that, at the end of the third calendar year beginning after the date on which the Termination Payor’s obligation to pay the Termination Payment arose (or earlier if directed by the Termination Payee), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Termination Payor and, in the event the Termination Payment has not by then been paid in full, such unpaid portion shall never be due. The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Termination Payee in order to (A) maximize the portion of the applicable Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Termination Payee’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Termination Payee in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Termination Payee shall bear all costs and expenses under the Escrow Agreement. The Termination Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Termination Payor in connection therewith).

ARTICLE 10

GENERAL PROVISIONS

Section 10.1    Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)    if to CCPT V to:

Special Committee of the Board of Directors

Cole Credit Property Trust V, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attn: Marc Bromley

E-mail: [***]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: John Haggerty

E-mail: jhaggerty@goodwinlaw.com

(b)    if to CMFT or Merger Sub to:

Special Committee of the Board of Directors

c/o CIM Real Estate Finance Trust, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

Attn: T. Patrick Duncan

E-mail: [***]

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, CA 90067

Attn: Patrick S. Brown

E-mail: brownp@sullcrom.com

Venable LLP

750 East Pratt Street

Baltimore, Maryland 21202

Attn: Sharon A. Kroupa

E-Mail: skroupa@venable.com

Section 10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, Schedules, the CMFT Disclosure Letter and the CCPT V Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6    Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).

Section 10.7    Governing Law; Venue.

(a)    This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)    All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8    Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.

Section 10.10    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	President and Chief Executive Officer

THOR V MERGER SUB, LLC

By:	CIM Real Estate Finance Trust, Inc., its sole member

By:	/s/ Richard S. Ressler
Name:	Richard S. Ressler
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

COLE CREDIT PROPERTY TRUST V, INC.

By:	/s/ Avraham Shemesh
Name:	Avraham Shemesh
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Annex B

COLE CREDIT PROPERTY TRUST V, INC.

ARTICLES OF AMENDMENT

Cole Credit Property Trust V, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIII of the Charter in its entirety and substituting in lieu thereof a new Article XIII as follows:

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, including without limitation, (a) any amendment which would adversely affect the rights, preferences and privileges of the Stockholders and (b) any amendment to Sections 7.2, 7.5 and 7.11 of Article VII, Article IX, Article X and Article XII hereof and this Article XIII (or any other amendment of the Charter that would have the effect of amending such sections).

THIRD: The Charter is hereby further amended by deleting the existing Article XIV of the Charter in its entirety.

FOURTH: The Charter is hereby further amended by renumbering existing Article XV of the Charter as Article XIV.

FIFTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows -

B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its                      and attested to by its                      on this                      day of                     , 2020.

ATTEST:	COLE CREDIT PROPERTY TRUST V, INC.

By:	By:
Name:	Name:
Title:	Title:

B-2

Annex C

August 30, 2020

Special Committee of the Board of Directors of

Cole Credit Property Trust V, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, AZ 85016

Special Committee of the Board of Directors of Cole Credit Property Trust V, Inc.:

We understand that Cole Credit Property Trust V, Inc., a Maryland corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 30, 2020 (the “Merger Agreement”), by and among the Company, CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), Thor V Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and each issued and outstanding share of Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that is not cancelled and retired pursuant to the Merger Agreement will be converted into the right to receive 2.691 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share of CMFT (the “CMFT Common Stock”), subject to certain adjustments as provided for in the Merger Agreement (as to which adjustments we express no opinion). “Excluded Persons” shall be defined as CMFT, Merger Sub and their respective affiliates. We also understand that CMFT has entered into an agreement to acquire each of Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (“CCIT II”), and Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (“CCIT III” and, together with CCIT II, the “CCIT Entities”) in a stock-for-stock transaction valued at approximately $1.1 billion and $48 million, respectively (collectively, the “Acquisitions”, and together with the Merger, the “Transaction”). We have been advised by the Special Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) that the parties anticipate that the merger agreements contemplating the Acquisitions will be signed simultaneously with the Merger Agreement and that the parties intend, to the extent reasonably possible, that the Acquisitions will be consummated on a similar time frame as the Merger. The Merger and the Acquisitions are not contingent on each other and are both subject to conditions including stockholder approval of the applicable transaction.

You have asked for our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. Our opinion is not dependent on the consummation of the Acquisitions. However, for purposes of rendering the opinion herein, we have analyzed the Merger with and without giving effect to the Acquisitions (and, with the consent of the Committee, have assumed and relied upon, without independent verification, that in the latter scenario, the Acquisitions will be consummated on a similar time frame as the Merger).

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available business and financial information relating to each of CMFT (including the CCIT Entities) and the Company that we considered to be relevant;

(ii)	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of each of CMFT (including the CCIT Entities) and the Company made available to us by CMFT and the Company, respectively, including (i) financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2024 (the “Company Projections”), (ii) financial projections prepared by the management of CMFT relating to CMFT, both standalone and pro forma after giving effect to its acquisition of the CCIT Entities, for the fiscal years ending 2020 through 2024 (the “CMFT Projections”, and together with the Company Projections, the “Projections”) and (iii) historical audited financial statements and certain internal financial statements and other operating data concerning the Company, CMFT, the CCIT Entities and the Advisors (as defined below) prepared by the management of the respective entities;

(iii)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”), in each case anticipated by the Company, CMFT and the CCIT Entities to result from the Transaction;

(iv)	reviewed certain SEC filings that we considered to be relevant;

(v)	reviewed rent rolls of the properties of the Company, CMFT and the CCIT Entities;

(vi)

reviewed the Advisory Agreement, dated March 17, 2014, by and between the Company and Cole REIT Advisors V, LLC (the “Company Advisor”), as amended by the First Amendment to the Advisory Agreement, dated February 7, 2014, the Amended and Restated Management Agreement, dated August 20, 2019, by and between CMFT and CIM Real Estate Finance Management, LLC (the “CMFT Advisor”), the Advisory Agreement, dated August 27, 2013, as amended by the First Amendment to the Advisory Agreement, dated November 12, 2013, by and between CCIT II and Cole Corporate Income Advisors II, LLC (the “CCIT II Advisor”), the Advisory Agreement, dated September 22, 2016, by and between CCIT III and Cole Corporate Income Advisors III, LLC (the “CCIT III Advisor”, and together with the Company Advisor, the CMFT Advisor and the CCIT II Advisor, the “Advisors”), as amended by the First Amendment to the Advisory Agreement, dated June 23, 2017;

(vii)

discussed the past and current operations, capitalization and financial condition and the prospects of each of the Company, CMFT and the CCIT Entities with senior executives of the Company, CMFT, the CCIT Entities and the Advisors;

(viii)

reviewed the financial terms, to the extent publicly available, of certain publicly-traded net lease, retail, and mortgage real estate investment trusts (“REITs”) and other publicly traded companies that we considered to be generally relevant and compared to the Company and CMFT (including the CCIT Entities);

(ix)	reviewed third-party research on the net lease, retail, and mortgage sectors from Green Street Advisors and other reputable third-party sources;

(x)	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies that we considered to be relevant;

(xi)	reviewed the trading history of publicly traded companies that we considered to be generally relevant;

(xii)	reviewed the draft Merger Agreement dated August 30, 2020 and certain related documents;

(xiii)

performed a discounted cash flow analysis, net asset value analysis and comparable trading analysis for each of CMFT (pro forma after giving effect to its acquisition of the CCIT Entities) and the Company based on the CMFT Projections and the Company Projections, respectively, and other financial analyses considering other factors as we deemed appropriate; and

(xiv)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us

(including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the senior management of the Company or CMFT, as applicable, as to the future financial performance of the Company or CMFT, as applicable, and the other matters covered thereby. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and we have relied upon the assurances of the senior management of the Company and CMFT that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In rendering our opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. We have not performed an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or CMFT (both inclusive and exclusive of CCIT Entities), including the Company’s or CMFT’s (both inclusive and exclusive of the CCIT Entities’) real estate portfolio, participation loans and commercial mortgage-backed securities, nor have we been furnished with any such appraisals, and with your consent, we have relied upon and assumed the accuracy of information provided by the Company and CMFT (both inclusive and exclusive of the CCIT Entities) concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the ownership interest of the Company and CMFT (both inclusive and exclusive of the CCIT Entities) in each of their respective properties and the economic terms of any interests held by other parties in such properties; (iv) the number of shares of Company Common Stock, CMFT Common Stock, common stock, par value $0.01 per share of CCIT II outstanding and common stock, par value $0.01 per share of CCIT III outstanding; and (v) the balance sheet value determinations for non-real estate assets and liabilities of the Company and CMFT (both inclusive and exclusive of the CCIT Entities) and any transaction expense and other adjustments. In particular, we do not express any opinion as to the value of any asset or liability of the Company or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, CMFT, the CCIT Entities or Merger Sub. For purposes of valuing the Company’s and CMFT’s (both inclusive and exclusive of the CCIT Entities’) assets and liabilities (other than certain of CMFT’s assets related to debt investments), we have relied upon and assumed the accuracy of the market valuations provided in the most recent Form 10-Q of each of the Company, CMFT and the CCIT Entities. For purposes of valuing CMFT’s interests in certain debt investments, we have relied upon and assumed the accuracy of the market valuations provided by management of CMFT, and with your consent, valued, as of the date hereof, certain owned commercial real estate loans held on CMFT’s most recently publicly available balance sheet, other than certain owned commercial real estate loans issued since June 30, 2020, for which, with your consent, we have assumed the accuracy of the market valuation provided by management of CMFT. Representatives of the Company have advised us, and we have relied upon and assumed, without independent verification, that (a) the terms of the Transaction have been negotiated on an arms-length basis, and (b) the Company would be willing to enter into the Merger with a party that is not an affiliate of the Company.

In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company, CMFT, the CCIT Entities or any of their respective affiliates or representatives. We have been advised by the Company and CMFT that the Company, CMFT and the CCIT Entities have each operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since each of their respective formations as a REIT and further have assumed, at the direction of the Committee, that the Transaction will not adversely affect the status or operations of the Company, CMFT or the CCIT Entities. We have also assumed, at the direction of the Committee, that the Transaction will qualify as a tax-free reorganization transaction. In addition, we have not evaluated the solvency or fair value of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or CMFT (both inclusive and exclusive of the CCIT Entities) or any of their respective subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. We have also relied upon and assumed, without independent verification, at the direction of the Committee, that any adjustments to the Exchange Ratio pursuant to the Merger Agreement will not be material to our opinion or our financial analyses underlying our opinion. In addition, we have assumed, with your consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to our analyses, have an adverse effect on the Company or CMFT (both inclusive and exclusive of the CCIT Entities) or the contemplated benefits of the Transaction. With respect to the Company Projections and the Cost Savings, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. With respect to the CMFT Projections, which have been prepared both standalone and pro forma after giving to CMFT’s acquisition of the CCIT Entities, and the Cost Savings, we have been advised by CMFT, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of CMFT management of the expected future competitive, operating and regulatory environments and related financial performance of CMFT (both inclusive and exclusive of the CCIT Entities). We express no opinion with respect to the Projections or Cost Savings, or the assumptions on which they are based. We have relied, at your direction, on the assessments of management of the Company, CMFT and the CCIT Entities as to CMFT’s ability to achieve the Cost Savings and have been advised by management of the Company, CMFT and the CCIT Entities, and have assumed, with your consent, that the Cost Savings will be realized in the amounts and at the times projected. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either CMFT (both inclusive and exclusive of the CCIT Entities) or the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. This letter does not express any opinion as to the likely value of the Company Common Stock or the CMFT Common Stock following announcement of the Merger, or the CMFT Common Stock issued pursuant to the consummation of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company or CMFT at that time. We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. The credit, financial and stock markets as well as industries in which the Company and CMFT (both inclusive and exclusive of the CCIT Entities) operate have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on the Company, CMFT (both inclusive and exclusive of the CCIT Entities) or the Transaction.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, and we do not express any view as to the fairness or reasonableness of the Merger to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its respective subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Transaction or the form or structure of the Merger Agreement or the likely timeframe in which the Transaction will be consummated, including, without limitation, the form or structure of the merger agreements contemplated by the Acquisitions and any other exchange ratio contemplated to be paid to the stockholders of the CCIT Entities in connection with the Acquisitions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of any party to the Merger or any class of such persons, relative to the consideration to be received by the stockholders of the Company in the Merger or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Committee in connection with, and have participated in certain of the negotiations leading to, the Merger. We will receive a fee for our services as financial advisor to the Committee in connection with the Merger, a portion of which is payable upon the rendering of this opinion and the remainder of which is payable upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. We, as part of our investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, CMFT or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. During the two years preceding the date of this opinion, as disclosed to the Committee, we and our affiliates have engaged in financial advisory relationships with CMFT or its affiliates for which we and our affiliates have received fees in connection with such services. Such relationships have included (i) arranging for placement of debt financings on behalf of CMFT or its affiliates, (ii) providing investment sales brokerage services to CMFT or its affiliates, (iii) providing investment advisory services on behalf of CMFT or its affiliates and (iv) acting as financial advisor to CMFT or its affiliates in connection with leasing transactions, each of which has been completed and paid as of the date hereof. During such two-year period, neither we nor our affiliates have been engaged as a financial advisor to Merger Sub, and we have not received any fees from such party during such period. We and our affiliates may in the future provide financial advice and services to the Company, CMFT and the CCIT Entities or their respective affiliates for which we and our affiliates would expect to receive compensation. We provide a full range of financial advisory and securities services and, in the course of our normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company, CMFT or the CCIT Entities for our own account and for the accounts of customers.

Our opinion expressed herein is provided for the information and assistance of the Committee in connection with its consideration of the Merger and does not constitute a recommendation as to whether the Committee or the

Board should recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to any aspect of the Merger or any matter related thereto. This opinion has been approved by the Fairness Committee of HFF Securities L.P. in accordance with our customary practice. This opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent except that this opinion may be reproduced in full and summarized in any disclosure document sent by the Company to the holders of Company Common Stock with respect to the Merger, provided that any summary of this opinion is in a form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons).

Very truly yours,

HFF SECURITIES L.P.

/s/ HFF Securities L.P.

Annex D

COLE CREDIT PROPERTY TRUST V, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to Cole Credit Property Trust, Inc. (“CCPT V”) and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex D forms a part. References to “Notes” in this section are to the notes to CCPT V’s Financial Statements as of and for the Years ended December 31, 2019 and 2018 or to CCPT V’s Financial Statements as of and for the Three and Six Months ended June 30, 2020 and 2019, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

Definitions

We use certain defined terms throughout this section that have the following meanings:

The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.

Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. The tenant generally agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. There are various forms of net leases, most typically classified as either triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance).

COLE CREDIT PROPERTY TRUST V, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Year Ended December 31, 2019

Overview

We were formed on December 12, 2012 and we elected to be taxed, and currently qualify, as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ended December 31, 2014. We commenced our principal operations on March 18, 2014, when we satisfied the minimum offering conditions of our escrow agreement and issued approximately 110,000 shares of our common stock in the Initial Offering. We have no paid employees and are externally managed by Cole REIT Management V, LLC (“CR V Management”). CIM Group, LLC (“CIM”) indirectly owns and/or controls CR V Management; our dealer manager, CCO Capital, LLC (“CCO Capital”); our property manager, CREI Advisors, LLC (“CREI Advisors”); and CCO Group, LLC and its subsidiaries (“CCO Group”).

Effective December 31, 2018, the primary portion of the initial public offering (the “Offering”) was terminated, but we continued to issue Class A common stock (“Class A Shares”) and Class T common stock (“Class T Shares”) pursuant to the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRIP” and along with the $475.0 million in additional shares pursuant to a distribution reinvestment plan at a price of $23.75 and the Amended and Restated Distribution Reinvestment Plan adopted on March 29, 2016, the “DRIP”) portion of the follow-on offering commenced on August 1, 2017 (the “Follow-on Offering”). On March 28, 2019, we registered an aggregate of $68,740,000 of Class A Shares and Class T Shares pursuant to the S-3 Registration Statement filed with the SEC, which was declared effective on April 5, 2019 (the “DRIP Offering”). We ceased issuing shares in the Follow-on Offering on April 30, 2019. The unsold Class A Shares and Class T Shares in the Follow-on Offering of $1.4 billion in the aggregate were subsequently deregistered. We began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 98.3% of our rentable square feet was under lease as of December 31, 2019 (including any month-to-month agreements) with a weighted average remaining lease term of 10.2 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

Operating Highlights and Key Performance Indicators

2019 Activity

•	Acquired 14 properties for an aggregate purchase price of $30.6 million.

•	Disposed of six retail properties and one anchored shopping center for an aggregate sales price of $39.2 million.

•	Reduced total debt by $6.5 million, from $350.6 million to $344.1 million.

Portfolio Information

As of December 31, 2019, we owned 148 properties comprising approximately 3.4 million rentable square feet of commercial space located in 34 states, which were 98.3% leased (including any month-to-month agreements) and had a weighted average remaining lease term of 10.2 years. During the year ended December 31, 2019, we disposed of seven properties for an aggregate gross sales price of $39.2 million.

The following table shows the property statistics of our real estate assets as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Number of commercial properties	148	141
Rentable square feet (in thousands) (1)	3,415	3,458
Percentage of rentable square feet leased	98.3%	98.8%
Percentage of investment-grade tenants (2)	34.3%	37.4%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Commercial properties acquired	14	6
Purchase price of acquired properties (in thousands)	$30,640	$71,428
Rentable square feet of acquired properties (in thousands) (1)	110	351

(1)	Includes square feet of buildings on land parcels subject to ground leases.

The following table shows the tenant diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

	Total Number of Leases (1)	Leased Square Feet (2) (in thousands)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
Tenant
Walgreens	13	191	$4,757	$24.91	10%
United Oil	1	20	3,777	188.85	8%
Dollar General	31	284	2,760	9.72	6%
BJ’s Wholesale Club	1	123	1,836	14.93	4%
Family Dollar	7	134	1,535	11.46	3%
Bob Evans	1	41	1,342	32.73	3%
Academy Sports	2	134	1,310	9.78	3%
Fresh Thyme Farmers Market	2	58	1,273	21.95	3%
Duluth Trading Company	3	45	1,201	26.69	2%
Camping World	1	45	1,145	25.44	2%
Other	126	2,282	27,347	11.98	56%

	188	3,357	$48,283	$14.38	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the tenant industry diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Industry	Total Number of Leases (1)	Leased Square Feet (2) (in thousands)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
Discount store	46	611	$6,264	$10.25	13%
Grocery	12	531	6,258	11.79	13%
Sporting goods	7	393	5,213	13.26	11%
Pharmacy	14	204	5,140	25.20	11%
Gas and convenience	1	20	3,777	188.85	8%
Home furnishings	10	213	3,003	14.10	6%
Apparel and jewelry	14	236	2,923	12.39	6%
Home and garden	9	266	2,458	9.24	5%
Casual dining	14	88	2,254	25.61	5%
Warehouse clubs	2	145	2,211	15.25	4%
Other	59	650	8,782	13.51	18%

	188	3,357	$48,283	$14.38	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the geographic diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Location	Total Number of Properties	Rentable Square Feet (1) (in thousands)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (1)	Percentage of 2019 Annualized Rental Income
Texas	21	392	$6,370	$16.25	13%
California	13	20	3,777	188.85	8%
Michigan	7	220	3,321	15.10	7%
Florida	3	173	3,148	18.20	6%
Indiana	9	245	2,915	11.90	6%
Louisiana	5	268	2,769	10.33	6%
Illinois	7	203	2,535	12.49	5%
Kentucky	2	188	2,339	12.44	5%
Oklahoma	2	192	2,254	11.74	5%
Wisconsin	3	164	1,963	11.97	4%
Other	76	1,350	16,892	12.51	35%

	148	3,415	$48,283	$14.14	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the property type diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Property Type	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (1)	Percentage of 2019 Annualized Rental Income
Retail	141	2,492	$37,842	$15.19	78%
Anchored shopping centers	7	923	10,441	11.31	22%

	148	3,415	$48,283	$14.14	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

Leases

Although there are variations in the specific terms of the leases of our properties, the following is a summary of the general structure of our current leases. Generally, the leases of the properties acquired provide for initial terms of ten or more years and provide the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event we wish to sell the property subject to that lease, we first must offer the lessee the right to purchase the property on the same terms and conditions as any offer which we intend to accept for the sale of the property. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, while certain of the leases require us to maintain the roof, structure and parking areas of the building. Additionally, certain leases provide for increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume. The leases of the properties provide for annual rental payments (payable in monthly installments) ranging from $8,000 to $1.8 million (average of $215,000). Certain leases provide for limited increases in rent as a result of fixed increases or increases in the consumer price index.

The following table shows lease expirations of our real estate portfolio, as of December 31, 2019, during each of the next ten years and thereafter, assuming no exercise of renewal options:

Year of Lease Expiration	Total Number of Leases Expiring (1)	Leased Square Feet Expiring (2) (in thousands)	2019 Annualized Rental Income Expiring (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
2020	11	37	$523	$14.14	1%
2021	13	116	1,174	10.12	2%
2022	12	132	1,629	12.34	3%
2023	11	92	1,286	13.98	3%
2024	22	318	3,801	11.95	8%
2025	14	278	2,373	8.54	5%
2026	6	247	2,248	9.10	5%
2027	9	339	3,249	9.58	7%
2028	9	121	1,509	12.47	3%
2029	32	403	5,735	14.23	12%
Thereafter	49	1,274	24,756	19.43	51%

	188	3,357	$48,283	$14.38	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the economic metrics of our real estate assets as of and for the years ended December 31, 2019 and 2018:

	2019	2018
Economic Metrics
Weighted-average lease term (in years) (1)	10.2	10.5
Lease rollover (1)(2):
Annual average	3.5%	2.6%
Maximum for a single year	7.9%	3.4%

(1)	Based on annualized rental income of our real estate portfolio as of December 31, 2019 and 2018.
(2)	Through the end of the next five years as of the respective reporting date.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operations of properties other than those listed in “Risk Factors” in the proxy statement/prospectus. Due to the recent outbreak of COVID-19 in the United States and globally, our tenants, our operating partners, and we may be impacted. The impact of COVID-19 on our future results could be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, the success of action taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. “GAAP” refers to the accounting principles generally accepted in the United States of America. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fees, and (c) transaction-related expenses. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Years Ended December 31, 2019 and 2018

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	Total
	For the Year Ended December 31,
	2019	2018	Change
Net income (loss)	$3,555	$(1,064)	$4,619
Interest expense and other, net	14,481	14,149	332
Operating income	18,036	13,085	4,951
(Gain) loss on disposition of real estate, net	(685)	421	(1,106)
Impairment	688	3,794	(3,106)
Depreciation and amortization	18,719	18,709	10
Advisory fees and expenses	6,159	6,248	(89)
Transaction-related expenses	92	127	(35)
General and administrative expenses	3,764	4,516	(752)

Net operating income	$46,773	$46,900	$(127)

A total of 128 properties were acquired before January 1, 2018 and represent our “same store” properties during the years ended December 31, 2019 and 2018. “Non-same store” properties, for purposes of the table below, includes properties acquired on or after January 1, 2018. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store (1)
	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Rental and other property income	$55,160	$54,352	$808	$47,324	$46,989	$335	$7,836	$7,363	$473
Property operating expenses	4,109	3,202	907	3,844	2,793	1,051	265	409	(144)
Real estate tax expenses	4,278	4,250	28	4,054	3,974	80	223	276	(53)
Total property operating expenses	8,387	7,452	935	7,898	6,767	1,131	488	685	(197)

Net operating income	$46,773	$46,900	$(127)	$39,426	$40,222	$(796)	$7,348	$6,678	$670

(1)	Includes income from properties disposed of subsequent to January 1, 2018.

Interest Expense and Other, Net

The increase in interest expense and other, net of $332,000 during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to an increase in the average aggregate amount of debt outstanding from $335.4 million during the year ended December 31, 2018, to $343.1 million during the year ended December 31, 2019, as well as an increase in the weighted average interest rate from 3.9% as of December 31, 2018 to 4.1% as of December 31, 2019.

Gain (Loss) on Disposition of Real Estate, Net

The increase in gain (loss) on disposition of real estate, net of $1.1 million during the year ended December 31, 2019, as compared to the same period in 2018, was due to the disposition of six retail properties and one anchored shopping center at a gain of $685,000 during the year ended December 31, 2019, compared to the disposition of one anchored shopping center at a loss of $421,000 during the year ended December 31, 2018.

Impairment

The decrease in impairments of $3.1 million during the year ended December 31, 2019, as compared to the same period in 2018, was due to impairment charges of $688,000 related to one retail property during the year ended December 31, 2019, compared to impairment charges of $3.8 million related to one anchored shopping center during the year ended December 31, 2018.

Depreciation and Amortization

The increase in depreciation and amortization expenses of $10,000 during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to the acquisition of 14 additional properties subsequent to December 31, 2018, as well as recognizing a full year of depreciation and amortization expenses on six properties acquired in 2018, offset by the disposition of six retail properties and one anchored shopping center during the year ended December 31, 2019.

Advisory Fees and Expenses

Pursuant to the advisory agreement with CR V Management and based upon the amount of our current invested assets, we are required to pay to CR V Management a monthly advisory fee equal to one-twelfth of 0.75% of the average asset value. Additionally, we may be required to reimburse certain expenses incurred by CR V Management in providing advisory services, subject to limitations as set forth in the advisory agreement.

The decrease in advisory fees and expenses of $89,000 during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to a decrease in our average asset value to $678.0 million for the year ended December 31, 2019, compared to $700.3 million for the year ended December 31, 2018.

Transaction-Related Fees and Expenses

We pay CR V Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset we acquire; (2) the amount paid in respect of the development, construction or improvement of each asset we acquire; (3) the purchase price of any loan we acquire; and (4) the principal amount of any loan we originate. We also reimburse CR V Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our board of directors (“Board”), including a majority of our independent directors, as commercially competitive, fair and reasonable to us. We also reimburse CR V Management or its affiliates for insourced expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, which are fixed on an annual basis to 0.5% of the contract purchase price of each property and 0.5% of the amount advanced for a loan or other investment, which will be prorated for any partial calendar year; provided, however, that acquisition expenses are not included in the contract purchase price of the property.

The decrease in transaction-related expenses of $35,000 during the year ended December 31, 2019, compared to the same period in 2018, was primarily due to a decrease in advisor reimbursement expenses, partially offset by an increase in expenses related to terminated transactions.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our advisor, accounting and professional fees and transfer agent fees.

The decrease in general and administrative expenses of $752,000 during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to reductions in expense reimbursements to our advisor and decreased transfer agent fees during the year ended December 31, 2019.

Net Operating Income

Same store property net operating income decreased $796,000 during the year ended December 31, 2019, as compared to the same period in 2018. The decrease is primarily due to an increase in property operating expenses due to repairs and maintenance at certain anchored shopping centers, in addition to a decrease in same store occupancy to 98.0% as of December 31, 2019 from 98.7% as of December 31, 2018. Additionally, vacancies at two same store anchored shopping centers and one retail property accounted for a $278,000 decrease in net operating income for the year ended December 31, 2019.

Non-same store property net operating income increased $670,000 during 2019, as compared to the same period in 2018. The increase is primarily due to the acquisition and management of 14 additional income-producing properties subsequent to December 31, 2018, as well as recognizing a full year of net operating income on the six properties acquired during 2018, offset by the disposition of six retail properties and one anchored shopping center during the year ended December 31, 2019.

Distributions

On a quarterly basis, our Board authorizes a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
March 18, 2014	December 31, 2015	$0.0043150685
January 1, 2016	December 31, 2016	$0.0043032787
January 1, 2017	March 31, 2019	$0.004315068
April 1, 2019	December 31, 2019	$0.003232877
January 1, 2020	March 31, 2020	$0.003224044

(1)	Less the per share distribution and stockholder servicing fees that are payable with respect to Class T Shares (as calculated on a daily basis).

As of December 31, 2019, we had distributions payable of $1.7 million.

Our Board has reaffirmed the declaration and payment of distributions for the month of March 2020 at the rate previously declared on November 6, 2019, which distributions will be paid on or around April 1, 2020. Given the impact of the COVID-19 outbreak, our Board has decided to defer making a determination as to the amount and timing of distributions for the second quarter of 2020 until such time that we have greater visibility into the impact that the COVID-19 outbreak will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy.

The following table presents distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Year Ended December 31,
	2019		2018
	Amount	Percent	Amount	Percent
Distributions paid in cash	$12,495	57%	$13,464	53%
Distributions reinvested	9,342	43%	11,732	47%

Total distributions	$21,837	100%	$25,196	100%

Sources of distributions:
Net cash provided by operating activities (1)	$21,837	100%	$23,073	92%
Proceeds from the issuance of debt	—	—%	2,123	8%

Total sources	$21,837	100%	$25,196	100%

(1)	Net cash provided by operating activities for the years ended December 31, 2019 and 2018 was $23.5 million and $23.1 million, respectively.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the DRIP, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the DRIP. In addition, our Board may choose to amend the terms of, suspend or terminate our share redemption program at any time upon 30 days’ notice. We will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. We received redemption requests of approximately 901,000 shares for $17.7 million in excess of the net proceeds we received from the issuance of shares under the DRIP during the three months ended December 31, 2019. Management, in its discretion, limited the amount of shares redeemed for the three months ended December 31, 2019 to an amount equal to net proceeds we received from the sale of shares pursuant to the DRIP during the respective period. During the year ended December 31, 2019, we received valid redemption requests under our share redemption program totaling approximately 3.5 million shares, of which we redeemed approximately 376,000 shares as of December 31, 2019 for approximately $7.4 million (at an average redemption price of $19.58 per share) and approximately 98,000 shares subsequent to December 31, 2019 for $1.9 million (at an average redemption price of $19.61 per share). The remaining redemption requests relating to approximately 3.0 million shares went unfulfilled. During the year ended December 31, 2018, we received valid redemption requests under our share redemption program totaling approximately 1.4 million shares, of which we redeemed approximately 396,000 shares as of December 31, 2018 for approximately $8.7 million (at an average redemption price of $22.02 per share) and approximately 132,000 shares of common stock subsequent to December 31, 2018 for $2.9 million (at an average redemption price of $22.09 per share). The remaining redemption requests relating to approximately 885,000 shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect. The share redemptions were funded with proceeds from the DRIP.

Liquidity and Capital Resources

General

We are continuing to monitor the outbreak of COVID-19 and its impact on our tenants, operating partners and the economy as a whole. The magnitude and duration of the pandemic and its impact on our operations and liquidity is uncertain as of the filing date of our report as this continues to evolve globally. However, if the outbreak continues on its current trajectory, such impacts could grow and become material. To the extent that our tenants and operating partners continue to be impacted by the COVID-19 outbreak, or by the other risks disclosed in our annual report, this could materially disrupt our business operations.

We expect to utilize proceeds from real estate dispositions, cash flows from operations and future proceeds from secured or unsecured financing to complete future property acquisitions and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties. Our credit facility provides for borrowings of up to $350.0 million, which is comprised of $220.0 million in term loans (the “Term Loans”) and up to $130.0 million in revolving loans (the “Revolving Loans”), and collectively with the Term Loans, the credit facility (the “Credit Facility”). As of December 31, 2019, we had $98.5 million in unused capacity under the Credit Facility, subject to borrowing availability. As of December 31, 2019, we also had cash and cash equivalents of $3.5 million.

On March 28, 2019, we registered an aggregate of $68,740,000 in shares of our common stock for the DRIP Offering pursuant to a Registration Statement on Form S-3 filed with the SEC, which was declared effective on April 5, 2019. We ceased issuing shares in the Offering on April 30, 2019. The unsold Class A Shares and Class T Shares in the Offering of $1.4 billion in the aggregate were subsequently deregistered. We began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate assets and the payment of acquisition-related expenses, operating expenses, distributions to, and redemptions by, stockholders, and interest and principal on current and any future debt financings, including principal repayments of $388,000 due within the next 12 months. We expect to meet our short-term liquidity requirements through net cash flows provided by operations and proceeds from the DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate assets and the payment of tenant improvements, acquisition-related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on current and any future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from net cash flows provided by operations, proceeds from the DRIP Offering, and from secured or unsecured borrowings from banks and other lenders.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including proceeds from the Offering and the Follow-on Offering (the “Offerings”), borrowings on our Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the DRIP Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of December 31, 2019, we had $344.1 million of debt outstanding with a weighted average interest rate of 4.1%. See Note 7 — Credit Facility and Notes Payable for certain terms of our debt outstanding.

Our contractual obligations as of December 31, 2019 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — credit facility	$251,500	$—	$31,500	$220,000	$—
Interest payments — credit facility (2)	31,723	10,154	19,444	2,125	—
Principal payments — fixed rate debt (3)	92,600	388	68,437	23,775	—
Interest payments — fixed rate debt (4)	9,434	3,751	3,650	2,033	—

Total	$385,257	$14,293	$123,031	$247,933	$—

(1)	The table does not include amounts due to CR V Management or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.
(2)

As of December 31, 2019, the Term Loans outstanding totaled $220.0 million, all of which is subject to interest rate swap agreements. As of December 31, 2019, the weighted average interest rate for the Term Loans was 4.1%. The remaining $31.5 million outstanding under the Credit Facility had a weighted average interest rate of 3.6% as of December 31, 2019.

(3)	Principal payment amounts reflect actual payments based on the face amount of notes payable that are secured by our wholly-owned properties.
(4)

As of December 31, 2019, we had $21.1 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

We expect to incur additional borrowings in the future to acquire additional properties and other real estate-related assets. There is no limitation on the amount we may borrow against any single improved property. Our borrowings will not exceed 75% of the cost of our gross assets (or 300% of net assets) as of the date of any borrowing, which is the maximum level of indebtedness permitted under the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. Consistent with CR V Management’s approach toward the moderate use of leverage, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of December 31, 2019, our ratio of debt to total gross assets net of gross intangible lease liabilities was 50.8%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.8%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2018 that were used to determine our estimated per share net asset value (“NAV”), and for those assets acquired from January 1, 2019 through December 31, 2019, is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, less all cash and cash equivalents. As of December 31, 2019, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 50.2%.

The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported in our consolidated balance sheet, to net debt as of December 31, 2019 (dollar amounts in thousands):

Balance as of December 31, 2019
Credit facility and notes payable, net	$342,511
Deferred costs and net premiums (1)	1,589
Less: Cash and cash equivalents	(3,485)

Net debt	$340,615

Gross real estate assets, net (2)	$677,901

Net debt leverage ratio	50.2%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)	Net of gross intangible lease liabilities.

Cash Flow Analysis

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Operating Activities. Net cash provided by operating activities increased by $379,000 for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to an increase in net income after adjusting for non-cash items for the year ended December 31, 2019. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash provided by investing activities increased by $69.3 million for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to the disposal of six retail properties and one anchored shopping center compared to the disposal of one property during 2018, resulting in an increase in net proceeds from dispositions of $27.9 million, combined with a decrease in property acquisitions of $41.4 million during the year ended December 31, 2019, as compared to 2018.

Financing Activities. Net cash used in financing activities decreased by $70.1 million for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to a decrease in net proceeds from debt, coupled with a decrease in proceeds from the Offerings due to the termination of the primary portion of the Follow-on Offering on December 31, 2018, offset by a decrease in deferred financing costs paid.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are, and we expect that there will continue to be, provisions in many of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps and clauses enabling us to receive payment of additional rent calculated as a percentage of the tenant’s gross sales above pre-determined thresholds. In addition, most of our leases require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, because of the long-term nature of leases for real property, such leases may not reset frequently enough to adequately offset the effects of inflation.

Related-Party Transactions and Agreements

We have entered into agreements with CR V Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CR V Management or its affiliates such as acquisition and advisory fees and expenses, organization and offering costs, distribution and stockholder servicing fees, leasing fees and reimbursement of certain operating costs. See Note 10 — Related-Party Transactions and Arrangements for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Avraham Shemesh, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), a director of Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”), CIM Real Estate Finance Trust, Inc. (“CMFT”) and CIM Income NAV, Inc. (“CIM Income NAV”), and president and treasurer of CR V Management. One of our directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director for CIM Income NAV, CCIT II and CMFT. One of our independent directors, Calvin E. Hollis, also serves as an independent director of CCIT II. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CR V Management and is an officer of certain of its affiliates. In addition, affiliates of CR V Management act as an advisor to CMFT, CCIT II, CIM Income NAV and CCIT III, all of which are public, non-listed REITs sponsored or operated by CCO Group. As such, there may be conflicts of interest where CR V Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CR V Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the CCPT V Merger — Cole Credit Property Trust V, Inc. — Conflicts of Interest” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of December 31, 2019 and 2018, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Critical Accounting Policies and Significant Accounting Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies.

Recoverability of Real Estate Assets

We acquire real estate assets and subsequently monitor those assets quarterly for impairment, including the review of real estate properties subject to direct financing leases, if applicable. Additionally, we record depreciation and amortization related to our assets.

The risks and uncertainties involved in applying the principles related to real estate assets include, but are not limited to, the following:

1.	The estimated useful lives of our depreciable assets affects the amount of depreciation and amortization recognized on our assets;

2.

The review of impairment indicators and subsequent determination of the undiscounted future cash flows could require us to reduce the carrying value of assets held and used to a fair value estimated by management and recognize an impairment loss;

3.	The fair value of held for sale assets is estimated by management. This estimated value could result in a reduction of the carrying value of the asset; and

4.	Changes in assumptions based on actual results may have a material impact on our financial results.

Allocation of Purchase Price of Real Estate Assets

In connection with our acquisition of properties, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their respective relative fair values. Tangible assets consist of land, buildings, and tenant improvements. Intangible assets and liabilities consist of above- and below-market lease values and the value of in-place leases. Our purchase price allocations are developed utilizing third-party appraisal reports, industry standards and management experience. The risks and uncertainties involved in applying the principles related to purchase price allocations include, but are not limited to, the following:

•

The value allocated to land, as opposed to buildings and tenant improvements, affects the amount of depreciation expense we record. If more value is attributed to land, depreciation expense is lower than if more value is attributed to buildings and tenant improvements;

•

Intangible lease assets and liabilities can be significantly affected by estimates including market rent, lease terms including renewal options at rental rates below estimated market rental rates, carrying costs of the property during a hypothetical expected lease-up period, and current market conditions and costs, including tenant improvement allowances and rent concessions; and

•	We determine whether any financing assumed is above- or below-market based upon comparison to similar financing terms for similar types of debt financing with similar maturities.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 — Summary of Significant Accounting Policies.

COLE CREDIT PROPERTY TRUST V, INC.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Six Months Ended June 30, 2020

Overview

We were formed on December 12, 2012 and we elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2014. We commenced our principal operations on March 18, 2014, when we satisfied the minimum offering conditions of our escrow agreement and issued approximately 110,000 shares of our common stock in the Initial Offering. We have no paid employees and are externally advised and managed by CR V Management. CIM indirectly owns and/or controls CR V Management; our dealer manager, CCO Capital; our property manager, CREI Advisors; and CCO Group.

Effective December 31, 2018, the primary portion of the Offering was terminated, but we continued to issue Class A Shares and Class T Shares pursuant to the Second Amended and Restated DRIP portion of the Follow-on Offering. On March 28, 2019, we registered an aggregate of $68,740,000 of Class A Shares and Class T Shares for the DRIP Offering pursuant to the S-3 Registration Statement filed with the SEC, which was declared effective on April 5, 2019. We ceased issuing shares in the Follow-on Offering on April 30, 2019. The unsold Class A Shares and Class T Shares in the Follow-on Offering of $1.4 billion in the aggregate were subsequently deregistered. We began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 98.1% of our rentable square feet was under lease as of June 30, 2020 (including any month-to-month agreements) with a weighted average remaining lease term of 9.9 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to the COVID-19 pandemic. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

COVID-19

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

During the three and six months ended June 30, 2020, we provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of COVID-19. As of June 30, 2020, we granted total rent deferrals with an aggregate deferral amount of $430,000. Additionally, as of June 30, 2020, we granted rent abatements to tenants with an abatement amount of $145,000.

As of August 10, 2020, we have collected approximately 86% of rental payments billed to tenants during the three months ended June 30, 2020. Additionally, as of August 10, 2020, we have collected 90% of July rental payments billed to tenants.

We are actively managing our response to COVID-19 in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. We intend to publish an updated estimated per share NAV on a quarterly, rather than an annual, basis going forward, until such time that we have greater visibility into the impact of the COVID-19 pandemic on our property valuations. Further, in order to manage the financial health of the Company, our Board is making its determinations with respect to the declaration of distributions on a monthly, instead of quarterly basis, and has approved and adopted an amended and restated distribution reinvestment plan (the “Amended DRIP”) and an Amended and Restated Share Redemption Program (the “Amended Share Redemption Program”) that, among other changes, provides that the Amended DRIP and the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders.

For further information regarding the impact of COVID-19 on the Company, see “Risk Factors” in the proxy statement prospectus.

Operating Highlights and Key Performance Indicators

2020 Activity

•	Acquired two commercial properties for an aggregate purchase price of $9.7 million.

(1)	Increased total debt by $25.3 million, from $344.1 million to $369.4 million.

Portfolio Information

As of June 30, 2020, we owned 150 properties, comprising approximately 3.4 million rentable square feet of commercial space located in 34 states, which were 98.1% leased, including any month-to-month agreements, with a weighted average remaining lease term of 9.9 years. As of June 30, 2020, one of our tenants, Walgreens, accounted for 10% of our 2020 annualized rental income. As of June 30, 2020, we had certain geographic concentrations in our property holdings. In particular, as of June 30, 2020, 23 of our properties were located in Texas, accounting for 14% of our 2020 annualized rental income. In addition, we had tenants in the discount store, grocery, sporting goods and pharmacy industries, which accounted for 13%, 13%, 11% and 11%, respectively, of our 2020 annualized rental income. The following table shows the property statistics of our real estate assets as of June 30, 2020 and 2019:

	As of June 30,
	2020	2019
Number of commercial properties	150	148
Rentable square feet (in thousands) (1)	3,449	3,415
Percentage of rentable square feet leased	98.1%	96.7%
Percentage of investment-grade tenants (2)	34.0%	34.8%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s or a credit rating of Baa3 or higher by Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income, and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Commercial properties acquired	—	13	2	13
Purchase price of acquired properties (in thousands)	$—	$25,331	$9,718	$25,331
Rentable square feet of acquired properties (in thousands) (1)	—	94	33	94

(1)	Includes square feet of buildings on land parcels subject to ground leases.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than those listed in the section “Risk Factors” in the proxy statement/prospectus, the effects of the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operation of properties. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fees, and (c) transaction-related expenses. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Three Months Ended June 30, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Three Months Ended June 30,
	2020	2019	Change
Net (loss) income	$(371)	$1,470	$(1,841)
Interest expense and other, net	3,786	3,642	144

Operating income	3,415	5,112	(1,697)
Gain on disposition of real estate, net	—	(585)	585
Depreciation and amortization	4,704	4,661	43
Transaction-related expenses	76	1	75
Advisory fees and expenses	1,713	1,568	145
General and administrative expenses	1,148	1,016	132

Net operating income	$11,056	$11,773	$(717)

A total of 134 properties were acquired before April 1, 2019 and represent our “same store” properties during the three months ended June 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after April 1, 2019. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Three Months Ended June 30,			For the Three Months Ended June 30,			For the Three Months Ended June 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$12,687	$13,652	$(965)	$11,921	$13,277	$(1,356)	$766	$375	$391
Property operating expenses	588	841	(253)	581	903	(322)	7	(62)	69
Real estate tax expenses	1,043	1,038	5	1,038	1,039	(1)	5	(1)	6

Total property operating expenses	1,631	1,879	(248)	1,619	1,942	(323)	12	(63)	75
Net operating income	$11,056	$11,773	$(717)	$10,302	$11,335	$(1,033)	$754	$438	$316

Interest Expense and Other, Net

The increase in interest expense and other, net of $144,000 during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in the average aggregate amount of debt outstanding from $336.4 million as of June 30, 2019, to $369.4 million as of June 30, 2020.

Gain on Disposition of Real Estate, Net

Gain on disposition of real estate, net was $585,000 for the three months ended June 30, 2019. The gain recorded was due to the disposition of five retail properties and one anchored shopping center during the three months ended June 30, 2019. No dispositions occurred during the three months ended June 30, 2020.

Depreciation and Amortization

The increase in depreciation and amortization expenses of $43,000 for the three months ended June 30, 2020, compared to the same period in 2019, was primarily due to the acquisition and management of three additional properties subsequent to June 30, 2019, as well as recognizing a full period of depreciation expense on 13 properties acquired during the three months ended June 30, 2019, offset by the disposition of one property subsequent to June 30, 2019.

Transaction-Related Fees and Expenses

We pay CR V Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset we acquire; (2) the amount paid in respect of the development, construction or improvement of each asset we acquire; (3) the purchase price of any loan we acquire; and (4) the principal amount of any loan we originate. We also reimburse CR V Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. We also reimburse CR V Management or its affiliates for insourced expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, which are fixed on an annual basis to 0.5% of the contract purchase price of each property and 0.5% of the amount advanced for a loan or other investment, which will be prorated for any partial calendar year; provided, however, that acquisition expenses are not included in the contract purchase price of the property.

The increase in transaction-related expenses of $75,000 during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in expenses related to terminated transactions.

Advisory Fees and Expenses

Pursuant to the advisory agreement with CR V Management and based upon the amount of our current invested assets, we are required to pay to CR V Management a monthly advisory fee equal to one-twelfth of 0.75% of the average asset value. Additionally, we may be required to reimburse certain expenses incurred by CR V Management in providing advisory services, subject to limitations as set forth in the advisory agreement.

The increase in advisory fees and expenses of $145,000 for the three months ended June 30, 2020, compared to the same period in 2019, was primarily due to an increase in expense reimbursements to our advisor for services provided.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our advisor, accounting and professional fees and transfer agent fees.

The increase in general and administrative expenses of $132,000 during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to increases in expense reimbursements to our advisor during the three months ended June 30, 2020.

Net Operating Income

Same store property net operating income decreased $1.0 million during the three months ended June 30, 2020, as compared to the same period in 2019. Due to the impact of the COVID-19 pandemic, there was a reduction in rental and other property income for amounts deemed not probable of collection at eight properties, which accounted for $653,000 of the net decrease in net operating income for three months ended June 30, 2020, as compared to the same period in 2019.

Non-same store property net operating income increased $316,000 during the three months ended June 30, 2020, as compared to the same period in 2019. The increase was primarily due to the acquisition and management of three additional income-producing properties subsequent to June 30, 2019, as well as recognizing a full year of net operating income on the 13 properties acquired during the three months ended June 30, 2019, offset by the disposition of one property subsequent to June 30, 2019.

Comparison of the Six Months Ended June 30, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Six Months Ended June 30,
	2020	2019	Change
Net income	$705	$2,483	$(1,778)
Interest expense and other, net	7,505	7,233	272
Operating income	8,210	9,716	(1,506)
Gain on disposition of real estate, net	—	(535)	535
Impairment	52	—	52
Depreciation and amortization	9,366	9,364	2
Transaction-related expenses	93	1	92
Advisory fees and expenses	3,268	3,080	188
General and administrative expenses	2,021	1,960	61

Net operating income	$23,010	$23,586	$(576)

A total of 134 properties were acquired before January 1, 2019 and represent our “same store” properties during the six months ended June 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired on or disposed of after January 1, 2019.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Six Months Ended June 30,			For the Six Months Ended June 30,			For the Six Months Ended Jun 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$26,519	$27,335	$(816)	$25,089	$26,065	$(976)	$1,430	$1,270	$160
Property operating expenses	1,398	1,652	(254)	1,386	1,591	(205)	12	61	(49)
Real estate tax expenses	2,111	2,097	14	2,102	2,056	46	9	41	(32)
Total property operating expenses	3,509	3,749	(240)	3,488	3,647	(159)	21	102	(81)

Net operating income	$23,010	$23,586	$(576)	$21,601	$22,418	$(817)	$1,409	$1,168	$241

Interest Expense and Other, Net

The increase in interest expense and other, net of $272,000 during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in the average outstanding debt balance to $358.2 million for the six months ended June 30, 2020, as compared to $343.1 million for the six months ended June 30, 2019.

Gain on Disposition of Real Estate, Net

Gain on disposition of real estate, net was $535,000 for the six months ended June 30, 2019. The gain recorded was due to the disposition of five retail properties and one anchored shopping center during the six months ended June 30, 2019. No dispositions occurred during the six months ended June 30, 2020.

Impairments

The increase in impairment charges of $52,000 during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to management identifying one retail property with a carrying value greater than the estimated fair value, net of selling costs, during the six months ended June 30, 2020. There were no assets impaired during the six months ended June 30, 2019.

Depreciation and Amortization

Depreciation and amortization expenses remained generally consistent for the six months ended June 30, 2020, compared to the same period in 2019.

Transaction-Related Fees and Expenses

The increase in transaction-related expenses of $92,000 during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in expenses related to terminated transactions.

Advisory Fees and Expenses

The increase in advisory fees and expenses of $188,000 for the six months ended June 30, 2020, compared to the same period in 2019, was primarily due to an increase in expense reimbursements to our advisor for services provided.

General and Administrative Expenses

The primary general and administrative expense items are accounting fees and other professional fees, transfer agent fees and Board costs.

The increase in general and administrative expenses of $61,000 during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to increases in expense reimbursements to our advisor during the six months ended June 30, 2020.

Net Operating Income

Same store property net operating income decreased $817,000 during the six months ended June 30, 2020, as compared to the same period in 2019. Due to the impact of the COVID-19 pandemic, there was a reduction in rental and other property income for amounts deemed not probable of collection at eight properties, which accounted for $639,000 of the net decrease in net operating income for six months ended June 30, 2020, as compared to the same period in 2019.

Non-same store property net operating income increased $241,000 during the six months ended June 30, 2020, as compared to the same period in 2019. The increase is primarily due to the acquisition and management of three additional income-producing properties subsequent to June 30, 2019, as well as recognizing a full year of net operating income on the 13 properties acquired during the six months ended June 30, 2019, offset by the disposition of one property subsequent to June 30, 2019.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
March 18, 2014	December 31, 2015	$0.0043150685
January 1, 2016	December 31, 2016	$0.0043032787
January 1, 2017	March 31, 2019	$0.004315068
April 1, 2019	December 31, 2019	$0.003232877
January 1, 2020	March 31, 2020	$0.003224044

(1)	Less the per share distribution and stockholder servicing fees that are payable with respect to Class T Shares (as calculated on a daily basis).

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy.

After April 1, 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0200
May 31, 2020	$0.0200
June 30, 2020	$0.0413
July 30, 2020	$0.0560
August 28, 2020	$0.0789

(1)

The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.

As of June 30, 2020, we had distributions payable of $672,000.

The following table presents distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020		2019
	Amount	Percent	Amount	Percent
Distributions paid in cash	$4,386	61%	$6,637	55%
Distributions reinvested	2,793	39%	5,359	45%
Total distributions	$7,179	100%	$11,996	100%
Sources of distributions:
Net cash provided by operating activities (1)	$7,179	100%	$10,568	88%

Proceeds from the issuance of debt	—	—%	1,428	12%

Total sources	$7,179	100%	$11,996	100%

(1)	Net cash provided by operating activities was $8.0 million and $10.6 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Includes proceeds from prior periods.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the DRIP, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the DRIP. In addition, our Board may choose to amend the terms of, suspend or terminate our share redemption program at any time in its sole discretion if it believes that such action is in the best interest of us and our stockholders. Any material modifications or suspension of the share redemption program will be disclosed to our stockholders as promptly as practicable in our reports filed with the SEC and via our website. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. We received redemption requests of approximately 1.0 million shares for $19.2 million in excess of the net proceeds we received from the issuance of shares under the DRIP during the three months ended June 30, 2020. Management, in its discretion, limited the amount of shares redeemed for the six months ended June 30, 2020 to an amount equal to the proceeds we received from the sale of shares pursuant to the DRIP during the respective period. During the six months ended June 30, 2020, we received valid redemption requests under our share redemption program totaling approximately 2.3 million shares, of which we redeemed approximately 97,000 shares as of June 30, 2020 for $1.9 million (at an average redemption price of $19.61 per share), and approximately 45,000 shares subsequent to June 30, 2020 for $843,000 at an average redemption price of $18.61 per share. The remaining redemption requests relating to approximately 2.2 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program then in effect. The share redemptions were funded with proceeds from the DRIP.

Liquidity and Capital Resources

General

We are continuing to closely monitor the outbreak of COVID-19 and its impact on our business, tenants, operating partners and the economy as a whole. The COVID-19 pandemic has not had a material impact on our operations, however, we cannot estimate the ultimate magnitude and duration of the pandemic and its impact on our future operations as of the filing date of our report. However, if the outbreak continues on its current trajectory, such impacts could be material.

We expect to utilize proceeds from real estate dispositions, cash flows from operations and future proceeds from secured or unsecured financing to complete future property acquisitions and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties. Our Credit Facility provides for borrowings of up to $350.0 million, which is comprised of $220.0 million in Term Loans and up to $130.0 million in Revolving Loans. As of June 30, 2020, we had $73.0 million in unused capacity under the Credit Facility, subject to borrowing availability. We had available borrowings of $4.4 million as of June 30, 2020. As of June 30, 2020, we also had cash and cash equivalents of $18.4 million.

Subject to potential credit losses in the remainder of 2020 due to tenants that default on their leases, file bankruptcy and/or otherwise experience significant financial difficulty as a result of COVID-19, we expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the DRIP Offering and borrowings from the Credit Facility or other sources. Additionally, given the impact of COVID-19, our Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our property valuations. During the six months ended June 30, 2020, our Board approved and adopted the Amended DRIP and the Amended Share Redemption Program that, among other changes, respectively provide that the Amended DRIP and the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders.

As of June 30, 2020, we believe that we were in compliance with the financial covenants of the Credit Agreement, as well as the financial covenants under our various fixed and variable rate debt agreements. However, our continued compliance with these debt covenants depends on many factors and is impacted by the current and future economic conditions related to COVID-19 and current tenant requests for rent relief.

On March 28, 2019, we registered an aggregate of $68,740,000 in shares of our common stock for the DRIP Offering pursuant to a Registration Statement on Form S-3 filed with the SEC, which was declared effective on April 5, 2019. We ceased issuing shares in the Offering on April 30, 2019. The unsold Class A Shares and Class T Shares in the Offering of $1.4 billion in the aggregate were subsequently deregistered. We began to issue Class A Shares and Class T Shares under the DRIP Offering on May 1, 2019 and will continue to issue shares under the DRIP Offering.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate assets and the payment of acquisition-related expenses, operating expenses, distributions to, and redemptions by, stockholders, and interest and principal on current and any future debt financings, including principal repayments of $21.5 million due within the next 12 months. We expect to meet our short-term liquidity requirements through net cash flows provided by operations and proceeds from the DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate assets and the payment of tenant improvements, acquisition-related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on current and any future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from net cash flows provided by operations, proceeds from the DRIP Offering, and from secured or unsecured borrowings from banks and other lenders.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including proceeds from the Offerings, borrowings on our Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the DRIP Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of June 30, 2020, we had $369.4 million of debt outstanding with a weighted average interest rate of 3.8%. See Note 7 — Credit Facility And Notes Payable for certain terms of our debt outstanding.

Our contractual obligations as of June 30, 2020 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments – credit facility	$277,000	$—	$277,000	$—	$—
Interest payments – credit facility (2)	27,174	10,295	16,879	—	—
Principal payments – fixed rate debt (3)	92,408	21,500	47,356	23,552	—
Interest payments – fixed rate debt (4)	7,566	3,426	2,636	1,504	—

Total	$404,148	$35,221	$343,871	$25,056	$—

(1)	The table does not include amounts due to CR V Management or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.
(2)

As of June 30, 2020, the Term Loans outstanding totaled $220.0 million, all of which is subject to interest rate swap agreements. As of June 30, 2020, the weighted average interest rate for the amounts outstanding under the Term Loans which was subject to interest rate swap agreements was 4.2%. The remaining $57.0 million outstanding under the Credit Facility had a weighted average interest rate of 1.9% as of June 30, 2020.

(3)	Principal payment amounts reflect actual payments based on the face amount of notes payable that are secured by our wholly-owned properties.
(4)

As of June 30, 2020, we had $21.1 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

We expect to incur additional borrowings in the future to acquire additional properties and other real estate-related assets. There is no limitation on the amount we may borrow against any single improved property. Our borrowings will not exceed 75% of the cost of our gross assets (or 300% of net assets) as of the date of any borrowing, which is the maximum level of indebtedness permitted under the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. Consistent with CR V Management’s approach toward the moderate use of leverage, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of June 30, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 53.7% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 54.1%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2019 that were used to determine our estimated per share NAV, and for those assets acquired from January 1, 2020 through June 30, 2020 is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, less all cash and cash equivalents. As of June 30, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 51.0%.

The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported in our condensed consolidated balance sheet, to net debt as of June 30, 2020 (dollar amounts in thousands):

Balance as of June 30, 2020
Credit facility and notes payable, net	$368,100
Deferred costs and net premiums (1)	1,308
Less: Cash and cash equivalents	(18,397)
Net debt	$351,011
Gross real estate assets, net (2)	$687,972
Net debt leverage ratio	51.0%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)	Net of gross intangible lease liabilities.

Cash Flow Analysis

Operating Activities. Net cash provided by operating activities decreased by $2.6 million for the six months ended June 30, 2020, as compared to the same period in 2019. The change was primarily due to a decrease in the changes in rent and tenant receivables and deferred rental income due to the timing of cash receipts. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities was $9.8 million for the six months ended June 30, 2020, as compared to net cash provided by investing activities of $8.0 million for the six months ended June 30, 2019. The change was primarily due to the acquisition of two properties during the six months ended June 30, 2020, compared to the disposal of six properties, offset by the acquisition of 13 properties during the six months ended June 30, 2019.

Financing Activities. Net cash provided by financing activities was $16.9 million for the six months ended June 30, 2020, as compared to net cash used in financing activities of $19.6 million for the six months ended June 30, 2019. The change was primarily due to an increase in net proceeds from debt.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2014. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies. We consider our critical accounting policies to be the following:

•	Recoverability of Real Estate Assets; and

•	Allocation of Purchase Price of Real Estate Assets.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. Impairment indicators that we consider include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors, all of which are heightened concerns as a result of the economic impact caused by the COVID-19 outbreak; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. We continue to evaluate our portfolio to determine if anticipated holding periods for certain properties may materially differ from the initial intended holding periods for such properties, which could result in an impairment charge in the future.

Related-Party Transactions and Agreements

We have entered into agreements with CR V Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CR V Management or its affiliates such as acquisition and advisory fees and expenses, organization and offering costs, distribution and stockholder servicing fees, leasing fees and reimbursement of certain operating costs. See Note 10 — Related-Party Transactions and Arrangements for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Avraham Shemesh, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of CCIT II, a director of CCIT III, CMFT and CIM Income NAV, and president and treasurer of CR V Management. One of our directors, Elaine Y. Wong, who is a principal of CIM, serves as a director for CIM Income NAV, CCIT II and CMFT. One of our independent directors, Calvin E. Hollis, also serves as an independent director of CCIT II. Our chief financial officer and treasurer, Nathan D. DeBacker, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CR V Management and is an officer of certain of its affiliates. In addition, affiliates of CR V Management act as an advisor to CMFT, CCIT II, CIM Income NAV and CCIT III, all of which are public, non-listed REITs sponsored or operated by CCO Group. As such, there may be conflicts of interest where CR V Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management, among others. The compensation arrangements between affiliates of CR V Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the CCPT V Merger — Cole Credit Property Trust V, Inc. — Conflicts of Interest” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2020 and December 31, 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Annex E

CIM REAL ESTATE FINANCE TRUST, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to CIM Real Estate Finance Trust, Inc. (“CMFT”) and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex E forms a part. References to “Notes” in this section are to the notes to CMFT’s Financial Statements as of and for the years ended December 21, 2019 and 2018 or to CMFT’s Financial Statements as of and for the Three and Six Months ended June 30, 2020 and 2019, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

Definitions

We use certain defined terms throughout section that have the following meanings:

The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.

Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. The tenant generally agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. There are various forms of net leases, most typically classified as either triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance).

CIM REAL ESTATE FINANCE TRUST, INC.

Management’s Discussion and Analysis of

Financial Condition and Results Operations

For the Year Ended December 31, 2019

Overview

We were formed on July 27, 2010, and we elected to be taxed, and currently qualify, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. We commenced our principal operations on April 13, 2012, when we satisfied the conditions of our escrow agreement regarding the minimum offering and issued approximately 308,000 shares of our common stock. We have no paid employees and are externally managed by CIM Real Estate Finance Management, LLC (“CMFT Management”). CIM Group, LLC (“CIM”) indirectly owns and/or controls CMFT Management; our dealer manager, CCO Capital, LLC (“CCO Capital”); our property manager, CREI Advisors, LLC (“CREI Advisors”); and CCO Group, LLC and its subsidiaries (“CCO Group”).

We ceased issuing shares in our initial public offering (“Offering”) on April 4, 2014 and in the initial distribution reinvestment plan offering (the “Initial DRIP Offering”) effective as of June 30, 2016, but will continue to issue shares of common stock under the additional shares registered under the distribution reinvestment plan on August 2, 2016 (the “Secondary DRIP Offering”) until certain liquidity events occur, such as the listing of our shares on a national securities exchange or the sale of our company, or the Secondary DRIP Offering is otherwise terminated by our board of directors (“Board”). We expect that property acquisitions in 2020 and future periods will be funded by proceeds from financing of the acquired properties, cash flows from operations and the strategic sale of properties and other asset acquisitions.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 94.6% of our rentable square feet was under lease, including any month-to-month agreements, as of December 31, 2019 with a weighted average remaining lease term of 8.6 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. CMFT Management regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment and other information for changes and possible trends. If CMFT Management identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

We have primarily acquired core commercial real estate assets principally consisting of necessity retail properties located throughout the United States. As of December 31, 2019, we owned 396 properties, comprising 19.1 million rentable square feet of commercial space located in 43 states.

In April of 2019, we announced our intention to pursue a more diversified investment strategy across the capital structure, ultimately transitioning to a mortgage REIT, by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments that we would originate, acquire, finance and manage.

As of December 31, 2019, our loan portfolio consisted of 12 loans with a net book value of $301.6 million. As of December 31, 2019, we had $126.8 million reserved for settlement of broadly syndicated loan purchases included in cash and cash equivalents in the accompanying consolidated balance sheet.

Pursuant to our strategy, during the year ended December 31, 2019, we disposed of 497 properties, including nine properties previously owned through a consolidated joint venture arrangement, encompassing approximately 7.5 million gross rentable square feet. As of December 31, 2019, our portfolio consisted of 334 retail properties, 59 anchored shopping centers and three industrial properties representing 33 industry sectors. See Note 4 — Real Estate Assets for a discussion of the disposition of individual properties during the year ended December 31, 2019.

Operating Highlights and Key Performance Indicators

2019 Activity

•	Acquired one property for an aggregate purchase price of $6.2 million.

•	Acquired four senior mezzanine loans with a principal balance of $62.1 million and originated three senior loans with a principal balance of $154.3 million.

•

Entered into a new revolving credit and security agreement that provides for borrowings up to $300.0 million which shall consist primarily of broadly syndicated senior secured loans subject to certain eligibility criteria under the agreement. As of December 31, 2019, we had broadly syndicated loans with a net book value of $2.8 million and $126.8 million reserved for settlement of broadly syndicated loan purchases.

•

Disposed of 497 properties, consisting of 482 retail properties, one industrial property and 14 anchored shopping centers, excluding a related outparcel of land, for an aggregate sales price of $1.65 billion.

•

Reduced total debt by $918.4 million, from $2.5 billion to $1.6 billion. In connection with the sale of 444 properties that closed in December 2019, total consideration included the assumption by the Purchaser (as defined in Note 4 — Real Estate Assets) of existing mortgage debt totaling $130.8 million, the repayment of $101.3 million of certain mortgage notes due to the disposition of the underlying properties, the repayment of $165.0 million on the unsecured term loan balance and repayment of the $266.0 million unsecured revolving loan balance.

Portfolio Information

As of December 31, 2019, we owned 396 properties located in 43 states, the gross rentable square feet of which was 94.6% leased, including any month-to-month agreements, with a weighted average lease term remaining of 8.6 years. During the year ended December 31, 2019, we disposed of 497 properties, for an aggregate gross sales price of $1.65 billion.

The following table shows the property statistics of our real estate assets as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Number of commercial properties	396	890
Rentable square feet (in thousands) (1)	19,103	26,516
Percentage of rentable square feet leased	94.6%	96.2%
Percentage of investment-grade tenants (2)	36.9%	38.6%

(1)	Includes square feet of buildings on land parcels subject to ground leases.
(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Commercial properties acquired	1	1
Purchase price of acquired properties (in thousands)	$6,165	$11,905
Rentable square feet (in thousands) (1)	6	71

(1)	Includes square feet of buildings on land parcels subject to ground leases.

The following table shows the tenant diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Tenant	Total Number of Leases (1)	Leased Square Feet (in thousands) (2)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
Academy Sports	8	2,098	$13,211	$6.30	6%
Lowe’s	14	1,773	12,402	6.99	5%
CVS	42	529	11,923	22.54	5%
Walgreens	25	368	8,983	24.41	4%
Home Depot	5	652	8,340	12.79	3%
PetSmart	26	462	7,402	16.02	3%
United Oil	3	44	7,018	159.50	3%
LA Fitness	8	359	7,018	19.55	3%
Dick’s Sporting Goods	14	622	6,951	11.18	3%
Cabela’s	1	403	6,543	16.24	3%
Other	865	10,769	147,688	13.71	62%

	1,011	18,079	$237,479	$13.14	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the tenant industry diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Industry	Total Number of Leases (1)	Leased Square Feet (in thousands) (2)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
Sporting goods	35	3,498	$30,891	$8.83	13%
Home and garden	47	3,065	28,930	9.44	12%
Discount store	92	2,250	22,883	10.17	10%
Pharmacy	67	897	20,906	23.31	9%
Grocery and supermarket	35	1,501	18,054	12.03	8%
Casual dining	82	448	11,813	26.37	5%
Apparel and jewelry	74	694	10,793	15.55	4%
Pet supply	40	638	10,242	16.05	4%
Gas and convenience	11	71	9,245	130.21	4%
Hobby, books and music	37	909	8,849	9.73	4%
Other	491	4,108	64,873	15.79	27%

	1,011	18,079	$237,479	$13.14	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the geographic diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Location	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (1)	Percentage of 2019 Annualized Rental Income
California	50	1,006	$28,037	$27.87	12%
Georgia	22	2,101	23,942	11.40	10%
Texas	35	1,315	18,003	13.69	8%
Ohio	29	1,593	17,600	11.05	7%
Illinois	14	1,022	12,348	12.08	5%
North Carolina	22	1,015	11,875	11.70	5%
Alabama	19	924	11,562	12.51	5%
Indiana	15	939	11,338	12.07	5%
Florida	28	971	11,138	11.47	5%
Wisconsin	12	779	10,373	13.32	4%
Other	150	7,438	81,263	10.93	34%

	396	19,103	$237,479	$12.43	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the property type diversification of our real estate portfolio, based on annualized rental income, as of December 31, 2019:

Property Type	Total Number of Properties	Rentable Square Feet (in thousands) (1)	2019 Annualized Rental Income (in thousands)	2019 Annualized Rental Income per Square Foot (1)	Percentage of 2019 Annualized Rental Income
Retail	334	8,611	$115,597	$13.42	49%
Anchored shopping centers	59	8,873	113,703	12.81	48%
Industrial	3	1,619	8,179	5.05	3%

	396	19,103	$237,479	$12.43	100%

(1)	Includes square feet of the buildings on land parcels subject to ground leases.

Leases

Although there are variations in the specific terms of the leases of our properties, the following is a summary of the general structure of our current leases. Generally, the leases of the properties acquired provide for initial terms of ten or more years and provide the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event we wish to sell the property subject to that lease, we first must offer the lessee the right to purchase the property on the same terms and conditions as any offer which we intend to accept for the sale of the property. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, while certain of the leases require us to maintain the roof, structure and parking areas of the building. Additionally, certain leases provide for increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume. The leases of the properties provide for annual rental payments (payable in monthly installments) ranging from $7,000 to $8.0 million (average of $218,000). Certain leases provide for limited increases in rent as a result of fixed increases or increases in the consumer price index.

The following table shows lease expirations of our real estate portfolio, as of December 31, 2019, during each of the next ten years and thereafter, assuming no exercise of renewal options:

Year of Lease Expiration	Total Number of Leases Expiring (1)	Leased Square Feet Expiring (in thousands) (2)	2019 Annualized Rental Income Expiring (in thousands)	2019 Annualized Rental Income per Square Foot (2)	Percentage of 2019 Annualized Rental Income
2020	80	387	$5,577	$14.41	2%
2021	119	1,046	15,126	14.46	7%
2022	107	1,109	13,317	12.01	6%
2023	145	1,585	23,921	15.09	10%
2024	137	1,808	25,821	14.28	11%
2025	65	1,149	15,077	13.12	6%
2026	53	1,029	11,952	11.62	5%
2027	42	1,014	9,399	9.27	4%
2028	58	1,275	15,082	11.83	6%
2029	53	1,065	14,657	13.76	6%
Thereafter	152	6,612	87,550	13.24	37%

	1,011	18,079	$237,479	$13.14	100%

(1)	Includes leases which are master lease agreements.
(2)	Includes square feet of the buildings on land parcels subject to ground leases.

The following table shows the economic metrics of our real estate assets as of and for the years ended December 31, 2019 and 2018:

	2019	2018
Economic Metrics
Weighted-average lease term (in years) (1)	8.6	9.1
Lease rollover (1)(2):
Annual average	7.1%	5.1%
Maximum for a single year	10.9%	9.3%

(1)	Based on annualized rental income of our real estate portfolio as of December 31, 2019 and 2018.
(2)	Through the end of the next five years as of the respective reporting date.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operations of properties other than those listed in the section “Risk Factors” in the proxy statement/prospectus. Due to the recent outbreak of COVID-19 in the United States and globally, our tenants, our operating partners, and we may be impacted. The impact of COVID-19 on our future results could be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, the success of action taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. “GAAP” refers to the accounting principles generally accepted in the United States of America. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expenses items such as (a) general and administrative expenses, (b) advisory fees, (c) transaction-related expenses and (d) interest income. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Years Ended December 31, 2019 and 2018

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	Total
	For the Year Ended December 31,
	2019	2018	Change
Net income	$183,020	$37,412	$145,608
Loss on extinguishment of debt	7,227	46	7,181
Interest expense and other, net	98,965	97,871	1,094

Operating income	289,212	135,329	153,883
Gain on disposition of real estate, net	(180,666)	(6,299)	(174,367)
Impairment	72,939	32,975	39,964
Depreciation and amortization	107,867	140,979	(33,112)
Transaction-related	2,278	2,601	(323)
Management and advisory fees and expenses	42,339	43,399	(1,060)
General and administrative	13,729	14,127	(398)
Interest and other income	(20,132)	(1,640)	(18,492)

Net operating income	$327,566	$361,471	$(33,905)

A total of 392 properties were acquired before January 1, 2018 and represent our “same store” properties during the years ended December 31, 2019 and 2018. “Non-same store” properties, for purposes of the table below, includes properties acquired on or after January 1, 2018.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store (1)
	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Rental and other property income	$393,224	$429,636	$(36,412)	$279,518	$284,855	$(5,337)	$113,728	$144,781	$(31,053)
Property operating expenses	33,462	30,267	3,195	27,607	23,771	3,836	5,855	6,496	(641)
Real estate tax expenses	32,196	37,898	(5,702)	28,188	26,969	1,219	4,008	10,929	(6,921)

Total property operating expenses	65,658	68,165	(2,507)	55,795	50,740	5,055	9,863	17,425	(7,562)

Net operating income	$327,566	$361,471	$(33,905)	$223,723	$234,115	$(10,392)	$103,865	$127,356	$(23,491)

(1)	Includes income from properties disposed of during the period.

Loss on Extinguishment of Debt

The increase in loss on extinguishment of debt of $7.2 million for the year ended December 31, 2019, as compared to the same period in 2018, was due to the termination of certain mortgage notes in connection with the disposition of the underlying properties during the year ended December 31, 2019.

Interest Expense and Other, Net

Interest expense and other, net also includes amortization of deferred financing costs.

The increase in interest expense and other, net, of $1.1 million for the year ended December 31, 2019, as compared to the same period in 2018, was due to increases in the weighted average interest rate during the first half of 2019, as compared to the same period in 2018, partially offset by debt repayments in connection with the disposition of the underlying properties during the year ended December 31, 2019.

Gain on Disposition of Real Estate, Net

The increase in gain on disposition of real estate during the year ended December 31, 2019, as compared to the same period in 2018, was due to the disposition of 497 properties, including the sale of 444 properties that closed in December 2019 pursuant to a purchase and sale agreement further discussed in Note 4 — Real Estate Assets. The dispositions resulted in a gain of $180.7 million during the year ended December 31, 2019 compared to the disposition of 21 properties for a gain of $6.3 million during the year ended December 31, 2018.

Impairment

Impairments increased $40.0 million during the year ended December 31, 2019, as compared to the same period in 2018, due to 34 properties that were deemed to be impaired, resulting in impairment charges of $72.9 million during the year ended December 31, 2019, compared to 22 properties that were deemed to be impaired, resulting in impairment charges of $33.0 million during the year ended December 31, 2018.

Depreciation and Amortization

The decrease in depreciation and amortization expenses of $33.1 million during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to the disposition of 497 properties.

Transaction-Related Expenses

Through August 20, 2019, we paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset we acquired; (2) the amount paid in respect of the development, construction or improvement of each asset we acquired; (3) the purchase price of any loan we acquired; and (4) the principal amount of any loan we originated. We also reimbursed CMFT Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction did not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred.

The decrease in transaction-related expenses of $323,000 during the year ended December 31, 2019, as compared to the same period in 2018, was primarily due to acquisition fees paid to the advisor pursuant to the Prior Advisory Agreement (as defined in Note 11 — Related-Party Transactions and Arrangements) related to the acquisition of $62.1 million of loans held-for-investment during the year ended December 31, 2019, compared to acquisition fees paid to the advisor related to the origination of $89.3 million of loans held-for-investment during the year ended December 31, 2018.

Management and Advisory Fees and Expenses

Pursuant to the Prior Advisory Agreement with CMFT Management and based upon the amount of our current invested assets, through August 20, 2019, we were required to pay to CMFT Management a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets up to $2.0 billion, one-twelfth of 0.70% of the average invested assets over $2.0 billion up to $4.0 billion and one-twelfth of 0.65% of the average invested assets over $4.0 billion. Beginning on August 20, 2019, we pay CMFT Management a management fee pursuant to the Management Agreement (as defined in Note 11 — Related-Party Transactions and Arrangements), payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement). Additionally, we may be required to reimburse certain expenses incurred by CMFT Management in providing advisory services, subject to limitations as set forth in the Management Agreement (as discussed in Note 11 — Related-Party Transactions and Arrangements).

The decrease in management and advisory fees and expenses of $1.1 million during the year ended December 31, 2019, as compared to the same period in 2018, was due to a decrease in our average invested assets to $5.0 billion for the period through August 20, 2019, compared to $5.4 billion over the year ended December 31, 2018. In addition, beginning on August 20, 2019, we began paying CMFT Management a management fee and ceased paying an advisory fee. During the year ended December 31, 2019, we incurred management fees of $14.6 million.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our advisor, escrow and trustee fees, state franchise and income taxes, office expenses and accounting fees.

The decrease in general and administrative expenses of $398,000 for the year ended December 31, 2019, compared to the same period in 2018, was primarily due to decreases in operating expense reimbursements to our advisor.

Interest Income

The increase in interest income of $18.5 million for the year ended December 31, 2019, compared to the same period in 2018, was due to the acquisition and origination of seven loans held-for-investment during the year ended December 31, 2019, compared to the acquisition and origination of four loans held-for-investment in November 2018.

Net Operating Income

Same store property net operating income decreased $10.4 million during the year ended December 31, 2019, as compared to the same period in 2018. The decrease was primarily due to the decrease in same store occupancy to 94.6% from 95.0% as of December 31, 2019 and 2018, respectively. Additionally, tenant bankruptcies at 12 same store properties account for $3.1 million of the net decrease in rental income for the year ended December 31, 2019.

Non-same store property net operating income decreased $23.5 million during the year ended December 31, 2019, as compared to the same period in 2018. The decrease is primarily due to the disposition of 497 properties during the year ended December 31, 2019, offset by recognizing a full period of net operating income for the one property acquired during the year ended December 31, 2018.

Distributions

On a quarterly basis, our Board authorizes a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

As of December 31, 2019, we had distributions payable of $16.5 million.

Our Board has reaffirmed the declaration and payment of distributions for the month of March 2020 at the rate previously declared on November 5, 2019, which distributions will be paid on or around April 1, 2020. Given the impact of the COVID-19 outbreak, our Board has decided to defer making a determination as to the amount and timing of distributions for the second quarter of 2020 until such time that we have greater visibility into the impact that the COVID-19 outbreak will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy.

The following table presents distributions and source of distributions for the periods indicated below (dollar amounts in thousands):

	Year Ended December 31,
	2019			2018
	Amount		Percent	Amount	Percent
Distributions paid in cash	$112,083		58%	$102,822	53%
Distributions reinvested	82,388		42%	91,764	47%

Total distributions	$194,471		100%	$194,586	100%

Source of distributions:
Net cash provided by operating activities (1)	$194,471	(2)	100%	$194,586	100%

(1)	Net cash provided by operating activities for the years ended December 31, 2019 and 2018 was $188.6 million and $205.8 million, respectively.
(2)	Our distributions covered by cash flows from operating activities include cash flows from prior periods of $5.9 million.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. We will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the Secondary DRIP Offering, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the Secondary DRIP Offering. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. We received redemption requests of approximately 20.6 million shares for $178.5 million in excess of the net proceeds we received from the issuance of shares under the Secondary DRIP Offering during the three months ended December 31, 2019. Management, in its discretion, limited the amount of shares redeemed for the three months ended December 31, 2019 to an amount equal to net proceeds we received from the sale of shares pursuant to the Secondary DRIP Offering during the respective period. During the year ended December 31, 2019, we received valid redemption requests under our share redemption program totaling approximately 88.6 million shares, of which we redeemed approximately 7.2 million shares as of December 31, 2019 for $62.4 million (at an average redemption price of $8.65 per share) and approximately 2.3 million shares subsequent to December 31, 2019 for $19.5 million at an average redemption price of $8.65 per share. The remaining redemption requests relating to approximately 79.1 million shares went unfulfilled. During the year ended December 31, 2018, we received valid redemption requests under our share redemption program totaling approximately 68.2 million shares, of which we redeemed approximately 7.4 million shares as of December 31, 2018 for $69.5 million (at an average redemption price of $9.37 per share) and approximately 2.3 million shares subsequent to December 31, 2018 for $21.7 million at an average redemption price of $9.37 per share. The remaining redemption requests relating to approximately 58.5 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our share redemption program then in effect. The share redemptions were funded with proceeds from the Secondary DRIP Offering.

See the discussion of our share redemption program in “Description of CMFT Capital Stock—Share Redemption Program” in the proxy statement/prospectus.

Liquidity and Capital Resources

General

We are continuing to monitor the outbreak of COVID-19 and its impact on our tenants, operating partners and the economy as a whole. The magnitude and duration of the pandemic and its impact on our operations and liquidity is uncertain as of the filing date of our report as this continues to evolve globally. However, if the outbreak continues on its current trajectory, such impacts could grow and become material. To the extent that our tenants and operating partners continue to be impacted by the COVID-19 outbreak, or by the other risks disclosed in our annual report, this could materially disrupt our business operations.

We expect to utilize proceeds from real estate dispositions, cash flows from operations and future proceeds from secured or unsecured financing to complete future acquisitions and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties.

As of December 31, 2019, we had an unsecured credit facility with JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Facility”) that provided for borrowings of up to $1.24 billion, which includes a $885.0 million unsecured term loan (the “Term Loan”) and up to $350.0 million in unsecured revolving loans. As of December 31, 2019, we had $349.4 million in unused capacity under the Credit Facility, subject to borrowing availability. We had available borrowings of $107.1 million as of December 31, 2019. As of December 31, 2019, we also had cash and cash equivalents of $466.0 million, which included $126.8 million reserved for settlement of investment security purchases.

On December 31, 2019 (the “Closing Date”), CMFT Corporate Credit Securities, LLC, one of our indirect wholly-owned, bankruptcy-remote subsidiaries, entered into a revolving credit and security agreement (the “Credit and Security Agreement”) with the lenders from time to time parties thereto, Citibank, N.A. (“Citibank”), as administrative agent, CMFT Securities Investments, LLC, a wholly-owned subsidiary of ours, as equityholder and as collateral manager, Citibank (acting through its Agency & Trust division), as both a collateral agent and as a collateral custodian, and Virtus Group, LP, as collateral administrator. The Credit and Security Agreement provides for borrowings in an aggregate principal amount up to $300.0 million (the “Credit Securities Revolver”), which may be increased from time to time pursuant to the Credit and Security Agreement. As of December 31, 2019, there were no amounts borrowed or outstanding under the Credit Securities Revolver.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of investment securities, real estate and real estate-related assets and the payment of acquisition-related fees and expenses, operating expenses, distributions, redemptions and interest and principal on current and any future debt financings, including principal repayments of $165.7 million within the next 12 months. We expect to meet our short-term liquidity requirements through cash proceeds from real estate asset dispositions, net cash provided by operations and proceeds from the Secondary DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions and loan originations. Operating cash flows are expected to increase as we complete future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.

In connection with the sale of 444 properties during the year ended December 31, 2019, total consideration included the assumption by the buyer of existing mortgage debt totaling $130.8 million, the repayment of $101.3 million of certain mortgage notes due to the disposition of the underlying properties, the repayment of $165.0 million on the unsecured term loan balance and repayment of $266.0 million on the unsecured revolving loan balance. Management intends to use the remaining proceeds from the sale to, among other things, acquire additional high-quality net-lease properties and credit investments in furtherance of our investment objectives, satisfy potential income tax provisions that may arise in the future, and for other general corporate purposes.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of investment securities, real estate and real estate-related assets and the payment of tenant improvements, acquisition-related fees and expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from cash flows from operations, borrowings on the Credit Facility, proceeds from secured or unsecured borrowings from banks and other lenders, and proceeds raised pursuant to the Secondary DRIP Offering.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offerings or debt financings will be used to fund acquisitions, loan originations, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of December 31, 2019, we had debt outstanding with a carrying value of $1.6 billion and a weighted average interest rate of 3.9%. See Note 8 — Credit Facilities and Notes Payable for certain terms of our debt outstanding.

Our contractual obligations as of December 31, 2019 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — fixed rate debt (2)	$726,261	$165,678	$126,663	$433,920	$—
Interest payments — fixed rate debt (3)	73,186	24,190	38,215	10,781	—
Principal payments — credit facility	885,000	—	885,000	—	—
Interest payments — credit facility (4)	77,654	35,253	42,401	—	—

Total	$1,762,101	$225,121	$1,092,279	$444,701	$—

(1)	The table does not include amounts due to CMFT Management or its affiliates pursuant to our Management Agreement because such amounts are not fixed and determinable.
(2)

Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly-owned properties, which excludes the fair value adjustment, net of amortization, of mortgage notes assumed of $241,000 as of December 31, 2019.

(3)

As of December 31, 2019, we had $60.0 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

(4)

As of December 31, 2019, the Term Loan outstanding totaled $885.0 million, $811.7 million of which is subject to interest rate swap agreements (the “Swapped Term Loan”). As of December 31, 2019, the weighted average all-in interest rate for the Swapped Term Loan was 4.0%. The remaining $73.3 million outstanding under the Credit Facility had a weighted average interest rate of 3.8% as of December 31, 2019.

We expect to incur additional borrowings in the future to acquire additional properties and other real estate-related assets. There is no limitation on the amount we may borrow against any single improved property. Consistent with CMFT Management’s approach toward the moderate use of leverage, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of December 31, 2019, our ratio of debt to total gross assets net of gross intangible lease liabilities was 46.3% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 45.3%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2018 that were used to determine our estimated per share net asset value (“NAV”), and for those assets acquired from January 1, 2019 through December 31, 2019 is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, financing and issuance costs, and related accumulated amortization, less all cash and cash equivalents. As of December 31, 2019, our net debt leverage ratio, which is the ratio of net debt to total gross real estate and related assets net of gross intangible lease liabilities, was 32.9%.

The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our consolidated balance sheet, to net debt as of December 31, 2019 (dollar amounts in thousands):

Balance as of December 31, 2019
Credit facilities and notes payable, net	$1,604,860
Deferred costs and net premiums (1)	6,401
Less: Cash and cash equivalents	(466,024)

Net debt	$1,145,237

Gross real estate and related assets, net (2)	$3,483,029

Net debt leverage ratio	32.9%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)	Net of gross intangible lease liabilities. Includes gross assets held for sale and loans held-for-investment principal balance of $297.4 million.

Cash Flow Analysis

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Operating Activities. Net cash provided by operating activities decreased by $17.3 million for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to lower net income after non-cash adjustments due to the disposition of 497 properties subsequent to December 31, 2018. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash provided by investing activities increased by $1.2 billion for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to an increase in proceeds from the disposition of real estate assets of $1.3 billion and principal payments received on loans held-for-investment of $17.2 million during the year ended December 31, 2019, compared to the same period in 2018. These changes were offset by the origination and acquisition of seven loans for an aggregate cost of $217.0 million and the investment in broadly syndicated loans of $2.8 million during the year ended December 31, 2019.

Financing Activities. Net cash used in financing activities increased by $754.1 million for the year ended December 31, 2019, as compared to the same period in 2018. The change was primarily due to an increase in net repayments on the Credit Facility and notes payable of $753.3 million in connection with the sale of 497 properties during the year ended December 31, 2019.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are, and we expect that there will continue to be, provisions in many of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps and clauses enabling us to receive payment of additional rent calculated as a percentage of the tenant’s gross sales above pre-determined thresholds. In addition, most of our leases require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, because of the long-term nature of leases for real property, such leases may not reset frequently enough to adequately offset the effects of inflation.

Related-Party Transactions and Agreements

We have entered into agreements with CMFT Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CMFT Management or its affiliates such as acquisition and advisory fees and expenses, organization and offering costs, leasing fees and reimbursement of certain operating costs. See Note 11 — Related-Party Transactions and Arrangements for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) and CIM Income NAV, Inc. (“CIM Income NAV”), a director of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”) and vice president of CMFT Management. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as the chairman of the board of CCIT II and Cole Credit Property Trust V, Inc. (“CCPT V”) and as a director of CCIT III and CIM Income NAV, and is president and treasurer of CMFT Management. One of our directors, Elaine Y. Wong, who is also a principal of CIM, also serves as a director of CCIT II, CCPT V and CIM Income NAV. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CCIT III and CIM Income NAV. Another one of our independent directors, Howard A. Silver, also serves as an independent director of CCIT III. Nathan D. DeBacker, our chief financial officer and treasurer, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as an advisor to CCPT V, CCIT II, CCIT III and CIM Income NAV, all of which are public, non-listed REITs sponsored or operated by CCO Group. As such, there may be conflicts of interest where CMFT Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management, among others. The compensation arrangements between affiliates of CMFT Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. . See “Parties to the CCPT V Merger — CIM Real Estate Finance Trust, Inc. — Conflicts of Interest and Allocation of Investment Opportunities” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of December 31, 2019 and 2018, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Critical Accounting Policies and Significant Accounting Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies.

Recoverability of Real Estate Assets

We acquire real estate assets and subsequently monitor those assets quarterly for impairment, including the review of real estate properties subject to direct financing leases, if applicable. Additionally, we record depreciation and amortization related to our assets. The risks and uncertainties involved in applying the principles related to real estate assets include, but are not limited to, the following:

•	The estimated useful lives of our depreciable assets affects the amount of depreciation and amortization recognized on our assets;

•

The review of impairment indicators and subsequent determination of the undiscounted future cash flows could require us to reduce the carrying value of assets held and used to a fair value estimated by management and recognize an impairment loss;

•	The fair value of held for sale assets is estimated by management. This estimated value could result in a reduction of the carrying value of the asset; and

•	Changes in assumptions based on actual results may have a material impact on our financial results.

Allocation of Purchase Price of Real Estate Assets

In connection with our acquisition of properties, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their respective relative fair values. Tangible assets consist of land, buildings, fixtures and tenant improvements. Intangible assets consist of above- and below-market lease values and the value of in-place leases. Our purchase price allocations are developed utilizing third-party appraisal reports, industry standards and management experience. The risks and uncertainties involved in applying the principles related to purchase price allocations include, but are not limited to, the following:

•

The value allocated to land, as opposed to buildings, fixtures and tenant improvements, affects the amount of depreciation expense we record. If more value is attributed to land, depreciation expense is lower than if more value is attributed to buildings, fixtures and tenant improvements;

•

Intangible lease assets and liabilities can be significantly affected by estimates including market rent, lease terms including renewal options at rental rates below estimated market rental rates, carrying costs of the property during a hypothetical expected lease-up period, and current market conditions and costs, including tenant improvement allowances and rent concessions; and

•	We determine whether any financing assumed is above- or below-market based upon comparison to similar financing terms for similar types of debt financing with similar maturities.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 — Summary of Significant Accounting Policies.

CIM REAL ESTATE FINANCE TRUST, INC.

Management’s Discussion and Analysis of

Financial Condition and Results Operations

For the Six Months Ended June 30, 2020

Overview

We were formed on July 27, 2010, and we elected to be taxed, and currently qualify, as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. We commenced our principal operations on April 13, 2012, when we satisfied the conditions of our escrow agreement regarding the minimum offering and issued approximately 308,000 shares of our common stock. We have no paid employees and are externally advised and managed by CMFT Management. CIM indirectly owns and/or controls CMFT Management; our dealer manager, CCO Capital; our property manager, CREI Advisors; and CCO Group.

We ceased issuing shares in our Offering on April 4, 2014 and in the Initial DRIP Offering effective as of June 30, 2016, but will continue to issue shares of common stock under the Secondary DRIP Offering until certain liquidity events occur, such as the listing of our shares on a national securities exchange or the sale of our company, or the Secondary DRIP Offering is otherwise terminated by the Board. We expect that property acquisitions in 2020 and future periods will be funded by proceeds from financing of the acquired properties, cash flows from operations and the strategic sale of properties and other asset acquisitions.

Our operating results and cash flows are primarily influenced by rental and other property income from our commercial properties, interest expense on our indebtedness and acquisition and operating expenses. As 94.6% of our rentable square feet was under lease, including any month-to-month agreements, as of June 30, 2020, with a weighted average remaining lease term of 8.6 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors, including due to circumstances related to the COVID-19 pandemic. Our advisor regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, any available credit rating agency reports on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment and other information for changes and possible trends. If CMFT Management identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

We have primarily acquired core commercial real estate assets principally consisting of retail properties located throughout the United States. As of June 30, 2020, we owned 381 properties, comprising 18.1 million rentable square feet of commercial space located in 42 states.

In April 2019, we announced our intention to pursue a more diversified investment strategy across the capital structure, ultimately transitioning to a mortgage REIT, by balancing our existing portfolio of core commercial real estate assets with our future investments in a portfolio of commercial mortgage loans and other real estate-related credit investments that we would originate, acquire, finance and manage.

As of June 30, 2020, our loan portfolio consisted of 143 loans with a net book value of $598.4 million. As of June 30, 2020, we had $14.3 million of unsettled broadly syndicated loan purchases included in cash and cash equivalents in the accompanying consolidated balance sheet.

Pursuant to our strategy, during the six months ended June 30, 2020, we disposed of 16 properties, encompassing 1.0 million gross rentable square feet. We previously expected to sell a substantial portion of our anchored-

shopping center portfolio and certain single-tenant properties within 24 months, subject to market conditions. In light of current market conditions brought on by the COVID-19 pandemic, we cannot provide assurance that these properties will be sold within a 24-month period. As a result, we placed 15 properties with a carrying value of $228.4 million that were previously classified as held for sale back in service as real estate assets in the condensed consolidated balance sheets during the six months ended June 30, 2020. As of June 30, 2020, our portfolio consisted of 325 retail properties, 53 anchored shopping centers and three industrial properties representing 33 industry sectors. See Note 4 — Real Estate Assets for a discussion of the disposition of individual properties during the six months ended June 30, 2020.

COVID-19

The COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected a number of our tenants’ businesses. The extent to which the COVID-19 pandemic continues to impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

During the three and six months ended June 30, 2020, we provided lease concessions, either in the form of rental deferrals or abatements, to certain tenants in response to the impact of COVID-19. As of June 30, 2020, we granted total rent deferrals with an aggregate deferral amount of $2.4 million. Additionally, as of June 30, 2020, we granted rent abatements to tenants with an abatement amount of $750,000.

As of August 10, 2020, we have collected approximately 80% of rental payments billed to tenants during the three months ended June 30, 2020. Additionally, as of August 10, 2020, we have collected 89% of July rental payments billed to tenants.

We are actively managing our response to COVID-19 in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. We intend to publish an updated estimated per share NAV on a quarterly, rather than an annual, basis going forward, until such time that we have greater visibility into the impact of the COVID-19 pandemic on our property valuations. Further, in order to manage the financial health of the Company, our Board is making its determinations with respect to the declaration of distributions on a monthly, instead of quarterly basis, and has approved and adopted a Second Amended and Restated Distribution Reinvestment Plan (the “Amended DRIP”) and an Amended and Restated Share Redemption Program (the “Amended Share Redemption Program”) that, among other changes, provides that the Amended DRIP and the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders.

For further information regarding the impact of COVID-19 on the Company, see “Risk Factors” in the proxy statement/prospectus.

Operating Highlights and Key Performance Indicators

2020 Activity

•	Acquired broadly syndicated loans with a net book value of $389.2 million and sold broadly syndicated loans for an aggregate gross sales price of $20.4 million.

•	Received payment in full on one senior loan totaling $40.8 million.

•	Acquired one commercial property for an aggregate purchase price of $4.7 million.

•	Disposed of 16 properties, consisting of 10 retail properties and six anchored shopping centers, for an aggregate sales price of $160.8 million.

•

Entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Citibank, that provides up to $300.0 million to finance a portfolio of existing and future CRE mortgage loans primarily through Citibank’s purchase of the Company’s CRE mortgage loans and future funding advances (the “Repurchase Facility”).

•	Increased total debt by $102.2 million.

Portfolio Information

As of June 30, 2020, we owned 381 properties located in 42 states, the gross rentable square feet of which was 94.6% leased, including any month-to-month agreements, with a weighted average lease term remaining of 8.6 years. As of June 30, 2020, no single tenant accounted for greater than 10% of our 2020 annualized rental income. As of June 30, 2020, we had certain geographic and industry concentrations in our property holdings. In particular, 49 of our properties were located in California and 21 of our properties were located in Georgia, which accounted for 12% and 10%, respectively, of our 2020 annualized rental income. In addition, we had tenants in the sporting goods, home and garden and discount store industries, which accounted for 14%, 12% and 10%, respectively, of our 2020 annualized rental income.

The following table shows the property statistics of our real estate assets as of June 30, 2020 and 2019:

	As of June 30,
	2020	2019
Number of commercial properties	381	852
Rentable square feet (in thousands) (1)	18,120	25,259
Percentage of rentable square feet leased	94.6%	95.1%
Percentage of investment-grade tenants (2)	37.4%	38.5%

(1)	Includes square feet of buildings on land parcels subject to ground leases.

(2)

Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s or a credit rating of Baa3 or higher by Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable. The weighted average credit rating is weighted based on annualized rental income and is for only those tenants rated by Standard & Poor’s.

The following table summarizes our real estate acquisition activity during the six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Commercial properties acquired	1	—	1	—
Purchase price of acquired properties (in thousands)	$4,659	$—	$4,659	$—
Rentable square feet (in thousands) (1)	18,635	—	18,635	—

(1)	Includes square feet of buildings on land parcels subject to ground leases.

Results of Operations

Overview

We are not aware of any material trends or uncertainties, other than those listed in the risk factors set forth in the section “Risk Factors” in the proxy statement/prospectus, the effects of the recent outbreak of COVID-19, and national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact on our results from the acquisition, management and operation of properties. Currently, we are unable to predict the impact that the COVID-19 pandemic will have on our financial condition, results of operations and cash flows in future periods due to numerous uncertainties.

Same Store Analysis

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets. We review our stabilized operating results, measured by net operating income, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties, and we believe that the presentation of operating results for same store properties provides useful information to stockholders. Net operating income is a supplemental non-GAAP financial measure of a real estate company’s operating performance. Net operating income is considered by management to be a helpful supplemental performance measure, as it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate properties, and it provides a consistent method for the comparison of our properties. We define net operating income as operating revenues less operating expenses, which exclude (i) depreciation and amortization, (ii) interest expense and other non-property related revenue and expense items such as (a) general and administrative expenses, (b) advisory fees, (c) transaction-related expenses and (d) interest income. Our net operating income may not be comparable to that of other REITs and should not be considered to be more relevant or accurate in evaluating our operating performance than the current GAAP methodology used in calculating net income (loss). In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

Comparison of the Three Months Ended June 30, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Three Months Ended June 30,
	2020	2019	Change
Net (loss) income	$(3,746)	$9,006	$(12,752)
Loss on extinguishment of debt	370	—	370
Interest expense and other, net	15,509	25,447	(9,938)

Operating income	12,133	34,453	(22,320)
Gain on disposition of real estate, net	(3,791)	(3,460)	(331)
Provision for credit losses	7,905	—	7,905
Impairment	3,831	13,082	(9,251)
Depreciation and amortization	19,696	30,142	(10,446)
Transaction-related expenses	330	1,517	(1,187)
Management and advisory fees and expenses	11,398	10,191	1,207
General and administrative expenses	4,235	3,293	942
Interest income	(7,193)	(5,079)	(2,114)

Net operating income	$48,544	$84,139	$(35,595)

A total of 378 properties were acquired before April 1, 2019 and represent our “same store” properties during the three months ended June 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after April 1, 2019. The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Three Months Ended June 30,			For the Three Months Ended June 30,			For the Three Months Ended June 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$60,103	$100,450	$(40,347)	$58,943	$65,792	$(6,849)	$1,160	$34,658	$(33,498)
Property operating expenses	4,811	6,867	(2,056)	4,627	5,612	(985)	184	1,255	(1,071)
Real estate tax expenses	6,748	9,444	(2,696)	6,677	6,737	(60)	71	2,707	(2,636)

Total property operating expenses	11,559	16,311	(4,752)	11,304	12,349	(1,045)	255	3,962	(3,707)

Net operating income	$48,544	$84,139	$(35,595)	$47,639	$53,443	$(5,804)	$905	$30,696	$(29,791)

Loss on Extinguishment of Debt

The increase in loss on extinguishment of debt of $370,000 for the three months ended June 30, 2020, as compared to the same period in 2019, was due to the termination of certain mortgage notes in connection with the disposition of the underlying properties during the three months ended June 30, 2020.

Interest Expense and Other, Net

Interest expense and other, net also includes amortization of deferred financing costs.

The decrease in interest expense and other, net, of $9.9 million for the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in the average aggregate amount of debt outstanding from $2.4 billion as of June 30, 2019 to $1.7 billion as of June 30, 2020 as a result of debt repayments in connection with the disposition of the underlying properties. In addition, the weighted average interest rate decreased from 3.9% as of June 30, 2019 to 3.3% as of June 30, 2020.

Gain on Disposition of Real Estate, Net

The increase in gain on disposition of real estate, net, of $331,000 during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of four properties for a gain of $3.8 million during the three months ended June 30, 2020 compared to the disposition of five properties for a gain of $3.5 million during the three months ended June 30, 2019.

Provision for Credit Losses

The increase in provision for credit losses of $7.9 million during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to management’s determination that the fair value of the collateral of the Company’s mezzanine loans, which is based on comparable market sales, decreased compared to the amortized cost basis, which resulted in recording $7.9 million in credit losses during the three months ended June 30, 2020. No such losses were recorded during the three months ended June 30, 2019.

Impairment

Impairments decreased $9.3 million during the three months ended June 30, 2020, as compared to the same period in 2019, due to three properties that were deemed to be impaired, resulting in impairment charges of $3.8 million during the three months ended June 30, 2020, compared to six properties that were deemed to be impaired, resulting in impairment charges of $13.1 million during the three months ended June 30, 2019.

Depreciation and Amortization

The decrease in depreciation and amortization of $10.4 million during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of 474 properties subsequent to June 30, 2019.

Transaction-Related Expenses

Through August 20, 2019, we paid CMFT Management or its affiliates acquisition fees of up to 2.0% of: (1) the contract purchase price of each property or asset we acquired; (2) the amount paid in respect of the development, construction or improvement of each asset we acquired; (3) the purchase price of any loan we acquired; and (4) the principal amount of any loan we originated. We also reimbursed CMFT Management or its affiliates for transaction-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction did not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of our Board, including a majority of our independent directors, as commercially competitive, fair and reasonable to us. Other transaction-related expenses, such as advisor reimbursements for disposition activities, are expensed as incurred.

The decrease in transaction-related expenses of $1.2 million during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in reimbursements to our advisor for expenses related to the four dispositions that occurred during the three months ended June 30, 2020 for an aggregate sales price of $31.8 million, compared to such expenses related to the five dispositions that occurred during the three months ended June 30, 2019 for an aggregate gross sales price of $39.6 million.

Management and Advisory Fees and Expenses

Pursuant to the Prior Advisory Agreement with CMFT Management and based upon the amount of our current invested assets, through August 20, 2019, we were required to pay to CMFT Management a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets up to $2.0 billion, one-twelfth of 0.70% of the average invested assets over $2.0 billion up to $4.0 billion and one-twelfth of 0.65% of the average invested assets over $4.0 billion. Beginning on August 20, 2019, we pay CMFT Management a management fee pursuant to the Management Agreement, payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement). Additionally, we may be required to reimburse certain expenses incurred by CMFT Management in providing advisory services, subject to limitations as set forth in the Management Agreement (as discussed in Note 12 — Related-Party Transactions and Arrangements).

The increase in management and advisory fees and expenses of $1.2 million during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the management fee we began paying CMFT Management beginning on August 20, 2019. During three months ended June 30, 2020, we incurred management fees of $9.8 million.

General and Administrative Expenses

The primary general and administrative expense items are certain expense reimbursements to our advisor, escrow and trustee fees, state franchise and income taxes, office expenses and accounting fees.

The increase in general and administrative expenses of $942,000 for the three months ended June 30, 2020, compared to the same period in 2019, was primarily due to an increase in operating expense reimbursements to our advisor.

Interest income

The increase in interest income of $2.1 million for the three months ended June 30, 2020, compared to the same period in 2019, was due to the origination and acquisition of three CRE loans held-for-investment and 133 broadly syndicated loans subsequent to June 30, 2019.

Net Operating Income

Same store property net operating income decreased $5.8 million during the three months ended June 30, 2020, as compared to the same period in 2019. Vacancies at 19 properties accounted for $2.5 million of the net decrease in net operating income for the three months ended June 30, 2020 due to the impact of the COVID-19 pandemic. Additionally, there was a reduction in rental and other property income of $4.5 million for amounts deemed not probable of collection at 48 properties during the three months ended June 30, 2020, as compared to the same period in 2019, due to the impact of the COVID-19 pandemic. Overall same store occupancy was 94.6% as of June 30, 2020, compared to 93.9% as of June 30, 2019.

Non-same store property net operating income decreased $29.8 million during the three months ended 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of 474 properties subsequent to June 30, 2019.

Comparison of the Six Months Ended June 30, 2020 and 2019

The following table reconciles net income, calculated in accordance with GAAP, to net operating income (dollar amounts in thousands):

	For the Six Months Ended June 30,
	2020	2019	Change
Net (loss) income	$(15,921)	$17,857	$(33,778)
Loss on extinguishment of debt	4,752	—	4,752
Interest expense and other, net	31,276	51,339	(20,063)

Operating income	20,107	69,196	(49,089)
Gain on disposition of real estate, net	(16,901)	(13,400)	(3,501)
Provision for credit losses	25,682	—	25,682
Impairment	15,507	33,155	(17,648)
Depreciation and amortization	40,519	62,134	(21,615)
Transaction-related expenses	582	1,708	(1,126)
Management and advisory fees and expenses	22,488	20,210	2,278
General and administrative expenses	7,917	6,740	1,177
Interest income	(12,764)	(9,577)	(3,187)

Net operating income	$103,137	$170,166	$(67,029)

A total of 377 properties were acquired before January 1, 2019 and represent our “same store” properties during the six months ended June 30, 2020 and 2019. “Non-same store” properties, for purposes of the table below, includes properties acquired or disposed of on or after January 1, 2019.

The following table details the components of net operating income broken out between same store and non-same store properties (dollar amounts in thousands):

	Total			Same Store			Non-Same Store
	For the Six Months Ended June 30,			For the Six Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Rental and other property income	$128,539	$205,212	$(76,673)	$124,742	$131,902	$(7,160)	$3,797	$73,310	$(69,513)
Property operating expenses	11,676	16,184	(4,508)	11,092	12,209	(1,117)	584	3,975	(3,391)
Real estate tax expenses	13,726	18,862	(5,136)	13,326	13,185	141	400	5,677	(5,277)

Total property operating expenses	25,402	35,046	(9,644)	24,418	25,394	(976)	984	9,652	(8,668)

Net operating income	$103,137	$170,166	$(67,029)	$100,324	$106,508	$(6,184)	$2,813	$63,658	$(60,845)

Loss on Extinguishment of Debt

The increase in loss on extinguishment of debt of $4.8 million for the six months ended June 30, 2020, as compared to the same period in 2019, was due to the termination of certain mortgage notes in connection with the disposition of the underlying properties during the six months ended June 30, 2020.

Interest Expense and Other, Net

Interest expense and other, net also includes amortization of deferred financing costs.

The decrease in interest expense and other, net, of $20.1 million for the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in the average aggregate amount of debt outstanding from $2.5 billion as of June 30, 2019 to $1.6 billion as of June 30, 2020 as a result of debt repayments in connection with the disposition of the underlying properties. In addition, the weighted average interest rate decreased from 3.9% as of June 30, 2019 to 3.3% as of June 30, 2020.

Gain on Disposition of Real Estate, Net

The increase in gain on disposition of real estate, net, of $3.5 million during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of 16 properties for a gain of $16.9 million during the six months ended June 30, 2020 compared to the disposition of 39 properties for a gain of $13.4 million during the six months ended June 30, 2019.

Provision for Credit Losses

The increase in provision for credit losses of $25.7 million during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to management’s determination that the Company’s mezzanine loans had an amortized cost basis greater than the fair value of the collateral on the loans, resulting in $25.7 million in credit losses during the six months ended June 30, 2020. Additionally, the adoption of ASU 2016-13 on January 1, 2020. No such losses were recorded during the six months ended June 30, 2019.

Impairment

Impairments decreased $17.6 million during the six months ended June 30, 2020, as compared to the same period in 2019, due to 10 properties that were deemed to be impaired, resulting in impairment charges of $15.5 million during the six months ended June 30, 2020, compared to 13 properties that were deemed to be impaired, resulting in impairment charges of $33.2 million during the six months ended June 30, 2019.

Depreciation and Amortization

The decrease in depreciation and amortization of $21.6 million during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the disposition of 474 properties subsequent to June 30, 2019, offset by recognizing a full period of depreciation and amortization expenses on the one property acquired in 2019.

Transaction-Related Expenses

The decrease in transaction-related expenses of $1.1 million during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to a decrease in reimbursements to our advisor for expenses related to the 16 dispositions that occurred during the six months ended June 30, 2020 for an aggregate sales price of $160.8 million, compared to such expenses related to the 39 dispositions that occurred during the six months ended June 30, 2019 for an aggregate gross sales price of $163.9 million.

Management and Advisory Fees and Expenses

The increase in management and advisory fees and expenses of $2.3 million during the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to the management fee we began paying CMFT Management beginning on August 20, 2019. During the six months ended June 30, 2020, we incurred management fees of $19.6 million.

General and Administrative Expenses

The increase in general and administrative expenses of $1.2 million for the six months ended June 30, 2020, compared to the same period in 2019, was primarily due to an increase in operating expense reimbursements to our advisor.

Interest income

The increase in interest income of $3.2 million for the six months ended June 30, 2020, compared to the same period in 2019, was due to the origination and acquisition of three CRE loans held-for-investment and 133 broadly syndicated loans subsequent to June 30, 2019.

Net Operating Income

Same store property net operating income decreased $6.2 million during the six months ended June 30, 2020, as compared to the same period in 2019. Vacancies at 17 properties accounted for $3.1 million of the net decrease in net operating income for the six months ended June 30, 2020 due to the impact of the COVID-19 pandemic. Additionally, there was a reduction in rental and other property income of $4.6 million for amounts deemed not probable of collection at 49 properties during the six months ended June 30, 2020, as compared to the same period in 2019, due to the impact of the COVID-19 pandemic. Overall same store occupancy was 94.6% as of June 30, 2020, compared to 94.0% as of June 30, 2019.

Non-same store property net operating income decreased $60.8 million during the six months ended 2020, as compared to the same period in 2019. The decrease is primarily due to the disposition of 474 properties subsequent to June 30, 2019.

Distributions

Prior to April 1, 2020, on a quarterly basis, our Board authorized a daily distribution for the succeeding quarter. Our Board authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount
April 14, 2012	December 31, 2012	$0.001707848
January 1, 2013	December 31, 2015	$0.001712523
January 1, 2016	December 31, 2016	$0.001706776
January 1, 2017	December 31, 2019	$0.001711452
January 1, 2020	March 31, 2020	$0.001706776

On April 20, 2020, our Board decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. After April 1, 2020, our Board authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0130
May 31, 2020	$0.0130
June 30, 2020	$0.0161
July 30, 2020	$0.0304
August 28, 2020	$0.0303

As of June 30, 2020, we had distributions payable of $5.0 million.

The following table presents distributions and sources of distributions for the periods indicated below (dollar amounts in thousands):

	Six Months Ended June 30,
	2020			2019
	Amount		Percent	Amount	Percent
Distributions paid in cash	$44,150		61%	$54,663	56%
Distributions reinvested	28,774		39%	42,320	44%

Total distributions	$72,924		100%	$96,983	100%

Sources of distributions:
Net cash provided by operating activities (1) (2)	$46,853		64%	$96,983	100%
Proceeds from the issuance of common stock	8,308	(3)	11%	—	—%
Proceeds from the issuance of debt	17,763	(4)	25%	—	—%

Total sources	$72,924		100%	$96,983	100%

(1)	Net cash provided by operating activities for the six months ended June 30, 2020 and 2019 was $37.2 million and $84.1 million, respectively.
(2)

Our distributions covered by cash flows from operating activities for the six months ended June 30, 2020 and 2019 include cash flows from operating activities in excess of distributions from prior periods of $9.6 million and $12.9 million, respectively.

(3)

In accordance with GAAP, certain real estate acquisition-related fees and expenses, such as expenses and fees incurred in connection with property acquisitions accounted for as business combinations, are expensed, and therefore reduce net cash flows from operating activities. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2020 include the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities in those prior periods.

(4)	Net proceeds on the credit facilities and notes payable for the six months ended June 30, 2020 was $102.2 million.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares of common stock back to us, subject to certain conditions and limitations. Funding for the redemption of shares will be limited to the cumulative net proceeds we receive from the sale of shares under the Secondary DRIP Offering, net of shares redeemed to date. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the Secondary DRIP Offering. In addition, our Board may choose to amend the terms of, suspend or terminate our share redemption program at any time in its sole discretion if it believes that such action is in the best interest of us and our stockholders. Any material modifications or suspension of the share redemption program will be disclosed to our stockholders as promptly as practicable in our reports filed with the SEC and via our website. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. We received redemption requests of approximately 23.2 million shares for $168.5 million in excess of the net proceeds we received from the issuance of shares under the Secondary DRIP Offering during the three months ended June 30, 2020. Management, in its discretion, limited the amount of shares redeemed for the three months ended June 30, 2020 to an amount equal to net proceeds we received from the sale of shares pursuant to the Secondary DRIP Offering during the respective period. During the six months ended June 30, 2020, we received valid redemption requests under our share redemption program totaling approximately 48.3 million shares, of which we redeemed approximately 2.5 million shares as of June 30, 2020 for $19.2 million (at an average redemption price of $7.77 per share) and approximately 1.3 million shares subsequent to June 30, 2020 for $9.3 million (at an average redemption price of $7.26 per share). The remaining redemption requests relating to approximately 44.5 million shares went unfulfilled. A valid redemption request is one that complies with the applicable requirements and guidelines of our share redemption program then in effect. The share redemptions were funded with proceeds from the Secondary DRIP Offering.

Liquidity and Capital Resources

General

We are continuing to closely monitor the outbreak of COVID-19 and its impact on our business, tenants, operating partners and the economy as a whole. The COVID-19 pandemic has not had a material impact on our operations, however, we cannot estimate the ultimate magnitude and duration of the pandemic and its impact on our future operations as of the filing date of our report. However, if the outbreak continues on its current trajectory, such impacts could be material.

We expect to utilize proceeds from real estate dispositions, cash flows from operations and future proceeds from secured or unsecured financing to complete future acquisitions and for general corporate uses. The sources of our operating cash flows will primarily be provided by the rental and other property income received from current and future leased properties.

Our Credit Facility provides for borrowings of up to $1.24 billion, which includes a $885.0 million unsecured Term Loan and up to $350.0 million in unsecured Revolving Loans. As of June 30, 2020, we had $240.0 million in unused capacity under the Credit Facility, subject to borrowing availability. We had available borrowings of $60.9 million as of June 30, 2020. As of June 30, 2020, we also had cash and cash equivalents of $336.1 million, which included $14.3 million of unsettled broadly syndicated loan purchases. Our Credit Securities Revolver provides for borrowings in an aggregate principal amount up to $500.0 million, which may be increased from time to time pursuant to the Credit and Security Agreement. As of June 30, 2020, the amounts borrowed and outstanding under the Credit Securities Revolver totaled $136.5 million. Our Repurchase Facility provides up to $300.0 million of financing. As of June 30, 2020, the Company had two senior loans with an aggregate carrying value of $113.7 million financed with $74.5 million under the Repurchase Facility.

Subject to potential credit losses in the remainder of 2020 due to tenants that default on their leases, file bankruptcy and/or otherwise experience significant financial difficulty as a result of COVID-19, we expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the DRIP Offering and borrowings from the Credit Facility or other sources. Additionally, given the impact of COVID-19, our Board has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our property valuations. During the six months ended June 30, 2020, our Board approved and adopted the Amended DRIP and the Amended Share Redemption Program that, among other changes, respectively provide that the Amended DRIP and the Amended Share Redemption Program may be suspended at any time by majority vote of the Board without prior notice if the Board believes such action is in the best interest of the Company and its stockholders.

As of June 30, 2020, we believe that we were in compliance with the financial covenants of our second amended and restated credit agreement with JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders party thereto, as well as the financial covenants under our various fixed and variable rate debt agreements, with the exception of one mortgage note, as further discussed in Note 9 — Credit Facilities, Notes Payable and Repurchase Facility. However, our continued compliance with these debt covenants depends on many factors, including rent collections, which is impacted by the current and future economic conditions related to COVID-19.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related assets and the payment of acquisition-related fees and expenses, operating expenses, distributions, redemptions and interest and principal on current and any future debt financings, including principal repayments of $142.8 million within the next 12 months. We expect to meet our short-term liquidity requirements through cash proceeds from real estate asset dispositions, net cash provided by operations and proceeds from the Secondary DRIP Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions and loan originations. Operating cash flows are expected to increase as we complete future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months. Management intends to use the proceeds from the sale of its disposition of properties to, among other things, acquire additional high-quality net-lease properties and credit investments in furtherance of our investment objectives and for other general corporate purposes.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate-related securities, real estate and real estate-related assets and the payment of tenant improvements, acquisition-related fees and expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from cash flows from operations, borrowings on the credit facilities, proceeds from secured or unsecured borrowings from banks and other lenders, and proceeds raised pursuant to the Secondary DRIP Offering.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we have used, and may continue to use, other sources to fund distributions, as necessary, including borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offerings or debt financings will be used to fund acquisitions, loan originations, certain capital expenditures, repayments of outstanding debt or distributions and redemptions to our stockholders.

Contractual Obligations

As of June 30, 2020, we had debt outstanding with a carrying value of $1.7 billion and a weighted average interest rate of 3.3%. See Note 9 — Credit Facilities, Notes Payable and Repurchase Facility for certain terms of our debt outstanding.

Our contractual obligations as of June 30, 2020 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — fixed rate debt (2)	$507,447	$32,822	$310,968	$163,657	$—
Interest payments — fixed rate debt (3)	52,176	19,103	30,261	2,812	—
Principal payments — credit facilities (4)	1,131,500	110,000	885,000	136,500	—
Interest payments — credit facilities (4)	67,118	35,383	27,621	4,114	—
Principal payments — repurchase facility (5)	74,492	—	74,492	—	—
Interest payments — repurchase facility (5)	4,795	1,634	3,161	—	—

Total	$1,837,528	$198,942	$1,331,503	$307,083	$—

(1)	The table does not include amounts due to CMFT Management or its affiliates pursuant to our Management Agreement because such amounts are not fixed and determinable.
(2)

Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly-owned properties, which excludes the fair value adjustment, net of amortization, of mortgage notes assumed of $196,000 as of June 30, 2020.

(3)

As of June 30, 2020, we had $53.6 million of variable rate debt effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our interest rate swap agreements to calculate the debt payment obligations in future periods.

(4)

As of June 30, 2020, the Term Loan outstanding totaled $885.0 million, $811.7 million of which is subject to interest rate swap agreements. As of June 30, 2020, the weighted average all-in interest rate for the Swapped Term Loan was 3.7%. The remaining $183.3 million outstanding under the Credit Facility had a weighted average interest rate of 1.8% as of June 30, 2020. As of June 30, 2020, the amounts outstanding under the Credit Securities Revolver totaled $136.5 million and had a weighted average interest rate of 2.0%.

(5)	As of June 30, 2020, the amounts outstanding under the Repurchase Facility totaled $74.5 million at a weighted average interest rate of 2.2%.

We expect to incur additional borrowings in the future to acquire additional properties and other real estate-related assets. There is no limitation on the amount we may borrow against any single improved property. Consistent with CMFT Management’s approach toward the moderate use of leverage, our Board has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. As of June 30, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 47.2% and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 46.8%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2019 that were used to determine our estimated per share NAV, and for those assets acquired from January 1, 2020 through June 30, 2020 is based on the purchase price.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, financing and issuance costs, and related accumulated amortization, less all cash and cash equivalents. As of June 30, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate and related assets net of gross intangible lease liabilities, was 38.0%.

The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our condensed consolidated balance sheet, to net debt as of June 30, 2020 (dollar amounts in thousands):

Balance as of June 30, 2020
Credit facilities, notes payable and repurchase facility, net	$1,708,598
Deferred costs and net premiums (1)	4,841
Less: Cash and cash equivalents	(336,142)

Net debt	$1,377,297

Gross real estate and related assets, net (2)	$3,628,634

Net debt leverage ratio	38.0%

(1)	Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
(2)

Net of gross intangible lease liabilities. Includes gross assets held for sale, real estate-related securities and loans held-for-investment principal balance, net of allowance for credit losses, of $614.2 million.

Cash Flow Analysis

Operating Activities. Net cash provided by operating activities decreased by $46.8 million for the six months ended June 30, 2020, as compared to the same period in 2019. The change was primarily due to lower net income after non-cash adjustments due to the disposition of 474 properties subsequent to June 30, 2019. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities increased by $292.8 million for the six months ended June 30, 2020, as compared to the same period in 2019. The increase was primarily due to the net investment in broadly syndicated loans totaling $404.9 million, offset by an increase in net proceeds from loans held-for-investment of $114.5 million during the six months ended June 30, 2020, compared to the same period in 2019.

Financing Activities. Net cash provided by financing activities increased by $213.9 million for the six months ended June 30, 2020, as compared to the same period in 2019. The change was primarily due to net proceeds on the credit facilities, notes payable and repurchase facility of $102.2 million during the six months ended June 30, 2020, compared to net repayments on the Credit Facility and notes payable of $97.7 million during the six months ended June 30, 2019, primarily as a result of entering into the Credit Securities Revolver and the Repurchase Facility subsequent to June 30, 2019.

Election as a REIT

We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies. Additionally, as a result of our adoption of ASU 2016-13 during the six months ended June 30, 2020, we updated our critical accounting policies to include allowance for credit losses. For additional information on our allowance for credit losses, see Note 2 — Summary of Significant Accounting Policies. We consider our critical accounting policies to be the following:

•	Recoverability of Real Estate Assets; and

•	Allocation of Purchase Price of Real Estate Assets; and

•	Allowance for Credit Losses.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets may not be recoverable. Impairment indicators that we consider include, but are not limited to: bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, lease concessions and other factors, all of which are heightened concerns as a result of the economic impact caused by the COVID-19 outbreak; a significant decrease in a property’s revenues due to lease terminations; vacancies; co-tenancy clauses; reduced lease rates; changes in anticipated holding periods; or other circumstances. We continue to evaluate our portfolio to determine if anticipated holding periods for certain properties may materially differ from the initial intended holding periods for such properties, which could result in an impairment charge in the future.

Related-Party Transactions and Agreements

We have entered into agreements with CMFT Management or its affiliates whereby we agree to pay certain fees to, or reimburse certain expenses of, CMFT Management or its affiliates such as acquisition and advisory fees and expenses, organization and offering costs, leasing fees and reimbursement of certain operating costs. See Note 12 — Related-Party Transactions and Arrangements for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Richard S. Ressler, the chairman of our Board, chief executive officer and president, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, is the chairman of the board, chief executive officer and president of CCIT III and CIM Income NAV, a director of CCIT II and vice president of CMFT Management. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as the chairman of the board of CCIT II and CCPT V and as a director of CCIT III and CIM Income NAV, and is president and treasurer of CMFT Management. One of our directors, Elaine Y. Wong, who is a principal of CIM, also serves as a director of CCIT II, CCPT V and CIM Income NAV. One of our independent directors, W. Brian Kretzmer, also serves as an independent director of CCIT III and CIM Income NAV. Another one of our independent directors, Howard A. Silver, also serves as an independent director of CCIT III. Nathan D. DeBacker, our chief financial officer and treasurer, who is also an officer of other real estate programs sponsored by CCO Group, is a vice president of CMFT Management and is an officer of certain of its affiliates. In addition, affiliates of CMFT Management act as an advisor to CCPT V, CCIT II, CCIT III and CIM Income NAV, all of which are public, non-listed REITs sponsored or operated by CCO Group. As such, there may be conflicts of interest where CMFT Management or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for CIM or another real estate program sponsored or operated by CIM or CCO Group, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management, among others. The compensation arrangements between affiliates of CMFT Management and these other real estate programs sponsored or operated by CCO Group could influence the advice provided to us. See “Parties to the CCPT V Merger — CIM Real Estate Finance Trust, Inc. — Conflicts of Interest and Allocation of Investment Opportunities” in the proxy statement/prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2020 and December 31, 2019, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The CMFT Charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the CMFT Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors, officers or persons controlling a registrant for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

The CMFT Charter provides that, to the maximum extent permitted by Maryland law, CMFT shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of CMFT and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of CMFT and at CMFT’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. CMFT may, with the approval of its board of directors, provide such indemnification and advance of expenses to an individual who served a predecessor of CMFT in any of the capacities described in (1) or (2) above and to any employee or agent of CMFT or a predecessor of CMFT, subject to the limitations of Maryland law.

CMFT has entered into indemnification agreements with each of its current directors and executive officers, consisting of its Chief Executive Officer and President and its Chief Financial Officer, which agreements obligate CMFT to indemnify and advance expenses and costs incurred by such indemnitee in connection with any claims, suits or other legal proceedings arising as a result of his or her service, to the extent permitted by Maryland law, with any advancement of reasonable expenses to be made within ten (10) days of the receipt by CMFT of a statement from the indemnified person requesting the advance. CMFT has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with CMFT, whether or not CMFT is required or has the power to indemnify them against the same liability.

Item 21. Exhibits

(a)	The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of August 30, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor V Merger Sub, LLC and Cole Credit Property Trust V, Inc. (attached as Annex A to the Proxy Statement/Prospectus that is part of this Registration Statement on Form S-4).

2.2	Agreement and Plan of Merger, dated as of August 30, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor II Merger Sub, LLC and Cole Office & Industrial REIT (CCIT II), Inc. (incorporated by reference to Exhibit 2.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 31, 2020).

2.3	Agreement and Plan of Merger, dated as of August 30, 2020, by and among CIM Real Estate Finance Trust, Inc., Thor III Merger Sub, LLC and Cole Office & Industrial REIT (CCIT III), Inc. (incorporated by reference to Exhibit 2.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 31, 2020).

3.1	Articles of Amendment and Restatement of CIM Real Estate Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

3.2	Amended and Restated Bylaws of CIM Real Estate Finance Trust, Inc. (incorporated by reference to Exhibit 3.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

4.1	Second Amended and Restated Distribution Reinvestment Plan, effective as of May 15, 2020 (incorporated by reference to Exhibit 4.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on May 1, 2020).

5.1*	Opinion of Venable LLP regarding the legality of the securities being registered.

8.1**	Opinion of Sullivan & Cromwell, LLP regarding tax matters relating to the reorganization.

8.2**	Opinion of Morris, Manning & Martin, LLP regarding the qualification of Cole Credit Property Trust V, Inc. as a real estate investment trust.

8.3**	Opinion of Morris, Manning & Martin, LLP regarding the qualification of CIM Real Estate Finance Trust, Inc. as a real estate investment trust.

10.1	Amended and Restated Management Agreement, dated as of August 20, 2019, by and between CIM Real Estate Finance Trust, Inc. and CIM Real Estate Finance Management, LLC (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K (File No. 000-54939), filed August 20, 2019).

10.2	Amended and Restated Agreement of Limited Partnership of Cole Operating Partnership IV, LP, by and between Cole Credit Property Trust IV, Inc. and the limited partners thereto (incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 5 to CIM Real Estate Finance Trust, Inc.’s Registration Statement on Form S-11 (File No. 333-169533), filed January 24, 2012).

Exhibit No.	Description
10.3	First Amendment to the Amended and Restated Agreement of Limited Partnership of CIM Real Estate Finance Operating Partnership, LP, dated as of August 15, 2019 (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 20, 2019).

10.4	Agreement of Purchase and Sale, dated as of September 3, 2019, by and between certain indirect subsidiaries of CIM Real Estate Finance Trust, Inc. and Realty Income Corporation (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on September 3, 2019).

10.5	Credit and Security Agreement, dated as of December 31, 2019, by and between CMFT Corporate Credit Securities, LLC, as borrower, CMFT Securities Investments, LLC, as collateral manager and equityholder, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, Citibank, N.A. (acting through its Agency & Trust division), as custodian and as collateral agent, and Virtus Group, LP, as collateral administrator (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on January 7, 2020).

10.6	Amendment No. 1 to Credit and Security Agreement, dated as of March 19, 2020, by and between CMFT Corporate Credit Securities, LLC, as borrower, CMFT Securities Investments, LLC, as collateral manager and equityholder, Citibank, N.A., as administrative agent and as lender, Citibank, N.A. (acting through its Agency & Trust division), as collateral custodian and as collateral agent, and Virtus Group, LP, as collateral administrator (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on March 24, 2020).

10.7	Second Amended and Restated Credit Agreement, dated as of March 15, 2017, by and between Cole Operating Partnership IV, LP and JPMorgan Chase Bank, N.A. as administrative agent, and other lending institutions (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on March 20, 2017).

10.8	Cole Credit Property Trust IV, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2018).

10.9	Investment Advisory and Management Agreement, dated as of December 6, 2019, by and between CMFT Securities Investments, LLC and CIM Capital IC Management, LLC (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 12, 2019).

10.10	Sub-Advisory Agreement, dated as of December 6, 2019, by and between CIM Capital IC Management, LLC and OFS Capital Management, LLC (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on December 12, 2019).

10.11	Master Repurchase Agreement, dated as of June 4, 2020, by and between CMFT RE Lending RF Sub CB, LLC and Citibank, N.A. (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on June 9, 2020).

10.12	Guaranty, dated as of June 4, 2020, by CIM Real Estate Finance Trust, Inc. for the benefit of Citibank, N.A. (incorporated by reference to Exhibit 10.2 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on June 9, 2020).

10.13	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to CIM Real Estate Finance Trust, Inc.’s Current Report on Form 8-K filed with the SEC on August 14, 2020).

21.1*	Subsidiaries of CIM Real Estate Finance Trust, Inc.

Exhibit No.	Description

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm, in respect of CIM Real Estate Finance Trust, Inc.

23.2*	Consent of Venable LLP regarding the legality of the securities being registered (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated by reference).

23.3**	Consent of Sullivan & Cromwell, LLP regarding tax matters relating to the reorganization.

23.4**	Consent of Morris, Manning & Martin, LLP regarding the qualification of Cole Credit Property Trust V, Inc. as a real estate investment trust.

23.5**	Consent of Morris, Manning & Martin, LLP regarding the qualification of CIM Real Estate Finance Trust, Inc. as a real estate investment trust.

23.6*	Consent of Deloitte & Touche LLP, independent registered public accounting firm, in respect of Cole Credit Property Trust V, Inc.

24.1*	Power of Attorney (included herewith as a part of the signature page to this Registration Statement on Form S-4).

99.1*	Consent of HFF Securities, L.P., an affiliate of Jones Lang LaSalle Americas, Inc.

99.2**	Form of Proxy Card of Cole Credit Property Trust V, Inc.

99.3*	Consent of Marcus E. Bromley.

99.4*	Consent of Richard H. Dozer.

99.5*	Consent of Stephen O. Evans.

99.6*	Consent of Robert A. Gary, IV.

99.7*	Consent of Calvin E. Hollis.

99.8*	Consent of P. Anthony Nissley.

99.9*	Consent of James F. Risoleo.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	To be filed by amendment.

Item 22. Undertakings

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements filed in reliance on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)

The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(j)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 2, 2020.

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Richard S. Ressler
Richard S. Ressler
Chairman of the Board of Directors, Chief Executive Officer and President

The undersigned directors and officers of the Registrant hereby constitute and appoint Richard S. Ressler and Nathan D. DeBacker, or either of them acting singly, the true and lawful agents and attorneys-in-fact of the undersigned, with full power and authority in said agents and the attorneys-in-fact to act in the name of and on behalf of the undersigned to sign for the undersigned in their respective names as directors and officers of the registrant in connection with this Registration Statement on Form S-4, to sign any and all amendments, including any post-effective amendments, to such registration statement, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to perform any and all such acts necessary or desirable in furtherance of such registration and, generally, to act for and in the name of the undersigned with respect to such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard S. Ressler Richard S. Ressler	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	October 2, 2020

/s/ Nathan D. DeBacker Nathan D. DeBacker	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 2, 2020

/s/ Jeffrey R. Smith Jeffrey R. Smith	Vice President of Accounting (Principal Accounting Officer)	October 2, 2020

/s/ T. Patrick Duncan T. Patrick Duncan	Independent Director	October 2, 2020

/s/ Lawrence S. Jones Lawrence S. Jones	Independent Director	October 2, 2020

/s/ Alicia K. Harrison Alicia K. Harrison	Independent Director	October 2, 2020

/s/ W. Brian Kretzmer W. Brian Kretzmer	Independent Director	October 2, 2020

Signature	Title	Date

/s/ Howard A. Silver Howard A. Silver	Independent Director	October 2, 2020

/s/ Avraham Shemesh Avraham Shemesh	Director	October 2, 2020

/s/ Elaine Y. Wong Elaine Y. Wong	Director	October 2, 2020